Exhibit 10.12

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***],HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE VIVIDION THERAPEUTICS, INC. HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT VIVIDION THERAPEUTICS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

MASTER RESEARCH AND COLLABORATION AGREEMENT

by and between

VIVIDION THERAPEUTICS, INC.

and

CELGENE CORPORATION

Dated as of March 1, 2018

- i -

LIST OF APPENDICES

Appendix A-1	Form of US Co-Development and Co-Commercialization Agreement

Appendix A-2	Form of Global Co-Development and Co-Commercialization Agreement

Appendix B-1	Form of License Agreement

Appendix B-2	Form of E3 Ligase Binder Program License Agreement

Appendix C	Form of CCB Program MTA

Appendix D	Form of Common Interest Agreement

Appendix E	Form of Press Release

Appendix F	Form of E3 Ligase Binder Program MTA

LIST OF SCHEDULES

Schedule 1.1.32	Data

Schedule 1.1.34	Deal E3 Ligases

Schedule 1.1.35	Deal Targets

Schedule 1.1.56	Functional Phenotypic Assay Similarity Criteria

Schedule 1.1.91	Publication Guidelines

Schedule 9.2.9	Vividion Patents

- ii -

MASTER RESEARCH AND COLLABORATION AGREEMENT

This Master Research and Collaboration Agreement (this “Agreement”) is entered into as of March 1, 2018 (the “Effective Date”) by and between Vividion Therapeutics, Inc., a Delaware corporation (“Vividion”) and Celgene Corporation, a Delaware corporation (“Celgene”). Celgene and Vividion are each referred to herein by name or as a “Party”, or, collectively, as the “Parties.”

RECITALS

WHEREAS, Vividion is a biotechnology company focused on developing innovative therapeutics that treat major unmet clinical needs using its proprietary chemical proteomics platform for drug and target discovery;

WHEREAS, Celgene is engaged in the research, development and commercialization of therapeutic products to treat various diseases and conditions, including for the treatment of cancer and diseases and conditions of the immune system;

WHEREAS, the Parties intend to collaborate on the research and development of therapies for the treatment of cancer and diseases and conditions of the immune system;

WHEREAS, Vividion may conduct certain research and development activities to identify therapeutics directed against certain targets, and Celgene will obtain exclusive opt-in rights to enter into one or more separate Development & Commercialization Agreements (as defined below) with respect to such therapeutics, as further described herein;

WHEREAS, upon each exercise of such opt-in rights, the Parties shall enter into a separate Development & Commercialization Agreement, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Terms.

1.1.1 “Accounting Standards” means (a) GAAP (United States Generally Accepted Accounting Principles); or (b) IFRS (International Financial Reporting Standards), in either case, consistently applied.

1.1.2 “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, as the case may be, for so long as such control exists. As used in this Section 1.1.2, “control” means: (a) to possess, directly or indirectly, the power to direct the management and policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign Person in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such entity) of the voting share capital in a Person. For purposes of this Agreement and any Development & Commercialization Agreement, neither Celgene nor Vividion shall be deemed an Affiliate of the other Party.

1.1.3 “Antitrust Law” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws related to merger control or designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, in the following jurisdictions: the United States, all states and territories thereof, Australia, Brazil, Canada, the countries that are officially recognized as member states of the European Union from time to time (the “EU”), the United Kingdom, the Republic of Korea, Japan, Mexico, Taiwan, and any other jurisdiction that Celgene or Vividion, in its good faith judgment, determines requires a pre-merger notification filing prior to consummation of the transactions contemplated by the Development & Commercialization Agreements in accordance with Section 3.2 of this Agreement.

1.1.4 “beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement shall, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (a) assuming the full conversion into, and exercise and exchange for, shares of common stock, other voting stock or any securities exercisable for common stock or other voting stock beneficially owned by such Person and (b) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership.

1.1.5 “Business Day” means a day other than a Saturday or Sunday or any other day on which commercial banks in San Diego, California or Summit, New Jersey are authorized or required by applicable Law to close.

1.1.6 “Calendar Quarter” means a calendar quarter ending on the last day of March, June, September or December; provided, however, that (a) the first Calendar Quarter shall begin on the Effective Date and end on the last day of March, 2018, and (b) the final Calendar Quarter shall end on the last day of the Term.

1.1.7 “Calendar Year” means a period of time commencing on January 1 and ending on the following December 31; provided, however, that (a) the first Calendar Year shall begin on the Effective Date and end on December 31, 2018, and (b) the final Calendar Year shall end on the last day of the Term.

1.1.8 “CCB Program” means a program comprising Development activities by or on behalf of Celgene or any of its Affiliates for the Development of a CCB LDD Directed against a specific Deal Target following CCB Determination for the applicable Target Ligand(s) pursuant to Section 2.4.1. For the avoidance of doubt, “CCB Program” excludes all Lapsed Programs.

1.1.9 “CCB Program MTA” means a material transfer agreement, in the form of material transfer agreement attached hereto as Appendix C, entered into by the Parties in accordance with Section 2.4.2.

1.1.10 “Celgene Cereblon Binder LDD” or “CCB LDD” means each LDD Developed by or on behalf of Celgene or any of its Affiliates that is Directed against one or more Deal Targets and intended for use in the Field that contains both (a) a Target Ligand identified, synthesized, discovered, acquired (whether or not pursuant to a license), Developed or Controlled by or on behalf of Vividion or, subject to Section 12.4.2, any of its Affiliates prior to or during the Research Term which is Directed against one or more Deal Targets and licensed to Celgene under a CCB Program MTA, and (b) one or more E3 Ligase Binders Controlled by Celgene that is(are) Directed against Cereblon.

1.1.11 “Celgene Collaboration Intellectual Property” means any Patents or Know-How, or Celgene’s or its Affiliates’ interest therein, that are discovered, developed, generated or invented by or on behalf of Celgene or any of its Affiliates through the use of Vividion Know-How, Joint Collaboration Know-How or materials disclosed or transferred by Vividion to Celgene in the conduct of the Collaboration during the Opt-In Term and are necessary or useful for the Development, Manufacture or Commercialization of any Program Compound(s) or Program Product(s); but excluding any Celgene CCB Program IP and Joint Collaboration IP.

1.1.12 “Celgene Intellectual Property” means Celgene Know-How and Celgene Patents, collectively.

1.1.13 “Celgene Know-How” means any Know-How that is (a) Controlled by Celgene as of the Effective Date or during the Term; (b) necessary or useful for the Development, Manufacture or Commercialization of any Program Compound(s) or Program Product(s); and (c) contributed by Celgene, in Celgene’s sole discretion, to the Collaboration, as evidenced by written notice from Celgene to Vividion; but excluding (i) Celgene Collaboration Intellectual Property and (ii) any Celgene CCB Program IP.

1.1.14 “Celgene Lead Shared Program” means the Shared US Program or any Shared Global Program for which Celgene will be the “Lead U.S. Party” (as defined in Appendix A-1 or Appendix A-2, as applicable), subject to the terms and conditions of the applicable Co-Development and Co-Commercialization Agreement.

1.1.15 “Celgene Patents” means any Patents that (a) are Controlled by Celgene as of the Effective Date or during the Term; (b) Cover the Development, Manufacture or Commercialization of any Program Compound(s) or Program Product(s) (including the composition of matter, manufacture or any use thereof); and (c) are contributed by Celgene, in Celgene’s sole discretion, to the Collaboration, as evidenced by written notice from Celgene to Vividion; but excluding (i) Celgene Collaboration Intellectual Property and (ii) any Celgene CCB Program IP.

1.1.16 “Cereblon” means the substrate recognition component of a DCX (DDB1-CUL4-X-box) E3 protein ligase complex that mediates the ubiquitination of target proteins and is referenced by the UNiProtKB:Q96SW2.

1.1.17 “Cereblon Binder Product” means, with respect to each E3 Ligase Binder Ligand that is Directed to Cereblon, any product that includes in its chemical structure such E3

Ligase Binder Ligand or any portion of such E3 Ligase Binder Ligand; but excluding any product that includes in its chemical structure (a) any LDD identified in any information which may be provided to Celgene under Section 1.1.32 or Summary provided by Vividion to Celgene prior to the end of the Research Term (each, a “Pre-Existing Vividion Cereblon LDD”) or (b) any CCB LDD that is Developed by Celgene prior to the end of the Research Term (each, a “Pre-Existing Celgene Cereblon LDD”).

1.1.18 “Cereblon Binder Program” means all E3 Ligase Binder Ligands that bind or otherwise associate with Cereblon.

1.1.19 “Change of Control” of a Party means any of the following, in a single transaction or a series of related transactions: (a) the sale or disposition of all or substantially all of the assets of such Party to a Third Party, (b) the direct or indirect acquisition by a Third Party (other than an employee benefit plan (or related trust) sponsored or maintained by such Party or any of its Affiliates) of beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of such Party or any direct or indirect entity which holds, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of such Party (a “Parent Entity”), or (c) the merger or consolidation of such Party or any Parent Entity with or into a Third Party, unless, following such merger or consolidation, the stockholders of such Party or Parent Entity immediately prior to such merger or consolidation beneficially own directly or indirectly more than fifty percent (50%) of the then-outstanding common shares or voting power of the entity resulting from such merger or consolidation.

1.1.20 “Chemistry, Manufacturing and Controls” or “CMC” means the part of pharmaceutical development that is directed to the Development and Manufacture of products, the specifications therefor, and other parameters which indicate that the finished drug or biologic product and the manufacturing process are consistent and controlled, in each case, as specified by the FDA or other applicable Regulatory Authorities in the chemistry, manufacturing and controls section of an IND or other regulatory filing in the United States, or the equivalent section of regulatory filings made outside of the United States.

1.1.21 “Claims” means any and all suits, claims, actions, proceedings or demands brought by a Third Party.

1.1.22 “Commercialization” or “Commercialize” means any activities directed to using, marketing, promoting, distributing, importing, offering to sell or selling a product, after or in expectation of receipt of Regulatory Approval for such product (but excluding Development).

1.1.23 “Commercially Reasonable Efforts” means, with respect to the performing Party under this Agreement or any Development & Commercialization Agreement, the carrying out of obligations of such Party in a diligent, expeditious and sustained manner with efforts that are consistent with the efforts used by a biopharmaceutical company of similar size and market capitalization as such Party in the exercise of its commercially reasonable business practices relating to an exercise of a right or performance of an obligation under this Agreement or any applicable Development & Commercialization Agreement, including the Development, Manufacture and Commercialization of a pharmaceutical or biologic compound or product, as applicable, at a similar stage in its research, development or commercial life as the relevant Program Compound(s) or Program Product(s), and that has commercial and market potential similar to the relevant Program Compound(s) or Program Product(s), taking into account issues of intellectual property coverage, safety and efficacy, stage of development, product profile, competitiveness of the marketplace, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of Regulatory Approval and other regulatory requirements, profitability (including pricing and reimbursement status achieved or likely to be achieved), amounts payable to licensors of patent or other intellectual property rights, legal issues, Manufacturing, difficulty in Manufacturing the Program Compound(s) or Program Product(s) and alternative Third Party products in the marketplace of the Program Compound(s) or Program Product(s) to be marketed.

1.1.24 “Companion Diagnostic” means a biomarker or diagnostic test that is developed by or on behalf of a Party or jointly by the Parties in the course of the Collaboration as a companion diagnostic for use with a Program Compound or Program Product in accordance with the Regulatory Approval(s) therefor to generate a result for the purposes of diagnosing a disease or condition, or to facilitate the application of the Program Compound or Program Product in the cure, mitigation, treatment, or prevention of disease, including a biomarker or diagnostic test used to diagnose the likelihood that a specific patient will contract a disease or condition or to predict which patients are suitable candidates for a specific form of therapy using the Program Compound or Program Product.

1.1.25 “Compound” means a chemical entity (including any salt, fluorinated derivative, free acid, free base, clathrate, solvate, hydrate, hemihydrate, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, isomer, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex or mixture of such chemical entity, each a “Related Compound”) identified, synthesized, discovered, acquired (whether or not pursuant to a license), Developed or Controlled by or on behalf of Vividion or, subject to Section 12.4.2, any of its Affiliates, whether or not in the conduct of the Collaboration. For clarity, an LDD identified, synthesized, discovered, acquired (whether or not pursuant to a license), Developed or Controlled by or on behalf of Vividion or, subject to Section 12.4.2, any of its Affiliates shall always be a Compound for purposes of this Agreement and any applicable Development & Commercialization Agreement.

1.1.26 “Confidential Information” means, subject to Sections 8.1(a), 8.1(b), 8.1(c) and 8.1(d) (a) all confidential or proprietary information relating to any Program Target(s), Program Compound(s) or Program Product(s), including information in the Data Packages, and (b) all other confidential or proprietary documents, technology, Know-How or other information (whether or not patentable) actually disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to this Agreement, any CCB Program MTA or the Confidentiality Agreement, including information regarding a Party’s technology, products, business information or objectives and reports under Section 2.8, and all proprietary biological materials of a Party.

1.1.27 “Confidentiality Agreement” means the Confidentiality Agreement between Vividion and Celgene, dated as of January 5, 2017.

1.1.28 “Continuation Program” means a Program that Celgene designates as a Continuation Program in accordance with Section 2.6.1 and under which Vividion may continue to carry out Development activities directed to the identification and nomination of Development Candidates after the end of the Research Term.

1.1.29 “Control” or “Controlled” means, with respect to any (a) Know-How or other information or materials, (b) compound, or (c) intellectual property right, the possession (whether by license (other than a license granted under this Agreement) or ownership) by a Party of the ability to grant to the other Party access or a license, as provided herein, without violating the terms of any agreement with any Third Party existing as of the Effective Date or thereafter during the Term. Notwithstanding the foregoing, for the purpose of defining whether intellectual property, Patents, Know-How or Confidential Information is Controlled by a Party, if such intellectual property, Patents, Know-How or Confidential Information is first acquired, licensed or otherwise made available to such Party after the Effective Date, or the effective date of the applicable Development & Commercialization Agreement, as applicable, and if the use, practice or exploitation thereof by or on behalf of the other Party, its Affiliates or sublicensees would require the first Party to pay any amounts to the Third Party from which the first Party acquired, licensed or otherwise obtained such intellectual property, Patents, Know-How or Confidential Information (“Additional Amounts”), such intellectual property, Patents, Know-How or Confidential Information shall be deemed to be Controlled by the first Party only if the other Party agrees to pay (if necessary) and does in fact pay all Additional Amounts with respect to such other Party’s use of or license to such intellectual property, Patents, Know-How or Confidential Information to the extent specified in this Agreement or the applicable Development & Commercialization Agreement.

1.1.30 “Cover,” “Covering” or “Covered” means that, with respect to a product or technology and a Patent, but for ownership of or a license under such Patent, the Development, Manufacture, Commercialization or other use of such product or practice of such technology by a Person would infringe a claim of such Patent or, with respect to a claim included in any patent application, would infringe such claim if such patent application were to issue as a patent.

1.1.31 “Damages” means all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees), or judgments, whether for money or equitable relief, of any kind and is not limited to matters asserted by Third Parties against a Party, but includes claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments incurred or sustained by a Party in the absence of Third Party claims; provided that no Party shall be liable to hold harmless or indemnify the Vividion Indemnified Parties or Celgene Indemnified Parties, as applicable, for any claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs or judgments for punitive or exemplary damages, except to the extent the Party seeking indemnification is actually liable to a Third Party for such punitive or exemplary damages in connection with a Claim by such Third Party.

1.1.32 “Data Package” means, on a Program-by-Program basis, a data package prepared for each applicable Program in accordance with the terms and conditions of this Agreement (including Schedule 1.1.32) by Vividion for Celgene upon [***].

1.1.33 “Data Verification Date” means, with respect to a Data Package, the date that is [***] days after the date of receipt by Celgene of such Data Package; provided, however, that, if Celgene requests additional reasonable information and clarifications during such original [***] day period, then such Data Verification Date will be automatically extended (as necessary) until the later of (a) [***] days following receipt by Celgene (or any designee) of such additional reasonable information and clarifications and (b) the end of such original [***] day period.

1.1.34 “Deal E3 Ligase” means any E3 Ligase included on Schedule 1.1.34, as may be amended from time to time in accordance with Section 2.2; but excluding all Excluded Targets and Cereblon.

1.1.35 “Deal Target” means any Target included on Schedule 1.1.35, as may be amended from time to time pursuant to Section 2.2; but excluding all Excluded Targets.

1.1.36 “Deal Target Program” means a program comprising Development activities by or on behalf of Vividion or any of its Affiliates for (a) Program Compound(s) or Program Product(s) Directed against a specific Deal Target, [***].

1.1.37 “Defense” means any actions brought to defend a Patent against a challenge to such Patent, including without limitation interferences, oppositions, reexaminations, inter partes reviews, covered business method reviews or post-grant reviews, but excluding any actions included within Prosecution. “Defend” will have the correlative meaning.

1.1.38 “Develop” or “Development” means discovery, research, preclinical, non-clinical and clinical development activities, including activities relating to screening, assays, test method development and stability testing, toxicology, pharmacology, formulation, quality assurance/quality control development, clinical trials (including Phase IV clinical trials), technology transfer, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, report writing and other pre-Regulatory Approval activities.

1.1.39 “Development & Commercialization Agreement” means an agreement, in the form attached hereto as Appendix A-1 (“US Co-Development and Co-Commercialization Agreement”), in the form attached hereto as Appendix A-2 (“Global Co-Development and Co-Commercialization Agreement”), in the form attached hereto as Appendix B-1 (“License Agreement”) or the form attached hereto as Appendix B-2 (“E3 Ligase Binder Program License Agreement”), as applicable, entered into by the Parties in accordance with this Agreement. As used herein, the US Co-Development and Co-Commercialization Agreement and the Global Co-Development and Co-Commercialization Agreement(s) are referred to, collectively, as the “Co-Development and Co-Commercialization Agreements”.

1.1.40 “Development Candidate” means, on a Program-by-Program basis, a Program Compound in such Program that is (a) Developed by or on behalf of Vividion or, subject to Section 12.4.2, any of its Affiliates prior to or after the Effective Date until expiration of the Opt-In Term and (b) nominated by either Vividion or Celgene in accordance with Section 2.3.2 or Section 2.4.3 and, solely with respect to Program Compounds nominated in accordance with Section 2.3.2, has been determined or deemed, as applicable, to meet the development candidate criteria which may be developed by the JSC (the “Development Candidate Criteria”) pursuant to Section 2.3.3.

1.1.41 “Directed” means, with respect to a Compound (including a Licensed Product or a Shared Product), that such Compound binds or otherwise associates with either (a) [***] and/or (ii) [***] or (b) a [***].

1.1.42 “Distinct Product” means, solely with respect to any [***], following Regulatory Approval in the United States for the first (1st) Program Product in such Program (the “Initially-Approved Product”), any other Program Product in such Program (i.e., other than the Initially-Approved Product) that receives Regulatory Approval in the United States with a product label with an entirely separate and non-overlapping Indication from the Indication contained in the then-existing product label for the Initially-Approved Product (based upon distinct substantiating evidence obtained from Functional Phenotypic Assay Similarity Criteria results for the Compound(s) included in each such Program Product demonstrating utility in distinct Indications where the later-approved Program Product could not be substituted for the Initially-Approved Product for the same Indication) (each such later-approved Product, an “Other Distinct Product”); it being understood and agreed that, for clarity, if the foregoing conditions are met, each Initially-Approved Product and Other Distinct Product in the same Program shall be deemed to be “Distinct Products” for purposes of this Agreement and any Development & Commercialization Agreement, as applicable.

1.1.43 “Dollars” or “$” means the legal tender of the United States.

1.1.44 “E3 Ligase” means ***.

1.1.45 “E3 Ligase Binder” means any ligand which binds or otherwise associates with an E3 Ligase.

“E3 Ligase Program” means a program comprising Development activities by or on behalf of Vividion or any of its Affiliates for (a) [***] or (b) [***]. For clarity, an “E3 Ligase Program” shall [***].

1.1.46 “E3 Ligase Binder Program” means, [***].

1.1.47 “E3 Ligase Binder Ligand” means all E3 Ligase Binders [***]; it being understood and agreed that “E3 Ligase Binder Ligand” shall in all cases exclude [***].

1.1.48 “E3 Ligase Binder Product” means, with respect to each E3 Ligase Binder Ligand Directed to a given E3 Ligase, any product that [***]; provided, however, that, “E3 Ligase Binder Product” shall exclude any product that [***]

1.1.49 “Excluded Target” means any Deal Target or Deal E3 Ligase which Celgene elects to remove from the Collaboration, or that the Parties mutually agree to remove from the Collaboration, pursuant to Section 2.2.

1.1.50 “Executive Officers” means Celgene’s head of research (or the officer or employee of Celgene then serving in a substantially equivalent capacity) or his or her designee and Vividion’s Chief Executive Officer (or the officer or employee of Vividion then serving in a substantially equivalent capacity) or his or her designee; provided that any such designee must have decision-making authority on behalf of the applicable Party.

1.1.51 “FDA” means the United States Food and Drug Administration, or any successor agency thereof.

1.1.52 “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, each as amended from time to time.

1.1.53 “Field” means the diagnosis, prevention, palliation or treatment of diseases in humans or animals.

1.1.54 “Functional Target Ligand” means, on a Deal Target-by-Deal Target basis, any Target Ligand which the JRC determines has functional activity against such Deal Target in accordance with Section 4.3.2(l).

1.1.55 “Functional Phenotypic Assay Similarity Criteria” means, with respect to any Deal E3 Ligase or Cereblon, the functional phenotypic assay similarity testing criteria set forth on Schedule 1.1.56.

1.1.56 “Good Clinical Practices” or “GCP” means the ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable Regulatory Authorities or Law in the relevant jurisdiction. In the United States, GCP shall be based on Good Clinical Practices established through FDA guidances (including Guideline for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6)), and, outside the United States, GCP shall be based on Guideline for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).

1.1.57 “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the United States, as they may be updated from time to time).

1.1.58 “Good Manufacturing Practices” or “GMP” means all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products or finished pharmaceutical products, including (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211 and “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”, as each may be amended from time to time, and (b) all applicable Laws promulgated by any Governmental Authority having jurisdiction over the Manufacture of any Product.

1.1.59 “Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.1.60 “IND” means any Investigational New Drug application, filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any supplements or amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the United States (such as a Clinical Trial Application (“CTA”) in the countries that are officially recognized as member states of the EU).

1.1.61 “IND Acceptance” means, with respect to any applicable Program Compound, the complete submission and first acceptance by either the FDA or the European Medicines Agency (“EMA”) of an IND for such Program Compound.

1.1.62 “IND-Enabling Studies” means studies that are required to meet the requirements for filing an IND with a Regulatory Authority, including ADME (absorption, distribution, metabolism, and excretion) and GLP (good laboratory practice) toxicology studies, or studies required for the preparation of the CMC (chemistry, manufacturing, and controls) section of such IND, including but not limited to studies relating to analytical methods and purity analysis, and formulation and Manufacturing development studies, all as necessary to obtain the permission of such Regulatory Authority to begin human clinical testing.

1.1.63 “IND Filing” means the filing of an IND with the FDA or the EMA for a Program Compound.

1.1.64 “Indication” means any human disease, condition or syndrome, or sign or symptom of, or associated with, a human disease, condition or syndrome in a particular target patient population; it being understood that references to Indications with regard to Distinct Products shall be based upon entirely different diseases or condition (including but not limited to cancers arising from different tissues) in particular target patient populations (and, for the avoidance of doubt, different line therapies for the same disease or condition, such as (for example) first line treatment for a disease or condition as compared to second line treatment for such same disease or condition, shall not be deemed to be a different Indication and therefore such different line therapies shall not be Distinct Products with respect to one another).

1.1.65 “Inventions” means all inventions, whether or not patentable, that are discovered, developed, generated or invented by or on behalf of any Party or any of its respective Affiliates or both Parties or any of their respective Affiliates, whether solely or jointly with any Third Party, in the course of activities performed under this Agreement or any CCB Program MTA or Development & Commercialization Agreement, as applicable.

1.1.66 “Joint Collaboration IP” means, collectively:

(a) “Joint Collaboration Know-How,” which means all Know-How, including physical embodiments of Program Compound(s), Program Product(s) and Companion Diagnostics, that is discovered, developed, generated or invented by or on behalf of both Parties or any of their respective Affiliates, whether solely or jointly with any Third Party, pursuant to the conduct of activities under the Collaboration at any time during the Term; and

(b) “Joint Collaboration Patents,” which means Patents that Cover any Joint Collaboration Know-How;

provided that, “Joint Collaboration Know-How” shall exclude all Know How [***], “Joint Collaboration Patents” shall exclude all Patents [***] and “Joint Collaboration IP” shall exclude all Celgene CCB Program IP.

1.1.67 “Know-How” means any tangible or intangible trade secrets, know-how, expertise, discoveries, inventions, information, data or materials, including ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, technical data, assays, manufacturing information or data, samples, chemical and biological materials and all derivatives, modifications and improvements thereof.

1.1.68 “Law” means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city or other political subdivision, as from time to time enacted, repealed or amended, including Good Clinical Practices and adverse event reporting requirements, guidance from the International Conference on Harmonization or other generally accepted conventions, the FDCA and similar laws and regulations in countries outside the United States, and all other rules, regulations and requirements of the FDA and other applicable Regulatory Authorities.

1.1.69 “LDD” means a ligand directed degrading molecule which: (a) *** (“Selected Target”) and (ii) *** and (b) ***. LDDs may also include a Linker, including where the Linker is ***. For purposes of determining the Program Target for any Program that involves a Selected Target described in clause (a)(i) above, in the case where the Selected Target described in clause (a)(i) above is a Deal E3 Ligase or Cereblon, such Deal E3 Ligase or Cereblon shall be considered the Program Target.

1.1.70 “Licensed Product” means a Program Product that is the subject of a Licensed Program.

1.1.71 “Licensed Program” means a Program (a) for which the Parties have entered into a License Agreement pursuant to ARTICLE III or (b) for which Celgene has exercised its Opt-In Right and for which the Parties are required to enter into a License Agreement pursuant to Section 3.1.2.

1.1.72 “Linker” means any chemical composition that chemically connects both (a) a first Target Ligand and (b) a second Target Ligand.

1.1.73 “Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, processing, filling, packaging, labeling, shipping and storage of a drug substance or drug product, or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, preclinical, clinical and commercial manufacture and analytical methods development and validation, product characterization, quality assurance and quality control development, testing and release.

1.1.74 “Opt-In Exercise Notice” means, on a Program-by-Program basis, the written notice provided to Vividion by Celgene pursuant to Section 3.1.2, such notice constituting Celgene’s exercise of its Opt-In Right with respect to such Program to convert it into a Licensed Program or Shared Program, as applicable.

1.1.75 “Opt-In Term” means the period commencing on the Effective Date and ending on the later of (a) the expiration of the Research Term or (b) the expiration of the last-to-expire Opt-In Exercise Window for any Program.

1.1.76 “Patent” means any (a) patent or patent application anywhere in the world, (b) divisional, continuation, continuation in-part thereof or any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (i) any such patent or patent application or (ii) any patent or patent application from which such patent or patent application claims, or is entitled to claim, direct or indirect priority, and (c) patent issuing on any of the foregoing anywhere in the world, together with any registration, reissue, re-examination, patent of addition, renewal, patent term extension, supplemental protection certificate, or extension of any of the foregoing anywhere in the world.

1.1.77 “Patent Officers” means Celgene’s Vice President of Intellectual Property and Chief Patent Counsel (or the officer or employee of Celgene then serving in a substantially equivalent capacity) or his or her designee and Vividion’s Head of Legal (or the officer or employee of Vividion then serving in a substantially equivalent capacity) or his or her designee; provided that any such designee must have decision-making authority on behalf of the applicable Party.

1.1.78 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.1.79 “Phase I Study” means a human clinical trial of a product, the principal purpose of which is a preliminary determination of safety, tolerability and pharmacokinetics in study subjects where potential pharmacological activity may be determined or a similar clinical study prescribed by any applicable Regulatory Authority, from time to time, pursuant to applicable Law or otherwise, including for example the trials referred to in 21 C.F.R. §312.21(a), as amended (or the non-United States equivalent thereof).

1.1.80 “Phase II Study” means a human clinical trial intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population, or a similar clinical study prescribed by any applicable Regulatory Authority, from time to time, pursuant to applicable Law or otherwise, including for example the trials referred to in 21 C.F.R. §312.21(b), as amended (or the non-United States equivalent thereof).

1.1.81 “Phase III Study” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. §312.21(c), as amended (or the non-United States equivalent thereof) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

1.1.82 “Pivotal Clinical Trial” means a human clinical trial of a product on a sufficient number of subjects that satisfies both of the following ((a) and (b)):

(a)

such trial is designed to establish (with one or more other Pivotal Clinical Trials, if applicable) that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, or a similar clinical study prescribed by the FDA or EMA; and

(b)

such trial is a registration trial designed to be sufficient (with one or more other Pivotal Clinical Trials, if applicable) to support the filing of an application for a Regulatory Approval for such product in the U.S. or another country or some or all of an extra-national territory, as evidenced by (i) an agreement with or statement from the FDA or the EMA on a Special Protocol Assessment or equivalent, or (ii) other guidance or minutes issued by the FDA or EMA, for such registration trial.

1.1.83 “Pre-Exercise Development” means, with respect to a Program, the first advancement of a Development Candidate of such Program through [***]. Notwithstanding the foregoing or anything to the contrary herein or in any applicable Development & Commercialization Agreement, as to (a) any CCB Program as to which Celgene elects to enter into a CCB Program MTA or (b) any other Program for which Celgene elects to exercise its Opt-In Right prior to [***], Pre-Exercise Development shall be deemed to have been completed with respect to such Program, and Vividion shall have no further responsibility for Development with respect to such Program hereunder, except as expressly provided under the applicable Development & Commercialization Agreement, following such entry into a CCB Program MTA or early exercise of the Opt-In Right, as applicable, by Celgene with respect to such Program.

1.1.84 “Program” means (a) a CCB Program, (b) a Vividion Cereblon Program, (c) an E3 Ligase Program or (d) a Deal Target Program, as applicable (for clarity, including any such Program that is a Continuation Program), as further described in Section 2.1.3; but excluding all Lapsed Programs.

1.1.85 “Program Compound” means any Compound Directed against a Program Target.

1.1.86 “Program Product” means a product that contains as an active ingredient a Program Compound, in all forms, presentations, and formulations (including all manners of delivery and dosage).

1.1.87 “Program Target” means (a) any Deal Target, (b) solely to the extent that it is the subject of an E3 Ligase Program, any Deal E3 Ligase or (c) Cereblon; it being understood and agreed that “Program Target” shall exclude all Excluded Targets.

1.1.88 “Prosecution” or “Prosecute” means the filing, preparation, prosecution and maintenance of Patents, including any and all pre-grant proceedings before any patent authority, such as interferences.

1.1.89 “Publication” means any publication in a scientific journal, any scientific abstract to be presented to any audience, any presentation at any scientific conference, including slides and texts of oral or other public presentations, any other scientific presentation and any other oral, written or electronic scientific disclosure directed to any audience that pertains to any Program Target(s), Program Compound(s) or Program Product(s), or the use of any of the foregoing, or the data or results from any work under any Program.

1.1.90 “Publication Guidelines” means the criteria for Publication set forth on Schedule 1.1.91.

1.1.91 “Regulatory Approval” means all approvals of each applicable Regulatory Authority necessary for the commercial marketing and sale of a product for a particular indication in a country (including separate Regulatory Authority pricing or reimbursement approvals whether or not legally required in order to sell the product in such country, it being understood that, as of the Effective Date, no such Regulatory Authority pricing or reimbursement approval requirement is applicable in the United States).

1.1.92 “Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale (including pricing and reimbursement approval) of a product in a country or territory.

1.1.93 “Research Term” means the period commencing on the Effective Date and, unless earlier terminated in accordance with this Agreement, if Celgene does not exercise its option to extend the Research Term pursuant to Section 2.1.2, ending on the fourth (4th) anniversary of the Effective Date, or, if Celgene exercises its option to extend the Research Term pursuant to Section 2.1.2, ending on the sixth (6th) anniversary of the Effective Date.

1.1.94 “Shared Global Program” means a Program (a) for which the Parties have entered into a Global Co-Development and Co-Commercialization Agreement pursuant to ARTICLE III or (b) for which Celgene has exercised its Opt-In Right and for which the Parties are required to enter into a Global Co-Development and Co-Commercialization Agreement pursuant to Section 3.1.2, in each case ((a) and (b)) pursuant to which Operating Profits or Losses (as defined in Appendix A-2) in the Territory are allocated fifty percent (50%) to Celgene and fifty percent (50%) to Vividion.

1.1.95 “Shared Product” means a Program Product that is the subject of a Shared Program pursuant to a Co-Development and Co-Commercialization Agreement.

1.1.96 “Shared Program” means the Shared US Program or a Shared Global Program.

1.1.97 “Shared US Program” means a Program (a) for which the Parties have entered into the US Co-Development and Co-Commercialization Agreement pursuant to ARTICLE III or (b) for which Celgene has exercised its Opt-In Right and for which the Parties are required to enter into a US Co-Development and Co-Commercialization Agreement pursuant to Section 3.1.2, in each case ((a) and (b)) pursuant to which (x) Operating Profits or Losses for U.S. Administration (each as defined in Appendix A-1) are allocated fifty percent (50%) to Celgene and fifty percent (50%) to Vividion, (y) Celgene will be the “Lead Party” (as defined in Appendix A-1) worldwide and (z) there is no sharing of Operating Profits or Losses outside the United States (but Celgene is obligated to pay certain royalties and milestones as provided in such US Co-Development and Co-Commercialization Agreement).

1.1.98 “Summary” means, on a Program-by-Program basis, a summary of all relevant data (including chemical structures) with respect to the applicable Program (including any applicable Related Compounds) that would have been included in an IND Filing, together with the applicable IP Information, all as existing as of the end of the Research Term or Continuation Term, as applicable.

1.1.99 “Summary Verification Date” means, with respect to the Summary, the date that is [***] days after the date of receipt by Celgene of such Summary; provided, however, that, (i) if Celgene requests additional reasonable information and clarifications during such original [***] day period, then such Summary Verification Date will be automatically extended (as necessary) until the later of (a) [***] days following receipt by Celgene (or any designee) of such additional reasonable information and clarifications and (b) the end of such original [***] day period and (ii) if any Program included in the Summary does not include any Program Compound that has been determined or deemed to satisfy the Development Candidate Criteria, then (A) if the Parties mutually agree, or the Scientific Panel determines, that any Program Compound in such Program satisfies the Development Candidate Criteria pursuant to Section 2.3.3(b), then, solely with respect to such Program, the Summary Verification Date will be automatically extended until [***] days following such agreement or determination and (B) if the Parties mutually agree, or the Scientific Panel determines, that no Program Compound in such Program satisfies the Development Candidate Criteria pursuant to Section 2.3.3(b), then the Summary Verification Date with respect to such Program will end on the date of such determination or determination.

1.1.100 “Target” means a protein or polypeptide (including, for the avoidance of doubt, any E3 Ligase), including all variants thereof and any specific protein that is identified by a GenBank protein accession number or by its amino acid sequence and coded by a genetic locus.

1.1.101 “Target Ligand” means a ligand which binds or otherwise associates with a Target (including, for the avoidance of doubt, any E3 Ligase Binder).

1.1.102 “Territory” means worldwide.

1.1.103 “Third Party” means any Person other than Vividion or Celgene or each Party’s respective Affiliates.

1.1.104 “United States” or “U.S.” means the United States of America and all of its territories and possessions, including Puerto Rico.

1.1.105 “Vividion Cereblon Program” means a program comprising Development activities by or on behalf of Vividion or any of its Affiliates for Program Compound(s) or Program Product(s) (including, for the avoidance of doubt, any LDD(s)) Controlled by Vividion that is(are) Directed against Cereblon; but excluding all Deal Target Programs. For the avoidance of doubt, “Vividion Cereblon Program” excludes all Lapsed Programs.

1.1.106 “Vividion Intellectual Property” means Vividion Know-How and Vividion Patents, collectively; but excluding any Know-How or Patents licensed to Vividion under the License Agreement by and between Vividion and The Scripps Research Institute, dated as of January 6, 2016.

1.1.107 “Vividion Know-How” means any Know-How that is (a) Controlled by Vividion as of the Effective Date or during the Term, and (b) necessary or useful for the Development, Manufacture or Commercialization of any Linker, Target Ligand, Program Compound or Program Product; but excluding any Know-How licensed to Vividion under the License Agreement by and between Vividion and The Scripps Research Institute, dated as of January 6, 2016.

1.1.108 “Vividion Lead Shared Program” means a Shared Global Program for which Vividion will be the “Lead U.S. Party” (as defined in Appendix A-2), subject to the terms and conditions of the applicable Global Co-Development and Co-Commercialization Agreement.

1.1.109 “Vividion Patents” means any and all Patents that (a) are Controlled by Vividion as of the Effective Date or during the Term, and (b) Cover the Development, Manufacture or Commercialization of any Linker, Target Ligand, Program Compound or Program Product (including the composition of matter, manufacture or any use thereof); but excluding any Patents licensed to Vividion under the License Agreement by and between Vividion and The Scripps Research Institute, dated as of January 6, 2016.

1.2 Additional Definitions. Each of the following terms has the meaning described in the corresponding section of this Agreement indicated below:

DEFINITION:	SECTION:
Academic Essential Provisions	5.2.2(b)
Acquirer Program	5.2.2(d)(ii)
Additional Amounts	1.1.29
Agreement	Preamble
Alliance Manager	4.7
Annual Net Sales	Appendix B-2
Antitrust Clearance Date	3.2.2
Bankruptcy Code	5.1.7
Binder Program Access Term	2.14.2
Binder Program Product	1.1.49
Binder Royalty Term	6.6.4(b)

DEFINITION	SECTION
CCB DC Nomination Date	2.4.3
CCB Determination	2.4.1
CCB MTA Election Notice	2.4.2
CCB Program Development Fee	6.4
Celgene	Preamble
Celgene CCB MTA Election	2.4.2
Celgene CCB Program IP	7.1.3
Celgene Indemnified Parties	10.2.1
Celgene Independent Product	5.1.1
Closed Target	2.2.1(b)
Closed Target Notice	2.2.1(b)
Co-Development and Co-Commercialization Agreement	1.1.39
Collaboration	2.1
Committee	4.1.1
Competitive Program	5.2.2(c)
Continuation Term Period	2.6.2
control	1.1.2
Cooperating Party	8.3.2(c)
CTA	1.1.61
Cure Period	11.3.1
Defend	1.1.37
Development Candidate Criteria	1.1.40
Disclosing Party	8.1
Dispute	12.1
DOJ	3.2.2
E3 Ligase Binder Program License Agreement	1.1.39
E3 Ligase Binder Program Assets	9.3.3
E3 Ligase Binder Program MTA	2.14.2
Effective Date	Preamble
Electronic Delivery	12.14
EMA	1.1.62
EU	1.1.3
First Program	3.1.1(a)
force majeure event	12.5
FTC	3.2.2
Global Co-Development and Co-Commercialization Agreement	1.1.39
HSR Act	1.1.3
HSR/Antitrust Filing	3.2.2
Implementation Date	3.2.2
Indirect Taxes	6.9.1(a)
Initially-Approved Product	1.1.42
IP Information	Schedule 1.1.32

DEFINITION	SECTION
JCC	4.1.1
JDC	4.1.1
JPC	4.1.1
JRC	4.1.1
JSC	4.1.1
Lapsed Program	2.13.1
License Agreement	1.1.39
Limited Information	2.2.1(b)
Listed E3 Ligands	2.14.1
Material Breach	11.3.1
Material Receiving Party	2.12.1
Materials	2.12.1
Opt-In Exercise Window	3.1.1
Opt-In Right	3.1.1
Other Distinct Product	1.1.42
Parent Entity	1.1.19
Party or Parties	Preamble
Payee Party	6.9.1(a)
Paying Party	6.9.1(a)
Pre-Existing Celgene Cereblon LDD	1.1.17
Pre-Existing Vividion Cereblon LDD	1.1.17
Pre-Existing Vividion E3 LDD	1.1.49
Program Assets	9.3.2
Purpose	2.12.1
Qualified Scientist	2.3.3
Receiving Party	8.1
Redacted Version	8.3.2(a)
Related Compound	1.1.25
Requesting Party	8.3.2(c)
Research Plan	2.1.1
Research Term Extension Fee	6.3
Scientific Panel	2.3.3
SEC	8.3.2(a)
Selected Target	1.1.70
Separate Program	2.3.4(b)
Subcommittee	4.1.2
Summary Fee	2.6.1(b)
Term	11.1
Third Party License	7.5.2
Transferring Party	2.12.1
US Co-Development and Co-Commercialization Agreement	1.1.39
Valid E3 Ligase Claim	6.6.4(b)
Vividion	Preamble

Vividion Indemnified Parties	10.1.1
Vividion Opt-Out Notice	3.1.1(d)

ARTICLE II

COLLABORATION; PRE-OPT-IN EXERCISE DEVELOPMENT

2.1 Scope and Collaboration Overview. Subject to the terms and conditions of this Agreement, during the Research Term: (a) Vividion (i) may conduct discovery activities to identify Program Compounds (including related Target Ligands) for Programs, (ii) may nominate Program Compounds from Programs as Development Candidates pursuant to the terms and conditions of this Agreement, and (iii) as to Development Candidates in Programs, may conduct Pre-Exercise Development and (b) Celgene may conduct Development under any CCB Program MTA, if applicable. The activities conducted pursuant to this ARTICLE II, as well as activities conducted pursuant to Development & Commercialization Agreements following Celgene’s exercise of its Opt-In Rights, together, shall be the “Collaboration”.

2.1.1 Vividion Responsibility for Research and Pre-Opt-In Exercise Development. Subject to the terms and conditions of this Agreement, commencing on the Effective Date and during the Research Term, on a Program-by-Program basis, Vividion may, in its discretion, conduct Development activities with respect to each Program with the goal of identifying Program Compounds and Developing and progressing such Program Compounds in Programs through Pre-Exercise Development. During the Research Term, Vividion shall have sole discretion regarding which Programs it selects to progress and the Development activities performed thereunder (if any). The Parties understand and agree that Vividion (a) may, in its sole discretion, conduct Pre-Exercise Development (including for any Continuation Program, if applicable) and (b) shall offer Celgene the opportunity to obtain rights to each applicable Program through the exercise of Celgene’s Opt-In Rights in accordance with ARTICLE III. Each Program may be conducted pursuant to a research plan (which Vividion may prepare and submit (including in the form of slides, provided that Vividion provides additional written clarifying information if Celgene so requests) to the JRC, and which may be amended from time to time by the JRC pursuant to ARTICLE IV) setting forth the activities to be conducted by Vividion and its Affiliates (and, with Celgene’s prior written consent, Celgene and its Affiliates) with respect to such Program during the Opt-In Term (each such research plan, a “Research Plan”). Any failure to include any Development activities directed against a Program Target and Program Compounds in a Research Plan shall not, in any way, exclude such activities from constituting a Program or prevent Celgene from exercising an Opt-In Right with respect to such Program under this Agreement. Vividion may decide to cease activities under any Program it conducts prior to the exercise of the Opt-In Right by Celgene with respect to such Program at any time (and, for clarity, no such cessation of activity shall in any way affect Celgene’s rights to exercise such Opt-In Right under this Agreement).

2.1.2 Extension of Research Term. Celgene may, at its election, extend the Research Term for a two (2) year extension period (to run consecutively after the end of the then-current Research Term) by giving notice to Vividion of such election at least [***] days prior to the expiration of the then-existing Research Term and by paying the Research Term Extension Fee as set forth in Section 6.3.

2.1.3 Programs. Each Program shall include, subject to Sections 2.3.4 and 2.4, and with respect to the Program Target that is the subject of such Program, all Program Products Controlled by Vividion during the Research Term that are Directed against such Program Target and Development activities conducted by the Parties with respect to such Program Products; provided, however, that, for purposes of this Section 2.1.3, (a) [***]. Following any exercise by Celgene of its Opt-In Right with respect to a Program, such Program shall be referred to as a “Licensed Program” (where the applicable Development & Commercialization Agreement is a License Agreement), or a “Shared Program” (where the applicable Development & Commercialization Agreement is a Co-Development and Co-Commercialization Agreement). For clarity (and subject to this Section 2.1.3 regarding Cereblon Programs and to Section 2.3.4(b) regarding “Separate Programs”), if two (2) or more Program Products are each Directed against the same applicable Program Target (based upon the same Functional Phenotypic Assay Similarity Criteria, all subject to Section 2.3.4), then each such Program Product shall be deemed part of the same applicable Program for purposes of this Agreement and any applicable Development & Commercialization Agreement.

2.2 Target and E3 Ligase Identification, Substitution and Additions.

2.2.1 Target Identification.

(a) During the Research Term, Vividion may discuss with Celgene, on a regular basis at JRC meetings, additional Targets as potential Program Targets identified by Vividion in the course of its ongoing research activities in the Field as well as discuss with Celgene material developments in or new data or information in Vividion’s possession and Control relating to previously identified Targets; provided that Vividion shall not have any obligation to discuss with Celgene any developments, data or information relating to Programs that have reverted to Vividion pursuant to Section 2.4.4 or Section 2.13.

(b) Notwithstanding anything to the contrary contained herein, Celgene shall always be entitled to inform Vividion that it wishes to remove a Target as a Program Target and that such Target shall be considered an Excluded Target. Notwithstanding anything to the contrary contained herein, Celgene shall be entitled to designate, in a written notice (“Closed Target Notice”) to Vividion, any Program Target for which Celgene wishes to receive only specified or no additional information or to have a Third Party designee reasonably acceptable to Vividion receive and review information relating to such Program Target in place of Celgene (any such designated Target, a “Closed Target”); it being understood and agreed that Celgene shall be entitled to modify (i) the designation of any Closed Target such that the corresponding Program Target is no longer a Closed Target, and (ii) the information restrictions and recipients then-imposed with respect to such Closed Target. In each initial Closed Target Notice and in any subsequent modifications to such Closed Target Notice, Celgene shall include (x) the identity of the corresponding Closed Target, (y) a detailed written description of the limited information, if any, that Celgene wishes to receive for such Closed Target (such limited information the “Limited Information”), and (z) the identity and address of Celgene’s designee (if any) that Celgene wishes to receive the Limited Information.

2.2.2 Substitution Rights. If, at any time during the Research Term, the JSC unanimously so agrees, (a) any Deal Target may be substituted with a different Target or (b) any Deal E3 Ligase may be substituted with a different E3 Ligase and, for clarity, the new Deal Target or Deal E3 Ligase, as applicable, shall be added to Schedule 1.1.34 or Schedule 1.1.35, as applicable, and the former Deal Target or Deal E3 Ligase, as applicable, shall become an “Excluded Target”.

2.3 Identification of Program Compounds; Nomination and Designation of Development Candidates.

2.3.1 Compound Identification. During the Research Term, Vividion may notify Celgene, on a regular basis at JRC meetings (and make relevant information available to the JRC), of Program Compounds that both (a) are Developed or otherwise identified by or on behalf of Vividion in the course of its ongoing research activities in the Field and (b) based upon confirmed screening hits then to date, are demonstrated to be Directed against one or more Program Targets, and Vividion may include the identity of such Program Compounds and any associated Program Target(s) in the meeting minutes for the applicable JRC meeting(s). No failure by Vividion to identify or the JSC to approve any Development activities by and on behalf of Vividion and its Affiliates directed to a Program Target and Program Compounds in the Field may prevent such Development activities from being deemed a “Program” (and, accordingly, Celgene may have an Opt-In Right for any such Program under this Agreement).

2.3.2 Nomination of Development Candidates. Based upon the Development Candidate Criteria and the results of Development activities with respect to a Program (but excluding any CCB Program), Vividion may nominate a Program Compound Directed against the Program Target that is the subject of such Program as a Development Candidate, by providing written notification thereof to Celgene and the JSC. In addition, following a Change of Control with respect to Vividion, Celgene may propose to nominate a Program Compound Directed against any Program Target as a Development Candidate, by providing written notification thereof to Vividion and the JSC.

2.3.3 Designation of Development Candidates.

(a) Following nomination of a Program Compound that is a CCB LDD as a Development Candidate by Celgene, the JSC shall discuss and review, and Celgene shall in its sole discretion determine, whether such Program Compound meets the Development Candidate Criteria. During the Research Term or, pursuant to Section 2.3.3(b), at the end of the Research Term, following nomination of a Program Compound that is not a CCB LDD as a Development Candidate, the JRC shall determine, or, in the event that the JRC is unable to unanimously agree, the JSC shall determine, whether such Program Compound meets the Development Candidate Criteria as follows: (i) any such determination by the JRC or JSC, as applicable, must be unanimous; or (ii) in the event that neither the JRC nor the JSC unanimously agree that such Program Compound meets the Development Candidate Criteria, then the Parties agree to submit such matter to a panel of three Qualified Scientists (each and every such panel of three Qualified Scientists, a “Scientific Panel”) appointed as provided in this Section 2.3.3 to determine whether or not such Program Compound meets the Development Candidate Criteria, all in accordance with the procedures provided in this Section 2.3.3; it being understood and agreed that, in connection with any review and determination by the Scientific Panel, the Scientific Panel will render a decision that is consistent with the Development Candidate Criteria. Within [***] days following any such request for a Scientific Panel, each of Vividion and Celgene shall nominate a Qualified Scientist to participate on the applicable Scientific Panel and, if the Parties are unable to agree upon a third Qualified Scientist for such Scientific Panel within [***] days following any such request for a Scientific Panel, then the initial two Qualified Scientists shall select such third Qualified Scientist (and, in the event the first two Qualified Scientists are unable to agree upon a third Qualified Scientist within [***] days following any request by a Scientific Panel, each of the first two Qualified Scientists shall submit the name of one Qualified Scientist whose name shall be selected by lot by the CEO of Vividion). Each Scientific Panel shall act as follows: (x) each Qualified Scientist (and the Scientific Panel as a whole) shall act as an expert and not as an arbitrator; (y) each decision of the Scientific Panel shall be by majority vote of the three Qualified Scientists; and (z) the decision of the Scientific Panel is, in the absence of fraud or manifest error, final and binding on the Parties. The costs of the Scientific Panel shall be shared equally by Vividion and Celgene. For purposes of this Agreement, a “Qualified Scientist” shall mean any scientist (A) with at least [***] years of applicable pharmaceutical industry experience, (B) solely in the case of the third Qualified Scientist selected by the initial two Qualified Scientists, who has not worked for or been engaged by any Party in the [***] year period immediately prior to the formation of the applicable Scientific Panel, and (C) who does not own more than [***] percent ([***]%) of the outstanding equity in any Party. The Parties agree that, if such Scientific Panel determines that such Program Compound meets the Development Candidate Criteria, then such Program Compound shall be deemed a Development Candidate. Conversely, if such Scientific Panel determines that such Program Compound does not meet the Development Candidate Criteria, then such Program Compound shall remain eligible for nomination as a Development Candidate during the Research Term. Upon the proposed nomination of a Program Compound as a Development Candidate by Celgene pursuant to Section 2.3.2, or Celgene’s written confirmation to Vividion within [***] days following receipt of the written notification of nomination (or a Scientific Panel’s determination) that a Program Compound is a Development Candidate, such Program Compound shall be deemed to satisfy the Development Candidate Criteria (whether or not the Development Candidate Criteria have actually been satisfied). Vividion shall use reasonable efforts to respond to requests from the JSC and Celgene for additional reasonable information regarding each nominated Development Candidate.

(b) If any Summary includes a Program for which no Program Compound has been determined or deemed to satisfy the Development Candidate Criteria pursuant to this Section 2.3, the Parties shall discuss in good faith for a period of [***] days after Celgene’s receipt of such Summary whether any Program Compound in such Program satisfies the Development Candidate Criteria. In the event that, within such [***] day period, the Parties are unable to mutually identify a Program Compound in such Program that satisfies the Development Candidate Criteria, then the Parties agree to submit such matter to a Scientific Panel appointed as provided in this Section 2.3.3 to determine whether or not any Program Compound in such Program satisfies the Development Candidate Criteria, all in accordance with the procedures provided in this Section 2.3.3. If such Scientific Panel determines that a Program Compound in such Program satisfies the Development Candidate Criteria, then such Program Compound shall be deemed a Development Candidate, and otherwise, if the Scientific Panel determines that no Program Compound in such Program satisfies the Development Candidate Criteria, then no Program Compound in such Program will be deemed a Development Candidate.

2.3.4 Distinct Products and Separate Programs. Solely with respect to [***], the following shall apply:

(a) Distinct Products. If at the time of the [***] Regulatory Approval in the United States for any Program Compound in any specific applicable Program, Vividion wishes to determine whether or not Distinct Products exist under such Program, then Vividion shall issue a notice to Celgene that it believes there are Distinct Products under such Program. The Parties shall discuss in good faith for a period of [***] days whether or not such Distinct Products exist under such Program, and, for the avoidance of doubt, the Parties agree that no Party may unilaterally determine that Distinct Products exist under such Program. In the event that Celgene does not agree in writing within such [***] day period that such Program contains Distinct Products, Vividion may issue a written notice to Celgene requesting the independent evaluation described in Section 2.3.4(c). This Section 2.3.4(a) shall survive any termination or expiration of this Agreement and remain in effect for the duration of any applicable Development & Commercialization Agreement. Each Distinct Product shall separately be subject to the applicable payment provisions for Distinct Products set forth in each applicable Development & Commercialization Agreement.

(b) Separate Programs. Prior to the earlier of (i) [***] or (ii) [***], if Vividion reasonably believes that [***] Program Compounds in such Program would be approved under different product labels for distinct Indications if such Program Compounds were to receive Regulatory Approval in the United States (based upon distinct substantiating evidence obtained from Functional Phenotypic Assay Similarity Criteria results for each such Program Compound demonstrating utility in distinct Indications where one Program Compound could not be substituted by another Program Compound for such distinct Indication(s)), then Vividion may deliver written notice thereof to Celgene and thereafter the Parties shall discuss in good faith for a period of [***] days whether or not such Program should be split into [***] separate Programs (with each such Program Compound assigned to a distinct separate Program) (each, a “Separate Program”). If Celgene does not agree in writing within such [***] day period that such Program should be split into [***] Separate Programs, then Vividion shall have the right to submit such Program Compounds to the independent evaluation described in Section 2.3.4(c) to determine or confirm based upon then-current good scientific practice and understanding, data generated, and the proposed discovery and development research plan with respect to the applicable Program, whether or not each such Program Compound in such Program would be approved under different product labels with distinct Indications if such Program Compounds were to receive Regulatory Approval in the United States. If so agreed upon by Celgene or determined or confirmed under Section 2.3.4(c), then such Program shall be split into [***] Separate Programs (with each applicable Program Compound assigned to a distinct Separate Program), notwithstanding that each such Program Compound is Directed against the same Program Target. After the earlier of (i) [***] or (ii) [***], where Vividion reasonably believes [***] Products were Developed under such Program, such determination shall no longer be subject to the “Separate Program” determination set forth in this Section 2.3.4(b) and will instead be subject solely to the “Distinct Product” determination mechanism provided in Section 2.3.4(a).

(c) Scientific Panel. In the event that either of the Parties wishes to have a Scientific Panel appointed as provided in Section 2.3.3 to determine (i) the existence or the number of Distinct Products in any single Program, or (ii) whether a Program should be split into Separate Programs, then the Parties agree to the procedure as provided in this Section 2.3.4(c). If such Scientific Panel determines that [***] Distinct Products exist in a single Program, or that a single Program should be split into [***] Separate Programs, as provided in this Section 2.3.4, as applicable, then there shall be, for purposes of this Agreement and any applicable Development & Commercialization Agreement the number of Distinct Products and Separate Programs determined by the Scientific Panel. If such Scientific Panel determines that there are not Distinct Products in such single Program or that a single Program should not be split into Separate Programs, then the applicable Program shall be deemed to consist of only one Program or contain only one Program Product, as applicable. This Section 2.3.4(c) shall survive any termination or expiration of this Agreement until there are no longer any Development & Commercialization Agreements in force and effect.

(d) The Parties understand and agree that, on a Program-by-Program basis, in no event shall a Party be entitled to request that a Scientific Panel review whether (i) any two (2) or more Distinct Products exist under such Program or (ii) such Program should be split into two (2) or more Separate Programs pursuant to this Section 2.3.4 if (x) a Scientific Panel has previously rendered a decision as to whether or not Distinct Products exist under such Program or such Program should be split into Separate Programs, as applicable, or (y) such Program has been determined to contain Distinct Products in accordance with Section 2.3.4(a) or has been split into Separate Programs in accordance with Section 2.3.4(b), as applicable.

2.4 CCB Programs.

2.4.1 Development of Target Ligands. During the Research Term, the Parties may discuss, through the JSC, whether any Target Ligand(s) Directed against a Deal Target should be evaluated and further Developed by Celgene under a CCB Program MTA. In the event that the JSC unanimously agrees that Celgene may evaluate and further Develop one or more Target Ligands Directed against a specified Deal Target (any such determination, a “CCB Determination”), Celgene shall have the right, but not the obligation, to enter into a CCB Program MTA for such Target Ligand(s) and Deal Target in accordance with this Section 2.4.

2.4.2 Celgene CCB MTA Election. On a CCB Program-by-CCB Program basis, Vividion hereby grants to Celgene an exclusive right, exercisable at any time during the Research Term following a CCB Determination for such CCB Program and subject to Celgene’s obligation to pay the CCB Program Development Fee for such CCB Program pursuant to Section 6.4, to enter into a CCB Program MTA for such Program (the “Celgene CCB MTA Election”). Celgene shall have the right, but not the obligation, to exercise its Celgene CCB MTA Election for a CCB

Program in its sole discretion by delivering written notice of such exercise (the “CCB MTA Election Notice”) to Vividion. Within [***] Business Days following delivery of a CCB MTA Election Notice, each of Celgene (or an Affiliate designated by Celgene) and Vividion agrees to enter into the applicable CCB Program MTA and to update the exhibits and schedules thereto.

2.4.3 Celgene Development of CCB LDDs. Celgene shall have the sole right and responsibility to Develop a CCB LDD licensed under a CCB Program MTA until Celgene nominates any such CCB LDD as a Development Candidate through written notice to the JSC (the date on which Celgene nominates each such CCB LDD as a Development Candidate, the applicable “CCB DC Nomination Date”); provided, however, that, if Celgene files any IND for any CCB LDD that Celgene has not previously nominated as a Development Candidate, Celgene shall be deemed to have nominated such CCB LDD as a Development Candidate, and the date on which Celgene files such IND shall be the CCB DC Nomination Date for the applicable Program. Following any CCB DC Nomination Date and exercise of the applicable Opt-In Right as contemplated by Section 3.1.2 below, Celgene shall have the sole right and responsibility to Develop the applicable CCB Program, and all CCB LDDs thereunder, pursuant to a License Agreement.

2.4.4 Reversion of Unexercised CCB Programs. For any CCB Program for which Celgene does not exercise its Opt-In Right during the applicable Opt-In Exercise Window, subject to the terms of the applicable CCB Program MTA, the rights granted by Vividion to Celgene with respect to such CCB Program, if any, shall revert in accordance with the terms of such CCB Program MTA, and such CCB Program shall become a Lapsed Program; provided, however, that any Confidential Information and Materials that relate to a non-terminated Program may be retained by Celgene. Notwithstanding anything to the contrary contained herein, in no event shall Vividion receive any right or license to the CCB LDD Developed by Celgene under such CCB Program or any Celgene CCB Program IP.

2.4.5 Related Compounds. In the event that the Parties enter into any CCB Program MTA, the Parties understand and agree that Vividion may continue to Develop Program Compounds under this Agreement Directed against the Deal Target that is the subject of such CCB Program MTA. For clarity, in the event Vividion Develops any Program Compounds Directed against any Deal Target that is the subject of an executed CCB Program MTA, such Program shall constitute a separate “Program” under the Collaboration.

2.5 Delivery of Data Package upon [***]. Within [***] days following [***] of the first Program Compound in a Program (excluding any CCB Program under a CCB Program MTA), Vividion shall provide Celgene with an Data Package for such Program. During the period between Celgene’s receipt of such Data Package and the applicable Data Verification Date, Vividion shall use reasonable efforts to respond to requests from Celgene for additional reasonable information and clarifications regarding content in the Data Package. In the event Celgene exercises its Opt-In Right for any Program following [***].

2.6 Disposition of Programs After the End of the Research Term.

Summary. No earlier than [***] days prior to the end of the Research Term, Vividion may, in its sole discretion, provide a Summary to Celgene. No later than [***] days prior to expiration of the Research Term, Celgene may, in its sole discretion, make a one-time, non-refundable, non-creditable payment of [***] U.S. Dollars ($[***]) to Vividion on a Program-by-Program basis (“Summary Fee”). Following payment of the Summary Fee, Vividion shall provide Celgene with a Summary as to all remaining Programs on a Program-by-Program basis, excluding (a) any Program as to which the Parties have entered into a Development & Commercialization Agreement and (b) any CCB Program that is the subject of a then-in-effect CCB Program MTA. Celgene shall have a period of [***] days following the Summary Verification Date: (i) to exercise its Opt-In Right for any such Program as provided in Section 3.1.2, and (ii) if, but only if, no Program Compound (other than pursuant to a CCB Program that is the subject of a CCB Program MTA) has been designated a Development Candidate pursuant to Section 2.3 in any Program prior to the end of the Research Term, to elect, in its sole discretion, to designate one (1) such ongoing Program as a Continuation Program, which election Celgene shall make by giving notice thereof to Vividion prior to the end of such [thirty ***] day period. During the period between Celgene’s receipt of such Summary and Summary Verification Date: (x) Vividion shall use reasonable efforts to respond to requests from Celgene for additional reasonable information and clarifications regarding content in such Summary; and (y) if Celgene designates a Continuation Program, Vividion shall notify Celgene whether or not it will elect in its sole discretion to conduct Development activities with the goal of identifying and nominating a Program Compound in such Continuation Program as a Development Candidate. For clarity, if Celgene designates a Continuation Program, then Vividion may elect in its sole discretion to conduct Development activities with the goal of identifying and nominating a Program Compound in such Continuation Program as a Development Candidate and thereafter Vividion may conduct Development as to such Continuation Program. The Parties’ respective rights and obligations as to such Continuation Program shall otherwise continue in accordance with this Agreement (substituting “Continuation Term Period” for “Research Term” with respect thereto). For clarity, in the event that a Separate Program related to such Continuation Program is determined to exist in accordance with Section 2.3.4 during the Continuation Term Period, Celgene also shall have an Opt-In Right with respect to such Separate Program.

2.6.1 Treatment of Continuation Program.

(a) End-of-Continuation Term. If Celgene designates a Continuation Program in accordance with Section 2.6.1 and Vividion elects in its sole discretion to continue Development with respect to such Continuation Program, then Vividion may conduct such Development at its sole discretion and expense until the earlier of (i) [***] years after the end of the Research Term or (ii) the later of (A) [***] for such Continuation Program or (B) [***] for any such related Separate Program (such period between the expiration of the Research Term and the earlier time described in clause (i) and (ii), the “Continuation Term Period”).

(b) Summary. No earlier than [***] days prior to the end of the Continuation Term Period, Vividion may, in its sole discretion, provide a Summary to Celgene. If Celgene designates a Continuation Program in accordance with Section 2.6.1 and Vividion elects in its sole discretion to continue Development with respect to such Continuation Program, then Vividion may conduct such Development at its sole discretion and expense until the end of the Continuation Term Period. No later than [***] days prior to expiration of the Continuation Term Period, Celgene may, in its sole discretion, pay the Summary Fee to Vividion. Following payment of the Summary Fee, Vividion shall provide Celgene with a Summary as to the Continuation Program and any related Separate Program. Celgene shall be entitled to exercise its Opt-In right for such Continuation Program and any such related Separate Program within the applicable Opt-In Exercise Window as provided in Section 3.1.2. Celgene shall have a period of [***] days following the Summary Verification Date to exercise its Opt-In Right for any such Programs as provided in Section 3.1.2. During the period between Celgene’s receipt of such Summary and the applicable Summary Verification Date, Vividion shall use reasonable efforts to respond to requests from Celgene for additional reasonable information and clarifications regarding content in any Summary. For clarity, after the expiration of the Opt-In Exercise Window for the Continuation Program and any such related Separate Program, Celgene shall no longer have an Opt-In Right with respect to such Continuation Program or such Separate Program(s) and such Program(s) shall be dropped from the Collaboration.

2.6.2 Disposition of Programs Not Designated as the Continuation Program. Following the expiration of the Research Term, any Program in the Collaboration for which Celgene does not exercise its Opt-In Right following the expiration of the applicable Opt-In Exercise Window or designate as a Continuation Program in accordance with Section 2.6.1 shall be dropped from the Collaboration and all rights thereto shall revert to Vividion in accordance with Section 2.4.4 or Section 2.13, as applicable. Notwithstanding anything to the contrary, Vividion shall be entitled to research, develop, manufacture, and commercialize any and all pharmaceutical products outside the scope of the Collaboration.

2.7 Regulatory Affairs. Subject to the proviso to this sentence, Vividion shall be responsible for and shall control all regulatory matters relating to each Program until such time that Celgene exercises its Opt-In Right and enters into a Development & Commercialization Agreement for such Program; it being understood and agreed that Celgene shall be responsible for and control all regulatory matters relating to any CCB Program licensed under a CCB Program MTA. Until such time that Celgene exercises its Opt-In Right and enters into a Development & Commercialization Agreement with respect to a Program or such Program reverts to Vividion in accordance with Section 2.4.4 or Section 2.13, as applicable, Vividion shall consult with Celgene with respect to regulatory filing strategy and document preparation, and shall reasonably consider all timely comments made by Celgene with respect thereto.

2.8 Reports; Results; Testing by the Parties. Each Party shall maintain complete, current and accurate records of all Development activities conducted by it under the Collaboration, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of such Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all non-clinical studies and clinical trials for Programs in formal written study records according to applicable Laws, including national and international guidelines such as ICH, GCP, GLP and GMP. Excluding with respect to any CCB Program under a CCB Program MTA, each Party shall have the right to review and copy such records maintained by the other Party at reasonable times, as reasonably requested by such Party. Except with respect to any CCB Program, at each meeting of the JRC or the JDC held pursuant to Section 4.8.2, each Party shall provide the other Party a written progress report summary (which may consist solely of slides) on the status of its activities under each Program during the Research Term, including summaries of data associated with such activities, it being understood that any Party may reasonably request additional information regarding any such written progress report summary provided by the other Party.

2.9 No Representation. No Party makes any representation, warranty or guarantee that the Collaboration will be successful, or that any other particular results will be achieved with respect to the Collaboration, any Program, any Program Target, any Program Compound, any Development Candidate or any Program Product hereunder.

2.10 Subcontracting. Subject to the terms of this Agreement and any applicable Development & Commercialization Agreement, each Party shall have the right to engage Affiliates or Third Party subcontractors to perform certain of its obligations under this Agreement or any applicable Development & Commercialization Agreement. Any such Affiliate or subcontractor shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and perform such work consistent with the terms of this Agreement and any applicable Development & Commercialization Agreement; provided, however, that any Party engaging an Affiliate or subcontractor hereunder shall remain fully responsible and obligated for such activities. Unless otherwise agreed by the Parties, each Party will obligate each of its Third Party subcontractors hereunder to agree in writing to assign to such Party ownership of, or grant to such Party an exclusive, royalty-free, worldwide, perpetual and irrevocable license (with the right to grant sublicenses) to, any inventions arising under its agreement with such Third Party to the extent related to Development, Manufacture or Commercialization with respect to Program Compounds, as applicable; and such Party shall structure such assignment or exclusive license so as to enable such Party to sublicense such Third Party inventions to the other Party pursuant to the applicable provisions of this Agreement and of any applicable Development & Commercialization Agreement (including permitting such other Party to grant further sublicenses).

2.11 Academic Collaborators. If any Party collaborates with an academic institution or one or more individuals at an academic institution to perform research on Program Targets or Program Compounds, such Party shall be required to obligate such academic collaborator to agree in writing to grant the same rights specified in Section 2.10 with respect to ownership or licenses to inventions; it being understood and agreed that, solely in the case of academic collaborations to perform research on Program Targets or Program Compounds which are not reasonably expected by the applicable Party to result in inventions related to composition of matter or methods of use, in lieu of the rights specified in Section 2.10, it shall be sufficient for such Party to obtain a non-exclusive, worldwide, royalty-free, perpetual license (with the right to grant sublicenses) to, and a right to negotiate for an exclusive license, with the right to grant sublicenses to, any such inventions, which sublicensing rights must permit sublicensing to the other Party pursuant to the applicable provisions of this Agreement and of any applicable Development & Commercialization Agreement (including permitting such other Party to grant further sublicenses).

2.12 Material Transfer.

2.12.1 Transfer. On a Program-by-Program basis, during the Opt-In Term, any Party (the “Transferring Party”) shall transfer, if such Party agrees in writing to make such transfer (such agreement not to be unreasonably withheld) upon reasonable request by the other Party (the “Material Receiving Party”), certain tangible materials, including such Program’s compositions of matter, cells, cell lines, assays, animal models and any other physical, biological or chemical material, each to the extent related to Program Products, including physical embodiments of such Program’s Program Products and Diagnostic Products (the “Materials”) for use by the Material Receiving Party in furtherance of its rights and the conduct of its obligations under this Agreement, as mutually agreed by the Parties and set forth in an appropriate material transfer agreement (the “Purpose”). The Parties agree that the exchanged Materials shall be used in compliance with applicable Law and the terms and conditions of this Agreement and the applicable material transfer agreement, and shall not be reverse engineered or chemically analyzed, except as required for verification purposes (if needed). The Parties understand and agree that, notwithstanding anything in this Section 2.12.1 to the contrary, entry into a CCB Program MTA for a CCB Program shall be in accordance with Section 2.4.

2.12.2 License; Ownership. At the time the Transferring Party provides Materials to the Material Receiving Party as provided herein and to the extent not separately licensed under this Agreement, the Transferring Party hereby grants to the Material Receiving Party a non-exclusive license under the Patents and Know-How Controlled by the Transferring Party to use such Materials solely for the Purpose, and such license, upon termination of this Agreement (subject to ARTICLE XI), completion of the Purpose, or discontinuation of the use of such Materials (whichever occurs first), shall automatically terminate. Except as otherwise provided under this Agreement, all such Materials delivered by the Transferring Party to the Material Receiving Party shall remain the sole property of the Transferring Party, shall only be used by the Material Receiving Party in furtherance of the Purpose, and shall be returned to the Transferring Party or destroyed, in the Transferring Party’s sole discretion, upon the termination of this Agreement (subject to ARTICLE XI), the expiration of the Opt-In Exercise Window with respect to any Program to which such Materials solely relate (unless the Opt-In Right is exercised for the Program for which such transfer occurred), or upon the discontinuation of the use of such Materials (whichever occurs first). The Material Receiving Party shall not permit the Materials to be used by or delivered to or for the benefit of any Third Party without the prior written consent of the Transferring Party except as contemplated by Section 2.10 or Section 2.11.

2.12.3 No Warranties; Liability. THE MATERIALS SUPPLIED BY THE TRANSFERRING PARTY UNDER THIS SECTION 2.12 ARE SUPPLIED “AS IS” AND, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE TRANSFERRING PARTY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE MATERIALS OR USE THEREOF DO NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY. The Material Receiving Party assumes all liability for Damages that may arise from its use, storage or disposal of the Materials. Except as otherwise set forth in this Agreement, the Transferring Party shall not be liable to the Material Receiving Party for any loss, claim or demand made by the Material Receiving Party, or made against the Material Receiving Party by any Third Party, due to or arising from the use of the Materials, except to the extent such loss, claim or demand is caused by the gross negligence or willful misconduct of the Transferring Party.

2.13 Reversion of Rights.

2.13.1 Programs. If Section 2.4, Section 2.6.2, Section 2.6.3, Section 3.1.3, Section 3.2.5 or Section 11.5.1(a) specifies that rights to a Program are to be dropped from the Collaboration, or if a Program’s sole Target becomes an Excluded Target (or, if a Program has multiple Targets, only when all of the Program’s Targets become Excluded Targets), or if Celgene does not exercise its Opt-In Right with respect to any Program within the applicable Opt-In Exercise Window for such Program (each such Program, a “Lapsed Program”), then, subject to Section 2.4.4, (a) all rights granted by Vividion to Celgene with respect to such Lapsed Program, if any, shall revert to Vividion, and (b) subject to ARTICLE VIII and Section 2.4.4, Celgene shall return to Vividion, or destroy, at Vividion’s option, all Confidential Information or Materials provided by Vividion to Celgene in relation to such Lapsed Program; provided, however, that any Confidential Information or Materials that also relate to a non-terminated Program may be retained by Celgene.

2.13.2 Reversion License. Effective upon any of the events set forth in Section 2.13.1 with respect to a Lapsed Program, Celgene hereby grants to Vividion a non-exclusive, non-transferable (except as set forth in Section 2.4.4 or Section 12.4.1), worldwide right and license in the Field with the right to grant sublicenses, under Celgene’s rights in Celgene Collaboration Intellectual Property and Joint Collaboration IP, to Develop, Manufacture or Commercialize Program Compounds or Program Products under such Lapsed Program; provided that, for this purpose, “Celgene Collaboration Intellectual Property” means Celgene Collaboration Intellectual Property only to the extent that it is actually used in such Lapsed Program prior to the applicable reversion set forth in this Section 2.13 and in no case includes any Celgene CCB Program IP; provided further that the foregoing license under this Section 2.13.2 shall be exclusive (even as to Celgene except as provided in an executed Development & Commercialization Agreement) with respect to the applicable Lapsed Program to the extent of claims within the Patents included in the Celgene Collaboration Intellectual Property and Joint Collaboration IP that Cover a composition of matter of any Program Compound or Program Product in such Lapsed Program. Vividion shall not owe royalties or milestones with respect to any license in this Section 2.13.2, but Vividion shall be solely responsible for any payments owed by Celgene to any Third Party licensors of Celgene Collaboration Intellectual Property or Joint Collaboration IP, and shall be responsible for complying with the terms of any license agreements with such third Party licensors, in either case, directly related to Vividion’s exercise of such licenses.

2.13.3 Exercised Programs. For the avoidance of doubt, none of the reversion events described in this Section 2.13 shall affect Celgene’s rights with respect to (a) any other Program for which Celgene retains Opt-In Rights (including any Separate Program which includes Program Compounds Directed against the same Program Target as such Lapsed Program), (b) any other Program for which Celgene has delivered an Opt-In Exercise Notice pursuant to Section 3.1.2, or (c) any specific Linker or Target Ligand associated with the Program Compound in the Lapsed Program, each of which shall continue to be available to the Collaboration for use with any and all Programs.

2.14 E3 Ligase Binder Programs and Cereblon Binder Programs.

2.14.1 [***] days prior to the end of the Research Term, Vividion shall, in its sole discretion, seek to prepare a list of E3 Ligase Binder Ligands, provided that such list only will include E3 Ligase Binder Ligands from Vividion as Vividion shall determine in its sole discretion. All of the E3 Ligase Binder Ligands on such list as prepared pursuant to this Section 2.14.1 shall be deemed to be “Listed E3 Ligands.”

2.14.2 During the period beginning at the end of the Research Term and ending [***] months after the end of the Research Term (the “Binder Program Access Term”) Celgene shall, in its sole discretion, decide which Listed E3 Ligands, if any, it wishes to test pursuant to a material transfer agreement, in the form of material transfer agreement attached hereto as Appendix F (each such material transfer agreement, an “E3 Ligase Binder Program MTA”).

2.14.3 For [***] months following preparation of the list of Listed E3 Ligands, if any, by Vividion in its sole discretion pursuant to Section 2.14.1, Celgene may test such Listed E3 Ligand in order to determine whether to exclusively license such Listed E3 Ligand and all associated E3 Ligase Binder Products. Prior to the end of such [***] month period Vividion may, in its sole discretion, offer to Celgene the option to exclusively license the right to Develop, Manufacture and Commercialize such Listed E3 Ligand and all associated E3 Ligase Binder Products (subject, as applicable, to Vividion’s retained right to Develop, Manufacture and Commercialize any Pre-Existing Vividion E3 LDD that includes in its chemical structure such Listed E3 Ligand or any portion of such Listed E3 Ligand) and Celgene may notify Vividion of its exercise thereof in writing on or before the end of such [***] month period, all pursuant to the Binder Program License Agreement with respect to such Listed E3 Ligand and associated E3 Ligase Binder Products, and each Party will update the exhibits and schedules thereto, as applicable. Following the applicable Implementation Date for each Binder Program License Agreement, Celgene shall pay the applicable fees to Vividion set forth in Section 6.6.

2.15 Reversion of Rights.

2.15.1 E3 Ligase Binder Ligands. At the end of the Binder Program Access Term, if any E3 Ligase Binder Ligand has not been exclusively licensed by Celgene, then (a) all rights granted by Vividion to Celgene with respect to such E3 Ligase Binder Ligand, if any, shall revert to Vividion and (b) subject to the applicable E3 Ligase Binder Program MTA, Celgene shall return to Vividion, or destroy, at Vividion’s option, all Confidential Information or tangible materials provided by Vividion to Celgene in relation to such E3 Ligase Binder Ligand; provided, however, that any Confidential Information or tangible materials that also relate to an E3 Ligase Binder Ligand that has been exclusively licensed by Celgene pursuant to Section 2.14 may be retained by Celgene.

2.15.2 Reversion License. Effective upon the event set forth in Section 2.15.1 with respect to an E3 Ligase Binder Ligand, Celgene hereby grants to Vividion a non-exclusive, worldwide right and license in the Field with the right to grant sublicenses (subject to Section 5.1.4), under Celgene’s rights in Celgene Collaboration Intellectual Property and Joint Collaboration IP, to Develop, Manufacture or Commercialize Binder Program Products associated with such E3 Ligase Binder Ligand; provided that, for this purpose, “Celgene Collaboration

Intellectual Property” means Celgene Collaboration Intellectual Property only to the extent that it is actually used in the Development of any such Binder Program Product prior to the applicable reversion set forth in Section 2.15.1; provided further that the foregoing license under this Section 2.15.2 shall be exclusive (even as to Celgene) with respect to the applicable Binder Program Product(s) to the extent of claims within the Patents included in the Celgene Collaboration Intellectual Property and Joint Collaboration IP that Cover a composition of matter of any such Binder Program Product. Vividion shall not owe royalties or milestones with respect to any license in this Section 2.15.2, but Vividion shall be solely responsible for any payments owed by Celgene to any Third Party licensors of Celgene Collaboration Intellectual Property or Joint Collaboration IP, and shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in either case, directly related to Vividion’s exercise of such licenses.

ARTICLE III

OPT-IN RIGHTS EXERCISE; DEVELOPMENT & COMMERCIALIZATION

AGREEMENTS

3.1 Opt-In Right Grant and Exercise.

3.1.1 Opt-In Right Grant. Subject to the terms and conditions of this Agreement on a Program-by-Program basis, Vividion hereby grants to Celgene an exclusive right with respect to each Program (each, an “Opt-In Right”), exercisable (in Celgene’s sole discretion) at any time during the period commencing on Celgene’s receipt of a Data Package (subject to Section 2.5) or Summary (whichever is received earliest) for such Program or, with respect to any CCB Program, the applicable CCB DC Nomination Date, and ending [***] days following (a) with respect to each Vividion Cereblon Program, Deal Target Program or E3 Ligase Program, the earliest to occur of the Data Verification Date or Summary Verification Date, if any, for such Program, and (b) with respect to any CCB Program, [***] days following the end of the term of the CCB MTA for the applicable CCB Program (each such period for each Program, as applicable, the “Opt-In Exercise Window”) as follows:

(a) First Opt-In. Celgene may exercise its Opt-In Right, at any time during the applicable Opt-In Exercise Window, to enter into a License Agreement with respect to the [***] for which Celgene delivers an Opt-In Exercise Notice pursuant to Section 3.1.2 (the “First Program”) (including all applicable Program Compounds thereunder specified in such License Agreement) and any related Companion Diagnostics developed therefor, as set forth in and on the terms and conditions set forth in such License Agreement (and each applicable Program Compound under such First Program specified in such License Agreement shall be deemed a “Licensed Candidate” thereunder and the Program Target (or, if such Program Compounds are LDDs, the Selected Target) against which such Program Compounds are Directed shall be deemed a “Licensed Target” thereunder). For clarity, in the event that Celgene exercises its Opt-In Right for [***] shall be deemed the “First Program” for purposes of this Section 3.1.1.

(b) [***] Opt-In Rights. After Celgene has delivered an Opt-In Exercise Notice for the First Program, with respect to each

[***] for which Celgene delivers an Opt-In Exercise Notice pursuant to Section 3.1.2, Vividion hereby grants (subject to Section 3.1.1(d) below) to Celgene an Opt-In Right, exercisable at any time during the applicable Opt-In Exercise Window, to enter into:

(i) With respect to the [***] for which Celgene exercises its Opt-In Right after the First Program, which Program shall be a Shared US Program, a US Co-Development and Co-Commercialization Agreement with respect to such Program (including all applicable Program Compounds thereunder specified in the US Co-Development and Co-Commercialization Agreement) and any related Companion Diagnostics developed therefor, as set forth in and on the terms and conditions set forth in the US Co-Development and Co-Commercialization Agreement (and each applicable Program Compound specified in the US Co-Development and Co-Commercialization Agreement shall be deemed a “Co-Co Candidate” thereunder and the Program Target (or, if such Program Compounds are LDDs, the Selected Target) against which such Program Compounds are Directed shall be deemed a “Co-Co Target” thereunder); or

(ii) With respect to the [***] for which Celgene exercises its Opt-In Right, which Program shall be a Shared Global Program, a Global Co-Development and Co-Commercialization Agreement with respect to such Program (including all applicable Program Compounds thereunder specified in such Global Co-Development and Co-Commercialization Agreement) and any related Companion Diagnostics developed therefor, as set forth in and on the terms and conditions set forth in the Global Co-Development and Co-Commercialization Agreement (and each applicable Program Compound specified in such Global Co-Development and Co-Commercialization Agreement shall be deemed a “Co-Co Candidate” thereunder and the Program Target (or, if such Program Compounds are LDDs, the Selected Target) against which such Program Compounds are Directed shall be deemed a “Co-Co Target” thereunder). The first Shared Global Program shall be a [***]. Thereafter, the designation of the “Lead U.S. Party” (as defined in Appendix A-2) for each subsequent Shared Global Program, as applicable, shall [***] with respect to each subsequent Shared Global Program. By way of example, the [***].

(c) [***] Opt-In Rights. With respect to each [***], Vividion hereby grants to Celgene an exclusive Opt-In Right, exercisable at any time during the applicable Opt-In Exercise Window, to enter into a License Agreement with respect to such [***], as applicable, (including all applicable [***] thereunder) and any related Companion Diagnostics developed therefor, as set forth in and on the terms and conditions set forth in the applicable License Agreement and [***] (and each applicable Program Compound under such [***], as applicable, specified in such License Agreement shall be deemed a “Licensed Compound” thereunder and the Program Target (or, if such Program Compounds are LDDs, the Selected Target) against which such Program Compounds are Directed shall be deemed a “Licensed Target” thereunder).

(d) Vividion Opt-Out. Notwithstanding Section 3.1.1(b), Vividion shall have the right to elect to opt out of its Development, Manufacturing and Commercialization rights and the sharing of Development Costs (as defined in Appendix A-1 or Appendix A-2, as applicable) and Operating Profits or Losses (as defined in Appendix A-1 or Appendix A-2, as applicable) under any Co-Development and Co-Commercialization Agreement by written notice to Celgene within [***] days of receipt of Celgene’s Opt-In Exercise Notice for the applicable Program (such notice, the “Vividion Opt-Out Notice”) or, if Celgene has exercised its Opt-In Right prior to IND Filing for such Program, within [***] days of receipt of such Opt-In Exercise Notice. If Vividion provides a Vividion Opt-Out Notice for any applicable Program, the Parties shall instead enter into a License Agreement for such Program. For purposes of clarity, after delivery of a Vividion Opt-Out Notice, Celgene shall be responsible for all costs and expenses for the applicable Program in accordance with the terms and conditions of the License Agreement and Vividion shall not have any option or right to buy back into any co-Development or co-Commercialization rights with respect to such Program.

3.1.2 Opt-In Exercise. Celgene shall have the right, but not the obligation, to exercise its Opt-In Right for a Program by delivering an Opt-In Exercise Notice to Vividion within the applicable Opt-In Exercise Window. Upon such exercise, the applicable Program shall become a “Licensed Program” or “Shared Program” as provided in this Section 3.1. Within [***] days following each Opt-In Exercise Notice delivery, Celgene (or an Affiliate designated by Celgene) and Vividion and each Affiliate of Vividion that holds Vividion Intellectual Property relating to the applicable Program will enter into the applicable Development & Commercialization Agreement as set forth in Section 3.1.1, and each Party will update the exhibits and schedules thereto, as applicable, including to identify the Program Compound(s) and Program Target that are the subject of such Development & Commercialization Agreement. Following the applicable Implementation Date for each Development & Commercialization Agreement, (a) Celgene shall pay the applicable fees set forth in such Development & Commercialization Agreement in accordance therewith and (b) Vividion shall no longer have any obligation to provide Celgene with any Data Package or Summary (provided that, in the case of the Summary, Celgene has paid the Summary Fee) for the Program that is the subject of such Development & Commercialization Agreement, and all requests from Celgene for data relating to such Program shall be governed by the terms of such Development & Commercialization Agreement.

3.1.3 Expiration of Opt-In Exercise Windows. If Celgene does not exercise an Opt-In Right prior to the expiration of the applicable Opt-In Exercise Window, then the corresponding Program shall be dropped from the Collaboration in accordance with Section 2.4.4 or Section 2.13, as applicable, and shall no longer be subject to Celgene’s rights under this Agreement, including ARTICLE V and all rights thereto shall revert to Vividion in accordance with Section 2.4.4 or Section 2.13, as applicable.

3.2 Government Approvals.

3.2.1 Efforts. Each of Vividion and Celgene will use its commercially reasonable good faith efforts to eliminate any concern on the part of any Governmental Authority regarding the legality of any proposed Development & Commercialization Agreement including, if required by Governmental Authorities, promptly taking all steps to remove any and all impediments to consummation of the transactions contemplated by the Development & Commercialization Agreements, including obtaining government antitrust clearance, cooperating in good faith with any Governmental Authority investigation, promptly producing any documents and information and providing witness testimony if requested by a Governmental Authority. Notwithstanding anything to the contrary in this Agreement or any Development & Commercialization Agreement, this Section 3.2 and the term “commercially reasonable good faith efforts” do not require that any Party (a) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of Vividion, Celgene or their respective Affiliates, (b) agree to any restrictions on the businesses of Vividion, Celgene or their respective Affiliates, or (c) pay any amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the transactions contemplated by the applicable Development & Commercialization Agreement(s).

3.2.2 HSR/Antitrust Filings. Each of Vividion and Celgene will, within [***] Business Days after the execution of any relevant Development & Commercialization Agreement (or such later time as may be agreed to in writing by the Parties) file with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) any HSR/Antitrust Filing required of it under the HSR Act and, as soon as practicable, file with the appropriate Governmental Authority any other HSR/Antitrust Filing required of it under any other Antitrust Law as determined in the reasonable opinion of any Party with respect to the transactions contemplated by such Development & Commercialization Agreement. The Parties shall cooperate with one another to the extent necessary in the preparation of any such HSR/Antitrust Filing. Each Party shall be responsible for its own costs, expenses and filing fees associated with any HSR/Antitrust Filing; provided, however, that the Parties shall equally share all fees (other than penalties that may be incurred as a result of actions or omissions on the part of a Party, which penalties shall be the sole financial responsibility of such Party), required to be paid to any Governmental Authority in connection with making any such HSR/Antitrust Filing. In the event that the Parties make an HSR/Antitrust Filing under this Section 3.2, the relevant Development & Commercialization Agreement shall terminate (a) at the election of any Party, immediately upon notice to the other Party, in the event that the FTC, DOJ or other Governmental Authority obtains a preliminary injunction or final order under Antitrust Law enjoining the transactions contemplated by such Development & Commercialization Agreement, or (b) at the election of any Party, immediately upon notice to the other Party, in the event that the Antitrust Clearance Date shall not have occurred on or prior to [***)] days after the effective date of the last HSR/Antitrust Filing submitted to a Governmental Authority in relation to such Development & Commercialization Agreement. Notwithstanding anything to the contrary contained herein, except for the terms and conditions of this Section 3.2, none of the terms and conditions contained in any Development & Commercialization Agreement shall be effective until the “Implementation Date,” which is agreed and understood to mean the later of (i) the execution date of such Development & Commercialization Agreement, (ii) if a determination is made pursuant to this Section 3.2 that an HSR/Antitrust Filing is not required to be made under any Antitrust Law for such Development & Commercialization Agreement, the date of such determination, or (iii) if a determination is made pursuant to this Section 3.2 that an HSR/Antitrust Filing is required to be made under any Antitrust Law for such Development & Commercialization Agreement, the applicable Antitrust Clearance Date. As used herein: (x) “Antitrust Clearance Date” means the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act and any comparable waiting periods as required under any other Antitrust Law, in each case with respect to the transactions contemplated by the relevant Development & Commercialization Agreement have expired or have been terminated; and (y) “HSR/Antitrust Filing” means (i) a filing by Vividion and Celgene with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act), together with all required documentary attachments thereto or (ii) any comparable filing by Vividion or Celgene required under any other Antitrust Law, in each case ((i) and (ii)) with respect to the transactions contemplated by any applicable Development & Commercialization Agreement(s).

3.2.3 Information Exchange. Each of Vividion and Celgene will, in connection with any HSR/Antitrust Filing, (a) reasonably cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other Party or its counsel informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by any Development & Commercialization Agreement; (c) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or other Person, give the Parties or their counsel the opportunity to attend and participate in such meetings and conferences; and (d) to the extent practicable, permit the other Party or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority; provided that materials may be redacted to remove references concerning the valuation of the business of Vividion or other sensitive information. Vividion and Celgene, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this Section 3.2.3 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Vividion or Celgene, as the case may be) or its legal counsel.

3.2.4 Assistance Unrelated to Antitrust Law. Subject to this Section 3.2, Vividion and Celgene shall cooperate and use all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications, authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

3.2.5 No Further Obligations. If any Development & Commercialization Agreement is terminated pursuant to this Section 3.2, then, notwithstanding any provision in this Agreement to the contrary, no Party shall have any further obligation to the other Party with respect to the subject matter of such Development & Commercialization Agreement; provided that, prior to termination of such Development & Commercialization Agreement pursuant to this Section 3.2, Celgene shall instead be permitted to assign such Development & Commercialization Agreement or any rights or obligations related thereto to any Third Party if required to comply with any Antitrust Law; provided further that, in any event of termination of the applicable Development & Commercialization Agreement pursuant to this Section 3.2, rights to the applicable Program shall revert to Vividion in accordance with Section 2.4.4 or Section 2.13, as applicable.

ARTICLE IV

GOVERNANCE

4.1 General.

4.1.1 Governance Committees. The Parties shall establish (a) a Joint Steering Committee (“JSC”) to oversee and coordinate the overall conduct of all Programs hereunder; (b) a Joint Research Committee (“JRC”) to oversee and coordinate discovery, research and pre-clinical Development activities with respect to each Program until nomination of a Development Candidate for such Program; (c) a Joint Development Committee (“JDC”) for each Program as to which a Development Candidate has been nominated and designated and for which Celgene retains an Opt-In Right; (d) a Joint Commercialization Committee (“JCC”) to oversee Commercialization activities under a Development & Commercialization Agreement; and (e) a Joint Patent Committee (“JPC”) to oversee Patent Prosecution and enforcement (the JSC, the JRC, the JDC, the JCC and the JPC shall each be referred to as a “Committee”). Each Committee shall have decision-making authority with respect to the matters within its purview to the extent expressly and as more specifically provided herein; it being understood and agreed that (i) notwithstanding anything to the contrary contained herein, on a Program-by-Program basis, from and after the date that Vividion provides a Vividion Opt-Out Notice, the Committees shall no longer have any decision-making authority with respect to such Program, but shall continue to function for information sharing purposes until the applicable Vividion Opt-Out Date (each as defined in Appendix A-1 or Appendix A-2, as applicable) and (ii) with respect to any Program that is subject to an executed License Agreement, no Committee shall have any review or decision-making authority.

4.1.2 From time to time, each Committee may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members as the applicable Committee determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the relevant areas such as high-throughput screening, protein homeostasis, non-clinical development, pharmacology, clinical development, Patents, process sciences, Manufacturing, quality, regulatory affairs, product Development or product Commercialization, as applicable, to the stage of the project or activity. Such Subcommittees shall operate under the same principles as are set forth in this ARTICLE IV for the Committee forming such Subcommittee.

4.1.3 Execution of Co-Development and Co-Commercialization Agreement. On a Program-by-Program basis, upon execution of the applicable Co-Development and Co-Commercialization Agreement for such Program, such Program and matters related thereto shall continue to be within the purview of the applicable Committee, in accordance with and pursuant to the terms of the applicable Co-Development and Co-Commercialization Agreement.

4.2 Joint Steering Committee.

4.2.1 Establishment. Within [***] days following the Effective Date, Vividion and Celgene shall establish the JSC. The JSC shall have oversight over each Program, subject to Sections 4.10 and 4.11.

4.2.2 Duties. The JSC shall:

(a) manage the strategic direction of the Collaboration;

(b) oversee implementation of the Collaboration in accordance with this Agreement and each Co-Development and Co-Commercialization Agreement;

(c) review and monitor progress of the Collaboration and serve as a forum for exchanging information and facilitating discussions regarding the conduct of the Collaboration;

(d) oversee all Programs (excluding any CCB Program under a CCB Program MTA) and related matters within the responsibilities of the Committees hereunder;

(e) manage the substitution and addition of Program Targets in accordance with Section 2.2;

(f) discuss and determine appropriate measures to take in view of Third Party rights;

(g) serve as a forum for dispute resolution in accordance with Section 4.10 with respect to matters that are not resolved at the JRC, JDC, JCC or JPC; and

(h) perform such other duties as are specifically assigned to the JSC under this Agreement or any Co-Development and Co-Commercialization Agreement.

4.3 Joint Research Committee.

4.3.1 Establishment. Within [***] days following the Effective Date, Vividion and Celgene shall establish the JRC. The JRC shall have oversight over each Program until a Development Candidate has been nominated and designated for such Program, subject to Sections 4.10 and 4.11.

4.3.2 Duties. The JRC shall:

(a) review and approve any initial Research Plans (if any) proposed by Vividion and amendments to such Research Plan(s);

(b) discuss the inclusion of Program Compounds in the Collaboration in accordance with Section 2.3.1;

(c) oversee, review and provide strategic guidance to the Parties with respect to the conduct of each Program (excluding any CCB Program under a CCB Program MTA), including the prioritization of Programs;

(d) review and, solely as set forth in Section 2.3.3, approve whether a Program Compound has met the criteria for a Development Candidate in accordance with Section 2.3.3;

(e) in conjunction with the JDC, approve for which Indication(s) in the Field the first IND should be filed for Program Compounds or Development Candidates of Programs;

(f) in conjunction with the JDC, discuss additional Indications for Development of Program Compounds or Development Candidates of Programs;

(g) oversee and coordinate the Parties’ activities with respect to the IND-enabling activities and Manufacture of pre-clinical and clinical supply of Program Compounds and Program Products (to the extent the JDC has not yet been formed);

(h) in conjunction with the JDC, provide a forum for the Parties (i) to discuss the objectives of each Program; and (ii) to exchange and review scientific information and data relating to the activities being conducted under each Program;

(i) provide a forum for the Parties to identify and discuss which Programs Celgene may wish to identify for early Opt-In Right exercise by Celgene;

(j) discuss and attempt to resolve any disputes in the JRC;

(k) in conjunction with the JDC, provide strategic guidance, and coordinate efforts between the Parties, with respect to any Publications and, by mutual agreement, approve requests for Publication, from any Party, according to the Publication Guidelines and Section 8.4 hereof;

(l) determine whether, on a Deal Target Program-by-Deal Target Program basis, any Target Ligand has functional activity; and

(m) perform such other duties as are specifically assigned to the JRC under this Agreement.

4.3.3 Dissolution. The JRC shall be dissolved and its activities and authority terminated upon the end of the Opt-In Term.

4.4 Joint Development Committee.

4.4.1 Establishment. Within [***] days following Vividion’s first identification of a Program Compound as a Development Candidate pursuant to Section 2.3.2 or

[***], Vividion and Celgene shall establish the JDC. The JDC shall have oversight over Development activities with respect to each Program and as to which Celgene retains an Opt-In Right hereunder or that has become a Shared Program.

4.4.2 Duties Prior to Opt-In Right Exercise by Celgene. The JDC shall:

(a) Review and approve the applicable Development plans for each Program and any proposed updates or amendments to such Development plans, and propose revisions to each of such Development plans as needed;

(b) review and approve the content of any IND for a Program Product and oversee, review and coordinate the studies required for the preparation of the CMC section of an IND for filing with Regulatory Authorities for the Program Products, including studies relating to analytical methods and purity analysis;

(c) provide a forum for the Parties to share information with respect to the Development of Program Compounds and Program Products, including reviewing and commenting on updates on such Development;

(d) provide a forum for the Parties to discuss whether to conduct additional Development activities for a Related Compound (other than the designated Development Candidate for a Program or a Program Compound for a Continuation Program) for a Program;

(e) in conjunction with the JRC, approve for which Indication(s) in the Field the first IND should be filed for Program Compounds or Development Candidates of Programs;

(f) in conjunction with the JRC, discuss additional Indications for Development of Program Compounds or Development Candidates of Programs;

(g) in conjunction with the JRC, oversee, review and coordinate process research and development activities (including Manufacturing and formulation development activities);

(h) in conjunction with the JRC, oversee and coordinate the Parties’ activities with respect to the Manufacture of pre-clinical and clinical supply of Program Compounds and Program Products;

(i) oversee the initial development of any biomarkers;

(j) in conjunction with the JRC, provide strategic guidance, and coordinate efforts between the Parties, with respect to any Publications and, by mutual agreement, approve requests for Publication, from any Party, according to the Publication Guidelines and Section 8.4 hereof;

(k) discuss and attempt to resolve any disputes in the JDC; and

(l) perform such other duties as are specifically assigned to the JDC under this Agreement or any Development & Commercialization Agreement.

4.4.3 Duties Post Opt-In Right Exercise by Celgene. The JDC shall, solely with respect to any Shared Program under an executed Co-Development and Co-Commercialization Agreement:

(a) review and recommend to the JSC approval of the initial Development Plan (as provided in the applicable Co-Development and Co-Commercialization Agreement) and any proposed updates or amendments to the Development Plan (and applicable Development Budget) (each as defined in Appendix A-1 or Appendix A-2, as applicable) as needed;

(b) oversee, review, coordinate and provide strategic guidance to the Parties on the Development of the Co-Co Candidates and Shared Products (each as defined in Appendix A-1 or Appendix A-2, as applicable), including assigning activities to be performed by each Party, subject to the provisions of the applicable Co-Development and Co-Commercialization Agreement;

(c) review and coordinate the Parties’ Development activities under the applicable Co-Development and Co-Commercialization Agreement;

(d) subject to and within the parameters of each Development Plan (i) oversee the implementation of the Development Plan (including evaluation of clinical trial protocols and review of the conduct of clinical trials conducted pursuant to the Development Plan); and (ii) oversee and approve the overall strategy and positioning of all material submissions and filings with the applicable Regulatory Authorities;

(e) oversee the Development of any Companion Diagnostics, including the Development of any biomarkers;

(f) oversee and review (in conjunction with the JCC) formulation and Manufacturing development studies, together with associated regulatory activities;

(g) oversee and review the Parties’ activities with respect to Manufacturing of Co-Co Candidates and Shared Products for Development purposes, including in conjunction with the JCC, pre-clinical and clinical supply;

(h) develop and approve a publication plan for any Publications made prior to the First Commercial Sale (as defined in Appendix A-1 or Appendix A-2, as applicable) of a Shared Product;

(i) discuss and attempt to resolve any disputes in the JDC; and

(j) perform such other duties as are specifically assigned to the JDC under the applicable Co-Development & Co-Commercialization Agreement.

4.5 Joint Commercialization Committee. No later than the earlier of (a) the date upon which the Parties commence the [***] under a Co-Development and Co-Commercialization Agreement, or (b) the date upon which the Parties commence the [***] under a Co-Development and Co-Commercialization Agreement, or within [***] days after request by any Party if requested by any Party earlier, the Parties shall establish the JCC. The Parties intend that the JCC shall have the responsibility for overseeing the Commercialization of Shared Products under the Collaboration pursuant to the terms of each Co-Development and Co-Commercialization Agreement.

4.5.1 Meetings. The first scheduled meeting of the JCC shall be held no later than [***] days after establishment of the JCC unless otherwise agreed by the Parties. After the first scheduled meeting of the JCC until the JCC is disbanded, the JCC shall meet in person or telephonically at least once each Calendar Quarter, as further provided in Section 4.8. The JCC shall disband upon the expiration or termination of all Co-Development and Co-Commercialization Agreements. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JCC, including all travel and living expenses.

4.5.2 Duties. The JCC shall, with respect to each Co-Development and Co-Commercialization Agreement:

(a) approve the initial Commercialization Plan (as defined in Appendix A-1 or Appendix A-2, as applicable) for each Shared Product and, each year thereafter, shall review and approve the Commercialization Plan for the then-current Calendar Year and the next succeeding Calendar Year;

(b) oversee implementation of the Commercialization Plan;

(c) review and coordinate the Commercialization activities of Celgene and Vividion with respect to Shared Products, including pre-launch and post-launch activities in the United States;

(d) review and comment on approaches and plans proposed by the applicable Lead Party in the relevant portion of the Territory (each as defined in Appendix A-1 or Appendix A-2, as applicable) for pricing for Shared Products, including pricing of Shared Products included in bundles of products sold to purchasers, in the relevant portion of the Territory;

(e) discuss any branding or co-branding matters;

(f) establish target numbers regarding reach and frequency of sales performance;

(g) oversee and coordinate the commercial supply of Program Compounds and Program Products;

(h) discuss and attempt to resolve any disputes in the JCC; and

(i) perform such other responsibilities as may be set forth in the applicable Co-Development and Co-Commercialization Agreement or mutually agreed by the Parties from time to time.

For purposes of clarity, the JCC shall not have any authority beyond the specific matters set forth in this Section 4.5. In any case where a matter within the JCC’s authority arises, the JCC shall convene a meeting and consider such matter as soon as reasonably practicable, but in no event later than [***] days after the matter is first brought to the JCC’s attention (or, if earlier, at the next regularly scheduled JCC meeting).

4.6 Joint Patent Committee.

4.6.1 Establishment. The initial member of the JPC for each Party will be determined by each Party, respectively, within [***] days after the Effective Date. The Parties intend that the JPC shall have the responsibility for sharing information and coordinating Patent Prosecution matters involving Vividion Patents, Celgene Patents, Patents included in the Celgene Collaboration Intellectual Property and Joint Collaboration Patents.

4.6.2 Duties. The JPC shall:

(a) discuss the current status of all Vividion Patents, Celgene Patents, Patents included in the Celgene Collaboration Intellectual Property and Joint Collaboration Patents;

(b) discuss filing and claiming strategies involving any Vividion Patents, Celgene Patents, Patents included in the Celgene Collaboration Intellectual Property or Joint Collaboration Patents, whether existing as of the Effective Date or filed after the Effective Date;

(c) coordinate the timing and conduct of transfer of the Parties’ responsibilities under each Co-Development and Co-Commercialization Agreement with respect to Prosecution;

(d) coordinate the Parties’ respective activities in preparation for potential litigation involving the assertion of any Vividion Patents, Celgene Patents, Patents included in the Celgene Collaboration Intellectual Property or Joint Collaboration Patents;

(e) discuss and attempt to resolve any disputes in the JPC; and

(f) perform such other duties as are specifically assigned to the JPC under this Agreement or any Co-Development and Co-Commercialization Agreement.

4.7 Alliance Managers. Each Party shall appoint one designated representative to serve as an alliance manager (“Alliance Manager”) with responsibility for being the primary point of contact between the Parties with respect to the Collaboration. The Alliance Managers shall attend JSC, JRC, JDC, JCC and JPC meetings, as necessary, as non-voting observers. Nothing herein shall prohibit a Party from appointing its Alliance Manager as a member of one or more Committees.

4.8 General Committee Membership and Procedures.

4.8.1 Committee Membership. Each Committee shall each be composed of three (3) representatives from each of Celgene and Vividion (provided that the JPC shall be composed of one (1) representative from each of Celgene and Vividion), each of which representatives shall be of the seniority and experience appropriate for service on the applicable Committee in light of the functions, responsibilities and authority of such Committee and the status of Development of the Program Products being pursued hereunder from time to time. Each Party may replace any of its representatives on any Committee at any time with prior written notice to the other Party; provided that such replacement meets this standard. Each Committee shall appoint a chairperson from among its members, with the chairperson for the JSC, JRC and JDC being a representative from Vividion. The JSC shall appoint the chairpersons for the JCC and the JPC. Within [***] days following each Committee meeting, the chairperson of the applicable Committee shall circulate to all Committee members a draft of the minutes of such meeting. The Committee shall then approve, by mutual agreement, such minutes within [***] days following circulation.

4.8.2 Committee Meetings.

(a) The JSC and JRC shall hold an initial joint meeting within [***] days after the Effective Date or as otherwise agreed by the Parties. The JDC shall meet at the time the JDC is formed in accordance with Section 4.4.1. Thereafter, each Committee shall meet at least once every Calendar Quarter, unless the respective Committee members otherwise agree. All Committee meetings shall be conducted in person or, for two of such meetings each year, by teleconference, unless otherwise determined by the applicable Committee.

(b) Unless otherwise agreed by the Parties, all in-person meetings for each Committee shall be held on an alternating basis between Vividion’s facilities in San Diego, California (or such future location as Vividion’s facilities may move to) and Celgene’s facilities in Summit, New Jersey, Seattle, Washington, San Francisco, California or San Diego, California, as determined by Celgene (or such future location as Celgene’s facilities may move to). A reasonable number of other representatives of a Party may attend any Committee meeting as non-voting observers; provided that such additional representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in ARTICLE VIII; and provided further that the Parties, reasonably in advance of the applicable Committee meeting, approve the list of non-voting observers to attend such meeting. Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in Committee meetings.

4.9 Responsibilities under Specific Agreements. Following the execution of a Development & Commercialization Agreement for a given Program:

4.9.1 License Agreement. After the Parties have entered into a License Agreement to govern the further Development and Commercialization of Licensed Products under a specified Program, no Committee shall have any review or decision-making authority with respect to such Licensed Products.

4.9.2 Co-Development and Co-Commercialization Agreement. After the Parties have entered into a Co-Development and Co-Commercialization Agreement to govern the further Development and Commercialization of Shared Products for a specified Program, the Committees other than the JRC shall continue to have review and oversight of the Development, Manufacture and Commercialization of such Shared Products as set forth in this Agreement and the applicable Co-Development and Co-Commercialization Agreement.

4.10 Decision-Making.

4.10.1 Committee; Referral to JSC and to Patent or Executive Officers. All decisions of a Committee shall be made by unanimous vote, with each Party’s Representatives collectively having one (1) vote, and shall be set forth in minutes approved by both Parties. Upon [***] Business Days prior written notice, any Party may convene a special meeting of a Committee for the purpose of resolving any failure to reach agreement on a matter within the scope of the authority and responsibility of such Committee. No Committee shall have the authority to resolve any dispute involving the breach or alleged breach of this Agreement and shall not have any power to amend, modify or waive the terms of this Agreement (including any amendment of the Development Candidate Criteria), any Development & Commercialization Agreement or any other agreement between the Parties, or to alter, increase, expand or waive compliance by a Party with a Party’s obligations under this Agreement or any Development & Commercialization Agreement. If the JRC, JDC, JCC or JPC is unable to reach agreement on any matter so referred to it for resolution by one or both Parties within [***] Business Days after the matter is so referred to it, such matter shall be referred to the JSC for resolution. If the JSC is unable to reach agreement on any matter within [***] Business Days after the matter is referred to it or first considered by it, such matter shall be referred to the Executive Officers for resolution; provided, however, that, with respect to matters within the scope of the authority and responsibility of the JPC, such matters shall be referred to the Patent Officers.

4.10.2 Decision-Making Authority. If the matter is not resolved by the Executive Officers or Patent Officers, as applicable, after discussions between such Executive Officers or Patent Officers, as applicable, within [***] Business Days after referral to the Executive Officers or Patent Officers, as applicable, then, on a Program-by-Program basis, subject to Section 4.11 and except as otherwise provided herein (a) Vividion’s Executive Officer or Patent Officer, as applicable, shall have the right to decide the unresolved matter as to each Program (other than a CCB Program after execution of the applicable CCB Program MTA) with respect to which the Parties have not executed a Development & Commercialization Agreement, (b) the right to decide the unresolved matter as to any Program with respect to which the Parties have executed a Development & Commercialization Agreement shall be as set forth in such Development & Commercialization Agreement and (c) the right to decide the unresolved matter as to each CCB Program after execution of the applicable CCB Program MTA shall be as provided in the CCB Program MTA.

4.10.3 Notwithstanding the foregoing, no Party shall have the right to finally resolve a dispute pursuant to Section 4.10.2:

(i) in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement or any Development & Commercialization Agreement;

(ii) in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement or any Development & Commercialization Agreement;

(iii) to resolve any dispute involving the breach or alleged breach of this Agreement or any Development & Commercialization Agreement;

(iv) to resolve a matter if the provisions of this Agreement or any Development & Commercialization Agreement specify that unanimous or mutual agreement of the Parties or a Committee, or consent of the other Party, is required for such matter (including for clarity the substitution or addition of any Deal Targets or Deal E3 Ligases pursuant to Section 2.2);

(v) to resolve a matter submitted to a Scientific Panel for resolution, in accordance with terms of this Agreement or any Development & Commercialization Agreement;

(vi) in a manner that would require the other Party to perform any act that is inconsistent with any Law;

(vii) to determine whether or not a milestone event has been achieved under a Development & Commercialization Agreement; or

(viii) otherwise expand a Party’s rights or reduce or increase a Party’s obligations under this Agreement or any Development & Commercialization Agreement.

4.11 Scope of Governance. Notwithstanding the creation of each of the Committees, each Party shall retain the rights, powers and discretion granted to it under this Agreement (including, in the case of Celgene, Celgene’s right to Develop a CCB Program pursuant to Section 2.4, to designate a Continuation Program pursuant to Section 2.6.1, and to elect whether to exercise Opt-In Rights pursuant to Section 3.1), and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The Parties understand and agree that issues to be formally decided by a particular Committee are only those specific issues that are expressly provided in this Agreement or any Co-Development and Co-Commercialization Agreement to be decided by such Committee, as applicable.

4.12 Vividion Right to Discontinue Participation. Notwithstanding anything in this ARTICLE IV to the contrary, Vividion shall have the right to discontinue its participation in, and to not appoint members to, any Committee or any subcommittee or project team upon [***] days prior written notice to Celgene if, but only if, at all relevant times during the Research Term Vividion shall have selected one or more independent Third Parties who will at all relevant times during the Research Term act as a representative on the JSC in place of Vividion’s representative (provided that such Third Party is not a competitor to Celgene), subject to Celgene’s prior written consent, such consent not to be unreasonably withheld, and such Third Party representatives shall constitute Vividion’s members on such Committee. Any such independent Third Party representatives designated by Vividion pursuant to the immediately preceding sentence shall have the same authority as Vividion for purposes of this ARTICLE IV. In the event Vividion elects to have a Third Party act as a representative on the JSC in place of Vividion’s representative pursuant to this Section 4.12, the Parties understand and agree that Celgene shall not have sole decision-making authority or control of the JSC. If, at any time, following issuance of such a notice, Vividion wishes to resume participation in any Committee or Subcommittee, Vividion shall notify Celgene in writing and, thereafter, Vividion’s representatives to such Committee or Subcommittee shall be entitled to attend any subsequent meeting of such Committee or Subcommittee and to participate in the activities of, and decision-making by, such Committee or Subcommittee as provided in this ARTICLE IV as if such notice had not been issued by Vividion pursuant to this Section 4.12. If Vividion discontinues participation in, or does not appoint members (including a Third Party representative as provided above) to, any Committee or any Subcommittee or project team, (a) it shall not be a breach of this Agreement; (b) no consideration shall be required to be returned; (c) unless and until such members are appointed, Celgene may unilaterally discharge the roles of such Committee, Subcommittee or project team, as applicable, for which members were not appointed, including making in Celgene’s sole discretion all decisions of such Committee, Subcommittee, or project team, including decisions requiring mutual agreement; provided that Celgene shall not unilaterally discharge the roles of such Committee, Subcommittee or project team, as applicable, as permitted under this ARTICLE IV unless Vividion has not appointed any members within [***] days after Celgene has completed its appointment of its members; and (d) Vividion shall abide by all decisions made by Celgene on behalf of the applicable Committee, Subcommittee, or project team and shall continue to perform its obligations hereunder. If Vividion thereafter appoints members to a Committee, Subcommittee or project team, Celgene shall no longer have the unilateral right to discharge the role of such Committee, Subcommittee or project team, as applicable, and the applicable Committee, Subcommittee or project team, as applicable, shall be re-formed.

ARTICLE V

LICENSES; EXCLUSIVITY

5.1 Licenses.

5.1.1 License to Vividion. On a Program-by-Program basis, commencing on the Effective Date and extending until expiration of (a) the earlier of (i) expiration of the Research Term and (ii) the Opt-In Term or (b) solely with respect to a Continuation Program, the Continuation Term Period, subject to the terms and on the conditions set forth in this Agreement, Celgene hereby grants and shall cause (within [***] days after the Effective Date) its Affiliates to grant to Vividion a non-exclusive, worldwide, royalty-free right and license, with the right to grant sublicenses (subject to Section 5.1.4), under the Celgene Intellectual Property, Celgene Collaboration Intellectual Property and Celgene’s interest in the Joint Collaboration IP, solely to permit Vividion to perform its obligations under the Research Plan for each Program that is subject to an Opt-In Right exercisable by Celgene under Section 3.1 to Develop or Manufacture, for purposes of such Program, Program Compounds or Program Products during the Opt-In Term. With respect to Celgene Intellectual Property, Celgene Collaboration Intellectual Property or Joint Collaboration IP that also Covers the manufacture, use, offer for sale, sale or importation of any pharmaceutical product or compound owned or otherwise Controlled by Celgene (each, a “Celgene Independent Product”), such license granted in this Section 5.1.1 shall not include a license to make, manufacture, use, offer for sale, sell or import such Celgene Independent Product, except as mutually agreed in writing between the Parties.

5.1.2 License to Celgene.

(a) On a Program-by-Program basis, commencing on the Effective Date until the expiration of the Opt-In Term, subject to the terms and on the conditions set forth in this Agreement, Vividion hereby grants to Celgene a non-exclusive, worldwide, royalty-free right and license, with the right to grant sublicenses (subject to Section 5.1.4), under the Vividion Intellectual Property and Vividion’s interest in the Joint Collaboration IP, solely to permit Celgene to Develop CCB Programs and to perform its obligations under the Research Plan for each Program that is subject to an Opt-In Right exercisable by Celgene under Section 3.1 to Develop or Manufacture, for purposes of such Program, Program Compounds or Program Products during the Opt-In Term.

5.1.3 Additional Licenses. Each Development & Commercialization Agreement will specify additional licenses for the Development, Manufacture or Commercialization of Licensed Candidates, Licensed Products, Co-Co Candidates and Shared Products (each as defined in Appendix A-1, Appendix A-2, Appendix B-1 or Appendix B-2, as applicable) for the Programs that are subject to such agreement.

5.1.4 Sublicenses. Vividion shall have the right to grant sublicenses under the rights granted to it under Section 5.1.1 to its Affiliates and Third Party contractors, and Celgene shall have the right to grant sublicenses under the rights granted to it under Section 5.1.2 to its Affiliates and Third Party contractors. Each such sublicense granted by any Party shall be subject to and consistent with the terms and conditions of this Agreement, and each Party shall provide the other Party with an unredacted copy of such sublicense.

5.1.5 Rights Retained by the Parties. For purposes of clarity, each Party retains all rights under Know-How and Patents Controlled by such Party not expressly granted to the other Party pursuant to this Agreement.

5.1.6 No Implied Licenses. Except as explicitly set forth in this Agreement, no Party shall be deemed by estoppel, implication or otherwise to have granted the other Party any license or other right to any intellectual property of such Party.

5.1.7 Section 365(n) of the Bankruptcy Code. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of such Code. Each Party, as licensee, may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, if a Party elects to retain its rights as a licensee under any Bankruptcy Code, such Party shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the licensee Party not later than: (a) the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or (b) if not delivered under clause (a), upon the rejection of this Agreement by or on behalf of the licensor, upon written request. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code. As used herein, “Bankruptcy Code” means the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.

5.1.8 America Invents Act (“AIA”). Notwithstanding anything to the contrary in this ARTICLE V, no Party will have the right to make an election under 35 USC § 102(b)(2)(C) or 35 USC § 102(c) when exercising its rights under this ARTICLE V without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement or any Development & Commercialization Agreement is deemed a “joint research agreement” as defined in 35 USC § 100(h). Notwithstanding the foregoing, the other Party’s consent under this Section 5.1.8 will not be required in connection with filing a terminal disclaimer to overcome an obviousness-type double patenting rejection in any patent application claiming a Program Compound, Development Candidate, Program Product, or uses thereof and for which an election under 35 USC § 102(b)(2)(C) or 35 USC § 102(c) has been made, provided that the Parties shall first agree on terms and conditions under which the Patent subject to such terminal disclaimer and the Patent over which such Patent is terminally disclaimed are not separately enforced, as set forth in 37 CFR § 1.321(d)(3).

5.1.9 Recording. If Celgene deems it necessary or desirable to register or record this Agreement or any Development & Commercialization Agreement or evidence of this Agreement or any Development & Commercialization Agreement with any patent office or other appropriate Governmental Authority in one or more jurisdictions in the Territory, Vividion will reasonably cooperate to execute and deliver to Celgene any documents accurately reflecting or evidencing this Agreement or any Development & Commercialization Agreement that are necessary or desirable, in Celgene’s reasonable judgment, to complete such registration or recordation, provided that the Parties first mutually agree on the contents of such documents. Celgene will reimburse Vividion for all reasonable out-of-pocket costs, including attorneys’ fees, incurred by Vividion in complying with the provisions of this Section 5.1.9 within thirty [***] after receipt of an invoice therefor.

5.2 Exclusivity.

Vividion. During the Research Term and, if applicable, the Continuation Term Period, Vividion and its Affiliates shall not (except as otherwise expressly permitted in this Agreement or any Development & Commercialization Agreement): (a) [***] or (b) [***]; provided, however, that (y) [***] and (z) [***]. The Parties understand and agree that Vividion shall be entitled to research, develop, manufacture, and commercialize pharmaceutical products outside the scope of this Collaboration.

5.2.1 Certain Exceptions to Exclusivity.

(a) Incidental Discoveries. Vividion shall be deemed not to be, directly or indirectly (whether such activities are conducted internally or with or through a Third Party), Developing, Manufacturing or Commercializing in violation of the provisions of this Section 5.2 as a result of conducting a research program or discovery effort (or Developing, Manufacturing or Commercializing a therapeutic modality resulting from such research program or discovery effort) that has as its specified and primary goal, as evidenced by laboratory notebooks or other relevant documents contemporaneously kept, taken as a whole, to Develop compounds that are not within the prohibitions set forth in this Section 5.2.

(b) Academic Collaborations. Notwithstanding the provisions of Section 5.2.1, Vividion shall be permitted to perform any of the activities that would otherwise be prohibited under Section 5.2.1 if such activities are (i) the subject of an existing agreement between Vividion and an academic institution or academic collaborator entered into prior to the Effective Date, provided that Vividion shall not be permitted to amend any such agreement unless such amendment contains provisions consistent with the terms and conditions of such agreement in effect as of the Effective Date with respect to (A) ownership and licenses of pre-existing intellectual property rights, as well as intellectual property rights and inventions arising pursuant to the conduct of activities under such agreement, (B) rights regarding publication of the results arising pursuant to the conduct of activities under such agreement, and (C) confidentiality obligations (collectively, (A) through (C), the “Academic Essential Provisions”), or (ii) the subject of a new agreement entered into between Vividion and an academic institution or academic collaborator that contains terms and conditions with respect to the Academic Essential Provisions consistent with the terms and conditions of the agreements between such Party and an academic institution or academic collaborator entered into prior to the Effective Date; provided that, if any Academic Essential Provisions of an amendment described in (i) or an agreement described in (ii) would not be consistent with the Academic Essential Provisions of the agreements between Vividion and an academic institution or academic collaborator entered into prior to the Effective Date, Vividion shall not enter into such amendment or agreement on such inconsistent terms and conditions without the prior written consent of Celgene.

(c) Competitive Programs. Section 5.2.1 shall not apply if, during the Term, Vividion or any of its Affiliates (other than in a Change of Control transaction with respect to such Party) merges or consolidates with, or otherwise acquires, a Third Party that is then engaged in activities that would otherwise constitute a breach of this Section 5.2 by Vividion or its Affiliates (a “Competitive Program”); it being understood and agreed that, unless the Parties agree otherwise in writing, if Vividion is engaged in a Competitive Program, then Vividion shall, within [***] days after the date of such merger, consolidation or acquisition, notify Celgene that it intends to either: (i) terminate, or cause its relevant Affiliate to terminate, the Competitive Program or (ii) divest, or cause its relevant Affiliate to divest, whether by license or otherwise, the Competitive Program. If Vividion notifies Celgene within such [***] day period that it intends to terminate, or cause its relevant Affiliate to terminate, such Competitive Program, Vividion or its relevant Affiliate, shall (A) terminate such Competitive Program as quickly as possible, and in any event within [***] days (unless applicable Law requires a longer termination period) after Vividion delivers such notice to Celgene; and (B) confirm to Celgene when such termination has been completed, and Vividion’s continuation of the Competitive Program during such [***] day (or, as required by applicable Law, longer) period shall not constitute a breach of Vividion’s exclusivity obligations under Section 5.2.1. If Vividion notifies Celgene within such [***] day period that it intends to divest such Competitive Program, Vividion or its relevant Affiliate shall use all reasonable efforts to effect such divestiture as quickly as possible, and in any event within [***] days after Vividion delivers such notice to Celgene, and shall confirm to Celgene when such divestiture has been completed. If Vividion or its relevant Affiliate fails to complete such divestiture within such [***] day period, but has used reasonable efforts to effect such divestiture within such [***] day period, then, unless otherwise required by applicable Law, such [***)] day period shall be extended for such additional reasonable period thereafter as is necessary to enable such Competitive Program to be in fact divested, not to exceed an additional [***] days; provided, however, that such additional [***] day period shall be extended for such period as is necessary to obtain any governmental or regulatory approvals required to complete such divestiture if Vividion or its relevant Affiliate is using good faith efforts to obtain such approvals. The continuation by Vividion of the Competitive Program during such divestiture period shall not constitute a breach of Vividion’s exclusivity obligations under 5.2.1.

(d) Certain Permitted Activities.

(i) The restrictions set forth in Section 5.2.1 shall not be deemed to prevent any Party or its respective Affiliates from (A) fulfilling its obligations under this Agreement, or (B) engaging any subcontractors in accordance with Section 2.10 or academic collaborators in accordance with Section 5.2.2(b).

(ii) If a Change of Control occurs with respect to Vividion with a Third Party and the Third Party already is conducting or is planning to conduct activities that would cause Vividion or an Affiliate to violate Section 5.2.1 (an “Acquirer Program”), then such Third Party will be permitted to initiate or continue such Acquirer Program and such initiation or continuation will not constitute a violation of Section 5.2.1; provided that (A) none of the Vividion Intellectual Property or Joint Collaboration IP will be used in any Acquirer Program, (B) none of the other Patents or Know-How licensed by any Party to the other Party pursuant to this Agreement will be used in any Acquirer Program, (C) no Confidential Information of Celgene will be used in any such Acquirer Program, and (D) the Development activities required under this Agreement will be conducted separately from any Development activities directed to such Acquirer Program, including by the maintenance of separate lab notebooks and records (password-protected to the extent kept on a computer network) and the use of separate personnel working on each of the activities under this Agreement, and the activities covered under such Acquirer Program (except that this requirement shall not apply to personnel who have senior research management roles and not project level research roles, provided such personnel in senior research management roles are not directly involved in the day-to-day activities under such Acquirer Program).

ARTICLE VI

FINANCIAL TERMS

6.1 Upfront Payment. In consideration for the rights granted to Celgene under this Agreement, Celgene will make a one-time, non-refundable, non-creditable upfront payment of Ninety-Five Million U.S. Dollars ($95,000,000) to Vividion within ten (10) Business Days after the Effective Date.

6.2 Equity Purchase Agreement. Celgene will purchase preferred stock of Vividion on the terms and pursuant to the conditions of the Series A-3 Preferred Stock Purchase Agreement dated as of the Effective Date by and between Vividion and Celgene.

6.3 Research Term Extension Fee. Celgene may elect, in its sole discretion, to extend the Research Term pursuant to Section 2.1.2 by making a non-refundable payment to Vividion of [***] Dollars ($[***]) for such two (2) year extension (the “Research Term Extension Fee”) within [***] days after receipt of Vividion’s invoice therefor, in which case the Research Term will end on the sixth (6th) anniversary of the Effective Date.

6.4 CCB Program Fee. On a CCB Program-by-CCB Program basis, in consideration for the right to enter into a CCB Program MTA with respect to such CCB Program, upon exercise of the Celgene CCB MTA Election with respect to such CCB Program in accordance with Section 2.4, Celgene shall, within [***] Business Days after entry into each such CCB Program MTA, pay to Vividion a one-time, non-refundable, non-creditable payment equalling [***] U.S. Dollars ($[***]) (each, a “CCB Program Development Fee”).

6.5 Opt-In Right Fees.

6.5.1 Deal Target Programs, E3 Ligase Programs and Vividion Cereblon Programs. Upon exercise of its Opt-In Right for a Deal Target Program, E3 Ligase Program or Vividion Cereblon Program, Celgene shall, within [***] Business Days after the Implementation Date of the applicable Development & Commercialization Agreement for such Program, pay to Vividion a one-time, non-refundable, non-creditable payment of (a) where the Parties are entering into a License Agreement for such Program, [***] U.S. Dollars ($[***]) or (b) where the Parties are entering into a Co-Development and Co-Commercialization Agreement for such Program, [***] U.S. Dollars ($[***]).

6.5.2 CCB Programs. Upon exercise of its Opt-In Right for a CCB Program, Celgene shall, within [***] Business Days after the Implementation Date of the applicable License Agreement for such Program, pay to Vividion a one-time, non-refundable, non-creditable payment of [***] U.S. Dollars ($[***]).

6.6 Binder Program Payments. If Vividion elects, in its sole discretion, to present any Listed E3 Ligands to Celgene, then the following shall apply:

6.6.1 Fees. Upon exercise of its right to exclusively license the right to Develop, Manufacture and Commercialize a given Listed E3 Ligand and all associated Binder Program Products pursuant to Section 2.14.3, Celgene shall, within [***] Business Days after the Implementation Date of the applicable Binder Program License Agreement for such Listed E3 Ligand, pay to Vividion a one-time, non-refundable, non-creditable payment of [***] U.S. Dollars ($[***]).

6.6.2 Development Milestones. If Celgene exclusively licenses the right to Develop, Manufacture and Commercialize a Listed E3 Ligand and all associated E3 Ligase Binder Products pursuant to Section 2.14.3, then Celgene shall pay Vividion the following one-time amounts after the first achievement by or on behalf of Celgene or its Affiliates or sublicensees of the corresponding development and regulatory milestone events set forth below with respect to each Binder Program Product associated with the applicable Listed E3 Ligand. Notwithstanding anything to the contrary contained herein, [***].

Milestones	Payment (in US Dollars)
(1) [***]	$[***]
(2) [***]	$[***]
(3) [***]	$[***]
(4) [***]	$[***]

(i) Each milestone payment under this Section 6.6.2 shall be made within [***] days after the achievement of the applicable milestone by Celgene or any of its Affiliates or sublicensees.

(ii) For clarity, the milestone payments set forth in the table above in this Section 6.6.2 (to the extent payable) shall be paid only once with respect to each Binder Program Product, regardless of the number of Indications for which the milestone event may be achieved for such Binder Program Product.

6.6.3 Sales Milestones. If Celgene exclusively licenses the right to Develop, Manufacture and Commercialize a Listed E3 Ligand and all associated E3 Ligase Binder Products pursuant to Section 2.14.3, then Celgene shall make a non-refundable, non-creditable, one-time payment of [***] US Dollars ($[***]) to Vividion within [***] days following the end of the Calendar Quarter in which aggregate Annual Net Sales of any Binder Program Product associated with the applicable Listed E3 Ligand in the Territory first exceed [***] U.S. Dollars ($[***]). For clarity, the milestone payment set forth in this Section 6.6.3 shall be paid only once for each applicable Binder Program Product.

6.6.4 Royalties.

(a) Binder Program Products. If Celgene exclusively licenses the right to Develop, Manufacture and Commercialize a Listed E3 Ligand and all associated E3 Ligase Binder Products pursuant to Section 2.14.3, then Celgene shall pay to Vividion royalties on worldwide Annual Net Sales of such licensed Binder Program Products, on a Binder Program Product-by-Binder Program Product basis, as set forth below:

Per Binder Program Product Worldwide Annual Net Sales	Royalty Rate
Portion of Annual Net Sales of such Binder Program Product in the Territory by all Selling Parties, in the aggregate, up to and including [***] U.S. Dollars ($[***]).	[***]%

Portion of Annual Net Sales of such Binder Program Product in the Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]) up to and including [***] U.S. Dollars ($[***]).	[***]%

Portion of Annual Net Sales of such Binder Program Product in the Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]).	[***]%

provided, however, that the royalty rates set forth in the table above shall each be reduced by [***] percent ([***]%) (e.g., [***]% shall become [***]%) for a given Binder Program Product if, prior to the [***] for such Binder Program Product, Celgene pays to Vividion [***] U.S. Dollars ($[***]).

Each royalty rate set forth in the table above will apply only to that portion of the worldwide Annual Net Sales of a given Binder Program Product in the Territory during a given Calendar Year that falls within the indicated portion. For example, if worldwide Annual Net Sales of a given Binder Program Product by Celgene and its Affiliates and sublicensees were $[***], then (provided that the royalty rates have not been reduced as described in the preceding paragraph) the royalties payable with respect to such worldwide Annual Net Sales would be:

($[***] x [***]%) + ($[***] x [***]%) = $[***].

(b) Binder Royalty Term. Subject to the penultimate sentence of this Section 6.6.4(b), royalties payable under this Section 6.6.4 shall be paid by Celgene on a Binder Program Product-by-Binder Program Product and country-by-country basis from the date of First Commercial Sale of each Binder Program Product in a country with respect to which royalty payments are due, until the last to expire of any Valid E3 Ligase Claim of any Vividion Patents, Celgene License Collaboration Patents or Joint Patents Covering such Binder Program Product in such country(each such term with respect to a Binder Program Product and a country, a “Binder Royalty Term”). Notwithstanding anything to the contrary contained herein, [***]. As used herein, “Valid E3 Ligase Claim” shall mean (i) a claim, as in existence as of the end of the Research Term, Covering the [***] the E3 Ligase Binder Ligand of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (ii) a claim, as in existence as of the end of the Research Term, Covering the [***] the E3 Ligase Binder Ligand, of any patent application filed by a Person in good faith that has not been cancelled, withdrawn or abandoned, nor been pending for more than [***] years from the earliest filing date to which such patent application or claim is entitled.***Expiration of Binder Royalty Term. Upon the expiration of the Binder Royalty Term with respect to a Binder Program Product in a country, the license granted by Vividion to Celgene in the applicable Binder Program License Agreement shall be deemed to be fully paid-up, irrevocable and perpetual with respect to such Binder Program Product in such country.

(c) Royalty Reduction for Generic Competition. If, on a Binder Program Product-by-Binder Program Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, (i) a Generic Product(s) has a market share of greater than [***] percent ([***]%) but less than or equal to [***] percent ([***]%) or (ii) a Generic Product(s) has a market share of more than [***] percent ([***]%); then, subject to Section 6.6.4(f), the royalties payable with respect to Annual Net Sales of such Binder Program Product pursuant to Section 6.6.4(a) in such country during such Calendar Quarter shall be reduced by [***] percent ([***]%) if subsection (i) applies and [***] percent ([***]%) if subsection (ii) applies, respectively, of the royalties otherwise payable pursuant to Section 6.6.4(a). Market share shall be based on the aggregate market in such country of such Binder Program Product and all applicable Generic Products (based on sales of units of such Binder Program Product and such Generic Product(s) in the aggregate, as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties).

(d) Deduction for Third Party Payments. In the event that royalties are payable by Celgene to Vividion with respect to any Binder Program Product in any country under this Section 6.6.4, then, subject to Section 6.6.4(f), Celgene shall have the right to deduct a maximum of [***] percent ([***]%) of any royalties or other amounts actually paid by Celgene to a Third Party with respect to any license obtained with respect to such Binder Program Product in such country, but only to the extent that the Patents or Know-How licensed under such other license are necessary for the Development, Manufacture or Commercialization of such Binder Program Product in such country, from royalty payments otherwise due and payable by Celgene to Vividion under this Section 6.6.4 with respect to such Binder Program Product in such country, on a Binder Program Product-by-Binder Program Product and country-by-country basis.

(e) Cumulative Effect of Royalty Reductions. In no event shall the royalty reductions described in this Section 6.6.4, alone or together, reduce the royalties payable by Celgene for a Binder Program Product in a country in any given Calendar Quarter to less than [***] percent ([***]%) of the amounts otherwise payable by Celgene for such Calendar Quarter. Celgene may carry over and apply any such royalty reductions, which are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter due to the limitation set forth above in this Section 6.6.4(f), to any subsequent Calendar Quarter(s) and shall begin applying such reduction to such royalties as soon as practicable and continue applying such reduction on a Calendar Quarterly basis thereafter until fully deducted, in all cases subject to the limitation set forth above in this Section 6.6.4(f).

6.7 Development Costs and Manufacturing Costs. As between the Parties, except as expressly set forth herein or otherwise agreed by the Parties, (a) Vividion shall be solely responsible, on a Program-by-Program basis, for any and all costs and expenses it incurs in connection with the conduct of Development and Manufacturing activities for such Program that occur before Celgene exercises the Opt-In Right for such Program and (b) Celgene shall be solely responsible, on a CCB Program-by-CCB Program basis, for any and all costs and expenses it incurs under a CCB Program MTA in connection with the conduct of Development and Manufacturing activities for such CCB Program that occur before Celgene exercises the Opt-In Right for such CCB Program, after which the costs of further Development, Manufacturing and Commercialization activities, for the applicable Products shall be borne by the Parties in accordance with the applicable Development & Commercialization Agreement.

6.8 Financial Records. Vividion shall keep, and shall require its Affiliates to keep, complete and accurate books and records containing all data reasonably required for the calculation and verification of amounts payable by Celgene under this ARTICLE VI in accordance with applicable Accounting Standards. Vividion shall keep, and shall require its Affiliates to keep, such books and records for at least [***] years following the end of the Calendar Year to which they pertain. Such books of accounts shall be kept at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records.

6.9 Tax Matters.

6.9.1 Withholding Taxes.

(a) Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of applicable Law. The Party that is required to make such withholding (the “Paying Party”) will: (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to the recipient Party (the “Payee Party”) on a timely basis following that tax payment; provided, however, that, before making any such deduction or withholding, the Paying Party shall give the Payee Party notice of the intention to make such deduction or withholding (and such notice, which shall set forth in reasonable detail the authority, basis and method of calculation for the proposed deduction or withholding, shall be given a reasonable period of time before such deduction or withholding is required, in order for such Payee Party to obtain reduction of or relief from such deduction or withholding). Each Party agrees to cooperate with the other Party in claiming refunds of, or reductions in, such deductions or withholdings under any applicable Law or treaty to ensure that any amounts required to be withheld pursuant to this Section 6.9.1(a) are reduced to the fullest extent permitted by applicable Law. In addition, the Parties shall co-operate to minimize value added tax, sales and use tax, consumption and other similar taxes (“Indirect Taxes”) in connection with this Agreement, as applicable.

(b) Tax Documentation. Each Party has provided a properly completed and duly executed IRS Form W-9 or applicable Form W-8 to the other Party. Each Party and any other recipient of payments under this Agreement shall provide to the other Party, at the time or times reasonably requested by such other Party or as required by applicable Law, such other properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes, and the applicable payment shall be made without (or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by the Paying Party.

6.9.2 Tax Cooperation. Upon request, each Party shall use Commercially Reasonable Efforts to cooperate with the other Party to mitigate, reduce or eliminate adverse tax consequences to such other Party from changes in applicable Law, the use of present or future Affiliates of any Party to engage in transactions described in or contemplated by this Agreement, or from other activities or transactions described in or contemplated by this Agreement.

6.10 Payments; Currency Exchange. Payments of all amounts payable under this ARTICLE VI shall be made directly by Celgene to the bank account designated in writing by Vividion. Unless otherwise expressly stated in this Agreement, all amounts specified in, and all payments made under, this Agreement shall be in United States Dollars. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with Celgene’s normal practices used to prepare its audited financial statements for internal and external reporting purposes. For clarity, Celgene sets currency transaction rates for the month on the last Business Day of the prior calendar month. Vividion has the right to verify that the exchange rates used by Celgene for a given month are within the trading range of the last Business Day of the prior calendar month.

6.11 Late Payments. Celgene shall pay interest to Vividion on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of (x) [***], or (y) [***]; provided that, [***].

ARTICLE VII

INTELLECTUAL PROPERTY

7.1 Ownership of Inventions.

7.1.1 Inventions. Inventorship of Inventions shall be determined by application of U.S. patent law pertaining to inventorship, and ownership shall follow inventorship.

7.1.2 Background IP. As between the Parties, each Party will retain all right, title and interest in and to all Patents and Know-How Controlled by such Party (a) as of the Effective Date, and (b) during the Term that do not Cover Inventions and are not Know-How arising in the course of the conduct of Collaboration activities, except, in each case, to the extent that any such rights are expressly licensed by one Party to the other Party under this Agreement or any Development & Commercialization Agreement.

7.1.3 CCB Programs. As further set forth in the CCB Program MTA and notwithstanding anything contained herein to the contrary, [***] shall solely own all Inventions and intellectual property rights therein, including any Patents or Know-How, that are discovered, developed, generated or invented by or on behalf of [***], whether or not through the use of [***]. For clarity, the Parties understand and agree that the [***] shall be [***].

7.1.4 Joint Collaboration IP. Subject to Sections 7.1.1, 7.1.2, and 7.1.3, both Parties shall jointly own all Inventions and intellectual property rights therein that are Joint Collaboration IP, such that each Party has an undivided one-half (1/2) interest in such Joint Collaboration IP, and, subject to any licenses granted by one Party to the other under this Agreement or any Development & Commercialization Agreement, with no duty of accounting to the other Party and no requirement to obtain consent from the other Party in connection with any licenses granted by any Party to Third Parties with respect to such Joint Collaboration IP. Enforcement of such Joint Collaboration IP shall be controlled by Section 7.4 or as otherwise agreed by the Parties in writing. To the extent necessary in any jurisdiction to effect the foregoing, each Party hereby grants to the other Party a non-exclusive, royalty-free, fully-paid, worldwide license, with the right to grant sublicenses, to practice such Joint Collaboration IP for any and all purposes, subject to any licenses granted by one Party to the other under this Agreement or any Development & Commercialization Agreement.

7.2 Prosecution of Patents.

7.2.1 As between the Parties, the Party that owns or Controls (for the avoidance of doubt, other than by way of a license granted under this Agreement) a Patent relating to a Program, unless otherwise explicitly provided under a Development & Commercialization Agreement, shall have the sole right (but not the obligation) to Prosecute such Patent, at such Party’s expense, except that Vividion, unless otherwise explicitly provided under a Development & Commercialization Agreement, shall have the first right (but not the obligation) to Prosecute all Vividion Patents and Joint Collaboration Patents, at [***]. For any Vividion Patent that is first filed after the Effective Date (and except as otherwise mutually agreed), Vividion will not include in such Vividion Patent any claim directly claiming any Celgene Independent Product of which Vividion is aware in advance that is Directed to [***], including methods of using a Program Compound in combination with any such Celgene Independent Product Directed to [***]. Notwithstanding anything in this Section 7.2.1 to the contrary, [***] shall have final decision-making authority as to representations made to any patent office worldwide with respect to any Celgene Independent Products Directed to [***] or any Patents owned or otherwise controlled by Celgene claiming, Covering, or related to such Celgene Independent Product; it being understood and agreed that, prior to [***] making any representations to any patent office worldwide with respect to any Celgene Independent Products Directed to [***] or any Patents owned or otherwise controlled by Celgene claiming, Covering, or related to such Celgene Independent Product, [***] will provide such representations to [***] for its review.

7.2.2 Until the earlier of (a) Celgene’s exercise of its Opt-In Right and entry into a Development & Commercialization Agreement for a given Program or (b) the expiration of the Opt-In Exercise Window for such Program, Vividion shall, with respect to any Vividion Patent or Joint Collaboration Patent related to such Program, (x) keep Celgene informed, via the JPC, as to material developments with respect to the Prosecution of such Vividion Patent or Joint Collaboration Patent, including by providing copies of all substantive office actions or any other substantive documents in connection with such Vividion Patent or Joint Collaboration Patent that Vividion receives from any patent office, and (y) provide Celgene with a reasonable opportunity to comment substantively on the Prosecution of such Vividion Patent or Joint Collaboration Patents prior to taking material actions (including the filing of initial applications) with respect to such Vividion Patent or Joint Collaboration Patent, and will in good faith consider any comments made by and actions recommended by Celgene with respect thereto, provided that Celgene does so promptly and consistently with any applicable filing deadlines. Notwithstanding anything in this Section 7.2.2 to the contrary, [***] shall have final decision-making authority as to representations made to any patent office worldwide with respect to any Celgene Independent Products Directed to [***] or [***], provided, however, that [***] shall be responsible for any such costs associated with [***] enforcing this final decision-making authority pursuant to this Section 7.2.2. If, during the Term,

Vividion in any country in the Territory decides not to Prosecute and Maintain any Vividion Patent or Joint Collaboration Patent, or intends to allow such Vividion Patent or Joint Collaboration Patent to lapse or become abandoned without having first filed a substitute, it shall notify and consult with Celgene of such decision or intention at least [***] Business Days prior to the date upon which the subject matter of such Vividion Patent or Joint Collaboration Patent shall become unpatentable or shall lapse or become abandoned, and, subject to the rights of any owner of such Vividion Patent or Joint Collaboration Patent in the case of any in-licensed Patents or Patents to which Vividion has an option to obtain a license, Celgene shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at Celgene’s own expense with counsel of its choice.

7.3 Defense of Claims Brought by Third Parties. If a Party becomes aware of any actual or potential claim that the Development, Manufacture or Commercialization of any Program Compound or Program Product infringes or misappropriates the intellectual property rights of any Third Party, such Party shall promptly notify the other Party in writing. Certain additional rights and obligations of the Parties with respect to any such claim will be set forth in the Development & Commercialization Agreement for the applicable Program (in each case, if applicable).

7.4 Enforcement and Defense of Patents. As between the Parties, the Party that owns or Controls (for the avoidance of doubt, other than by way of the license granted under this Agreement) a Patent relating to a Program, and Vividion with respect to any Joint Collaboration Patent, unless otherwise explicitly provided under a Development & Commercialization Agreement, shall have the sole right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to any infringement or Defense of such Patent, by counsel of its own choice, in such Party’s own name and under such Party’s direction, control and expense. Notwithstanding anything in this Section 7.4 to the contrary, [***] shall have final decision-making authority as to representations made in any proceedings under this Section 7.4 with respect to any Celgene Independent Products or Celgene CCB Program IP.

7.5 Third Party Licenses.

7.5.1 Notice. On a Program-by-Program basis, if, at any time during the Term, any Party reasonably determines that a license to any Third Party intellectual property rights is necessary or useful for the Development, Manufacture or Commercialization of any Program Compound or Program Product that is the subject of Development or Manufacturing efforts under this Agreement (and that is the subject of an Opt-In Right), then such Party will promptly provide written notice thereof to the other Party.

7.5.2 Pre-Opt-In Right. Prior to entry by Celgene into a CCB Program MTA or the exercise of an Opt-In Right, on a Program-by-Program basis, Vividion shall have the right, but not the obligation, at its sole discretion, to determine whether Vividion wishes to obtain one or more licenses, on commercially reasonable terms, from one or more Third Parties for the Development, Manufacture or Commercialization of any Program Compound or Program Product that is the subject of such Program (a “Third Party License”) or take other appropriate measures in view of such Third Party rights. In each case, Vividion shall have the right to take such actions as it deems appropriate with respect to such Third Party rights.

7.5.3 Post-Opt-In Right. On a Program-by-Program basis, following the exercise of the Opt-In Right for such Program, the rights and obligations of the Parties with respect to obtaining licenses from Third Parties or taking other appropriate measures in view of such Third Party rights shall be as set forth in the Development & Commercialization Agreement for such Program.

7.5.4 Costs. Unless otherwise allocated in a Development & Commercialization Agreement or agreed by the Parties in writing, the costs associated with negotiating and obtaining rights under any Third Party License obtained under this Section 7.5 shall be borne by the Party that exercises its right to obtain such Third Party License, and the costs (including upfront, milestone, royalty and other payments) associated with exercising rights under any Third Party License obtained under this Section 7.5 shall be borne by the Party exercising such rights pursuant to Section 7.5.2 or 7.5.3, as applicable.

7.6 Common Interest Agreement. The Parties shall enter into the common interest agreement attached hereto as Appendix D on the Effective Date.

ARTICLE VIII

CONFIDENTIALITY

8.1 Confidential Information. Each Party agrees that a Party (the “Receiving Party”) or any of its Affiliates receiving Confidential Information of any other Party (the “Disclosing Party”) or any of its Affiliates shall (x) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of effort, (y) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (z) not use such Confidential Information for any purpose except those permitted by this Agreement or any Development & Commercialization Agreement (it being understood that this clause (z) shall not create or imply any rights or licenses not expressly granted under this Agreement). No Confidential Information of the Disclosing Party or any of its Affiliates shall be used by the Receiving Party or any of its Affiliates except in performing the Receiving Party’s obligations or exercising rights explicitly granted to the Receiving Party under this Agreement or a Development & Commercialization Agreement. “Confidential Information” shall exclude any information that:

(a) was known by the Receiving Party or any of its Affiliates prior to its date of disclosure to the Receiving Party by or on behalf of the Disclosing Party or any of its Affiliates, as established by written evidence; or

(b) is lawfully disclosed to the Receiving Party or any of its Affiliates by sources other than the Disclosing Party or any of its Affiliates rightfully in possession of the Confidential Information; or

(c) is or becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or any of its Affiliates or (sub)licensees; or

(d) is independently developed by or for the Receiving Party or any of its Affiliates without reference to or reliance upon such Confidential Information, as established by written records.

8.2 Permitted Disclosure. The Receiving Party may provide the Disclosing Party’s or any of the Disclosing Party’s Affiliates’ Confidential Information:

(a) to the Receiving Party’s respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a need to know such information and materials for performing obligations or exercising rights expressly granted under this Agreement or any Development & Commercialization Agreement and have an obligation to treat such information and materials as confidential under obligations of confidentiality and non-use no less stringent than those set forth in this ARTICLE VIII;

(b) to patent offices in order to seek or obtain Patents or to Regulatory Authorities in order to seek or obtain approval to conduct clinical trials or to gain Regulatory Approval with respect to any Program Compound(s) or Program Product(s), as contemplated by this Agreement or any Development & Commercialization Agreement; provided that such disclosure may be made only following reasonable notice to the Disclosing Party and to the extent reasonably necessary to seek or obtain such Patents or approvals; or

(c) if such disclosure is required by judicial order or applicable Law or to defend or prosecute litigation or arbitration; provided that, prior to such disclosure, to the extent permitted by Law, the Receiving Party promptly notifies the Disclosing Party of such requirement, cooperates with the Disclosing Party to take whatever action it may deem appropriate to protect the confidentiality of the information and furnishes only that portion of the Disclosing Party’s (or its applicable Affiliate(s)’) Confidential Information that the Receiving Party is legally required to furnish.

8.3 Publicity; Terms of this Agreement; Non-Use of Names.

8.3.1 Except as required by judicial order or applicable Law (in which case, Section 8.3.2 must be complied with) or as explicitly permitted by this ARTICLE VIII, no Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. The Party preparing any such public announcement shall provide the other Party with a draft thereof at least [***] Business Days prior to the date on which such Party would like to make the public announcement (or, in extraordinary circumstances, such shorter period as required to comply with applicable Law). Notwithstanding the foregoing, the Parties agree that Vividion may issue the press release attached hereto as Appendix E within [***] Business Days after the Effective Date. No Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party. For purposes of clarity, any Party may issue a press release or public announcement or make such other disclosure relating to this Agreement if the content of such press release, public announcement or disclosure (a) (i) does not consist of financial information and has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates, (ii) is contained in the issuing Party’s financial statements prepared in accordance with Accounting Standards, or (iii) if applicable as provided in Section 8.3.2, is contained in the Redacted Version of this Agreement, and (b) is material to the event or purpose for which the new press release or public announcement is made.

8.3.2 Notwithstanding the terms of this ARTICLE VIII:

(a) Any Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Laws, including the rules and regulations promulgated by the Securities and Exchange Commission or any other Governmental Authority. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 8.3.2, the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement (together with all exhibits and schedules) with respect to any filings with the U.S. Securities and Exchange Commission (“SEC”), London Stock Exchange, the UK Listing Authority, NYSE, the NASDAQ Stock Market or any other stock exchange on which securities issued by a Party or a Party’s Affiliate are traded (the “Redacted Version”), and each Party will use commercially reasonable efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party, and the Parties will use commercially reasonable efforts to file redacted versions with any governing bodies which are consistent with the Redacted Version.

(b) Notwithstanding Section 8.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party (or any of its Affiliates), and Confidential Information deemed to belong to both the Disclosing Party (or any of its Affiliates) and the Receiving Party (or any of its Affiliates), to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i) subject to Section 8.3.2(a), complying with applicable Laws (including the rules and regulations of the SEC or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(ii) disclosure, solely on a “need to know basis,” to (A) Affiliates, subcontractors, advisors (including attorneys and accountants), (B) subject to Section 8.3.2(b)(iii), investment bankers, and (C) in each case of (A) and (B) such Affiliates’, subcontractors’, advisors’ and investment bankers’, and each of the Parties’, respective directors, employees, contractors and agents; provided that, in all cases of (A), (B) and (C), prior to any such disclosure, each disclosee must be bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this ARTICLE VIII (provided, however, that, in the case of prospective investment bankers, the term of confidentiality may be [***] from the date of disclosure and in the case of legal advisors, no written agreement shall be required), which for the avoidance of doubt, will not permit use of such Confidential Information for any purpose except those permitted by this Agreement; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 8.3.2(b)(ii) or Section 8.3.2(b)(iii) to treat such Confidential Information as required under this ARTICLE VIII; and

(iii) in the case of any disclosure of this Agreement, or any executed Development & Commercialization Agreement, to any actual or potential acquirer, assignee, licensee, licensor, investment banker, institutional investor, lender or other financial partners, such disclosure shall solely be of the Redacted Version, in each case, which version shall be agreed upon by the Parties in good faith (and, if Vividion does not then have securities listed or authorized for trading on the London Stock Exchange, the UK Listing Authority, NYSE, the NASDAQ Stock Market or any other stock exchange, the Parties hereby agree to prepare a Redacted Version promptly in good faith which redacts information as contemplated by this Agreement); it being understood and agreed that, in connection with a proposed Change of Control with respect to such Party, only after negotiations with a proposed Third Party acquirer have progressed so that such Party reasonably and in good faith believes it is in the final round of negotiations with such Third Party regarding execution of a definitive agreement with such Third Party with respect to the proposed transaction, only then may such Party provide an unredacted version of this Agreement or such Development & Commercialization Agreement, as applicable, to such Third Party; provided that a Party may also disclose an unredacted version of this Agreement to Third Party attorneys, professional accountants and auditors who are engaged by licensors and lenders and who are under obligations of confidentiality not to disclose the unredacted terms of this Agreement to such licensors or lenders for the purpose of confirming such Party’s compliance with the terms of its applicable license and loan agreements with such licensors and lenders.

(c) The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Programs and other activities in connection with this Agreement and each Development & Commercialization Agreement that may include information that is not otherwise permitted to be disclosed under this ARTICLE VIII, and that may be beyond what is required by applicable Law. Such disclosures may include achievement of milestones, significant events in the development and regulatory process, commercialization activities and the like. In addition to the initial press release described in Section 8.3.1, a Party (the “Requesting Party”) may elect to make any such public disclosure of such achievement of milestones, significant events in the Development and regulatory process and Commercialization activities, and in such event it shall first notify the other Party (the “Cooperating Party”) of such planned press release or public announcement and provide a draft for review at least [***] Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Law, or by regulation or rule of any public stock exchange (including NASDAQ), with as much advance notice as possible under the circumstances if it is not possible to provide notice at least [***] Business Days in advance); provided, however, that a Party may issue such press release or public announcement without such prior review by the other Party if (i) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party and (ii) such press release or public announcement does not materially differ from the previously issued press release or other publicly available information. The Cooperating Party may notify the Requesting Party of any reasonable objections or suggestions that the Cooperating Party may have regarding the proposed press release or public announcement, and the Requesting Party shall reasonably consider any such objections or suggestions that are provided in a timely manner. The principles to be observed in such disclosures shall include accuracy, compliance with applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts) and the need to keep investors informed regarding the Requesting Party’s business.

8.4 Publications. The Parties agree that decisions regarding the timing and content of Publications shall be subject to the oversight and approval of the JDC and, as applicable, JRC, and no Party nor its Affiliates shall have the right to make Publications pertaining to any Program Compound(s), Program Product(s) or Program Target(s) except as provided herein. If a Party or its Affiliates desire to make a Publication, such Party must comply with the following procedure:

8.4.1 The publishing Party shall provide the JDC and, as applicable, JRC and the non-publishing Party with an advance copy of the proposed Publication, and the JDC and, as applicable, JRC shall then have [***] days prior to submission for any Publication ([***] days in the case of an abstract or oral presentation) in which to determine whether the Publication meets the Publication Guidelines and may be published and under what conditions, including (a) delaying sufficiently long to permit the timely preparation and filing of a patent application or (b) specifying changes the JDC or, as applicable, JRC reasonably believes are necessary to preserve any Patents or Know-How belonging (whether through ownership or license, including under this Agreement) in whole or in part to the non-publishing Party.

8.4.2 In addition, if the non-publishing Party informs the publishing Party that such Publication, in the non-publishing Party’s reasonable judgment, discloses any Confidential Information of the non-publishing Party or could be expected to have a material adverse effect on any Know-How which is Confidential Information of the non-publishing Party, such Confidential Information or Know-How shall be deleted from the Publication.

8.4.3 Each Party shall have the right to present its Publications approved pursuant to this Section 8.4.3 at scientific conferences, including at any conferences in any country in the world, subject to any conditions imposed by the JDC or, as applicable, JRC in its approval.

8.4.4 Notwithstanding the foregoing, the Parties acknowledge that, to the extent that any Publication relates to Vividion Intellectual Property that Vividion has licensed from a Third Party, its licensor(s) may have retained the right to publish certain information, and nothing in this Section 8.4.4 is intended to restrict the exercise of such rights; provided that, to the extent that Vividion has the right to review and comment on any such publications, Vividion shall, to the extent permissible under its agreements with such Third Parties, exercise such rights after consultation with Celgene.

8.4.5 Notwithstanding the foregoing, the Parties acknowledge that, to the extent that any Publication relates to Celgene Intellectual Property or Celgene CCB Program IP that Celgene has licensed from a Third Party, its licensor(s) may have retained the right to publish certain information, and nothing in this Section 8.4.5 is intended to restrict the exercise of such rights; provided that, to the extent that Celgene has the right to review and comment on any such publications, Celgene shall, to the extent permissible under its agreements with such Third Parties, exercise such rights after consultation with Vividion.

8.4.6 For purposes of convenience, the JDC or, as applicable, JRC may delegate its responsibilities under this Section 8.4.6 to one or more representatives of Vividion and Celgene.

8.4.7 Notwithstanding anything to the contrary in this Section 8.4, (a) upon Celgene’s exercise of its Opt-In Right with respect to a Program, the publication provisions set forth in the applicable Development & Commercialization Agreement shall apply to such Program and this Section 8.4 shall cease to apply to such Program and (b) the restrictions described in this Section 8.4 shall not apply to any Excluded Targets or Lapsed Programs.

8.5 Term. All obligations under Sections 8.1, 8.2, 8.3 and 8.6 shall survive termination or expiration of this Agreement and shall expire [***] years following termination or expiration of this Agreement.

8.6 Return of Confidential Information.

8.6.1 Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof). In addition, the Receiving Party shall destroy:

(a) any notes, reports or other documents prepared by the Receiving Party or any of its Affiliates which contain Confidential Information of the Disclosing Party or any of its Affiliates; and

(b) any Confidential Information of the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party.

8.6.2 Alternatively, upon written request of the Disclosing Party, the Receiving Party shall destroy all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof) and any notes, reports or other documents prepared by the Receiving Party or any of its Affiliates which contain Confidential Information of the Disclosing Party or any of its Affiliates. Any requested destruction of Confidential Information shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party supervising such destruction.

8.6.3 Nothing in this Section 8.6 shall require the alteration, modification, deletion or destruction of archival tapes or other electronic back-up media made in the ordinary course of business; provided that the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this ARTICLE VIII with respect to any Confidential Information contained in such archival tapes or other electronic back-up media.

8.6.4 Notwithstanding the foregoing,

(a) the Receiving Party’s legal counsel may retain one copy of the Disclosing Party’s (and its Affiliates’) Confidential Information solely for the purpose of determining the Receiving Party’s continuing obligations under this ARTICLE VIII; and

(b) the Receiving Party may retain the Disclosing Party’s (and its Affiliates’) Confidential Information and its own notes, reports and other documents:

(i) to the extent reasonably required (A) to exercise the rights and licenses of the Receiving Party expressly surviving expiration or termination of this Agreement; or (B) to perform the obligations of the Receiving Party expressly surviving expiration or termination of this Agreement; or

(ii) to the extent it is impracticable to do so without incurring disproportionate cost.

Notwithstanding the return or destruction of the Disclosing Party’s (and its Affiliates’) Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this ARTICLE VIII.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations. Vividion and Celgene each represents, warrants and covenants to the other Party, as of the Effective Date, that:

9.1.1 Authority. It is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement or any applicable Development & Commercialization Agreement, and to carry out the provisions hereof or thereof, as applicable.

9.1.2 Consents. All necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement or any applicable Development & Commercialization Agreement, and the performance of its obligations hereunder or thereunder, as applicable, have been obtained.

9.1.3 No Conflict. Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Collaboration and the licenses and sublicenses to be granted pursuant to this Agreement (a) do not and will not conflict with or violate any requirement of applicable Laws existing as of the Effective Date and (b) do not and will not conflict with, violate, breach or constitute a default under any agreement or any provision thereof, or any contract, oral or written, to which it is a party or by which it or any of its Affiliates is bound, existing as of the Effective Date.

9.1.4 Enforceability. This Agreement has been duly executed and delivered on behalf of such Party and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

9.1.5 Employee Obligations. To its knowledge, none of its or its Affiliates’ employees who have been, are or will be involved in the Collaboration are, as a result of the nature of such Collaboration to be conducted by the Parties, in violation of any covenant in any contract with a Third Party relating to non-disclosure of proprietary information, noncompetition or non-solicitation.

9.2 Additional Vividion Representations. Vividion represents, warrants and covenants to Celgene, as of the Effective Date, as follows:

9.2.1 Vividion possesses sufficient rights, authorizations and consents necessary to grant all rights and licenses it purports to grant to Celgene with respect to the Vividion Intellectual Property under this Agreement.

9.2.2 Vividion has not used, and during the Term will not knowingly use, any Know-How in a Program conducted by Vividion that is encumbered by any contractual right of or obligation to a Third Party that conflicts or interferes with any of the rights or licenses granted or to be granted to Celgene hereunder or under any Development & Commercialization Agreement.

9.2.3 Vividion has not granted, and during the Term Vividion will not grant, any right or license to any Third Party relating to any of the intellectual property rights it Controls, that conflicts with or limits the scope of the rights or licenses granted or to be granted to Celgene hereunder or under any Development & Commercialization Agreement.

9.2.4 There are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative or other proceedings or governmental investigations pending or, to Vividion’s knowledge, threatened against Vividion, nor is Vividion a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of Vividion to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement, or which would affect the Vividion Intellectual Property, or Vividion’s Control thereof, or any Program Target or Program Compound.

9.2.5 To Vividion’s knowledge, the practice of the Vividion Intellectual Property as contemplated under this Agreement does not (a) infringe any claims of any Patents of any Third Party or (b) misappropriate any Know-How of any Third Party.

9.2.6 None of (a) the Vividion Patents owned by Vividion or both Controlled by and Prosecuted by Vividion and (b) to Vividion’s knowledge, the Vividion Patents Controlled but not Prosecuted by Vividion are subject to any pending re-examination, opposition, interference or litigation proceedings.

9.2.7 There is no agreement with any Third Party to which Vividion or any of its Affiliates is a party pursuant to which Vividion Controls any Vividion Patent that is necessary or, to Vividion’s reasonable belief as of the Effective Date, reasonably useful to Develop, Manufacture or Commercialize any Program Compounds.

9.2.8 Neither Vividion nor any of its Affiliates has granted any liens or security interests on the Vividion Intellectual Property and the Vividion Intellectual Property is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind, except in each case with respect to licenses, covenants not to sue, immunities from suit, standstills, releases and options which would not, in the aggregate, fundamentally frustrate the purposes of the Collaboration.

9.2.9 Schedule 9.2.9 contains a complete and accurate list of all Patents owned by Vividion or its Affiliates as of the Effective Date that are included in the Patents licensed hereunder, indicating any co-owner(s), if applicable. Except as set forth on Schedule 9.2.9, Vividion and its Affiliates do not own any Patent that is necessary or, to Vividion’s reasonable belief as of the Effective Date, reasonably useful to Develop, Manufacture or Commercialize any Program Compounds.

9.2.10 Vividion and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement.

9.3 Covenants.

9.3.1 Mutual Covenants. Each Party hereby covenants to the other Party that:

(a) all employees of such Party or its Affiliates or Third Party subcontractors working under this Agreement, or any Development & Commercialization Agreement, as applicable, will be under appropriate confidentiality provisions at least as protective as those contained in this Agreement, or any Development & Commercialization Agreement, as applicable, and, to the extent permitted under applicable Law, the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

(b) to its knowledge, such Party will not (i) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each of subclauses (i) and (ii) in the conduct of its activities under this Agreement or any Development & Commercialization Agreement, as applicable;

(c) neither such Party nor any of its Affiliates shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted to the other Party hereunder or under any Development & Commercialization Agreement;

(d) such Party and its Affiliates shall perform their activities pursuant to this Agreement or any Development & Commercialization Agreement, as applicable, in compliance (and shall ensure compliance by any of its subcontractors) in all material respects with all applicable Laws, including GCP, GLP and GMP, as applicable, and with respect to the Development, Manufacturing and Commercialization activities hereunder;

(e) the Parties agree and acknowledge that (A) the terms of this Agreement and (B) the terms of the License Agreement are not intended to give rise to, and shall not be treated by the Parties as giving rise to, in whole or in part, a partnership for U.S. federal (or applicable state or local) income tax purposes, or for any other purposes, except as expressly provided in the Co-Development and Co-Commercialization Agreements. No Party shall take any position, or cause or permit any of its Affiliates, to take any position inconsistent with this Section 9.3.1(e) for such purposes (including with respect to filing U.S. federal income tax returns and in the course of any audit, review or litigation), unless otherwise required by applicable Law; and

(f) notwithstanding anything to the contrary in this Agreement, the License Agreements or the Co-Development and Co-Commercialization Agreements, including the use therein of the term “option” (or any derivation thereof), the Parties agree and acknowledge that the Opt-In Rights are not intended to be treated, and shall not be treated by the Parties, as options for U.S. federal (or applicable state or local) income tax purposes, and no Party shall take any position, or cause or permit any of its Affiliates to take any position, inconsistent with this Section 9.3.1(f) for tax purposes (including with respect to filing U.S. federal income tax returns and in the course of any audit, review or litigation), unless otherwise required by applicable Law.

9.3.2 Vividion Covenants During Opt-In Term. Except to the extent expressly permitted under ARTICLE V or Section 12.4, on a Program-by-Program basis, during the Opt-In Term, neither Vividion nor its Affiliates will, other than to an Affiliate of Vividion who agrees in writing to be bound by the terms and conditions of this Agreement (a) assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, any assets specifically related to such Program, including with respect to the applicable Program Compound(s), Program Product(s) and then-identified Companion Diagnostic(s), or pre-clinical study or Clinical Trial results or other data specifically related to such Program, or any intellectual property specifically related to any of the foregoing (with respect to each Program, the “Program Assets”) Controlled by Vividion, except to the extent such assignment, transfer, conveyance, encumbrance or disposition would not fundamentally frustrate the purpose of this Agreement or any applicable Development & Commercialization Agreement with respect to such Program, (b) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to any Program Assets Controlled by Vividion of such Program if such license or grant would fundamentally frustrate the purpose of this Agreement or any applicable Development & Commercialization Agreement with respect to such Program, or (c) disclose any Confidential Information relating to the Program Assets Controlled by Vividion of such Program to any Third Party if such disclosure would fundamentally frustrate the purpose of this Agreement with respect to such Program. Vividion or its Affiliates shall have the right to assign, transfer, convey or dispose of any assets specifically related to such Program to any Affiliate of Vividion, to the extent permitted by Section 12.4.

9.3.3 Vividion Covenants During Binder Program Access Term. Except to the extent expressly permitted under Section 12.4, on an E3 Ligase Binder Program-by-E3 Ligase Binder Program basis, during the Binder Program Access Term, neither Vividion nor its Affiliates will, other than to an Affiliate of Vividion who agrees in writing to be bound by the terms and conditions of this Agreement or, solely with respect to Pre-Existing Vividion E3 LDDs or Pre-Existing Vividion Cereblon LDDs as a whole and not with respect to the E3 Ligase Binder Ligand individually, in the context of Developing, Manufacturing or Commercializing any applicable Pre-Existing Vividion E3 LDD or Pre-Existing Vividion Cereblon LDD:

(a) assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, any assets specifically related to the E3 Ligase Binder Ligand(s) that are the subject of such E3

Ligase Binder Program, or pre-clinical study or Clinical Trial results or other data specifically related to such E3 Ligase Binder Ligand(s), or any intellectual property specifically related to any of the foregoing (with respect to each E3 Ligase Binder Program, the “E3 Ligase Binder Program Assets”) Controlled by Vividion, except to the extent such assignment, transfer, conveyance, encumbrance or disposition was made or occurs in the ordinary course of business and would not fundamentally frustrate the purpose of this Agreement or any applicable E3 Ligase Binder Program License Agreement with respect to such E3 Ligase Binder Program;

(b) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to any E3 Ligase Binder Program Assets Controlled by Vividion of such E3 Ligase Binder Program except to the extent such license was made or occurs in the ordinary course of business and would not fundamentally frustrate the purpose of this Agreement or any applicable E3 Ligase Binder Program License Agreement with respect to such E3 Ligase Binder Program; or

(c) disclose any Confidential Information relating to the E3 Ligase Binder Program Assets Controlled by Vividion of such E3 Ligase Binder Program to any Third Party except to the extent such disclosure was made or occurs in the ordinary course of business and would not fundamentally frustrate the purpose of this Agreement or any applicable E3 Ligase Binder Program License Agreement with respect to such E3 Ligase Binder Program. Vividion or its Affiliates shall have the right to assign, transfer, convey or dispose of any assets specifically related to such E3 Ligase Binder Program to any Affiliate of Vividion, to the extent permitted by Section 12.4.

9.3.4 Vividion Covenant During Term and Binder Program Access Term. Except as contemplated by this Agreement, if the Parties enter into a Development & Commercialization Agreement for a non-LDD Co-Co Candidate or non-LDD Licensed Candidate, as applicable, which includes any E3 Ligase Binders, then Vividion covenants and agrees (on behalf of itself and its Affiliates) that it shall not (by itself or with any Third Party) use, Develop, or otherwise Commercialize the exact chemical matter of such E3 Ligase Binder (or any portion thereof other than the binding moiety of such E3 Ligase Binder) in any Compound, other than in the Co-Co Candidates, Licensed Candidates or Program Compounds.

9.4 Disclaimer. Except as otherwise expressly set forth in this Agreement or any executed Development & Commercialization Agreement, NO PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test, including any Program, commenced under this Agreement; (b) the safety or usefulness for any purpose of the technology or materials, including any Program Compound, Program Product or Companion Diagnostic, it provides or discovers under this Agreement; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

ARTICLE X

INDEMNIFICATION; INSURANCE

10.1 By Celgene.

10.1.1 Celgene agrees, at Celgene’s cost and expense, to defend, indemnify and hold harmless Vividion and its Affiliates and their respective directors, officers, employees and agents (the “Vividion Indemnified Parties”) from and against any Damages arising out of any Claim relating to:

(a) any breach by Celgene of any of its representations, warranties or obligations pursuant to this Agreement; or

(b) the gross negligence or willful misconduct of Celgene.

10.1.2 In the event of any such Claim against any Vividion Indemnified Party by any Third Party, Vividion shall promptly, and in any event within [***] Business Days, notify Celgene in writing of the Claim. Celgene shall have the right, exercisable by notice to Vividion within [***] Business Days after receipt of notice from Vividion of the Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (provided that such Claim is solely for monetary damages and Celgene agrees to pay all Damages relating to such matter, as evidenced in a written confirmation delivered by Celgene to Vividion) with counsel selected by Celgene and reasonably acceptable to Vividion; provided that the failure to provide timely notice of a Claim shall not limit a Vividion Indemnified Party’s right for indemnification hereunder except to the extent such failure results in actual prejudice to Celgene. The Vividion Indemnified Parties shall cooperate with Celgene and may, at their option and expense, be separately represented in any such action or proceeding. Celgene shall not be liable for any litigation costs or expenses incurred by the Vividion Indemnified Parties without Celgene’s prior written authorization. In addition, Celgene shall not be responsible for the indemnification or defense of any Vividion Indemnified Party to the extent arising from any negligent or intentional misconduct by any Vividion Indemnified Party or the breach by Vividion of any representation, obligation or warranty under this Agreement, or any Claims compromised or settled without its prior written consent. Each Party shall use reasonable efforts to mitigate Damages indemnified under this Section 10.1.

10.2 By Vividion.

10.2.1 Vividion agrees, at Vividion’s cost and expense, to defend, indemnify and hold harmless Celgene and its Affiliates and their respective directors, officers, employees and agents (the “Celgene Indemnified Parties”) from and against any Damages arising out of any Claim relating to:

(a) any breach by Vividion of any of its representations, warranties or obligations pursuant to this Agreement;

(b) the gross negligence or willful misconduct of Vividion; or

(c) the Development, Manufacture, Commercialization, use, sale or other disposition by Vividion, its Affiliates, licensees (other than Celgene) or sublicensees (other than Celgene) of any Program Compound(s) or Program Product(s) that have reverted to Vividion pursuant to this Agreement.

10.2.2 In the event of any such Claim against any Celgene Indemnified Party by any Third Party, Celgene shall promptly, and in any event within [***] Business Days, notify Vividion in writing of the Claim. Vividion shall have the right, exercisable by notice to Celgene within [***] Business Days after receipt of notice from Celgene of the Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (provided that such Claim is solely for monetary damages and Vividion agrees to pay all Damages relating to such matter, as evidenced in a written confirmation delivered by Vividion to Celgene) with counsel selected by Vividion and reasonably acceptable to Celgene; provided that the failure to provide timely notice of a Claim shall not limit a Celgene Indemnified Party’s right for indemnification hereunder except to the extent such failure results in actual prejudice to Vividion. The Celgene Indemnified Parties shall cooperate with Vividion and may, at their option and expense, be separately represented in any such action or proceeding. Vividion shall not be liable for any litigation costs or expenses incurred by the Celgene Indemnified Parties without Vividion’s prior written authorization. In addition, Vividion shall not be responsible for the indemnification or defense of any Celgene Indemnified Party to the extent arising from any negligent or intentional misconduct by any Celgene Indemnified Party or the breach by Celgene of any representation, obligation or warranty under this Agreement, or any Claims compromised or settled without its prior written consent. Each Party shall use reasonable efforts to mitigate Damages indemnified under this Section 10.2.

10.3 Indemnification Following Exercise of an Opt-In Right. The Development & Commercialization Agreements provide separately for each Party’s indemnification obligations with respect to each Program Compound and Program Product that is the subject of such agreement.

10.4 Joint Defendants. Subject to any applicable Development & Commercialization Agreement, if any suit is brought against any Party relating in any way to any Program Compound(s) or Program Product(s), and it is not clear from the allegations in the complaint or the known facts surrounding the allegations in the complaint as to whether a Claim exists for which there is a right of indemnification pursuant to Section 10.1 or 10.2 above, then Vividion shall be responsible for controlling the defense of such suit in the first instance. During such period that Vividion is controlling such defense, with regard to the costs of such defense, including attorneys’ fees, Celgene and Vividion each shall be responsible for fifty percent (50%) of all such costs. No settlement, consent judgment or other voluntary final disposition of any such suit may be entered into without the prior written consent of Celgene, which consent shall not be unreasonably withheld or delayed. If, at any time in the course of such suit, it becomes apparent from discovery or otherwise that a Claim exists for which indemnification may be obtained in accordance with Section 10.1 or 10.2, then the indemnification provisions of either Section 10.1 or 10.2, whichever is applicable, shall become applicable and govern further proceedings in the suit, and the Party determined to be responsible shall reimburse the other Party for all prior costs incurred by such other Party for which indemnification should have been obtained in accordance with Section 10.1 or 10.2.

10.5 Limitation of Liability. EXCEPT WITH RESPECT TO A BREACH OF ARTICLE V OR ARTICLE VIII, OR A PARTY’S LIABILITY PURSUANT TO ARTICLE III, SECTION 10.1, SECTION 10.2 OR SECTION 10.4, NO PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT OR REMOTE DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

10.6 Insurance. Vividion, beginning on [***] shall maintain commercial general liability insurance (including product liability insurance) from a recognized, creditworthy insurance company, with coverage limits of at least $[***] per claim and annual aggregate. Vividion shall furnish to Celgene a certificate of insurance evidencing such coverage. If such coverage is modified or cancelled, Vividion shall notify Celgene and promptly provide Celgene with a new certificate of insurance evidencing that Vividion’s coverage meets the requirements of this Section 10.6.

ARTICLE XI

TERM AND TERMINATION

11.1 Term; Expiration. Unless earlier terminated in accordance with this ARTICLE XI, the term of this Agreement (the “Term”) shall commence as of the Effective Date and remain in force until the later of (a) the expiration of the last-to-expire of the following (i) the Opt-In Term, (ii) the Research Term, and (iii) the Continuation Term Period; and (b) if one or more Opt-In Rights is exercised, the termination or expiration of the last to expire Development & Commercialization Agreement executed with respect to any Program hereunder.

11.2 Termination for Convenience. Celgene may terminate this Agreement in its entirety (provided that there are no Programs that are subject to any surviving Development & Commercialization Agreements) or with respect to one or more Programs (provided that such Program(s) are not subject to any surviving Development & Commercialization Agreements) upon ninety (90) days’ prior written notice to Vividion hereunder at any time; provided that Celgene shall not have the right to terminate this Agreement until six (6) months following the Effective Date (it being understood and agreed that Celgene shall be entitled to terminate upon ninety (90) days’ written notice at any time it reasonably determines that such termination is necessary to comply with any Antitrust Law). For the avoidance of doubt, any such termination of any particular Program(s) pursuant to this Section 11.2 shall not terminate any other Program(s).

11.3 Termination for Breach.

11.3.1 Material Breach. Subject to the other terms of this Agreement, this Agreement and the rights granted herein may be terminated by either Vividion or Celgene (a) on a Program-by-Program basis prior to Celgene’s exercise of its Opt-In Right for such Program, for the material breach of this Agreement in a manner that fundamentally frustrates the transactions contemplated by this Agreement taken as a whole (each, a “Material Breach”) by the other Party of this Agreement with respect to such Program, or (b) on a Program-by-Program basis after Celgene’s exercise of its Opt-In Right for such Program, if all Development & Commercialization Agreements for such Program are terminated for Material Breach by a Party; provided in each of (a) or (b) that the breaching Party has not cured such breach within ninety (90) days after the date of written notice to the breaching Party of such breach (or thirty (30) days in the case of a breach as a result of non-payment of any amounts due under this Agreement or a Development & Commercialization Agreement, as applicable) (the “Cure Period”), which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement with respect to a given Program, pursuant to this Section 11.3.1 with respect to such Program. For clarity, but subject to Section 11.3.2, the Cure Period for any allegation made in good faith as to a Material Breach under this Agreement with respect to a given Program for events described in subsections (a) or (b) of this Section 11.3.1 will run from the date that written notice was first provided to the breaching Party by the non-breaching Party. Any such termination of this Agreement with respect to a given Program under this Section 11.3.1 shall become effective at the end of the Cure Period, unless the breaching Party has cured any such breach or default prior to the expiration of such Cure Period, or, if such breach is not susceptible to cure within the Cure Period, then the non-breaching Party’s right of termination shall be suspended only if and for so long as the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan is acceptable to the non-breaching Party, and the breaching Party commits to and carries out such plan as provided to the non-breaching Party within two hundred twenty-five (225) days after the date that written notice was first provided to the breaching Party by the non-breaching Party. For the avoidance of doubt, termination of any particular Program(s) pursuant to this Section 11.3.1 shall not terminate (i) this Agreement with respect to any other Program(s) or (ii) any Development & Commercialization Agreement for any other Program. The Parties understand and agree that the totality of this Agreement with respect to a given Program, and the totality of the circumstances with respect to this Agreement with respect to a given Program, will be taken into account and assessed as a whole for purposes of determining whether a breach is material under this Agreement with respect to a given Program.

11.3.2 Disagreement as to Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a Material Breach pursuant to either subsections (a) or (b) of Section 11.3.1, then subject to Section 12.1: (a) the Party that disputes that there has been a Material Breach may contest the allegation by referring such matter, within thirty (30) days following such notice of alleged Material Breach for resolution to the Executive Officers, who shall meet promptly to discuss the matter, and determine, within ten (10) Business Days following referral of such matter, whether or not a Material Breach has occurred pursuant to subsections (a) or (b) of Section 11.3.1, as applicable; (b) the relevant Cure Period with respect thereto will be tolled from the date the breaching Party notifies the non-breaching Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement (provided that if such dispute relates to payment, the Cure Period will only be tolled with respect to payment of disputed amounts, and not with respect to undisputed amounts), (c) it is understood and agreed that, during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder and (d) if it is finally and conclusively determined that the breaching Party committed such Material Breach, then the breaching Party shall have the right to cure such Material Breach after such determination within the Cure Period.

11.3.3 If the Executive Officers are unable to resolve a dispute within such ten (10) Business Day period after it is referred to them, the matter will be resolved as provided in Section 12.1.

11.4 Termination for Insolvency. To the extent permitted by Law, this Agreement may be terminated by either Vividion or Celgene upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings with respect to, or upon an assignment of a substantial portion of the assets for the benefit of creditors by, the other Party; provided, however, that, in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the non-terminating Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing thereof.

11.5 Effects of Termination.

11.5.1 Termination by Vividion Pursuant to Section 11.3 or 11.4, or by Celgene pursuant to Section 11.2. In the event of termination of this Agreement in part with respect to any one or more Programs, or in its entirety, as applicable, (i) by Vividion pursuant to any of Sections 11.3 or 11.4, or (ii) by Celgene pursuant to Section 11.2, notwithstanding anything contained in this Agreement to the contrary, upon the effective date of such termination:

(a) subject to Sections 2.4.4, 11.5.1(c), 11.5.1(d) and 11.6, all rights (including all Opt-In Rights granted to Celgene hereunder) and licenses granted herein to Celgene by Vividion with respect to any such terminated Program shall terminate, Celgene shall cease any and all Development, Manufacture and Commercialization activities under this Agreement (if any) with respect to each terminated Program and Program Compounds within such terminated Program, each such terminated Program shall be dropped from the Collaboration, any and all rights in such terminated Program and Program Compounds granted by Vividion to Celgene shall revert to Vividion, and the provisions of Section 2.4.4 or Section 2.13, as applicable, shall apply with respect to such terminated Program;

(b) Vividion shall have no further obligations to Celgene under this Agreement with respect to any terminated Program, subject to Section 11.6;

(c) all Development & Commercialization Agreements previously entered into by the Parties for Programs for which Celgene exercised its Opt-In Right that have not been terminated shall continue in full force, in accordance with the terms and conditions of such Development & Commercialization Agreements;

(d) subject to Section 2.4.4, each Party shall return or destroy all Confidential Information of the other Party with respect to any terminated Programs and Program Compounds within such terminated Programs being Developed, Manufactured or Commercialized under this Agreement, as required by ARTICLE VIII; and

(e) Section 11.6 shall apply.

11.5.2 Termination by Celgene Pursuant to Section 11.3 or 11.4. In the event of termination of this Agreement with respect to any one or more Programs conducted hereunder or in its entirety by Celgene pursuant to Sections 11.3 or 11.4, notwithstanding anything contained in this Agreement to the contrary, upon the effective date of such termination:

(a) subject to Sections 2.4.4, 11.5.2(c), 11.5.2(e) and 11.6, all rights and licenses granted herein to Vividion by Celgene with respect to any such terminated Programs and Program Compounds within such terminated Programs shall terminate;

(b) subject to Sections 11.5.2(d) and 11.6, Vividion shall have no further obligations to Celgene under this Agreement with respect to any terminated Program;

(c) all Development & Commercialization Agreements previously entered into by the Parties for Programs that have not been terminated shall continue in full force, in accordance with the terms and conditions of such Development & Commercialization Agreements, as applicable;

(d) with respect to any terminated Program that is a Program for which Pre-Exercise Development has not been completed as of the effective date of termination, Vividion may provide Celgene with a Summary in its sole discretion or shall provide Celgene with a Summary following Celgene’s payment of the Summary Fee to Vividion for such Program as is reasonable under the circumstances, and Celgene shall have the right to exercise, within thirty (30) days after the Summary Verification Date, an Opt-In Right with respect to such Program to enter into a Development & Commercialization Agreement for such Program (subject to payment by Celgene of the applicable Opt-In Right fee set forth in Section 6.5);

(e) subject to Section 2.4.4, each Party shall return or destroy all Confidential Information of the other Party with respect to any terminated Programs and Program Compounds within the terminated Programs being Developed, Manufactured or Commercialized under this Agreement, as required by ARTICLE VIII; and

(f) Section 11.6 shall apply.

11.6 Surviving Provisions.

11.6.1 Accrued Liabilities. Except as otherwise specifically provided herein, termination of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any Party’s right to obtain performance of any obligation which accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not terminate provisions which provide by their respective terms for obligations or undertakings following the expiration of the term of this Agreement.

11.6.2 Survival. The rights and obligations of the Parties set forth in the following Sections and Articles shall survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement (or by their context are intended to survive): Sections 2.4.4, 2.9, 2.12.3, 2.13, 2.14., 2.15, 3.1.3, 5.1.5, 5.1.6, 5.1.7, 5.1.8, 6.6 (solely for purposes of any executed E3 Ligase Binder Program License Agreement), 7.1, 8.5, 8.6, 9.4, 10.1, 10.2, 10.3, 10.4, 10.5, 11.5, 11.6 and 12.2-12.16.

11.6.3 Equitable Relief. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive Damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

11.6.4 Relationship to Other Agreements. Termination of this Agreement with respect to a Program shall not affect in any way the terms or provisions of any then-existing executed Development & Commercialization Agreement for any other Program.

ARTICLE XII

MISCELLANEOUS

12.1 Dispute Resolution. Except for any disagreements that are within the authority of the JSC as provided in ARTICLE IV (which disagreements shall be resolved in accordance with Section 4.10), the Parties agree that any disputes arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement (each, a “Dispute”) shall first be presented to the Parties’ respective Executive Officers for resolution. If the Parties are unable to resolve a given dispute pursuant to this Section 12.1 after discussions between the Executive Officers within [***] Business Days after referring such dispute to the Executive Officers, any Party may, at its sole discretion, seek resolution of such matter in accordance with Section 12.2.

12.2 Submission to Court for Resolution. Subject to Section 12.1, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts located in the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 12.6 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court. Notwithstanding anything to the contrary in this Section 12.2, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in any court of competent jurisdiction, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

12.3 Governing Law. This Agreement and all questions regarding its validity or interpretation, or the performance or breach of this Agreement, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of laws principles.

12.4 Assignment.

12.4.1 Generally. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except (a) Celgene may, without Vividion’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Celgene (or by an Affiliate of Celgene to another Affiliate of Celgene or to Celgene) in whole in in part, and (b) either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to a Third Party that acquires, by or otherwise in connection with, merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates; provided that, (i) in the case described in clause (a), Celgene shall remain responsible for the performance of Celgene’s obligations under this Agreement and Celgene shall guarantee the performance of its obligations hereunder by such assignee; and (ii) in the case described in clause (b), the assignee agrees in writing to assume all of the assigning Party’s obligations under this Agreement, and the assigning Party will remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned. Any purported assignment in violation of this Section 12.4.1 will be void. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

12.4.2 Change of Control. Notwithstanding anything to the contrary in this Agreement, with respect to any technology or intellectual property rights controlled by the acquiring party or its Affiliates (if other than one of the Parties to this Agreement or any Affiliate of a Party immediately before such Change of Control) involved in any Change of Control of any Party, such technology and intellectual property rights shall not be included in the technology and intellectual property rights licensed to any other Party hereunder to the extent held by such acquirer or its Affiliates (other than the relevant Party to this Agreement or any Affiliate of a Party immediately before such Change of Control) prior to such transaction, or to the extent such technology or intellectual property rights are developed outside the scope of activities conducted with respect to the Collaboration, any Program, any Program Compounds or Program Products, or any related Companion Diagnostics. The Vividion Intellectual Property and the Celgene Intellectual Property and Celgene CCB Program IP shall exclude any technology or intellectual property owned or controlled by a permitted assignee or successor and not developed in connection with the Collaboration, any Program, or any Program Compounds or Program Products, or any related Companion Diagnostics, Developed, Manufactured or Commercialized pursuant to this Agreement.

12.4.3 All Other Assignments Null and Void. The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. In the event of any assignment by a Party of its rights and obligations under this Agreement, such Party shall remain primarily liable to the other Party for the performance thereof. Any purported assignment in violation of this Section 12.4 will be null and void ab initio.

12.5 Force Majeure. If the performance of any part of this Agreement by a Party is prevented, restricted, interfered with or delayed by an occurrence beyond the control of such Party (and which did not occur as a result of such Party’s financial condition, negligence or fault), including fire, earthquake, flood, embargo, power shortage or failure, acts of war or terrorism, insurrection, riot, lockout or other labor disturbance, governmental acts or orders or restrictions, acts of God (for the purposes of this Agreement, a “force majeure event”), such Party shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

12.6 Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and shall be sufficient if: (a) personally delivered; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by express courier service providing evidence of receipt and postage prepaid where applicable; or (d) sent by facsimile transmission (receipt verified and a copy promptly sent by another permissible method of providing notice described in clauses (a), (b) or (c) above), to the address for a Party set forth below, or such other address for a Party as may be specified in writing by like notice:

To Vividion: Vividion Therapeutics, Inc. 3565 General Atomics Ct., Suite 100 San Diego, CA 92121 Attention: Chief Executive Officer Telephone:	To Celgene: Celgene Corporation 86 Morris Avenue Summit, NJ 07901 Attention: Senior Vice President Business Development Telephone: Facsimile:

With a copy to: Vividion Therapeutics, Inc. 3565 General Atomics Ct., Suite 100 San Diego, CA 92121 Attention: Legal Department Telephone:	With a copy to: Celgene Corporation 86 Morris Avenue Summit, NJ 07901 Attention: Legal Department Telephone: Facsimile:

And WilmerHale 60 State Street Boston, MA 02109 Attention: Steven D. Singer Steven D. Barrett Telephone: Facsimile:	And Dechert LLP 1900 K St. NW Washington, DC 20006 Attention: David E. Schulman Telephone: Facsimile:

Any such notices shall be effective upon receipt by the Party to whom it is addressed.

12.7 Waiver. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to thereafter enforce such provision. No waiver by any Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

12.8 Severability. If any provision of this Agreement should be invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. If the Parties cannot agree upon a substitute provision, the invalid, illegal or unenforceable provision of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provision.

12.9 Entire Agreement. This Agreement (including the Schedules and Appendices attached hereto, including the form of each Development & Commercialization Agreement and CCB Program MTA) constitutes the entire agreement between the Parties relating to its subject matter, and supersedes all prior and contemporaneous agreements, representations or understandings, either written or oral, between the Parties with respect to such subject matter, including the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties relating to the subject matter hereof other than as set forth herein.

12.10 Modification. No modification, amendment or addition to this Agreement, or any provision hereof, shall be effective unless reduced to writing and signed by a duly authorized representative of each Party. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each Party.

12.11 Independent Contractors; No Intended Third Party Beneficiaries. Nothing contained in this Agreement is intended or shall be deemed or construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. No Party shall assume, either directly or indirectly, any liability of or for the other Party. No Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, nor to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder, except for the indemnitees identified in Sections 10.1 and 10.2.

12.12 Interpretation; Construction. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement, unless the context requires otherwise, (a) the words “including,” “include,” “includes,” “such as” and “e.g.” shall be deemed to be followed by the phrase “without limitation” or like expression, whether or not followed by the same; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) the word “or” is used in the inclusive sense that is typically associated with the phrase “and/or”; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) all references to “dollars” or “$” herein shall mean U.S. Dollars; and (h) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

12.13 Performance by Affiliates. A Party may perform any obligation this Agreement imposes on such Party through any of such Party’s Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

12.14 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a claim or defense with respect to the formation of a contract, and each Party forever waives any such claim or defense, except to the extent that such claim or defense relates to lack of authenticity.

12.15 Equitable Relief. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

12.16 Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Master Research and Collaboration Agreement to be executed by their respective duly authorized officers as of the Effective Date.

CELGENE CORPORATION

By:	/s/ Mark J. Alles
Name: Mark J. Alles
Title: Chief Executive Officer

[Signature Page to Master Research and Collaboration Agreement]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Master Research and Collaboration Agreement to be executed by their respective duly authorized officers as of the Effective Date.

VIVIDION THERAPEUTICS, INC.

By:	/s/ Diego Miralles
Name: Diego Miralles, M.D.
Title: Chief Executive Officer

[Signature Page to Master Research and Collaboration Agreement]

APPENDIX A-1

FORM OF US CO-DEVELOPMENT AND CO-COMMERCIALIZATION AGREEMENT

[Appendix A-1]-1

EXECUTION VERSION

EXHIBIT A-1

FORM OF US CO-DEVELOPMENT AND CO-COMMERCIALIZATION AGREEMENT

US CO-DEVELOPMENT AND CO-COMMERCIALIZATION AGREEMENT

by and between

VIVIDION THERAPEUTICS, INC.

and

CELGENE CORPORATION

i

Exhibits

Exhibit A	Co-Co Target and Co-Co Candidate(s)

Exhibit B	Vividion Patents, Celgene Patents and Celgene Co-Co Collaboration Patents (as of the Execution Date)

Exhibit C	Existing Third Party Agreements
Exhibit D Profit & Loss Share

Exhibit E	Partnership Tax Matters

Schedules

Schedule 6.5	Minimum Vividion and Celgene Sales Representative Qualifications

Schedule 12.2(i)	Patents

Schedule 12.2(j)	Existing Third Party Agreements

ii

US CO-DEVELOPMENT AND CO-COMMERCIALIZATION AGREEMENT

This US Co-Development and Co-Commercialization Agreement (this “Agreement”) is entered into as of [•] (the “Execution Date”), by and between Vividion Therapeutics, Inc., a Delaware corporation (“Vividion”) and Celgene Corporation, a Delaware corporation (“Celgene”). Celgene and Vividion are each referred to herein by name or as a “Party”, or, collectively, as the “Parties”.

INTRODUCTION

1.	Vividion and Celgene are parties to the Master Research and Collaboration Agreement, dated as of March 1, 2018 (the “Master Agreement”).

2.

Pursuant to the Master Agreement, Vividion has discovered and has been developing the Co-Co Candidate(s) identified on Exhibit A, each of which the Parties believe to be Directed against the Co-Co Target identified on Exhibit A.

3.

Pursuant to the terms of the Master Agreement, upon exercise by Celgene of its Opt-In Right (as defined in the Master Agreement) with respect to the Shared US Program (as defined in the Master Agreement), the Parties shall enter into this Agreement with respect to such Shared US Program.

4.

Pursuant to this Agreement, Vividion grants to Celgene (a) under a license, exclusive rights in (i) the ROW Territory with respect to the development and commercialization of the Shared Products for such Program and (ii) the Territory with respect to the manufacture of the Shared Products for such Program, and (b) under a co-development and co-commercialization structure, co-exclusive rights in the US Territory with respect to the development and commercialization of the Shared Products, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Vividion and Celgene hereby agree as follows:

Article I

Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I. Terms used but not defined herein shall have the meaning set forth in the Master Agreement.

Section 1.1 “Annual Net Sales” means, [***].

Section 1.2 “Calendar Quarter” means a calendar quarter ending on the last day of March, June, September or December; provided, however, that the first Calendar Quarter shall begin on the Effective Date and end on the last day of the calendar quarter during which the Effective Date occurs.

Section 1.3 “Calendar Year” means a period of time commencing on January 1 and ending on the following December 31; provided, however, that the first Calendar Year shall begin on the Effective Date and end on December 31 of the calendar year during which the Effective Date occurs.

Section 1.4 “Celgene Co-Co Collaboration Intellectual Property” means Celgene Co-Co Collaboration Know-How and Celgene Co-Co Collaboration Patents, collectively.

Section 1.5 “Celgene Co-Co Collaboration Know-How” means, collectively, (a) Know-How within Celgene Collaboration Intellectual Property (as defined in the Master Agreement) that was discovered, developed, generated or invented prior to the Execution Date in connection with the Development of the Shared Products, (b) Celgene’s interest in Joint Collaboration Know-How (as defined in the Master Agreement) that was discovered, developed, generated or invented prior to the Execution Date in connection with the Development of the Shared Products and (c) Co-Co Collaboration Know-How Controlled by Celgene (including Celgene’s interest in the Joint Co-Co Know-How and Joint Inventions), in each case that is necessary or useful for the Development, Manufacture or Commercialization of any Shared Products.

Section 1.6 “Celgene Co-Co Collaboration Patents” means, collectively, (a) Patents within Celgene Collaboration Intellectual Property (as defined in the Master Agreement) that Cover Know-How discovered, developed, generated or invented prior to the Execution Date in connection with the Development of the Shared Products, (b) Celgene’s interest in Joint Collaboration Patents (as defined in the Master Agreement) that Cover Know-How discovered, developed, generated or invented prior to the Execution Date in connection with the Development of the Shared Products and (c) Co-Co Collaboration Patents Controlled by Celgene (including Celgene’s interest in the Joint Co-Co Patents and Joint Patents), in each case that are necessary or useful for the Development, Manufacture or Commercialization of any Shared Products. Celgene Co-Co Collaboration Patents as of the Execution Date are as set forth on Exhibit B to this Agreement.

Section 1.7 “Celgene Intellectual Property” means Celgene Know-How and Celgene Patents, collectively.

Section 1.8 “Celgene Know-How” means any Know-How that is (a) Controlled by Celgene as of the Execution Date or during the Term; (b) necessary or useful for the Development, Manufacture or Commercialization of the Shared Products; and (c) contributed by Celgene, in Celgene’s sole discretion, for use in the Collaboration, as evidenced by written notice from Celgene to Vividion; for clarity excluding Celgene Co-Co Collaboration Know-How.

Section 1.9 “Celgene Patents” means any Patents that (a) are Controlled by Celgene as of the Execution Date or during the Term; (b) Cover the Shared Products; and (c) are contributed by Celgene, in Celgene’s sole discretion, for use in the Collaboration, as evidenced by written notice from Celgene to Vividion; for clarity excluding Celgene Co-Co Collaboration Patents. Celgene Patents as of the Execution Date are as set forth on Exhibit B to this Agreement.

2

Section 1.10 “Clinical Trial” means a Phase I Study, a Phase II Study, a Phase III Study, a Pivotal Clinical Trial, a Phase IV Study or a combination of any of the foregoing studies.

Section 1.11 “Code” means the United States Internal Revenue Code of 1986, as amended.

Section 1.12 “Co-Co Candidate” means (a) any Program Compound that is listed on Exhibit A and (b) to the extent Directed against the Co-Co Target, any salt, fluorinated derivative, free acid, free base, clathrate, solvate, hydrate, hemihydrates, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, isomer, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex or mixture, of any such Program Compound identified in the foregoing clause (a) or in this clause (b).

Section 1.13 “Co-Co Collaboration Intellectual Property” means Co-Co Collaboration Know-How and Co-Co Collaboration Patents, collectively.

Section 1.14 “Co-Co Collaboration Know-How” means any Know-How or interest therein that is discovered, developed, generated or invented on or after the Execution Date, either (a) solely by or on behalf of Celgene or its Affiliates, (b) solely by or on behalf of Vividion or its Affiliates or (c) jointly by or on behalf of Persons described in the foregoing clauses (a) and (b), in the conduct of the Collaboration activities pursuant to this Agreement, including Joint Co-Co Know-How and Joint Inventions.

Section 1.15 “Co-Co Collaboration Patents” means any Patents or interest therein that: (a) result from the conduct of the Collaboration activities pursuant to this Agreement, (b) are filed on or after the Execution Date, (c) are Controlled solely by Celgene or Vividion or Controlled jointly by any of such Persons and (d) Cover Co-Co Collaboration Know-How, including Joint Co-Co Patents and Joint Patents.

Section 1.16 “Co-Co Target” means the Program Target set forth as the “Co-Co Target” on Exhibit A; it being understood and agreed that (i) in the case of Co-Co Candidates in a Deal Target Program described in clause (b) of Section 1.1.36 of the Master Agreement, the “Co-Co Target” shall be the Selected Target and (ii) in the case of Co-Co Candidates in an E3 Ligase Program described in clause (b) of Section 1.1.46 of the Master Agreement, the “Co-Co Target” shall be the Selected Target.

Section 1.17 “Collaboration” means the activities performed or to be performed by a Party or Parties, as the case may be, relating to the Development, Manufacture or Commercialization of the Shared Products under this Agreement or the Master Agreement, including in the exercise of any license granted under this Agreement or the Master Agreement relating to the Shared Products.

3

Section 1.18 “Companion Diagnostic” means a biomarker or diagnostic test that is developed by or on behalf of a Party or jointly by the Parties in the course of the Collaboration as a companion diagnostic for use with a Shared Product in accordance with the Regulatory Approval(s) therefor to generate a result for the purposes of diagnosing a disease or condition, or to facilitate the application of any Shared Product in the cure, mitigation, treatment, or prevention of disease, including a biomarker or diagnostic test used to diagnose the likelihood that a specific patient will contract a certain disease or condition or to predict which patients are suitable candidates for a specific form of therapy using a Shared Product.

Section 1.19 “Confidential Information” means, subject to Sections 11.1(a), 11.1(b), 11.1(c) and 11.1(d), (a) all confidential or proprietary information relating to the Collaboration, and (b) all other confidential or proprietary documents, technology, Know-How or other information (whether or not patentable) actually disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to this Agreement or the Master Agreement relating to the Shared Products and all proprietary biological materials of a Party.

Section 1.20 “Data” means any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, market research, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by applicable Laws) and the like, in each case directed to, or used in, the Development, Manufacture or Commercialization of the Shared Products.

Section 1.21 “Development Plan” means a development plan and the related Development Budget approved by the JSC, as amended from time to time pursuant to Section 3.2(a).

Section 1.22 “Direct Cost” means, with respect to certain activities hereunder, [***].

Section 1.23 “Effective Date” means the date on or after the Execution Date that is the Implementation Date (as defined in the Master Agreement) with respect to this Agreement.

Section 1.24 “Executive Officers” means Celgene’s Chief Executive Officer (or the officer or employee of Celgene then serving in a substantially equivalent capacity) or his designee and Vividion’s Chief Executive Officer (or the officer or employee of Vividion then serving in a substantially equivalent capacity) or his designee; provided that any such designee must have decision-making authority on behalf of the applicable Party.

Section 1.25 “Existing Third Party Agreement” means any agreement listed on Exhibit C to this Agreement.

Section 1.26 “Field” means the diagnosis, prevention, palliation or treatment of diseases in humans or animals.

4

Section 1.27 “First Commercial Sale” means the first commercial sale of a Shared Product by Celgene, its Affiliates or Licensee Partners in a country in an arms’ length transaction to a Third Party following receipt of applicable Regulatory Approval of such product in such country. Sales for test marketing or Clinical Trial purposes shall not constitute a First Commercial Sale.

Section 1.28 “FTE” means the equivalent of the work of one (1) full-time employee of a Party or its Affiliates for one (1) year (consisting of 1840 hours per year) in directly conducting Development, Manufacturing or Commercialization activities hereunder. Any Party’s employee who devotes fewer than 1840 hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, calculated by dividing the actual number of hours worked by such employee on such activities by 1840. Any employee who devotes more than 1840 hours per year on the applicable activities shall be treated as one (1) FTE. For the avoidance of doubt, FTE shall not include the work of general corporate or administrative personnel, except for the portion of such personnel’s work time actually spent on conducting scientific, technical or commercial activities directly related to the Development, Manufacture or Commercialization of Shared Products.

Section 1.29 “FTE Rate” means, during the Term: (a) with respect to Development activities, $[***] per FTE and (b) with respect to Commercialization activities, $[***] per FTE. On January 1, 2019 and on January 1st of each subsequent Calendar Year, the foregoing rate shall be increased for the Calendar Year then commencing by [***]. As used in this definition, [***]. The FTE Rate includes the applicable employee’s wages, bonuses, Incentive Compensation, equity incentive compensation, employer paid taxes, benefits, perks and other forms of compensation that would otherwise be considered the cost of an employee.

Section 1.30 “Generic Competition” means, with respect to a Shared Product in a given country in a given Calendar Year, that, during such Calendar Year one or more Generic Products shall be commercially available in such country.

Section 1.31 “Generic Product” means, as to a Shared Product, in any country, any pharmaceutical product sold by a Third Party not authorized by or on behalf of Celgene, its Affiliates or Licensee Partners, that (a) contains, as an active pharmaceutical ingredient, the same Co-Co Candidate contained in the applicable Shared Product, (b) is approved by the applicable Regulatory Authority in such country for one or more of the same Indications as the applicable Shared Product; and (c) is AB rated in the United States or is comparably rated in any jurisdiction outside the United States (including pursuant to Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001) with respect to the applicable Shared Product.

Section 1.32 “IIT” means any investigator initiated Clinical Trial sponsored and conducted by an investigator at a research institution for which a Party or its Affiliate provides drug supplies.

5

Section 1.33 “Joint Co-Co IP” means, collectively:

“Joint Co-Co Know-How” which means all Know-How, including physical embodiments of Shared Product(s) and Companion Diagnostic(s), that is discovered, developed, generated or invented by or on behalf of both Parties or their respective Affiliates, whether solely or jointly with any Third Party, pursuant to the conduct of activities under the Collaboration at any time during the Term, including Joint Inventions; and

“Joint Co-Co Patents” which means Patents that: (a) result from the conduct of the Collaboration activities pursuant to this Agreement, (b) are filed on or after the Execution Date, and (c) Cover any Joint Co-Co Know-How, including Joint Patents.

Section 1.34 “Licensee Partner” means any Third Party to whom a Party or any of its Affiliates or any other Licensee Partner grants a sublicense or license with respect to the Development, Manufacture or Commercialization of Shared Products in the Field under rights to Vividion Intellectual Property, Celgene Intellectual Property, Celgene Co-Co Collaboration Intellectual Property, Vividion Co-Co Collaboration Intellectual Property or Joint Co-Co IP, as the case may be, granted to such Party or Affiliate hereunder, in each case excluding (a) Third Party Contractors and (b) wholesale distributors or any other Third Party that purchases any Shared Product in an arm’s-length transaction, where such Third Party does not have a sublicense to Develop, Manufacture or Commercialize any Shared Product except for a limited sublicense to the extent required to enable such Third Party to perform final packaging for such Shared Product for local distribution.

Section 1.35 “Major Market” means each of the US Territory, France, Germany, Italy, Spain, the United Kingdom, and Japan.

Section 1.36 “Manufacturing Technology” means copies of all Celgene Know-How, Vividion Know-How, Celgene Co-Co Collaboration Know-How, Vividion Co-Co Collaboration Know-How or Joint Co-Co Know-How, as applicable, which are necessary or useful for Manufacturing preclinical, clinical or commercial supply, as applicable, of the Shared Products, including specifications, assays, batch records, quality control data, and transportation and storage requirements.

Section 1.37 “Manufacturing Transition Costs” means the Direct Costs associated with the transfer by Vividion, following the Effective Date, of responsibility for Manufacturing and CMC activities to Celgene or a Third Party selected by Celgene, including [***].

Section 1.38 “NDA” means an application submitted to a Regulatory Authority for the marketing approval of a Shared Product, including (a) a New Drug Application (as such capitalized term is used in C.F.R Title 21) filed with FDA or any successor applications or procedures, (b) a foreign equivalent of a US New Drug Application or any successor applications or procedures, including a Marketing Authorization Application in the European Union, and (c) all supplements and amendments that may be filed with respect to the foregoing.

6

Section 1.39 “Net Sales” means, with respect to any Shared Product, the gross amounts invoiced by Celgene, its Affiliates and Licensee Partners (each, a “Selling Party”) to Third Parties (that are not Licensee Partners) for sales or other commercial dispositions of such Shared Product, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements and calculated in accordance with the Accounting Standards as consistently applied, for:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***]; and

(f)	[***].

There should be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate “Net Sales” hereunder. The calculations set forth in this definition shall be determined in accordance with Accounting Standards consistently applied.

If non-monetary consideration is received by a Selling Party for any Shared Product in the relevant country, Net Sales will be [***]. Notwithstanding the foregoing, Net Sales shall [***].

7

Net Sales shall be determined on, [***], the [***] by a Selling Party or any of its Affiliates or (sub)licensees to a non-(sub)licensee Third Party.

If a Shared Product is sold as part of a Combination Product (as defined below), Net Sales will be the product of (i) [***] and (ii) the fraction (A/(A+B)), where:

“A” is [***]; and

“B” is [***].

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but [***].

As used in this definition of “Net Sales,” “Combination Product” means a Shared Product that contains one or more additional active ingredients (whether co-formulated or co-packaged) that are neither Co-Co Candidates nor generic or other non-proprietary compositions of matter. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients.”

Section 1.40 “Out-of-Pocket Costs” means, with respect to certain activities hereunder, [***].

Section 1.41 “Partnership Agreement” means an agreement pursuant to which a Party or its Affiliate provides funding to a Third Party to research and develop pharmaceutical compounds or products and which may include the grant of an option for such Party or Affiliate to obtain rights to, but not (in the absence of the exercise of such option) a license to Commercialize or other rights to Commercialize, such pharmaceutical compounds or products.

Section 1.42 “Phase IV Study” means a human clinical trial of a product which is (a) conducted to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval or (b) conducted voluntarily after Regulatory Approval of the product has been obtained from an appropriate Regulatory Authority for enhancing marketing or scientific knowledge of an approved Indication.

8

Section 1.43 “Product Liabilities” means all losses, damages, fees, costs and other liabilities incurred by a Party, its Affiliate(s) or its Licensee Partner(s) and resulting from or relating to the use of a Shared Product in a human (including clinical trials or Commercialization) in the Territory incurred after the Effective Date. For the avoidance of doubt, Product Liabilities include reasonable attorneys’ and experts’ fees and costs relating to any claim or potential claim against a Party, its Affiliate(s), or its Licensee Partner(s) and all losses, damages, fees and costs associated therewith. Product Liabilities shall not include liabilities associated with recalls or the voluntary or involuntary withdrawal of any Shared Product.

Section 1.44 “Regulatory Documentation” means, with respect to the Collaboration, all INDs, NDAs and other regulatory applications submitted to any Regulatory Authority, Regulatory Approvals, pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. 314.420 and any non-United States equivalents), and any other data, reports, records, regulatory correspondence and other materials relating to Development or Regulatory Approval of the Shared Products, or required to Manufacture, distribute or sell the Shared Products, including any information that relates to pharmacology, toxicology, chemistry, Manufacturing and controls data, batch records, safety and efficacy, and any safety database.

Section 1.45 “Regulatory Exclusivity” means, with respect to a Shared Product in a country, that the Shared Product has been granted (a) data exclusivity afforded approved drug products pursuant to Section 505(c), 505(j), or 505A of the FDCA, and the regulations promulgated thereunder, as amended from time to time, or their equivalent in a country other than the United States, (b) market exclusivity pursuant to the orphan drug provisions governing approved drugs designated for rare diseases or conditions under Sections 526 and 527 of the FDCA, and the regulations promulgated thereunder, as amended from time to time, or its equivalent in a country other than the United States, or (c) any other data exclusivity or market exclusivity pursuant to any future Law.

Section 1.46 “Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

Section 1.47 “ROW Administration” means administration of Shared Products to a patient when such patient is located in the ROW Territory.

Section 1.48 “ROW Territory” means all countries in the world other than the US Territory.

Section 1.49 “Shared Product” means (a) a Co-Co Candidate or (b) any product that contains a Co-Co Candidate as an active ingredient.

Section 1.50 “Shared Product Data” means all relevant Data included in the Know-How Controlled by either Party in relation to Shared Products or Companion Diagnostics for use in the Field either: (a) as of the Execution Date; or (b) generated from activities conducted by or on behalf of a Party under the Development Plan or that otherwise specifically relates to Shared Products or Companion Diagnostics and in each case is necessary or useful for applications for Regulatory Approval, or Regulatory Approvals, for Shared Products in the Field and in the Territory.

9

Section 1.51 “Shared Program” means the Program that is the subject of this Agreement. Section 1.52 “Territory” means the US Territory and the ROW Territory.

Section 1.52 “Third Party Agreement” means (a) each Existing Third Party Agreement and (b) each Subsequent Third Party Agreement.

Section 1.53 “Third Party Rights” means, with respect to a Party, any rights of, and any limitations, restrictions or obligations imposed by, Third Parties pursuant to any Third Party Agreements.

Section 1.54 “U.S. Administration” means administration of Shared Products to a patient when such patient is located in the US Territory.

Section 1.55 “US Territory” means the United States of America, including its territories, possessions and Puerto Rico.

Section 1.56 “Valid Claim” means (a) a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a patent application or subject matter of a claim thereof filed by a Person in good faith that has not been cancelled, withdrawn or abandoned, nor been pending for more than six (6) years from the earliest filing date to which such patent application or claim is entitled.

Section 1.57 “Vividion Co-Co Collaboration Intellectual Property” means the Co-Co Collaboration Intellectual Property Controlled by Vividion.

Section 1.58 “Vividion Co-Co Collaboration Know-How” means the Co-Co Collaboration Know-How Controlled by Vividion (including Vividion’s interest in the Joint Co-Co Know-How and Joint Inventions).

Section 1.59 “Vividion Co-Co Collaboration Patents” means the Co-Co Collaboration Patents Controlled by Vividion (including Vividion’s interest in the Joint Co-Co Patents and Joint Patents).

Section 1.60 “Vividion Intellectual Property” means Vividion Know-How and Vividion Patents, collectively; but excluding any Know-How or Patents licensed to Vividion under the License Agreement by and between Vividion and The Scripps Research Institute, dated as of January 6, 2016.

10

Section 1.61 “Vividion Know-How” means any Know-How that is (a) Controlled by Vividion as of the Execution Date (including its interest in any Joint Collaboration Know-How, as defined under the Master Agreement) or during the Term, and (b) necessary or useful for the Development, Manufacture or Commercialization of the Shared Products, but excluding (y) Co-Co Collaboration Know-How and (z) any Know-How licensed to Vividion under the License Agreement by and between Vividion and The Scripps Research Institute, dated as of January 6, 2016.

Section 1.62 “Vividion Patents” means any Patents that (a) are Controlled by Vividion as of the Execution Date (including its interest in any Joint Collaboration Patents, as defined under the Master Agreement) or during the Term, and (b) Cover, or are useful for, the Development, Manufacture or Commercialization of the Shared Products (including the composition of matter, manufacture or any use thereof); but excluding (y) Co-Co Collaboration Patents and (z) any Patents licensed to Vividion under the License Agreement by and between Vividion and The Scripps Research Institute, dated as of January 6, 2016. Vividion Patents as of the Execution Date are as set forth on Exhibit B to this Agreement.

Section 1.63 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

DEFINITION	SECTION
35 U.S.C. § 102(c) Patent	Section 10.7
Academic Essential Provisions	Section 8.6(b)(iii)
Accounting Standards	Master Agreement
Acquirer Program	Section 8.6(b)(v)(D)
Additional Study	Section 3.4
Additional Study Approval	Section 3.4(c)
Affiliate	Master Agreement
Agreement	Preamble
Allocable Overhead	Exhibit D
Allowable Expenses	Exhibit D
Allowed Indication	Section 8.6(b)(viii)
Antitrust Law	Master Agreement
Audit Team	Section 9.9(a)
Audit Rights Holder	Section 9.9(e)
Auditee	Section 9.9(e)
Bankruptcy Code	Section 8.8
Barred Indication	Section 8.6(b)(vii)
Business Day	Master Agreement
CCB Program MTA	Master Agreement
Celgene	Preamble
Celgene Indemnified Parties	Section 13.1(b)
Celgene Independent Product	Master Agreement
Challenge	Section 14.2(d)
Challenging Party	Section 14.2(d)
Change of Control	Master Agreement
Clinically Develop	Section 8.6(a)
Co-Co Buy-In	Section 3.5

11

DEFINITION	SECTION
Combination Product	Section 1.39
Commercialization/Commercialize	Master Agreement
Commercially Reasonable Efforts	Master Agreement
Competitive Infringement	Section 10.3(b)
Competitive Program	Section 8.6(b)(iv)
Competitive Program Party	Section 8.6(b)(iv)
Control/Controlled	Master Agreement
Cooperating Party	Section 11.3(b)(iii)
Costs of Goods Sold or COGs	Exhibit D
Cover/Covering/Covered	Master Agreement
CPI	Section 1.29
Cure Period	Section 14.2(b)(i)
Damages	Master Agreement
Deemed Buy-In	Section 3.4(c)
Develop/Development	Master Agreement
Development Budget	Section 3.2(a)(i)
Development Cost Share	Section 9.1(a)
Directed	Master Agreement
Disclosing Party	Section 11.1
Dispute	Section 15.1
[Distinct Product	Master Agreement]
[Distinct Product Catch-Up Payments	Section 9.2(a)(iv)]
Distribution Costs	Exhibit D
Earlier Patent	Section 10.7
Electronic Delivery	Section 15.16
Enabling Manufacturing	Section 8.6(a)
Execution Date	Preamble
FDA	Master Agreement
FDCA	Master Agreement
Finance Working Group	Section 2.2(f)
force majeure event	Section 15.7
Functional Phenotypic Assay Similarity Criteria	Master Agreement
Global Safety Database	Section 5.3
Gross Profit	Exhibit D
Incentive Compensation	Section 6.5(b)(v)
IND	Master Agreement
Indemnified Party	Section 13.3
Indemnitor	Section 13.3
Indirect Taxes	Section 9.10(b)(i)
Indication	Master Agreement
Information Request	Section 6.5(b)(vii)
Joint Inventions	Section 10.1(c)
Joint Patents	Section 10.1(c)
Know-How	Master Agreement
Law	Master Agreement

12

DEFINITION	SECTION
Licensed Branding	Section 6.6(c)
Licensing Party	Section 8.5(c)
Lump Sum	Section 3.4(c)
Manufacture/Manufacturing	Master Agreement
Manufacturing Costs	Exhibit D
Marketing Costs	Exhibit D
Master Agreement	Introduction
Material Breach	Section 14.2(b)(i)
Operating Profits or Losses	Exhibit D
Opt-In Right	Master Agreement
Other Operating Income/Expense	Exhibit D
Party or Parties	Preamble
Patent Officers	Master Agreement
Patent Prosecution Expenses	Section 10.2(c)
Patent	Master Agreement
Payee Party	Section 9.10(b)(i)
Paying Party	Section 9.10(b)(i)
Permitted Indication	Section 8.6(b)(vii)
Person	Master Agreement
Pharmacovigilance Agreement	Section 5.3
Pharmacovigilance Expenses	Exhibit D
Phase I Study	Master Agreement
Phase II Study	Master Agreement
Phase III Study	Master Agreement
Pivotal Clinical Trial	Master Agreement
Product Recall Expenses	Exhibit D
Product Trademarks	Section 6.6(a)
Profit & Loss Share	Section 9.6(a)
Program Assets	Section 12.4(a)
Program Compound	Master Agreement
Program Product	Master Agreement
Program Target	Master Agreement
Prosecuting Party	Section 10.2(d)(ii)
Prosecution/Prosecute	Master Agreement
Publication	Master Agreement
Pursuing Party	Section 14.2(d)
Receiving Party	Section 11.1
Redacted Version	Section 11.3(b)(i)
Regulatory Approval	Master Agreement
Regulatory Authority	Master Agreement
Regulatory Interactions	Section 5.1(b)
Regulatory Expenses	Exhibit D
Report	Exhibit D
Requesting Party	Section 11.3(b)(iii)
ROW Development Costs	Section 9.1(a)

13

DEFINITION	SECTION
Royalty Term	Section 9.3(b)
Sales Costs	Exhibit D
Sales Milestone Condition	Section 9.2(b)
SEC	Section 11.3(b)(i)
Selected Target	Master Agreement
Selling Party	Section 1.39
Separate Program	Master Agreement
Separate Program Product	Section 8.6(b)(vii)
Sublicense Revenues	Exhibit D
Subsequent Third Party Agreement	Section 9.7(b)
Term	Section 14.1(a)
Third Party Contractors	Section 8.2(a)(ii)
Third Party Infringement	Section 10.3(a)
Third Party Infringement Action	Section 10.4
Third Party Products Liability Action	Section 13.5(a)
U.S. Commercialization Budget	Section 6.2(c)
U.S. Commercialization Costs	Section 6.5(c)
U.S. Commercialization Plan	Section 6.2(a)
Vividion	Preamble
Vividion Indemnified Parties	Section 13.1(a)
Vividion Opt-Out Notice	Section 2.3(a)
Vividion Opt-Out Date	Section 2.3(b)
Worldwide Development Costs	Section 9.1(a)

Article II

Governance; Collaboration

Section 2.1 Certain Interactions with and Effects on the Master Agreement. Upon and after the Effective Date, notwithstanding anything to the contrary in the Master Agreement:

(a) During the Term, the Committees shall remain established as set forth in Article IV of the Master Agreement to perform the functions set forth therein with respect to the Parties’ activities under this Agreement.

(b) Except as otherwise set forth in this Agreement, all activities regarding Development and Manufacturing of Shared Products shall cease under the Master Agreement and all future such activities shall be conducted solely under this Agreement.

(c) None of the Parties’ activities performed in accordance with this Agreement (including those activities specifically permitted upon and after termination) shall be deemed a violation of Section 5.2 of the Master Agreement.

Section 2.2 Decision Making.

14

(a) Committee Voting. All decisions of a Committee with respect to the Parties’ activities under this Agreement shall be attempted to be made by unanimous vote, with each Party’s representatives collectively having one (1) vote, and each such decision (if made) shall be set forth in minutes approved by both Parties’ representatives on the Committee. Upon [***] Business Days prior written notice, either Party may convene a special meeting of a Committee for the purpose of resolving any failure to reach agreement on a matter within the scope of the authority and responsibility of such Committee. No Committee shall have the authority to resolve any dispute involving the breach or alleged breach of this Agreement or to amend or modify this Agreement or the Parties’ respective rights and obligations hereunder.

(b) Referrals from JDC or JCC to JSC. If the JDC or JCC is unable to decide, by unanimous vote, on any matter so referred to it for resolution by one or both Parties within [***] Business Days after the matter is so referred to it, the chairperson of the JDC or JCC, as applicable, shall refer such matter to the JSC for attempted resolution by unanimous vote.

(c) Referrals from the JSC to Executive Officers. If the JSC is unable to decide, by unanimous vote, on any such matter referred to it by the JDC or the JCC or on any other matter specified in this Agreement to be decided by the JSC, within [***] Business Days after the matter is referred to it or first considered by it, the chairperson of the JSC shall submit such matter for attempted resolution by agreement of the Executive Officers.

(d) Decision-Making Authority. If the Executive Officers are unable to resolve any matter referred to them by the chairperson of the JSC within [***] Business Days after the matter is referred to them, then, subject to Section 2.2(g), if the unresolved matter relates to the Development, Manufacture or Commercialization of the Shared Products, Celgene shall have the right to decide any such unresolved matter that relates to either or both of the US Territory and the ROW Territory; provided, however, that, Celgene shall give due, good faith consideration to any comments or preferences expressed by Vividion with respect to any such matter that relates to U.S. Administration. For the avoidance of doubt, the JCC will have no right to supervise or direct the Commercialization of the Shared Products and Companion Diagnostics for ROW Administration and, subject to the terms and conditions of this Agreement and the Master Agreement, Celgene will have sole decision-making authority with respect to such Commercialization.

(e) JPC. If the JPC is unable to decide, by unanimous vote, on any matter within [***] Business Days after the matter is first raised with the JPC, then the matter will be referred to the Patent Officers for resolution. If such matter is not resolved by the Patent Officers of the Parties within [***] Business Days after the matter was referred to them, then, subject to Section 2.2(g), the applicable Prosecuting Party (as set forth in Article X) may decide the matter. Notwithstanding the foregoing, but subject to Section 2.2(g), if at any time the Party who has decision-making rights for such matter under Article X reasonably believes that the delay in decision resulting from such procedure will create a risk that any rights to Know-How or Patents will be lost or otherwise diminished, then such Party may exercise such decision-making rights immediately, provided that such resolving Party shall give due, good faith consideration to any comments or preferences expressed by the other Party with respect to such matter.

15

(f) Formation of Finance Working Group. Promptly after the Effective Date, Celgene and Vividion shall establish a joint Finance Working Group (the “Finance Working Group”), which shall report to the JDC with respect to the Development of the Shared Products, to the JCC with respect to the Commercialization of the Shared Products and to the JSC with respect to the preparation and approval of the Reports and other related financial information in accordance with Exhibit D and the terms and conditions of this Agreement, and operate in coordination with the various committees. The Finance Working Group shall include individuals from each Party with reasonable expertise in the areas of accounting, cost allocation, budgeting and financial reporting. The Finance Working Group shall be responsible for: (i) coordinating and conducting the accounting, reporting, reconciliation and other related activities set forth in this Agreement and Exhibit D; (ii) advising and providing support to the JSC and the other committees with respect to financial, accounting, budgeting, reporting and other issues that may arise in connection with the various plans and corresponding budgets for activities thereunder; (iii) reviewing relevant FTE costs and other costs included in the Profit & Loss Share incurred by the Parties and their Affiliates hereunder; (iv) recommending for approval by the JSC any changes to reporting procedures; (v) coordinating or performing the budgeting, consolidation, completion and review of the Reports and other related financial information statements in accordance with the terms and conditions of this Agreement and Exhibit D, including budgeting and calculation of Allowable Expenses not covered in the U.S. Commercialization Budget; (vi) performing and reviewing calculations for the reconciliation of payments, and controlling and performing such other accounting functions as provided in the terms and conditions of this Agreement and Exhibit D; (vii) coordinating audits pursuant to Section 9.9, by Third Party audit firms, and discussing and attempting to resolve discrepancies or issues arising from such audits; (viii) performing such other functions as are specifically delegated to the Finance Working Group in this Agreement or Exhibit D, or as the Parties otherwise agree are appropriate to further the purposes of this Agreement; (ix) working with the JSC and the committees to assist in financial, budgeting and planning matters, and providing periodic updates to the JSC, JDC and JCC on financial matters relating to this Agreement, and perform such other financial matters as are delegated to it under this Agreement or by the JSC, JDC and JCC; and (x) making such decisions and determinations as are assigned to it under this Agreement. If the Finance Working Group is unable to decide, by unanimous vote, on any matter so referred to it for resolution by one or both Parties within [***] Business Days after the matter is so referred to it, the Finance Working Group shall refer such matter to the JCC, JDC or JSC, as applicable, for attempted resolution by unanimous vote.

(g) Exceptions.

(i) This Section 2.2 is subject to the applicable terms and conditions of Article IV of the Master Agreement.

(ii) No Party shall have the right to finally resolve a dispute pursuant to Section 2.2(d), without agreement of the other Party, in a manner that would impose any obligations on such other Party beyond those for which such other Party is responsible, or diminish such other Party’s rights, under this Agreement or the then-current Development Plan or Development Budget or U.S. Commercialization Plan or U.S. Commercialization Budget, as applicable, (including by increasing such other Party’s financial obligations hereunder).

16

(iii) Notwithstanding anything to the contrary contained herein, the Parties understand and agree that, from and after the date that Vividion provides the Vividion Opt-Out Notice, the Committees shall no longer have any decision-making authority, but shall continue to function for information sharing purposes until the Vividion Opt-Out Date.

(h) All “Confidential Information” disclosed under the Master Agreement that solely relates to any Shared Product shall, subject to Sections 11.1(a), 11.1(b), 11.1(c) and 11.1(d), be deemed to be Confidential Information disclosed under this Agreement and not the Master Agreement. All “Confidential Information” disclosed under the Master Agreement that relates to, but does not solely relate to, any Shared Product shall be deemed “Confidential Information” disclosed under the Master Agreement and also, subject to Sections 11.1(a), 11.1(b), 11.1(c) and 11.1(d), Confidential Information disclosed under this Agreement; provided, however, that any disclosure of such information that is permitted under the Master Agreement shall not be deemed a breach of this Agreement and any disclosure of such information that is permitted under this Agreement shall not be deemed a breach of the Master Agreement.

Section 2.3 Vividion Opt-Out.

(a) Opt-Out Notice. Without it being a breach of Article VII, Vividion shall have the right to elect to opt out of its Development, Manufacturing and Commercialization rights and the sharing of Worldwide Development Costs and Operating Profits or Losses under this Agreement by written notice to Celgene (such notice, the “Vividion Opt-Out Notice”); provided, however, that Vividion may not, without consent of Celgene, provide any such notice (x) within [***] months after any Regulatory Authority or the other Party has provided to any Committee or Vividion any notification under Section 5.4 that a recall, market withdrawal or similar action may be required with respect to any Shared Product in the US Territory or (y) within [***] months after any Committee or Vividion receives knowledge of any Third Party Products Liability Action in the US Territory. After Vividion provides such Vividion Opt-Out Notice, Celgene shall have sole discretion with respect to any matters regarding further Development, Manufacturing and Commercialization (including any sales force activities and designation of sales representatives) hereunder, provided that, (i) during the period between such Vividion Opt-Out Notice and the applicable Vividion Opt-Out Date, Celgene shall use Commercially Reasonable Efforts to continue such activities in accordance with the plans and budgets therefor in effect as of such Vividion Opt-Out Notice and (ii) after the applicable Vividion Opt-Out Date, Celgene shall use Commercially Reasonable Efforts to Develop and Commercialize the Shared Products as provided in Article VII.

(b) Opt-Out Date. Vividion’s opt-out shall be effective [***] months after the Vividion Opt-Out Notice is given; provided that, if Vividion exercises its right to opt-out at any time during the [***] month period prior to the anticipated First Commercial Sale in the US Territory of any Shared Product, then such notice period shall commence on the date of the Vividion Opt-Out Notice and continue until [***] months after the actual First Commercial Sale of such Shared Product in the US Territory (the “Vividion Opt-Out Date”).

17

(c) Effects of Vividion Opt-Out Notice or Vividion Opt-Out Date. Following the Vividion Opt-Out Notice:

(i) the license and sublicense granted to Vividion under Section 8.1(b) shall terminate effective as of the Vividion Opt-Out Date and all licenses granted by Vividion to Celgene under Section 8.1(a) with respect to the Shared Product(s) shall convert to exclusive worldwide licenses and otherwise remain in effect;

(ii) effective as of the Vividion Opt-Out Date, the Committees shall not oversee or review any of the matters under this Agreement;

(iii) neither Party shall have any further obligations under the Development Plan or U.S. Commercialization Plan effective as of the Vividion Opt-Out Date (and such plans, for clarity, shall terminate);

(iv) effective as of the Vividion Opt-Out Date, Celgene (but not Vividion) shall continue to have obligations under Section 7.1(b) and Section 7.2, but neither Party shall have any obligations under Section 7.1(a);

(v) [***] shall be solely responsible for all Worldwide Development Costs, COGS and Allowable Expenses for the Shared Products incurred after the Vividion Opt-Out Date, except as provided in this Section 2.3(c) and as provided in Section 5.4, Section 13.4 and Section 13.5;

(vi) effective as of the Vividion Opt-Out Date, Vividion shall cease to conduct any further Development or Commercialization activities (including marketing activities) with respect to any Shared Products, cease to have any obligations to use Commercially Reasonable Efforts with respect to Article III (Development) and Article VI (Commercialization), and cease to incur any further Worldwide Development Costs, COGS or Allowable Expenses except as approved by Celgene or as provided in Section 5.4, Section 13.4 and Section 13.5;

(vii) within [***] days after the Vividion Opt-Out Date, Vividion shall provide to Celgene a reasonably detailed accounting of all Worldwide Development Costs, COGS and Allowable Expenses incurred by Vividion under the Collaboration prior to the Vividion Opt-Out Date for the purpose of calculating a final reconciliation of shared costs through the Vividion Opt-Out Date in accordance with Section 9.1 and Section 9.6;

(viii) within [***] days after the Vividion Opt-Out Notice, Vividion shall provide to Celgene a reasonably detailed summary of Development and Commercialization activities performed by Vividion under the Collaboration, including any Clinical Trials committed but not yet completed as of such date;

(ix) within [***] days after the Vividion Opt-Out Date, Vividion shall provide to Celgene an update to the summary provided pursuant to subsection (viii) above;

(x) Vividion shall undertake, and coordinate with Celgene with respect to, any wind-down or transitional activities reasonably necessary to transfer to Celgene all Development and Commercialization responsibility for the Shared Products throughout the Territory, at [***] sole expense, and Vividion shall use Commercially Reasonable Efforts to complete such activities before the Vividion Opt-Out Date; provided that the Parties shall

18

reasonably cooperate in seeking to minimize the costs of such wind-down or transitional activities; provided further that, (A) if Celgene requests that any contracts or agreements that extend beyond the Vividion Opt-Out Date be terminated, Vividion and Celgene shall share all costs associated with such termination, and, (B) if Celgene requests that any such contract or agreement remain in effect, Celgene shall be responsible for all costs, expenses, and Product Liabilities incurred under such contract or agreement following the Vividion Opt-Out Date or, if Celgene requests assignment of such contract or agreement prior to the Vividion Opt-Out Date, incurred following such assignment (whichever is earlier); it being understood and agreed that, notwithstanding anything to the contrary contained herein, Vividion shall continue to be responsible with Celgene pursuant to the terms and conditions of this Agreement for all costs, expenses and Product Liabilities incurred or otherwise arising prior to the assignment of such contract or agreement to Celgene (including liability arising following the Vividion Opt-Out Date to the extent based on facts and circumstances first arising prior to such assignment), under such contract or agreement as if no such Vividion Opt-Out Date had occurred;

(xi) effective as of the Vividion Opt-Out Date, each Shared Product shall be subject to the royalty provisions of Section 9.3 from and after the Vividion Opt-Out Date, in lieu of the sharing of Worldwide Development Costs under Section 9.1 and Operating Profits or Losses under Section 9.6, substituting “Territory” for “ROW Territory” and increasing royalties payable under Section 9.3 (subject to the terms and conditions of Article IX) as follows:

Per Shared Product Annual Net Sales in the Territory	Royalty Rate
Portion of Annual Net Sales of such Shared Product in the Territory by all Selling Parties, in the aggregate, up to and including [***] U.S. Dollars ($[***]).	[***]%
Portion of Annual Net Sales of such Shared Product in the Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]) up to and including [***] U.S. Dollars ($[***]).	[***]%
Portion of Annual Net Sales of such Shared Product in the Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]).	[***]%

(xii) following the Vividion Opt-Out Date, Celgene shall provide to Vividion an annual written progress report during the Term on the status of its material Development activities with respect to the Shared Program under this Agreement; and

(xiii) as quickly as reasonably possible, as and to the extent applicable, Vividion shall transition to Celgene (if not previously transitioned) Vividion’s Prosecution and enforcement responsibilities (if any) with respect to Vividion Patents, Vividion Co-Co Collaboration Patents, Joint Inventions and Joint Co-Co Patents, which transition Vividion shall use Commercially Reasonable Efforts to complete prior to the Vividion Opt-Out Date, and thereafter provide reasonable assistance to Celgene and cooperation in connection therewith,

19

including execution of such documents as may be necessary to effect such transition, provided that Vividion shall retain step-in rights (in the event that Celgene elects not to Prosecute) on Prosecution matters relating to Joint Co-Co Patents, Vividion Patents and Vividion Co-Co Collaboration Patents that are not Joint Co-Co Patents comparable to Vividion’s step-in rights under Section 10.2(a).

(d) No Reversion. For purposes of clarity, except as provided in this Agreement, after the Vividion Opt-Out Date, Celgene shall be responsible for all costs and expenses for the Shared Program and Vividion shall not have any option or right to buy back into any co-Development or co-Commercialization rights with respect to the Shared Program.

Article III

Development

Section 3.1 Roles and Responsibilities.

(a) Roles.

(i) U.S. As of and after the Effective Date, subject to the terms and conditions of this Agreement and applicable provisions of the Master Agreement, the Parties will assume through the Committees joint responsibility for, and control of, the Development and Commercialization of the Shared Products and Companion Diagnostics for such Shared Products in the Field in the Territory for U.S. Administration, under the Development Plan and the U.S. Commercialization Plan, respectively. Celgene shall be the Development lead Party, the Commercialization lead Party and the Regulatory lead Party for U.S. Administration. The JDC and JCC, as applicable, will assign to each Party roles and responsibilities for performing the Development and Commercialization for U.S. Administration consistent with the terms and conditions of this Agreement and the Master Agreement.

(ii) ROW. As of and after the Effective Date, subject to the terms and conditions of this Agreement and applicable provisions of the Master Agreement, Celgene will assume sole responsibility for, and control of, Developing and Commercializing the Shared Products and Companion Diagnostics in the Field in the Territory for ROW Administration, under the Development Plan, subject to the activities to be performed by the JSC pursuant to the Master Agreement with respect to such Development activities in the Territory. Celgene shall be the Development lead Party, the Commercialization lead Party and the Regulatory lead Party for ROW Administration. Vividion will reasonably cooperate with Celgene in such Development and Commercialization activities for ROW Administration in accordance with Section 3.1(c) provided, however, that, if such cooperation will cause Vividion to incur Direct Costs (including Out-of-Pocket Costs), then Celgene shall, within [***] days after receiving any invoice therefor, reimburse such costs to the extent approved in advance by Celgene.

(b) Diligence. Celgene, directly or through one or more of its Affiliates or (sub)licensees, will use Commercially Reasonable Efforts to Develop and Commercialize Shared Products in the Field for ROW Administration and otherwise to perform its obligations under the Development Plan for ROW Administration. Each Party, directly or through one or more of its Affiliates or (sub)licensees, will use Commercially Reasonable Efforts to Develop and Commercialize Shared Products in the Field for U.S. Administration and otherwise perform its obligations under the Development Plan for U.S. Administration. Each Party will reasonably cooperate with the other Party in performing the foregoing obligations.

20

(c) Assistance. During the Term, each Party will cooperate with the other Party to provide reasonable assistance requested by such other Party, to facilitate the transfer of Development, Manufacture and Commercialization efforts related to the Shared Products and Companion Diagnostics, including assistance with respect to regulatory and Clinical Trial transition matters, and the transfer to the other Party of any additional Know-How licensed to such other Party under this Agreement. Such cooperation will include providing the other Party with reasonable access, in person or by teleconference, to such Party’s personnel involved in the Development and Manufacture of the Shared Products and Companion Diagnostics. Notwithstanding the foregoing provisions of this Section 3.1(c), if such cooperation occurs after any Vividion Opt-Out Date or pertains primarily to ROW Administration and will cause Vividion to incur Direct Costs (including Out-of-Pocket Costs), then Celgene shall, within [***] days after receiving any invoice therefor, reimburse such costs to the extent approved in advance by Celgene.

Section 3.2 Development of Shared Products.

(a) Development Plan.

(i) Initial Plan. Subject to Section 2.2 and Section 2.3, Development of Shared Products shall be governed by the Development Plan for each of the US Territory and the ROW Territory that, collectively, describe the Development activities to be undertaken with respect to the Shared Products in the Territory, which shall include an annual budget of Development Costs pursuant to Section 3.2(b) (“Development Budget”) and anticipated timelines for performance. Promptly after the Effective Date, but in any event within [***] days thereafter, Celgene shall prepare and submit to the JDC for review an initial global Development Plan for Shared Products, including any activities to be performed by Vividion for U.S. Administration, and such initial global Development Plan for Shared Products shall be subject to review and approval by the JSC. The JDC will review the required form and contents of the Development Plan (which shall be subject to review and approval by the JSC), and will review each Development Plan in accordance with Section 3.2(c). The Development Plan may be amended from time to time by the JSC. The Direct Costs of conducting Development activities in both the ROW Territory and the US Territory in relation to a Shared Product shall be reflected in the Development Budget and allocated and paid as set forth in Section 3.3.

(ii) Updates. Following the initial preparation of the Development Plan as set forth in Section 3.2(a)(i), the JDC will update, and the JSC will review and approve, the Development Plan at least once in each Calendar Year during the Term prior to the grant of Regulatory Approval for the applicable Shared Products, with Celgene proposing the updates for the Development Plan with respect to Shared Products for U.S. Administration and ROW Administration. In addition, either Party may reasonably request at any time that the JDC consider, and the JSC review and approve, other updates to the Development Plan for Development activities to support Regulatory Approval on a global basis, including any Additional Study pursuant to Section 3.4. Neither Party (itself or by or through any others, including any Affiliates or (sub)licensees) will take any material action regarding the Development of the Shared Products unless described in the Development Plan or mutually agreed upon in writing by the Parties or, with respect to Additional Studies, in accordance with Section 3.4, or as required by applicable Laws or applicable Regulatory Authorities or independent monitoring boards for Clinical Trials.

21

(b) Development Budgets. Promptly after the Effective Date, but in any event within [***] days thereafter, and concurrently with the preparation of the Development Plan pursuant to Section 3.2(a), Celgene shall prepare and submit to the JDC for review the initial Development Budget, which shall be reviewed and approved by the JSC. Celgene shall be solely responsible for the preparation of the budget for the Development activities, including all Clinical Trials, to be conducted solely to support Regulatory Approval of Shared Products for ROW Administration. For Worldwide Development Costs to be incurred from and after the Effective Date, the JSC will review and approve the Development Budget reasonably in advance of the applicable Worldwide Development Costs being incurred (with the intent being to obtain such approval at least [***] months in advance of such costs being incurred, where practicable). Thereafter, the JDC will update and provide the JSC with a copy of the Development Budget, including the budgeted Worldwide Development Costs, each Calendar Year at a meeting of the JSC sufficiently in advance of the next Calendar Year so as to provide the Parties with an opportunity to budget accordingly, but in any event no later than November 1st of each Calendar Year during the Term. The JSC will review and approve any such update or any other amendment to the Development Budget. In addition, either Party may request at any time that the JDC consider, and the JSC approve, other updates to the Development Budget. The Parties understand and agree that, if Vividion does not elect to participate in an Additional Study as set forth in Section 3.4, Celgene shall have the sole right to amend the Development Budget to account for the Direct Costs of such Additional Study (but, for clarity, shall not have the right to impose any additional payment obligations on Vividion for expenses related to such Additional Study, unless and until a Co-Co Buy-In occurs as set forth in Section 3.5, or a Deemed Buy-In occurs pursuant to Section 3.4(c)), after which time any changes to the Development Budget shall be run through the procedures described in this Section 3.2(b). Subject to this Section 3.2(b) and Sections 3.4 and 3.5, all reasonable Direct Costs (including Out-of-Pocket Costs) arising from either Party’s conduct of Development with respect to the Shared Program in accordance with the Development Plan and the Development Budget that qualify as Worldwide Development Costs shall be subject to the Development Cost Share. Each Party shall use Commercially Reasonable Efforts to perform the activities assigned to it in the Development Plan.

(c) General Development Principles. It is the intent of the Parties that Development of the Shared Products will be conducted in accordance with the following principles, except as otherwise mutually agreed by the Parties. The JDC (or the JSC or the Executive Officers as applicable) shall take into account and attempt to implement the following principles in its decision-making, including preparation, review and approval of any updates to and amendments of the Development Plan:

(i) Regardless of the specific division of responsibility between the Parties for particular activities at any particular time, the JDC (and JSC) shall serve as a conduit for sharing information, knowledge and expertise relating to the Development of the Shared Products.

22

(ii) Clinical Development of the Shared Products should be performed according to a single, integrated global program (with, for the avoidance of doubt, allowance of Additional Studies as provided in Section 3.4).

(iii) The Development Plan should include an allocation of responsibilities between the Parties reasonably determined after taking into consideration each Party’s expertise, capabilities, staffing and available resources to take on such activities.

(iv) After receipt of Regulatory Approval of a Shared Product in any Major Market, the Development Plan should (absent special circumstances or significant changes in circumstances) include pursuit of Regulatory Approval for such Shared Product in the other Major Markets and such other countries as Celgene deems appropriate (in accordance with Section 3.1(a)).

(d) Coordination and Reports. Each Party shall coordinate with, and keep the JDC informed with respect to, activities assigned to such Party under the Development Plan, including the conduct of any applicable Clinical Trials. Each Party shall provide the JDC with regular quarterly written reports on such Party’s Development activities relating to the Collaboration, including a summary of results, information, and data generated, any activities planned with respect to Development going forward (including, for example, updates regarding regulatory matters and Development activities for the next Calendar Quarter), challenges anticipated and updates regarding intellectual property issues (including a disclosure of Co-Co Collaboration Intellectual Property discovered, developed, generated or invented since the last written report) relating to the Collaboration. Such written reports may be discussed by telephone or video-conference, or may be provided at each JDC meeting; provided that, reasonably in advance of the meeting of the JDC, the Party providing the written report will deliver to the JDC an agenda setting forth what will be discussed during the meeting. The Party receiving such written report shall have the right to reasonably request, and to receive in a timely manner at or after the JDC meeting, clarifications and answers to questions with respect to such reports.

Section 3.3 Development Costs. The Parties will share all Worldwide Development Costs incurred from and after the Effective Date in accordance with Section 9.1.

Section 3.4 Additional Development Activities. If, following the Effective Date, Celgene wishes (i) to conduct a Clinical Trial (including to repeat any Clinical Trial previously conducted under the Development Plan that failed to meet its primary endpoints) of Shared Products not contemplated by the Development Plan, (ii) to Develop Shared Products in a country in the Territory for any Indication in the Field other than an Indication for which such Shared Products are being Developed pursuant to the Development Plan, (iii) to Develop a dosage form or formulation of Shared Products in a country in the Territory other than that being studied in the Development Plan, or (iv) to conduct any other Clinical Trial of a Shared Product in the Field in a country, including any Clinical Trial or study that is not otherwise set forth in the Development Plan, or any Clinical Trial that Celgene believes may have utility to support Regulatory Approval on a global basis (each such study or activity in (i)-(iv) not already included in the then-current Development Plan, an “Additional Study”), then Parties understand and agree that this Section 3.4 shall apply and, accordingly, (A) Celgene shall first provide the proposed trial design and protocol for such Additional Study to the JSC for review and approval as to the clinical and regulatory

23

aspects of such Additional Study, and shall incorporate reasonable comments from the JSC into such Additional Study design and protocol, and (B) following such review by the JSC, Celgene shall provide the final proposed design and projected costs of such Additional Study to the JSC. In any such case the following shall apply:

(a) If Vividion, through its members of the JSC, agrees to co-fund such Additional Study or subsequently elects to exercise a Co-Co Buy-In pursuant to Section 3.5, the Parties shall amend the Development Plan and the Development Budget to include such Additional Study, and the Direct Costs of such Additional Study that constitute Worldwide Development Costs shall be included for the purpose of calculating the Development Cost Share in accordance with Section 9.1.

(b) If Vividion does not wish to include costs incurred with respect to such proposed Additional Study within the Worldwide Development Costs subject to the Development Cost Share, but Vividion has no material objection to such Additional Study, Celgene may proceed with such Additional Study and would be solely responsible for the conduct and costs of such study, subject to Section 3.4(c) and Section 3.5.

(c) For any Additional Study that Vividion does not wish to co-fund, to include in the Worldwide Development Costs subject to the Development Cost Share, or to exercise a Co-Co Buy-In with respect to such Additional Study pursuant to Section 3.5 prior to the initiation of (A) a Pivotal Clinical Trial or (B) a Phase III Study of such Shared Product for the Indication, formulation, dosage form or other attribute of such Shared Product that was the subject of such Additional Study, if the data from such Additional Study thereafter is included as primary efficacy data (and not solely safety data) in the Regulatory Approval in the US Territory for such Indication, formulation, dosage form or other attribute of such Shared Product or informs a reimbursement decision in the US Territory (each, an “Additional Study Approval”), then Vividion shall be deemed to have elected to buy in to such Additional Study (a “Deemed Buy-In”), and shall pay to Celgene for such Additional Study a lump sum payment (“Lump Sum”) equal to [***] percent ([***]%) of the Direct Costs that otherwise would have been apportioned to Vividion as Worldwide Development Costs had Vividion originally opted-in, to conduct such Additional Study prior to the Deemed Buy-In. For example, [***]. Vividion shall pay to Celgene the Deemed Buy-In amounts set forth in this Section 3.4(c) within [***] days after Celgene notifies Vividion in writing that Celgene has received Additional Study Approval in the US Territory.

(d) If Vividion elects to co-fund an Additional Study, or elects to exercise a Co-Co Buy-In pursuant to Section 3.5, or is subject to a Deemed Buy-In as set forth in Section 3.4(c), then following Vividion’s decision to co-fund, or following such Co-Co Buy-In, or Deemed Buy-In, as applicable, all data resulting from such Additional Study (including any Shared Product Data) shall be available for use by Vividion (i) in connection with Shared Products in the Field for U.S. Administration, and (ii) in the Territory to perform activities allocated to Vividion in the Development Plan or otherwise as set forth in this Agreement.

24

(e) For clarity, the costs of any such Additional Study shall never be included in the Worldwide Development Cost or be subject to the Development Cost Share pursuant to Section 9.1 (and Vividion shall have no rights to any Shared Product Data arising from any such Additional Study) unless and until (i) Vividion agrees to pay such costs pursuant to Section 3.4(a); (ii) a Co-Co Buy-In occurs pursuant to Section 3.5; or (iii) a Deemed Buy-In occurs pursuant to Section 3.4(c).

Section 3.5 Buy-In Right. Notwithstanding Section 3.4(b) above, and subject to Section 3.4(c), at any time prior to the initiation of the earlier of (a) a Pivotal Clinical Trial or (b) a Phase III Study of an applicable Shared Product for the Indication, formulation, dosage form or other attribute of such Shared Product that was the subject of an Additional Study which Vividion declined previously to co-fund or for which a Deemed Buy-In has not yet occurred, Vividion shall have the right to elect by written notice to Celgene to include within the Worldwide Development Costs to be subject to the Development Cost Share any Additional Study for Shared Products for which Vividion declined previously to co-fund and for which a Deemed Buy-In has not yet occurred (the “Co-Co Buy-In”). In such case, (x) the Parties shall include within the Worldwide Development Costs subject to the Development Cost Share, from the day of such notice onward, [***], and (y) Vividion shall reimburse Celgene an amount equal to [***] percent ([***]%) of the Direct Costs that otherwise would have been apportioned to Vividion, if Vividion had originally opted-in, to conduct such Additional Study prior to the Co-Co Buy-In. For example, [***]. Upon any such Co-Co Buy-In, the Parties shall have the rights with respect to such Clinical Trial or studies and the data arising therefrom as set forth in Section 3.4(d) and Section 3.6. If Vividion elects a Co-Co Buy-In, it shall pay to Celgene the Co-Co Buy-In amounts set forth in subsection (y) within [***] days after Vividion notifies Celgene in writing that Vividion is exercising its right to effect the Co-Co Buy-In pursuant to this Section 3.5 and, for clarity, from and after any Co-Co Buy-In, the ongoing Direct Costs incurred for such Additional Study that constitute Worldwide Development Costs shall be subject to the Development Cost Share.

Section 3.6 Rights to Use Shared Product Data.

(a) Each Party, in a given country for Development or Commercialization of Shared Products in such country, shall keep accurate records of all Shared Product Data generated as a result of all activity by or on behalf of such Party in performing Development and Commercialization in relation to Shared Products and Companion Diagnostics, including any data generated pursuant to the Party’s activities under Section 3.4. Except as provided in Section 3.4(e), each Party shall provide the other Party with copies of all such Shared Product Data Controlled by the Party during the Term that is necessary for or reasonably related to the Development and Commercialization of Shared Products and Companion Diagnostics promptly following the generation of such Shared Product Data. Shared Product Data Controlled by Celgene (other than that to which Vividion does not have rights pursuant to Section 3.4(e)) shall be included in the license grant to Vividion pursuant to Section 8.1(b), and Shared Product Data Controlled by Vividion shall be included in the Vividion Know-How and licensed to Celgene pursuant to Section 8.1(a).

25

(b) Notwithstanding anything to the contrary in this Agreement, each Party shall promptly provide to the other Party, free of charge, copies of and rights of reference to and use of all Shared Product Data that is Controlled by such Party, and that is relevant to or necessary to address issues relating to: (i) the safety of Shared Products in the Territory, including data that is related to adverse effects experienced with Shared Products, or (ii) all activities relating to CMC regarding Shared Products, and in each of (i) and (ii), that are required to be reported or made available to Regulatory Authorities in the Territory, when and as such data become available.

Section 3.7 Companion Diagnostics.

(a) Development of Companion Diagnostic. The Parties may mutually agree to Develop or Commercialize a Companion Diagnostic for use with the Shared Products; provided that, in the event the Parties do not agree to jointly Develop or Commercialize a Companion Diagnostic, the JDC may permit a Party to Develop, Manufacture or Commercialize a Companion Diagnostic for use with Shared Products in the Territory, directly or indirectly through a Third Party Contractor. In such event, all costs and profits with respect to such Development, Manufacturing or Commercialization of the Companion Diagnostics for U.S. Administration (as Developed, Manufactured and Commercialized in accordance with this Section 3.7(a)) shall, prior to any Vividion Opt-Out date, be shared by the Parties in accordance with the Development Cost Share or the Profit & Loss Share, as applicable, pursuant to a mechanism agreed to by the Parties at the time the Parties agree or the JDC permits a Party to Develop, Manufacture or Commercialize the applicable Companion Diagnostic.

(b) Separate Obligations. No payments shall be owed by Celgene to Vividion pursuant to Section 9.2 or Section 9.3 or by either Party pursuant to Section 14.3 with respect to any Companion Diagnostic. Upon termination of this Agreement, or reversion of rights to a Party with respect to the Shared Products, in addition to the effects of such termination or reversion set forth in Section 14.3, separate transitional activities shall be undertaken with respect to the Companion Diagnostics to ensure that the appropriate Regulatory Approvals, Manufacturing Technology or other Know-How or Patents necessary for the Development, Manufacture or Commercialization of such Companion Diagnostics shall be transferred to the Party to whom the rights to the Shared Products are transferred to the same extent as Regulatory Approvals, Manufacturing Technology or other Know-How or Patents otherwise associated with such Shared Products are transferred.

(c) No Other Diagnostics. For purposes of clarity, unless otherwise mutually agreed by the Parties, neither Party shall have any right, under the licenses granted to such Party pursuant to Section 8.1 and notwithstanding the definition of “Field” hereunder, to Develop, Manufacture or Commercialize any biomarker or diagnostic product for use with the Shared Products, other than a Companion Diagnostic pursuant to this Section 3.7.

26

Section 3.8 Records; Tech Transfer.

(a) Maintenance of Records. Each Party shall maintain in all material respects, and shall require its Licensee Partners and Third Party Contractors to maintain in all material respects, complete and accurate records in segregated books of all Development work conducted in furtherance of the Collaboration and all results, data and developments made in conducting such activities. Such records shall be complete and accurate and shall fully and properly reflect all such work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall require the applicable study sites to maintain original source documents from Clinical Trials of the Shared Products for at least [***] years (or such longer period as is commercially reasonable under the circumstances, taking into account maintenance requirements under applicable Law) following completion of the Development activities undertaken by such Party or its Licensee Partners or Third Party Contractors; provided that Celgene or Vividion shall be entitled to obtain copies of such source documents at the end of such [***]-year period.

(b) Inspection. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy (or request the other Party to copy) all records of the other Party or its Licensee Partners or Third Party Contractors, as applicable, maintained in connection with the work done and results achieved in the performance of Development activities under the Collaboration, but solely to the extent access to such records is necessary for such Party to exercise its rights under this Agreement.

(c) Tech Transfer. As soon as reasonably practical after the Effective Date and thereafter upon Celgene’s reasonable request during the Term, Vividion shall transfer to Celgene, at no cost to Celgene, copies of all Vividion Know-How, Vividion Co-Co Collaboration Know-How and Vividion’s interest in the Joint Co-Co Know-How related to the Shared Products, to the extent not previously transferred to Celgene. Upon Vividion’s reasonable request during the Term, Celgene shall transfer to Vividion, at no cost to Vividion, copies of all Celgene Know-How, Celgene Co-Co Collaboration Know-How and Celgene’s interest in the Joint Co-Co Know-How related to the Shared Products, to the extent not previously transferred to Vividion. In addition, each Party shall provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to the other Party with respect to the use of such transferred Know-How in the Development, Manufacture and Commercialization of Shared Products. The costs and expenses incurred by either Party in connection with such assistance shall, prior to any Vividion Opt-Out Date, constitute Worldwide Development Costs; provided, however, that, to the extent that such assistance occurs after any Vividion Opt-Out Date or relates primarily to ROW Administration, [***] shall solely bear all such and expenses and shall reimburse [***] for any such costs and expenses incurred [***] within [***] days after receiving any invoice therefor and to the extent approved in advance by [***].

Article IV

Manufacture and Supply

Section 4.1 Generally. Subject to the terms and conditions of this Agreement, Celgene will assume sole responsibility for Manufacture of the Shared Products and Companion Diagnostics for Development and Commercialization in the Territory for both U.S. Administration and ROW Administration.

27

Section 4.2 Manufacturing Transition Costs. All Manufacturing Costs associated with Manufacturing Shared Products and Companion Diagnostics (including Manufacturing Transition Costs) for U.S. Administration, excluding Manufacture of Shared Products and Companion Diagnostics for sale for U.S. Administration that are included as “Cost of Goods Sold” in the Profit & Loss Share, will be included in the calculation of Worldwide Development Costs, and shared by the Parties in accordance with the Development Cost Share. For clarity, any Manufacturing Costs associated with Manufacturing Shared Products and Companion Diagnostics (and associated CMC activities) that are not included in the Profit & Loss Share (as provided in the immediately preceding sentence), will be included in the calculation of Worldwide Development Costs (unless such costs are solely for ROW Administration).

Article V

Regulatory Matters

Section 5.1 Lead Responsibility for Regulatory Interactions. Except as may otherwise be mutually agreed by the Parties or the JSC, JDC or JCC, as applicable, and subject to oversight by the JSC, JDC or JCC:

(a) Lead Responsibility. Celgene shall have lead responsibility for all Regulatory Interactions with Regulatory Authorities in the US Territory and the ROW Territory for each Shared Product.

(b) Regulatory Interactions Defined. For purposes of this Agreement, “Regulatory Interactions” means (i) monitoring and coordinating all regulatory actions, preparing, submitting and coordinating all communications and filings with, and submissions to, all Regulatory Authorities with respect to the Shared Products and (ii) interfacing, corresponding and meeting with the Regulatory Authorities with respect to the Shared Products.

(c) Regulatory Responsibilities.

(i) Vividion shall (A) at Celgene’s option, either close or inactivate Vividion’s IND(s) for each Shared Product, or transfer such IND(s) to Celgene, and (B) with Celgene input, complete all relevant activities related to such IND(s) as required for Celgene to assume regulatory ownership, as applicable, all as soon as practicable (but, in the case of the transfer of any IND(s), in no event later than [***] days after Celgene’s notice unless otherwise agreed by the Parties);

(ii) Celgene shall be responsible for the preparation and filing of all regulatory filings with respect to any subsequent Development, Manufacturing or Commercialization for Shared Products after such activities described in clause (i) above are completed; and

(iii) Vividion shall provide Celgene with all relevant clinical and non-clinical data reasonably requested by Celgene or a Regulatory Authority, including CMC, pharmacology and toxicology generated by Vividion with respect to each Shared Product.

28

Section 5.2 Participation Rights.

(a) Review of Regulatory Documentation. Each Party shall keep the JDC reasonably informed in connection with all Regulatory Interactions, preparation of all Regulatory Documentation, Regulatory Authority review of Regulatory Documentation, Regulatory Approvals, annual reports, including annual safety reports to the respective health authorities, annual re-assessments, and any subsequent variations and changes to labeling, in each case with respect to the Shared Products. Each Party shall respond within a reasonable time frame to all reasonable inquiries by the other Party with respect to any information provided pursuant to this Section 5.2(a) (and sufficiently promptly for the other Party to provide meaningful input with respect to responses to Regulatory Authorities).

(b) Participation in Meetings. Vividion shall have the right to have up to two (2) senior, experienced employees reasonably acceptable to Celgene participate as observers in material or scheduled face-to-face meetings, video conferences and teleconferences with all applicable Regulatory Authorities relating to any Shared Product, and shall be provided with advance access to Celgene’s material documentation prepared for such meetings.

(c) Review. Prior to submission of material correspondence to any Regulatory Authority with respect to the Shared Products, Celgene shall, sufficiently in advance for the other Party to review and comment, provide Vividion any material correspondence with the Regulatory Authority related to such meetings. Celgene shall also provide Vividion with copies of any material correspondence with Regulatory Authorities relating to Development of, or the process of obtaining Regulatory Approval for, the Shared Products and respond within a reasonable time frame to all reasonable inquiries by Vividion with respect thereto.

Section 5.3 Global Safety Database; Pharmacovigilance Agreement. At a time to be mutually agreed by the Parties, Celgene shall establish, hold and maintain a single electronic system for the collection and storage of all safety information for the Shared Products in the Territory (the “Global Safety Database”). Such database shall comply in all material respects with all Laws reasonably applicable to pharmacovigilance anywhere where the Shared Products are being or have been Developed or Commercialized. Unless the Parties otherwise agree in the Pharmacovigilance Agreement, Celgene shall be responsible for the Global Safety Database for the Shared Products; provided, that Vividion may hold and maintain a parallel safety database for the Shared Products as needed or required according to applicable Laws. The Parties will use Commercially Reasonable Efforts to negotiate a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) to govern cooperation among the Parties that will enable each of them to comply with its respective obligations under applicable Laws and to satisfy its duty of care with respect to the Shared Products, including with regard to ownership of the Global Safety Database, adverse event data collection, analysis and reporting. The Pharmacovigilance Agreement will be entered among the Parties no later than [***] days following the Effective Date.

Section 5.4 Recalls, Market Withdrawals or Corrective Actions.

(a) In the event that any Regulatory Authority issues or requests a recall, market withdrawal or similar action in connection with a Shared Product in any portion of the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall, market withdrawal or similar action in any country in the

29

Territory, the Party notified of such recall, market withdrawal or similar action, or the Party that desires such recall, market withdrawal or similar action, shall within twenty-four (24) hours advise the other Party thereof by telephone. Celgene shall, after reasonable consultation with Vividion, decide whether to conduct a recall, market withdrawal or similar action in such country or portion of the Territory and the manner in which any such recall, market withdrawal or similar action shall be conducted. Each Party will make available to the other Party, upon request, all of such Party’s (and its Affiliates’) pertinent records that such other Party may reasonably request to assist such other Party in effecting any recall, market withdrawal or similar action.

(b) The costs and expenses incurred before the Vividion Opt-Out Date relating to a recall, market withdrawal or similar action of any Shared Product(s) in the Territory shall be (I) taken into account in determining the Development Cost Share if incurred prior to First Commercial Sale of the applicable Shared Product in the applicable country, (II) taken into account in determining the Profit & Loss Share if incurred in the US Territory after the First Commercial Sale of the applicable Shared Product in the US Territory or (III) borne solely by Celgene if incurred in a country in the ROW Territory after the First Commercial Sale of the applicable Shared Product in such country (in each case, as, and to the extent, provided in Section 9.1, Section 9.6 and Exhibit D). The costs and expenses incurred after the Vividion Opt-Out Date for any recall, market withdrawal or similar action of any Shared Product(s) in the Territory shall be borne solely by Celgene if and only to the extent (i) such recall, market withdrawal or similar action was caused by the occurrence after the Vividion Opt-Out Date of the event, incident or circumstance that led to the recall, market withdrawal or similar action and (ii) the event, incident or circumstance and the costs and expenses for such recall, market withdrawal or similar action are not the subject of an indemnity obligation of Vividion under Section 13.1 or Section 13.2. The costs and expenses incurred after the Vividion Opt-Out Date relating to any recall, market withdrawal or similar action of any Shared Product(s) in the US Territory shall be borne by the Parties in accordance with the Profit & Loss Share to the extent (A) such recall, market withdrawal or similar action was caused by the occurrence before the Vividion Opt-Out Date of the event, incident or circumstance that led to the recall, market withdrawal or similar action and (B) such event, incident or circumstance and such costs and expenses are not the subject of an indemnity obligation of either Party under Section 13.1 or Section 13.2. If Vividion is invoiced for its portion of such costs and expenses incurred after the Vividion Opt-Out Date, payment is due within [***] days of receipt of invoice.

Article VI

Commercialization

Section 6.1 Commercialization Responsibilities for Shared Products.

(a) Responsibility. Subject to the terms and conditions of this Agreement, including Vividion’s rights under Section 6.2, Celgene will have sole responsibility, and shall be the Commercialization lead Party, for all Commercialization activities for Shared Products for U.S. Administration and ROW Administration. Subject to the terms and conditions of this Agreement, including this Article VI, Celgene (as the Commercialization lead Party) shall have final decision-making authority with respect to all matters that relate to Commercialization of Shared Products in the Territory, in accordance with Section 2.2. Vividion (itself or by or through any others, including any Affiliates or (sub)licensees), will not take any action regarding the Commercialization of Shared Products unless (i) described in the U.S. Commercialization Plan or (ii) otherwise approved by the JCC.

30

(b) Sales. Celgene will book all sales of the Shared Products in the US Territory and the ROW Territory, and will have the sole responsibility for the processing of orders, invoicing, terms of sale, and distribution of the Shared Products throughout the US Territory and the ROW Territory.

Section 6.2 U.S. Commercialization Plan.

(a) Initial U.S. Commercialization Plan. No later than [***] months prior to the anticipated submission of the first NDA for the first Shared Product for Regulatory Approval from the FDA in the US Territory (as set forth in the Development Plan), Celgene (after good faith consultation with Vividion) will prepare an initial Commercialization plan for the US Territory (the “U.S. Commercialization Plan”) for Shared Products covering the first [***] years after First Commercial Sale of any Shared Product in the US Territory, and the JCC will review and approve such initial U.S. Commercialization Plan. Thereafter, Celgene (after good faith consultation with Vividion) will update the U.S. Commercialization Plan (for the current Calendar Year and the [***] succeeding Calendar Years) each Calendar Year, and the JCC will review and approve any such update or other amendment to the U.S. Commercialization Plan. Either Party may request at any time that the JCC consider and approve other updates to the U.S. Commercialization Plan.

(b) Additional Terms. In addition:

(i) The JCC will set the required form and contents of the U.S. Commercialization Plan. The U.S. Commercialization Plan will specify, as applicable, among other things, the number of sales representatives in the US Territory for each Party, creation of marketing and promotional materials, planning for conferences, the number, type (e.g., first position, second position) and frequency of details to be conducted by sales representatives for Shared Products in each Calendar Year, the allocation of sales details across geographies between the Parties, sales forecasts, strategies for compensation packages for sales representatives, Shared Product pricing strategy, strategy for managed care and reimbursement plans. Vividion will have the right to provide up to [***] percent ([***]%) of the total sales representatives and medical science liaisons in the US Territory, calculated on an FTE basis (with the calculation of costs of engaging such FTEs for purposes of calculating Operating Profits or Losses being based on the FTE Rate), such basis to be used by both Parties for promotion of Shared Products for U.S. Administration. The U.S. Commercialization Plan will set forth the precise number of Vividion sales representatives and medical science liaisons consistent with the foregoing.

(ii) The U.S. Commercialization Plan will attempt to provide that marketing activities in the US Territory are distributed equitably (with respect to geography and prescriber opportunities) between the Parties.

(iii) Neither Party (itself or by or through any others, including any Affiliates or (sub)licensees) will take any material action regarding the Commercialization of Shared Products for U.S. Administration unless described in the U.S. Commercialization Plan or approved by the JCC.

31

(iv) All Commercialization of Shared Products for U.S. Administration will be conducted pursuant to the overview of the JCC and pursuant to the U.S. Commercialization Plan.

(c) U.S. Commercialization Budget. At such times as the JCC will deem appropriate, and concurrently with the preparation of the initial U.S. Commercialization Plan, Celgene (after good faith consultation with Vividion) will prepare an initial U.S. Commercialization budget for the US Territory (the “U.S. Commercialization Budget”), and the JCC will review and approve such initial U.S. Commercialization Budget. Thereafter, Celgene (after good faith consultation with Vividion) will update the U.S. Commercialization Budget at least once in each Calendar Year, (but in any event no later than November 30 of each Calendar Year during the Term) and the JCC will review and approve any such update or any other amendment to the U.S. Commercialization Budget. In addition, either Party may request at any time that the JCC consider and approve other updates to the U.S. Commercialization Budget.

(d) Additional Terms. In addition:

(i) The JCC will set the required form and contents of the U.S. Commercialization Budget.

(ii) In preparing the U.S. Commercialization Budget, only the Commercialization activities for U.S. Administration will be included; any costs and expenses for ROW Administration will not be included.

Section 6.3 ROW Commercialization; Celgene Reports. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that Celgene has the sole right and responsibility for the Commercialization of the Shared Products for the ROW Territory and, except as expressly set forth in this Agreement, and subject to the terms and conditions of this Agreement and the Master Agreement, nothing will restrict Celgene from taking any action regarding the Commercialization of the Shared Products in the ROW Territory. At least once during each year during the Term, Celgene shall provide to Vividion, through the JSC, a written progress report on the status of its material Commercialization activities with respect to Shared Products and related Companion Diagnostics during the applicable year, and Celgene’s plans with respect to Commercialization of Shared Products during the following [***] month period.

Section 6.4 Acknowledgement. Vividion hereby acknowledges and agrees that (a) it has rights with respect to the Commercialization of Shared Products for U.S. Administration solely as set forth herein; (b) it will not convey, transfer, license or lease any of its rights or obligations under this Agreement, except as expressly permitted in this Agreement, including as set forth in Section 8.2, Section 12.4 or Section 15.4.

Section 6.5 Commercialization Activities.

32

(a) Training. Celgene shall, in the ROW Territory and, pursuant to the overview of the JCC, in the US Territory (i) direct the training of sales representatives (together with the first line managers who oversee such sales representatives) with respect to Shared Products, and will prepare and implement a training program and training materials for such sales representatives therefor, and (ii) specify the conduct and content of details (including detail scripts) for the Shared Products. Each Party will cause each of its sales representatives assigned to promote the Shared Products to attend and complete the training program developed as provided above for the Shared Products to assure a consistent, focused promotional strategy and message as and to the extent consistent with applicable Law.

(b) Sales Representatives; Detailing. The following provisions shall apply to the activities of sales representatives with respect to Commercialization of Shared Products:

(i) Conduct of Sales Representatives. Each Party will be solely responsible for recruiting, hiring and maintaining its sales force of sales representatives for promotion of the Shared Products in accordance with its standard procedures, the requirements of this Agreement and the minimum qualifications set forth on Schedule 6.5. Each Party will be responsible for the activities of its sales representatives, including compliance by its sales representatives with training and detailing requirements. In particular, each Party will provide its sales representatives assigned to promote the Shared Products in the US Territory and the other Major Markets with the level of oversight, management, direction and sales support with respect to the promotion of Shared Products necessary to effectively and efficiently promote the Shared Products in accordance with the terms of this Agreement and applicable Law. Each Party agrees that none of its sales representatives involved in the promotion of the Shared Products will have any legal or regulatory disqualifications, bars or sanctions. If Celgene raises any reasonable concern with Vividion regarding the performance or fitness of any of Vividion’s sales representatives, Vividion will address such concerns in a reasonable manner.

(ii) Third Party Contract Sales Force. Notwithstanding the foregoing, Vividion will not have the right to use any Third Party contract sales force to fulfill its activities under this Agreement, except with the prior written consent of Celgene not to be unreasonably withheld or delayed (provided that Celgene may withhold or revoke its consent, with respect to all Shared Products, for any reason during the [***] months following First Commercial Sale in the US Territory upon reasonable written notice to Vividion).

(iii) Detailing. The U.S. Commercialization Plan will set forth (A) the precise number of each Party’s sales representatives for Shared Products in the US Territory, consistent with the foregoing, (B) policies and processes for the creation of marketing and promotional materials, (C) planning for conferences, (D) the number, type (e.g., first position, second position, etc.) and frequency of details to be conducted by sales representatives for Shared Products in each Calendar Year, (E) the allocation of sales details between the Parties, (F) development of sales forecasts, and (G) coordinating strategies for compensation packages for sales representatives.

33

(iv) Shortfall. If the Vividion does not initially provide in the US Territory or at any particular time after the commencement of such detailing does not provide in the US Territory, for any reason, the number of sales representatives specified in the U.S. Commercialization Plan to be provided for the US Territory, then Celgene will have the right to make up such shortfall using its sales representatives until such time as Vividion is able to provide its agreed upon number of sales representatives and for a period of one hundred eighty (180) days thereafter and, for clarity, all costs incurred by Celgene related to Celgene’s making up such shortfall shall be included in the calculation of Operating Profits or Losses.

(v) Cost Calculation. The calculation of costs of engaging sales representatives in the US Territory for purposes of calculating Operating Profits or Losses shall be based on the FTE Rate, and such FTE Rate shall be used by both Parties for promotion of Shared Products in the US Territory; provided, however, that (A) if the costs of engaging a sales representative (whether or not as an employee) in the US Territory is (x) above the FTE Rate, the costs shall be capped at the FTE Rate and (y) below the FTE Rate, the actual costs shall be used instead of the FTE Rate; and (B) with respect to any sales representative who is detailing pharmaceutical products other than Shared Products, the applicable Party shall allocate costs of engaging such sales representative with respect to such pharmaceutical products and Shared Products based on the weighted Incentive Compensation of such sales representative. For purposes of this Section 6.5(b)(v), “Incentive Compensation” means, with respect to a sales representative, the variable, periodic target compensation (not including equity compensation) the sales representative earned based on such sales representative’s performance.

(vi) Promotional Materials. Each Party’s sales representatives assigned to promote the Shared Products in the US Territory will utilize only promotional materials that have been reviewed by the JCC and approved by Celgene. All detailing activities conducted by each Party’s sales representatives will be consistent in all material respects with the promotional materials so approved. Each Party will train and instruct their respective sales representatives to make only those statements and claims regarding the Shared Products, including as to efficacy and safety, that are consistent with the Shared Product labeling and accompanying inserts and the approved promotional materials. For clarity, all marketing and promotional materials used in the US Territory must be approved by Celgene prior to use.

(vii) Medical Affairs; Information. For Shared Products in the US Territory, the Parties will discuss the implementation of medical and scientific affairs and programs, including for professional symposia and other educational activities, and medical affairs studies based upon approved protocols, medical information support and medical communications and publishing activities, and the allocation of each Party to such activities in the US Territory, provided that Celgene, following consultation with the JCC, shall have the final decision-making authority to the conduct of such activities in the US Territory (it being understood and agreed that [***] shall be permitted to contribute [***] percent ([***]%) of the medical science liaisons on an equitable basis in the US Territory). The Parties acknowledge that in the US Territory each Party may receive requests for medical information concerning any Shared Product from members of the medical professions and consumers. Celgene will have the exclusive right to respond to questions and requests for information about Shared Products received from Persons in the Territory that warrant a response beyond the understanding of the sales representatives or that are beyond the scope of the Shared Product labels and inserts (each such request, an “Information Request”) and that are solely applicable to Shared Products for ROW Administration. Any Information Request that is applicable to Shared Products for U.S. Administration or throughout the Territory shall be referred to the JCC.

34

(viii) Market Access Activities. Celgene, as the Commercialization lead Party, will have sole authority, in the Territory, following consultation with the JCC, to develop plans for market access activities. For Shared Products in the US Territory, each Party shall have the right to participate in the foregoing activities in accordance with the U.S. Commercialization Plan, which shall provide for an equitable distribution of such activities between the Parties. The costs related to such market access activities in the US Territory prior to any Vividion Opt-Out Date shall be included, to the extent they constitute Allowable Expenses, in the calculation of Operating Profits or Losses, and the costs related to such market access activities in the ROW Territory and, after any Vividion Opt-Out Date, the US Territory shall be borne solely by Celgene.

(ix) Reporting. Each Party will provide the JCC with a report, as soon as practicable but in no event later than [***] days following the end of each Calendar Quarter commencing as of the date upon which the first Shared Product has received Regulatory Approval in the Territory, or at such other time as the JCC deems appropriate, and continuing thereafter for each Calendar Quarter for the remainder of the Term, setting forth the number of details made by its sales representatives of Shared Products during such Calendar Quarter. Costs and expenses for sales representatives for U.S. Administration prior to any Vividion Opt-Out Date will be charged to the Profit & Loss Share on an FTE Rate basis consistent with the U.S. Commercialization Budget. Costs and expenses for sales representatives for ROW Administration and, after any Vividion Opt-Out Date, U.S. Administration will be borne solely by [***].

(x) Records. Each Party will maintain records and otherwise establish procedures to ensure compliance with all applicable Laws and professional requirements that apply to the promotion and marketing of Shared Products, including compliance with the PhRMA Code on Interactions with Healthcare Professionals.

(c) Commercialization Costs. During the Term, all Commercialization costs in the US Territory that constitute Allowable Expenses and are incurred pursuant to the U.S. Commercialization Plan and U.S. Commercialization Budget prior to any Vividion Opt-Out Date (for U.S. Administration only, the “U.S. Commercialization Costs”) shall be included in the Profit & Loss Share. Subject to the terms and conditions of this Agreement, all Commercialization costs in the ROW Territory and, after any Vivdion Opt-Out Date, the US Territory shall be borne [***] percent ([***]%) by [***].

Section 6.6 Trademarks.

(a) Selection of Trademarks. Celgene, following consultation with the JCC and JPC, shall select the trademark(s) to be used in connection with the marketing and sale of the Shared Products in the Territory (such marks, together with registrations, applications for registration and common law rights therein, collectively, “Product Trademarks”). Any dispute over the selection of a Product Trademarks shall be presented to the JSC for resolution. The Parties shall adhere to the use of the Product Trademark(s) in their Commercialization of the Shared Products in the Territory hereunder, to the extent permitted by Law.

35

(b) Ownership. Celgene shall own all Product Trademarks for any Shared Product in the Territory. Vividion will execute and deliver any further document reasonably requested by Celgene to further document or record such assignment.

(c) Branding. At such time as the JCC deems appropriate, the Parties shall discuss in good faith any branding or co-branding of the Shared Products (the “Licensed Branding”), and the Parties will enter into appropriate trademark licensing agreements to achieve the foregoing. For the avoidance of doubt, nothing in this Agreement shall be construed to grant either Party any rights in or to any of the other Party’s trademarks, tradenames, logos, or other marks (other than Product Trademarks), including use thereof, absent a separate trademark licensing agreement entered into by the Parties. Notwithstanding the foregoing, subject to any restrictions on the form or content of the Licensed Branding imposed by any Regulatory Authority, unless the Parties mutually agree otherwise in writing, the Licensed Branding used with respect to Shared Products shall feature the logos of Vividion and Celgene with approximately equal sizing and similar prominence, with Celgene’s name first, on all packaging and materials used for Commercialization of such Shared Products, to the extent permitted by applicable Law.

Article VII

Diligence

Section 7.1 Collaboration Activities.

(a) General. Each Party shall use Commercially Reasonable Efforts to perform all Development, Manufacturing and Commercialization activities for which such Party is responsible hereunder and, as applicable, shall perform such activities in compliance with the applicable Development Plan or U.S. Commercialization Plan, including any budget(s) and timeframe(s) set forth therein and including making available those resources set forth in any applicable Development Plan or U.S. Commercialization Plan, and the terms of this Agreement.

(b) Compliance with Laws. Each Party shall:

(i) perform its obligations under this Agreement in a scientifically sound and workmanlike manner; and

(ii) carry out all work done in the course of the Collaboration in compliance with all applicable Laws governing the conduct of such work.

Section 7.2 Diligence Obligations. In addition to the diligence obligations set forth in , the Parties (directly or through one or more Affiliates or Licensee Partners) shall, as applicable, use Commercially Reasonable Efforts to Develop and achieve Regulatory Approval for the Shared Products in each of the Major Markets and, following such Regulatory Approval, to Commercialize such Shared Products in each of the Major Markets.

Section 7.3 Day-to-Day Responsibility. Each Party shall be responsible for day-to-day implementation of the Development, Manufacturing and Commercialization activities for which it (or its Affiliate) has been, or otherwise is, assigned responsibility under this Agreement or, as applicable, the Development Plan or U.S. Commercialization Plan and shall keep the other Party reasonably informed as to the progress of such activities, as determined by the JDC and JCC.

36

Article VIII

Grant of Rights; Exclusivity

Section 8.1 License Grants. Subject to the terms and conditions of this Agreement:

(a) License Granted to Celgene. During the Term, subject to the terms and the conditions set forth in this Agreement and the Master Agreement, Vividion hereby grants to Celgene the following licenses:

(i) in the Territory, an exclusive (even as to Vividion and its Affiliates) license, with the right to grant sublicenses (subject to Section 8.2 and Section 8.3), under and to the Vividion Intellectual Property, Vividion Co-Co Collaboration Intellectual Property and Vividion’s interest in the Manufacturing Technology to Develop, use, Manufacture, have Manufactured, offer for sale, sell, import and otherwise Commercialize the Shared Products and Companion Diagnostics for ROW Administration; provided, however, that, as to Companion Diagnostics, such license grant shall be limited to Developing, using, Manufacturing, having Manufactured, offering for sale, selling, importing and otherwise Commercializing Companion Diagnostics for use as companion diagnostics with Shared Products under this Agreement;

(ii) in the Territory, a co-exclusive (with Vividion and its Affiliates and (sub)licensees) license, with the right to grant sublicenses (subject to Section 8.3), under and to the Vividion Intellectual Property, Vividion Co-Co Collaboration Intellectual Property and Vividion’s interest in the Manufacturing Technology to Develop, use, offer for sale, sell, import and otherwise Commercialize the Shared Products and Companion Diagnostics for U.S. Administration; provided, however, that, as to Companion Diagnostics, such license grant shall be limited to Developing, using, offering for sale, selling, importing and otherwise Commercializing Companion Diagnostics for use as companion diagnostics with Shared Products under this Agreement; and

(iii) in the Territory, an exclusive (even as to Vividion and its Affiliates) license, with the right to grant sublicenses (subject to Section 8.2 and Section 8.3), under and to the Vividion Intellectual Property, Vividion Co-Co Collaboration Intellectual Property and Vividion’s interest in the Manufacturing Technology to Manufacture and have Manufactured the Shared Products and Companion Diagnostics for the US Territory; provided, however, that, as to Companion Diagnostics, such license grant shall be limited to Manufacturing and having Manufactured Companion Diagnostics for use as companion diagnostics with Shared Products under this Agreement.

(b) License Granted to Vividion. During the Term, subject to the terms and on the conditions set forth in this Agreement and the Master Agreement, Celgene hereby grants to Vividion the following licenses (in addition to the covenant not to sue contained in Section 12.7):

(i) a non-exclusive, worldwide, royalty-free, fully-paid right and license, with the right to grant sublicenses (subject to Section 8.3), under the Celgene Co-Co Collaboration Intellectual Property, solely (A) in the event Celgene requests Vividion to perform activities with respect to the Shared Products or Companion Diagnostics (including pursuant to Section 3.2), and in the event Vividion agrees to perform such activities, in accordance with the terms and conditions of this Agreement and (B) to the extent required to permit Vividion to conduct such activities (if any); provided, however, that, as to Companion Diagnostics, such license grant shall be limited to performing such activities with respect to Companion Diagnostics for use as companion diagnostics with Shared Products under this Agreement; and

37

(ii) in the Territory, a co-exclusive (with Celgene and its Affiliates and (sub)licensees), royalty-free, fully-paid right and license, with the right to grant sublicenses (subject to Section 8.3) under and to the Celgene Co-Co Collaboration Intellectual Property to offer for sale, sell, import, and otherwise Commercialize the Shared Products and Companion Diagnostics for U.S. Administration; provided, however, that, as to Companion Diagnostics, such license grant shall be limited to offering for sale, selling, importing and otherwise Commercializing Companion Diagnostics for use as companion diagnostics with Shared Products under this Agreement.

Section 8.2 Sublicense Rights. Subject to Section 8.3, the Parties have the following sublicensing rights.

(a) Sublicenses to Affiliates and Subcontractors. Each Party shall have the right to grant sublicenses within the scope of the licenses and sublicense under Section 8.1:

(i) to such Party’s Affiliates; and

(ii) to Third Parties for the purpose of (X) with respect to Celgene, Commercializing, outside of the US Territory, France, Germany, Italy, Spain and the United Kingdom, any Shared Product or related Companion Diagnostic or (Y) engaging Third Parties as contract research organizations, contract manufacturers, contract sales forces, consultants, academic researchers and the like (“Third Party Contractors”) in connection with Development, Manufacturing or Commercialization activities throughout the Territory (to the extent such Party is permitted to engage in such activities in any applicable country) on behalf of such Party or its Affiliates with respect to the Collaboration under this Agreement, subject to the following:

(A) unless otherwise mutually agreed by the Parties, each Party shall require any such Third Party to whom such Party discloses Confidential Information to enter into an appropriate written agreement obligating such Third Party to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations set forth in Article XI, including requiring such Third Party to agree in writing not to issue any Publications except in compliance with the terms of this Agreement (including approval by the JDC or JCC, as applicable, pursuant to the approved publication plan, and the obligations set forth in Section 11.4, except that Publications by academic collaborators shall be permitted (without JDC or JCC consent, as applicable) if the academic collaborator (i) provides an advance copy of the proposed Publication (under the same time periods as described in Section 11.4(a)), which must be shared with the other Party, (ii) agrees to delay such Publication sufficiently long enough to permit the timely preparation and filing of a patent application, and (iii) upon the request of either Party, removes from such Publication any Confidential Information of such Party);

38

(B) unless otherwise mutually agreed by the Parties, each Party will obligate such Third Party to agree in writing to assign ownership of, or grant an exclusive, royalty-free, worldwide, perpetual and irrevocable license (with the right to grant sublicenses) to, any inventions arising under its agreement with such Third Party to the extent related to Development, Manufacturing or Commercialization with respect to the Shared Products in the Field; and such Party shall structure such assignment or exclusive license so as to enable such Party to sublicense such Third Party inventions to the other Party pursuant to Section 8.1 (including permitting such other Party to grant further sublicenses); provided that, in connection with any academic collaborator performing research work with respect to the Co-Co Target or Shared Products that is not reasonably expected by the applicable Party to result in inventions related to composition of matter or methods of use, it shall be sufficient for such Party to obtain a non¬exclusive, worldwide, royalty-free, perpetual license (with the right to grant sublicenses) to, and a right to negotiate for an exclusive license, with the right to grant sublicenses, to, any inventions resulting from such research work, which sublicensing rights must permit sublicensing to the other Party pursuant to Section 8.1 (including permitting such other Party to grant further sublicenses);

(C) each Party shall notify the JDC or JCC, as applicable, at a regular meeting of the JDC or JCC, as applicable, of the execution of any such agreement with any such Third Party and, if requested, shall provide the other Party with a copy of such agreement, which copy may be redacted with respect to matters that do not relate to the Collaboration; and

(D) unless otherwise mutually agreed by the Parties, each Party will require any such Third Party to grant to the other Party access to all confidential protocols and data generated by such Third Party’s work with respect to the Shared Products to the same extent as such other Party’s grant of licenses under Section 8.1, and grant the other Party the right to audit the records of such Third Party.

(b) Other Sublicenses. Except as provided in Section 8.2(a), any other sublicense by either Party under the licenses and sublicenses set forth in Section 8.1 shall require the prior written approval of the other Party.

Section 8.3 Sublicense Requirements. Any sublicense granted by a Party pursuant to this Agreement shall be subject to the following:

(a) each sublicense granted hereunder by a Party or its Affiliates shall be consistent with the requirements of this Agreement;

(b) any transfer of rights between a Party and its Affiliates shall not be deemed a sublicense by such Party but shall be deemed a direct license by the other Party to such Party’s Affiliate; it being understood and agreed that such Party shall remain responsible for the activities of its Affiliate;

(c) a Party’s or its Affiliates’ Licensee Partners or Third Party Contractors shall have no right to grant further sublicenses without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;

39

(d) such Party shall be primarily liable for any failure by its Affiliates and Licensee Partners and Third Party Contractors to comply with all relevant restrictions, limitations and obligations in this Agreement; and

(e) such sublicense must be granted pursuant to a written sublicense agreement and, with respect to any sublicense other than a sublicense by a Party to an Affiliate of such Party, such Party must provide the other Party with a copy of any sublicense agreement entered into under Section 8.2 above within thirty (30) days after the execution of such sublicense agreement; provided that any such copy may be reasonably redacted to remove any confidential, proprietary or competitive information, but such copy shall not be redacted to the extent that it impairs the other Party’s ability to ensure compliance with this Agreement. Such sublicense agreement shall be treated as Confidential Information of the sublicensing Party and no copies are required with respect to sublicense agreements with Third Party Contractors.

Section 8.4 Affiliates and Third Party Contractors. Either Party may exercise its rights and perform its obligations hereunder itself or through its Affiliates and (sub)licensees. Each Party shall be primarily liable for any failure by its Affiliates and (sub)licensees (including Third Party Contractors) to comply with all relevant restrictions, limitations and obligations in this Agreement. If either Party desires to use any Person to conduct any of its Development, Commercialization, Manufacture or other Collaboration activities hereunder, such Party must comply with the obligations of Section 8.2(a)(ii)(A) through (D), even to the extent no sublicense of rights is granted to such Third Party.

Section 8.5 Third Party Agreements.

(a) Acknowledgement. Except as provided in Section 8.5(b) and Section 9.7, each Party acknowledges that Vividion is responsible for the fulfillment of its obligations under each Existing Third Party Agreement, and each Party is responsible for the fulfillment of its obligations under any Subsequent Third Party Agreement that it enters into, and each Party agrees to fulfill the same obligations, including any provisions necessary to maintain in effect any rights sublicensed to the other Party hereunder and the exclusive or non-exclusive nature of such rights, as applicable, subject to the other Party’s compliance with its obligations hereunder.

(b) Incorporation of Certain Provisions. Each Party agrees and acknowledges that Vividion is required to provide to licensors under the Existing Third Party Agreements, and either Party may be required to provide to licensors under any Subsequent Third Party Agreements, periodic reports relating to the gross sales and Net Sales of Shared Products. Each Party shall keep true and accurate records and books of account, and open such books and records for inspection by such licensors, for a duration of [***] years from the date of origination of such books or records. Furthermore, each Party acknowledges that the other Party may be required to share certain reports and copies of sublicense agreements provided hereunder with any licensor under an Existing Third Party Agreement or Subsequent Third Party Agreement, and each Party consents to the sharing of such reports and such copies of such sublicense agreements to the extent required under such Existing Third Party Agreement or Subsequent Third Party Agreement to the same extent as disclosures are permitted under Section 11.3(b) hereunder; provided that any such copies of sublicense agreements must be redacted to the extent permitted under such Existing Third Party Agreement or Subsequent Third Party Agreement. In addition,

40

each Party acknowledges that the Prosecution, enforcement and other intellectual property management rights under this Agreement with respect to Patents and other intellectual property licensed under Existing Third Party Agreements or Subsequent Third Party Agreements shall be subject to the terms and conditions of the applicable Existing Third Party Agreements or Subsequent Third Party Agreements and, in the case of Existing Third Party Agreements or Subsequent Third Party Agreements in which the licensor is an academic institution, other provisions of such Existing Third Party Agreements or Subsequent Third Party Agreements that are customarily required to be imposed on sublicensees in academic licenses (in no event to include any exclusivity covenant).

(c) Covenants Regarding Third Party Agreements. Each Party that has entered into an Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement (the “Licensing Party”) agrees that during the Term:

(i) The Licensing Party shall not modify or amend any Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement in any way that adversely affects the other Party’s rights hereunder without the other Party’s prior written consent;

(ii) The Licensing Party shall not terminate any Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement, in whole or in part, without the other Party’s prior written consent;

(iii) Subject to Section 9.7, the Licensing Party shall be solely responsible for, and shall make, all royalty payments, milestone payments, yearly fees, sublicensee fees, Prosecution fees, and all other payments owed to any licensor under and pursuant to any Existing Third Party Agreement or Subsequent Third Party Agreement;

(iv) The Licensing Party shall not exercise or fail to exercise any of its rights, or fail to perform any of its obligations, under any Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement, where such exercise or failure to exercise or perform would adversely affect the other Party’s rights hereunder, without the prior written consent of the other Party, including rights with respect to including applicable improvements within the licenses granted under such Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement; and, at the reasonable request of the other Party, the Licensing Party shall exercise such rights and make such requests described above as are permitted under such Existing Third Party Agreement or Subsequent Third Party Agreement;

(v) The Licensing Party shall promptly furnish the other Party with copies of all reports and other communications that the Licensing Party furnishes to any licensor under any Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement to the extent that such reports relate to this Agreement;

(vi) The Licensing Party shall promptly furnish the other Party with copies of all reports and other communications that the Licensing Party receives from any licensor under any Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement that relate to this Agreement (including notices relating to applicable improvements under such Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement);

41

(vii) The Licensing Party shall furnish the other Party with copies of all notices received by the Licensing Party relating to any alleged breach or default by the Licensing Party under any Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement within [***] Business Days after the Licensing Party’s receipt thereof; in addition, if the Licensing Party should at any time breach an Existing Third Party Agreement or, solely with respect to the US Territory, subsequent Third Party Agreement or become unable to timely perform its obligations thereunder, the Licensing Party shall immediately notify the other Party; and

(viii) If the Licensing Party cannot or chooses not to cure or otherwise resolve any alleged breach or default under any Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement, (A) the Licensing Party shall so notify the other Party within [***] Business Days of such decision, which shall not be less than [***] Business Days prior to the expiration of the cure period under such Existing Third Party Agreement or Subsequent Third Party Agreement; provided that the Licensing Party shall use Commercially Reasonable Efforts to cure any such breach or default; and (B) the other Party, in its sole discretion, shall be permitted (but shall not be obligated), on behalf of the Licensing Party, to cure any breach or default under such Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement in accordance with the terms and conditions of such Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement or otherwise resolve such breach directly with the applicable licensor(s) under such Existing Third Party Agreement or, solely with respect to the US Territory, Subsequent Third Party Agreement; and (C) if Celgene pays any such licensor any amounts owed by the Licensing Party under such Existing Third Party Agreement, then, provided that such amounts have not arisen as a result of Celgene’s failure to comply with the terms and conditions of such Existing Third Party Agreement within the categories described in Section 8.5(b) applicable to Celgene as a sublicensee, Celgene may deduct the Licensing Party’s share of such amounts from payments Celgene is required to make thereafter to the Licensing Party hereunder or, at Celgene’s election, may otherwise seek reimbursement of such amounts from the Licensing Party.

(d) Survival of Rights Following Termination of Third Party Agreement. The Parties agree that in the event of any termination of any Existing Third Party Agreement or Subsequent Third Party Agreement with respect to any intellectual property rights licensed to a Party hereunder, such Party shall have any rights available under such Existing Third Party Agreement or Subsequent Third Party Agreement to become a direct licensee of the Third Party licensor(s) under such Existing Third Party Agreement or Subsequent Third Party Agreement and the Licensing Party shall use Commercially Reasonable Efforts to assist the other Party in exercising such rights, in each case solely with respect to Shared Products; provided that the other Party has not breached this Agreement, or breached the applicable Third Party Rights under such Existing Third Party Agreement or Subsequent Third Party Agreement. In addition, notwithstanding the foregoing, in the event of such termination, the other Party may in any event approach any licensor under any Existing Third Party Agreement or Subsequent Third Party Agreement for a direct license.

42

(e) Termination of Third Party Agreements. The Parties agree that termination, without both Parties’ prior written consent, of any Existing Third Party Agreement with respect to any Patent or Know-How that is necessary to Develop, Manufacture or Commercialize the Shared Products shall be deemed a breach of this Agreement by the Licensing Party; provided that (i) if the other Party’s breach of this Agreement results in a breach of any Existing Third Party Agreement, such other Party agrees to use Commercially Reasonable Efforts to assist the Licensing Party in curing such breach of such Existing Third Party Agreement and (ii) if the other Party’s breach of this Agreement results in a termination of any Existing Third Party Agreement , such termination of such Existing Third Party Agreement shall not be deemed a breach by the Licensing Party of this Agreement.

Section 8.6 Exclusivity.

(a) Exclusivity Obligations. From the Effective Date until the end of the Term, each of the Parties covenants and agrees, solely on behalf of itself and its respective Affiliates, that it shall not (except as otherwise expressly permitted in this Section 8.6 or in performance of activities under the Master Agreement, any CCB Program MTA or any other Development & Commercialization Agreement): (i) alone or with or for any Third Party, Develop as part of any Clinical Trial (such activity, “Clinically Develop”), Manufacture for Clinical Development or Commercialization (“Enabling Manufacturing”) or Commercialize (A) the Co-Co Candidate, (B) any molecule in the Field that is Directed against the Co-Co Target or (C) any pharmaceutical product (including any Diagnostic Product) in the Field that constitutes, incorporates, comprises or contains any molecule that is Directed against the Co-Co Target, or (ii) license, authorize, appoint or otherwise willfully or intentionally enable, whether directly or indirectly, a Third Party to conduct any of the activities described in clause (i).

(b) Exceptions.

(i) Incidental Discoveries. A Party shall be deemed not to be, directly or indirectly (whether such activities are conducted internally or with or through a Third Party), Developing, Manufacturing or Commercializing in violation of the provisions of Section 8.6(a) as a result of conducting a research program or discovery effort (or Developing, Manufacturing or Commercializing a molecule resulting from such research program or discovery effort) that has as its specified and primary goal, as evidenced by items such as laboratory notebooks or other relevant documents contemporaneously kept, taken as a whole, to discover or Develop any compound that is Directed against a target other than the Co-Co Target.

(ii) Celgene Exception. It is agreed and understood by the Parties that, (A) solely prior to the enrollment of the first patient in the first Phase II Study of the first Shared Product under this Agreement: (x) any Celgene research, Development, discovery, manufacturing and commercialization activities existing as of the Effective Date or (y) any commercialization activities commenced following the Effective Date, where the applicable compound or product was the subject of ongoing research, Development, discovery, or manufacturing or commercialization activities as of the Effective Date, whether in either case such activities are

43

undertaken by Celgene alone or in conjunction with one or more partners, licensors, licensees, and/or collaborators, are expressly excluded from the provisions of this Section 8.6, and (B) at any time during the Term, Celgene research, discovery, and commercialization activities related to (i) the glutarimide class of drugs, including but not limited to lenalidomide, pomalidomide, and thalidomide; (ii) the activation or inhibition through direct binding to PDE4 (apremilast); (iii) romidepsin drugs; (iv) Celgene’s cell-based therapies; or (v) any drug or program owned or controlled by Celgene on or before the Effective Date that has commenced a Phase III Study or has been Commercialized on or before the Effective Date are expressly excluded from the provisions of this Section 8.6.

(iii) Academic Collaborations. Notwithstanding the provisions of Section 8.6(a), and without limiting Section 8.2(a)(ii), each Party shall be permitted to perform any of the activities that would otherwise be prohibited under Section 8.6(a) in relation to the Co-Co Target, if such activities are (A) the subject of an existing agreement between such Party and an academic institution or academic collaborator entered into prior to the effective date of the Master Agreement, provided that such Party shall not be permitted to amend any such agreement unless such amendment contains provisions consistent with the terms and conditions of such agreement in effect as of the effective date of the Master Agreement with respect to (1) ownership and licenses of pre-existing intellectual property rights, as well as intellectual property rights and inventions arising pursuant to the conduct of activities under such agreement, (2) rights regarding publication of the results arising pursuant to the conduct of activities under such agreement, and (3) confidentiality obligations (collectively, (1) through (3), the “Academic Essential Provisions”), or (B) the subject of a new agreement entered into between such Party and an academic institution or academic collaborator that contains terms and conditions with respect to the Academic Essential Provisions consistent with the terms and conditions of the agreements between such Party and an academic institution or academic collaborator entered into prior to the effective date of the Master Agreement; provided that, if any Academic Essential Provisions of an amendment described in (A) or an agreement described in (B) would not be consistent with the Academic Essential Provisions of the agreements between such Party and an academic institution or academic collaborator entered into prior to the effective date of the Master Agreement, such Party shall not enter into such amendment or agreement on such inconsistent terms and conditions without the prior written consent of the other Party.

(iv) Competitive Programs. Section 8.6(a) shall not apply to the applicable Party if, during the Term, such Party or any of its Affiliates (other than in a Change of Control transaction with respect to such Party) merges or consolidates with, or otherwise acquires, a Third Party that is then engaged in activities that would otherwise constitute a breach of this Section 8.6 by such Party or its Affiliates (a “Competitive Program”); it being understood and agreed that, unless the Parties agree otherwise in writing, such Party that is engaged in a Competitive Program (the “Competitive Program Party”) shall, within [***] days after the date of such merger, consolidation or acquisition, notify the other Party that it intends to either: (A) terminate, or cause its relevant Affiliate to terminate, the Competitive Program or (B) divest, or cause its relevant Affiliate to divest, whether by license or otherwise, the Competitive Program. If the Competitive Program Party notifies the other Party within such [***] day period that it intends to terminate, or cause its relevant Affiliate to terminate, such Competitive Program, the Competitive Program Party or its relevant Affiliate, shall (X) terminate such Competitive Program

44

as quickly as possible, and in any event within […***… days (unless applicable Law requires a longer termination period) after the Competitive Program Party delivers such notice to the other Party; and (Y) confirm to the other Party when such termination has been completed, and the Competitive Program Party’s continuation of the Competitive Program during such [***] day (or, as required by applicable Law, longer) period shall not constitute a breach of the Competitive Program Party’s exclusivity obligations under Section 8.6(a). If the Competitive Program Party notifies the other Party within such [***] day period that it intends to divest such Competitive Program, the Competitive Program Party or its relevant Affiliate shall use all reasonable efforts to effect such divestiture as quickly as possible, and in any event within one hundred eighty (180) days after the Competitive Program Party delivers such notice to the other Party, and shall confirm to the other Party when such divestiture has been completed. If the Competitive Program Party or its relevant Affiliate fails to complete such divestiture within such [***] day period, but has used reasonable efforts to effect such divestiture within such [***] day period, then, unless otherwise required by applicable Law, such [***] day period shall be extended for such additional reasonable period thereafter as is necessary to enable such Competitive Program to be in fact divested, not to exceed an additional [***] days; provided, however, that such additional [***] day period shall be extended for such period as is necessary to obtain any governmental or regulatory approvals required to complete such divestiture if the Competitive Program Party or its relevant Affiliate is using good faith efforts to obtain such approvals. The Competitive Program Party’s continuation of the Competitive Program during such divestiture period shall not constitute a breach of the Competitive Program Party’s exclusivity obligations under Section 8.6(a).

(v) Certain Permitted Activities.

(A) The supply by either Party or its Affiliates of drug for use in any IIT shall not constitute a breach of Section 8.6(a) by such Party. Each Party shall report to the JSC on a Calendar Quarterly basis all IITs for which it or its Affiliates supply drug and that would otherwise breach Section 8.6(a). For clarity, providing at market price any supply of any biological or pharmaceutical product owned or controlled by a Party or any of its Affiliates that is then being commercialized without violation of Section 8.6(a) to a Third Party conducting a human Clinical Trial with respect to a compound that is Directed against the Co-Co Target in the Field for the Territory shall not constitute Development in violation of such Party’s exclusivity obligations under this Section 8.6 as long as neither such Party nor any of its Affiliates receives any other monetary consideration with respect to any product other than such product that is the subject of such Clinical Trial.

(B) The entry into any Partnership Agreement by Celgene or its Affiliates, either before or after the Effective Date, and the performance by Celgene or its Affiliates of any obligations thereunder shall not constitute a breach of Section 8.6(a); provided that any exercise of any options by Celgene or its Affiliates thereunder shall be subject to Section 8.6(a) and such exercise, in and of itself, shall not be permitted under this Section 8.6(b)(v).

45

(C) The restrictions set forth in Section 8.6(a) shall not be deemed to prevent either Party or its respective Affiliates from (1) fulfilling its obligations under this Agreement, or (2) engaging any subcontractors in accordance with Section 8.2(a)(ii) of this Agreement.

(D) If a Change of Control occurs with respect to either Party with a Third Party and the Third Party already is conducting or is planning to conduct activities that would cause a Party or an Affiliate to violate Section 8.6(a) (an “Acquirer Program”), then such Third Party will be permitted to initiate or continue such Acquirer Program and such initiation or continuation will not constitute a violation of Section 8.6(a); provided that (1) none of the Celgene Co-Co Collaboration Intellectual Property, Vividion Co-Co Collaboration Intellectual Property or Joint Co-Co IP will be used in any Acquirer Program, (2) none of the other Patents or Know-How licensed by either Party to the other Party pursuant to this Agreement will be used in any Acquirer Program, (3) no Confidential Information of the other Party will be used in any such Acquirer Program, and (4) the Development activities required under this Agreement will be conducted separately from any Development activities directed to such Acquirer Program, including by the maintenance of separate lab notebooks and records (password-protected to the extent kept on a computer network) and the use of separate personnel working on each of the activities under this Agreement, and the activities covered under such Acquirer Program (except that this requirement shall not apply to personnel who have senior research management roles and not project level research roles, provided such personnel in senior research management roles are not directly involved in the day-to-day activities under such Acquirer Program).

(vi) Clinical Combinations. Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 8.6, either Party shall, at all times, have the right to conduct clinical Development of Shared Products, alone or with Third Parties, in which the Shared Products are used in combination with other therapeutic products, and to grant to any such Third Parties the right to use and reference either Party’s regulatory filings for purposes of enabling such Party and such Third Party to include the relevant use of Shared Products in combination with such other therapeutic product in the approved label for such Shared Products or such other therapeutic product, respectively, provided that neither Party may grant to any such Third Party the right to sell, offer for sale or otherwise commercially exploit such Shared Products.

(vii) Separate Programs under the Collaboration.1 Notwithstanding the provisions of Section 8.6(a), the Clinical Development, Enabling Manufacture or Commercialization of any Program Product in a Separate Program Directed against the Co-Co Target by or on behalf of Vividion (a “Separate Program Product”) that satisfies the following conditions shall not be prohibited by Section 8.6(a) of this Agreement: (x) such Separate Program Product is no longer subject to Celgene’s Opt-In Right under the Master Agreement and is not the subject of any Development & Commercialization Agreement as a Licensed Product or Shared Product; and (y) such proposed Separate Program Product demonstrates utility in distinct Indications where such Separate Program Product could not be substituted by any Shared Product for such distinct Indication(s), based upon distinct substantiating evidence obtained from Functional Phenotypic Assay Similarity Criteria results (i) as mutually determined by the Parties or (ii) if the Parties are unable to mutually agree within thirty (30) days, as determined by a Scientific Panel appointed and conducted in accordance with Section 2.3.3 of the Master Agreement (any of such one or more distinct Indications for which the Separate Program Product

[1]	Only insert for E3 Ligase Programs.

46

demonstrates utility, a “Permitted Indication”); and (z) such Separate Program Product is only Clinically Developed, Manufactured for Clinical Development or Commercialization, or Commercialized by or on behalf of Vividion or its Affiliates for one or more Permitted Indications. The Parties understand and agree that any Scientific Panel appointed under this Section 8.6(b)(vii) may be convened at any time during the Term (notwithstanding anything to the contrary contained in the Master Agreement but subject to Section 2.3.4(d) of the Master Agreement). Vividion covenants and agrees, on behalf of itself and its Affiliates, as a condition to granting a license or sublicense to Develop, Manufacture or Commercialize such Separate Program Product, or otherwise transferring, assigning, conveying or otherwise granting rights to such Separate Program Product, Vividion shall cause such Third Party licensee, sublicensee, assignee or acquirer to agree in a writing (addressed to Vividion and Celgene) to only Clinically Develop, Manufacture for Clinical Development or Commercialization, or Commercialize such Separate Program Product in one or more Permitted Indications.

(viii) Non-Collaboration Separate Programs.2 [Notwithstanding the provisions of Section 8.6(a), the Clinical Development, Enabling Manufacture or Commercialization of any molecule outside of the Collaboration by or on behalf of either Party or its Affiliates (a “Non-Collaboration Separate Program Product”) that satisfies the following conditions shall not be prohibited by Section 8.6(a) of this Agreement with respect to such Party or its Affiliates: (x) such Non-Collaboration Separate Program Product is Directed to the Co-Co Target; (y) such Non-Collaboration Separate Program Product demonstrates utility in distinct Indications where such Non-Collaboration Separate Program Product could not be substituted by any Shared Product for such distinct Indication(s), based upon distinct substantiating evidence obtained from Functional Phenotypic Assay Similarity Criteria results (i) as mutually determined by the Parties or (ii) if the Parties are unable to mutually agree within thirty (30) days, as determined by a Scientific Panel appointed and conducted in accordance with Section 2.3.3 of the Master Agreement (any such one or more distinct Indications for which the Non-Collaboration Separate Program Product demonstrates utility, an “Allowed Indication”), where such Non-Collaboration Separate Program Product could not be substituted for any Shared Product for an Allowed Indication; and (z) such Non-Collaboration Separate Program Product is only Clinically Developed, Manufactured for Clinical Development or Commercialization, or Commercialized by or on behalf of such Party or its Affiliates for one or more Allowed Indications. The Parties understand and agree that any Scientific Panel appointed under this Section 8.6(b)(viii) may be convened at any time during the Term (notwithstanding anything to the contrary contained in the Master Agreement but subject to Section 2.3.4(d) of the Master Agreement). Each Party covenants and agrees, on behalf of itself and its Affiliates, as a condition to granting a license or sublicense to Clinically Develop, Manufacture for Clinical Development or Commercialization, or Commercialize such Non-Collaboration Separate Program Product, or otherwise transferring, assigning, conveying or otherwise granting rights to such Non-Collaboration Separate Program Product, such Party shall cause such Third Party licensee, sublicensee, assignee or acquirer to agree in a writing (addressed to Vividion and Celgene) to only Clinically Develop, Enabling Manufacture or Commercialize such Non-Collaboration Separate Program Product in one or more Allowed Indications.]

[2]	Only insert for E3 Ligase Programs.

47

Section 8.7 Retained Rights.

(a) No Implied Licenses or Rights. Except as expressly provided in Section 8.1, and subject to Section 8.6, all rights in and to the Vividion Intellectual Property, Vividion’s and its Affiliates’ interests in Vividion Co-Co Collaboration Intellectual Property, Joint Co-Co IP and any other Patents or Know-How of Vividion and its Affiliates, are hereby retained by Vividion and its Affiliates. Except as expressly provided in Section 8.1, and subject to Section 8.6, all rights in and to the Celgene Intellectual Property, Celgene’s and its Affiliates’ interests in Celgene Co-Co Collaboration Intellectual Property and any other Patents or Know-How of Celgene and its Affiliates, are hereby retained by Celgene and its Affiliates.

(b) Other Retained Rights. The Parties acknowledge that the licenses granted hereunder are subject to any rights retained by any licensor under any Existing Third Party Agreement pursuant to any provision of such Existing Third Party Agreement, as identified in Exhibit C; provided that, upon Celgene’s reasonable request, Vividion shall cooperate fully in requesting and obtaining any waiver with respect to the requirement, if applicable under such agreements, that the Shared Products used or sold in the US Territory be manufactured substantially in the US Territory.

Section 8.8 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, US Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the US Territory that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of applicable Law outside the US Territory, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it upon the non-subject Party’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

Article IX

Financial Provisions

Section 9.1 Sharing of Worldwide Development Costs. Subject to Section 3.4 and Section 3.5:

(a) During the Term, all reasonable Direct Costs incurred by either Party or its Affiliates in conducting (i) Additional Studies for which (A) Vividion has agreed to share such costs pursuant to Section 3.4(a); (B) a Co-Co Buy-In has occurred pursuant to Section 3.5; or (C) a Deemed Buy-In has occurred pursuant to Section 3.4(c) and (ii) Development activities pursuant

48

to the Development Plan (including Manufacturing related thereto and any Clinical Trials, but excluding any Phase IV Studies conducted following Regulatory Approval) in accordance with terms and conditions of this Agreement, but excluding Development costs solely for ROW Administration that constitute ROW Development Costs (such costs after exclusion of the costs solely for ROW Administration that constitute ROW Development Costs the “Worldwide Development Costs”) by the Parties shall be borne [***] percent ([***]%) by [***] and [***] percent ([***]%) by [Vividion] (the “Development Cost Share”) as provided in this Agreement. Pursuant to this Section 9.1, [***] shall bear [***] percent ([***]%) of any Developments Costs it incurs solely for ROW Administration (“ROW Development Costs”). The Parties shall seek to mutually and reasonably agree, through the JDC, whether any Development or Manufacturing activities were intended solely for U.S. Administration or ROW Administration or intended to be included in Regulatory Filings for Regulatory Approval on a global basis; provided, however, that, with respect to any Development or Manufacturing activities that are not designed for a specific territory, such costs shall be presumed to be Worldwide Development Costs. Worldwide Development Costs shall initially be borne by the Party incurring the applicable costs or expenses, subject to reimbursement in accordance with Section 9.1(b). Notwithstanding the foregoing, the Parties understand and agree that any Direct Costs incurred by either Party or its Affiliates in conducting Phase IV Studies following Regulatory Approval in the US Territory for U.S. Administration shall be included in the Profit & Loss Share and not in the Development Cost Share; provided, however, that, in the event that any primary efficacy data (and not solely safety data) from any such Phase IV Study is included in any application for Regulatory Approval in any ROW Territory for any Indication, formulation, dosage form or other attribute of any Shared Product or informs any reimbursement decision, [***] shall reimburse [***] for [***] percent ([***]%) of the Direct Costs incurred to conduct such Phase IV Study and shared between the Parties in accordance with the Profit & Loss Share within [***] days following receipt of the first such Regulatory Approval in the ROW Territory.

(b) Within [***] days following the end of each Calendar Quarter, each Party shall provide the other Party a report of actual Worldwide Development Costs incurred by such Party during such Calendar Quarter in accordance with the Development Plan, together with reasonable supporting evidence of such Worldwide Development Costs. Subject to Section 6.5(b)(v), costs for employees and other persons engaged in Development, Manufacturing or Commercialization activities for U.S. Administration under this Agreement shall be included in the Worldwide Development Costs on an FTE Rate basis. Each Party shall submit any supporting information or clarifications reasonably requested by the other Party related to such Worldwide Development Costs included in such Party’s report within [***] days after such Party’s receipt of such request. The Parties, with the assistance of the JDC, shall conduct a reconciliation of Worldwide Development Costs for the subject Calendar Quarter within [***] days after receipt of all such supporting information, and an invoice shall be issued to the Party (if any) that has not paid for its full share of the Worldwide Development Costs for such Calendar Quarter so that each of the Parties bears its Development Cost Share after giving effect to such payment for such Calendar Quarter. The paying Party shall pay all amounts payable under any such invoice within [***] days after its receipt of such invoice.

49

Section 9.2 Milestone Payments.

(a) Development and Regulatory Milestones. Celgene shall pay Vividion the following amounts after the first achievement by or on behalf of Celgene (or Vividion, solely if Celgene requests (and Vividion, in its sole discretion, subject to Section 2.3, accepts) that Vividion Develop the Shared Product for the applicable development and regulatory milestone events set forth below) or its Affiliates or Licensee Partners of the corresponding development and regulatory milestone events set forth below with respect to the first Shared Product to achieve such milestone events.

Milestones	Payment (in US Dollars)
(1) [***]	$	[	***]
(2) [***]	$	[	***]
(3) [***]	$	[	***]

(i) Each milestone payment under this Section 9.2(a) shall be made within [***] days after the achievement of the applicable milestone by either Party or any of its Affiliates or Licensee Partners.

(ii) Subject to Section 9.2(a)(iii) [and Section 9.2(a)(iv)] [include as applicable] below, the milestone payments set forth in the table above in this Section 9.2(a) (to the extent payable) shall be paid only once, regardless of the number of Shared Products to achieve the applicable milestone event and regardless of the number of Indications for which the milestone event may be achieved.

(iii) Solely with respect to Milestone 3 above, [***] percent ([***]%) of the corresponding milestone payment amount shall be paid upon the second achievement of the applicable milestone event by a Shared Product for a different Indication than the Indication for which such Shared Product first achieved such milestone event. For the avoidance of doubt, each distinct histology shall qualify as a distinct Indication for purposes of this Section 9.2(a)(iii). For the further avoidance of doubt, if a Shared Product achieves a milestone for an Indication and subsequently achieves the same milestone for an earlier or different line setting in the same Indication, no milestone payment shall be due for such earlier or different line setting (e.g., if a Shared Product received Regulatory Approval in the European Union as a third line therapy for an Indication, no milestone payment would be due if such Shared Product later received Regulatory Approval in the European Union as a second line therapy for such Indication). For the further avoidance of doubt, for purposes of this Section 9.2(a)(iii), if a Shared Product achieves a milestone for an Indication as part of a monotherapy or combination therapy and subsequently achieves the same milestone in the same Indication as part of a combination therapy or monotherapy, respectively, no milestone payment shall be due for such subsequent milestone.

50

(iv) [Parties to include in execution version solely where the Program under this Agreement is an E3 Ligase Program] [Solely for purposes of this Section 9.2(a), in the event that the Shared Program produces two (2) or more Distinct Products (as determined pursuant to Section 2.3.4 of the Master Agreement), the Parties understand and agree that, following Regulatory Approval of the first Shared Product in the United States under this Agreement, each subsequent Distinct Product to receive Regulatory Approval in the United States shall be eligible to receive the Milestone Payments set forth in the table above and Section 9.2(a)(iii) (the “Distinct Product Catch-Up Payments”). Celgene will make any Distinct Product Catch-Up Payments within [***] days after such Distinct Product receives Regulatory Approval in the United States; provided, however, that, Milestone 3 above shall instead only be payable [***] days after such Distinct Product receives Regulatory Approval in the European Union. For clarity, in the event that Celgene makes any Distinct Product Catch-Up Payment for a Distinct Product pursuant to this Section 9.2(a)(iv), Vividion shall be entitled to additionally receive the milestone amounts under Section 9.2(a)(iii) for such Distinct Product if, but only if, such Distinct Product receives Regulatory Approval in the United States for an additional Indication which is distinct from any of the Indications for which any of the Shared Products have received Regulatory Approval.]

(b) Sales Milestones. Celgene shall make a one-time sales milestone payment to Vividion of [***] U.S. Dollars ($[***]) the first time aggregate Annual Net Sales of Shared Products in a given Calendar Year in the ROW Territory exceed [***] U.S. Dollars ($[***]) (the “Sales Milestone Condition”); it being understood and agreed that (i) Celgene shall notify Vividion of the achievement of such Sales Milestone Condition within [***] days after the end of the applicable Calendar Quarter in which such Sales Milestone Condition is achieved; and (ii) Vividion shall deliver to Celgene an invoice for such [***] U.S. Dollars ($[***]) payment; and (iii) Celgene shall pay to Vividion such [***] U.S. Dollars ($[***]) payment within [***] days following receipt of such invoice. For clarity, the sales milestone payment set forth in this Section 9.2(b) (to the extent payable) shall be paid only once, regardless of the number of Shared Products to achieve the applicable milestone event and regardless of the number of Indications for which the milestone event may be achieved.

Section 9.3 Royalties for Shared Products.

(a) Royalty Rate. On a Shared Product-by-Shared Product basis, Celgene shall pay Vividion royalties on Annual Net Sales by Celgene, its Affiliates and Licensee Partners in the ROW Territory during the applicable Royalty Term for the applicable Shared Product at the royalty rates set forth below:

Annual Net Sales in the ROW Territory (For each Shared Product)	Royalty Rate
Portion of Annual Net Sales of such Shared Product in the ROW Territory by all Selling Parties, in the aggregate, up to and including [***] U.S. Dollars ($[***]).	[***]%

51

Annual Net Sales in the ROW Territory (For each Shared Product)	Royalty Rate

Portion of Annual Net Sales of such Shared Product in the ROW Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]) up to and including [***] U.S. Dollars ($[***]).

[***]%
Portion of Annual Net Sales of such Shared Product in the ROW Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]).	[***]%

Each royalty rate set forth in the table above will apply only to that portion of the Annual Net Sales of a given Shared Product in the ROW Territory during a given Calendar Year that falls within the indicated portion.

For example, if Annual Net Sales of a Shared Product in the ROW Territory by Celgene, its Affiliates and Licensee Partners was $[***], the royalties payable with respect to such Annual Net Sales under this Section 9.3, would be [***].

(b) Royalty Term. Royalties payable under this Section 9.3 shall be paid by Celgene on a Shared Product-by-Shared Product and country-by-country basis from the date of First Commercial Sale of each Shared Product in a country with respect to which royalty payments are due, until the latest of:

(i) the last to expire of any Valid Claim of Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Co-Co Collaboration Patents or Joint Co-Co Patents Covering such Shared Product in such country;

(ii) [***] years following the date of First Commercial Sale in such country; and

(iii) the expiration of Regulatory Exclusivity for such Shared Product in such country;

(each such term with respect to a Shared Product and a country, a “Royalty Term”).

Notwithstanding the foregoing, in the event that the Royalty Term for a Shared Product in a country continues solely due to Section 9.3(b)(ii) above (i.e., the Shared Product is not Covered by a Valid Claim of Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Co-Co Collaboration Patents or Joint Co-Co Patents in the applicable country, and such Shared Product is not subject to Regulatory Exclusivity in such country) then, in such event, the royalty rate for such Shared Product in such country will be reduced to [***] percent ([***]%) of the applicable rate in Section 9.3(a) for such Shared Product in such country.

52

Upon the expiration of the Royalty Term with respect to a Shared Product in a country, the license granted by Vividion to Celgene pursuant to Section 8.1(a) shall be deemed to be fully paid-up, irrevocable and perpetual with respect to such Shared Product in such country; provided that, notwithstanding Section 8.5 or 9.7, Celgene shall assume and be solely responsible (without deduction under Section 9.3(d)) for any amounts payable to Third Party licensors and Celgene shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in each case, with respect to Celgene’s exercise of such rights as to such Shared Product in such country following the expiration of such Royalty Term.

(c) Royalty Reduction for Generic Competition. If, on a Shared Product-by-Shared Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis,

(i) A Generic Product(s) has a market share of greater than [***] percent ([***]%) but less than or equal to [***] percent ([***]%); or

(ii) A Generic Product(s) has a market share of more than [***] percent ([***]%);

then, subject to Section 9.4, the royalties payable with respect to Annual Net Sales of such Shared Product pursuant to Section 9.3(a) in such country during such Calendar Quarter shall be reduced by [***] percent ([***]%) if subsection (i) applies and [***] percent ([***]%) if subsection (ii) applies, respectively, of the royalties otherwise payable pursuant to Section 9.3(a). Market share shall be based on the aggregate market in such country of such Shared Product and all applicable Generic Products (based on sales of units of such Shared Product and such Generic Product(s) in the aggregate, as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties).

(d) Royalty Reduction for Third Party Payments. Subject to Section 9.4 and Section 9.7, the amount of any royalties owed by Celgene to Vividion pursuant to Section 9.3(a) shall be reduced, on a Shared Product-by-Shared Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, by an amount equal to [***] percent ([***]%) of any payments pursuant to Section 9.7 that are (i) necessary for ROW Administration of such Shared Product in such country in such Calendar Quarter and (ii) made to a Third Party for each Subsequent Third Party Agreement with respect to such Shared Product in such country, subject to the effective royalty rate floor set forth in Section 9.4. Celgene may carry over and apply any payments made to a Third Party as described in this Section 9.3(d), which are incurred or accrued in any Calendar Quarter and are not deducted in such Calendar Quarter due to the effective royalty rate floor set forth in Section 9.4, to any subsequent Calendar Quarter(s) and shall begin applying such reduction to such royalties as soon as practicable and continue applying such reduction on a Calendar Quarterly basis thereafter. Payments for Existing Third Party Agreements shall be borne by Vividion as set forth in the Master Agreement.

Section 9.4 Cumulative Effect of Royalty Reductions. In no event shall the royalty reductions described in Section 9.3, alone or together, reduce the royalties payable by Celgene for a Shared Product in a country in any given Calendar Quarter to less than [***] percent ([***]%) of the amounts otherwise payable by Celgene for such Shared Product in such country in such Calendar Quarter. Celgene may carry over and apply any such royalty reductions, which are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter due to the limitation set forth above in this Section 9.4, to any subsequent Calendar Quarter(s) and shall begin applying such reduction to such royalties as soon as practicable and continue applying such reduction on a Calendar Quarterly basis thereafter until fully deducted, in all cases subject to the limitation set forth above in this Section 9.4.

53

Section 9.5 Payment of Royalties. Celgene shall: (i) within [***] days following the end of each Calendar Quarter in which a royalty payment accrues, provide to Vividion a report for each country in the ROW Territory in which sales of any Shared Product occurred in the Calendar Quarter covered by such statement, specifying for such Calendar Quarter: the number of Shared Products sold, the gross sales and Annual Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Annual Net Sales in accordance with Celgene’s Accounting Standards; the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 9.11; and the royalty calculation and royalties payable in U.S. Dollars, and (ii) make the royalty payments owed to Vividion hereunder in accordance with such royalty report in arrears, within [***] days from the end of each Calendar Quarter in which such payment accrues.

Section 9.6 Profit & Loss Share. Subject to Section 2.2:

(a) Profit & Loss Share. The Parties will share in (and bear) Operating Profits or Losses with respect to Shared Product(s) for U.S. Administration as follows: Vividion will bear (and be entitled to) [***] percent ([***]%) of such Operating Profits or Losses, and Celgene will bear (and be entitled to) [***] percent ([***]%) of such Operating Profits or Losses (collectively, the “Profit & Loss Share”).

(b) Quarterly Reconciliation and Payments. Unless the Parties otherwise agree in advance in writing, reconciliation and payments of the Profit & Loss Share shall be conducted as set forth in Exhibit D.

Section 9.7 Third Party Payments. After the Effective Date, if Celgene at any time, or, with respect to U.S. Administration, Vividion before a Vividion Opt-Out Notice, believes that a license under Third Party Patents or Third Party Know-How, other than an Existing Third Party Agreement, could be necessary or useful to Develop, Manufacture or Commercialize the Shared Products, then such Party shall notify (A) the JDC if such notice is provided during Development or Manufacturing of Shared Products for Development or (B) the JCC if such notice is provided during Commercialization of Shared Products, and the following shall apply:

(a) If the JDC or JCC, as applicable, agrees by unanimous vote to obtain such license, and if so, which of the Parties will do so, then the Parties will proceed as determined by the JDC or JCC, as applicable. If the JDC or JCC, as applicable, cannot agree on whether to obtain such license or which Party will do so, then the matter will be escalated to the JSC for resolution in accordance with Section 2.2; provided that, if the JSC cannot agree on which Party should obtain such license, then Celgene shall have the sole right, but not the obligation, to obtain such license throughout the Territory.

54

(b) The costs of each license obtained pursuant to Section 9.7(a) (each, a “Subsequent Third Party Agreement”) paid by Celgene pursuant to any Subsequent Third Party Agreement (i) for ROW Administration shall be applied to reduce royalties payable to Vividion, to the extent provided in Section 9.3(d), or (ii) prior to any Vividion Opt-Out Date, for U.S. Administration, shall be shared by the Parties in accordance with the Development Cost Share (if incurred prior to First Commercial Sale of the first Shared Product) or Profit & Loss Share (if incurred after First Commercial Sale of the first Shared Product). Payments for Existing Third Party Agreements shall be borne by Vividion as set forth in the Master Agreement.

(c) For purposes of this Agreement, the Third Party Patents and Third Party Know-How licensed under a Subsequent Third Party Agreement shall be deemed “Co-Co Collaboration Intellectual Property” of the Party obtaining such license.

(d) (i) The Party designated to pursue the Subsequent Third Party Agreement shall keep the other Party fully informed of the status of the negotiations with the applicable Third Party and provide the other Party with copies of all draft agreements; (ii) the other Party may provide comments and suggestions with respect to the negotiation of the agreement with such Third Party, and the Party seeking the Subsequent Third Party Agreement shall reasonably consider all comments and suggestions reasonably recommended by the other Party; and (iii) the Party seeking the Subsequent Third Party Agreement shall obtain a license that is sublicensable to the other Party in accordance with the terms of this Agreement (except that any sublicense to Vividion shall only be for the US Territory), treating (unless otherwise agreed by the Parties) the Third Party intellectual property as Co-Co Collaboration Intellectual Property hereunder and treating the agreement licensing such Third Party intellectual property in the same way as the Existing Third Party Agreements (including as provided in Section 8.5), except for payment obligations, which will be treated as provided in this Section 9.7.

Section 9.8 Financial Records. The Parties shall keep, and shall require their respective Affiliates and (sub)licensees to keep, complete and accurate books and records in accordance with the applicable Accounting Standards. The Parties shall keep, and shall require their respective Affiliates and (sub)licensees to keep, such books and records for at least [***] years following the end of the Calendar Year to which they pertain. Such books of accounts shall be kept at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records. With respect to royalties, such records shall be in sufficient detail to support calculations of royalties due to Vividion. Prior to any Vividion Opt-Out Date, Celgene and Vividion shall also keep, and require their respective Affiliates and (sub)licensees to keep, complete and accurate records and books of accounts containing all data reasonably required for the calculation and verification of Worldwide Development Costs, including internal FTEs utilized by either Party, and the Profit & Loss Share.

Section 9.9 Audits.

(a) Audit Team. Each Party may, upon request and at its expense (except as provided for herein), cause an internationally recognized independent accounting firm selected by it (except one to whom the Auditee has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of the other Party and the correctness of any payment made or required to be made to or by such Party, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality

55

agreement with the Auditee obligating the Audit Team to be bound by obligations of confidentiality and restrictions on use of confidential information that are no less restrictive than the obligations set forth in Article XI.

(b) Limitations. In respect of each audit of the Auditee’s books and records: (i) the Auditee may be audited only once per year, (ii) no records for any given year for an Auditee may be audited more than once; provided that the Auditee’s records shall still be made available if such records impact another financial year which is being audited, and (iii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the three (3) Calendar Years prior to the Calendar Year in which the audit request is made.

(c) Audit Notice. In order to initiate an audit for a particular Calendar Year, the Audit Rights Holder must provide written notice to the Auditee. The Audit Rights Holder exercising its audit rights shall provide the Auditee with notice of one or more proposed dates of the audit not less than sixty (60) days prior to the first proposed date. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall provide such Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

(d) Payments. If the audit shows any under-reporting or underpayment, or overcharging or overpayment by any Party, that under-reporting, underpayment, overpayment or overcharging shall be reported to the Audit Rights Holder and the underpaying or overcharging Party shall remit the applicable underpayment amount or reimburse the applicable overpayment amount (together with interest at the rate set forth in Section 9.12) to the underpaid or overcharged Party within [***] days after receiving the audit report. Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any Party for that period in excess of [***] percent ([***]%) of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Audit Rights Holder conducting the audit, for its respective audit fees and reasonable Out-of-Pocket Costs in connection with said audit, which reimbursement shall be made within [***] days after receiving appropriate invoices and other support for such audit-related costs.

(e) Definitions. For the purposes of the audit rights described herein, an individual Party subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has certain and respective rights to audit the books and records of the Auditee will be referred to as the “Audit Rights Holder.”

Section 9.10 Tax Matters.

(a) General. The Parties acknowledge that the rights and obligations imposed on each of them pursuant to this Agreement that relate to the sharing of profits from the development and commercialization of the Shared Products in the US Territory to the Shared Products and Companion Diagnostics and the collaborative relationship formed between them in connection therewith, gives rise to a partnership for US federal (and, to the extent applicable, state) income tax purposes (but not for any non-tax or non-US purpose), and the Parties shall act in accordance with Exhibit E.

56

(b) Withholding and Indirect Taxes.

(i) Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement (or allocable to another Party pursuant to Section 1.6 of Exhibit E) such taxes as are required to be deducted or withheld therefrom under any provision of applicable Law. The Party that is required to make such withholding (the “Paying Party”) will: (A) deduct those taxes from such payment, (B) timely remit the taxes to the proper taxing authority, and (C) send evidence of the obligation together with proof of tax payment to the recipient Party (the “Payee Party”) on a timely basis following that tax payment; provided, however, that before making any such deduction or withholding, the Paying Party shall give the Payee Party notice of the intention to make such deduction or withholding (and such notice, which shall set forth in reasonable detail the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for such Payee Party to obtain reduction of or relief from such deduction or withholding). Each Party agrees to cooperate with the other Parties in claiming refunds or exemptions from, or reductions in, such deductions or withholdings under any applicable Law or treaty to ensure that any amounts required to be withheld pursuant to this Section 9.10(b)(i) are reduced to the fullest extent permitted by applicable Law.

(ii) Each Party, for itself and, if applicable, in its capacity as “Tax Matters Partner” of such partnership (as defined in Exhibit E), agrees to cooperate with the other Party in claiming refunds or exemptions from, or reductions in, any deductions or withholdings, including pursuant to Code Section 1446(f), required to be made by an acquirer of an interest in the partnership described in Section 9.10(a) and in reducing or eliminating such withholdings to the fullest extent permitted by applicable Law.

(iii) The Parties shall cooperate to minimize value added tax, sales and use tax, consumption tax and other similar taxes (“Indirect Taxes”) imposed in connection with this Agreement, as applicable.

(iv) Each Party has provided a properly completed and duly executed IRS Form W-9 or Form W-8, as applicable, to the other Party. Each Party and any other recipient of payments described in this Section 9.10(b) shall provide to the other Party (including where the other Party is acting in its capacity as Tax Matters Partner (as defined in Exhibit E)), at the time or times reasonably requested by such other Parties or as required by applicable Law, such other properly completed and duly executed documentation as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes, and the applicable payment shall be made without (or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by the Paying Party.

Section 9.11 Currency Exchange; Blocked Payments; Prohibitions on Payments.

(a) Currency Exchange. Unless otherwise expressly stated in this Agreement, all amounts specified in, and all payments made under, this Agreement shall be in United States Dollars. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be performed in a manner consistent with the paying Party’s normal practices used to prepare its audited financial statements

57

for internal and external reporting purposes. For clarity, Celgene sets currency transaction rates for the month on the last business day of the month prior. Vividion has the right to verify that the exchange rates used by Celgene for a given month are within the trading range of the last business day of the month prior.

(b) Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for the paying Party (or any of its Affiliates or Licensee Partners) to transfer, or have transferred on its behalf, payments owed the other Party hereunder, the paying Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***] days, in a recognized banking institution selected by the paying Party or any of its Affiliates or its Licensee Partners, as the case may be, and identified in a written notice given to the other Party.

(c) Prohibitions on Payments. When in any country in the Territory applicable Law prohibits both the transmittal and the deposit of royalties on sales in such country, royalty payments due on Net Sales shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Celgene would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable. The Parties shall cooperate in good faith to overcome, to the extent reasonably possible, any prohibition described in this Section 9.11(c) within a reasonable period of time.

Section 9.12 Late Payments. Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of (x) [***], or (y) [***]; provided that, [***].

Article X

Intellectual Property Ownership, Protection and Related Matters

Section 10.1 Ownership of Inventions.

(a) Non-Co-Co Collaboration Know-How. Any Know-How discovered, developed, generated or invented by Celgene or its Affiliates or Vividion or its Affiliates prior to or outside the Collaboration shall remain the sole property of such Party or its applicable Affiliate(s), except as otherwise agreed by the Parties.

(b) Sole Inventions. All Co-Co Collaboration Know-How discovered, developed, generated or invented solely by employees, agents and consultants of a Party or its Affiliates shall be owned exclusively by such Party or its applicable Affiliate(s).

58

(c) Joint Inventions. All Co-Co Collaboration Know-How discovered, developed, generated or invented jointly by employees, agents and consultants of Celgene or its Affiliates, on the one hand, and employees, agents and consultants of Vividion or its Affiliates, on the other hand, in the conduct of activities under this Agreement (“Joint Inventions” and, any Patents Covering such Joint Inventions, “Joint Patents”) shall be owned jointly on the basis of each Party (or its applicable Affiliate(s)) having an undivided interest without a duty to account to the other Party (or its applicable Affiliate(s)) and shall be deemed to be Controlled by each Party. Each Party shall have the right to use such Joint Inventions, or license such Joint Inventions to its Affiliates or any Third Party, or sell or otherwise transfer its interest in such Joint Inventions to its Affiliates or a Third Party, in each case without the consent of the other Party or its applicable Affiliate(s) (and, to the extent that applicable Law requires the consent of the other Party or its applicable Affiliate(s), this Section 10.1(c) shall constitute such consent), so long as such use, sale, license or transfer is subject to Section 8.6 and the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement.

(d) Notice. Each Party agrees to provide, at the request of the other Party and no more than once per Calendar Quarter, reports disclosing to the other Party all Co-Co Collaboration Intellectual Property discovered, developed, generated or invented by employees, agents and consultants of such Party and all Vividion Intellectual Property and Celgene Intellectual Property that becomes subject to this Agreement, which disclosures may be made in connection with the updates made in accordance with Section 3.2(d).

(e) Inventorship. For purposes of determining ownership hereunder, the determination of inventorship shall be made in accordance with United States patent laws. In the event of a dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent patent counsel not regularly employed by either Party to resolve such dispute. The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship.

(f) Further Actions and Assignments. Each Party shall take all further actions and execute all assignments requested by the other Party and reasonably necessary or desirable to vest in the other Party the ownership rights set forth in this Article X.

Section 10.2 Prosecution of Patents. Subject to the terms and conditions of any Existing Third Party Agreement or Subsequent Third Party Agreement to the extent such agreement applies to the Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Patents or Celgene Co-Co Collaboration Patents, the following provisions shall apply with respect to the Vividion Patents, Celgene Patents, Celgene Co-Co Collaboration Patents, Vividion Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents in the Territory:

(a) General. Subject to the provisions of Section 10.2(f) and coordination with the JPC, Celgene shall have the initial right and option to Prosecute the Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents in the Territory. In the event that Celgene declines to Prosecute such Patents, it shall give Vividion reasonable notice to this effect, sufficiently in advance to permit Vividion to undertake such Prosecution in any applicable country without a loss of rights, and thereafter Vividion may, upon written notice to Celgene and receipt of Celgene’s prior written consent (not to be unreasonably withheld), Prosecute such Patents in the owning Party(ies)’s name(s) subject to coordination with the JPC.

59

(b) Celgene. Celgene shall have the sole right and option to Prosecute the Celgene Patents.

(c) Costs and Expenses. All costs and expenses in Prosecuting Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents (collectively, “Patent Prosecution Expenses”) (i) in the US Territory, shall be shared equally by the Parties (to the extent incurred in the US Territory prior to the First Commercial Sale of the first Shared Product in the US Territory) or be included as Commercialization expenses as part of the Profit & Loss (if incurred after First Commercial Sale of the first Shared Product in in the US Territory) and (ii) in the ROW Territory, shall be borne by solely [***]; provided, however, that, (A) in the event of a Vividion Opt-Out Date, all such Patent Prosecution Expenses incurred by [***] following the Vividion Opt-Out Date shall be borne solely by [***] and (B) all such Patent Prosecution Expenses paid to a Third Party in connection with an Existing Third Party Agreement shall be borne as set forth in the Master Agreement.

(d) Strategy; Failure of JPC to Agree; Diligence and Cooperation.

(i) The JPC shall attempt to agree upon a strategy (which may be updated from time to time) for Prosecution of Vividion Patents, Celgene Co-Co Collaboration Patents, Vividion Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents, including the scope and priority of the claims to be pursued within such Patents and to maximize the value of such Patents, on a global basis. As part of such strategy, the JPC shall discuss and consider in good faith filing separate Patents that include claims that Cover Shared Products specifically or generically and claims that Cover only other compounds. Any failure by the JPC to agree by unanimous vote with respect to such strategy or any other Prosecution matter will be attempted to be resolved as specified in Section 2.2(e), and if such attempt fails, then the Prosecuting Party may resolve such matter. The Prosecuting Party with respect to any such Patent shall follow such strategy in connection with all Prosecution of such Patent unless the JPC approves of a divergence from such strategy (with any failure by the JPC to agree by unanimous vote to be resolved in accordance with Section 2.2(e) and the foregoing sentence).

(ii) The Party authorized to conduct prosecution pursuant to Section 10.2(a) or Section 10.2(b) at the relevant time (as applicable, the “Prosecuting Party”) shall be entitled to use patent counsel selected by it and reasonably acceptable to the non-Prosecuting Party (including in-house patent counsel as well as outside patent counsel) for the Prosecution of the Patents subject to Section 10.2(a) and Section 10.2(b). Each Party agrees to cooperate with the other with respect to the Prosecution of such Patents pursuant to this Section 10.2, including (X) executing all such documents and instruments and performing such acts as may be reasonably necessary in order to permit the other Party to undertake any Prosecution of Patents that such other Party is entitled, and has elected, to Prosecute, as provided for in Section 10.2(a) and Section 10.2(b) and (Y) giving consideration to the proper scope of Patents. In addition, Vividion agrees that, if it is the non-Prosecuting Party, then Vividion, from time to time at the direction of the Prosecuting Party, shall Prosecute the Patents together with its external Patent counsel. The Prosecuting Party shall:

60

(A) use Commercially Reasonable Efforts to regularly provide the JPC in advance with reasonable information relating to the Prosecuting Party’s Prosecution of Patents hereunder, including by providing copies of substantive communications, notices and actions submitted to or received from the relevant patent authorities and copies of drafts of filings and correspondence that the Prosecuting Party proposes to submit to such patent authorities, each of which shall be provided as far in advance as is practicable but with sufficient time for the non-Prosecuting party to provide meaningful input;

(B) use Commercially Reasonable Efforts to consider in good faith and consult with the non-Prosecuting Party regarding its timely comments with respect to the same;

(C) use Commercially Reasonable Efforts to Prosecute additional claims substantially similar to those suggested by the non-Prosecuting Party, if any, in such jurisdictions of the Territory reasonably requested by the non-Prosecuting Party; and

(D) consult with the JPC and non-Prosecuting Party before taking any action that would have a material adverse impact on the scope of claims within the Vividion Patents, Celgene Co-Co Collaboration Patents or Vividion Co-Co Collaboration Patents (including the Joint Co-Co Patents and Joint Patents), as applicable.

(iii) The applicable Prosecuting Party, in consultation with the JPC, shall determine the countries in which Vividion Patents, Celgene Co-Co Collaboration Patents and Vividion Co-Co Collaboration Patents (including Joint Co-Co Patents and Joint Patents) shall be Prosecuted.

(iv) The Prosecuting Party may abandon the subject matter of a claim in a Vividion Patent, Celgene Co-Co Collaboration Patent, Vividion Co-Co Collaboration Patent or Joint Collaboration Patent in response to an office action from the applicable patent office if, in the Prosecuting Party’s reasonable judgment after consultation with the non-Prosecuting Party, such Patent requires such abandonment; provided, however, that, prior to such abandonment, if feasible, the Parties will cooperate to file divisional or continuation applications to separate such claim. The Prosecuting Party agrees not to otherwise abandon any Vividion Patent, Celgene Co-Co Collaboration Patent, Vividion Co-Co Collaboration Patent or Joint Collaboration Patent without filing a divisional or continuation application in respect thereof unless it provides the non-Prosecuting Party with reasonable notice to this effect, sufficiently in advance to permit the non-Prosecuting Party to undertake such Prosecution of such Vividion Patent, Celgene Co-Co Collaboration Patent, Vividion Co-Co Collaboration Patent or Joint Collaboration Patent, and thereafter such non-Prosecuting Party may, upon written notice to the Prosecuting Party and, in the case of Vividion, receipt of Celgene’s prior written consent (not to be unreasonably withheld), Prosecute such Vividion Patent, Celgene Co-Co Collaboration Patent, Vividion Co-Co Collaboration Patent or Joint Collaboration Patent at [***] expense with counsel of its choice.

61

(e) Third Party Rights. Vividion covenants and agrees that it shall not grant any Third Party any right to control the Prosecution of the Vividion Patents or Vividion Co-Co Collaboration Patents or to approve or consult with respect to any Patents licensed to Celgene hereunder, in any case, that is more favorable to the Third Party than the rights granted to Celgene hereunder or that otherwise conflicts with Celgene’s rights hereunder. Celgene covenants and agrees that it shall not grant any Third Party any right to control the Prosecution of the Celgene Co-Co Collaboration Patents or to approve or consult with respect to the Celgene Co-Co Collaboration Patents licensed to Vividion hereunder, in any case, that is more favorable to the Third Party than the rights granted to Vividion hereunder or that otherwise conflicts with Vividion’s rights hereunder.

(f) Third Party Agreements. Each Party acknowledges that, pursuant to an Existing Third Party Agreement or Subsequent Third Party Agreement, the applicable licensor(s) thereunder may retain the right to Prosecute the Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents covered by such agreement, and Vividion or Celgene, as applicable, may have certain rights to assume Prosecution under such agreement. Vividion and Celgene, as applicable, each agrees to keep the other Party fully informed of these rights, as well as provide to the other Party all information and copies of documents received from the licensor(s) under any such Existing Third Party Agreement or Subsequent Third Party Agreement, or their patent counsel, relating to the Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents covered by such agreement. To the extent that Vividion or Celgene, as applicable, is permitted to proceed with Prosecution or provide comments or suggestions to patent documents under an Existing Third Party Agreement or Subsequent Third Party Agreement, then the Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents under such Existing Third Party Agreement or Subsequent Third Party Agreement shall be treated, to the extent possible, in the same manner as other Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents under this Section 10.2, and Vividion or Celgene, as applicable, shall exercise all such rights with respect to such Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents pursuant to the instructions of the other Party, if the other Party is given the right to act under this Section 10.2 (provided that all such decisions shall be subject to the applicable Prosecuting Party’s final decision-making authority).

Section 10.3 Third Party Infringement and Challenges of Vividion Patents, Celgene Co-Co Collaboration Patents and Vividion Co-Co Collaboration Patents. Subject to the terms and conditions of any Existing Third Party Agreement or Subsequent Third Party Agreement to the extent such agreement applies to the Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents, the following provisions shall apply with respect to the Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Co-Co Collaboration Patents, Joint Co-Co Patents, Joint Patents, Vividion Know-How, Vividion Co-Co Collaboration Know-How, Celgene Co-Co Collaboration Know-How, Joint Co-Co Know-How and Joint Inventions:

(a) Notice. Each Party shall immediately provide the other Party with written notice reasonably detailing any (i) known or alleged infringement of any Vividion Patents, Celgene Patents, Celgene Co-Co Collaboration Patents, Vividion Co-Co Collaboration Patents, Joint Co-Co Patents or Joint Patents, or known or alleged misappropriation of any Vividion Know-How, Celgene Know-How, Celgene Co-Co Collaboration Know-How, Vividion Co-

62

Co Collaboration Know-How, Joint Co-Co Know-How or Joint Inventions, by a Third Party, (ii) “patent certification” filed in the US Territory under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions, and (iii) any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any such intellectual property rights (collectively “Third Party Infringement”).

(b) First Right to Initiate Infringement Actions. Celgene shall have the initial right throughout the US Territory and the sole right in the ROW Territory, but not the obligation, to initiate a suit or take other appropriate action that Celgene believes is reasonably required to protect the Vividion Intellectual Property, Celgene Co-Co Collaboration Intellectual Property, Vividion Co-Co Collaboration Intellectual Property, Joint Co-Co IP, Joint Patents or Joint Inventions against any infringement or challenge (including any Third Party Infringement), unauthorized use or misappropriation by a Third Party that relates to a Shared Product in such part of the Territory, which, in the case of a Companion Diagnostic, shall mean Third Party Infringement, unauthorized use or misappropriation in connection with such Companion Diagnostic in the Field (“Competitive Infringement”). Celgene shall give Vividion advance notice of Celgene’s intent to file any such suit or take any such action and the reasons therefor, and shall provide Vividion with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, Celgene shall keep Vividion promptly informed, and shall from time to time consult with Vividion regarding the status of any such suit or action and shall provide Vividion with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. Without limiting the generality of the foregoing, the Parties shall discuss in good faith Celgene’s intended response to a Competitive Infringement. For clarity, Celgene shall have final decision-making authority as to representations made in any proceedings under this Section 10.3 with respect to any Celgene Independent Products .

(c) Preparation to Enforce. After the First Commercial Sale of a Shared Product in the US Territory or the ROW Territory, as applicable, subject to coordination with the JPC, Celgene shall use reasonable efforts to prepare for the possibility of suit for Competitive Infringement starting [***] years after such First Commercial Sale.

(d) Step-in Rights. Celgene shall have [***] days after becoming aware of any Competitive Infringement to elect to so enforce the applicable Patent(s) in the applicable jurisdiction(s) (or settle or otherwise secure the abatement of such Competitive Infringement); provided, however, that (i) such period will be more than [***] days to the extent applicable Law prevents earlier enforcement of the applicable Patent(s) and provided further that if such period is extended because applicable Law prevents earlier enforcement, Celgene shall have until the date that is [***] days following the date upon which applicable Law first permits such enforcement proceeding to elect to so enforce the applicable Patent(s), and (ii) Celgene shall have less than [***] days (or, as applicable, less than the [***] day period described in clause(i)) to elect to so enforce the applicable Patent(s) to the extent that a delay in bringing such enforcement proceeding against such alleged Third Party infringer would limit or compromise the remedies (including monetary relief and stay of regulatory approval) available against such alleged Third Party infringer. In the event Celgene does not so elect to enforce or settle or

63

otherwise secure the abatement of such Competitive Infringement in the US Territory before the first to occur of (A) the expiration of the applicable period of time set forth in above, or (B) [***] days before the expiration of any time period under applicable Law, that would, if an enforcement proceeding was not filed within such time period, limit or compromise the remedies available from such an enforcement proceeding, Celgene will so notify Vividion in writing and in the case where Vividion then desires to commence a suit or take action to enforce the applicable Patent(s) with respect to such Competitive Infringement in the US Territory, Vividion will, subject to this Section 10.3(d) and Section 10.3(e), thereafter have the right to commence such a suit or take such action to enforce the applicable Patent(s) in the applicable jurisdiction(s). Vividion shall give Celgene advance notice of Vividion’s intent to file any such suit or take any such action and the reasons therefor and shall provide Celgene with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, Vividion shall keep Celgene promptly informed and shall from time to time consult with Celgene regarding the status of any such suit or action and shall provide Celgene with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. Notwithstanding anything in this Section 10.3 to the contrary: (x) Celgene shall have final decision-making authority as to representations made in any proceedings under this Section 10.3 with respect to any Celgene Independent Products, (y) if Celgene has a reasonable, good faith concern that Vividion’s exercise of its backup enforcement or defense rights with respect to any Patent would be detrimental to the overall patent protection of the Shared Products or related Companion Diagnostics, then Vividion shall not be permitted to enforce or defend such Patent without the prior consent of Celgene, and (z) in no event shall Vividion ever be entitled to enforce or defend any Celgene Intellectual Property.

(e) Conduct of Action. The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 10.3, which counsel must be reasonably acceptable to the other Party. If required under applicable Law in order for such Party to initiate or maintain such suit, the other Party shall join as a party to the suit. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such Party except that the initiating Party shall reimburse the other Party for Out-of-Pocket Costs, other than outside counsel expenses, incurred in rendering such assistance. The Party initiating suit shall assume and pay all of its own Out-of-Pocket Costs incurred in connection with any litigation or proceedings described in this Section 10.3, including the fees and expenses of the counsel selected by it, provided that, prior to the Vividion Opt-Out Date, if any, such fees and expenses shall be (i) included in the calculation of Development Costs (if incurred prior to the First Commercial Sale of the first Shared Product in the US Territory) and (ii) if incurred after the First Commercial Sale of the first Shared Product in the US Territory, shared by the Parties pursuant to the Profit & Loss Share. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense (which shall not be included in the calculation of the Development Costs or the Profit & Loss Share).

(f) Costs of Enforcement. Except as otherwise set forth in this Section 10.3 or in this Agreement or the Master Agreement:

64

(i) ROW. Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 10.3 that relate to an enforcement proceeding relating to Vividion Intellectual Property, Celgene Intellectual Property, Celgene Co-Co Collaboration Intellectual Property, Vividion Co-Co Collaboration Intellectual Property, Joint Co-Co IP, Joint Patents or Joint Inventions in the ROW Territory, and, if Celgene commences an enforcement proceeding in the ROW Territory, [***] shall bear all external costs and expenses for such action; and

(ii) U.S. All Direct Costs and reasonable and documented external costs and expenses incurred by either Party in pursuing any enforcement proceeding of the Vividion Intellectual Property, Celgene Intellectual Property, Celgene Co-Co Collaboration Intellectual Property, Vividion Co-Co Collaboration Intellectual Property, Joint Co-Co IP, Joint Patents or Joint Inventions in the US Territory in accordance with this Section 10.3 shall be shared by the Parties in accordance with the Development Share (if incurred prior to the First Commercial Sale of the first Shared Product in the US Territory) or Profit & Loss Share (if incurred after the First Commercial Sale of the first Shared Product in the US Territory).

(g) Recoveries. Any damages or other monetary awards recovered in any action, suit or proceeding brought under this Section 10.3 shall be shared as follows:

(i) Initial Allocation. Such damages or other sums recovered shall first be applied to reimburse each Party for all of the costs and expenses it incurred in connection with such action, and if such recovery is insufficient to cover all such costs and expenses of both Parties, it shall [***]; and

(ii) Remaining Proceeds. Any remaining proceeds in case of suits with respect to an enforcement proceeding relating to any Shared Product or Companion Diagnostic under this Section 10.3, shall, (A) with respect to such suits in the ROW Territory, be allocated between the Parties such that the Party bringing suit in accordance with this Section 10.3 retains [***] percent ([***]%) and the other Party retains [***] percent ([***]%) of such amount, and (B) with respect to suits in the US Territory, shall be shared by the Parties in accordance with the Profit & Loss Share or, if obtained on or after the Vividion Opt-Out Date, the Party bringing suit under this Section 10.3 shall retain [***] percent ([***]%) and the other Party shall retain [***] percent ([***]%) of such amount.

(h) Third Party Agreements. In the event that (i) a Patent covered by an Existing Third Party Agreement or Subsequent Third Party Agreement is at issue in an action under this Section 10.3 or Section 10.4, (ii) Vividion or Celgene, as applicable, has a right to enforce or defend, as applicable, the Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents under such Existing Third Party Agreement or Subsequent Third Party Agreement, and (iii) Celgene or Vividion, respectively, desires to enforce or defend, as applicable, such Patent in accordance with the procedures under this Section 10.3 or Section 10.4, as applicable, then Vividion or Celgene, respectively, shall either (A) obtain the licensor(s)’ consent under such Existing Third Party Agreement or Subsequent Third Party Agreement so that Celgene or Vividion, respectively, may file such an action in its own name or (B) shall undertake such an action on Celgene’s behalf and at [***] expense or on Vividion’s behalf and at [***] expense, respectively.

65

Section 10.4 Claimed Infringement. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the activity of either Party or their Affiliates or Licensee Partners under this Agreement infringes or misappropriates, or may infringe or misappropriate, the intellectual property rights of such Third Party. If a Third Party asserts or files against a Party or its Affiliates any claim of infringement or misappropriation of the intellectual property rights of such Third Party or other action relating to alleged infringement or misappropriation of such intellectual property rights (“Third Party Infringement Action”), then, unless otherwise agreed by the Parties:

(a) Notice and Defense. If a Party becomes aware of any actual or potential claim that the Development, Manufacture or Commercialization of any Shared Product or Companion Diagnostic infringes or misappropriates the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall as soon as practicable thereafter meet (which may be through the JSC) to discuss in good faith regarding the best response to such notice. With respect to any such claim by a Third Party described in this Section 10.4(a), Celgene shall have the sole right, but not the obligation, to defend and dispose (including through settlement or license) such claim in the Territory; it being understood and agreed that Vividion shall be entitled to defend itself with respect to any such Third Party claim in the Territory to the extent that Vividion’s responses and admissions in conducting such defense do not interfere with ability of Celgene to defend such Third Party claim.

(b) Costs. The costs and expenses incurred by the Parties in connection with defense of any claim described in Section 10.4(a) in the US Territory shall, prior to any Vividion Opt-Out Date, be shared by the Parties in accordance with the Profit & Loss Share, and with respect to any such claim in the US Territory after any Vividion Opt-Out Date or in the ROW Territory shall be borne solely Celgene, unless otherwise agreed in writing by the Parties. For clarity, this Section 10.4(b) is intended to address the Parties’ defense costs in such claim, and if as a result of any such defense of such claim, a Party obtains a license under Third Party intellectual property rights, Section 9.7 shall apply to the amounts due to any such Third Party pursuant to such license.

Section 10.5 Patent Term Extensions. The JPC shall, as necessary and appropriate, use reasonable efforts to agree upon a joint strategy for obtaining, and cooperate with each other in obtaining, patent term extensions for Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents that Cover Shared Products. If the JPC is unable to agree upon which of such Patents should be extended, and the matter remains unresolved after the procedure described in Section 2.2(e), then Celgene shall have the right to resolve the dispute, subject in each case to the terms and conditions of any Existing Third Party Agreement or Subsequent Third Party Agreement to the extent such agreement applies to such Vividion Patent, Vividion Co-Co Collaboration Patent or Celgene Co-Co Collaboration Patent.

Section 10.6 Patent Marking. Each Party shall comply with the patent marking statutes in each country in which any Shared Product is Manufactured or Commercialized by or on behalf of a Party or their respective Affiliates or (sub)licensees, as applicable, hereunder.

66

Section 10.7 Application of 35 U.S.C. § 102(c). It is agreed and acknowledged that this Agreement establishes a qualifying collaboration within the scope of 35 U.S.C. § 102(c) and, accordingly, shall be deemed to constitute a “Joint Research Agreement” for all purposes under 35 U.S.C. § 102(c). Neither Party shall invoke the provisions of 35 U.S.C. § 102(c), or file this Agreement, in connection with the prosecution of any patent application claiming, in whole or in part, any 35 U.S.C. § 102(c) invention without the prior written consent of the other Party. In the event that a Party, during the course of prosecuting a patent application claiming a 35 U.S.C. § 102(c) invention (a “35 U.S.C. § 102(c) Patent”), deems it necessary to file a terminal disclaimer to overcome an obviousness type double patenting rejection in view of an earlier filed patent held by the other Party (the “Earlier Patent”), then, if the Parties agree, the Parties shall coordinate the filing of such terminal disclaimer in good faith, and, to the extent required under 35 U.S.C. § 102(c), both Parties shall agree, in such terminal disclaimer, that they shall not separately enforce 35 U.S.C. § 102(c) Patent independently from the Earlier Patent. To this end, to the extent required under 35 U.S.C. § 102(c), following the filing of such terminal disclaimer, the Parties shall, in good faith, coordinate all enforcement actions with respect to 35 U.S.C. § 102(c) Patent.

Article XI

Confidentiality

Section 11.1 Confidential Information. Each Party agrees that a Party (the “Receiving Party”) or any of its Affiliates receiving Confidential Information of any other Party (the “Disclosing Party”) or any of its Affiliates shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of effort, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement, the Master Agreement or any other Development & Commercialization Agreement (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under this Agreement). No Confidential Information of the Disclosing Party or any of its Affiliates shall be used by the Receiving Party or any of its Affiliates except in performing the Receiving Party’s obligations or exercising rights explicitly granted to the Receiving Party under this Agreement. “Confidential Information” shall exclude any information that:

(a) was known by the Receiving Party or any of its Affiliates prior to its date of disclosure to the Receiving Party or any of its Affiliates by or on behalf of the Disclosing Party or any of its Affiliates, as established by written evidence; or

(b) is lawfully disclosed to the Receiving Party or any of its Affiliates by sources other than the Disclosing Party or any of its Affiliates rightfully in possession of the Confidential Information; or

(c) is or becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or any of its Affiliates or (sub)licensees; or

67

(d) is independently developed by or for the Receiving Party or any of its Affiliates without reference to or reliance upon such Confidential Information, as established by written records.

Section 11.2 Permitted Disclosure. The Receiving Party may provide the Disclosing Party’s or any of the Disclosing Party’s Affiliates’ Confidential Information:

(a) to the Receiving Party’s employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a need to know such information and materials for performing obligations or exercising rights expressly granted under this Agreement and have an obligation to treat such information and materials as confidential under obligations of confidentiality and non-use no less stringent than those set forth in this Article XI (provided that legal counsel shall not be required to execute any written confidentiality agreements);

(b) to patent offices in order to seek or obtain Patents or to Regulatory Authorities in order to seek or obtain approval to conduct Clinical Trials or to gain Regulatory Approval with respect to the Shared Products as contemplated by this Agreement; provided that such disclosure may be made only following reasonable notice to the Disclosing Party and to the extent reasonably necessary to seek or obtain such Patents or Regulatory Approvals; or

(c) if such disclosure is required by judicial order or applicable Law or to defend or prosecute litigation or arbitration; provided that, prior to such disclosure, to the extent permitted by Law, the Receiving Party promptly notifies the Disclosing Party of such requirement, cooperates with the Disclosing Party to take whatever action it may deem appropriate to protect the confidentiality of the information and furnishes only that portion of the Disclosing Party’s (or its applicable Affiliates’) Confidential Information that the Receiving Party is legally required to furnish.

Section 11.3 Publicity; Terms of this Agreement; Non-Use of Names.

(a) Public Announcements. Except as required by judicial order or applicable Law (in which case, Section 11.3(b) must be complied with) or as explicitly permitted by this Article XI, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. The Party preparing any such public announcement shall provide the other Party with a draft thereof at least [***] Business Days prior to the date on which such Party would like to make the public announcement (or, in extraordinary circumstances, such shorter period as required to comply with applicable Law). Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party. For purposes of clarity, either Party may issue a press release or public announcement or make such other disclosure relating to this Agreement if the contents of such press release, public announcement or disclosure (i) (A) does not consist of financial information and has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates, (B) is contained in the issuing Party’s financial statements prepared in accordance with Accounting Standards, or (C) is contained in the a redacted version of this Agreement, and (ii) is material to the event or purpose for which the new press release or public announcement is made.

68

(b) Notwithstanding the terms of this Article XI:

(i) Either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Laws, including the rules and regulations promulgated by the Securities and Exchange Commission or any other Governmental Authority. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.3(b)(i), the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement (together with all exhibits and schedules) with respect to any filings with the US Securities and Exchange Commission (“SEC”), London Stock Exchange, the UK Listing Authority, NYSE, the NASDAQ Stock Market or any other stock exchange on which securities issued by a Party or a Party’s Affiliate are traded (the “Redacted Version”), and each Party will use commercially reasonable efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party, and the Parties will use commercially reasonable efforts to file redacted versions with any governing bodies which are consistent with the Redacted Version.

(ii) Notwithstanding Section 11.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party (or any of its Affiliates), and Confidential Information deemed to belong to both the Disclosing Party (or any of its Affiliates) and the Receiving Party (or any of its Affiliates), to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(A) complying with applicable Laws (including the rules and regulations of the SEC or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(B) disclosure, solely on a “need to know basis,” to (1) Affiliates, subcontractors, advisors (including attorneys and accountants), (2) subject to Section 11.3(b)(ii)(C), investment bankers, and (3) in each case of (1) and (2), such Affiliates’, subcontractors’, advisors’ and investment bankers’, and each of the Parties’, respective directors, employees, contractors and agents; provided that, in all cases of (1), (2) and (3), prior to any such disclosure, each disclosee must be bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this Article XI (provided, however, that in the case of prospective investment bankers, the term of confidentiality may be shortened to three (3) years from the date of disclosure and in the case of legal advisors, no written agreement shall be required), which for the avoidance of doubt, will not permit use of such Confidential Information for any purpose except those permitted by this Agreement; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 11.3(b)(ii)(B) or Section 11.3(b)(ii)(C) to treat such Confidential Information as required under this Article XI; and

69

(C) in the case of any disclosure of this Agreement to any actual or potential acquirer, assignee, licensee, licensor, investment banker, institutional investor, lender or other financial partners, such disclosure shall solely be of the Redacted Version, in each case, which version shall be agreed upon by the Parties in good faith; it being understood and agreed that, in connection with a proposed Change of Control with respect to such Party, only after negotiations with a proposed Third Party acquirer have progressed so that such Party reasonably and in good faith believes it is in the final round of negotiations with such Third Party regarding execution of a definitive agreement with such Third Party with respect to the proposed transaction, only then may such Party provide an unredacted version of this Agreement as applicable, to such Third Party; provided that a Party may also disclose an unredacted version of this Agreement to Third Party attorneys, professional accountants and auditors who are engaged by licensors and lenders and who are under obligations of confidentiality not to disclose the unredacted terms of this Agreement to such licensors or lenders for the purpose of confirming such Party’s compliance with the terms of its applicable license and loan agreements with such licensors and lenders.

(iii) The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Shared Program and other activities in connection with this Agreement, the Master Agreement and each Development & Commercialization Agreement that may include information that is not otherwise permitted to be disclosed under this Article XI, and that may be beyond what is required by applicable Law. Such disclosures may include achievement of milestones, significant events in the development and regulatory process, commercialization activities and the like. A Party (the “Requesting Party”) may elect to make any such public disclosure of such achievement of milestones, significant events in the development and regulatory process and commercialization activities, and in such event it shall first notify the other Party (the “Cooperating Party”) of such planned press release or public announcement and provide a draft for review at least [***] Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Law, or by regulation or rule of any public stock exchange (including NASDAQ), with as much advance notice as possible under the circumstances if it is not possible to provide notice at least [***] Business Days in advance); provided, however, that a Party may issue such press release or public announcement without such prior review by the other Party if (A) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party and (B) such press release or public announcement does not materially differ from the previously issued press release or other publicly available information. The Cooperating Party may notify the Requesting Party of any reasonable objections or suggestions that the Cooperating Party may have regarding the proposed press release or public announcement, and the Requesting Party shall reasonably consider any such objections or suggestions that are provided in a timely manner. The principles to be observed in such disclosures shall include accuracy, compliance with applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts) and the need to keep investors informed regarding the Requesting Party’s business.

70

Section 11.4 Publications. The Parties agree that decisions regarding the timing and content of Publications shall be subject to the oversight and approval of the JDC and JPC and neither Party nor its Affiliates shall have the right to make Publications pertaining to the Collaboration except as provided herein. If a Party or its Affiliates desire to make a Publication, such Party must comply with the following procedure:

(a) JDC Review. The publishing Party shall provide the JDC and the non-publishing Party with an advance copy of the proposed Publication, and the JDC shall then have [***] days prior to submission for any Publication [***] days in the case of an abstract or oral presentation) in which to determine whether the Publication may be published and under what conditions, including (i) delaying sufficiently long to permit the timely preparation and filing of a patent application or (ii) specifying changes the JDC reasonably believes are necessary to preserve any Patents or Know-How belonging (whether through ownership or license, including under this Agreement) in whole or in part to the non-publishing Party.

(b) Removal of Confidential Information. In addition, if the non-publishing Party informs the publishing Party that such Publication, in the non-publishing Party’s reasonable judgment, discloses any Confidential Information of the non-publishing Party or could be expected to have a material adverse effect on any Know-How which is Confidential Information of the non-publishing Party, such Confidential Information or Know-How shall be deleted from the Publication.

(c) Scientific Conferences. Each Party shall have the right to present its Publications approved pursuant to this Section 11.4 at scientific conferences, including at any conferences in any country in the world, subject to any conditions imposed by the JDC in its approval.

(d) Academic Publications. Notwithstanding the foregoing, the Parties acknowledge that, to the extent that any Publication relates to Vividion Intellectual Property that is subject to an Existing Third Party Agreement, the parties to such Existing Third Party Agreement may have retained the right to publish certain information, and nothing in this Section 11.4 is intended to restrict the exercise of such rights; provided that, to the extent that Vividion has the right to review and comment on any such publications, Vividion shall, to the extent permissible under such Existing Third Party Agreement, exercise such rights after consultation with Celgene.

(e) Delegation. For purposes of convenience, the JDC may delegate its responsibilities under this Section 11.4 to one or more representatives of Vividion and Celgene.

Section 11.5 Term. All obligations under Sections 11.1, 11.2, 11.3 and 11.6 shall survive termination or expiration of this Agreement and shall expire five (5) years following termination or expiration of this Agreement.

Section 11.6 Return of Confidential Information.

(a) Obligations to Return or Destroy. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof). In addition, the Receiving Party shall destroy:

71

(i) any notes, reports or other documents prepared by the Receiving Party or any of its Affiliates which contain Confidential Information of the Disclosing Party or any of its Affiliates; and

(ii) any Confidential Information of the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party.

(b) Destruction. Alternatively, upon written request of the Disclosing Party, the Receiving Party shall destroy all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof) and any notes, reports or other documents prepared by the Receiving Party or any of its Affiliates which contain Confidential Information of the Disclosing Party or any of its Affiliates. Any requested destruction of Confidential Information shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party supervising such destruction.

(c) Limitation. Nothing in this Section 11.6 shall require the alteration, modification, deletion or destruction of archival tapes or other electronic back-up media made in the ordinary course of business; provided that the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI with respect to any Confidential Information contained in such archival tapes or other electronic back-up media.

(d) Exceptions. Notwithstanding the foregoing,

(i) the Receiving Party’s legal counsel may retain one copy of the Disclosing Party’s (and its Affiliates’) Confidential Information solely for the purpose of determining the Receiving Party’s continuing obligations under this Article XI; and

(ii) the Receiving Party may retain the Disclosing Party’s (and its Affiliates’) Confidential Information and its own notes, reports and other documents

(A) to the extent reasonably required (1) to exercise the rights and licenses of the Receiving Party expressly surviving expiration or termination of this Agreement; or (2) to perform the obligations of the Receiving Party expressly surviving expiration or termination of this Agreement; or

(B) to the extent it is impracticable to return or destroy such Confidential Information without incurring disproportionate cost.

Notwithstanding the return or destruction of the Disclosing Party’s (and its Affiliates’) Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI.

72

Article XII

Representations and Warranties

Section 12.1 Mutual Representations. Vividion and Celgene each represents, warrants and covenants to the other Party, as of the Execution Date, that:

(a) Authority. Each Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement, and to carry out the provisions hereof or thereof, as applicable.

(b) Consents. All necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Execution Date in connection with the execution, delivery and performance of this Agreement, and the performance of its obligations hereunder have been obtained, except for authorizations and consents that may be necessary under Antitrust Law.

(c) No Conflict. Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Collaboration and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Laws existing as of the Execution Date and (ii) do not and will not conflict with, violate, breach or constitute a default under any agreement or any provision thereof, or any contract, oral or written, to which it is a party or by which it or any of its Affiliates is bound, existing as of the Execution Date.

(d) Enforceability. This Agreement has been duly executed and delivered on behalf of such Party and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

(e) Employee Obligations. To its knowledge, none of its or its Affiliates’ employees who have been, are or will be involved in the Collaboration are, as a result of the nature of such Collaboration to be conducted by the Parties, in violation of any covenant in any contract with a Third Party relating to non-disclosure of proprietary information, noncompetition or non-solicitation.

Section 12.2 Additional Vividion Representations. Vividion represents, warrants and covenants to Celgene, as of the Execution Date, as follows: [Note: The representations and warranties marked by an asterisk (*) below may be qualified by Vividion with a schedule of exceptions prior to the Execution Date]

(a) Vividion has all rights, authorizations and consents necessary to grant all rights and licenses it purports to grant to Celgene under this Agreement, except for authorizations and consents that may be necessary under Antitrust Law.

(b) Vividion has not used, and during the Term will not knowingly use, any Know-How in the Shared Program that is encumbered by any contractual right of or obligation to a Third Party that conflicts or interferes with any of the rights or licenses granted or to be granted to Celgene hereunder; it being understood and agreed that, notwithstanding anything to the contrary in this Agreement or under law or at equity, Celgene’s only remedy solely for any breach of this Section 12.2(b) with respect to any Patents or Know-How licensed to Vividion under the Scripps License is as set forth in Section 12.4(b).

73

(c) Vividion has not granted, and during the Term Vividion will not grant, any right or license, to any Third Party relating to any of the intellectual property rights it Controls, that conflicts with or limits the scope of the rights or licenses granted or to be granted to Celgene hereunder.

(d) There are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative or other proceedings or governmental investigations pending or, to Vividion’s knowledge, threatened against Vividion, nor is Vividion a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of Vividion to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement, or which would affect the Vividion Intellectual Property, or Vividion’s Control thereof, or the Co-Co Target or any Shared Product.*

(e) To Vividion’s knowledge, the practice of the Vividion Intellectual Property as contemplated under this Agreement does not (i) infringe any claims of any Patents of any Third Party (without regard to actual or alleged infringement under 35 USC §271(e)(1) and comparable provisions under applicable Law outside the United States, including any safe harbor, research exemption, government or executive declaration of urgent public health need, or any similar right available in law or in equity which otherwise exempts actual or alleged infringing activity), or (ii) misappropriate any Know-How of any Third Party, and, in particular, the practice of the Vividion Intellectual Property by or on behalf of Celgene or any of its Affiliates or Licensee Partners as contemplated under this Agreement does and will not (A) infringe any claims of any Patents licensed to Vividion pursuant to the License Agreement dated as of January 6, 2016 by and between by The Scripps Research Institute (“Scripps”) and Vividion (the “Scripps License”) (without regard to actual or alleged infringement under 35 USC §271(e)(1) and comparable provisions under applicable Law outside the United States, including any safe harbor, research exemption, government or executive declaration of urgent public health need, or any similar right available in law or in equity which otherwise exempts actual or alleged infringing activity), or (B) misappropriate any Know-How licensed to Vividion pursuant to the Scripps License; it being understood and agreed that, notwithstanding anything to the contrary in this Agreement or under law or at equity, Celgene’s only remedy for any breach of this Section 12.2(e) solely with respect to the Scripps License is as set forth in Section 12.4(b).*

(f) None of (i) the Vividion Patents owned by Vividion or both Controlled by and Prosecuted by Vividion and (ii) to Vividion’s knowledge, the Vividion Patents Controlled but not Prosecuted by Vividion are subject to any pending re-examination, opposition, interference or litigation proceedings or inter partes reviews, post grant reviews or covered business methods reviews.*

(g) To the knowledge of Vividion, the Vividion Patents Controlled by Vividion or any of its Affiliates pursuant to any Existing Third Party Agreement were not and are not subject to any restrictions or limitations except as set forth in the Existing Third Party Agreements.

74

(h) Vividion has and, to Vividion’s knowledge, the applicable licensor under each Existing Third Party Agreement has, if applicable, complied with any and all obligations under the Bayh-Dole Act to perfect rights to the applicable Patents or Know-How licensed thereunder.* Neither Vividion nor any of its Affiliates has granted any liens or security interests on the Vividion Intellectual Property and the Vividion Intellectual Property is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind, except in each case with respect to licenses, covenants not to sue, immunities from suit, standstills, releases and options which would not, in the aggregate, fundamentally frustrate the purposes of the Collaboration.

(i) Schedule 12.2(i) contains a complete and accurate list of all Patents owned or licensed by Vividion or its Affiliates as of the Execution Date that are included in the Patents licensed hereunder, indicating any co-owner(s), if applicable. Except as set forth on Schedule 12.2(i), Vividion and its Affiliates do not own and have not licensed any Patent that is necessary or, to Vividion’s reasonable belief as of the Execution Date, reasonably useful to Develop, Manufacture or Commercialize any Shared Products; it being understood and agreed that, notwithstanding anything to the contrary in this Agreement or under law or at equity, Celgene’s only remedy solely for any breach of this Section 12.2(i) with respect to any Patents or Know-How licensed to Vividion under the Scripps License is as set forth in Section 12.4(b).

(j) Schedule 12.2(j) sets forth a complete and accurate list of all Existing Third Party Agreements, true and correct copies of which have been provided to Celgene, and such agreements are in full force and effect and have not been modified or amended. Neither Vividion nor, to the knowledge of Vividion, any licensor under the Existing Third Party Agreements is in default with respect to a material obligation under, and none of such parties has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under, the Existing Third Party Agreements.*

(k) Except under the Scripps License (solely with respect to royalties for which Vividion shall be solely responsible) and Existing Third Party Agreements in effect as of the Execution Date, and except as set forth on Schedule 12.2(j), Vividion and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement.

Section 12.3 Covenants.

(a) Mutual Covenants. Each Party hereby covenants to the other Party that:

(i) all employees of such Party or its Affiliates, Licensee Partners or Third Party subcontractors working under this Agreement will be under appropriate confidentiality obligations at least as protective as those contained in this Agreement and, to the extent permitted under applicable Law, the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

(ii) to its knowledge, such Party will not (A) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or

75

subject to a similar sanction by any Regulatory Authority outside the US Territory) or (B) employ any individual who, or entity that is, the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the US Territory), in each of subclauses (A) and (B) in the conduct of its activities under this Agreement

(iii) neither such Party nor any of its Affiliates shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted to the other Party hereunder; and

(iv) such Party and its Affiliates shall perform their activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) in all material respects with all applicable Laws, including GCP, GLP and GMP as applicable.

(b) Third Party Agreement Covenants. Vividion hereby covenants to Celgene that Vividion shall maintain the Existing Third Party Agreements and each Party hereby covenants to the other Party that it shall maintain any Subsequent Third Party Agreements to which it is a Party, and shall not amend or terminate such agreements entered into by such Party, and will not breach such agreements, if such amendment, modification, termination or breach would adversely affect the other Party’s rights under this Agreement.

Section 12.4 Vividion Covenants During the Term.

(a) Except to the extent expressly permitted under Section 15.4, during the Term, neither Vividion nor its Affiliates will, other than to an Affiliate of Vividion who agrees in writing to be bound by the terms and conditions of this Agreement (a) assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, any assets specifically related to this Agreement, including with respect to any Shared Product(s) and any then-identified Companion Diagnostic(s) developed therefor, or pre-clinical study or Clinical Trial results or other data specifically related to the Shared Program, or any intellectual property specifically related to any of the foregoing (with respect to the Shared Program, the “Program Assets”) owned or controlled by Vividion at any time, except to the extent such assignment, transfer, conveyance, encumbrance or disposition would not fundamentally frustrate the purpose of this Agreement with respect to the Shared Program, (b) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to any Program Assets owned or controlled by Vividion at any time if such license or grant would fundamentally frustrate the purpose of this Agreement with respect to the Shared Program, or (c) disclose any Confidential Information relating to the Program Assets owned or controlled by Vividion at any time to any Third Party if such disclosure would fundamentally frustrate the purpose of this Agreement with respect to the Shared Program. Vividion or its Affiliates shall have the right to assign, transfer, convey or dispose of any assets specifically related to the Shared Program to any Affiliate of Vividion to the extent permitted under Section 15.4.

76

(b) Vividion hereby covenants and agrees, subject to Section 13.3, that it will defend and hold harmless Celgene and its Affiliates in the Territory from any Damages resulting from any Claims that, as a result of any Development, Manufacturing or Commercialization, including any making, using, selling, offering for sale, or importing, of any Shared Product, Celgene or any other Selling Party has infringed or misappropriated (i) any Patents or Know-How that (A) are owned jointly or solely by Scripps and/or its employees or consultants and (B) (I) arose from any Development by or on behalf of Vividion of any Shared Product and/or involved, to the extent provided by Vividion, the use of any Shared Product, Vividion Intellectual Property and/or other Vividion materials or resources and/or (II) were discovered, developed, generated or invented by any employee or consultant of Scripps in the conduct of activities under a sponsored research or other agreement or any other arrangement (whether formal or informal) with Vividion and (ii) any Patents or Know-How licensed to Vividion under the Scripps License (any such claims under clauses (i) or (ii) above, the “Scripps Claims”). Notwithstanding anything to the contrary in this Agreement, in the event of any Scripps Claim, Vividion hereby covenants and agrees to sublicense to Celgene (with the right to sublicense in accordance with Section 8.2 and Section 8.3) any Patents or Know-How that are the subject of such Scripps Claim, all as reasonably necessary or desirable in order to enable Celgene and its Selling Parties to Develop, Manufacture, Commercialize, make, use, sell, offer for sale, or import the Shared Product throughout the Territory in accordance with this Agreement without any royalty or other financial obligation on account of such sublicense.

Section 12.5 Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement; (b) the safety or usefulness for any purpose of the technology or materials, including any Shared Product or Companion Diagnostic; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

Section 12.6 Additional Celgene Representations. Celgene represents and warrants to Vividion, as of the Execution Date that Celgene possesses sufficient rights to enable Celgene to grant all rights and licenses it purports to grant to Vividion under this Agreement as of the Execution Date.

Section 12.7 Covenant Not to Sue. Celgene (on behalf of itself and its Affiliates and its and their respective successors, assigns and transfers) covenants not to, directly or indirectly, sue, assert any claim or counterclaim against, or otherwise participate in any action or proceeding against Vividion or its Affiliates or their respective (sub)licensees in any case claiming or otherwise asserting that Vividion or its Affiliates or their respective (sub)licensees is or are liable for infringing or misappropriating any Celgene Intellectual Property, but only to the extent such infringement or misappropriation involves Vividion or its Affiliates or their respective (sub)licensees (a) Developing, using, Manufacturing or having Manufactured the Shared Products

77

and Companion Diagnostics (solely for use in connection with the Shared Products) in the Territory at the request of Celgene or (b) offering for sale, selling, importing and otherwise Commercializing the Shared Products and Companion Diagnostics (solely for use in connection with the Shared Products) in the US Territory as contemplated by this Agreement.

Article XIII

Indemnification; Product Liabilities

Section 13.1 In the US Territory and for U.S. Administration.

(a) Indemnification by Celgene. Celgene agrees, at Celgene’s cost and expense, to defend, indemnify and hold harmless Vividion and its Affiliates and their respective directors, officers, employees and agents (the “Vividion Indemnified Parties”) from and against any Damages arising out of any Claim relating to:

(i) any breach by Celgene of any of its representations, warranties or obligations under this Agreement with respect to the US Territory or for U.S. Administration;

(ii) the gross negligence, or willful misconduct or violation of Law of Celgene or its Affiliates, Licensee Partners or Third Party Contractors in the US Territory for U.S. Administration in connection with Celgene’s performance of its obligations or exercise of its rights under this Agreement; or

(iii) any Development, use, Manufacture or Commercialization of Shared Products by or on behalf of Celgene or any of its Affiliates following any Vividion Opt-Out Date, including any Product Liability Claims incurred following any Vividion Opt-Out Date (except as contemplated by Section 2.3(c)) in the US Territory or for U.S. Administration or any personal injury, property damage or other damage in the US Territory or for U.S. Administration, in each case, resulting from any of the foregoing activities described in this Section 13.1(a)(iii); provided, however, that Celgene shall have no obligation to indemnify, defend and hold harmless the Vividion Indemnified Parties under this Section 13.1(a)(iii) from or against any Third Party Damages arising out of or relating to, directly or indirectly, any Claim in the US Territory or for US Administration brought against Vividion Indemnified Parties by any director, officer, shareholder or employee of Vividion acting in his/her capacity as a director, officer, shareholder or employee of Vividion, as applicable;

in each case, provided, however, that, such indemnity shall not apply to the extent (i) Vividion has an indemnification obligation pursuant to Section 13.1(b) for such Damages or (ii) such Damages are reflected in any applicable Operating Profits or Losses calculation.

(b) Indemnification by Vividion. Vividion agrees, at Vividion’s cost and expense, to defend, indemnify and hold harmless Celgene and its Affiliates and their respective directors, officers, employees and agents (the “Celgene Indemnified Parties”) from and against any Damages arising out of any Claim relating to:

(i) any breach by Vividion of any of its representations, warranties or obligations under this Agreement in the US Territory or for U.S. Administration (including without limitation pursuant to Section 12.4(b));

78

(ii) the gross negligence, willful misconduct or violation of Law of Vividion or its Affiliates, Licensee Partners or Third Party Contractors in the US Territory for U.S. Administration in connection with Vividion’s performance of its obligations or exercise of its rights under this Agreement;

(iii) any of the matters disclosed by Vividion in a disclosure schedule pursuant to Section 12.2, where the cause of action underlying such Damages accrued in the US Territory or for U.S. Administration prior to the Execution Date. For the avoidance of doubt, amounts payable under Subsequent Third Party Agreements entered into under Section 9.7 shall be borne by Celgene as set forth in Section 9.7, and shall not be subject to indemnification under this Section 13.1 but shall be subject to Section 9.3(d); and

(iv) any Development, use, Manufacture or Commercialization of Shared Products by or on behalf of Vividion or any of its Affiliates following the reversion thereof to Vividion pursuant to Section 14.3(a), including any Product Liability Claims in the US Territory or for U.S. Administration or any personal injury, property damage or other damage in the US Territory or for U.S. Administration, in each case, resulting from any of the foregoing activities described in this Section 13.1(b)(iv); provided, however, that Vividion shall have no obligation to indemnify, defend and hold harmless the Celgene Indemnified Parties under this Section 13.1(b)(iv) from or against any Third Party Damages arising out of or relating to, directly or indirectly, any Claim in the US Territory or for US Administration brought against Celgene Indemnified Parties by any director, officer, shareholder or employee of Celgene acting in his/her capacity as a director, officer, shareholder or employee of Celgene, as applicable;

in each case, provided, however, that such indemnity shall not apply to the extent (i) Celgene has an indemnification obligation pursuant to Section 13.1(a) for such Damages or (ii) such Damages are reflected in any applicable Operating Profits or Losses calculation.

Section 13.2 In the ROW Territory and for ROW Administration.

(a) Indemnification by Celgene. Celgene agrees, at Celgene’s cost and expense, to defend, indemnify and hold harmless the Vividion Indemnified Parties, from and against any Damages arising out of any Claim relating to:

(i) any breach by Celgene of any of its representations, warranties or obligations pursuant to this Agreement with respect to the ROW Territory or for ROW Administration; or

(ii) the gross negligence, or willful misconduct or violation of Law of Celgene or its Affiliates, Licensee Partners or Third Party Contractors in the ROW Territory or for ROW Administration in connection with Celgene’s performance of its obligations or exercise of its rights under this Agreement;

(iii) any Development, use, Manufacture or Commercialization of Shared Products by or on behalf of Celgene or any of its Affiliates following any Vividion Opt-Out Date, including any Product Liability Claims incurred following any Vividion Opt-Out Date (except as contemplated by Section 2.3(c)) in the ROW Territory or for ROW Administration or any personal injury, property damage or other damage in the ROW Territory or for ROW

79

Administration, in each case resulting from any of the foregoing activities described in this Section 13.2(a)(iii); provided, however, that Celgene shall have no obligation to indemnify, defend and hold harmless the Vividion Indemnified Parties under this Section 13.2(a)(iii) from or against any Third Party Damages arising out of or relating to, directly or indirectly, any Claim in the ROW Territory or for ROW Administration brought against Vividion Indemnified Parties by any director, officer, shareholder or employee of Vividion acting in his/her capacity as a director, officer, shareholder or employee of Vividion, as applicable; it being understood and agreed that this Section 13.2(a)(iii) shall not require Celgene to pay Vividion any amounts that Celgene deducts from royalties paid to Vividion pursuant to Section 9.3(d) or includes as an expense in, or has previously paid pursuant to, Section 9.1 or Section 9.6, as applicable;

in each case, provided, however, that, such indemnity shall not apply to the extent Vividion has an indemnification obligation pursuant to Section 13.2(b) for such Damages.

(b) Indemnification by Vividion. Vividion agrees, at Vividion’s cost and expense, to defend, indemnify and hold harmless the Celgene Indemnified Parties, from and against any Damages arising out of any Claim relating to:

(i) any breach by Vividion of any of its representations, warranties or obligations pursuant to this Agreement in the ROW Territory or for ROW Administration (including without limitation pursuant to Section 12.4(b));

(ii) the gross negligence, willful misconduct or violation of Law of Vividion or its Affiliates in the ROW Territory or for ROW Administration in connection with Vividion’s performance of its obligations or exercise of its rights under this Agreement;

(iii) any of the matters disclosed by Vividion in a disclosure schedule pursuant to Section 12.2, where the cause of action underlying such Damages accrued in the ROW Territory or for ROW Administration prior to the Execution Date. For the avoidance of doubt, amounts payable under Subsequent Third Party Agreements entered into under Section 9.7 shall be borne by Celgene as set forth in Section 9.7, and shall not be subject to indemnification under this Section 13.2 but shall be subject to Section 9.3(d); and

(iv) any Development, use, Manufacture or Commercialization of Shared Products by or on behalf of Vividion or any of its Affiliates following the reversion thereof to Vividion pursuant to Section 14.3(a), including any Product Liability Claims in the ROW Territory or for ROW Administration or any personal injury, property damage or other damage in the ROW Territory or for ROW Administration, in each case, resulting from any of the foregoing activities described in this Section 13.2(b)(iv); provided, however, that Vividion shall have no obligation to indemnify, defend and hold harmless the Celgene Indemnified Parties under this Section 13.2(b)(iv) from or against any Third Party Damages arising out of or relating to, directly or indirectly, any Claim in the ROW Territory or for ROW Administration brought against Celgene Indemnified Parties by any director, officer, shareholder or employee of Celgene acting in his/her capacity as a director, officer, shareholder or employee of Celgene, as applicable; it being understood and agreed that this Section 13.2(b)(iv) shall not require Vividion to pay Celgene any amounts that Vividion includes as an expense in, or has previously paid pursuant to, Section 9.1 or Section 9.6, as applicable;

80

in each case, provided, however, that, such indemnity shall not apply to the extent Celgene has an indemnification obligation pursuant to Section 13.2(a) for such Damages.

Section 13.3 Indemnification Procedures. In the event of any such Claim against any of the Celgene Indemnified Parties or Vividion Indemnified Parties (each, an “Indemnified Party”), as applicable, by any Third Party, such Indemnified Party shall promptly, and in any event within [***] Business Days, notify the applicable indemnifying Party (the “Indemnitor”) in writing of the Claim. The Indemnitor shall have the right, exercisable by notice to the Indemnified Party within [***] Business Days after receipt of notice from the Indemnified Party of the Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (provided that such Claim is solely for monetary damages and the Indemnitor agrees to pay all Damages relating to such matter, as evidenced in a written confirmation delivered by the Indemnitor to the Indemnified Party) with counsel selected by the Indemnitor and reasonably acceptable to the Indemnified Party; provided that the failure to provide timely notice of a Claim by a Third Party shall not limit an Indemnified Party’s right for indemnification hereunder except to the extent such failure results in actual prejudice to the Indemnitor. The Indemnified Parties shall cooperate with the Indemnitor and may, at their option and expense, be separately represented in any such action or proceeding. The Indemnitor shall not be liable for any litigation costs or expenses incurred by the Indemnified Parties without the Indemnitor’s prior written authorization for so long as the Indemnitor controls such litigation. In addition, the Indemnitor shall not be responsible for the indemnification or defense of any Indemnified Party to the extent arising from any negligent or intentional acts by any Indemnified Party or the breach by such Indemnified Party of any representation, obligation or warranty under this Agreement, or any Claims compromised or settled without its prior written consent. Each Party shall use reasonable efforts to mitigate Damages indemnified under this Article XIII.

Section 13.4 Product Liability Costs. Except with respect to such portion (if any) of Product Liabilities that are Claims entitled to indemnification under Section 13.1 or Section 13.2, the Parties jointly shall be responsible for all Product Liabilities, all Out-of-Pocket Costs and FTE costs incurred by the controlling Party under Section 13.5 in connection with any litigation or proceeding related to any applicable Third Party Products Liability Action and all Out-of-Pocket Costs and FTE costs incurred by the non-controlling Party under Section 13.5 at the request of the controlling Party under Section 13.5, as follows:

(a) All such costs and expenses incurred relating to Shared Products distributed prior to the Vividion Opt-Out Date in (a) the US Territory shall be taken into account in determining the Profit & Loss Share as, and to the extent, provided in Exhibit D and (b) the ROW Territory, shall be borne by [***].

(b) All such costs and expenses incurred after the Vividion Opt-Out Date relating to Shared Products shall be borne solely by [***] if and only to the extent such Product Liabilities arose from Shared Products distributed after the Vividion Opt-Out Date.

81

Section 13.5 Conduct of Product Liability Claims.

(a) Each Party shall promptly notify the other in the event that any Third Party asserts or files any products liability claim or other action relating to alleged defects in any Shared Product (whether design defects, manufacturing defects or defects in sales or marketing) (“Third Party Products Liability Action”) against such Party. In the event of a Third Party Products Liability Action against such a single Party, the unnamed Party shall have the right, in the unnamed Party’s sole discretion, to join or otherwise participate in such legal action with legal counsel selected by the unnamed Party and reasonably acceptable to the named Party. The Party named in such Third Party Products Liability Action shall have the right to control the defense of the action, but shall notify and keep the unnamed Party apprised in writing of such action and shall consider and take into account the unnamed Party’s reasonable interests and requests and suggestions regarding the defense of such action; provided, however, that, in the event of a Vividion Opt-Out Notice, Celgene shall have the right to control the defense of all Third Party Product Liability Actions after the Vividion Opt-Out Date. In the event of a Third Party Products Liability Action against both Parties, unless otherwise agreed by the Parties in writing, Celgene shall control the response to such Third Party Products Liability Action.

(b) The non-controlling Party of a Third Party Products Liability Action shall reasonably cooperate with the controlling Party in the preparation and formulation of a defense to such Third Party Products Liability Action, and in taking other steps reasonably necessary to respond to such Third Party Products Liability Action. The controlling Party shall have the right to select its counsel for the defense to such Third Party Products Liability Action, which counsel must be reasonably acceptable to the non-controlling Party. If required under applicable Law in order for the controlling Party to maintain a suit in response to such Third Party Products Liability Action, the non-controlling Party shall join as a party to the suit. The non-controlling Party shall also have the right to participate and be represented in any such suit on a voluntary basis by its own counsel at [***] expense. The controlling Party shall not settle or compromise any Third Party Products Liability Action without the consent of the other Party, which consent shall not be unreasonably withheld.

Section 13.6 Limitation of Liability. EXCEPT WITH RESPECT TO A BREACH OF SECTION 8.6 OR ARTICLE XI, OR A PARTY’S LIABILITY PURSUANT TO SECTION 13.1 OR SECTION 13.2, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT OR REMOTE DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

Section 13.7 Insurance. Beginning on the commencement of the first Clinical Trial of a Shared Product and thereafter during the Term, each Party shall maintain commercial general liability insurance (including product liability insurance) from a recognized, creditworthy insurance company, with coverage limits of at least [***] US Dollars ($[***]) per claim and annual aggregate. Celgene may elect to self-insure all or parts of the limits described above. Within [***] days following written request from the other Party, each Party shall furnish to the other Party a certificate of insurance evidencing such coverage. If such coverage is modified or cancelled, the insured Party shall notify the other Party and promptly provide such other Party with a new certificate of insurance evidencing that such insured Party’s coverage meets the requirements of this Section 13.7.

82

Article XIV

Term and Termination

Section 14.1 Term; Expiration.

(a) Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article XIV, shall remain in effect until it expires as set forth in this Section 14.1(a) (the “Term”).

(i) Prior to any Vividion Opt-Out Date:

(A) this Agreement shall continue in full force and effect in the US Territory for as long as the Parties continue to Develop or Commercialize Shared Products in the US Territory or for U.S. Administration;

(B) on a Shared Product-by-Shared Product and country-by-country basis in the ROW Territory, this Agreement shall expire on the date of the expiration of all applicable Royalty Terms with respect to such Shared Product in such country; and

(C) this Agreement shall expire in its entirety with respect to the ROW Territory only upon the expiration of all applicable Royalty Terms in the ROW Territory under this Agreement with respect to all Shared Products in the ROW Territory.

(ii) In the event of a Vividion Opt-Out Date, this Agreement shall expire:

(A) on a Shared Product-by-Shared Product and country-by-country basis, upon the expiration of the applicable Royalty Term with respect to such Shared Product in such country; and

(B) in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Shared Products in all countries worldwide.

For the avoidance of doubt, this Agreement shall not be effective until the Effective Date, and this Agreement may be subject to termination prior to the Effective Date as set forth in Section 3.2 of the Master Agreement, in which case all rights to the Program (as defined in the Master Agreement) that is the subject of this Agreement shall revert to Vividion in accordance with Section 3.2 of the Master Agreement.

(b) Effect of Expiration. After the expiration of the Term with respect to any Shared Product in any country, the following terms shall apply solely with respect to such Shared Product in such country:

(i) Licenses after Shared Product Expiration. After expiration of the Term (but not after early termination) with respect to any Shared Product in a country pursuant to Section 14.1(a)(i)(B) or Section 14.1(a)(ii)(A), Celgene shall have an exclusive, fully-paid, royalty-free, irrevocable, non-terminable, right and license in such country, with the right to grant sublicenses through multiple tiers, under the Vividion Intellectual Property, Vividion Co-Co

83

Collaboration Intellectual Property and Vividion’s rights in the Joint Co-Co IP to develop, manufacture, have manufactured, use, offer for sale, sell, import and otherwise commercialize such Shared Product and related Companion Diagnostics in the Field in such country; provided, however, that, following such expiration, notwithstanding anything to the contrary in Section 8.5 or Section 9.7, (A) Celgene shall be solely responsible for all payments owed to any Third Party licensors and (B) Celgene shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in each case ((A) and (B)) solely with respect to Celgene’s exercise of such rights.

(ii) Licenses after Expiration of Agreement. After expiration of the Term (but not after early termination) with respect to this Agreement in the ROW Territory pursuant to Section 14.1(a)(i)(C) or in its entirety pursuant to Section 14.1(a)(ii)(B), Celgene shall have an exclusive, fully-paid, royalty-free, irrevocable, non-terminable, right and license, with the right to grant sublicenses, under the Vividion Intellectual Property, Vividion Co-Co Collaboration Intellectual Property and Vividion’ rights in the Joint Co-Co IP to develop, manufacture, have manufactured, use, offer for sale, sell, import and otherwise commercialize Shared Products and Companion Diagnostics in the Field in the ROW Territory or Territory, respectively; provided, however, that, following such expiration, notwithstanding anything to the contrary in Section 8.5 or Section 9.7, (A) Celgene shall be solely responsible for all payments owed to any Third Party licensors and (B) Celgene shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in each case ((A) and (B)) solely with respect to Celgene’s exercise of such rights.

Section 14.2 Termination.

(a) Termination for Convenience. Celgene shall have the right to terminate this Agreement in its entirety for convenience upon ninety (90) days’ prior written notice to Vividion; provided that Celgene shall not have the right to terminate this Agreement until twelve (12) months following the Effective Date (it being understood and agreed that Celgene shall be entitled to terminate upon ninety (90) days’ written notice at any time it reasonably determines that such termination is necessary to comply with any Antitrust Law).

(b) Termination for Material Breach.

(i) Termination by Either Party for Breach. Subject to Section 14.2(b)(ii) (with respect to a Material Breach by either Party of its obligations to use Commercially Reasonable Efforts), this Agreement and the rights granted herein may be terminated by either Party for the material breach of this Agreement in a manner that fundamentally frustrates the transactions contemplated by this Agreement taken as a whole by the other Party to this Agreement (each, a “Material Breach”), provided that, if the breaching Party has not cured such Material Breach within ninety (90) days after the date of written notice to the breaching Party of such breach (or thirty (30) days, in the case of Celgene’s payment obligations under this Agreement or the specified time period provided in Section 14.2(b)(ii) with respect to a Material Breach by either Party of its obligation to use Commercially Reasonable Efforts, each as applicable) (the “Cure Period”), which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section 14.2(b)(i). Notwithstanding the preceding sentence, the Cure Period for any allegation made in good faith as

84

to a Material Breach under this Agreement will run from the date that written notice was first provided to the breaching Party by the non-breaching Party. Any such termination of this Agreement under this Section 14.2(b)(i) shall become effective at the end of the Cure Period, unless the breaching Party has cured any such Material Breach prior to the expiration of such Cure Period, or, if such Material Breach is not susceptible to cure within the Cure Period, then, the non-breaching Party’s right of termination shall be suspended only if and for so long as the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan is acceptable to the non-breaching Party, and the breaching Party commits to and carries out such plan as provided to the non-breaching Party within two hundred twenty-five (225) days after the date that written notice was first provided to the breaching Party by the non-breaching Party. The Parties understand and agree that the totality of this Agreement and the totality of the circumstances with respect to this Agreement will be taken into account and assessed as a whole for purposes of determining whether a breach is a Material Breach under this Agreement.

(ii) Additional Procedures for Termination by either Party for Failure of the Other Party to Use Commercially Reasonable Efforts. If either Party wishes to exercise its right to terminate this Agreement pursuant to Section 14.2(b)(i) for the other Party’s Material Breach of its obligations to use Commercially Reasonable Efforts, it shall provide to such other Party a written notice of its intent to exercise such right, which notice shall be labeled as a “notice of Material Breach for failure to use Commercially Reasonable Efforts,” and shall state the reasons and justification for such termination and recommending steps which such Party believes the other Party should take to cure such alleged breach. For any such notice of breach by a Party, the Cure Period shall, subject to Section 14.2(b)(iii), be one hundred and eighty (180) days, and shall become effective in accordance with Section 14.2(b)(i).

(iii) Disagreement as to Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a Material Breach, then, subject to Section 15.1: (A) the Party that disputes that there has been a Material Breach may contest the allegation by referring such matter, within thirty (30) days following such notice of alleged Material Breach for resolution to the Executive Officers, who shall meet promptly to discuss the matter, and determine, within ten (10) Business Days following referral of such matter, whether or not a Material Breach has occurred pursuant to this Section 14.2(b); (B) the relevant Cure Period with respect thereto will be tolled from the date the breaching Party notifies the non-breaching Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement (provided, that if such dispute relates to payment, the Cure Period will only be tolled with respect to payment of disputed amounts, and not with respect to undisputed amounts), (C) it is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder and (D) if it is finally and conclusively determined in accordance with Section 15.2 that the breaching Party committed such Material Breach, then the breaching Party shall have the right to cure such Material Breach after such determination within the Cure Period (provided, that if such dispute relates to a failure to use Commercially Reasonable Efforts, such post-determination Cure Period shall be strictly limited to thirty (30) days and any cure within such thirty (30) day period must fully cure such breach prior to the end of such thirty (30) day period).

85

(iv) If the Executive Officers are unable to resolve a dispute within such ten (10) Business Day period after it is referred to them, the matter will be resolved as provided in Section 15.2.

(v) Payments. No milestone payments by Celgene will be due on milestones achieved during the period between the notice of termination under Section 14.2(b) and the effective date of termination; provided, however, that, if either Party provides notice of a dispute pursuant to Section 14.2(b) or otherwise and such dispute is resolved in a manner in which no termination of this Agreement occurs with respect to such breach or the breaching Party cures the applicable breach during the Cure Period, then upon such resolution or cure Celgene will within five (5) Business Days pay to Vividion the applicable milestone payment for each milestone achieved during the period between the notice of termination under Section 14.2(b) and the resolution of such dispute or cure of such breach, and if it was determined that Celgene wrongly asserted breach by Vividion under Section 14.2(b), then Celgene shall also pay interest on such amount as provided in Section 9.12.

(c) Termination for Insolvency. To the extent permitted by Law, this Agreement may be terminated by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings with respect to, or upon an assignment of a substantial portion of the assets for the benefit of creditors by, the other Party; provided, however, that, in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the non-terminating Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(d) Termination for Patent Challenge. Either Party shall have the right to terminate this Agreement solely on a Shared Product-by-Shared Product basis upon written notice if the other Party or any of its Affiliates challenges the validity, scope or enforceability of or otherwise opposes any Patent (i) included in the Vividion Intellectual Property or Vividion Co-Co Collaboration Intellectual Property and that is licensed to Celgene under this Agreement in any action or proceeding, or (ii) included in the Celgene Intellectual Property or Celgene Co-Co Collaboration Intellectual Property that is licensed to Vividion under this Agreement in any action or proceeding (subject to the exceptions described in this Section 14.2(d), a “Challenge”) (other than as may be necessary or reasonably required to assert a defense, cross-claim or a counter¬claim in an action or proceeding asserted by either Party or any of its Affiliates or Licensee Partners against the other Party or any of its Affiliates or to respond to a court request or order or administrative law, request or order) it being understood and agreed that either Party’s right to terminate this Agreement under this Section 14.2(d) shall not apply to any actions undertaken by an Affiliate of the other Party (the “Challenging Party”) that first becomes such an Affiliate as a result of a Change of Control involving the Challenging Party, where such new Affiliate was undertaking any of the activities described in the foregoing clause prior to such Change of Control; provided that a Party’s right to terminate this Agreement under this Section 14.2(d) shall apply to actions undertaken by such new Affiliate if the Challenging Party is the acquiror in such Change of Control and such new Affiliate does not terminate or otherwise cease participating in such action, proceeding, challenge or opposition within thirty (30) days after the effective date of such Change of Control. If a Licensee Partner of either Party challenges the validity, scope or enforceability of or otherwise opposes any Patent included in any of the intellectual property

86

described in this Section 14.2(d) under which such Licensee Partner is sublicensed in any action or proceeding, then the Party that granted such sublicense shall, upon written notice from the other Party, terminate such sublicense. For the avoidance of doubt, an action by a Party or any of its Affiliates (collectively the “Pursuing Party”) in accordance with this Agreement and the Master Agreement to amend claims within a pending patent application of the other Party during the course of the Pursuing Party’s Prosecution of such pending patent application or in defense of a Third Party proceeding, or to make a negative determination of patentability of claims of a patent application of the other Party or to abandon a patent application of the other Party during the course of the Pursuing Party’s Prosecution of such pending patent application, shall not constitute a challenge under this Section 14.2(d). Neither Party shall, and each Party shall ensure that its Affiliates and Licensee Partners do not, use or disclose any Confidential Information of the other Party or any nonpublic information regarding the Prosecution or enforcement of any Vividion Patent, Celgene Co-Co Collaboration Patent or Vividion Co-Co Collaboration Patent (including Joint Co-Co Patents and Joint Patents) to which a Party or any of its Affiliates or (sub)licensees are or become privy as a consequence of the rights granted to such Party pursuant to Article X, in initiating, requesting, making, filing or maintaining, or in funding or otherwise assisting any other Person with respect to, any Challenge.

Section 14.3 Effects Of Termination.

(a) Effects of Celgene Termination for Convenience or Vividion Termination for Celgene Breach, Insolvency or Patent Challenge. Upon termination of this Agreement by Celgene under Section 14.2(a) or by Vividion under Section 14.2 (b), Section 14.2(c) or Section 14.2(d), the following shall apply:

(i) (A) all licenses granted by Vividion to Celgene under Section 8.1(a) shall terminate in their entirety if pursuant to Section 14.2(a), Section 14.2(b) or Section 14.2(c), and (B) with respect to the corresponding Shared Product if pursuant to Section 14.2(d), and Celgene (x) shall grant to Vividion an exclusive (even as to Celgene and its Affiliates), worldwide, freely sublicensable (in accordance with Section 8.3, mutatis mutandis) license under and to the Celgene Co-Co Collaboration Intellectual Property and Celgene’s interest in the Joint Co-Co IP, Joint Patents, Joint Inventions and Manufacturing Technology to Develop, use, Manufacture, have Manufactured, offer for sale, sell, import and otherwise Commercialize the Shared Products and Companion Diagnostics solely for use in connection with the Shared Products and (y) covenants (on behalf of itself and its Affiliates and its and their respective successors, assigns and transfers) not to, directly or indirectly, sue, assert any claim or counterclaim against, or otherwise participate in any action or proceeding against Vividion or its Affiliates or their respective (sub)licensees in any case claiming or otherwise asserting that Vividion or its Affiliates or their respective (sub)licensees is or are liable for infringing or misappropriating any Celgene Intellectual Property, but only to the extent such infringement or misappropriation involves Vividion or its Affiliates or their respective (sub)licensees Developing, using, Manufacturing, having Manufactured, offering for sale, selling, importing and otherwise Commercializing the Shared Products and Companion Diagnostics solely for use in connection with the Shared Products;

(ii) each Party shall be released from its Development, Manufacture and Commercialization obligations (except as set forth in Section 14.3(a)(vii) and (viii) below with respect to Celgene’s transfer of Manufacturing to Vividion hereunder);

87

(iii) within [***] days after such termination, unless there has been a Vividion Opt-Out Date, each Party shall provide the other with a report of Net Sales, COGS and Allowable Expenses and other amounts incurred by such Party that are subject to the Parties’ cost-sharing obligations through the effective date of termination for the purpose of calculating a final reconciliation of shared costs and payments in accordance with Section 9.1 and Section 9.6as applicable. Each Party shall submit any supporting information reasonably requested by the other Party related to such Net Sales, COGS and Allowable Expenses and such other amounts included in such Party’s reconciliation report within [***] days after the other Party’s receipt of such request. The Parties, with the assistance of the JCC, shall conduct a final reconciliation of such costs and payments within [***] days after receipt of all such supporting information, and an invoice shall be issued to the Party (if any) that owes the other Party a payment to accomplish the cost sharing or payment envisioned under this Agreement pursuant to Section 9.1 and Section 9.6, as applicable. The paying Party shall pay all amounts payable under any such invoice within […***…)] days after its receipt of such invoice; provided, however, that, Celgene shall remain responsible for its applicable share of all COGS and Allowable Expenses committed prior to the effective date of termination and not cancelable by Vividion, which Vividion shall reasonably seek to minimize, with respect to the Shared Products to the extent such COGS and Allowable Expenses (A) are within an approved Development Budget under an approved Development Plan or Commercialization Budget under an approved U.S. Commercialization Plan, respectively, in place prior to termination and (B) are solely incurred by Vividion during the period ending [***] days after the effective date of termination of this Agreement;

(iv) within [***] days after such termination, Celgene shall provide to Vividion a fair and accurate summary report of the status of Development and Commercialization activities conducted by Celgene with respect to the Shared Products;

(v) Celgene shall promptly transfer and assign to Vividion all of Celgene’s and its Affiliates’ rights, title and interests in and to the product trademark(s) (but not any Celgene house marks or composite marks including a house mark) owned by Celgene and solely used for Shared Products;

(vi) Celgene shall as soon as reasonably practicable transfer and assign to Vividion all Regulatory Approvals and Regulatory Documentation with respect to the Shared Products and a copy of all of the data comprising the Global Safety Database; provided that Celgene may retain such data and a single copy of such Regulatory Approvals and Regulatory Documentation for its records. Notwithstanding the foregoing, if such Regulatory Approvals or Regulatory Documentation are necessary or useful for the Development, Manufacture or Commercialization of any product other than the Shared Products, in place of transferring or assigning the foregoing, Celgene shall instead grant Vividion a Right of Reference or Use with respect to such approvals or documentation with respect to the Shared Products;

(vii) Vividion shall have the option, exercisable within [***] days following the effective date of such termination of this Agreement, to obtain Celgene’s inventory of the Shared Products at a price equal to [***] percent ([***]%) of Celgene’s Manufacturing Costs for such inventory of the Shared Products; provided that, if Celgene, its Affiliates or (sub)licensees have outstanding orders, at Vividion’s election, either Vividion shall fulfill such orders or, notwithstanding Vividion’s option to purchase inventory, Celgene may retain

88

sufficient inventory to fulfill such orders. Vividion may exercise such option by written notice to Celgene during such [***] day period; provided that, in the event Vividion exercises such right to purchase such inventory, Celgene shall grant, and hereby does grant, a royalty-free right and license to any trademarks, names and logos of Celgene contained therein for a period of [***] months solely to permit the orderly sale of such inventory, subject to Vividion meeting reasonable quality control standards imposed by Celgene on the use of such trademarks, names and logos, which shall be consistent with the standards used by Celgene prior to such termination;

(viii) to the extent that Celgene is responsible for Manufacturing the Shared Products immediately prior to such termination, at Vividion’s written request:

(A) in exchange for a payment equal to [***] percent ([***]%) of Celgene’s Manufacturing Costs and upon other commercially reasonable terms as may be mutually agreed between the Parties or their respective Affiliates in a supply agreement, Celgene shall use Commercially Reasonable Efforts to supply Vividion and its Affiliates with comparable quantities of the Shared Products in the form, formulation and presentation as were being Developed or Commercialized immediately prior to termination until the earlier of [***] months after the effective date of the termination and establishment by Vividion of an alternative supply for such product(s);

(B) in the event Celgene was utilizing a Third Party manufacturer to Manufacture the Shared Products, to the extent permitted by the terms of any applicable contract, Celgene shall promptly assign to Vividion the manufacturing agreements with such Third Party with respect to such product(s); and

(C) Celgene shall transfer, or have transferred, to Vividion or its designee, pursuant to a technology transfer plan to be mutually agreed by the Parties, all Manufacturing Technology Controlled by Celgene within Celgene Co-Co Collaboration Intellectual Property that is both necessary to Manufacture the Shared Products as Manufactured by or on behalf of Celgene and its Affiliates prior to termination and has been incorporated in regulatory documentation submitted to a Regulatory Authority in support of Development or Commercialization of the Shared Products (or is in the process of being incorporated), and Celgene shall provide reasonable assistance in connection with the transfer of such Manufacturing Technology to Vividion or its designee, all of which shall be transferred or provided at Celgene’s Out-of-Pocket Costs;

(ix) separate transitional activities shall be undertaken with respect to any Companion Diagnostic(s) to ensure that the appropriate Regulatory Approvals, Regulatory Documentation Manufacturing Technology or other Know-How or Patents necessary for the Development, Manufacture or Commercialization of such Companion Diagnostic(s) shall be transferred to Vividion to the same extent as Regulatory Approvals, Regulatory Documentation, Manufacturing Technology or other Know-How or Patents otherwise associated with such Shared Products are transferred;

89

(x) notwithstanding anything to the contrary in Section 8.6, Vividion shall have the right to pursue the Development, Manufacture and Commercialization of the Shared Products; and

(xi) the provisions of Article X (other than Section 10.1) shall terminate, and Celgene shall, if applicable, provide reasonable assistance to Vividion and cooperation in connection with the transition of Prosecution and enforcement responsibilities to Vividion with respect to Celgene Co-Co Collaboration Patents, Vividion Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents then being Prosecuted or enforced by Celgene, including execution of such documents as may be necessary to effect such transition.

(b) Effects of Celgene Termination for Vividion Breach, Insolvency or Patent Challenge. Upon any termination of this Agreement by Celgene under Section 14.2(b), Section 14.2(c) or Section 14.2(d):

(i) if Celgene has the right to terminate this Agreement pursuant to Section 14.2 (b), Section 14.2(c) or Section 14.2(d), Celgene may elect, upon written notice to Vividion, to either:

(A) terminate this Agreement in its entirety, if pursuant to Section 14.2(b) or Section 14.2(c), or with respect to the corresponding Shared Product, if pursuant to Section 14.2(d), in which case (1) all rights and obligations of the Parties under this Agreement or the corresponding Shared Product, respectively, shall terminate, except (I) Celgene’s payment obligations (accrued as of the effective date of such termination) and the audit rights set forth in Article IX, and (II) Section 14.3(d) shall, in each case ((I) and (II)), survive such termination, (2) Vividion shall return any Confidential Information of Celgene pursuant to Article VIII of the Master Agreement that is not necessary to practice any licenses retained by Vividion following such termination under this Agreement, another Development & Commercialization Agreement (as defined in the Master Agreement) or the Master Agreement, (3) Sections 14.3(a)(v), (vi) and (vii) shall apply and Celgene (x) shall grant to Vividion an exclusive (even as to Celgene and its Affiliates), worldwide, freely sublicensable (in accordance with Section 8.3, mutatis mutandis) license under and to the Celgene Co-Co Collaboration Intellectual Property and Celgene’s interest in the Joint Co-Co IP, Joint Patents, Joint Inventions and Manufacturing Technology to Develop, use, Manufacture, have Manufactured, offer for sale, sell, import and otherwise Commercialize the Shared Products and Companion Diagnostics solely for use in connection with the Shared Products and (y) covenants (on behalf of itself and its Affiliates and its and their respective successors, assigns and transfers) not to, directly or indirectly, sue, assert any claim or counterclaim against, or otherwise participate in any action or proceeding against Vividion or its Affiliates or their respective (sub)licensees in any case claiming or otherwise asserting that Vividion or its Affiliates or their respective (sub)licensees is or are liable for infringing or misappropriating any Celgene Intellectual Property, but only to the extent such infringement or misappropriation involves Vividion or its Affiliates or their respective (sub)licensees Developing, using, Manufacturing, having Manufactured, offering for sale, selling, importing and otherwise Commercializing the Shared Products and Companion Diagnostics solely for use in connection with the Shared Products; or

90

(B) maintain this Agreement in full force and effect (foregoing, for the avoidance of doubt, the right to terminate this Agreement for such occurrence of such breach) and, with respect to the Shared Product(s) that are the subject of the applicable breach by Vividion: (1) all future milestones and royalty obligations in respect of such Shared Products payable by Celgene under this Agreement following such election shall be subject to a reduction of [***] percent ([***]%) and (2) the Profit & Loss Share shall be terminated.

(ii) if Celgene has made the election set forth in Section 14.3(b)(i)(B), from and after such election:

(A) if the Vividion Opt-Out Date has not occurred before the effective date of termination, then Celgene shall pay Vividion milestones and royalties on Annual Net Sales of Shared Products following such termination pursuant to Article IX (subject to the [***] percent ([***]%) reduction described in Section 14.3(b)(i)(B) above), substituting “ROW Territory” for “Territory”, with the Vividion Opt-Out Date, as used therein, deemed to be the effective date of termination, or

(B) if the Vividion Opt-Out Date has occurred before the effective date of termination, then Celgene shall continue to pay to Vividion milestones and royalties on Annual Net Sales of Shared Products following such termination (subject to the [***] percent ([***]%) reduction described in Section 14.3(b)(i) above).

(iii) all licenses granted by Celgene to Vividion under Section 8.1(b) with respect to the Shared Products shall terminate if Celgene has made the election set forth in Section 14.3(b)(i)(B) and all licenses granted by Vividion to Celgene under Section 8.1(a) with respect to the Shared Product(s) that are the subject of the applicable breach by Vividion shall convert to worldwide licenses and otherwise remain in effect;

(iv) Vividion shall be released from its Development, Manufacture and Commercialization obligations;

(v) each Party shall provide the other with a report of the COGS and Allowable Expenses incurred by such Party that are subject to the Parties’ cost-sharing obligations through the effective date of termination for the purpose of calculating a final reconciliation of shared costs in accordance with Section 9.1 and Section 9.6;

(vi) if Celgene has made the election set forth in Section 14.3(b)(i)(B) within [***] days after such termination, Vividion shall provide to Celgene a fair and accurate summary report of the status of Development and Commercialization activities conducted by Vividion with respect to the Shared Products;

(vii) if Celgene has made the election set forth in Section 14.3(b)(i)(B), notwithstanding anything to the contrary in Section 8.5 or Section 9.7, Celgene shall be solely responsible for any payments owed to any Third Party licensors of Vividion Intellectual Property, Vividion Co-Co Collaboration Intellectual Property or Celgene Co-Co Collaboration Intellectual Property (without deduction under Section 9.3(d)) and shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in either case, directly related to Celgene’s exercise of such license; and

91

(viii) if Celgene has made the election set forth in Section 14.3(b)(i)(B), the rights of Vividion in Article X (other than Section 10.1) shall be terminated and Vividion shall, if applicable, provide reasonable assistance to Celgene and cooperation in connection with the transition of Prosecution and enforcement responsibilities to Celgene with respect to Celgene Co-Co Collaboration Patents, Vividion Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents then being Prosecuted or enforced by Vividion, including execution of such documents as may be necessary to effect such transition; and

(ix) if Celgene has made the election set forth in Section 14.3(b)(i)(A), separate transitional activities shall be undertaken with respect to any Companion Diagnostic(s) to ensure that the appropriate Regulatory Approvals, Regulatory Documentation, Manufacturing Technology or other Know-How or Patents necessary for the Development, Manufacture or Commercialization of such Companion Diagnostic(s) shall be transferred to Vividion to the same extent as Regulatory Approvals, Regulatory Documentation Manufacturing Technology or other Know-How or Patents otherwise associated with such Shared Products are transferred.

(c) In the case of any termination of this Agreement, if any Clinical Trials (including any Additional Studies) are then being conducted at the time of such termination with respect to any Shared Product, the Parties hereby agree (i) to reasonably cooperate in the completion of any such Clinical Trials (including any Additional Studies), and (ii) notwithstanding anything to the contrary contained herein, to grant to the Party that retains global Commercialization rights to such Shared Product following such termination (A) free of charge, copies of and rights of reference to and use of all Shared Product Data that is Controlled by such Party and generated pursuant to such Clinical Trials (including any Additional Studies) that are relevant to or necessary to address issues relating to: (1) the safety of such Shared Product in the Territory, including data that is related to adverse effects experienced with such Shared Product or (2) all activities relating to CMC regarding such Shared Product and in each of (1) and (2), that are required to be reported or made available to Regulatory Authorities in the Territory, when and as such data become available, and (B) copies of and rights of reference to and use of all Shared Product Data (other than the Shared Product Data referred to in subclause (A) above) that is Controlled by such Party and generated pursuant to such Clinical Trials (including any Additional Studies) that are relevant to or necessary to address the Development and Commercialization of such Shared Product promptly following the generation of such Shared Product Data if, but only if, as to such Shared Product Data described in this subclause (B), such Party that retains global Commercialization rights to such Shared Product following such termination promptly pays for all Development costs incurred following any such termination of this Agreement with respect to such Clinical Trials (including any Additional Studies).

(d) Survival. Upon any termination or expiration of this Agreement, unless otherwise specified in this Agreement and except for any rights or obligations that have accrued prior to the effective date of termination or expiration, all rights and obligations of each Party under this Agreement shall terminate in whole or with respect to the Shared Products, as the case may be; provided, however, that Section 2.1, Section 3.7(b), Section 8.7, Section 8.8, Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.12, Section 10.1, Section 11.5, Section 11.6, Section 12.5, Section 13.1, Section 13.2, Section 13.3, Section 13.4, Section 13.5, Section 13.6, Section 14.3 and Sections 15.2-15.20, as well as any other provision which by its terms or by the context thereof is intended to survive, shall survive any such termination or expiration of this Agreement.

92

(e) Equitable Relief. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

(f) Accrued Liabilities. Except as otherwise specifically provided herein, termination of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. In addition, termination of this Agreement shall not terminate provisions which provide by their respective terms for obligations or undertakings following the expiration of the term of this Agreement.

Article XV

Miscellaneous

Section 15.1 Dispute Resolution. Except for any disagreements that are within the authority of any Committee as provided in Article II (which disagreements shall be resolved in accordance with Section 2.2), the Parties agree that any disputes arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement (each, a “Dispute”) shall first be presented to the Parties’ respective Executive Officers for resolution. If the Parties are unable to resolve a given dispute pursuant to this Section 15.1 after in-person discussions between the Executive Officers within [***] Business Days after referring such dispute to the Executive Officers, either Party may, at its sole discretion, seek resolution of such matter in accordance with Section 15.2.

Section 15.2 Submission to Court for Resolution. Subject to Section 15.1, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts located in the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.8 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court. Notwithstanding anything to the contrary in this Section 15.2, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in any court of competent jurisdiction, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

93

Section 15.3 Governing Law. This Agreement and all questions regarding its validity or interpretation, or the performance or breach of this Agreement, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of laws principles.

Section 15.4 Assignment.

(a) Generally. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (i) an Affiliate of such Party or (ii) a Third Party that acquires, by or otherwise in connection with, merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates; provided that the assignee agrees in writing to assume all of the assigning Party’s obligations under this Agreement. The assigning Party will remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned.

(b) In the event the Implementation Date for this Agreement has not occurred within [***] days following the Execution Date, Celgene shall be entitled to assign this Agreement to any pharmaceutical company or any Affiliate thereof if required to comply with any Antitrust Law; provided that the right to assign set forth in this Section 15.4(b) shall not apply if a breach by Celgene of its obligations under Section 8.6(a) is a material cause of the failure to obtain clearance under Antitrust Laws.

Section 15.5 All Other Assignments Null and Void. The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of Section 15.4 will be null and void ab initio.

Section 15.6 Change of Control. Notwithstanding anything to the contrary in this Agreement, with respect to any intellectual property rights controlled by the acquiring party or its Affiliates (if other than one of the Parties to this Agreement or any Affiliate of a Party immediately before such Change of Control) involved in any Change of Control of either Party, such intellectual property rights shall not be included in the technology and intellectual property rights licensed to the other Party hereunder to the extent held by such acquirer or its Affiliates (other than the relevant Party to this Agreement or any Affiliate of a Party immediately before such Change of Control) prior to such transaction, or to the extent such technology is developed outside the scope of activities conducted with respect to the Collaboration, Shared Products, or related Companion Diagnostics. The Vividion Intellectual Property and the Celgene Intellectual Property shall exclude any intellectual property owned or controlled by a permitted assignee or successor and not developed in connection with the Collaboration, Shared Products, or related Companion Diagnostics, Developed, Manufactured or Commercialized pursuant to this Agreement or the Master Agreement.

94

Section 15.7 Force Majeure. If the performance of any part of this Agreement by a Party is prevented, restricted, interfered with or delayed by an occurrence beyond the control of such Party (and which did not occur as a result of such Party’s financial condition, negligence or fault), including fire, earthquake, flood, embargo, power shortage or failure, acts of war or terrorism, insurrection, riot, lockout or other labor disturbance, governmental acts or orders or restrictions, acts of God (for the purposes of this Agreement, a “force majeure event”), such Party shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

Section 15.8 Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and shall be sufficient if: (a) personally delivered; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by express courier service providing evidence of receipt and postage prepaid where applicable; or (d) sent by facsimile transmission (receipt verified and a copy promptly sent by another permissible method of providing notice described in clauses (a), (b) or (c) above), to the address for a Party set forth below, or such other address for a Party as may be specified in writing by like notice:

To Vividion Vividion Therapeutics, Inc. 3565 General Atomics Ct., Suite 100 San Diego, CA 92121 Attention: Chief Executive Officer Telephone:	To Celgene Celgene Corporation 86 Morris Avenue Summit, NJ 07901 Attention: Senior Vice President Business Development Telephone: Facsimile:
With a copy to:	With a copy to:

Vividion Therapeutics, Inc. 3565 General Atomics Ct., Suite 100 San Diego, CA 92121 Attention: Legal Department Telephone:	Celgene Corporation 86 Morris Avenue Summit, NJ 07901 Attention: Legal Department Telephone: Facsimile:

and	and

WilmerHale 60 State Street Boston, MA 02109 Attention: Steven D. Singer Steven D. Barrett Telephone: Facsimile:	Dechert LLP 1900 K St. NW Washington, DC 20006 Attention: David E. Schulman Telephone: Facsimile:

95

Any such notices shall be effective upon receipt by the Party to whom it is addressed.

Section 15.9 Waiver. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of either Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to thereafter enforce such provision. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

Section 15.10 Severability. If any provision of this Agreement should be invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. If the Parties cannot agree upon a substitute provision, the invalid, illegal or unenforceable provision of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provision.

Section 15.11 Entire Agreement. This Agreement (including the Exhibits attached hereto), together with the Master Agreement, constitutes the entire agreement between the Parties relating to its subject matter, and supersedes all prior and contemporaneous agreements, representations or understandings, either written or oral, between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein.

Section 15.12 Modification. No modification, amendment or addition to this Agreement, or any provision hereof, shall be effective unless reduced to writing and signed by a duly authorized representative of each Party. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each Party.

Section 15.13 Independent Contractors; No Intended Third Party Beneficiaries. This Agreement is not intended nor shall be deemed or construed to create any relationship of employer and employee, agent and principal, partnership, or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, nor to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder, (a) except for the indemnitees identified in Section 13.1 and Section 13.2 and (b) except for any licensor under any Existing Third Party Agreement, to the extent described in Exhibit C. Notwithstanding the provisions of this Section 15.13, the provisions of Section 15.17 shall control for US federal income tax purposes, as applicable.

96

Section 15.14 Interpretation; Construction. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement, unless the context requires otherwise, (a) the words “including,” “include,” “includes,” “such as” and “e.g.” shall be deemed to be followed by the phrase “without limitation” or like expression, whether or not followed by the same; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) the word “or” is used in the inclusive sense that is typically associated with the phrase “and/or”; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (g) all references to “dollars” or “$” herein shall mean US Dollars and (h) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

Section 15.15 Performance by Affiliates. A Party may perform any obligation this Agreement imposes on such Party through any of such Party’s Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

Section 15.16 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a claim or defense with respect to the formation of a contract, and each Party forever waives any such claim or defense, except to the extent that such claim or defense relates to lack of authenticity.

Section 15.17 Certain US Federal Income Tax Treatment. Pursuant to Section 15.13, this Agreement is not intended nor shall be deemed or construed to create any relationship of employer and employee, agent and principal, legal partnership, or joint venture between the Parties; provided, however, that the Parties hereby acknowledge and agree that this Agreement shall be treated as a partnership with respect to the US Territory for US federal and state income tax purposes only pursuant to Section 7701(a)(2) of the Code and the Treasury Regulations thereunder, and each of Vividion and Celgene shall be treated as partners in such partnership for all taxable periods during which this Agreement is effective and no Vividion Opt-Out Date has occurred. Vividion and Celgene agree that each will take no position inconsistent with partnership tax treatment for US federal and state income tax purposes for such time. Exhibit E of this Agreement sets forth the Parties’ intentions regarding allocations and other tax matters related to the tax partnership. Exhibit E shall be interpreted in a manner consistent with this Section 15.17. For the avoidance of doubt, the tax partnership referred to in this Section 15.17 shall be treated as separate from any other partnership entered into by, or deemed to exist between, the Parties.

97

Section 15.18 HSR Clearance; Cooperation. For the avoidance of doubt, the Parties shall continue to comply with Section 3.2 of the Master Agreement.

Section 15.19 Equitable Relief. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

Section 15.20 Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

[Remainder of page intentionally left blank]

98

IN WITNESS WHEREOF, the Parties have executed this US Co-Development and Co-Commercialization Agreement as of the Execution Date.

VIVIDION THERAPEUTICS, INC.

By:
Name:
Title:

CELGENE CORPORATION

By:
Name:
Title:

[Signature Page to US Co-Development and Co-Commercialization Agreement]

Exhibit A

Co-Co Target and Co-Co Candidate(s)

A-1

Exhibit B

Vividion Patents, Celgene Patents and Celgene Co-Co Collaboration Patents

(as of the Execution Date)

B-1

Exhibit C

Existing Third Party Agreements

C-1

Exhibit D

Profit & Loss Share

This Exhibit D to this Agreement covers financial planning, accounting policies and procedures to be followed in determining the Profit & Loss Share for U.S. Administration. The Profit & Loss Share is not a legal entity and has been defined for identification purposes only.

1. Principles of Reporting.

(a) The presentation of results of operation of the Parties with respect to Shared Products and Companion Diagnostics for U.S. Administration will be based on each Party’s respective financial information presented separately and on a consolidated basis in the reporting format depicted as follows:

	Celgene	Vividion
Total
[***]
[***]
[***]
[***]
[***]
[***]

(b) It is the intention of the Parties to interpret definitions to be consistent with this Exhibit D and Accounting Standards, it being understood and agreed that “Operating Profits or Losses” shall be calculated in accordance with Celgene’s or Vividion’s, as applicable, then current Accounting Standards practices (and the Parties hereby agree that Celgene, in its sole discretion, may adopt the same cost methodology as adopted by Vividion in accordance with its then current Accounting Standards practices solely for purposes of recording costs incurred by Celgene under this Exhibit D). Where such costs will be determined based on either Party’s system of cost or project accounting, each Party agrees to provide reasonable supporting documentation, as may be requested by the other Party, to ensure that each Party’s methodologies are reasonable and consistently applied. To the extent that such costs are not readily determinable based on the respective Party’s system of cost or project accounting, the JSC (or such other Committee designated by the JSC) will develop a reasonable methodology for determining such costs. Reasonable methodologies may include a standard rate or some other appropriate basis for allocating costs. For billing and reporting, the statement of operations will be translated into U.S. Dollars in accordance with this Agreement.

(c) If necessary, a Party will make the appropriate adjustments to the financial information it supplies under this Exhibit D to conform to the above format of reporting results of operation.

(d) The Parties agree that all Annual Net Sales of Shared Products and, as applicable, Companion Diagnostics in the US Territory will be booked by Celgene.

(e) There shall be no double counting of any expenses or income in determining the Operating Profits or Losses under this Exhibit D.

(f) All employee Commercialization expenses shall be calculated in accordance with the Commercialization FTE Rate.

1.	Frequency of Reporting.

(a) The fiscal year for the purposes of reporting and other activities undertaken by the Parties pursuant to this Exhibit D will be a Calendar Year. Unless the schedule of such reporting is altered by the JSC, reporting by each Party for revenues and expenses will be as set forth in this Paragraph 2 of this Exhibit D.

(b) Unless otherwise directed by the JCC, the Finance Working Group will prepare, for sales of Shared Products and Companion Diagnostics, a consolidated reporting of the activities undertaken by the Parties hereunder (including Operating Profits or Losses), the calculation of the Profit & Loss Share, and determination of the cash settlement as between the Parties. Unless otherwise directed by the JCC, the Finance Working Group will provide the Parties within [***] days after the end of each Calendar Quarter, a detailed statement showing the consolidated results and calculations of the Profit & Loss Share and cash settlement required in a format agreed to by the Parties (each, a “Report”). Each Party will cooperate as appropriate and provide the other Party with financial statements, within [***] days after the end of each Calendar Quarter, with respect to Shared Products and Companion Diagnostics (if any), prepared in accordance with the terms contained in the financial planning, accounting and reporting procedures set forth in this Exhibit D in order for each Party to prepare the consolidated reports, including in reasonable detail the following costs and expenses incurred by each Party (if any) in such Calendar Quarter: (i) Cost of Goods Sold, (ii) Marketing Costs, (iii) Sales Costs, (iv) Distribution Costs, (v) Other Operating Income/Expense and (vi) Manufacturing Costs.

(c) On a quarterly basis, Celgene will supply the JCC and Vividion with an estimate of Annual Net Sales for such Calendar Quarter of Shared Products and, as applicable, Companion Diagnostics in the US Territory, in units, local currency and U.S. dollars (using the conversion method set forth in this Agreement) according to Celgene’s sales reporting system, which will be consistent with the financial planning, accounting and reporting procedures set forth in this Exhibit D. Each Party shall also provide to the other Party (and the JCC if then in existence) information regarding the gross sales and gross-to-net sales for all Shared Products and Companion Diagnostics for such Calendar Quarter. Each such report will be provided as early as possible, but no later than [***] days after the last day of the Calendar Quarter in question, and will separately provide quarterly and year-to-date cumulative figures. Celgene will provide Vividion (and the JCC if then in existence), together with the next Calendar Quarter estimate under this

Section 2(c), an updated report for the immediately preceding Calendar Quarter providing a reconciliation of the estimated amounts for such preceding Calendar Quarter against the actual Annual Net Sales during such Calendar Quarter of all such Shared Products and Companion Diagnostics in the US Territory within [***] days after the last day of such Calendar Quarter.

Summary of Reporting Obligations

Financial statements provided by each Party	Quarterly	[***] days after each Calendar Quarter
Gross sales & gross-to-net sales report	Quarterly	[***] days after each Calendar Quarter
The Report	Quarterly	[***] days after each Calendar Quarter
Quarterly estimate of Annual Net Sales and reconciliation	Quarterly	[***] days after each Calendar Quarter

2. Financial Records. With respect to all financial records and reports required by this Exhibit D, each Party to the extent applicable hereunder will keep financial records in accordance with its Accounting Standards. All cost reporting will be based on the appropriate costs definitions stated in Paragraph 7 of this Exhibit D or elsewhere in this Agreement, and each Party will report costs in a manner consistent with a mutually agreed standard.

3. Operating Profits and Loss Sharing.

(a) The Parties agree that Celgene will bear (and be entitled to) [***] percent ([***]%), and Vividion will bear (and be entitled to) [***] percent ([***]%) of Operating Profits or Losses with respect to (i) any Phase IV Studies of Shared Products and Companion Diagnostics conducted following Regulatory Approval in the US Territory for U.S. Administration (“US Phase IV Studies”) and (ii) Commercialization of Shared Products and Companion Diagnostics in the US Territory.

(b) Celgene shall either invoice Vividion, or pay to Vividion, at the time each Report is delivered to Vividion, an amount such that Vividion will be bearing its Profit & Loss Share (as defined in Section 9.6(a)of this Agreement) for the relevant sales of Shared Products and Companion Diagnostics. Either (i) Vividion shall make payment in full to Celgene of the amount of any such invoice, within [***] days after the date of such invoice, or (ii) Celgene shall pay Vividion [***] the delivery of the applicable Report to Vividion, an amount such that Vividion will bear or receive its Profit & Loss Share. Such amounts will be invoiced and paid (whether before or after Regulatory Approval is received) pursuant to this Paragraph 4(b) of this Exhibit D. All payments to be made by either Party hereunder will be made in U.S. Dollars by wire transfer to such bank account as such Party may designate.

(c) In the event any payment is made after the date specified in Paragraph 4(b) of this Exhibit D, the paying Party will pay the past-due amounts with interest from the date originally due as provided in Section 9.12 of this Agreement (subject to the proviso therein regarding disputed payments). In the event any overpayment of any amounts specified in Paragraph 4(b) of this Exhibit D is made, the Party receiving such overpayment will refund such overpayment amounts to the paying Party.

4. Start of Operations and Effective Accounting Date Termination.

(a) Operation of the Profit & Loss Share will be deemed to have commenced as of the Effective Date. Except as otherwise provided herein, costs and expenses incurred prior to such date are not chargeable to the Profit & Loss Share.

(b) Unless otherwise set forth in this Agreement, for reporting and accounting purposes with respect to the Profit & Loss Share, the effective termination date of the Agreement with regard to the last detailing year for all Shared Products and Companion Diagnostics will be the end of the month in which such termination takes place.

5. Audits. Each Party will keep, and will cause its Affiliates and (sub)licensees, as applicable, to keep, accurate books and records of accounting as required under its Accounting Standards for the purpose of calculating all amounts payable by either Party to the other Party under the Profit & Loss Share, including with respect to the calculation of Allowable Expenses, Gross Profit and Annual Net Sales of Shared Products and, as applicable, Companion Diagnostics for U.S. Administration, subject further to the audit rights and obligations granted to each Party in Section 9.9 of this Agreement. In the event of a dispute regarding any applicable books and records, including the amounts owed to a Party under Section 9.6of this Agreement or the calculation of the Profit & Loss Share, Allowable Expenses, Annual Net Sales of Shared Products and, as applicable, Companion Diagnostics or Gross Profit or Operating Profits or Losses, the Parties will work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, such dispute will be resolved in accordance with Section 12.1 of the Master Agreement.

5. Definitions.

(a) “Allocable Overhead” means the following costs, attributable to the Profit & Loss Share, all of which will be consistent with Accounting Standards in accordance with each Party’s then-current practices and reported in a manner consistent with a standard mutually agreed upon by the Parties:

(i) indirect supplies and department overhead, such as indirect labor and other department expenses; and

(ii) facility overhead, such as rent, depreciation, utilities and facility support.

(b) “Allowable Expenses” means the sum of the following costs and expenses incurred during the term the Profit & Loss Share is applicable, as set forth in Paragraph 5 of this Exhibit D, which will coincide with the Term, except as otherwise set forth in this Agreement, by the Parties, their Affiliates or Licensee Partners, pursuant to the Commercialization, including Manufacturing, of Shared Products and Companion Diagnostics in accordance with this Agreement, during the applicable Calendar Quarter or the applicable Calendar Year: (i) Marketing Costs, (ii) Sales Costs and (iii) Distribution Costs, and (iv) Other Operating Income/Expense, in each case that are incurred in accordance with the U.S. Commercialization Budget, as applicable, and the terms and conditions of this Agreement.

(c) “Costs of Goods Sold” or “COGS” means the sum of [***]. For clarity, these would exclude [***].

(d) “Distribution Costs” means the costs, including [***], in each case for the end use by a Party, including [***].

(e) “Gross Profit” means Annual Net Sales of Shared Products and Companion Diagnostics for U.S. Administration less Cost of Goods Sold for sales of such Shared Products and Companion Diagnostics for U.S. Administration.

(f) “Manufacturing Costs” means costs to supply applicable therapeutic ingredients, finished Shared Products and Companion Diagnostics, or related components or inputs and services for the Commercialization of Shared Products and Companion Diagnostics (i) [***], or (ii) [***]

[***]. Overhead included in Manufacturing Costs incurred with respect to [***].

(g) “Marketing Costs” means Direct Costs incurred by the Parties or their Affiliates or Licensee Partners, arising from [***]. Marketing Costs will also include activities related to [***]. Marketing Costs will specifically exclude [***].

(h) “Operating Profits or Losses” means Gross Profit for Shared Products and Companion Diagnostics for U.S. Administration less the Allowable Expenses for such Shared Products and Companion Diagnostics. The Parties agree that Operating Profits or Losses will not include costs or expenses of a Party or its Affiliates or Licensee Partners that are: (i) [***], or (ii) [***].

(i) “Other Operating Income/Expense” means the following items, to the extent incurred with respect to and reasonably related to the Commercialization of Shared Products for U.S. Administration:

(i) [***]

(ii) [***]

(iii) [***]

(iv) [***]

(v) [***].

(j) “Pharmacovigilance Expenses” means those expenses incurred by either Party or its Affiliates in performing pharmacovigilance activities related to each Shared Product or Companion Diagnostic in the US Territory.

(k) “Product Recall Expenses” means all costs associated with the recall of each Shared Product and Companion Diagnostic.

(l) “Regulatory Expenses” means all costs incurred, with respect to Shared Products and Companion Diagnostics in any relevant country to obtain or comply with all Regulatory Approvals and requirements of all regulatory agencies, including FDA user and other fees, reporting, and other regulatory affairs activities recorded as an expense in accordance with GAAP, by or on behalf of a Party or any of its Affiliates during the Term and pursuant to this Agreement, that are specifically identifiable or reasonably allocable to the preparation of Regulatory Filings for, and the obtaining and maintenance of reimbursement for, and Regulatory Approval of, Shared Products for U.S. Administration, including without limitation compliance with requirements of such Regulatory Authorities, adverse event recordation and reporting, regulatory affairs activities, and all Product Recall Expenses.

(m) “Sales Costs” means costs, arising from activities expressly set forth in the U.S. Commercialization Plan which are specifically and directly identifiable, attributable and allocable to the sales efforts for Shared Products (including the managed care market), including costs arising from applicable medical affairs activities. “Sales Costs” will include [***].

(n) “Sublicense Revenues” means all revenues or other consideration (including milestones and royalties) received by either Party or its Affiliates from a Licensee Partner as consideration for the grant of a sublicense under the licenses granted with respect to any Shared Products.

Exhibit E

PARTNERSHIP TAX MATTERS

Section 1.1 Constructive Partnership. Celgene and Vividion (the “Partners,” and each a “Partner”) acknowledge that the rights and obligations imposed on each of them pursuant to this US Co-Development and Co-Commercialization Agreement (the “Co-Co Agreement”) that relate to the sharing of profits and losses from the development and commercialization of the US Rights (as defined below), and the collaborative relationship formed between them in connection therewith, give rise to a partnership for U.S. federal (and, to the extent applicable, state) income tax purposes (the “Partnership”), which will commence upon the Effective Date. The activities of the Partners in respect of the development and commercialization of a Shared Product in the US Territory, and the rights related thereto (the “US Rights”), shall be deemed to be conducted in and held by the Partnership. The Partnership, and the rights and obligations set forth in this Exhibit E, shall remain in existence for so long as this Co-Co Agreement remains in full force and effect and no Vividion Opt-Out Date has occurred. The parties further acknowledge that the arrangement described in this Co-Co Agreement (including this Exhibit E) shall be treated by the parties as a partnership solely for U.S. federal (and applicable state) income tax purposes and is not intended to constitute a partnership for any non-tax or non-U.S. purpose.

Section 1.2 Definitions. Capitalized terms used, but not defined, herein will have the meanings ascribed to them in the Co-Co Agreement. For purposes of this Exhibit E:

“Book” means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations, as distinguished from any accounting method which the Company may adopt for other purposes such as financial reporting.

“Capital Account” has the meaning set forth in Section 1.4 of this Exhibit E.

“Capital Contribution” means, for each Partner, such Partner’s cash or property contributed (or deemed contributed) to the Partnership.

“Fiscal Year” means the calendar year.

“Gross Asset Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for federal income tax purposes, adjusted to reflect any adjustments required or permitted by Sections 1.704-1(b)(2)(iv)(d) through (g), (m) and (s) of the Treasury Regulations, as determined by the Tax Matters Partner in its reasonable discretion; provided that, in the case of any asset contributed to the Partnership, the initial Gross Asset Value of such property shall be equal to the fair market value of such asset as of the date of contribution, as determined by the Tax Matters Partner in its reasonable discretion.

“Net Income” and “Net Losses” mean the Book income, gain, loss, deductions and credits of the Partnership in the aggregate or separately stated, as appropriate, as of the close of each Taxable Year on the Partnership’s tax return filed for federal income tax purposes (or other allocation period).

E-1

“Tax Matters Partner” has the meaning set forth in Section 1.7(a) of this Exhibit E.

“Taxable Year” means the Partnership’s Fiscal Year or such other year as may be required by Section 706 of the Code.

“Treasury Regulations” means regulations (whether in final, proposed or temporary form) promulgated by the U.S. Department of the Treasury under the Code, as amended.

“US Asset Allocation” shall mean 0.6.

“US Profit Share” means, with respect to a Partner, the Profit & Loss Share (as defined in Section 9.6(a) of the body of this Co-Co Agreement) applicable to such Partner.

“US Rights” has the meaning set forth in Section 1.1 of this Exhibit E.

1.3 Capital Contributions.

(a) The amount of any Capital Contributions contributed (or deemed contributed) by each Partner to the Partnership shall be determined by the Tax Matters Partner in its reasonable discretion unless specifically addressed in Sections 1.3(b) – (d) of this Exhibit E below.

(b) Upon the Effective Date, the Partners shall be deemed to have completed the following steps:

(i) Celgene shall be deemed to have acquired from Vividion, pursuant to the exercise of an Opt-In Right (as defined in the Master Agreement), an interest in the US Rights equal to Celgene’s US Profit Share, with Vividion retaining an interest in the US Rights equal to Vividion’s US Profit Share. The parties agree that, for U.S. federal income tax purposes, Celgene’s purchase price for its interest in the US Rights with respect to a Program equals the product of the Opt-In Right exercise payment set forth in Section 6.5 of the Master Agreement with respect to such Program multiplied by the US Asset Allocation.

(ii) Immediately following the deemed acquisition by Celgene of its interest in the US Rights, as described in Section 1.3(b)(i) of this Exhibit E, the Partners shall each own an interest in the US Rights, and each Partner shall be deemed to immediately contribute its interests in the US Rights to the Partnership in a tax-free transaction described in Section 721 of the Code. The Capital Accounts of Celgene and Vividion shall each be increased following such contributions by an amount equal to the fair market values of such contributed interests.

(c) Upon the payment of any milestone payment to Vividion pursuant to Section 9.2 of the Co-Co Agreement (each a “Milestone Payment”), the following steps shall be deemed to have occurred:

(i) The Milestone Payment shall be deemed to reflect an increase in the fair market value of the US Rights as of the Effective Date.

E-2

(ii) As a result of the Milestone Payment, Celgene shall be deemed, as of the Effective Date, to have paid additional consideration to Vividion for the acquisition of its interests in the US Rights (the “Added Consideration”), which shall be treated by the Partners as an adjustment to purchase price of the purchase described in Section 1.3(b)(i) of this Exhibit E. The portion of the Milestone Payment treated as Added Consideration shall be determined by the Tax Matters Partner in its reasonable discretion.

(iii) Celgene shall be deemed to have made an additional contribution to the Partnership equal to the Added Consideration in a transaction qualifying under Section 721 of the Code, and Vividion’s Capital Account shall be booked up to reflect the increased value of the US Rights.

(d) The payment by each Partner of its respective share of any costs or expenses on behalf of the Partnership (including Worldwide Development Costs and any costs and expenses included in the Profit & Loss Share) shall, to the extent determined by the Tax Matters Partner in its reasonable discretion, be deemed to be Capital Contributions made by each such Partner to the Partnership.

Section 1.4 Capital Accounts.

(a) The Partnership shall maintain a separate capital account for each Partner according to the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations (a “Capital Account”).

(b) Each Partner’s Capital Account:

(i) shall be increased by (A) the Capital Contributions by such Partner to the Partnership after the date hereof, as determined by the Tax Matters Partner and mutually agreed upon by the Partners (net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (B) such Partner’s distributive share of Net Income and other items of income and gain allocated to such Partner after the date hereof, and

(ii) shall be decreased by (A) the amount of money distributed (or deemed distributed) to such Partner by the Partnership after the date hereof, (B) the fair market value of property (as determined by the Tax Matters Partner and mutually agreed upon by the Partners) distributed (or deemed distributed) to such Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume or take subject to under Section 752 of the Code) after the date hereof and (C) such Partner’s distributive share of Net Losses and other items of loss and deduction allocated to such Partner after the date hereof.

(iii) Other adjustments shall be made to the Capital Accounts of the Partners to accord with the regulations promulgated under Section 704(b) of the Code as determined by the Tax Matters Partner in its reasonable discretion.

(c) As of the Effective Date, the initial Capital Account of each Partner shall be equal to the initial Capital Contribution of each such Partner.

E-3

Section 1.5 Distributions.

(a) Non-Liquidating Distributions. In the event that assets of the Partnership are deemed to be distributed other than in liquidation of the Partnership, such assets shall be deemed to be distributed in accordance with the US Profit Shares (unless otherwise determined by the Tax Matters Partner in its reasonable discretion).

(b) Liquidating Distribution. In the event that the Partnership is terminated pursuant to Section 708(b)(1)(A) of the Code (or otherwise) and the assets of the Partnership are required to be distributed (or are deemed to be distributed) in liquidation of the Partnership, then such assets shall be distributed (or deemed to be distributed) in accordance with the US Profit Shares (unless otherwise determined by the Tax Matters Partner in its reasonable discretion).

(c) Withholding for Taxes. Subject to the provisions of Section 9.10(b) of the body of this Co-Co Agreement, any Partner is authorized to withhold from distributions described in Section 1.5(a) or (b) of this Exhibit E to the Partners, and with respect to allocations pursuant to Section 1.6 of this Exhibit E to the Partners, and to pay over to any federal, state, local or foreign government, any such taxes as are required to be deducted or withheld under any provision of applicable Law. Any amounts so withheld shall be treated as distributed pursuant to Section 1.5(a) or (b) of this Exhibit E, to the extent applicable.

Section 1.6 Allocations; Section 704(c).

(a) Except as required by Section 1.6(b) or 1.6(c) of this Exhibit E, the Net Income or Net Loss for any Taxable Year shall be allocated to the Partners in such a manner so that the Capital Account of each Partner equals (as of the end of such allocation period and to the fullest extent possible) the amount that would be distributed to such Partner if all properties of the Partnership, including cash, were sold for cash equal to their respective Gross Asset Values, all liabilities allocable to such properties were then due and were satisfied according to their terms, all minimum gain chargebacks required by this Co-Co Agreement and the Treasury Regulations were made, and all obligations of Partners to contribute additional capital to the Partnership were satisfied and all remaining proceeds from such sale were distributed pursuant to the order and priority of Section 1.5(b) of this Exhibit E.

(b) Special Allocations. Notwithstanding Section 1.6(a) of this Exhibit E, any Worldwide Development Costs shall be specially allocated among Celgene and Vividion in accordance with the Development Cost Share, pursuant to Section 9.1(a) of the body of this Co-Co Agreement.

(c) Regulatory Allocations. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Capital Account (in excess of (i) the amount such Partner is obligated to restore upon liquidation of the Partnership or upon liquidation of such Partner’s interest in the Partnership and (ii) such Partner’s share of the Minimum Gain (as defined in Section 1.704-2 of the Treasury Regulations)) created by such

E-4

adjustments, allocations or distributions as quickly as possible. Additionally, there are hereby incorporated herein such special allocation provisions governing the allocation of income, deduction, gain, and loss for U.S. federal income tax purposes as may be necessary under, and in the manner required by, the Treasury Regulations to ensure that this Exhibit E complies with all requirements of Section 1.704-2 of the Treasury Regulations relating to “minimum gain” and “partner nonrecourse debt minimum gain” and the allocation and chargeback of so-called “nonrecourse deductions” and “partner nonrecourse deductions”, including a “qualified income offset”.

(d) Except as otherwise provided in this Section 1.6(d) and in Section 1.6(e) of this Exhibit E, for U.S. federal income tax purposes, all items of income gain, loss deduction and credit shall be allocated among the Partners in the same manner the corresponding Book item was allocated pursuant to Section 1.6(a) or (b) of this Exhibit E. In the case of contributed property, items of income, gain, loss, deduction and credit, as determined for federal income tax purposes, shall be allocated first in a manner consistent with the requirements of Section 704(c) of the Code to take into account the difference between the Gross Asset Value of such property and its adjusted tax basis at the time of contribution. If the Gross Asset Value of any asset of the Partnership is adjusted pursuant to the terms of this Exhibit E, then subsequent allocations of income, gain, loss, deduction and credit, as determined for federal income tax purposes, shall be allocated with respect to such assets so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

(e) The method under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder shall be the “traditional method with curative allocations” (as described in Section 1.704-3 of the Treasury Regulations), unless otherwise determined by the Tax Matters Partner. For the sake of clarity, the allocations required by Section 1.6(d) and this Section 1.6(e) of this Exhibit E are solely for purposes of federal, state and local income taxes and will not affect the allocation of Net Income or Net Losses as between the Partners or any Partner’s Capital Account.

Section 1.7 Tax Reports, Tax Elections and Tax Matters Partner.

(a) The Partnership hereby designates Celgene to act as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and the “partnership representative” of the Partnership for any tax period subject to the provisions of Section 6223 of the Code, as amended by the Bipartisan Budget Act of 2015, and any corresponding designation (the “Tax Matters Partner”) in accordance with Sections 6221 through 6233 of the Code. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by U.S. federal (and any applicable state) income tax authorities, including resulting administrative and judicial proceedings, to make any elections in connection therewith, and to expend Partnership funds for professional services and costs associated therewith; provided, that the Tax Matters Partner shall notify the Vividion of any such administrative and judicial proceedings involving the Partnership and upon request shall provide Vividion the opportunity to participate in any such matters if requested by Vividion. Vividion agrees to cooperate with the Tax Matters Partner as reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings. The Tax Matters Partner will, in its reasonable discretion, determine whether the Partnership (either on its own behalf or on behalf of

E-5

the Partners) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority provided, however, that the Tax Matters Partner shall not agree or consent to compromise or settle such matters without the prior written consent of Vividion, which consent shall not be unreasonably delayed, conditioned or withheld. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Partner, and if paid by another Partner, will be recoverable from the Partner on which such deficiency was imposed (including by offset against distributions otherwise payable to such Partner). The Partners agree to cooperate in good faith to notify each other regarding any tax notices or audits relating to the Partnership.

(b) The Tax Matters Partner shall prepare and file, or cause to be prepared and filed, all necessary U.S. federal, state or local income tax returns for the Partnership. At least [***] days before the due date of such tax return, the Tax Matters Partner shall submit a copy of such tax return to Vividion for its review and comment. The Tax Matters Partner shall consider in good faith any comments and incorporate any reasonable comments submitted by Vividion no fewer than [***] days prior to the due date of such tax return. Within [***] days after the end of each Taxable Year, the Tax Matters Partner shall cause the Partnership to furnish Vividion with an IRS Form K-1 a (“K-1”) for such Taxable Year. In addition, the Partnership shall deliver or cause to be delivered not later than the [***] day after the end of each Taxable Year to Vividion all information necessary for the preparation of Vividion’s federal income tax returns and any state, local and foreign income tax returns that such Partner is required to file. Furthermore, the Tax Matters Partner shall consider in good faith any comments from Vividion regarding any matter for which the Tax Matters Partner is responsible or over which the Tax Matters Partner has discretion under this Exhibit E, including without limitation the preparation of any tax return or the making of any election hereunder.

(c) The Tax Matters Partner will determine whether to make or revoke any available election pursuant to the Code, provided, however, that any action (or the failure to take any action known to the Tax Matters Partner to be reasonably necessary) on the part of the Tax Matters Partner with respect to such election in its capacity as Tax Matters Partner shall require the prior written consent of Vividion if such action or failure, as applicable, would reasonably be expected to have a material adverse impact on Vividion. Each Partner will, upon request, use reasonable efforts to supply the information necessary to give proper effect to any such election. The Partners hereby agree to cooperate in good faith regarding any matters related to any tax elections or tax reporting positions of the Partnership.

Section 1.8 Tax Position. Unless otherwise required by applicable Law, no Partner will take a position on such Partner’s federal income tax return, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Co-Co Agreement (including this Exhibit E) or with any information return filed by the Partnership. If any Partner believes that such a position is required by applicable Law, such Partner must immediately notify the other Partner in writing, citing such applicable Law or any interpretation thereof.

Section 1.9 Termination of Partnership. The Partnership shall terminate upon the earlier of (a) termination of this Co-Co Agreement, as determined in accordance with Article XIV of this Co-Co Agreement or (b) the Vividion Opt-Out Date.

E-6

SCHEDULE 6.5

Minimum Vividion and Celgene Sales Representative Qualifications

Schedule 12.2(i)

Patents

Schedule 12.2(j)

Existing Third Party Agreements

APPENDIX A-2

FORM OF GLOBAL CO-DEVELOPMENT AND CO-COMMERCIALIZATION AGREEMENT

[Appendix A-2]-1

EXECUTION VERSION

EXHIBIT A-2

FORM OF GLOBAL CO-DEVELOPMENT AND CO-COMMERCIALIZATION

AGREEMENT

GLOBAL CO-DEVELOPMENT AND CO-COMMERCIALIZATION AGREEMENT

by and between

VIVIDION THERAPEUTICS, INC.

and

CELGENE CORPORATION

-i-

Exhibits

Exhibit A	Co-Co Target, Co-Co Candidate(s) and Lead US Party

Exhibit B	Vividion Patents, Celgene Patents and Celgene Co-Co Collaboration Patents (as of the Execution Date)

Exhibit C	Existing Third Party Agreements

Exhibit D	Profit & Loss Share

Exhibit E	Partnership Tax Matters

Schedules

Schedule 6.5	Minimum Vividion and Celgene Sales Representative Qualifications

Schedule 12.2(i)	Patents

Schedule 12.2(j)	Existing Third Party Agreements

-ii-

EXECUTION VERSION

GLOBAL CO-DEVELOPMENT AND CO-COMMERCIALIZATION AGREEMENT

This Global Co-Development and Co-Commercialization Agreement (this “Agreement”) is entered into as of [•] (the “Execution Date”), by and between Vividion Therapeutics, Inc., a Delaware corporation (“Vividion”) and Celgene Corporation, a Delaware corporation (“Celgene”). Celgene and Vividion are each referred to herein by name or as a “Party”, or, collectively, as the “Parties”.

INTRODUCTION

1.	Vividion and Celgene are parties to the Master Research and Collaboration Agreement, dated as of March 1, 2018 (the “Master Agreement”).

2.

Pursuant to the Master Agreement, Vividion has discovered and has been developing the Co-Co Candidates(s) identified on Exhibit A, each of which the Parties believe to be Directed against the Co-Co Target identified on Exhibit A.

3.

Pursuant to the terms of the Master Agreement, upon exercise by Celgene of its Opt-In Right (as defined in the Master Agreement) with respect to a Shared Global Program (as defined in the Master Agreement), the Parties shall enter into this Agreement with respect to such Shared Global Program.

4.

Pursuant to this Agreement, Vividion grants to Celgene under a co-development and co-commercialization structure, co-exclusive rights in the Territory with respect to the development, manufacture and commercialization of the Shared Products, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Vividion and Celgene hereby agree as follows:

Article I

Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I. Terms used but not defined herein shall have the meaning set forth in the Master Agreement.

Section 1.1 “Annual Net Sales” means, [***].

Section 1.2 “Calendar Quarter” means a calendar quarter ending on the last day of March, June, September or December; provided, however, that the first Calendar Quarter shall begin on the Effective Date and end on the last day of the calendar quarter during which the Effective Date occurs.

Section 1.3 “Calendar Year” means a period of time commencing on January 1 and ending on the following December 31; provided, however, that the first Calendar Year shall begin on the Effective Date and end on December 31 of the calendar year during which the Effective Date occurs.

Section 1.4 “Celgene Co-Co Collaboration Intellectual Property” means Celgene Co-Co Collaboration Know-How and Celgene Co-Co Collaboration Patents, collectively.

Section 1.5 “Celgene Co-Co Collaboration Know-How” means, collectively, (a) Know-How within Celgene Collaboration Intellectual Property (as defined in the Master Agreement) that was discovered, developed, generated or invented prior to the Execution Date in connection with the Development of the Shared Products, (b) Celgene’s interest in Joint Collaboration Know-How (as defined in the Master Agreement) that was discovered, developed, generated or invented prior to the Execution Date in connection with the Development of the Shared Products and (c) Co-Co Collaboration Know-How Controlled by Celgene (including Celgene’s interest in the Joint Co-Co Know-How and Joint Inventions), in each case that is necessary or useful for the Development, Manufacture or Commercialization of any Shared Products.

Section 1.6 “Celgene Co-Co Collaboration Patents” means, collectively, (a) Patents within Celgene Collaboration Intellectual Property (as defined in the Master Agreement) that Cover Know-How discovered, developed, generated or invented prior to the Execution Date in connection with the Development of the Shared Products, (b) Celgene’s interest in Joint Collaboration Patents (as defined in the Master Agreement) that Cover Know-How discovered, developed, generated or invented prior to the Execution Date in connection with the Development of the Shared Products and (c) Co-Co Collaboration Patents Controlled by Celgene (including Celgene’s interest in the Joint Co-Co Patents and Joint Patents), in each case that are necessary or useful for the Development, Manufacture or Commercialization of any Shared Products. Celgene Co-Co Collaboration Patents as of the Execution Date are as set forth on Exhibit B to this Agreement.

Section 1.7 “Celgene Intellectual Property” means Celgene Know-How and Celgene Patents, collectively.

Section 1.8 “Celgene Know-How” means any Know-How that is (a) Controlled by Celgene as of the Execution Date or during the Term; (b) necessary or useful for the Development, Manufacture or Commercialization of the Shared Products; and (c) contributed by Celgene, in Celgene’s sole discretion, for use in the Collaboration, as evidenced by written notice from Celgene to Vividion; for clarity excluding Celgene Co-Co Collaboration Know-How.

Section 1.9 “Celgene Patents” means any Patents that (a) are Controlled by Celgene as of the Execution Date or during the Term; (b) Cover the Shared Products; and (c) are contributed by Celgene, in Celgene’s sole discretion, for use in the Collaboration, as evidenced by written notice from Celgene to Vividion; for clarity excluding Celgene Co-Co Collaboration Patents. Celgene Patents as of the Execution Date are as set forth on Exhibit B to this Agreement.

Section 1.10 “Clinical Trial” means a Phase I Study, a Phase II Study, a Phase III Study, a Pivotal Clinical Trial, a Phase IV Study or a combination of any of the foregoing studies.

Section 1.11 “Code” means the United States Internal Revenue Code of 1986, as amended.

Section 1.12 “Co-Co Candidate” means (a) any Program Compound that is listed on Exhibit A and (b) to the extent Directed against the Co-Co Target, any salt, fluorinated derivative, free acid, free base, clathrate, solvate, hydrate, hemihydrates, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, isomer, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex or mixture, of any such Program Compound identified in the foregoing clause (a) or in this clause (b).

Section 1.13 “Co-Co Collaboration Intellectual Property” means Co-Co Collaboration Know-How and Co-Co Collaboration Patents, collectively.

Section 1.14 “Co-Co Collaboration Know-How” means any Know-How or interest therein that is discovered, developed, generated or invented on or after the Execution Date, either (a) solely by or on behalf of Celgene or its Affiliates, (b) solely by or on behalf of Vividion or its Affiliates or (c) jointly by or on behalf of Persons described in the foregoing clauses (a) and (b), in the conduct of the Collaboration activities pursuant to this Agreement, including Joint Co-Co Know-How and Joint Inventions.

Section 1.15 “Co-Co Collaboration Patents” means any Patents or interest therein that: (a) result from the conduct of the Collaboration activities pursuant to this Agreement, (b) are filed on or after the Execution Date, (c) are Controlled solely by Celgene or Vividion or Controlled jointly by any of such Persons and (d) Cover Co-Co Collaboration Know-How, including Joint Co-Co Patents and Joint Patents.

Section 1.16 “Co-Co Target” means the Program Target set forth as the “Co-Co Target” on Exhibit A; it being understood and agreed that (i) in the case of Co-Co Candidates in a Deal Target Program described in clause (b) of Section 1.1.36 of the Master Agreement, the “Co-Co Target” shall be the Selected Target and (ii) in the case of Co-Co Candidates in an E3 Ligase Program described in clause (b) of Section 1.1.46 of the Master Agreement, the “Co-Co Target” shall be the Selected Target.

Section 1.17 “Collaboration” means the activities performed or to be performed by a Party or Parties, as the case may be, relating to the Development, Manufacture or Commercialization of the Shared Products under this Agreement or the Master Agreement, including in the exercise of any license granted under this Agreement or the Master Agreement relating to the Shared Products.

Section 1.18 “Companion Diagnostic” means a biomarker or diagnostic test that is developed by or on behalf of a Party or jointly by the Parties in the course of the Collaboration as a companion diagnostic for use with a Shared Product in accordance with the Regulatory Approval(s) therefor to generate a result for the purposes of diagnosing a disease or condition, or to facilitate the application of any Shared Product in the cure, mitigation, treatment, or prevention of disease, including a biomarker or diagnostic test used to diagnose the likelihood that a specific patient will contract a certain disease or condition or to predict which patients are suitable candidates for a specific form of therapy using a Shared Product.

Section 1.19 “Confidential Information” means, subject to Sections 11.1(a), 11.1(b), 11.1(c) and 11.1(d), (a) all confidential or proprietary information relating to the Collaboration, and (b) all other confidential or proprietary documents, technology, Know-How or other information (whether or not patentable) actually disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to this Agreement or the Master Agreement relating to the Shared Products and all proprietary biological materials of a Party.

Section 1.20 “Data” means any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, market research, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by applicable Laws) and the like, in each case directed to, or used in, the Development, Manufacture or Commercialization of the Shared Products.

Section 1.21 “Development Plan” means a development plan and the related Development Budget approved by the JSC, as amended from time to time pursuant to Section 3.1(a).

Section 1.22 “Direct Cost” means, with respect to certain activities hereunder, [***].

Section 1.23 “Effective Date” means the date on or after the Execution Date that is the Implementation Date (as defined in the Master Agreement) with respect to this Agreement.

Section 1.24 “Executive Officers” means Celgene’s Chief Executive Officer (or the officer or employee of Celgene then serving in a substantially equivalent capacity) or his designee and Vividion’s Chief Executive Officer (or the officer or employee of Vividion then serving in a substantially equivalent capacity) or his designee; provided that any such designee must have decision-making authority on behalf of the applicable Party.

Section 1.25 “Existing Third Party Agreement” means any agreement listed on Exhibit C to this Agreement.

Section 1.26 “Field” means the diagnosis, prevention, palliation or treatment of diseases in humans or animals.

Section 1.27 “First Commercial Sale” means the first commercial sale of a Shared Product by the applicable Lead Party, its Affiliates, or Licensee Partners in a country in an arms’ length transaction to a Third Party following receipt of applicable Regulatory Approval of such product in such country. Sales for test marketing or Clinical Trial purposes shall not constitute a First Commercial Sale.

Section 1.28 “FTE” means the equivalent of the work of one (1) full-time employee of a Party or its Affiliates for one (1) year (consisting of 1840 hours per year) in directly conducting Development, Manufacturing or Commercialization activities hereunder. Any Party’s employee who devotes fewer than 1840 hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, calculated by dividing the actual number of hours worked by such employee on such activities by 1840. Any employee who devotes more than 1840 hours per year on the applicable activities shall be treated as one (1) FTE. For the avoidance of doubt, FTE shall not include the work of general corporate or administrative personnel, except for the portion of such personnel’s work time actually spent on conducting scientific, technical or commercial activities directly related to the Development, Manufacture or Commercialization of Shared Products.

Section 1.29 “FTE Rate” means, during the Term: (a) with respect to Development activities, $[***] per FTE and (b) with respect to Commercialization activities, $[***] per FTE. On January 1, 2019 and on January 1st of each subsequent Calendar Year, the foregoing rate shall be increased for the Calendar Year then commencing by [***]. As used in this definition, [***]. The FTE Rate includes the applicable employee’s wages, bonuses, Incentive Compensation, equity incentive compensation, employer paid taxes, benefits, perks and other forms of compensation that would otherwise be considered the cost of an employee.

Section 1.30 “Generic Competition” means, with respect to a Shared Product in a given country in a given Calendar Year, that, during such Calendar Year one or more Generic Products shall be commercially available in such country.

Section 1.31 “Generic Product” means, as to a Shared Product, in any country, any pharmaceutical product sold by a Third Party not authorized by or on behalf of Celgene, its Affiliates or Licensee Partners, that (a) contains, as an active pharmaceutical ingredient, the same Co-Co Candidate contained in the applicable Shared Product, (b) is approved by the applicable Regulatory Authority in such country for one or more of the same Indications as the applicable Shared Product; and (c) is AB rated in the United States or is comparably rated in any jurisdiction outside the United States (including pursuant to Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001) with respect to the applicable Shared Product.

Section 1.32 “IIT” means any investigator initiated Clinical Trial sponsored and conducted by an investigator at a research institution for which a Party or its Affiliate provides drug supplies.

Section 1.33 “Joint Co-Co IP” means, collectively:

“Joint Co-Co Know-How” which means all Know-How, including physical embodiments of Shared Product(s) and Companion Diagnostic(s), that is discovered, developed, generated or invented by or on behalf of both Parties or their respective Affiliates, whether solely or jointly with any Third Party, pursuant to the conduct of activities under the Collaboration at any time during the Term, including Joint Inventions; and

“Joint Co-Co Patents” which means Patents that: (a) result from the conduct of the Collaboration activities pursuant to this Agreement, (b) are filed on or after the Execution Date and (c) Cover any Joint Co-Co Know-How, including Joint Patents.

Section 1.34 “Lead Party” means (a) with respect to the US Territory, the Lead US Party and (b) with respect to the ROW Territory, Celgene. Notwithstanding the foregoing, (a) Celgene shall be the Lead Party for the entire Territory from and after the Vividion Opt-Out Date, if any, and (b) Celgene shall be the Lead Party for the entire Territory after any Change of Control of Vividion; provided, however, that, if Vividion was the Lead US Party prior to such Change of Control, Vividion shall retain the right to book all sales of the Shared Products in the US Territory.

Section 1.35 “Lead US Party” means the Party designated as the Lead US Party in Exhibit A of this Agreement; provided, however, that, (a) following the Vividion Opt-Out Date, if any, Celgene shall become (if it is not already) the Lead US Party and (b) following any Change of Control of Vividion, Celgene shall become (if it is not already) the Lead US Party; provided, however, that, if Vividion was the Lead US Party prior to such Change of Control, Vividion shall retain the right to book all sales of the Shared Products in the US Territory.

Section 1.36 “Licensee Partner” means any Third Party to whom a Party or any of its Affiliates or any other Licensee Partner grants a sublicense or license with respect to the Development, Manufacture or Commercialization of Shared Products in the Field under rights to Vividion Intellectual Property, Celgene Intellectual Property, Celgene Co-Co Collaboration Intellectual Property, Vividion Co-Co Collaboration Intellectual Property or Joint Co-Co IP, as the case may be, granted to such Party or Affiliate hereunder, in each case excluding (a) Third Party Contractors and (b) wholesale distributors or any other Third Party that purchases any Shared Product in an arm’s-length transaction, where such Third Party does not have a sublicense to Develop, Manufacture or Commercialize any Shared Product except for a limited sublicense to the extent required to enable such Third Party to perform final packaging for such Shared Product for local distribution.

Section 1.37 “Major Market” means each of the US Territory, France, Germany, Italy, Spain, the United Kingdom, and Japan.

Section 1.38 “Manufacturing Technology” means copies of all Celgene Know-How, Vividion Know-How, Celgene Co-Co Collaboration Know-How, Vividion Co-Co Collaboration Know-How or Joint Co-Co Know-How, as applicable, which are necessary or useful for Manufacturing preclinical, clinical or commercial supply, as applicable, of the Shared Products, including specifications, assays, batch records, quality control data, and transportation and storage requirements.

Section 1.39 “Manufacturing Transition Costs” means the Direct Costs associated with the transfer by Vividion, following the Effective Date, of responsibility for Manufacturing and CMC activities to Celgene or a Third Party selected by Celgene, including [***].

Section 1.40 “NDA” means an application submitted to a Regulatory Authority for the marketing approval of a Shared Product, including (a) a New Drug Application (as such capitalized term is used in C.F.R Title 21) filed with FDA or any successor applications or procedures, (b) a foreign equivalent of a US New Drug Application or any successor applications or procedures, including a Marketing Authorization Application in the European Union, and (c) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.41 “Net Sales” means, with respect to any Shared Product, the gross amounts invoiced by the applicable Lead Party, its Affiliates and Licensee Partners (each, a “Selling Party”) to Third Parties (that are not Licensee Partners) for sales or other commercial dispositions of such Shared Product, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements and calculated in accordance with the Accounting Standards as consistently applied, for:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***]; and

(f) [***].

There should be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate “Net Sales” hereunder. The calculations set forth in this definition shall be determined in accordance with Accounting Standards consistently applied.

If non-monetary consideration is received by a Selling Party for any Shared Product in the relevant country, Net Sales will be [***]. Notwithstanding the foregoing, Net Sales shall [***].

Net Sales shall be determined on, [***], the [***] by a Selling Party or any of its Affiliates or (sub)licensees to a non-(sub)licensee Third Party.

If a Shared Product is sold as part of a Combination Product (as defined below), Net Sales will be the product of (i) [***] and (ii) the fraction (A/(A+B)), where:

“A” is [***]; and

“B” is [***].

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but [***].

As used in this definition of “Net Sales,” “Combination Product” means a Shared Product that contains one or more additional active ingredients (whether co-formulated or co-packaged) that are neither Co-Co Candidates nor generic or other non-proprietary compositions of matter. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients.”

Section 1.42 “Out-of-Pocket Costs” means, with respect to certain activities hereunder, [***].

Section 1.43 “Partnership Agreement” means an agreement pursuant to which a Party or its Affiliate provides funding to a Third Party to research and develop pharmaceutical compounds or products and which may include the grant of an option for such Party or Affiliate to obtain rights to, but not (in the absence of the exercise of such option) a license to Commercialize or other rights to Commercialize, such pharmaceutical compounds or products.

Section 1.44 “Phase IV Study” means a human clinical trial of a product which is (a) conducted to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval or (b) conducted voluntarily after Regulatory Approval of the product has been obtained from an appropriate Regulatory Authority for enhancing marketing or scientific knowledge of an approved Indication.

Section 1.45 “Product Liabilities” means all losses, damages, fees, costs and other liabilities incurred by a Party, its Affiliate(s) or its Licensee Partner(s) and resulting from or relating to the use of a Shared Product in a human (including clinical trials or Commercialization) in the Territory incurred after the Effective Date. For the avoidance of doubt, Product Liabilities include reasonable attorneys’ and experts’ fees and costs relating to any claim or potential claim against a Party, its Affiliate(s), or its Licensee Partner(s) and all losses, damages, fees and costs associated therewith. Product Liabilities shall not include liabilities associated with recalls or the voluntary or involuntary withdrawal of any Shared Product.

Section 1.46 “Regulatory Documentation” means, with respect to the Collaboration, all INDs, NDAs and other regulatory applications submitted to any Regulatory Authority, Regulatory Approvals, pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. 314.420 and any non-United States equivalents), and any other data, reports, records, regulatory correspondence and other materials relating to Development or Regulatory Approval of the Shared Products, or required to Manufacture, distribute or sell the Shared Products, including any information that relates to pharmacology, toxicology, chemistry, Manufacturing and controls data, batch records, safety and efficacy, and any safety database.

Section 1.47 “Regulatory Exclusivity” means, with respect to a Shared Product in a country, that the Shared Product has been granted (a) data exclusivity afforded approved drug products pursuant to Section 505(c), 505(j), or 505A of the FDCA, and the regulations promulgated thereunder, as amended from time to time, or their equivalent in a country other than the United States, (b) market exclusivity pursuant to the orphan drug provisions governing approved drugs designated for rare diseases or conditions under Sections 526 and 527 of the FDCA, and the regulations promulgated thereunder, as amended from time to time, or its equivalent in a country other than the United States, or (c) any other data exclusivity or market exclusivity pursuant to any future Law.

Section 1.48 “Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

Section 1.49 “ROW Administration” means administration of Shared Products to a patient when such patient is located in the ROW Territory.

Section 1.50 “ROW Territory” means all countries in the world other than the US Territory.

Section 1.51 “Shared Product” means (a) a Co-Co Candidate or (b) any product that contains a Co-Co Candidate as an active ingredient.

Section 1.52 “Shared Product Data” means all relevant Data included in the Know-How Controlled by either Party in relation to Shared Products or Companion Diagnostics for use in the Field either: (a) as of the Execution Date; or (b) generated from activities conducted by or on behalf of a Party under the Development Plan or that otherwise specifically relates to Shared Products or Companion Diagnostics and in each case is necessary or useful for applications for Regulatory Approval, or Regulatory Approvals, for Shared Products in the Field and in the Territory.

Section 1.53 “Shared Program” means the Program that is the subject of this Agreement.

Section 1.54 “Territory” means the US Territory and the ROW Territory.

Section 1.55 “Third Party Agreement” means (a) each Existing Third Party Agreement and (b) each Subsequent Third Party Agreement.

Section 1.56 “Third Party Rights” means, with respect to a Party, any rights of, and any limitations, restrictions or obligations imposed by, Third Parties pursuant to any Third Party Agreements.

Section 1.57 “U.S. Administration” means administration of Shared Products to a patient when such patient is located in the US Territory.

Section 1.58 “US Territory” means the United States of America, including its territories, possessions and Puerto Rico.

Section 1.59 “Valid Claim” means (a) a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a patent application or subject matter of a claim thereof filed by a Person in good faith that has not been cancelled, withdrawn or abandoned, nor been pending for more than six (6) years from the earliest filing date to which such patent application or claim is entitled.

Section 1.60 “Vividion Co-Co Collaboration Intellectual Property” means the Co-Co Collaboration Intellectual Property Controlled by Vividion.

Section 1.61 “Vividion Co-Co Collaboration Know-How” means the Co-Co Collaboration Know-How Controlled by Vividion (including Vividion’s interest in the Joint Co-Co Know-How and Joint Inventions).

Section 1.62 “Vividion Co-Co Collaboration Patents” means the Co-Co Collaboration Patents Controlled by Vividion (including Vividion’s interest in the Joint Co-Co Patents and Joint Patents).

Section 1.63 “Vividion Intellectual Property” means Vividion Know-How and Vividion Patents, collectively; but excluding any Know-How or Patents licensed to Vividion under the License Agreement by and between Vividion and The Scripps Research Institute, dated as of January 6, 2016.

Section 1.64 “Vividion Know-How” means any Know-How that is (a) Controlled by Vividion as of the Execution Date (including its interest in any Joint Collaboration Know-How, as defined under the Master Agreement) or during the Term, and (b) necessary or useful for the Development, Manufacture or Commercialization of the Shared Products, but excluding (y) Co-Co Collaboration Know-How and (z) any Know-How licensed to Vividion under the License Agreement by and between Vividion and The Scripps Research Institute, dated as of January 6, 2016.

Section 1.65 “Vividion Patents” means any Patents that (a) are Controlled by Vividion as of the Execution Date (including its interest in any Joint Collaboration Patents, as defined under the Master Agreement) or during the Term, and (b) Cover, or are useful for, the Development, Manufacture or Commercialization of the Shared Products (including the composition of matter, manufacture or any use thereof); but excluding (y) Co-Co Collaboration Patents and (z) any Patents licensed to Vividion under the License Agreement by and between Vividion and The Scripps Research Institute, dated as of January 6, 2016. Vividion Patents as of the Execution Date are as set forth on Exhibit B to this Agreement.

Section 1.66 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

DEFINITION	SECTION

35 U.S.C. § 102(c) Patent	Section 10.7

Academic Essential Provisions	Section 8.6(b)(iii)

Accounting Standards	Master Agreement

Acquirer Program	Section 8.6(b)(v)(D)

Additional Study	Section 3.3

Additional Study Approval	Section 3.3(c)

Affiliate	Master Agreement

Agreement	Preamble

Allocable Overhead	Exhibit D

Allowable Expenses	Exhibit D

Allowed Indication	Section 8.6(b)(viii)

Antitrust Law	Master Agreement

Audit Team	Section 9.7(a)

Audit Rights Holder	Section 9.7(e)

Auditee	Section 9.7(e)

DEFINITION	SECTION

Bankruptcy Code	Section 8.8

Barred Indication	Section 8.6(b)(vii)

Business Day	Master Agreement

CCB Program MTA	Master Agreement

Celgene	Preamble

Celgene Indemnified Parties	Section 13.2

Celgene Independent Product	Master Agreement

Challenge	Section 14.3(d)

Challenging Party	Section 14.3(d)

Change of Control	Master Agreement

Clinically Develop	Section 8.6(a)

Co-Co Buy-In	Section 3.4

Combination Product	Section 1.41

Commercialization/Commercialize	Master Agreement

Commercialization Budget	Section 6.2(c)

Commercialization Costs	Section 6.5(c)

Commercialization Plan	Section 6.2(a)

Commercially Reasonable Efforts	Master Agreement

Competitive Infringement	Section 10.3(b)

Competitive Program	Section 8.6(b)(iv)

Competitive Program Party	Section 8.6(b)(iv)

Control/Controlled	Master Agreement

Cooperating Party	Section 11.3(b)(iii)

Costs of Goods Sold or COGS	Exhibit D

Cover/Covering/Covered	Master Agreement

CPI	Section 1.29

Cure Period	Section 14.3(b)(i)

Damages	Master Agreement

Deemed Buy-In	Section 3.3(c)

Develop/Development	Master Agreement

Development Budget	Section 3.1(a)(i)

Directed	Master Agreement

Disclosing Party	Section 11.1

Dispute	Section 15.1

[Distinct Product	Master Agreement]

[Distinct Product Catch-Up Payments	Section 9.2(a)(iii)]

Distribution Costs	Exhibit D

Earlier Patent	Section 10.7

Electronic Delivery	Section 15.16

Enabling Manufacturing	Section 8.6(a)

Execution Date	Preamble

FDA	Master Agreement

FDCA	Master Agreement

Finance Working Group	Section 2.2(f)

force majeure event	Section 15.7

DEFINITION	SECTION

Functional Phenotypic Assay Similarity Criteria	Master Agreement

Global Safety Database	Section 5.3

Gross Profit	Exhibit D

Incentive Compensation	Section 6.5(b)(v)

IND	Master Agreement

Indemnified Party	Section 13.3

Indemnitor	Section 13.3

Indirect Taxes	Section 9.8(b)(i)

Indication	Master Agreement

Information Request	Section 6.5(b)(vii)

Initial Enforcement Party	Section 10.3(b)

Joint Inventions	Section 10.1(c)

Joint Patents	Section 10.1(c)

Know-How	Master Agreement

Law	Master Agreement

Licensed Branding	Section 6.6(c)

Licensing Party	Section 8.5(c)

Lump Sum	Section 3.3(c)

Manufacture/Manufacturing	Master Agreement

Manufacturing Costs	Exhibit D

Marketing Costs	Exhibit D

Master Agreement	Introduction

Material Breach	Section 14.3(b)(i)

Non-Proposing Party	Section 3.3

Operating Profits or Losses	Exhibit D

Opt-In Right	Master Agreement

Other Operating Income/Expense	Exhibit D

Party or Parties	Preamble

Patent Officers	Master Agreement

Patent Prosecution Expenses	Section 10.2(c)

Patent	Master Agreement

Payee Party	Section 9.8(b)(i)

Paying Party	Section 9.8(b)(i)

Permitted Indication	Section 8.6(b)(vii)

Person	Master Agreement

Pharmacovigilance Agreement	Section 5.3

Pharmacovigilance Expenses	Exhibit D

Phase I Study	Master Agreement

Phase II Study	Master Agreement

Phase III Study	Master Agreement

Pivotal Clinical Trial	Master Agreement

Product Recall Expenses	Exhibit D

Product Trademarks	Section 6.6(a)

Profit & Loss Share	Section 9.3(a)

Program Assets	Section 12.4(a)

DEFINITION	SECTION

DEFINITION	SECTION

Program Compound	Master Agreement

Program Product	Master Agreement

Program Target	Master Agreement

Proposing Party	Section 3.3

Prosecuting Party	Section 10.2(d)(ii)

Prosecution/Prosecute	Master Agreement

Publication	Master Agreement

Pursuing Party	Section 14.3(d)

Receiving Party	Section 11.1

Redacted Version	Section 11.3(b)(i)

Regulatory Approval	Master Agreement

Regulatory Authority	Master Agreement

Regulatory Expenses	Exhibit D

Regulatory Interactions	Section 5.1(b)

Report	Exhibit D

Requesting Party	Section 11.3(b)(iii)

Royalty Rate	Section 9.4(a)

Royalty Term	Section 9.4(b)

Sales Costs	Exhibit D

Sales Milestone Condition	Section 9.2(b)

SEC	Section 11.3(b)(i)

Selected Target	Master Agreement

Selling Party	Section 1.41

Separate Program	Master Agreement

Separate Program Product	Section 8.6(b)(vii)

Step-In Enforcement Party	Section 10.3(d)

Sublicense Revenues	Exhibit D

Subsequent Third Party Agreement	Section 9.5(b)

Term	Section 14.1

Third Party Contractors	Section 8.2(a)(ii)

Third Party Infringement	Section 10.3(a)

Third Party Infringement Action	Section 10.4

Third Party Products Liability Action	Section 13.5(a)

Vividion	Preamble

Vividion Indemnified Parties	Section 13.1

Vividion Opt-Out Notice	Section 2.3(a)

Vividion Opt-Out Date	Section 2.3(b)

Article II

Governance; Collaboration

Section 2.1 Certain Interactions with and Effects on the Master Agreement. Upon and after the Effective Date, notwithstanding anything to the contrary in the Master Agreement:

(a) During the Term, the Committees shall remain established as set forth in Article IV of the Master Agreement to perform the functions set forth therein with respect to the Parties’ activities under this Agreement.

(b) Except as otherwise set forth in this Agreement, all activities regarding Development and Manufacturing of Shared Products shall cease under the Master Agreement and all future such activities shall be conducted solely under this Agreement.

(c) None of the Parties’ activities performed in accordance with this Agreement (including those activities specifically permitted upon and after termination) shall be deemed a violation of Section 5.2 of the Master Agreement.

Section 2.2 Decision Making.

(a) Committee Voting. All decisions of a Committee with respect to the Parties’ activities under this Agreement shall be attempted to be made by unanimous vote, with each Party’s representatives collectively having one (1) vote, and each such decision (if made) shall be set forth in minutes approved by both Parties’ representatives on the Committee. Upon [***] Business Days prior written notice, either Party may convene a special meeting of a Committee for the purpose of resolving any failure to reach agreement on a matter within the scope of the authority and responsibility of such Committee. No Committee shall have the authority to resolve any dispute involving the breach or alleged breach of this Agreement or to amend or modify this Agreement or the Parties’ respective rights and obligations hereunder.

(b) Referrals from JDC or JCC to JSC. If the JDC or JCC is unable to decide, by unanimous vote, on any matter so referred to it for resolution by one or both Parties within [***] Business Days after the matter is so referred to it, the chairperson of the JDC or JCC, as applicable, shall refer such matter to the JSC for attempted resolution by unanimous vote.

(c) Referrals from the JSC to Executive Officers. If the JSC is unable to decide, by unanimous vote, on any such matter referred to it by the JDC or the JCC or on any other matter specified in this Agreement to be decided by the JSC, within [***] Business Days after the matter is referred to it or first considered by it, the chairperson of the JSC shall submit such matter for attempted resolution by agreement of the Executive Officers.

(d) Decision-Making Authority. If the Executive Officers are unable to resolve any matter referred to them by the chairperson of the JSC within [***] Business Days after the matter is referred to them, then, subject to Section 2.2(g):

(i) if the [***] the right to decide any such unresolved matter that relates solely to the US Territory, (B) Celgene shall have the right to decide any such unresolved matter that relates solely to the ROW Territory, and (C) if Vividion is the Lead US Party and such unresolved matter relates to both the US Territory and the ROW Territory, Vividion shall have the right to decide such unresolved matter with respect to the US Territory and Celgene shall have the right to decide such unresolved matter with respect to the ROW Territory; provided, however, that, in each case ((A), (B) and (C)), the resolving Party shall give due, good faith consideration to any comments or preferences expressed by the other Party with respect to any such matter;

(ii) if the unresolved matter relates to Commercialization of the Shared Products: (A) the Lead US Party shall have the right to decide the unresolved matter for the US Territory and (B) Celgene shall have the right to decide the unresolved matter for the ROW Territory; provided, however, that the resolving Party shall give due consideration to any comments or preferences expressed by the other Party with respect to such matter; and

(iii) if the unresolved matter relates to Manufacture of the Shared Products, Celgene shall have the right to decide the unresolved matter for the Territory; provided, however, that Celgene shall give due, good faith consideration to any comments or preferences expressed by Vividion with respect to any such matter;

(e) JPC. If the JPC is unable to decide, by unanimous vote, on any matter within [***] Business Days after the matter is first raised with the JPC, then the matter will be referred to the Patent Officers for resolution. If such matter is not resolved by the Patent Officers of the Parties within [***] Business Days after the matter was referred to them, then, subject to Section 2.2(g), the applicable Prosecuting Party (as set forth in Article X) may decide the matter. Notwithstanding the foregoing, but subject to Section 2.2(g), if at any time the Party who has decision-making rights for such matter under Article X reasonably believes that the delay in decision resulting from such procedure will create a risk that any rights to Know-How or Patents will be lost or otherwise diminished, then such Party may exercise such decision-making rights immediately, provided that such resolving Party shall give due, good faith consideration to any comments or preferences expressed by the other Party with respect to such matter.

(f) Formation of Finance Working Group. Promptly after the Effective Date, Celgene and Vividion shall establish a joint Finance Working Group (the “Finance Working Group”), which shall report to the JDC with respect to the Development of the Shared Products, to the JCC with respect to the Commercialization of the Shared Products and to the JSC with respect to the preparation and approval of the Reports and other related financial information in accordance with Exhibit D and the terms and conditions of this Agreement, and operate in coordination with the various committees. The Finance Working Group shall include individuals from each Party with reasonable expertise in the areas of accounting, cost allocation, budgeting and financial reporting. The Finance Working Group shall be responsible for: (i) coordinating and conducting the accounting, reporting, reconciliation and other related activities set forth in this Agreement and Exhibit D; (ii) advising and providing support to the JSC and the other committees with respect to financial, accounting, budgeting, reporting and other issues that may arise in connection with the various plans and corresponding budgets for activities thereunder; (iii) reviewing relevant FTE costs and other costs included in the Profit & Loss Share incurred by the Parties and their Affiliates hereunder; (iv) recommending for approval by the JSC any changes to reporting procedures; (v) coordinating or performing the budgeting, consolidation, completion and review of the Reports and other related financial information statements in accordance with the terms and conditions of this Agreement and Exhibit D, including budgeting and calculation of Allowable Expenses not covered in the Development Budget or the Commercialization Budget; (vi) performing and reviewing calculations for the reconciliation of payments, and controlling and performing such other accounting functions as provided in the terms and conditions of this Agreement and Exhibit D; (vii) coordinating audits pursuant to Section 9.7, by Third Party audit firms, and discussing and attempting to resolve discrepancies or issues arising from such audits; (viii) performing such other functions as are specifically delegated to the

Finance Working Group in this Agreement or Exhibit D, or as the Parties otherwise agree are appropriate to further the purposes of this Agreement; (ix) working with the JSC and the committees to assist in financial, budgeting and planning matters, and providing periodic updates to the JSC, JDC and JCC on financial matters relating to this Agreement, and perform such other financial matters as are delegated to it under this Agreement or by the JSC, JDC and JCC; and (x) making such decisions and determinations as are assigned to it under this Agreement. If the Finance Working Group is unable to decide, by unanimous vote, on any matter so referred to it for resolution by one or both Parties within [***] Business Days after the matter is so referred to it, the Finance Working Group shall refer such matter to the JDC, JCC or JSC, as applicable, for attempted resolution by unanimous vote.

(g) Exceptions.

(i) This Section 2.2 is subject to the applicable terms and conditions of Article IV of the Master Agreement.

(ii) No Party shall have the right to finally resolve a dispute pursuant to Section 2.2(d), without agreement of the other Party, in a manner that would impose any obligations on such other Party beyond those for which such other Party is responsible, or diminish such other Party’s rights, under this Agreement or the then-current Development Plan or Development Budget or Commercialization Plan or Commercialization Budget, as applicable, (including by increasing such other Party’s financial obligations hereunder).

(iii) Notwithstanding anything to the contrary contained herein, the Parties understand and agree that, from and after the date that Vividion provides the Vividion Opt-Out Notice, the Committees shall no longer have any decision-making authority, but shall continue to function for information sharing purposes until the Vividion Opt-Out Date.

(h) All “Confidential Information” disclosed under the Master Agreement that solely relates to any Shared Product shall, subject to Sections 11.1(a), 11.1(b), 11.1(c) and 11.1(d), be deemed to be Confidential Information disclosed under this Agreement and not the Master Agreement. All “Confidential Information” disclosed under the Master Agreement that relates to, but does not solely relate to, any Shared Product shall be deemed “Confidential Information” disclosed under the Master Agreement and also, subject to Sections 11.1(a), 11.1(b), 11.1(c) and 11.1(d), Confidential Information disclosed under this Agreement; provided, however, that any disclosure of such information that is permitted under the Master Agreement shall not be deemed a breach of this Agreement and any disclosure of such information that is permitted under this Agreement shall not be deemed a breach of the Master Agreement.

Section 2.3 Vividion Opt-Out.

(a) Opt-Out Notice. Without it being a breach of Article VII, Vividion shall have the right to elect to opt out of its Development, Manufacturing and Commercialization rights and the sharing of Operating Profits or Losses under this Agreement by written notice to Celgene (such notice, the “Vividion Opt-Out Notice”); provided, however, that Vividion may not, without consent of Celgene, provide any such notice (x) within [***] months after any Regulatory Authority or the other Party has provided to any Committee or Vividion any notification under

Section 5.4 that a recall, market withdrawal or similar action may be required with respect to any Shared Product or (y) within [***] months after any Committee or Vividion receives knowledge of any Third Party Products Liability Action. After Vividion provides such Vividion Opt-Out Notice, Celgene shall have sole discretion with respect to any matters regarding further Development, Manufacturing and Commercialization (including any sales force activities and designation of sales representatives) hereunder, provided that, (i) during the period between such Vividion Opt-Out Notice and the applicable Vividion Opt-Out Date, Celgene shall use Commercially Reasonable Efforts to continue such activities in accordance with the plans and budgets therefor in effect as of such Vividion Opt-Out Notice and (ii) after the applicable Vividion Opt-Out Date, Celgene shall use Commercially Reasonable Efforts to Develop and Commercialize the Shared Products as provided in Article VII.

(b) Opt-Out Date. Vividion’s opt-out shall be effective [***] months after the Vividion Opt-Out Notice is given; provided that, if Vividion exercises its right to opt-out at any time during the [***] month period prior to the anticipated First Commercial Sale in the US Territory of any Shared Product, then such notice period shall commence on the date of the Vividion Opt-Out Notice and continue until [***] months after the actual First Commercial Sale of such Shared Product in the US Territory (the “Vividion Opt-Out Date”).

(c) Effects of Vividion Opt-Out Notice or Vividion Opt-Out Date. Following the Vividion Opt-Out Notice:

(i) the license and sublicense granted to Vividion under Section 8.1(b) shall terminate effective as of the Vividion Opt-Out Date and all licenses granted by Vividion to Celgene under Section 8.1(a) with respect to the Shared Product(s) shall convert to exclusive worldwide licenses and otherwise remain in effect;

(ii) effective as of the Vividion Opt-Out Date, the Committees shall not oversee or review any of the matters under this Agreement;

(iii) neither Party shall have any further obligations under the Development Plan or Commercialization Plan effective as of the Vividion Opt-Out Date (and such plans, for clarity, shall terminate);

(iv) effective as of the Vividion Opt-Out Date, Celgene (but not Vividion) shall continue to have obligations under Section 7.1(b) and Section 7.2, but neither Party shall have any obligations under Section 7.1(a);

(v) [***] shall be solely responsible for all COGS and Allowable Expenses for the Shared Products incurred after the Vividion Opt-Out Date, except as provided in this Section 2.3(c) and as provided in Section 5.4, Section 13.4 and Section 13.5;

(vi) effective as of the Vividion Opt-Out Date, Vividion shall cease to conduct any further Development or Commercialization activities (including marketing activities) with respect to any Shared Products, cease to have any obligations to use Commercially Reasonable Efforts with respect to Article III (Development) and Article VI (Commercialization), and cease to incur any further COGS or Allowable Expenses except as approved by Celgene or as provided in Section 5.4, Section 13.4 and Section 13.5;

(vii) within [***] days after the Vividion Opt-Out Date, Vividion shall provide to Celgene a reasonably detailed accounting of all COGS and Allowable Expenses incurred by Vividion under the Collaboration prior to the Vividion Opt-Out Date for the purpose of calculating a final reconciliation of shared costs through the Vividion Opt-Out Date in accordance with Section 9.1 and Section 9.3;

(viii) within [***] days after the Vividion Opt-Out Notice, Vividion shall provide to Celgene a reasonably detailed summary of Development and Commercialization activities performed by Vividion under the Collaboration, including any Clinical Trials committed but not yet completed as of such date;

(ix) within [***] days after the Vividion Opt-Out Date, Vividion shall provide to Celgene an update to the summary provided pursuant to subsection (viii) above;

(x) Vividion shall undertake, and coordinate with Celgene with respect to, any wind-down or transitional activities reasonably necessary to transfer to Celgene all Development and Commercialization responsibility for the Shared Products throughout the Territory, at [***] sole expense, and Vividion shall use Commercially Reasonable Efforts to complete such activities before the Vividion Opt-Out Date; provided that the Parties shall reasonably cooperate in seeking to minimize the costs of such wind-down or transitional activities; provided further that, (A) if Celgene requests that any contracts or agreements that extend beyond the Vividion Opt-Out Date be terminated, Vividion and Celgene shall share all costs associated with such termination, and, (B) if Celgene requests that any such contract or agreement remain in effect, Celgene shall be responsible for all costs, expenses and Product Liabilities incurred under such contract or agreement following the Vividion Opt-Out Date or, if Celgene requests assignment of such contract or agreement prior to the Vividion Opt-Out Date, incurred following such assignment (whichever is earlier); it being understood and agreed that, notwithstanding anything to the contrary contained herein, Vividion shall continue to be responsible with Celgene pursuant to the terms and conditions of this Agreement for all costs, expenses and Product Liabilities incurred or otherwise arising prior to the assignment of such contract or agreement to Celgene (including liability arising following the Vividion Opt-Out Date to the extent based on facts and circumstances first arising prior to such assignment), under such contract or agreement as if no such Vividion Opt-Out Date had occurred;

(xi) effective as of the Vividion Opt-Out Date, each Shared Product shall be subject to the royalty provisions of Section 9.4 from and after the Vividion Opt-Out Date, in lieu of the sharing of Development Costs under Section 9.1 and Operating Profits or Losses under Section 9.3;

(xii) following the Vividion Opt-Out Date, Celgene shall provide to Vividion an annual written progress report during the Term on the status of its material Development activities with respect to the Shared Program under this Agreement; and

(xiii) as quickly as reasonably possible, as and to the extent applicable, Vividion shall transition to Celgene (if not previously transitioned) Vividion’s Prosecution and enforcement responsibilities (if any) with respect to Vividion Patents, Vividion Co-Co

Collaboration Patents, Joint Inventions and Joint Co-Co Patents, which transition Vividion shall use Commercially Reasonable Efforts to complete prior to the Vividion Opt-Out Date, and thereafter provide reasonable assistance to Celgene and cooperation in connection therewith, including execution of such documents as may be necessary to effect such transition, provided that Vividion shall retain step-in rights (in the event that Celgene elects not to Prosecute) on Prosecution matters relating to Joint Co-Co Patents, Vividion Patents and Vividion Co-Co Collaboration Patents that are not Joint Co-Co Patents comparable to the non-Lead US Party’s step-in rights under Section 10.2(a).

(d) No Reversion. For purposes of clarity, except as provided in this Agreement, after the Vividion Opt-Out Date, Celgene shall be responsible for all costs and expenses for the Shared Program and Vividion shall not have any option or right to buy back into any co-Development or co-Commercialization rights with respect to the Shared Program.

Article III

Development

Section 3.1 Development of Shared Products.

(a) Development Plan.

(i) Initial Plan. Subject to Section 2.2 and Section 2.3, Development of Shared Products shall be governed by the Development Plan for each of the US Territory and the ROW Territory that, collectively, describe the Development activities to be undertaken with respect to the Shared Products in the Territory, which shall include an annual budget of Development Costs and related Manufacturing Costs and other Allowable Expenses pursuant to Section 3.1(b) (“Development Budget”) and anticipated timelines for performance. Promptly after the Effective Date, but in any event within [***] days thereafter, the Lead US Party (with respect to Development of the Shared Products in the US Territory) and Celgene (with respect to Development of the Shared Product in the ROW Territory) shall each prepare and submit to the JDC for review the applicable portions of a Development Plan for inclusion in an initial global Development Plan for Shared Products, including any activities to be performed by Vividion for U.S. Administration, and such initial global Development Plan for Shared Products shall be subject to review and approval by the JSC. The JDC will review the required form and contents of the Development Plan (which shall be subject to review and approval by the JSC), and will review each Development Plan in accordance with Section 3.1(c). The Development Plan may be amended from time to time by the JDC. The Direct Costs of conducting Development activities in both the ROW Territory and the US Territory in relation to a Shared Product shall be reflected in the Development Budget and allocated and paid as set forth in Section 3.2.

(ii) Updates. Following the initial preparation of the Development Plan as set forth in Section 3.1(a)(i), the JDC will update, and the JSC will review approve, the Development Plan at least once in each Calendar Year during the Term prior to the grant of Regulatory Approval for the applicable Shared Products, with (A) the Lead US Party proposing the updates for the Development Plan with respect to Shared Products for U.S. Administration and (B) Celgene proposing the updates for the Development Plan with respect to Shared Products for ROW Administration. In addition, either Party may reasonably request at any time that the JDC consider, and the JSC review and approve, other updates to the Development Plan for Development activities to support Regulatory Approval on a global basis, including any Additional Study pursuant to Section 3.3. Neither Party (itself or by or through any others, including any Affiliates or (sub)licensees) will take any material action regarding the Development of the Shared Products unless described in the Development Plan or mutually agreed upon in writing by the Parties or, with respect to Additional Studies, in accordance with Section 3.3, or as required by applicable Laws or applicable Regulatory Authorities or independent monitoring boards for Clinical Trials.

(b) Development Budgets. Promptly after the Effective Date, but in any event within [***] days thereafter, and concurrently with the preparation of the Development Plan pursuant to Section 3.1(a), the Parties shall cooperate to prepare the initial Development Budget, which shall be reviewed and approved by the JSC. The Lead US Party shall be responsible for the preparation of the applicable portion of the budget for the Development activities, including all Clinical Trials, to be conducted solely to support Regulatory Approval of Shared Products in the US Territory, and Celgene shall be responsible for the preparation of the portion of the budget for the Development activities, including all Clinical Trials, to be conducted solely to support Regulatory Approval of Shared Products in the ROW Territory. All reasonable Direct Costs incurred by either Party or its Affiliates in conducting (i) Development activities pursuant to the Development Plan, or (ii) Additional Studies that the Parties agree to conduct pursuant to Section 3.3 following the Agreement Effective Date shall be considered Development Costs or Manufacturing Costs or other Allowable Expenses, as applicable, and shall be included in Allowable Expenses for the purposes of calculating the Profit & Loss Share. For Development Costs and related Manufacturing Costs and other Allowable Expenses to be incurred from and after the Effective Date, the JSC will review and approve the Development Budget reasonably in advance of the applicable Development Costs or Manufacturing Costs or other Allowable Expenses being incurred (with the intent being to obtain such approval at least [***] months in advance of such costs being incurred, where practicable). Thereafter, the JSC will update and provide the JDC with a copy of the Development Budget, including the budgeted Development Costs and related Manufacturing Costs and other Allowable Expenses, each Calendar Year at a meeting of the JDC sufficiently in advance of the next Calendar Year so as to provide the Parties with an opportunity to budget accordingly, but in any event no later than November 1st of each Calendar Year during the Term. The JSC will review and approve any such update or any other amendment to the Development Budget. In addition, either Party may request at any time that the JDC consider, and the JSC approve, other updates to the Development Budget. The Parties understand and agree that, if the Non-Proposing Party does not elect to participate in an Additional Study as set forth in Section 3.3, the Proposing Party shall have the sole right to amend the Development Budget to account for the Direct Costs of such Additional Study (but, for clarity, shall not have the right to impose any additional payment obligations on the Non-Proposing Party for expenses related to such Additional Study, unless and until a Co-Co Buy-In occurs as set forth in Section 3.4, or a Deemed Buy-In occurs pursuant to Section 3.3(c)), after which time any changes to the Development Budget shall be run through the procedures described in this Section 3.1(b). Each Party shall use Commercially Reasonable Efforts to perform the activities assigned to it in the Development Plan.

(c) General Development Principles. It is the intent of the Parties that Development of the Shared Products will be conducted in accordance with the following principles, except as otherwise mutually agreed by the Parties. The JDC (or the JSC or the Executive Officers as applicable) shall take into account and attempt to implement the following principles in its decision-making, including preparation, review and approval of any updates to and amendments of the Development Plan:

(i) Regardless of the specific division of responsibility between the Parties for particular activities at any particular time, the JDC (and JSC) shall serve as a conduit for sharing information, knowledge and expertise relating to the Development of the Shared Products.

(ii) Clinical Development of the Shared Products should be performed according to a single, integrated global program (with, for the avoidance of doubt, allowance of Additional Studies as provided in Section 3.3).

(iii) The Development Plan should include an allocation of responsibilities between the Parties reasonably determined after taking into consideration each Party’s expertise, capabilities, staffing and available resources to take on such activities.

(iv) After receipt of Regulatory Approval of a Shared Product in any Major Market, the Development Plan should (absent special circumstances or significant changes in circumstances) include pursuit of Regulatory Approval for such Shared Product in the other Major Markets and such other countries as the applicable Lead Party deems appropriate.

(d) Coordination and Reports. Each Party shall coordinate with, and keep the JDC informed with respect to, activities assigned to such Party under the Development Plan, including the conduct of any applicable Clinical Trials. Each Party shall provide the JDC with regular quarterly written reports on such Party’s Development activities relating to the Collaboration, including a summary of results, information, and data generated, any activities planned with respect to Development going forward (including, for example, updates regarding regulatory matters and Development activities for the next Calendar Quarter), challenges anticipated and updates regarding intellectual property issues (including a disclosure of Co-Co Collaboration Intellectual Property discovered, developed, generated or invented since the last written report) relating to the Collaboration. Such written reports may be discussed by telephone or video-conference, or may be provided at each JDC meeting; provided that, reasonably in advance of the meeting of the JDC, the Party providing the written report will deliver to the JDC an agenda setting forth what will be discussed during the meeting. The Party receiving such written report shall have the right to reasonably request, and to receive in a timely manner at or after the JDC meeting, clarifications and answers to questions with respect to such reports.

Section 3.2 Development Costs and Related Manufacturing Costs. The Parties will share all Development Costs and related Manufacturing Costs incurred from and after the Effective Date in accordance with Section 9.1.

Section 3.3 Additional Development Activities. If, following the Effective Date, the Lead Party in the US Territory or the ROW Territory, as applicable (any such Party, the “Proposing Party”) wishes (i) to conduct a Clinical Trial or other study (including to repeat any Clinical Trial previously conducted under the Development Plan that failed to meet its primary endpoints) of

Shared Products not contemplated by the Development Plan, (ii) to Develop Shared Products for a territory in which it is the Lead Party for any Indication in the Field other than an Indication for which such Shared Products are being Developed pursuant to the Development Plan, (iii) to Develop a dosage form or formulation of Shared Products for a territory for which the Proposing Party is the Lead Party other than that being studied in the Development Plan, or (iv) to conduct any other Clinical Trial of a Shared Product in the Field for a territory for which the Proposing Party is the Lead Party, or any Clinical Trial or study that is not otherwise set forth in the Development Plan, or any Clinical Trial that the Proposing Party believes may have utility to support Regulatory Approval in the Proposing Party’s territory, including any Phase IV Study or any combination of pharmaceutical products (each such study or activity in (i)-(iv) not already included in the then-current Development Plan, an “Additional Study”), then Parties understand and agree that this Section 3.3 shall apply and, accordingly, (A) the Proposing Party shall first provide the proposed trial design and protocol for such Additional Study to the other Party (the “Non-Proposing Party”), through its members on the JSC for review and approval as to the clinical and regulatory aspects of such Additional Study, and shall incorporate reasonable comments from the Non-Proposing Party’s JSC members into such Additional Study design and protocol, and (B) following such review by the Non-Proposing Party’s JSC members, the Proposing Party shall provide the final proposed design and projected costs of such Additional Study to the Non-Proposing Party’s JSC members. In any such case the following shall apply:

(a) If the Non-Proposing Party, through its members of the JSC, agrees to co-fund such Additional Study or subsequently elects to exercise a Co-Co Buy-In pursuant to Section 3.4, the Parties shall amend the Development Plan and the Development Budget to include such Additional Study, and, subject to Section 3.4, the Direct Costs of such Additional Study that constitute Development Costs, Manufacturing Costs or other Allowable Expenses shall be included for the purposes of calculating the Profit & Loss Share.

(b) If the Non-Proposing Party does not wish to include costs incurred with respect to such proposed Additional Study as Development Costs, Manufacturing Costs and other Allowable Expenses subject to the Profit & Loss Share, but the Non-Proposing Party has no material objection to such Additional Study, the Proposing Party may proceed with such Additional Study and would be solely responsible for the conduct and costs of such study, subject to Section 3.3(c) and Section 3.4. In such case, the Non-Proposing Party would have no rights to use any resulting data (including any Shared Product Data), except as set forth in Section 3.5(b) with respect to safety information required to be filed with the applicable Regulatory Authorities, in any such filings with Regulatory Authorities in the territory for which such non-funding Party is the Lead Party, unless and until a Co-Co Buy-In occurs as set forth in Section 3.4, or a Deemed Buy-In occurs pursuant to Section 3.3(c). In the event that Celgene is the Non-Proposing Party, Celgene agrees to sell to Vividion sufficient quantities of the Shared Product to conduct the applicable Additional Study at a price equal to Celgene’s cost pursuant to the terms of a supply arrangement to be mutually agreed between the Parties.

(c) If (i) the Non-Proposing Party does not wish to co-fund an Additional Study, include an Additional Study as a Development Cost, Manufacturing Cost or other Allowable Expense (for the purposes of calculating the Profit & Loss Share), or to exercise a Co-Co Buy-In for such Additional Study pursuant to Section 3.4 prior to the initiation of (A) a Pivotal Clinical Trial or (B) a Phase III Study of such Shared Product for the Indication, formulation, dosage form or other attribute of such Shared Product that was the subject of such Additional Study and if the data from such Additional Study thereafter is included as primary efficacy data (and not solely safety data) in the Regulatory Approval for such Indication, formulation, dosage form or other attribute of such Shared Product, or informs a reimbursement decision, in Australia, Austria, Belgium, Brazil, Bulgaria, Croatia, Canada, China, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, India, Ireland, Israel, Italy, Japan, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, New Zealand, Norway, Poland, Portugal, Russia, San Marino, Singapore, Slovakia, Slovenia, South Korea, Spain, Sweden, Switzerland, the United Kingdom or the United States (each, an “Additional Study Approval”), then such Non-Proposing Party shall be deemed to have elected to buy in to such Additional Study (a “Deemed Buy-In”), and shall pay to the Proposing Party for such Additional Study a lump sum payment (“Lump Sum”) equal to [***] percent ([***]%) of the Direct Costs that otherwise would have been apportioned to the Non-Proposing Party as Development Costs, Manufacturing Costs or other Allowable Expenses had such Non-Proposing Party originally opted-in, to conduct such Additional Study prior to the Deemed Buy-In. For example, [***]. The Non-Proposing Party shall pay to the Proposing Party the Deemed Buy-In amounts set forth in this Section 3.3(c) within [***] days after the Proposing Party notifies the Non-Proposing Party in writing that the Proposing Party has received Additional Study Approval.

(d) If the Non-Proposing Party elects to co-fund an Additional Study, or elects to exercise a Co-Co Buy-In pursuant to Section 3.4, or is subject to a Deemed Buy-In as set forth in Section 3.3(c), then following the Non-Proposing Party’s decision to co-fund, or following such Co-Co Buy-In, or Deemed Buy-In, as applicable, all data resulting from such Additional Study (including any Shared Product Data) shall be available for use (i) by the Non-Proposing Party in any territory for which it is the Lead Party, and (ii) by both Parties in the Territory to perform activities allocated to each such Party in the Development Plan or otherwise as set forth in this Agreement.

(e) For clarity, the costs of any Additional Study shall never be included as Development Costs, Manufacturing Costs or other Allowable Expenses or be subject to the Profit & Loss Share (and the Non-Proposing Party shall have no rights to any Shared Product Data arising from any such Additional Study) unless and until (i) the Non-Proposing Party agrees to pay such costs pursuant to Section 3.3(a); (ii) a Co-Co Buy-In occurs pursuant to Section 3.4; or (iii) a Deemed Buy-In occurs pursuant to Section 3.3(c).

Section 3.4 Buy-In Right. Notwithstanding Section 3.3(b) above, and subject to Section 3.3(c), at any time prior to the initiation of the earlier of (a) a Pivotal Clinical Trial or (b) a Phase III Study of an applicable Shared Product for the Indication, formulation, dosage form or other attribute of such Shared Product that was the subject of an Additional Study which the Non-Proposing Party declined previously to co-fund or for which a Deemed Buy-In has not yet occurred, the Non-Proposing Party shall have the right to elect by written notice to the Proposing Party to include Development Costs, Manufacturing Costs and other Allowable Expenses, for the purposes of calculating the Profit & Loss Share, incurred in conducting any Additional Study for Shared Products for which the Non-Proposing Party declined previously to co-fund and for which a Deemed Buy-In has not yet occurred (the “Co-Co Buy-In”). In such case, (x) the Parties shall include within the Development Costs, Manufacturing Costs or other Allowable Expenses (subject to the Profit & Loss Share) from the day of such notice onward [***], and (y) the Non-Proposing Party shall reimburse the Proposing Party an amount equal to [***] percent ([***]%) of the Direct Costs that otherwise would have been apportioned to the Non-Proposing Party if the Non-Proposing Party had originally opted-in, to conduct such Additional Study prior to the Co-Co Buy-In. For example, [***]. Upon any such Co-Co Buy-In, the Parties shall have the rights with respect to such Clinical Trial or studies and the data arising therefrom as set forth in Section 3.3(d) and Section 3.5. If the Non-Proposing Party elects a Co-Co Buy-In, it shall pay to the Proposing Party the Co-Co Buy-In amounts set forth in subsection (y) within [***] days after the Non-Proposing Party notifies the Proposing Party in writing that the Non-Proposing Party is exercising its right to effect the Co-Co Buy-In pursuant to this Section 3.4 and, for clarity, from and after any Co-Co Buy-In, the ongoing Direct Costs incurred for such Additional Study that constitute Development Costs, Manufacturing Costs or other Allowable Expenses shall be subject to the Profit & Loss Share.

Section 3.5 Rights to Use Shared Product Data.

(a) Each Party, in a given country for Development or Commercialization of Shared Products in such country, shall keep accurate records of all Shared Product Data generated as a result of all activity by or on behalf of such Party in performing Development and Commercialization in relation to Shared Products and Companion Diagnostics, including any data generated pursuant to the Party’s activities under Section 3.3. Except as provided in Section 3.3(b) and Section 3.3(e), each Party shall provide the other Party with copies of all such Shared Product Data Controlled by the Party during the Term that is necessary for or reasonably related to the Development and Commercialization of Shared Products and Companion Diagnostics promptly following the generation of such Shared Product Data. Shared Product Data Controlled by the applicable Lead Party (other than that to which the Non-Proposing Party does not have rights pursuant to Section 3.3(b) and Section 3.3(e)) shall be included in the license grant to the non-Lead Party pursuant to Section 8.1(a) or Section 8.1(b), as applicable, and Shared Product Data Controlled by the non-Lead Party shall be included in the license grant to the Lead Party pursuant to Section 8.1(a) or Section 8.1(b), as applicable.

(b) Notwithstanding anything to the contrary in this Agreement, each Party shall promptly provide to the other Party, free of charge, copies of and rights of reference to and use of all Shared Product Data that is Controlled by such Party, and that is relevant to or necessary to address issues relating to: (i) the safety of Shared Products in the Territory, including data that is related to adverse effects experienced with Shared Products, or (ii) all activities relating to CMC regarding Shared Products, and in each of (i) and (ii), that are required to be reported or made available to Regulatory Authorities in the Territory, when and as such data become available.

Section 3.6 Companion Diagnostics.

(a) Development of Companion Diagnostic. The Parties may mutually agree to Develop or Commercialize a Companion Diagnostic for use with the Shared Products; provided that, in the event the Parties do not agree to jointly Develop or Commercialize a Companion Diagnostic, the JDC may permit a Party to Develop, Manufacture or Commercialize a Companion Diagnostic for use with Shared Products in the Territory, directly or indirectly through a Third Party Contractor. In such event, all costs and profits with respect to such Development, Manufacturing or Commercialization of the Companion Diagnostic (as Developed, Manufactured and Commercialized in accordance with this Section 3.6(a)) shall be shared by the Parties in accordance with the Profit & Loss Share, pursuant to a mechanism agreed to by the Parties at the time the Parties agree or the JCD permits a Party to Develop, Manufacture or Commercialize the applicable Companion Diagnostic.

(b) Separate Obligations. No payments shall be owed by Celgene to Vividion pursuant to Section 9.2 or Section 9.4 or by either Party pursuant to Section 14.4 with respect to any Companion Diagnostic. Upon termination of this Agreement, or reversion of rights to a Party with respect to the Shared Products, in addition to the effects of such termination or reversion set forth in Section 14.4, separate transitional activities shall be undertaken with respect to the Companion Diagnostics to ensure that the appropriate Regulatory Approvals, Manufacturing Technology or other Know-How or Patents necessary for the Development, Manufacture or Commercialization of such Companion Diagnostics shall be transferred to the Party to whom the rights to the Shared Products are transferred to the same extent as Regulatory Approvals, Manufacturing Technology or other Know-How or Patents otherwise associated with such Shared Products are transferred.

(c) No Other Diagnostics. For purposes of clarity, unless otherwise mutually agreed by the Parties, neither Party shall have any right, under the licenses granted to such Party pursuant to Section 8.1 and notwithstanding the definition of “Field” hereunder, to Develop, Manufacture or Commercialize any biomarker or diagnostic product for use with the Shared Products, other than a Companion Diagnostic pursuant to this Section 3.6.

Section 3.7 Records; Tech Transfer.

(a) Maintenance of Records. Each Party shall maintain in all material respects, and shall require its Licensee Partners and Third Party Contractors to maintain in all material respects, complete and accurate records in segregated books of all Development work conducted in furtherance of the Collaboration and all results, data and developments made in conducting such activities. Such records shall be complete and accurate and shall fully and properly reflect all such work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall require the applicable study sites to maintain original source documents from Clinical Trials of the Shared Products for at least [***] years (or such longer period as is commercially reasonable under the circumstances, taking into account maintenance requirements under applicable Law) following completion of the Development activities undertaken by such Party or its Licensee Partners or Third Party Contractors; provided that Celgene or Vividion shall be entitled to obtain copies of such source documents at the end of such [***]-year period.

(b) Inspection. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy (or request the other Party to copy) all records of the other Party or its Licensee Partners or Third Party Contractors, as applicable, maintained in connection with the work done and results achieved in the performance of Development activities under the Collaboration, but solely to the extent access to such records is necessary for such Party to exercise its rights under this Agreement.

(c) Tech Transfer. As soon as reasonably practical after the Effective Date and thereafter upon Celgene’s reasonable request during the Term, Vividion shall transfer to Celgene, at no cost to Celgene, copies of all Vividion Know-How, Vividion Co-Co Collaboration Know-How and Vividion’s interest in the Joint Co-Co Know-How related to the Shared Products, to the extent not previously transferred to Celgene. Upon Vividion’s reasonable request during the Term, Celgene shall transfer to Vividion, at no cost to Vividion, copies of all Celgene Know-How, Celgene Co-Co Collaboration Know-How and Celgene’s interest in the Joint Co-Co Know-How related to the Shared Products, to the extent not previously transferred to Vividion. In addition, each Party shall provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to the other Party with respect to the use of such transferred Know-How in the Development, Manufacture and Commercialization of Shared Products. The costs and expenses incurred by either Party in connection with such assistance shall constitute Allowable Expenses.

Article IV

Manufacture and Supply

Section 4.1 Generally. Subject to the terms and conditions of this Agreement, Celgene will assume sole responsibility for Manufacture of the Shared Products and Companion Diagnostics for Development and Commercialization in the Territory for both U.S. Administration and ROW Administration.

Section 4.2 Manufacturing Transition Costs. All Manufacturing Costs associated with Manufacturing Shared Products (including Manufacturing Transition Costs) shall be shared by the Parties in accordance with the Profit & Loss Share.

Article V

Regulatory Matters

Section 5.1 Lead Responsibility for Regulatory Interactions. Except as may otherwise be mutually agreed by the Parties or the JSC, JDC or JCC, as applicable, and subject to oversight by the JSC, JDC or JCC:

(a) Lead Responsibility.

(i) US Territory. The Lead US Party shall have lead responsibility for all Regulatory Interactions with Regulatory Authorities in the US Territory for each Shared Product.

(ii) ROW Territory. Celgene shall have lead responsibility for all Regulatory Interactions with Regulatory Authorities in the ROW Territory for each Shared Product.

(b) Regulatory Interactions Defined. For purposes of this Agreement, “Regulatory Interactions” means (i) monitoring and coordinating all regulatory actions, preparing, submitting and coordinating all communications and filings with, and submissions to, all Regulatory Authorities with respect to the Shared Products and (ii) interfacing, corresponding and meeting with the Regulatory Authorities with respect to the Shared Products.

(c) Transfer of Regulatory Responsibility. Celgene shall become the Lead Party for Regulatory Interactions for any Shared Product upon a Vividion Opt-Out Notice being delivered to Celgene.

(d) Regulatory Responsibilities. Upon and after such time that Celgene becomes the Lead Party for Regulatory Interactions for any Shared Product pursuant to Section 5.1(a) or 5.1(c):

(i) Vividion shall (A) at Celgene’s option, either close or inactivate Vividion’s IND(s) for each Shared Product, or transfer such IND(s) to Celgene, and (B) with Celgene input, complete all relevant activities related to such IND(s) as required for Celgene to assume regulatory ownership, as applicable, all as soon as practicable (but, in the case of the transfer of any IND(s), in no event later than [***] days after Celgene’s notice unless otherwise agreed by the Parties);

(ii) Celgene shall be responsible for the preparation and filing of all regulatory filings with respect to any subsequent Development, Manufacturing or Commercialization for Shared Products after such activities described in clause (i) above are completed; and

(iii) subject to Section 3.3 and Section 3.4, Vividion shall provide Celgene with all relevant clinical and non-clinical data reasonably requested by Celgene or a Regulatory Authority, including CMC, pharmacology and toxicology generated by Vividion with respect to each Shared Product.

Section 5.2 Participation Rights.

(a) Review of Regulatory Documentation. Each Party shall keep the JDC reasonably informed in connection with all Regulatory Interactions, preparation of all Regulatory Documentation, Regulatory Authority review of Regulatory Documentation, Regulatory Approvals, annual reports, including annual safety reports to the respective health authorities, annual re-assessments, and any subsequent variations and changes to labeling, in each case with respect to the Shared Products. Each Party shall respond within a reasonable time frame to all reasonable inquiries by the other Party with respect to any information provided pursuant to this Section 5.2(a) (and sufficiently promptly for the other Party to provide meaningful input with respect to responses to Regulatory Authorities).

(b) Participation in Meetings. The Party not having the lead responsibility for Regulatory Interactions in a country with respect to the Shared Products shall have the right to have up to two (2) senior, experienced employees reasonably acceptable to the responsible Party participate as observers in material or scheduled face-to-face meetings, video conferences and teleconferences with all applicable Regulatory Authorities relating to any Shared Product, and shall be provided with advance access to the responsible Party’s material documentation prepared for such meetings.

(c) Review. Prior to submission of material correspondence to any Regulatory Authority with respect to the Shared Products, the Party having the lead responsibility for Regulatory Interactions shall, sufficiently in advance for the other Party to review and comment, provide the other Party any material correspondence with the Regulatory Authority related to such meetings. The responsible Party shall also provide the other Party with copies of any material correspondence with Regulatory Authorities relating to Development of, or the process of obtaining Regulatory Approval for, the Shared Products and respond within a reasonable time frame to all reasonable inquiries by the other Party with respect thereto.

Section 5.3 Global Safety Database; Pharmacovigilance Agreement. At a time to be mutually agreed by the Parties, the Lead US Party shall establish, hold and maintain a single electronic system for the collection and storage of all safety information for the Shared Products in the Territory (the “Global Safety Database”). Such database shall comply in all material respects with all Laws reasonably applicable to pharmacovigilance anywhere where the Shared Products are being or have been Developed or Commercialized. Unless the Parties otherwise agree in the Pharmacovigilance Agreement, the Lead US Party shall initially be responsible for the Global Safety Database for the Shared Products and the other Party shall assume control on a Shared Product-by-Shared Product basis following the transfer, if any, of lead responsibility for Regulatory Interactions in the US Territory for such Shared Product to the other Party. The Party not maintaining the Global Safety Database may hold and maintain a parallel safety database for the Shared Products as needed or required according to applicable Laws. The Parties will use Commercially Reasonable Efforts to negotiate a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) to govern cooperation among the Parties that will enable each of them to comply with its respective obligations under applicable Laws and to satisfy its duty of care with respect to the Shared Products, including with regard to ownership of the Global Safety Database, adverse event data collection, analysis and reporting. The Pharmacovigilance Agreement will be entered among the Parties no later than [***] days following the Effective Date.

Section 5.4 Recalls, Market Withdrawals or Corrective Actions.

(a) In the event that any Regulatory Authority issues or requests a recall, market withdrawal or similar action in connection with a Shared Product in any portion of the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall, market withdrawal or similar action in any country in the Territory, the Party notified of such recall, market withdrawal or similar action, or the Party that desires such recall, market withdrawal or similar action, shall within twenty-four (24) hours advise the other Party thereof by telephone. The Lead Party shall, after reasonable consultation with the other Party, decide whether to conduct a recall, market withdrawal or similar action in its applicable portion of the Territory and the manner in which any such recall, market withdrawal or similar action shall be conducted. Each Party will make available to the other Party, upon request, all of such Party’s (and its Affiliates’) pertinent records that such other Party may reasonably request to assist such other Party in effecting any recall, market withdrawal or similar action.

(b) The costs and expenses incurred before the Vividion Opt-Out Date relating to a recall, market withdrawal or similar action of any Shared Product(s) in the Territory shall be taken into account in determining the Profit & Loss Share (as, and to the extent, provided in Section 9.1, Section 9.3 and Exhibit D). The costs and expenses incurred after the Vividion Opt-Out Date for any recall, market withdrawal or similar action of any Shared Product(s) in the Territory shall be borne solely by Celgene if and only to the extent (i) such recall, market withdrawal or similar action was caused by the occurrence after the Vividion Opt-Out Date of the event, incident or circumstance that led to the recall, market withdrawal or similar action and (ii) the event, incident or circumstance and the costs and expenses for such recall, market withdrawal or similar action are not the subject of an indemnity obligation of Vividion under Section 13.2. The costs and expenses incurred after the Vividion Opt-Out Date relating to any recall, market withdrawal or similar action of any Shared Product(s) shall be borne by the Parties in accordance with the Profit & Loss Share to the extent (A) such recall, market withdrawal or similar action was caused by the occurrence before the Vividion Opt-Out Date of the event, incident or circumstance that led to the recall, market withdrawal or similar action and (B) such event, incident or circumstance and such costs and expenses are not the subject of an indemnity obligation of either Party under Section 13.1 or Section 13.2. If Vividion is invoiced for its portion of such costs and expenses incurred after the Vividion Opt-Out Date, payment is due within [***] days of receipt of invoice.

Article VI

Commercialization

Section 6.1 Commercialization Responsibilities for Shared Products.

(a) Responsibility. Subject to the terms and conditions of this Agreement, each Party shall have the responsibilities for the Commercialization of Shared Products as specified in the Commercialization Plan. Subject to the foregoing and the remainder of this Article VI, the applicable Lead Party in each of the US Territory and the ROW Territory shall have primary responsibility and final decision-making authority for Commercialization of Shared Products in the US Territory and the ROW Territory, respectively, in accordance with Section 2.2. The non-Lead Party (itself or by or through any others, including any Affiliates or (sub)licensees), will not take any action regarding the Commercialization of Shared Products unless (i) described in the Commercialization Plan or (ii) otherwise approved by the JCC.

(b) Sales. The applicable Lead Party will book all sales of the Shared Products in the US Territory and the ROW Territory, respectively, and will have the sole responsibility for the processing of orders, invoicing, terms of sale, and distribution of the Shared Products throughout the US Territory and the ROW Territory, respectively, associated therewith.

Section 6.2 Commercialization Plan.

(a) Initial Commercialization Plan. No later than [***] months prior to the anticipated submission of the first NDA for the first Shared Product (as set forth in the Development Plan) for Regulatory Approval from the FDA in the US Territory or any other Regulatory Authority in the ROW Territory, as applicable, the applicable Lead Party (after good faith consultation with the other party) will prepare its portion of an initial Commercialization plan for the US Territory and ROW Territory (the “Commercialization Plan”) for Shared Products covering the first [***] years after First Commercial Sale of any Shared Product in such Party’s territory, and the JCC will review and approve such initial Commercialization Plan. Thereafter, the Lead Party (after good faith consultation with the other Party) will update the applicable portion of the Commercialization Plan (for the current Calendar Year and the [***] succeeding Calendar Years) each Calendar Year, and the JCC will review and approve any such update or other amendment to the Commercialization Plan. Either Party may request at any time that the JCC consider and approve other updates to the Commercialization Plan.

(b) Additional Terms. In addition:

(i) The JCC will set the required form and contents of the Commercialization Plan. The Commercialization Plan will specify, as applicable, among other things, the number of sales representatives in the US Territory for each Party, creation of marketing and promotional materials, planning for conferences, the number, type (e.g., first position, second position) and frequency of details to be conducted by sales representatives for Shared Products in each Calendar Year, the allocation of sales details across geographies between the Parties, sales forecasts, strategies for compensation packages for sales representatives, Shared Product pricing strategy, strategy for managed care and reimbursement plans; it being understood and agreed that, pursuant to Section 6.3, Celgene shall specify the form and contents of the Commercialization Plan for the ROW Territory. The non-Lead Party will have the right to provide up to [***] percent ([***]%) of the total sales representatives and medical science liaisons in the US Territory, calculated on an FTE basis (with the calculation of costs of engaging such FTEs for purposes of calculating Operating Profits or Losses being based on the FTE Rate), such basis to be used by both Parties for promotion of Shared Products for U.S. Administration. The Commercialization Plan will set forth the precise number of non-Lead Party sales representatives and medical science liaisons in the US Territory consistent with the foregoing.

(ii) The Commercialization Plan will attempt to provide that marketing activities in the US Territory are distributed equitably (with respect to geography and prescriber opportunities) between the Parties.

(iii) Neither Party (itself or by or through any others, including any Affiliates or (sub)licensees) will take any material action regarding the Commercialization of Shared Products unless described in the Commercialization Plan or approved by the JCC.

(iv) All Commercialization of Shared Products will be conducted pursuant to the overview of the JCC and pursuant to the Commercialization Plan.

(c) Commercialization Budget. At such times as the JCC will deem appropriate, and concurrently with the preparation of the initial Commercialization Plan, each Lead Party (after good faith consultation with the non-Lead Party) will prepare its portion of an initial Commercialization budget (collectively, the “Commercialization Budget”), and the JCC will review and approve such initial Commercialization Budget; it being understood and agreed that, pursuant to Section 6.3, Celgene shall specify the form and contents of the Commercialization Budget for the ROW Territory. Thereafter, the applicable Lead Party (after good faith consultation with the non-Lead Party) will update its portion of the Commercialization Budget at least once in each Calendar Year, (but in any event no later than November 30 of each Calendar Year during the Term) and the JCC will review and approve any such update or any other amendment to the Commercialization Budget. In addition, either Party may request at any time that the JCC consider and approve other updates to the Commercialization Budget.

Section 6.3 ROW Commercialization; Celgene Reports. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that Celgene has the sole right and responsibility for the Commercialization of the Shared Products for the ROW Territory and, except as expressly set forth in this Agreement, and subject to the terms and conditions of this Agreement and the Master Agreement, nothing will restrict Celgene from taking any action regarding the Commercialization of the Shared Products in the ROW Territory. As part of the JCC, Celgene shall provide to Vividion updates on the status of its material Commercialization activities with respect to Shared Products and related Companion Diagnostics in the ROW Territory, and Celgene’s plans with respect to Commercialization of Shared Products and related Companion Diagnostics. Notwithstanding the foregoing, following any Vividion Opt-Out Date, Celgene shall instead provide to Vividion an [***] written progress report on the status of its material Commercialization activities with respect to Shared Products and related Companion Diagnostics in the Territory, and Celgene’s plans with respect to Commercialization of Shared Products and related Companion Diagnostics in the Territory.

Section 6.4 Acknowledgement. Vividion hereby acknowledges and agrees that (a) it has rights with respect to the Commercialization of Shared Products for U.S. Administration solely as set forth herein; (b) it will not convey, transfer, license or lease any of its rights or obligations under this Agreement, except as expressly permitted in this Agreement, including as set forth in Section 8.2, Section 12.4 or Section 15.4.

Section 6.5 Commercialization Activities.

(a) Training. In the US Territory and pursuant to the overview of the JCC, the Lead US Party shall, and in the ROW Territory, Celgene shall (i) direct the training of sales representatives (together with the first line managers who oversee such sales representatives) with respect to Shared Products, and will prepare and implement a training program and training materials for such sales representatives therefor, and (ii) specify the conduct and content of details (including detail scripts) for the Shared Products. Each Party will cause each of its sales representatives assigned to promote the Shared Products to attend and complete the training program developed as provided above for the Shared Products to assure a consistent, focused promotional strategy and message as and to the extent consistent with applicable Law.

(b) Sales Representatives; Detailing. The following provisions shall apply to the activities of sales representatives with respect to Commercialization of Shared Products:

(i) Conduct of Sales Representatives. Each Party will be solely responsible for recruiting, hiring and maintaining its sales force of sales representatives for promotion of the Shared Products in accordance with its standard procedures, the requirements of this Agreement and the minimum qualifications set forth on Schedule 6.5. Each Party will be responsible for the activities of its sales representatives, including compliance by its sales representatives with training and detailing requirements. In particular, each Party will provide its sales representatives assigned to promote the Shared Products in the US Territory and the other Major Markets with the level of oversight, management, direction and sales support with respect to the promotion of Shared Products necessary to effectively and efficiently promote the Shared Products in accordance with the terms of this Agreement and applicable Law. Each Party agrees that none of its sales representatives involved in the promotion of the Shared Products will have any legal or regulatory disqualifications, bars or sanctions.

(ii) Third Party Contract Sales Force. Notwithstanding the foregoing and solely with respect to the US Territory, the non-Lead US Party will not have the right to use any Third Party contract sales force to fulfill its activities under this Agreement, except with the prior written consent of the Lead US Party, not to be unreasonably withheld or delayed (provided that the Lead US Party may withhold or revoke its consent, with respect to all Shared Products, for any reason during the [***] months following First Commercial Sale in the US Territory upon reasonable written notice to the non-Lead US Party).

(iii) Detailing. The Commercialization Plan will set forth (A) the precise number of each Party’s sales representatives for Shared Products in the US Territory, (B) policies and processes for the creation of marketing and promotional materials, (C) planning for conferences, (D) the number, type (e.g., first position, second position, etc.) and frequency of details to be conducted by sales representatives for Shared Products in each Calendar Year, (E) the allocation of sales details between the Parties, (F) development of sales forecasts, and (G) coordinating strategies for compensation packages for sales representatives.

(iv) Shortfall. If the non-Lead US Party does not initially provide in the US Territory or at any particular time after the commencement of such detailing does not provide in the US Territory, for any reason, the number of sales representatives specified in the Commercialization Plan to be provided for the US Territory, then the Lead US Party will have the right to make up such shortfall using its sales representatives until such time as the non-Lead US Party is able to provide its agreed upon number of sales representatives and for a period of one hundred eighty (180) days thereafter, and, for clarity, all costs incurred by the Lead US Party related to its making up such shortfall shall be included in the calculation of Operating Profits or Losses.

(v) Cost Calculation. The calculation of costs of engaging sales representatives in the Territory for purposes of calculating Operating Profits or Losses shall be based on the FTE Rate, and such FTE Rate shall be used by both Parties for promotion of Shared Products in the Territory; provided, however, that (A) if the costs of engaging a sales representative (whether or not as an employee) is (x) above the FTE Rate, the costs shall be capped at the FTE Rate and (y) below the FTE Rate, the actual costs shall be used instead of the FTE Rate; and (B) with respect to any sales representative who is detailing pharmaceutical products other than Shared Products, the applicable Party shall allocate costs of engaging such sales representative with respect to such pharmaceutical products and Shared Products based on the weighted Incentive Compensation of such sales representative. For purposes of this Section 6.5(b)(v), “Incentive Compensation” means, with respect to a sales representative, the variable, periodic target compensation (not including equity compensation) the sales representative earned based on such sales representative’s performance.

(vi) Promotional Materials. Each Party’s sales representatives assigned to promote the Shared Products in the US Territory will utilize only promotional materials that have been reviewed by the JCC and approved by the Lead US Party. All detailing activities conducted by each Party’s sales representatives will be consistent in all material respects with the promotional materials so approved. Each Party will train and instruct their respective sales representatives to make only those statements and claims regarding the Shared Products, including as to efficacy and safety, that are consistent with the Shared Product labeling and accompanying inserts and the approved promotional materials. For clarity, all marketing and promotional materials used in the US Territory must be approved by the Lead US Party prior to use.

(vii) Medical Affairs; Information. For Shared Products in the US Territory, the Parties will discuss the implementation of medical and scientific affairs and programs, including for professional symposia and other educational activities, and medical affairs studies based upon approved protocols, medical information support and medical communications and publishing activities, and the allocation of each Party to such activities in the US Territory, provided that the Lead US Party, following consultation with the JCC, shall have the final decision-making authority to the conduct of such activities in the US Territory (it being understood and agreed that [***] shall be permitted to contribute [***] percent ([***]%) of the medical science liaisons on an equitable basis in the US Territory). The Parties acknowledge that in the US Territory each Party may receive requests for medical information concerning any Shared Product from members of the medical professions and consumers. Celgene will have the exclusive right to respond to questions and requests for information about Shared Products received from Persons in the Territory that warrant a response beyond the understanding of the sales representatives or that are beyond the scope of the Shared Product labels and inserts (each such request, an “Information Request”) and that are solely applicable to Shared Products for ROW Administration. Any Information Request that is applicable to Shared Products for U.S. Administration or throughout the Territory shall be referred to the JCC.

(viii) Market Access Activities. The Lead US Party, in the US Territory, and Celgene, in the ROW Territory, will have sole authority, following consultation with the JCC, to develop plans for market access activities. For Shared Products in the US Territory, each Party shall have the right to participate in the foregoing activities in accordance with the Commercialization Plan, which shall provide for an equitable distribution of such activities between the Parties. The costs related to such market access activities shall be included, to the extent they constitute Allowable Expenses, in the calculation of Operating Profits or Losses.

(ix) Reporting. Each Party will provide the JCC with a report, as soon as practicable but in no event later than [***] days following the end of each Calendar Quarter commencing as of the date upon which the first Shared Product has received Regulatory Approval in the Territory, or at such other time as the JCC deems appropriate, and continuing thereafter for each Calendar Quarter for the remainder of the Term, setting forth the number of details made by its sales representatives of Shared Products during such Calendar Quarter. Costs and expenses for sales representatives will be charged to the Profit & Loss Share on an FTE Rate basis consistent with the Commercialization Budget.

(x) Records. Each Party will maintain records and otherwise establish procedures to ensure compliance with all applicable Laws and professional requirements that apply to the promotion and marketing of Shared Products, including compliance with the PhRMA Code on Interactions with Healthcare Professionals.

(c) Commercialization Costs. During the Term, all Commercialization costs in the Territory that constitute Allowable Expenses and are incurred pursuant to the Commercialization Plan and Commercialization Budget (the “Commercialization Costs”) shall be included in the Profit & Loss Share.

Section 6.6 Trademarks.

(a) Selection of Trademarks. The applicable Lead Party, following consultation with the JCC and JPC, shall select the trademark(s) to be used in connection with the marketing and sale of the Shared Products in the Territory (such marks, together with registrations, applications for registration and common law rights therein, collectively, “Product Trademarks”). Any dispute over the selection of a Product Trademarks shall be presented to the JSC for resolution. The Parties shall adhere to the use of the Product Trademark(s) in their Commercialization of the Shared Products in the Territory hereunder, to the extent permitted by Law.

(b) Ownership. The applicable Lead Party shall own all Product Trademarks for any Shared Product in its portion of the Territory. Effective as of the Vividion Opt-Out Date, if Vividion is the Lead US Party under this Agreement, it hereby assigns to Celgene all right, title and interest in and to the Product Trademarks in the Territory that are owned by Vividion and its Affiliates free and clear of any liens and encumbrances. Vividion will execute and deliver any further document reasonably requested by Celgene to further document or record such assignment.

(c) Branding. At such time as the JCC deems appropriate, the Parties shall discuss in good faith any branding or co-branding of the Shared Products (the “Licensed Branding”), and the Parties will enter into appropriate trademark licensing agreements to achieve the foregoing. For the avoidance of doubt, nothing in this Agreement shall be construed to grant either Party any rights in or to any of the other Party’s trademarks, tradenames, logos, or other marks (other than Product Trademarks), including use thereof, absent a separate trademark licensing agreement entered into by the Parties. Notwithstanding the foregoing, subject to any restrictions on the form or content of the Licensed Branding imposed by any Regulatory Authority, unless the Parties mutually agree otherwise in writing, the Licensed Branding used with respect to Shared Products shall feature the logos of Vividion and Celgene with approximately equal sizing and similar prominence, with the Lead Party’s name first, on all packaging and materials used for Commercialization of such Shared Products, to the extent permitted by applicable Law.

Article VII

Diligence

Section 7.1 Collaboration Activities.

(a) General. Each Party shall use Commercially Reasonable Efforts to perform all Development, Manufacturing and Commercialization activities for which such Party is responsible hereunder and, as applicable, shall perform such activities in compliance with the applicable Development Plan or Commercialization Plan, including any budget(s) and timeframe(s) set forth therein and including making available those resources set forth in any applicable Development Plan or Commercialization Plan, and the terms of this Agreement.

(b) Compliance with Laws. Each Party shall:

(i) perform its obligations under this Agreement in a scientifically sound and workmanlike manner; and

(ii) carry out all work done in the course of the Collaboration in compliance with all applicable Laws governing the conduct of such work.

Section 7.2 Diligence Obligations. In addition to the diligence obligations set forth in Section 7.1, the Parties (directly or through one or more Affiliates or Licensee Partners) shall, as applicable, use Commercially Reasonable Efforts to Develop and achieve Regulatory Approval for the Shared Products in each of the Major Markets and, following such Regulatory Approval, to Commercialize such Shared Products in each of the Major Markets.

Section 7.3 Day-to-Day Responsibility. Each Party shall be responsible for day-to-day implementation of the Development, Manufacturing and Commercialization activities for which it (or its Affiliate) has been, or otherwise is, assigned responsibility under this Agreement or the applicable Development Plan or Commercialization Plan and shall keep the other Party reasonably informed as to the progress of such activities, as determined by the JDC and JCC.

Article VIII

Grant of Rights; Exclusivity

Section 8.1 License Grants. Subject to the terms and conditions of this Agreement:

(a) License Granted to Celgene. During the Term, subject to the terms and the conditions set forth in this Agreement and the Master Agreement, Vividion hereby grants to Celgene the following licenses:

(i) in the Territory, a co-exclusive (with Vividion and its Affiliates and (sub)licensees) license, with the right to grant sublicenses (subject to Section 8.3), under and to the Vividion Intellectual Property, Vividion Co-Co Collaboration Intellectual Property and Vividion’s interest in the Manufacturing Technology to Develop, use, offer for sale, sell, import and otherwise Commercialize the Shared Products and Companion Diagnostics; provided, however, that, as to Companion Diagnostics, such license grant shall be limited to Developing, using, offering for sale, selling, importing and otherwise Commercializing Companion Diagnostics for use as companion diagnostics with Shared Products under this Agreement; and

(ii) in the Territory, an exclusive (even as to Vividion and its Affiliates) license, with the right to grant sublicenses (subject to Section 8.2 and Section 8.3), under and to the Vividion Intellectual Property, Vividion Co-Co Collaboration Intellectual Property and Vividion’s interest in the Manufacturing Technology to Manufacture and have Manufactured the Shared Products and Companion Diagnostics; provided, however, that, as to Companion Diagnostics, such license grant shall be limited to Manufacturing and having Manufactured Companion Diagnostics for use as companion diagnostics with Shared Products under this Agreement.

(b) License Granted to Vividion. During the Term, subject to the terms and the conditions set forth in this Agreement and the Master Agreement, Celgene hereby grants to Vividion the following licenses (in addition to the covenant not to sue contained in Section 12.7):

(i) a non-exclusive, worldwide, royalty-free, fully-paid right and license, with the right to grant sublicenses (subject to Section 8.3), under the Celgene Co-Co Collaboration Intellectual Property, solely (A) in the event Celgene requests Vividion to perform activities with respect to the Shared Products or Companion Diagnostics (including pursuant to Section 3.1), and in the event Vividion agrees to perform such activities, in accordance with the terms and conditions of this Agreement and (B) to the extent required to permit Vividion to conduct such activities (if any); provided, however, that, as to Companion Diagnostics, such license grant shall be limited to performing such activities with respect to Companion Diagnostics for use as companion diagnostics with Shared Products under this Agreement; and

(ii) in the Territory, a co-exclusive (with Celgene and its Affiliates and (sub)licensees), royalty-free, fully-paid right and license, with the right to grant sublicenses (subject to Section 8.2 and Section 8.3) under and to the Celgene Co-Co Collaboration Intellectual Property to Develop and use the Shared Products and Companion Diagnostics and to offer for sale, sell, import, and otherwise Commercialize the Shared Products and Companion Diagnostics for U.S. Administration; provided, however, that, as to Companion Diagnostics, such license grant shall be limited to Developing, offering for sale, selling, importing and otherwise Commercializing Companion Diagnostics for use as companion diagnostics with Shared Products under this Agreement.

Section 8.2 Sublicense Rights. Subject to Section 8.3, the Parties have the following sublicensing rights.

(a) Sublicenses to Affiliates and Subcontractors. Each Party shall have the right to grant sublicenses within the scope of the licenses and sublicense under Section 8.1:

(i) to such Party’s Affiliates; and

(ii) to Third Parties for the purpose of (X) with respect to Celgene, Commercializing, outside of the US Territory, France, Germany, Italy, Spain and the United Kingdom, any Shared Product or related Companion Diagnostic or (Y) engaging Third Parties as contract research organizations, contract manufacturers, contract sales forces, consultants, academic researchers and the like (“Third Party Contractors”) in connection with Development, Manufacturing or Commercialization activities throughout the Territory (to the extent such Party is permitted to engage in such activities in any applicable country) on behalf of such Party or its Affiliates with respect to the Collaboration under this Agreement, subject to the following:

(A) unless otherwise mutually agreed by the Parties, each Party shall require any such Third Party to whom such Party discloses Confidential Information to enter into an appropriate written agreement obligating such Third Party to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations set forth in Article XI, including requiring such Third Party to agree in writing not to issue any Publications except in compliance with the terms of this Agreement (including approval by the JDC or JCC, as applicable, pursuant to the approved publication plan, and the obligations set forth in Section 11.4, except that Publications by academic collaborators shall be permitted (without JDC or JCC consent, as applicable) if the academic collaborator (i) provides an advance copy of the proposed Publication (under the same time periods as described in Section 11.4(a)), which must be shared with the other Party, (ii) agrees to delay such Publication sufficiently long enough to permit the timely preparation and filing of a patent application, and (iii) upon the request of either Party, removes from such Publication any Confidential Information of such Party);

(B) unless otherwise mutually agreed by the Parties, each Party will obligate such Third Party to agree in writing to assign ownership of, or grant an exclusive, royalty-free, worldwide, perpetual and irrevocable license (with the right to grant sublicenses) to, any inventions arising under its agreement with such Third Party to the extent related to Development, Manufacturing or Commercialization with respect to the Shared Products in the Field; and such Party shall structure such assignment or exclusive license so as to enable such Party to sublicense such Third Party inventions to the other Party pursuant to Section 8.1 (including permitting such other Party to grant further sublicenses); provided that, in connection with any academic collaborator performing research work with respect to the Co-Co Target or Shared Products that is not reasonably expected by the applicable Party to result in inventions related to composition of matter or methods of use, it shall be sufficient for such Party to obtain a non¬exclusive, worldwide, royalty-free, perpetual license (with the right to grant sublicenses) to, and a right to negotiate for an exclusive license, with the right to grant sublicenses, to, any inventions resulting from such research work, which sublicensing rights must permit sublicensing to the other Party pursuant to Section 8.1 (including permitting such other Party to grant further sublicenses);

(C) each Party shall notify the JDC or JCC, as applicable, at a regular meeting of the JDC or JCC, as applicable, of the execution of any such agreement with any such Third Party and, if requested, shall provide the other Party with a copy of such agreement, which copy may be redacted with respect to matters that do not relate to the Collaboration; and

(D) unless otherwise mutually agreed by the Parties, each Party will require any such Third Party to grant to the other Party access to all confidential protocols and data generated by such Third Party’s work with respect to the Shared Products to the same extent as such other Party’s grant of licenses under Section 8.1, and grant the other Party the right to audit the records of such Third Party.

(b) Other Sublicenses. Except as provided in Section 8.2(a), any other sublicense by either Party under the licenses and sublicenses set forth in Section 8.1 shall require the prior written approval of the other Party.

Section 8.3 Sublicense Requirements. Any sublicense granted by a Party pursuant to this Agreement shall be subject to the following:

(a) each sublicense granted hereunder by a Party or its Affiliates shall be consistent with the requirements of this Agreement;

(b) any transfer of rights between a Party and its Affiliates shall not be deemed a sublicense by such Party but shall be deemed a direct license by the other Party to such Party’s Affiliate; it being understood and agreed that such Party shall remain responsible for the activities of its Affiliate;

(c) a Party’s or its Affiliates’ Licensee Partners or Third Party Contractors shall have no right to grant further sublicenses without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;

(d) such Party shall be primarily liable for any failure by its Affiliates and Licensee Partners and Third Party Contractors to comply with all relevant restrictions, limitations and obligations in this Agreement; and

(e) such sublicense must be granted pursuant to a written sublicense agreement and, with respect to any sublicense other than a sublicense by a Party to an Affiliate of such Party, such Party must provide the other Party with a copy of any sublicense agreement entered into under Section 8.2 above within thirty (30) days after the execution of such sublicense agreement; provided that any such copy may be reasonably redacted to remove any confidential, proprietary or competitive information, but such copy shall not be redacted to the extent that it impairs the other Party’s ability to ensure compliance with this Agreement. Such sublicense agreement shall be treated as Confidential Information of the sublicensing Party and no copies are required with respect to sublicense agreements with Third Party Contractors.

Section 8.4 Affiliates and Third Party Contractors. Either Party may exercise its rights and perform its obligations hereunder itself or through its Affiliates and (sub)licensees. Each Party shall be primarily liable for any failure by its Affiliates and (sub)licensees (including Third Party Contractors) to comply with all relevant restrictions, limitations and obligations in this Agreement. If either Party desires to use any Person to conduct any of its Development, Commercialization, Manufacture or other Collaboration activities hereunder, such Party must comply with the obligations of Section 8.2(a)(ii)(A) through (D), even to the extent no sublicense of rights is granted to such Third Party.

Section 8.5 Third Party Agreements.

(a) Acknowledgement. Except as provided in Section 8.5(b) and Section 9.5, each Party acknowledges that Vividion is responsible for the fulfillment of its obligations under each Existing Third Party Agreement, and each Party is responsible for the fulfillment of its obligations under any Subsequent Third Party Agreement that it enters into, and each Party agrees to fulfill the same obligations, including any provisions necessary to maintain in effect any rights sublicensed to the other Party hereunder and the exclusive or non-exclusive nature of such rights, as applicable, subject to the other Party’s compliance with its obligations hereunder.

(b) Incorporation of Certain Provisions. Each Party agrees and acknowledges that Vividion is required to provide to licensors under the Existing Third Party Agreements, and either Party may be required to provide to licensors under any Subsequent Third Party Agreements, periodic reports relating to the gross sales and Net Sales of Shared Products. Each Party shall keep true and accurate records and books of account, and open such books and records for inspection by such licensors, for a duration of [***] years from the date of origination of such books or records. Furthermore, each Party acknowledges that the other Party may be required to share certain reports and copies of sublicense agreements provided hereunder with any licensor under an Existing Third Party Agreement or Subsequent Third Party Agreement, and each Party consents to the sharing of such reports and such copies of such sublicense agreements to the extent required under such Existing Third Party Agreement or Subsequent Third Party Agreement to the same extent as disclosures are permitted under Section 11.3(b) hereunder; provided that any such copies of sublicense agreements must be redacted to the extent permitted under such Existing Third Party Agreement or Subsequent Third Party Agreement. In addition, each Party acknowledges that the Prosecution, enforcement and other intellectual property management rights under this Agreement with respect to Patents and other intellectual property licensed under Existing Third Party Agreements or Subsequent Third Party Agreements shall be subject to the terms and conditions of the applicable Existing Third Party Agreements or Subsequent Third Party Agreements and, in the case of Existing Third Party Agreements or Subsequent Third Party Agreements in which the licensor is an academic institution, other provisions of such Existing Third Party Agreements or Subsequent Third Party Agreements that are customarily required to be imposed on sublicensees in academic licenses (in no event to include any exclusivity covenant).

(c) Covenants Regarding Third Party Agreements. Each Party that has entered into an Existing Third Party Agreement or Subsequent Third Party Agreement (the “Licensing Party”) agrees that during the Term:

(i) The Licensing Party shall not modify or amend any Existing Third Party Agreement or Subsequent Third Party Agreement in any way that adversely affects the other Party’s rights hereunder without the other Party’s prior written consent;

(ii) The Licensing Party shall not terminate any Existing Third Party Agreement or Subsequent Third Party Agreement, in whole or in part, without the other Party’s prior written consent;

(iii) Subject to Section 9.5, the Licensing Party shall be solely responsible for, and shall make, all royalty payments, milestone payments, yearly fees, sublicensee fees, Prosecution fees, and all other payments owed to any licensor under and pursuant to any Existing Third Party Agreement or Subsequent Third Party Agreement;

(iv) The Licensing Party shall not exercise or fail to exercise any of its rights, or fail to perform any of its obligations, under any Existing Third Party Agreement or

Subsequent Third Party Agreement, where such exercise or failure to exercise or perform would adversely affect the other Party’s rights hereunder, without the prior written consent of the other Party, including rights with respect to including applicable improvements within the licenses granted under such Existing Third Party Agreement or Subsequent Third Party Agreement; and, at the reasonable request of the other Party, the Licensing Party shall exercise such rights and make such requests described above as are permitted under such Existing Third Party Agreement or Subsequent Third Party Agreement;

(v) The Licensing Party shall promptly furnish the other Party with copies of all reports and other communications that the Licensing Party furnishes to any licensor under any Existing Third Party Agreement or Subsequent Third Party Agreement to the extent that such reports relate to this Agreement;

(vi) The Licensing Party shall promptly furnish the other Party with copies of all reports and other communications that the Licensing Party receives from any licensor under any Existing Third Party Agreement or Subsequent Third Party Agreement that relate to this Agreement (including notices relating to applicable improvements under such Existing Third Party Agreement or Subsequent Third Party Agreement);

(vii) The Licensing Party shall furnish the other Party with copies of all notices received by the Licensing Party relating to any alleged breach or default by the Licensing Party under any Existing Third Party Agreement or Subsequent Third Party Agreement within [***] Business Days after the Licensing Party’s receipt thereof; in addition, if the Licensing Party should at any time breach an Existing Third Party Agreement or subsequent Third Party Agreement or become unable to timely perform its obligations thereunder, the Licensing Party shall immediately notify the other Party; and

(viii) If the Licensing Party cannot or chooses not to cure or otherwise resolve any alleged breach or default under any Existing Third Party Agreement or Subsequent Third Party Agreement, (A) the Licensing Party shall so notify the other Party within [***] Business Days of such decision, which shall not be less than [***] Business Days prior to the expiration of the cure period under such Existing Third Party Agreement or Subsequent Third Party Agreement; provided that the Licensing Party shall use Commercially Reasonable Efforts to cure any such breach or default; and (B) the other Party, in its sole discretion, shall be permitted (but shall not be obligated), on behalf of the Licensing Party, to cure any breach or default under such Existing Third Party Agreement or Subsequent Third Party Agreement in accordance with the terms and conditions of such Existing Third Party Agreement or Subsequent Third Party Agreement or otherwise resolve such breach directly with the applicable licensor(s) under such Existing Third Party Agreement or Subsequent Third Party Agreement; and (C) if the Lead Party pays any such licensor any amounts owed by the Licensing Party (where the Licensing Party is the non-Lead Party) under such Existing Third Party Agreement or Subsequent Third Party Agreement, then, provided that such amounts have not arisen as a result of the Lead Party’s failure to comply with the terms and conditions of such Existing Third Party Agreement or Subsequent Third Party Agreement within the categories described in Section 8.5(b) applicable to the Lead Party as a sublicensee, the Lead Party may deduct the Licensing Party’s (where the Licensing Party is the non-Lead Party) share of such amounts from payments the Lead Party is required to make thereafter to the Licensing Party (where the Licensing Party is the non-Lead Party) hereunder or, at the Lead Party’s election, may otherwise seek reimbursement of such amounts from the Licensing Party (where the Licensing Party is the non-Lead Party).

(d) Survival of Rights Following Termination of Third Party Agreement. The Parties agree that in the event of any termination of any Existing Third Party Agreement or Subsequent Third Party Agreement with respect to any intellectual property rights licensed to a Party hereunder, such Party shall have any rights available under such Existing Third Party Agreement or Subsequent Third Party Agreement to become a direct licensee of the Third Party licensor(s) under such Existing Third Party Agreement or Subsequent Third Party Agreement and the Licensing Party shall use Commercially Reasonable Efforts to assist the other Party in exercising such rights, in each case solely with respect to Shared Products; provided that the other Party has not breached this Agreement, or breached the applicable Third Party Rights under such Existing Third Party Agreement or Subsequent Third Party Agreement. In addition, notwithstanding the foregoing, in the event of such termination, the other Party may in any event approach any licensor under any Existing Third Party Agreement or Subsequent Third Party Agreement for a direct license.

(e) Termination of Third Party Agreements. The Parties agree that termination, without both Parties’ prior written consent, of any Existing Third Party Agreement with respect to any Patent or Know-How that is necessary to Develop, Manufacture or Commercialize the Shared Products shall be deemed a breach of this Agreement by the Licensing Party; provided that (i) if the other Party’s breach of this Agreement results in a breach of any Existing Third Party Agreement, such other Party agrees to use Commercially Reasonable Efforts to assist the Licensing Party in curing such breach of such Existing Third Party Agreement, and (ii) if the other Party’s breach of this Agreement results in a termination of any Existing Third Party Agreement, such termination of such Existing Third Party Agreement shall not be deemed a breach by the Licensing Party of this Agreement.

Section 8.6 Exclusivity.

(a) Exclusivity Obligations. From the Effective Date until the end of the Term, each of the Parties covenants and agrees, solely on behalf of itself and its respective Affiliates, that it shall not (except as otherwise expressly permitted in this Section 8.6 or in performance of activities under the Master Agreement, any CCB Program MTA or any other Development & Commercialization Agreement): (i) alone or with or for any Third Party, Develop as part of any Clinical Trial (such activity, “Clinically Develop”), Manufacture for Clinical Development or Commercialization (“Enabling Manufacturing”) or Commercialize (A) the Co-Co Candidate, (B) any molecule in the Field that is Directed against the Co-Co Target or (C) any pharmaceutical product (including any Diagnostic Product) in the Field that constitutes, incorporates, comprises or contains any molecule that is Directed against the Co-Co Target, or (ii) license, authorize, appoint or otherwise willfully or intentionally enable, whether directly or indirectly, a Third Party to conduct any of the activities described in clause (i).

(b) Exceptions.

(i) Incidental Discoveries. A Party shall be deemed not to be, directly or indirectly (whether such activities are conducted internally or with or through a Third Party),

Developing, Manufacturing or Commercializing in violation of the provisions of Section 8.6(a) as a result of conducting a research program or discovery effort (or Developing, Manufacturing or Commercializing a molecule resulting from such research program or discovery effort) that has as its specified and primary goal, as evidenced by items such as laboratory notebooks or other relevant documents contemporaneously kept, taken as a whole, to discover or Develop any compound that is Directed against a target other than the Co-Co Target.

(ii) Celgene Exception. It is agreed and understood by the Parties that, (A) solely prior to the enrollment of the first patient in the first Phase II Study of the first Shared Product under this Agreement: (x) any Celgene research, Development, discovery, manufacturing and commercialization activities existing as of the Effective Date or (y) any commercialization activities commenced following the Effective Date, where the applicable compound or product was the subject of ongoing research, Development, discovery, or manufacturing or commercialization activities as of the Effective Date, whether in either case such activities are undertaken by Celgene alone or in conjunction with one or more partners, licensors, licensees, and/or collaborators, are expressly excluded from the provisions of this Section 8.6, and (B) at any time during the Term, Celgene research, discovery, and commercialization activities related to (i) the glutarimide class of drugs, including but not limited to lenalidomide, pomalidomide, and thalidomide; (ii) the activation or inhibition through direct binding to PDE4 (apremilast); (iii) romidepsin drugs; (iv) Celgene’s cell-based therapies; or (v) any drug or program owned or controlled by Celgene on or before the Effective Date that has commenced a Phase III Study or has been Commercialized on or before the Effective Date are expressly excluded from the provisions of this Section 8.6.

(iii) Academic Collaborations. Notwithstanding the provisions of Section 8.6(a), and without limiting Section 8.2(a)(ii), each Party shall be permitted to perform any of the activities that would otherwise be prohibited under Section 8.6(a) in relation to the Co-Co Target, if such activities are (A) the subject of an existing agreement between such Party and an academic institution or academic collaborator entered into prior to the effective date of the Master Agreement, provided that such Party shall not be permitted to amend any such agreement unless such amendment contains provisions consistent with the terms and conditions of such agreement in effect as of the effective date of the Master Agreement with respect to (1) ownership and licenses of pre-existing intellectual property rights, as well as intellectual property rights and inventions arising pursuant to the conduct of activities under such agreement, (2) rights regarding publication of the results arising pursuant to the conduct of activities under such agreement, and (3) confidentiality obligations (collectively, (1) through (3), the “Academic Essential Provisions”), or (B) the subject of a new agreement entered into between such Party and an academic institution or academic collaborator that contains terms and conditions with respect to the Academic Essential Provisions consistent with the terms and conditions of the agreements between such Party and an academic institution or academic collaborator entered into prior to the effective date of the Master Agreement; provided that, if any Academic Essential Provisions of an amendment described in (A) or an agreement described in (B) would not be consistent with the Academic Essential Provisions of the agreements between such Party and an academic institution or academic collaborator entered into prior to the effective date of the Master Agreement, such Party shall not enter into such amendment or agreement on such inconsistent terms and conditions without the prior written consent of the other Party.

(iv) Competitive Programs. Section 8.6(a) shall not apply to the applicable Party if, during the Term, such Party or any of its Affiliates (other than in a Change of Control transaction with respect to such Party) merges or consolidates with, or otherwise acquires, a Third Party that is then engaged in activities that would otherwise constitute a breach of this Section 8.6 by such Party or its Affiliates (a “Competitive Program”); it being understood and agreed that, unless the Parties agree otherwise in writing, such Party that is engaged in a Competitive Program (the “Competitive Program Party”) shall, within [***] days after the date of such merger, consolidation or acquisition, notify the other Party that it intends to either: (A) terminate, or cause its relevant Affiliate to terminate, the Competitive Program or (B) divest, or cause its relevant Affiliate to divest, whether by license or otherwise, the Competitive Program. If the Competitive Program Party notifies the other Party within such [***] day period that it intends to terminate, or cause its relevant Affiliate to terminate, such Competitive Program, the Competitive Program Party or its relevant Affiliate, shall (X) terminate such Competitive Program as quickly as possible, and in any event within [***] days (unless applicable Law requires a longer termination period) after the Competitive Program Party delivers such notice to the other Party; and (Y) confirm to the other Party when such termination has been completed, and the Competitive Program Party’s continuation of the Competitive Program during such [***] day (or, as required by applicable Law, longer) period shall not constitute a breach of the Competitive Program Party’s exclusivity obligations under Section 8.6(a). If the Competitive Program Party notifies the other Party within such [***] day period that it intends to divest such Competitive Program, the Competitive Program Party or its relevant Affiliate shall use all reasonable efforts to effect such divestiture as quickly as possible, and in any event within [***] days after the Competitive Program Party delivers such notice to the other Party, and shall confirm to the other Party when such divestiture has been completed. If the Competitive Program Party or its relevant Affiliate fails to complete such divestiture within such [***] day period, but has used reasonable efforts to effect such divestiture within such [***] day period, then, unless otherwise required by applicable Law, such [***] day period shall be extended for such additional reasonable period thereafter as is necessary to enable such Competitive Program to be in fact divested, not to exceed an additional [***] days; provided, however, that such additional [***] day period shall be extended for such period as is necessary to obtain any governmental or regulatory approvals required to complete such divestiture if the Competitive Program Party or its relevant Affiliate is using good faith efforts to obtain such approvals. The Competitive Program Party’s continuation of the Competitive Program during such divestiture period shall not constitute a breach of the Competitive Program Party’s exclusivity obligations under Section 8.6(a).

(v) Certain Permitted Activities.

(A) The supply by either Party or its Affiliates of drug for use in any IIT shall not constitute a breach of Section 8.6(a) by such Party. Each Party shall report to the JSC on a Calendar Quarterly basis all IITs for which it or its Affiliates supply drug and that would otherwise breach Section 8.6(a). For clarity, providing at market price any supply of any biological or pharmaceutical product owned or controlled by a Party or any of its Affiliates that is then being commercialized without violation of Section 8.6(a) to a Third Party conducting a human Clinical Trial with respect to a compound that is Directed against the Co-Co Target in the Field for the Territory shall not constitute Development in violation of such Party’s exclusivity obligations under this Section 8.6 as long as neither such Party nor any of its Affiliates receives any other monetary consideration with respect to any product other than such product that is the subject of such Clinical Trial.

(B) The entry into any Partnership Agreement by Celgene or its Affiliates, either before or after the Effective Date, and the performance by Celgene or its Affiliates of any obligations thereunder shall not constitute a breach of Section 8.6(a); provided that any exercise of any options by Celgene or its Affiliates thereunder shall be subject to Section 8.6(a) and such exercise, in and of itself, shall not be permitted under this Section 8.6(b)(v).

(C) The restrictions set forth in Section 8.6(a) shall not be deemed to prevent either Party or its respective Affiliates from (1) fulfilling its obligations under this Agreement, or (2) engaging any subcontractors in accordance with Section 8.2(a)(ii) of this Agreement.

(D) If a Change of Control occurs with respect to either Party with a Third Party and the Third Party already is conducting or is planning to conduct activities that would cause a Party or an Affiliate to violate Section 8.6(a) (an “Acquirer Program”), then such Third Party will be permitted to initiate or continue such Acquirer Program and such initiation or continuation will not constitute a violation of Section 8.6(a); provided that (1) none of the Celgene Co-Co Collaboration Intellectual Property, Vividion Co-Co Collaboration Intellectual Property or Joint Co-Co IP will be used in any Acquirer Program, (2) none of the other Patents or Know-How licensed by either Party to the other Party pursuant to this Agreement will be used in any Acquirer Program, (3) no Confidential Information of the other Party will be used in any such Acquirer Program, and (4) the Development activities required under this Agreement will be conducted separately from any Development activities directed to such Acquirer Program, including by the maintenance of separate lab notebooks and records (password-protected to the extent kept on a computer network) and the use of separate personnel working on each of the activities under this Agreement, and the activities covered under such Acquirer Program (except that this requirement shall not apply to personnel who have senior research management roles and not project level research roles, provided such personnel in senior research management roles are not directly involved in the day-to-day activities under such Acquirer Program).

(vi) Clinical Combinations. Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 8.6, either Party shall, at all times, have the right to conduct clinical Development of Shared Products, alone or with Third Parties, in which the Shared Products are used in combination with other therapeutic products, and to grant to any such Third Parties the right to use and reference either Party’s regulatory filings for purposes of enabling such Party and such Third Party to include the relevant use of Shared Products in combination with such other therapeutic product in the approved label for such Shared Products or such other therapeutic product, respectively, provided that neither Party may grant to any such Third Party the right to sell, offer for sale or otherwise commercially exploit such Shared Products.

(vii) Separate Programs under the Collaboration1. Notwithstanding the provisions of Section 8.6(a), the Clinical Development, Enabling Manufacture or

[1]	Only insert for E3 Ligase Programs.

Commercialization of any Program Product in a Separate Program Directed against the Co-Co Target by or on behalf of Vividion (a “Separate Program Product”) that satisfies the following conditions shall not be prohibited by Section 8.6(a) of this Agreement: (x) such Separate Program Product is no longer subject to Celgene’s Opt-In Right under the Master Agreement and is not the subject of any Development & Commercialization Agreement as a Licensed Product or Shared Product; and (y) such proposed Separate Program Product demonstrates utility in distinct Indications where such Separate Program Product could not be substituted by any Shared Product for such distinct Indication(s), based upon distinct substantiating evidence obtained from Functional Phenotypic Assay Similarity Criteria results (i) as mutually determined by the Parties or (ii) if the Parties are unable to mutually agree within thirty (30) days, as determined by a Scientific Panel appointed and conducted in accordance with Section 2.3.3 of the Master Agreement (any of such one or more distinct Indications for which the Separate Program Product demonstrates utility, a “Permitted Indication”); and (z) such Separate Program Product is only Clinically Developed, Manufactured for Clinical Development or Commercialization, or Commercialized by or on behalf of Vividion or its Affiliates for one or more Permitted Indications. The Parties understand and agree that any Scientific Panel appointed under this Section 8.6(b)(vii) may be convened at any time during the Term (notwithstanding anything to the contrary contained in the Master Agreement but subject to Section 2.3.4(d) of the Master Agreement). Vividion covenants and agrees, on behalf of itself and its Affiliates, as a condition to granting a license or sublicense to Develop, Manufacture or Commercialize such Separate Program Product, or otherwise transferring, assigning, conveying or otherwise granting rights to such Separate Program Product, Vividion shall cause such Third Party licensee, sublicensee, assignee or acquirer to agree in a writing (addressed to Vividion and Celgene) to only Clinically Develop, Manufacture for Clinical Development or Commercialization, or Commercialize such Separate Program Product in one or more Permitted Indications.

(viii) Non-Collaboration Separate Programs.2 [Notwithstanding the provisions of Section 8.6(a), the Clinical Development, Enabling Manufacture or Commercialization of any molecule outside of the Collaboration by or on behalf of either Party or its Affiliates (a “Non-Collaboration Separate Program Product”) that satisfies the following conditions shall not be prohibited by Section 8.6(a) of this Agreement with respect to such Party or its Affiliates: (x) such Non-Collaboration Separate Program Product is Directed to the Co-Co Target; (y) such Non-Collaboration Separate Program Product demonstrates utility in distinct Indications where such Non-Collaboration Separate Program Product could not be substituted by any Shared Product for such distinct Indication(s), based upon distinct substantiating evidence obtained from Functional Phenotypic Assay Similarity Criteria results (i) as mutually determined by the Parties or (ii) if the Parties are unable to mutually agree within thirty (30) days, as determined by a Scientific Panel appointed and conducted in accordance with Section 2.3.3 of the Master Agreement (any such one or more distinct Indications for which the Non-Collaboration Separate Program Product demonstrates utility, an “Allowed Indication”), where such Non-Collaboration Separate Program Product could not be substituted for any Shared Product for any Allowed Indication; and (z) such Non-Collaboration Separate Program Product is only Clinically Developed, Manufactured for Clinical Development or Commercialization, or Commercialized by or on behalf of such Party or its Affiliates for one or more Allowed Indications. The Parties understand and agree that any Scientific Panel appointed under this Section 8.6(b)(viii)

[2]	Only insert for E3 Ligase Programs.

may be convened at any time during the Term (notwithstanding anything to the contrary contained in the Master Agreement but subject to Section 2.3.4(d) of the Master Agreement). Each Party covenants and agrees, on behalf of itself and its Affiliates, as a condition to granting a license or sublicense to Clinically Develop, Manufacture for Clinical Development or Commercialization, or Commercialize such Non-Collaboration Separate Program Product, or otherwise transferring, assigning, conveying or otherwise granting rights to such Non-Collaboration Separate Program Product, such Party shall cause such Third Party licensee, sublicensee, assignee or acquirer to agree in a writing (addressed to Vividion and Celgene) to only Clinically Develop, Enabling Manufacture or Commercialize such Non-Collaboration Separate Program Product in one or more Allowed Indications.]

Section 8.7 Retained Rights.

(a) No Implied Licenses or Rights. Except as expressly provided in Section 8.1, and subject to Section 8.6, all rights in and to the Vividion Intellectual Property, Vividion’s and its Affiliates’ interests in Vividion Co-Co Collaboration Intellectual Property, Joint Co-Co IP and any other Patents or Know-How of Vividion and its Affiliates, are hereby retained by Vividion and its Affiliates. Except as expressly provided in Section 8.1, and subject to Section 8.6, all rights in and to the Celgene Intellectual Property, Celgene’s and its Affiliates’ interests in Celgene Co-Co Collaboration Intellectual Property and any other Patents or Know-How of Celgene and its Affiliates, are hereby retained by Celgene and its Affiliates.

(b) Other Retained Rights. The Parties acknowledge that the licenses granted hereunder are subject to any rights retained by any licensor under any Existing Third Party Agreement pursuant to any provision of such Existing Third Party Agreement, as identified in Exhibit C; provided that, upon Celgene’s reasonable request, Vividion shall cooperate fully in requesting and obtaining any waiver with respect to the requirement, if applicable under such agreements, that the Shared Products used or sold in the US Territory be manufactured substantially in the US Territory.

Section 8.8 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, US Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the US Territory that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of applicable Law outside the US Territory, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it upon the non-subject Party’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

Article IX

Financial Provisions

Section 9.1 Sharing of Certain Costs. Subject to Section 3.3 and Section 3.4, during the Term, all reasonable Direct Costs incurred by either Party or its Affiliates in conducting (i) Additional Studies for which (A) the Non-Proposing Party has agreed to share such costs pursuant to Section 3.3; (B) a Co-Co Buy-In has occurred pursuant to Section 3.4; or (C) a Deemed Buy-In has occurred pursuant to Section 3.3 and (ii) Development activities pursuant to the Development Plan (including Manufacturing related thereto and any Clinical Trials, including any Phase IV Studies conducted following Regulatory Approval) in accordance with terms and conditions of this Agreement that constitute Development Costs, Manufacturing Costs or other Allowable Expenses shall be included for the purposes of calculating the Profit & Loss Share. Development Costs shall initially be borne by the Party incurring the cost or expense, subject to reimbursement in accordance with the Profit & Loss Share.

Section 9.2 Milestone Payments.

(a) Development and Regulatory Milestones. Celgene shall pay Vividion the following amounts after the first achievement by or on behalf of Celgene (or Vividion, solely if achieved in accordance with a Development Plan approved by Celgene or if Celgene requests (and Vividion, in its sole discretion, subject to Section 2.3, accepts) that Vividion Develop the Shared Product for the applicable development and regulatory milestone events set forth below) or its Affiliates or Licensee Partners of the corresponding development and regulatory milestone events set forth below with respect to the first Shared Product to achieve such milestone events.

Milestones	Payment (in US Dollars)
(1) [***]	$[***]
(2) [***]	$[***]

(i) Each milestone payment under this Section 9.2(a) shall be made within [***] days after the achievement of the applicable milestone by either Party or any of its Affiliates or Licensee Partners.

(ii) [Subject to Section 9.2(a)(iii) below] [include as applicable], the milestone payments set forth in the table above in this Section 9.2(a) (to the extent payable) shall be paid only once, regardless of the number of Shared Products to achieve the applicable milestone event and regardless of the number of Indications for which the milestone event may be achieved.

(iii) [Parties to include in execution version solely where the Program under this Agreement is an E3 Ligase Program] [Solely for purposes of this Section 9.2, in the event that the Shared Program produces two (2) or more Distinct Products (as determined pursuant to Section 2.3.4 of the Master Agreement), the Parties understand and agree that, following Regulatory Approval of the first Shared Product in the United States under this Agreement, each subsequent Distinct Product to receive Regulatory Approval in the United States shall be eligible to receive the Milestone Payments set forth in the table above (the “Distinct Product Catch-Up Payments”). Celgene will make any Distinct Product Catch-Up Payments within [***] days after such Distinct Product receives Regulatory Approval in the United States.

(b) Sales Milestones. Celgene shall make a one-time sales milestone payment to Vividion of [***] U.S. Dollars ($[***]) the first time aggregate Annual Net Sales of Shared Products in a given Calendar Year in the ROW Territory exceed [***] U.S. Dollars ($[***]) (the “Sales Milestone Condition”); it being understood and agreed that (i) Celgene shall notify Vividion of the achievement of such Sales Milestone Condition within [***] days after the end of the applicable Calendar Quarter in which such Sales Milestone Condition is achieved; and (ii) Vividion shall deliver to Celgene an invoice for such [***] U.S. Dollars ($[***]) payment; and (iii) Celgene shall pay to Vividion such [***] U.S. Dollars ($[***]) payment within [***] days following receipt of such invoice. For clarity, the sales milestone payment set forth in this Section 9.2(b) (to the extent payable) shall be paid only once, regardless of the number of Shared Products to achieve the applicable milestone event and regardless of the number of Indications for which the milestone event may be achieved.

Section 9.3 Profit & Loss Share.

(a) Profit & Loss Share. The Parties will share in (and bear) Operating Profits or Losses with respect to Shared Product(s) as follows: [***] will bear (and be entitled to) [***] percent ([***]%) of such Operating Profits or Losses, and Celgene will bear (and be entitled to) [***] percent ([***]%) of such Operating Profits or Losses (collectively, the “Profit & Loss Share”).

(b) Quarterly Reconciliation and Payments. Unless the Parties otherwise agree in advance in writing, reconciliation and payments of the Profit & Loss Share shall be conducted as set forth in Exhibit D.

Section 9.4 Royalty Payments Following Vividion Opt-Out. Following any Vividion Opt-Out Date:

(a) Royalty Rate. Subject to Section 9.4(b), Celgene shall pay to Vividion royalties on worldwide Annual Net Sales of Shared Products following any Vividion Opt-Out Date at the applicable royalty rate set forth below (each, a “Royalty Rate”) on a Shared Product-by-Shared Product basis (in no event to include Companion Diagnostics):

Per Shared Product Annual Net Sales in the Territory	Royalty Rate
Portion of Annual Net Sales of such Shared Product in the Territory by all Selling Parties, in the aggregate, up to and including [***] U.S. Dollars ($[***]).	[***]%
Portion of Annual Net Sales of such Shared Product in the Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]) up to and including [***] U.S. Dollars ($[***]).	[***]%
Portion of Annual Net Sales of such Shared Product in the Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]).	[***]%

Each Royalty Rate set forth in the table above will apply only to that portion of the worldwide Annual Net Sales of a given Shared Product in the Territory during a given Calendar Year that falls within the indicated portion.

For example, if worldwide Annual Net Sales of a given Shared Product in the Territory by Celgene and its Affiliates and Licensee Partners was $[***], then the royalties payable with respect to such worldwide Annual Net Sales, subject to adjustment as set forth in this Section 9.4, would be:

[***]

(b) Royalty Term. Royalties payable under this Section 9.4 shall be paid by Celgene on a Shared Product-by-Shared Product and country-by-country basis from the later of (i) the Vividion Opt-Out Date and (ii) the date of First Commercial Sale of each Shared Product in a country with respect to which royalty payments are due, until the latest of:

(i) the last to expire of any Valid Claim of Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Co-Co Collaboration Patents or Joint Co-Co Patents Covering such Shared Product in such country;

(ii) [***] years following the date of First Commercial Sale in such country; and

(iii) the expiration of Regulatory Exclusivity for such Shared Product in such country;

(each such term with respect to a Shared Product and a country, a “Royalty Term”).

Notwithstanding the foregoing, in the event that the Royalty Term for a Shared Product in a country continues solely due to Section 9.4(b)(ii) above (i.e., the Shared Product is not Covered by a Valid Claim of Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Co-Co Collaboration Patents or Joint Co-Co Patents in the applicable country, and such Shared Product is not subject to Regulatory Exclusivity in such country) then, in such event, the Royalty Rate for such Shared Product in such country will be reduced to [***] percent ([***]%) of the applicable Royalty Rate in Section 9.4(a) for such Shared Product in such country.

Upon the expiration of the Royalty Term with respect to a Shared Product in a country, the license granted by Vividion to Celgene pursuant to Section 8.1(a) shall be deemed to be fully paid-up, irrevocable and perpetual with respect to such Shared Product in such country; provided that, notwithstanding Section 8.5 or 9.5, Celgene shall assume and be solely responsible (without deduction under Section 9.4(d)) for any amounts payable to Third Party licensors and Celgene shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in each case, with respect to Celgene’s exercise of such rights as to such Shared Product in such country following the expiration of such Royalty Term.

(c) Royalty Reduction for Generic Competition. If, on a Shared Product-by-Shared Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis,

(i) A Generic Product(s) has a market share of greater than [***] percent ([***]%) but less than or equal to [***] percent ([***]%); or

(ii) A Generic Product(s) has a market share of more than [***] percent ([***]%);

then, subject to Section 9.4(f), the royalties payable with respect to Annual Net Sales of such Shared Product pursuant to Section 9.4(a) in such country during such Calendar Quarter shall be reduced by [***] percent ([***]%) if subsection (i) applies and [***] percent ([***]%) if subsection (ii) applies, respectively, of the royalties otherwise payable pursuant to Section 9.4(a). Market share shall be based on the aggregate market in such country of such Shared Product and all applicable Generic Products (based on sales of units of such Shared Product and such Generic Product(s) in the aggregate, as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties).

(d) Deduction for Third Party Payments after Vividion Opt-Out. In the event that, following the Vividion Opt-Out Date, royalties are payable by Celgene to Vividion with respect to any Shared Product under this Section 9.4, the Parties shall continue to be responsible for amounts payable to Third Party licensors under Existing Third Party Agreements as set forth in Section 8.5 (which amounts shall not be deductible from royalties as set forth in this Section 9.4(d)) and Celgene shall have the right to deduct from royalty payments otherwise due and payable by Celgene to Vividion under this Section 9.4, on a Shared Product-by-Shared Product and country-by-country basis, a maximum of [***] percent ([***]%) of any royalties or other amounts actually paid by Celgene to a Third Party from and after the Vividion Opt-Out Date with respect to such Shared Product in such country(ies) under any Subsequent Third Party Agreement, but only to the extent that the Patents or Know-How licensed under such Subsequent Third Party Agreement are necessary for the Development, Manufacture or Commercialization of such Shared Product in such country(ies).

(e) Royalty Reports; Payments. Within [***] days after the end of each Calendar Quarter following the Vividion Opt-Out Date, Celgene with respect to each Shared Product shall provide Vividion with a report stating the sales in units and in value of such Shared Product made by Celgene, its Affiliates, and Licensee Partners, as applicable, on a country-by- country basis, together with the calculation of the royalties due to Vividion, including the method used to calculate the royalties, the exchange rates used, and itemized deductions. Payments of all amounts payable under this Section 9.4 shall be made by Celgene to the bank account indicated by Vividion within [***] days from the end of each Calendar Quarter in which such payment accrues.

(f) Cumulative Effect of Royalty Reductions. In no event shall the royalty reductions described in this Section 9.4, alone or together, reduce the royalties payable by Celgene for a Shared Product in a country in any given Calendar Quarter to less than [***] percent ([***]%) of the amounts otherwise payable by Celgene for such Shared Product in such country in such Calendar Quarter. Celgene may carry over and apply any such royalty reductions, which are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter due to the limitation set forth above in this Section 9.4(f), to any subsequent Calendar Quarter(s) and shall begin applying such reduction to such royalties as soon as practicable and continue applying such reduction on a Calendar Quarterly basis thereafter until fully deducted, in all cases subject to the limitation set forth above in this Section 9.4(f).

Section 9.5 Third Party Payments. After the Effective Date, if either Party at any time believes that a license under Third Party Patents or Third Party Know-How, other than an Existing Third Party Agreement, could be necessary or useful to Develop, Manufacture or Commercialize the Shared Products, then such Party shall notify (A) the JDC if such notice is provided during Development or Manufacturing of Shared Products for Development or (B) the JCC if such notice is provided during Commercialization of Shared Products, and the following shall apply:

(a) If the JDC or JCC, as applicable, agrees by unanimous vote to obtain such license, and if so, which of the Parties will do so, then the Parties will proceed as determined by the JDC or JCC, as applicable. If the JDC or JCC, as applicable, cannot agree on whether to obtain such license or which Party will do so, then the matter will be escalated to the JSC for resolution in accordance with Section 2.2; provided that, if the JSC cannot agree on which Party should obtain such license, then the Lead Party in the applicable Territory shall have the first right to obtain such license and if the applicable Lead Party does not promptly exercise such right then the other Party shall have the right to do so; provided, further, that, after a Vividion Opt-Out Notice, Celgene shall have the sole right, but not the obligation, to obtain such license throughout the Territory.

(b) The costs of each license obtained pursuant to Section 9.5(a) (each, a “Subsequent Third Party Agreement”) to the extent such costs directly relate to the Shared Products and constitute COGS shall be included for purposes of calculating the Profit & Loss Share and, in the event of a Vividion Opt-Out Date, shall be borne solely by Celgene to the extent incurred after the Vividion Opt-Out Date, subject to deduction from royalties in accordance with Section 9.4(d).

(c) For purposes of this Agreement, the Third Party Patents and Third Party Know-How licensed under a Subsequent Third Party Agreement shall be deemed “Co-Co Collaboration Intellectual Property” of the Party obtaining such license.

(d) (i) The Party designated to pursue the Subsequent Third Party Agreement shall keep the other Party fully informed of the status of the negotiations with the applicable Third Party and provide the other Party with copies of all draft agreements; (ii) the other Party may provide comments and suggestions with respect to the negotiation of the agreement with such Third Party, and the Party seeking the Subsequent Third Party Agreement shall reasonably consider all comments and suggestions reasonably recommended by the other Party; and (iii) the Party seeking the Subsequent Third Party Agreement shall obtain a license that is sublicensable to the other Party in accordance with the terms of this Agreement, treating (unless otherwise agreed by the Parties) the Third Party intellectual property as Co-Co Collaboration Intellectual Property hereunder and treating the agreement licensing such Third Party intellectual property in the same way as the Existing Third Party Agreements (including as provided in Section 8.5), except for payment obligations, which will be treated as provided in this Section 9.5.

Section 9.6 Financial Records. The Parties shall keep, and shall require their respective Affiliates and (sub)licensees to keep, complete and accurate books and records in accordance with the applicable Accounting Standards. The Parties shall keep, and shall require their respective Affiliates and (sub)licensees to keep, such books and records for at least [***] years following the end of the Calendar Year to which they pertain. Such books of accounts shall be kept at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records. With respect to royalties, such records shall be in sufficient detail to support calculations of royalties due to Vividion. Prior to any Vividion Opt-Out Date, Celgene and Vividion shall also keep, and require their respective Affiliates and (sub)licensees to keep, complete and accurate records and books of accounts containing all data reasonably required for the calculation and verification of Annual Net Sales, COGS and Allowable Expenses, including internal FTEs utilized by either Party, and the Profit & Loss Share.

Section 9.7 Audits.

(a) Audit Team. Each Party may, upon request and at its expense (except as provided for herein), cause an internationally recognized independent accounting firm selected by it (except one to whom the Auditee has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of the other Party and the correctness of any payment made or required to be made to or by such Party, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee obligating the Audit Team to be bound by obligations of confidentiality and restrictions on use of confidential information that are no less restrictive than the obligations set forth in Article XI.

(b) Limitations. In respect of each audit of the Auditee’s books and records: (i) the Auditee may be audited only once per year, (ii) no records for any given year for an Auditee may be audited more than once; provided that the Auditee’s records shall still be made available if such records impact another financial year which is being audited, and (iii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the three (3) Calendar Years prior to the Calendar Year in which the audit request is made.

(c) Audit Notice. In order to initiate an audit for a particular Calendar Year, the Audit Rights Holder must provide written notice to the Auditee. The Audit Rights Holder exercising its audit rights shall provide the Auditee with notice of one or more proposed dates of the audit not less than sixty (60) days prior to the first proposed date. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall provide such Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

(d) Payments. If the audit shows any under-reporting or underpayment, or overcharging or overpayment by any Party, that under-reporting, underpayment, overpayment or overcharging shall be reported to the Audit Rights Holder and the underpaying or overcharging Party shall remit the applicable underpayment amount or reimburse the applicable overpayment amount (together with interest at the rate set forth in Section 9.10) to the underpaid or overcharged Party within [***] days after receiving the audit report. Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any Party for that period in excess of [***] percent ([***]%) of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Audit Rights Holder conducting the audit, for its respective audit fees and reasonable Out-of-Pocket Costs in connection with said audit, which reimbursement shall be made within [***] days after receiving appropriate invoices and other support for such audit-related costs.

(e) Definitions. For the purposes of the audit rights described herein, an individual Party subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has certain and respective rights to audit the books and records of the Auditee will be referred to as the “Audit Rights Holder.”

Section 9.8 Tax Matters.

(a) General. The Parties acknowledge that the rights and obligations imposed on each of them pursuant to this Agreement that relate to the sharing of profits from the development and commercialization of the Shared Products in the Territory to the Shared Products and Companion Diagnostics and the collaborative relationship formed between them in connection therewith, gives rise to a partnership for US federal (and, to the extent applicable, state) income tax purposes (but not for any non-tax or non-US purpose) that solely relates to the Territory, and the Parties shall act in accordance with Exhibit E.

(b) Withholding and Indirect Taxes.

(i) Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement (or allocable to another Party pursuant to Section 1.6 of Exhibit E) such taxes as are required to be deducted or withheld therefrom under any provision of applicable Law. The Party that is required to make such withholding (the “Paying Party”) will: (A) deduct those taxes from such payment, (B) timely remit the taxes to the proper taxing authority, and (C) send evidence of the obligation together with proof of tax payment to the recipient Party (the “Payee Party”) on a timely basis following that tax payment; provided, however, that before making any such deduction or withholding, the Paying Party shall give the Payee Party notice of the intention to make such deduction or withholding (and such notice, which shall set forth in reasonable detail the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for such Payee Party to obtain reduction of or relief from such deduction or withholding). Each Party agrees to cooperate with the other Parties in claiming refunds or exemptions from, or reductions in, such deductions or withholdings under any applicable Law or treaty to ensure that any amounts required to be withheld pursuant to this Section 9.8(b)(i) are reduced to the fullest extent permitted by applicable Law.

(ii) Each Party, for itself and, if applicable, in its capacity as “Tax Matters Partner” of such partnership (as defined in Exhibit E), agrees to cooperate with the other Parties in claiming refunds or exemptions from, or reductions in, any deductions or withholdings, including pursuant to Code Section 1446(f), required to be withheld or deducted by an acquirer of an interest in the partnership described in Section 9.8(a) and in reducing or eliminating such withholdings to the fullest extent permitted by applicable Law.

(iii) The Parties shall cooperate to minimize value added tax, sales an use tax, consumption tax and other similar taxes (“Indirect Taxes”) imposed in connection with this Agreement, as applicable.

(iv) Each Party has provided a properly completed and duly executed IRS Form W-9 Form W-8, as applicable, to the other Party. Each Party and any other recipient of payments described in this Section 9.8(b) shall provide to the other Party (including where the other Party is acting in its capacity as Tax Matters Partner (as defined in Exhibit E)), at the time or times reasonably requested by such other Parties or as required by applicable Law, such other properly completed and duly executed documentation as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes, and the applicable payment shall be made without (or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by the Paying Party.

Section 9.9 Currency Exchange; Blocked Payments; Prohibitions on Payments.

(a) Currency Exchange. Unless otherwise expressly stated in this Agreement, all amounts specified in, and all payments made under, this Agreement shall be in United States Dollars. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be performed in a manner consistent with the paying Party’s normal practices used to prepare its audited financial statements for internal and external reporting purposes. For clarity, Celgene sets currency transaction rates for the month on the last business day of the month prior. Vividion has the right to verify that the exchange rates used by Celgene for a given month are within the trading range of the last business day of the month prior.

(b) Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for the paying Party (or any of its Affiliates or Licensee Partners) to transfer, or have transferred on its behalf, payments owed the other Party hereunder, the paying Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***] days, in a recognized banking institution selected by the paying Party or any of its Affiliates or its Licensee Partners, as the case may be, and identified in a written notice given to the other Party.

(c) Prohibitions on Payments. When in any country in the Territory applicable Law prohibits both the transmittal and the deposit of royalties on sales in such country, royalty payments due on Net Sales shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Celgene would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable. The Parties shall cooperate in good faith to overcome, to the extent reasonably possible, any prohibition described in this Section 9.9(c) within a reasonable period of time.

Section 9.10 Late Payments. Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of (x) [***] or [***]; provided that, [***].

Article X

Intellectual Property Ownership, Protection and Related Matters

Section 10.1 Ownership of Inventions.

(a) Non-Co-Co Collaboration Know-How. Any Know-How discovered, developed, generated or invented by Celgene or its Affiliates or Vividion or its Affiliates prior to or outside the Collaboration shall remain the sole property of such Party or its applicable Affiliate(s), except as otherwise agreed by the Parties.

(b) Sole Inventions. All Co-Co Collaboration Know-How discovered, developed, generated or invented solely by employees, agents and consultants of a Party or its Affiliates shall be owned exclusively by such Party or its applicable Affiliate(s).

(c) Joint Inventions. All Co-Co Collaboration Know-How discovered, developed, generated or invented jointly by employees, agents and consultants of Celgene or its Affiliates, on the one hand, and employees, agents and consultants of Vividion or its Affiliates, on the other hand, in the conduct of activities under this Agreement (“Joint Inventions” and, any Patents Covering such Joint Inventions, “Joint Patents”) shall be owned jointly on the basis of each Party (or its applicable Affiliate(s)) having an undivided interest without a duty to account to the other Party (or its applicable Affiliate(s)) and shall be deemed to be Controlled by each Party. Each Party shall have the right to use such Joint Inventions, or license such Joint Inventions to its Affiliates or any Third Party, or sell or otherwise transfer its interest in such Joint Inventions to its Affiliates or a Third Party, in each case without the consent of the other Party or its applicable Affiliate(s) (and, to the extent that applicable Law requires the consent of the other Party or applicable Affiliate(s), this Section 10.1(c) shall constitute such consent), so long as such use, sale, license or transfer is subject to Section 8.6 and the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement.

(d) Notice. Each Party agrees to provide, at the request of the other Party and no more than once per Calendar Quarter, reports disclosing to the other Party all Co-Co Collaboration Intellectual Property discovered, developed, generated or invented by employees, agents and consultants of such Party and all Vividion Intellectual Property and Celgene Intellectual Property that becomes subject to this Agreement, which disclosures may be made in connection with the updates made in accordance with Section 3.1(d).

(e) Inventorship. For purposes of determining ownership hereunder, the determination of inventorship shall be made in accordance with United States patent laws. In the event of a dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent patent counsel not regularly employed by either Party to resolve such dispute. The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship.

(f) Further Actions and Assignments. Each Party shall take all further actions and execute all assignments requested by the other Party and reasonably necessary or desirable to vest in the other Party the ownership rights set forth in this Article X.

Section 10.2 Prosecution of Patents. Subject to the terms and conditions of any Existing Third Party Agreement or Subsequent Third Party Agreement to the extent such agreement applies to the Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Patents or Celgene Co-Co Collaboration Patents, the following provisions shall apply with respect to the Vividion Patents, Celgene Patents, Celgene Co-Co Collaboration Patents, Vividion Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents in the Territory:

(a) Lead US Party. Subject to the provisions of Section 10.2(f) and coordination with the JPC, the Lead US Party (or, in the event of any Vividion Opt-Out, Celgene) shall have the initial right and option to Prosecute the Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents in the Territory. In the event that the Lead US Party declines to Prosecute such Patents, it shall give the non-Lead US Party reasonable notice to this effect, sufficiently in advance to permit the non-Lead US Party to undertake such Prosecution in any applicable country without a loss of rights, and thereafter the non-Lead US Party may, upon written notice to the Lead US Party and receipt of the Lead US Party’s prior written consent (not to be unreasonably withheld), Prosecute such Patents in the owning Party(ies)’s name(s) subject to coordination with the JPC.

(b) Celgene. Celgene shall have the sole right and option to Prosecute the Celgene Patents.

(c) Costs and Expenses. The Parties shall jointly bear as part of the Profit & Loss Share all costs and expenses in Prosecuting Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents

(collectively, “Patent Prosecution Expenses”) as Allowable Expenses for the purposes of calculating the Profit & Loss Share; provided, however, that, (A) in the event of a Vividion Opt-Out Date, all such Patent Prosecution Expenses incurred by [***] following the Vividion Opt-Out Date shall be borne solely by [***] and (B) all such Patent Prosecution Expenses paid to a Third Party in connection with an Existing Third Party Agreement shall be borne as set forth in the Master Agreement.

(d) Strategy; Failure of JPC to Agree; Diligence and Cooperation.

(i) The JPC shall attempt to agree upon a strategy (which may be updated from time to time) for Prosecution of Vividion Patents, Celgene Co-Co Collaboration Patents, Vividion Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents, including the scope and priority of the claims to be pursued within such Patents and to maximize the value of such Patents, on a global basis. As part of such strategy, the JPC shall discuss and consider in good faith filing separate Patents that include claims that Cover Shared Products specifically or generically and claims that Cover only other compounds. Any failure by the JPC to agree by unanimous vote with respect to such strategy or any other Prosecution matter will be attempted to be resolved as specified in Section 2.2(e), and if such attempt fails, then the Prosecuting Party may resolve such matter. The Prosecuting Party with respect to any such Patent shall follow such strategy in connection with all Prosecution of such Patent unless the JPC approves of a divergence from such strategy (with any failure by the JPC to agree by unanimous vote to be resolved in accordance with Section 2.2(e) and the foregoing sentence).

(ii) The Party authorized to conduct prosecution pursuant to Section 10.2(a) or Section 10.2(b) at the relevant time (as applicable, the “Prosecuting Party”) shall be entitled to use patent counsel selected by it and reasonably acceptable to the non-Prosecuting Party (including in-house patent counsel as well as outside patent counsel) for the Prosecution of the Patents subject to Section 10.2(a) and Section 10.2(b). Each Party agrees to cooperate with the other with respect to the Prosecution of such Patents pursuant to this Section 10.2, including (X) executing all such documents and instruments and performing such acts as may be reasonably necessary in order to permit the other Party to undertake any Prosecution of Patents that such other Party is entitled, and has elected, to Prosecute, as provided for in Section 10.2(a) and Section 10.2(b) and (Y) giving consideration to the proper scope of Patents. In addition, Vividion agrees that, if it is the non-Prosecuting Party, then Vividion, from time to time at the direction of the Prosecuting Party, shall Prosecute the Patents together with its external Patent counsel. The Prosecuting Party shall:

(A) use Commercially Reasonable Efforts to regularly provide the JPC in advance with reasonable information relating to the Prosecuting Party’s Prosecution of Patents hereunder, including by providing copies of substantive communications, notices and actions submitted to or received from the relevant patent authorities and copies of drafts of filings and correspondence that the Prosecuting Party proposes to submit to such patent authorities, each of which shall be provided as far in advance as is practicable but with sufficient time for the non-Prosecuting party to provide meaningful input;

(B) use Commercially Reasonable Efforts to consider in good faith and consult with the non-Prosecuting Party regarding its timely comments with respect to the same;

(C) use Commercially Reasonable Efforts to Prosecute additional claims substantially similar to those suggested by the non-Prosecuting Party, if any, in such jurisdictions of the Territory reasonably requested by the non-Prosecuting Party; and

(D) consult with the JPC and non-Prosecuting Party before taking any action that would have a material adverse impact on the scope of claims within the Vividion Patents, Celgene Co-Co Collaboration Patents or Vividion Co-Co Collaboration Patents (including the Joint Co-Co Patents and Joint Patents), as applicable.

(iii) The applicable Prosecuting Party, in consultation with the JPC, shall determine the countries in which Vividion Patents, Celgene Co-Co Collaboration Patents and Vividion Co-Co Collaboration Patents (including Joint Co-Co Patents and Joint Patents) shall be Prosecuted.

(iv) The Prosecuting Party may abandon the subject matter of a claim in a Vividion Patent, Celgene Co-Co Collaboration Patent, Vividion Co-Co Collaboration Patent or Joint Collaboration Patent in response to an office action from the applicable patent office if, in the Prosecuting Party’s reasonable judgment after consultation with the non-Prosecuting Party, such Patent requires such abandonment; provided, however, that, prior to such abandonment, if feasible, the Parties will cooperate to file divisional or continuation applications to separate such claim. The Prosecuting Party agrees not to otherwise abandon any Vividion Patent, Celgene Co-Co Collaboration Patent, Vividion Co-Co Collaboration Patent or Joint Collaboration Patent without filing a divisional or continuation application in respect thereof unless it provides the non-Prosecuting Party with reasonable notice to this effect, sufficiently in advance to permit the non-Prosecuting Party to undertake such Prosecution of such Vividion Patent, Celgene Co-Co Collaboration Patent, Vividion Co-Co Collaboration Patent or Joint Collaboration Patent, and thereafter such non-Prosecuting Party may, upon written notice to the Prosecuting Party and, in the case of the non-Lead US Party, receipt of the Lead US Party’s prior written consent (not to be unreasonably withheld), Prosecute such Vividion Patent, Celgene Co-Co Collaboration Patent, Vividion Co-Co Collaboration Patent or Joint Collaboration Patent at [***] expense with counsel of its choice.

(e) Third Party Rights. Vividion covenants and agrees that it shall not grant any Third Party any right to control the Prosecution of the Vividion Patents or Vividion Co-Co Collaboration Patents or to approve or consult with respect to any Patents licensed to Celgene hereunder, in any case, that is more favorable to the Third Party than the rights granted to Celgene hereunder or that otherwise conflicts with Celgene’s rights hereunder. Celgene covenants and agrees that it shall not grant any Third Party any right to control the Prosecution of the Celgene Co-Co Collaboration Patents or to approve or consult with respect to the Celgene Co-Co Collaboration Patents licensed to Vividion hereunder, in any case, that is more favorable to the Third Party than the rights granted to Vividion hereunder or that otherwise conflicts with Vividion’s rights hereunder.

(f) Third Party Agreements. Each Party acknowledges that, pursuant to an Existing Third Party Agreement or Subsequent Third Party Agreement, the applicable licensor(s) thereunder may retain the right to Prosecute the Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents covered by such agreement, and that Vividion or Celgene, as applicable, may have certain rights to assume Prosecution under such agreement. Vividion and Celgene, as applicable, each agrees to keep the other Party fully informed of these rights, as well as provide to the other Party all information and copies of documents received from the licensor(s) under any such Existing Third Party Agreement or Subsequent Third Party Agreement, or their patent counsel, relating to the Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents covered by such agreement. To the extent that Vividion or Celgene, as applicable, is permitted to proceed with Prosecution or provide comments or suggestions to patent documents under an Existing Third Party Agreement or Subsequent Third Party Agreement, then the Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents under such Existing Third Party Agreement or Subsequent Third Party Agreement shall be treated, to the extent possible, in the same manner as other Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents under this Section 10.2, and Vividion or Celgene, as applicable, shall exercise all such rights with respect to such Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents pursuant to the instructions of the other Party, if the other Party is given the right to act under this Section 10.2 (provided that all such decisions shall be subject to the applicable Prosecuting Party’s final decision-making authority).

Section 10.3 Third Party Infringement and Challenges of Vividion Patents, Celgene Co-Co Collaboration Patents and Vividion Co-Co Collaboration Patents. Subject to the terms and conditions of any Existing Third Party Agreement or Subsequent Third Party Agreement to the extent such agreement applies to the Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents, the following provisions shall apply with respect to the Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Co-Co Collaboration Patents, Joint Co-Co Patents, Joint Patents, Vividion Know-How, Vividion Co-Co Collaboration Know-How, Celgene Co-Co Collaboration Know-How, Joint Co-Co Know-How and Joint Inventions:

(a) Notice. Each Party shall immediately provide the other Party with written notice reasonably detailing any (i) known or alleged infringement of any Vividion Patents, Celgene Patents, Celgene Co-Co Collaboration Patents, Vividion Co-Co Collaboration Patents, Joint Co-Co Patents or Joint Patents or known or alleged misappropriation of any Vividion Know-How, Celgene Know-How, Celgene Co-Co Collaboration Know-How, Vividion Co-Co Collaboration Know-How, Joint Co-Co Know-How or Joint Inventions, by a Third Party, (ii) “patent certification” filed in the US Territory under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions, and (iii) any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any such intellectual property rights (collectively “Third Party Infringement”).

(b) First Right to Initiate Infringement Actions. Each Party shall have the initial right throughout that part of the Territory (i.e. the US Territory or the ROW Territory, as applicable) for which it is the Lead Party, but not the obligation, to initiate a suit or take other appropriate action that such Party believes is reasonably required to protect the Vividion Intellectual Property, Celgene Co-Co Collaboration Intellectual Property, Vividion Co-Co

Collaboration Intellectual Property, Joint Co-Co IP, Joint Patents, or Joint Inventions against any infringement or challenge (including any Third Party Infringement), unauthorized use or misappropriation by a Third Party that relates to a Shared Product in such part of the Territory, which, in the case of a Companion Diagnostic, shall mean Third Party Infringement, unauthorized use or misappropriation in connection with such Companion Diagnostic in the Field (“Competitive Infringement”). The Party having such initial right under the preceding sentence (the “Initial Enforcement Party”) shall give the other Party advance notice of the Initial Enforcement Party’s intent to file any such suit or take any such action and the reasons therefor, and shall provide the other Party with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, the Initial Enforcement Party shall keep the other Party promptly informed, and shall from time to time consult with the other Party regarding the status of any such suit or action and shall provide the other Party with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. Without limiting the generality of the foregoing, the Parties shall discuss in good faith the Initial Enforcement Party’s intended response to a Competitive Infringement. For clarity, Celgene shall have final decision-making authority as to representations made in any proceedings under this Section 10.3 with respect to any Celgene Independent Products.

(c) Preparation to Enforce. After the First Commercial Sale of a Shared Product in the US Territory or the ROW Territory, as applicable, subject to coordination with the JPC, the Initial Enforcement Party for such part of the Territory shall use reasonable efforts to prepare for the possibility of suit for Competitive Infringement starting [***] years after such First Commercial Sale.

(d) Step-in Rights. If the Initial Enforcement Party fails to initiate a suit or take such other appropriate action under Section 10.3(b) above within [***] days after becoming aware of any Competitive Infringement, then the other Party may, in its discretion, provide the Initial Enforcement Party with written notice of such Party’s intent to initiate a suit or take other appropriate action to combat such Competitive Infringement); provided, however, that (i) such period will be more than [***] days to the extent applicable Law prevents earlier enforcement of the applicable Patent(s) and provided further that if such period is extended because applicable Law prevents earlier enforcement, the Initial Enforcement Party shall have until the date that is [***] days following the date upon which applicable Law first permits such enforcement proceeding to elect to so enforce the applicable Patent(s), and (ii) the Initial Enforcement Party shall have less than [***] days (or, as applicable, less than the [***] day period described in clause(i)) to elect to so enforce the applicable Patent(s) to the extent that a delay in bringing such enforcement proceeding against such alleged Third Party infringer would limit or compromise the remedies (including monetary relief and stay of regulatory approval) available against such alleged Third Party infringer. If the Party with such step-in rights under the preceding sentence (“Step-In Enforcement Party”) provides such notice and the Initial Enforcement Party fails to initiate a suit or take such other appropriate action within [***] days after receipt of such notice from the Step-In Enforcement Party (or such earlier time as is required to avoid limiting or compromising the remedies (including monetary relief and stay of regulatory approval) available against such alleged Third Party infringer), then the Step-In

Enforcement Party shall have the right, but not the obligation, to initiate a suit or initiate or take such other appropriate action that it believes is reasonably required to protect the applicable Vividion Intellectual Property, Celgene Intellectual Property, Celgene Co-Co Collaboration Intellectual Property, Vividion Co-Co Collaboration Intellectual Property, Joint Co-Co IP, Joint Patents or Joint Inventions. The Step-In Enforcement Party shall give the Initial Enforcement Party advance notice of the Step-In Enforcement Party’s intent to file any such suit or take any such action and the reasons therefor and shall provide the Initial Enforcement Party with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, the Step-In Enforcement Party shall keep the Initial Enforcement Party promptly informed and shall from time to time consult with the Initial Enforcement Party regarding the status of any such suit or action and shall provide the Initial Enforcement Party with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. Notwithstanding anything in this Section 10.3 to the contrary: (x) Celgene shall have final decision-making authority as to representations made in any proceedings under this Section 10.3 with respect to any Celgene Independent Products, (y) if the Initial Enforcement Party has a reasonable, good faith concern that the Step-In Enforcement Party’s exercise of its backup enforcement or defense rights with respect to any Patent would be detrimental to the overall patent protection of the Shared Products or related Companion Diagnostics, then the Step-In Enforcement Party shall not be permitted to enforce or defend such Patent without the prior consent of the Initial Enforcement Party, and (z) in no event shall Vividion ever be entitled to enforce or defend any Celgene Intellectual Property.

(e) Conduct of Action. The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 10.3, which counsel must be reasonably acceptable to the other Party. If required under applicable Law in order for such Party to initiate or maintain such suit, the other Party shall join as a party to the suit. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such Party except that the initiating Party shall reimburse the other Party for Out-of-Pocket Costs, other than outside counsel expenses, incurred in rendering such assistance. The Party initiating suit shall assume and pay all of its own Out-of-Pocket Costs incurred in connection with any litigation or proceedings described in this Section 10.3, including the fees and expenses of the counsel selected by it, provided that, prior to the Vividion Opt-Out Date, if any, such fees and expenses shall be shared in accordance with the Profit & Loss Share. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense (which shall not be included in the calculation of the Profit & Loss Share).

(f) Recoveries. Any damages or other monetary awards recovered in any action, suit or proceeding brought under this Section 10.3 shall be shared as follows:

(i) Initial Allocation. Such damages or other sums recovered shall first be applied to reimburse each Party for all of the costs and expenses it incurred in connection with such action, and if such recovery is insufficient to cover all such costs and expenses of both Parties, it shall [***]; and

(ii) Remaining Proceeds. Any remaining proceeds in case of suits with respect to an enforcement proceeding relating to any Shared Product or Companion Diagnostic under this Section 10.3, shall be shared by the Parties in accordance with the Profit & Loss Share or, if obtained on or after the Vividion Opt-Out Date, the Party bringing suit under this Section 10.3 shall retain [***] percent ([***]%) and the other Party shall retain [***] percent ([***]%) of such amount.

(g) Third Party Agreements. In the event that (i) a Patent covered by an Existing Third Party Agreement or Subsequent Third Party Agreement is at issue in an action under this Section 10.3 or Section 10.4, (ii) Vividion or Celgene, as applicable, has a right to enforce or defend, as applicable, the Vividion Patents, Vividion Co-Co Collaboration Patents or Celgene Co-Co Collaboration Patents under such Existing Third Party Agreement or Subsequent Third Party Agreement, and (iii) Celgene or Vividion, respectively, desires to enforce or defend, as applicable, such Patent in accordance with the procedures under this Section 10.3 or Section 10.4, as applicable, then Vividion or Celgene, respectively, shall either (A) obtain the licensor(s)’ consent under such Existing Third Party Agreement or Subsequent Third Party Agreement so that Celgene or Vividion, respectively, may file such an action in its own name or (B) shall undertake such an action on Celgene’s behalf and at [***] expense or on Vividion’s behalf and at [***] expense, respectively.

Section 10.4 Claimed Infringement. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the activity of either Party or their Affiliates or Licensee Partners under this Agreement infringes or misappropriates, or may infringe or misappropriate, the intellectual property rights of such Third Party. If a Third Party asserts or files against a Party or its Affiliates any claim of infringement or misappropriation of the intellectual property rights of such Third Party or other action relating to alleged infringement or misappropriation of such intellectual property rights (“Third Party Infringement Action”), then, unless otherwise agreed by the Parties:

(a) Notice and Defense. If a Party becomes aware of any actual or potential claim that the Development, Manufacture or Commercialization of any Shared Product or Companion Diagnostic infringes or misappropriates the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall as soon as practicable thereafter meet (which may be through the JSC) to discuss in good faith regarding the best response to such notice. With respect to any such claim by a Third Party described in this Section 10.4(a), the applicable Lead Party shall have the sole right, but not the obligation, to defend and dispose (including through settlement or license) such claim in the applicable portion(s) of the Territory; it being understood and agreed that the applicable non-Lead Party shall be entitled to defend itself with respect to any such Third Party claim in the applicable portion(s) of the Territory to the extent that such non-Lead Party’s responses and admissions in conducting such defense do not interfere with the ability of the Lead Party to defend such Third Party claim.

(b) Costs. Prior to the Vividion Opt-Out Date, the costs and expenses incurred by the Parties in connection with defense of any claim described in Section 10.4(a) in the Territory shall be shared by the Parties in accordance with the Profit & Loss Share. For clarity, this Section 10.4(b) is intended to address the Parties’ defense costs in such claim, and if as a result of any such defense of such claim, a Party obtains a license under Third Party intellectual property rights, Section 9.5 shall apply to the amounts due to any such Third Party pursuant to such license.

Section 10.5 Patent Term Extensions. The JPC shall, as necessary and appropriate, use reasonable efforts to agree upon a joint strategy for obtaining, and cooperate with each other in obtaining, patent term extensions for Vividion Patents, Vividion Co-Co Collaboration Patents, Celgene Co-Co Collaboration Patents Joint Co-Co Patents and Joint Patents that Cover Shared Products. If the JPC is unable to agree upon which of such Patents should be extended, and the matter remains unresolved after the procedure described in Section 2.2(e), then the Lead Party with respect to the portion of the Territory as to which such patent term extension relates shall have the right to resolve the dispute, subject in each case to the terms and conditions of any Existing Third Party Agreement or Subsequent Third Party Agreement to the extent such agreement applies to such Vividion Patent, Vividion Co-Co Collaboration Patent or Celgene Co-Co Collaboration Patent.

Section 10.6 Patent Marking. Each Party shall comply with the patent marking statutes in each country in which any Shared Product is Manufactured or Commercialized by or on behalf of a Party or their respective Affiliates or (sub)licensees, as applicable, hereunder.

Section 10.7 Application of 35 U.S.C. § 102(c). It is agreed and acknowledged that this Agreement establishes a qualifying collaboration within the scope of 35 U.S.C. § 102(c) and, accordingly, shall be deemed to constitute a “Joint Research Agreement” for all purposes under 35 U.S.C. § 102(c). Neither Party shall invoke the provisions of 35 U.S.C. § 102(c), or file this Agreement, in connection with the prosecution of any patent application claiming, in whole or in part, any 35 U.S.C. § 102(c) invention without the prior written consent of the other Party. In the event that a Party, during the course of prosecuting a patent application claiming a 35 U.S.C. § 102(c) invention (a “35 U.S.C. § 102(c) Patent”), deems it necessary to file a terminal disclaimer to overcome an obviousness type double patenting rejection in view of an earlier filed patent held by the other Party (the “Earlier Patent”), then, if the Parties agree, the Parties shall coordinate the filing of such terminal disclaimer in good faith, and, to the extent required under 35 U.S.C. § 102(c), both Parties shall agree, in such terminal disclaimer, that they shall not separately enforce 35 U.S.C. § 102(c) Patent independently from the Earlier Patent. To this end, to the extent required under 35 U.S.C. § 102(c), following the filing of such terminal disclaimer, the Parties shall, in good faith, coordinate all enforcement actions with respect to 35 U.S.C. § 102(c) Patent.

Article XI

Confidentiality

Section 11.1 Confidential Information. Each Party agrees that a Party (the “Receiving Party”) or any of its Affiliates receiving Confidential Information of any other Party (the “Disclosing Party”) or any of its Affiliates shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of effort, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement, the Master Agreement or any other Development & Commercialization Agreement (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under this Agreement). No Confidential Information of the Disclosing Party or any of its Affiliates shall be used by the Receiving Party or any of its Affiliates except in performing the Receiving Party’s obligations or exercising rights explicitly granted to the Receiving Party under this Agreement. “Confidential Information” shall exclude any information that:

(a) was known by the Receiving Party or any of its Affiliates prior to its date of disclosure to the Receiving Party or any of its Affiliates by or on behalf of the Disclosing Party or any of its Affiliates, as established by written evidence; or

(b) is lawfully disclosed to the Receiving Party or any of its Affiliates by sources other than the Disclosing Party or any of its Affiliates rightfully in possession of the Confidential Information; or

(c) is or becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or any of its Affiliates or (sub)licensees; or

(d) is independently developed by or for the Receiving Party or any of its Affiliates without reference to or reliance upon such Confidential Information, as established by written records.

Section 11.2 Permitted Disclosure. The Receiving Party may provide the Disclosing Party’s or any of the Disclosing Party’s Affiliates’ Confidential Information:

(a) to the Receiving Party’s employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a need to know such information and materials for performing obligations or exercising rights expressly granted under this Agreement and have an obligation to treat such information and materials as confidential under obligations of confidentiality and non-use no less stringent than those set forth in this Article XI (provided that legal counsel shall not be required to execute any written confidentiality agreements);

(b) to patent offices in order to seek or obtain Patents or to Regulatory Authorities in order to seek or obtain approval to conduct Clinical Trials or to gain Regulatory Approval with respect to the Shared Products as contemplated by this Agreement; provided that such disclosure may be made only following reasonable notice to the Disclosing Party and to the extent reasonably necessary to seek or obtain such Patents or Regulatory Approvals; or

(c) if such disclosure is required by judicial order or applicable Law or to defend or prosecute litigation or arbitration; provided that, prior to such disclosure, to the extent permitted by Law, the Receiving Party promptly notifies the Disclosing Party of such requirement, cooperates with the Disclosing Party to take whatever action it may deem appropriate to protect the confidentiality of the information and furnishes only that portion of the Disclosing Party’s (or its applicable Affiliates’) Confidential Information that the Receiving Party is legally required to furnish.

Section 11.3 Publicity; Terms of this Agreement; Non-Use of Names.

(a) Public Announcements. Except as required by judicial order or applicable Law (in which case, Section 11.3(b) must be complied with) or as explicitly permitted by this Article XI, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. The Party preparing any such public announcement shall provide the other Party with a draft thereof at least [***] Business Days prior to the date on which such Party would like to make the public announcement (or, in extraordinary circumstances, such shorter period as required to comply with applicable Law). Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party. For purposes of clarity, either Party may issue a press release or public announcement or make such other disclosure relating to this Agreement if the contents of such press release, public announcement or disclosure (i) (A) does not consist of financial information and has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates, (B) is contained in the issuing Party’s financial statements prepared in accordance with Accounting Standards, or (C) is contained in the a redacted version of this Agreement, and (ii) is material to the event or purpose for which the new press release or public announcement is made.

(b) Notwithstanding the terms of this Article XI:

(i) Either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Laws, including the rules and regulations promulgated by the Securities and Exchange Commission or any other Governmental Authority. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.3(b)(i), the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement (together with all exhibits and schedules) with respect to any filings with the US Securities and Exchange Commission (“SEC”), London Stock Exchange, the UK Listing Authority, NYSE, the NASDAQ Stock Market or any other stock exchange on which securities issued by a Party or a Party’s Affiliate are traded (the “Redacted Version”), and each Party will use commercially reasonable efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party, and the Parties will use commercially reasonable efforts to file redacted versions with any governing bodies which are consistent with the Redacted Version.

(ii) Notwithstanding Section 11.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party (or any of its Affiliates), and Confidential Information deemed to belong to both the Disclosing Party (or any of its Affiliates) and the Receiving Party (or any of its Affiliates), to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(A) complying with applicable Laws (including the rules and regulations of the SEC or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(B) disclosure, solely on a “need to know basis,” to (1) Affiliates, subcontractors, advisors (including attorneys and accountants), (2) subject to Section 11.3(b)(ii)(C), investment bankers, and (3) in each case of (1) and (2), such Affiliates’, subcontractors’, advisors’ and investment bankers’, and each of the Parties’, respective directors, employees, contractors and agents; provided that, in all cases of (1), (2) and (3), prior to any such disclosure, each disclosee must be bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this Article XI (provided, however, that in the case of prospective investment bankers, the term of confidentiality may be shortened to three (3) years from the date of disclosure and in the case of legal advisors, no written agreement shall be required), which for the avoidance of doubt, will not permit use of such Confidential Information for any purpose except those permitted by this Agreement; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 11.3(b)(ii)(B) or Section 11.3(b)(ii)(C) to treat such Confidential Information as required under this Article XI; and

(C) in the case of any disclosure of this Agreement to any actual or potential acquirer, assignee, licensee, licensor, investment banker, institutional investor, lender or other financial partners, such disclosure shall solely be of the Redacted Version, in each case, which version shall be agreed upon by the Parties in good faith; it being understood and agreed that, in connection with a proposed Change of Control with respect to such Party, only after negotiations with a proposed Third Party acquirer have progressed so that such Party reasonably and in good faith believes it is in the final round of negotiations with such Third Party regarding execution of a definitive agreement with such Third Party with respect to the proposed transaction, only then may such Party provide an unredacted version of this Agreement as applicable, to such Third Party; provided that a Party may also disclose an unredacted version of this Agreement to Third Party attorneys, professional accountants and auditors who are engaged by licensors and lenders and who are under obligations of confidentiality not to disclose the unredacted terms of this Agreement to such licensors or lenders for the purpose of confirming such Party’s compliance with the terms of its applicable license and loan agreements with such licensors and lenders.

(iii) The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Shared Program and other activities in connection with this Agreement, the Master Agreement and each Development & Commercialization Agreement that may include information that is not otherwise permitted to be disclosed under this Article XI, and that may be beyond what is required by applicable Law. Such disclosures may include achievement of milestones, significant events in the development and regulatory process, commercialization activities and the like. A Party (the “Requesting Party”) may elect to make any such public disclosure of such achievement of milestones, significant events in the development and regulatory process and commercialization activities, and in such event it shall first notify the other Party (the “Cooperating Party”) of such planned press release or public announcement and provide a draft for review at least [***] Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Law, or by regulation or rule of any public stock exchange (including NASDAQ), with as much advance notice as possible under the circumstances if it is not possible to provide notice at least [***] Business Days in advance); provided, however, that a Party may issue such press release or public announcement without such prior review by the other Party if (A) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party and (B) such press release or public announcement does not materially differ from the previously issued press release or other publicly available information. The Cooperating Party may notify the Requesting Party of any reasonable objections or suggestions that the Cooperating Party may have regarding the proposed press release or public announcement, and the Requesting Party shall reasonably consider any such objections or suggestions that are provided in a timely manner. The principles to be observed in such disclosures shall include accuracy, compliance with applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts) and the need to keep investors informed regarding the Requesting Party’s business.

Section 11.4 Publications. The Parties agree that decisions regarding the timing and content of Publications shall be subject to the oversight and approval of the JDC and JPC and neither Party nor its Affiliates shall have the right to make Publications pertaining to the Collaboration except as provided herein. If a Party or its Affiliates desire to make a Publication, such Party must comply with the following procedure:

(a) JDC Review. The publishing Party shall provide the JDC and the non-publishing Party with an advance copy of the proposed Publication, and the JDC shall then have [***] days prior to submission for any Publication [***] days in the case of an abstract or oral presentation) in which to determine whether the Publication may be published and under what conditions, including (i) delaying sufficiently long to permit the timely preparation and filing of a patent application or (ii) specifying changes the JDC reasonably believes are necessary to preserve any Patents or Know-How belonging (whether through ownership or license, including under this Agreement) in whole or in part to the non-publishing Party.

(b) Removal of Confidential Information. In addition, if the non-publishing Party informs the publishing Party that such Publication, in the non-publishing Party’s reasonable judgment, discloses any Confidential Information of the non-publishing Party or could be expected to have a material adverse effect on any Know-How which is Confidential Information of the non-publishing Party, such Confidential Information or Know-How shall be deleted from the Publication.

(c) Scientific Conferences. Each Party shall have the right to present its Publications approved pursuant to this Section 11.4 at scientific conferences, including at any conferences in any country in the world, subject to any conditions imposed by the JDC in its approval.

(d) Academic Publications. Notwithstanding the foregoing, the Parties acknowledge that, to the extent that any Publication relates to Vividion Intellectual Property that is subject to an Existing Third Party Agreement, the parties to such Existing Third Party Agreement may have retained the right to publish certain information, and nothing in this Section 11.4 is intended to restrict the exercise of such rights; provided that, to the extent that Vividion has the right to review and comment on any such publications, Vividion shall, to the extent permissible under such Existing Third Party Agreement, exercise such rights after consultation with Celgene.

(e) Delegation. For purposes of convenience, the JDC may delegate its responsibilities under this Section 11.4 to one or more representatives of Vividion and Celgene.

Section 11.5 Term. All obligations under Sections 11.1, 11.2, 11.3 and 11.6 shall survive termination or expiration of this Agreement and shall expire five (5) years following termination or expiration of this Agreement.

Section 11.6 Return of Confidential Information.

(a) Obligations to Return or Destroy. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof). In addition, the Receiving Party shall destroy:

(i) any notes, reports or other documents prepared by the Receiving Party or any of its Affiliates which contain Confidential Information of the Disclosing Party or any of its Affiliates; and

(ii) any Confidential Information of the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party.

(b) Destruction. Alternatively, upon written request of the Disclosing Party, the Receiving Party shall destroy all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof) and any notes, reports or other documents prepared by the Receiving Party or any of its Affiliates which contain Confidential Information of the Disclosing Party or any of its Affiliates. Any requested destruction of Confidential Information shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party supervising such destruction.

(c) Limitation. Nothing in this Section 11.6 shall require the alteration, modification, deletion or destruction of archival tapes or other electronic back-up media made in the ordinary course of business; provided that the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI with respect to any Confidential Information contained in such archival tapes or other electronic back-up media.

(d) Exceptions. Notwithstanding the foregoing,

(i) the Receiving Party’s legal counsel may retain one copy of the Disclosing Party’s (and its Affiliates’) Confidential Information solely for the purpose of determining the Receiving Party’s continuing obligations under this Article XI; and

(ii) the Receiving Party may retain the Disclosing Party’s (and its Affiliates’) Confidential Information and its own notes, reports and other documents

(A) to the extent reasonably required (1) to exercise the rights and licenses of the Receiving Party expressly surviving expiration or termination of this Agreement; or (2) to perform the obligations of the Receiving Party expressly surviving expiration or termination of this Agreement; or

(B) to the extent it is impracticable to return or destroy such Confidential Information without incurring disproportionate cost.

Notwithstanding the return or destruction of the Disclosing Party’s (and its Affiliates’) Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI.

Article XII

Representations and Warranties

Section 12.1 Mutual Representations. Vividion and Celgene each represents, warrants and covenants to the other Party, as of the Execution Date, that:

(a) Authority. Each Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement, and to carry out the provisions hereof or thereof, as applicable.

(b) Consents. All necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Execution Date in connection with the execution, delivery and performance of this Agreement, and the performance of its obligations hereunder have been obtained, except for authorizations and consents that may be necessary under Antitrust Law.

(c) No Conflict. Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Collaboration and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Laws existing as of the Execution Date and (ii) do not and will not conflict with, violate, breach or constitute a default under any agreement or any provision thereof, or any contract, oral or written, to which it is a party or by which it or any of its Affiliates is bound, existing as of the Execution Date.

(d) Enforceability. This Agreement has been duly executed and delivered on behalf of such Party and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

(e) Employee Obligations. To its knowledge, none of its or its Affiliates’ employees who have been, are or will be involved in the Collaboration are, as a result of the nature of such Collaboration to be conducted by the Parties, in violation of any covenant in any contract with a Third Party relating to non-disclosure of proprietary information, noncompetition or non-solicitation.

Section 12.2 Additional Vividion Representations. Vividion represents, warrants and covenants to Celgene, as of the Execution Date, as follows: [Note: The representations and warranties marked by an asterisk (*) below may be qualified by Vividion with a schedule of exceptions prior to the Execution Date]

(a) Vividion has all rights, authorizations and consents necessary to grant all rights and licenses it purports to grant to Celgene under this Agreement, except for authorizations and consents that may be necessary under Antitrust Law.

(b) Vividion has not used, and during the Term will not knowingly use, any Know-How in the Shared Program that is encumbered by any contractual right of or obligation to a Third Party that conflicts or interferes with any of the rights or licenses granted or to be granted to Celgene hereunder; it being understood and agreed that, notwithstanding anything to the contrary in this Agreement or under law or at equity, Celgene’s only remedy solely for any breach of this Section 12.2(b) with respect to any Patents or Know-How licensed to Vividion under the Scripps License is as set forth in Section 12.4(b).

(c) Vividion has not granted, and during the Term Vividion will not grant, any right or license, to any Third Party relating to any of the intellectual property rights it Controls, that conflicts with or limits the scope of the rights or licenses granted or to be granted to Celgene hereunder.

(d) There are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative or other proceedings or governmental investigations pending or, to Vividion’s knowledge, threatened against Vividion, nor is Vividion a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of Vividion to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement, or which would affect the Vividion Intellectual Property, or Vividion’s Control thereof, or the Co-Co Target or any Shared Product.*

(e) To Vividion’s knowledge, the practice of the Vividion Intellectual Property as contemplated under this Agreement does not (i) infringe any claims of any Patents of any Third Party (without regard to actual or alleged infringement under 35 USC §271(e)(1) and comparable provisions under applicable Law outside the United States, including any safe harbor, research exemption, government or executive declaration of urgent public health need, or any similar right available in law or in equity which otherwise exempts actual or alleged infringing activity), or (ii) misappropriate any Know-How of any Third Party, and, in particular, the practice of the Vividion Intellectual Property by or on behalf of Celgene or any of its Affiliates or Licensee Partners as contemplated under this Agreement does and will not (A) infringe any claims of any Patents licensed to Vividion pursuant to the License Agreement dated as of January 6, 2016 by and between by The Scripps Research Institute (“Scripps”) and Vividion (the “Scripps License”) (without regard to actual or alleged infringement under 35 USC §271(e)(1) and comparable provisions under applicable Law outside the United States, including any safe harbor, research exemption, government or executive declaration of urgent public health need, or any similar right available in law or in equity which otherwise exempts actual or alleged infringing activity), or (B) misappropriate any Know-How licensed to Vividion pursuant to the Scripps License; it being understood and agreed that, notwithstanding anything to the contrary in this Agreement or under law or at equity, Celgene’s only remedy for any breach of this Section 12.2(e) solely with respect to the Scripps License is as set forth in Section 12.4(b).*

(f) None of (i) the Vividion Patents owned by Vividion or both Controlled by and Prosecuted by Vividion and (ii) to Vividion’s knowledge, the Vividion Patents Controlled but not Prosecuted by Vividion are subject to any pending re-examination, opposition, interference or litigation proceedings or inter partes reviews, post grant reviews or covered business methods reviews.*

(g) To the knowledge of Vividion, the Vividion Patents Controlled by Vividion or any of its Affiliates pursuant to any Existing Third Party Agreement were not and are not subject to any restrictions or limitations except as set forth in the Existing Third Party Agreements.

(h) Vividion has and, to Vividion’s knowledge, the applicable licensor under each Existing Third Party Agreement has, if applicable, complied with any and all obligations under the Bayh-Dole Act to perfect rights to the applicable Patents or Know-How licensed thereunder.* Neither Vividion nor any of its Affiliates has granted any liens or security interests on the Vividion Intellectual Property and the Vividion Intellectual Property is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind, except in each case with respect to licenses, covenants not to sue, immunities from suit, standstills, releases and options which would not, in the aggregate, fundamentally frustrate the purposes of the Collaboration.

(i) Schedule 12.2(i) contains a complete and accurate list of all Patents owned or licensed by Vividion or its Affiliates as of the Execution Date that are included in the Patents licensed hereunder, indicating any co-owner(s), if applicable. Except as set forth on Schedule 12.2(i), Vividion and its Affiliates do not own and have not licensed any Patent that is necessary or, to Vividion’s reasonable belief as of the Execution Date, reasonably useful to Develop, Manufacture or Commercialize any Shared Products; it being understood and agreed that, notwithstanding anything to the contrary in this Agreement or under law or at equity, Celgene’s only remedy solely for any breach of this Section 12.2(i) with respect to any Patents or Know-How licensed to Vividion under the Scripps License is as set forth in Section 12.4(b).

(j) Schedule 12.2(j) sets forth a complete and accurate list of all Existing Third Party Agreements, true and correct copies of which have been provided to Celgene, and such agreements are in full force and effect and have not been modified or amended. Neither Vividion nor, to the knowledge of Vividion, any licensor under the Existing Third Party Agreements is in default with respect to a material obligation under, and none of such parties has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under, the Existing Third Party Agreements.*

(k) Except under the Scripps License (solely with respect to royalties for which Vividion shall be solely responsible) and Existing Third Party Agreements in effect as of the Execution Date, and except as set forth on Schedule 12.2(j), Vividion and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement.

Section 12.3 Covenants.

(a) Mutual Covenants. Each Party hereby covenants to the other Party that:

(i) all employees of such Party or its Affiliates, Licensee Partners or Third Party subcontractors working under this Agreement will be under appropriate confidentiality obligations at least as protective as those contained in this Agreement and, to the extent permitted under applicable Law, the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

(ii) to its knowledge, such Party will not (A) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the US Territory) or (B) employ any individual who, or entity that is, the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the US Territory), in each of subclauses (A) and (B) in the conduct of its activities under this Agreement

(iii) neither such Party nor any of its Affiliates shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted to the other Party hereunder; and

(iv) such Party and its Affiliates shall perform their activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) in all material respects with all applicable Laws, including GCP, GLP and GMP as applicable.

(b) Third Party Agreement Covenants. Vividion hereby covenants to Celgene that Vividion shall maintain the Existing Third Party Agreements and each Party hereby covenants to the other Party that it shall maintain any Subsequent Third Party Agreements to which it is a Party, and shall not amend or terminate such agreements entered into by such Party, and will not breach such agreements, if such amendment, modification, termination or breach would adversely affect the other Party’s rights under this Agreement.

Section 12.4 Vividion Covenants During the Term.

(a) Except to the extent expressly permitted under Section 15.4, during the Term, neither Vividion nor its Affiliates will, other than to an Affiliate of Vividion who agrees in writing to be bound by the terms and conditions of this Agreement (a) assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, any assets specifically related to this Agreement, including with respect to any Shared Product(s) and any then-identified Companion Diagnostic(s) developed therefor, or pre-clinical study or Clinical Trial results or other data specifically related to the Shared Program, or any intellectual property specifically related to any of the foregoing (with respect to the Shared Program, the “Program Assets”) owned or controlled by Vividion at any time, except to the extent such assignment, transfer, conveyance, encumbrance or disposition would not fundamentally frustrate the purpose of this Agreement with respect to the Shared Program, (b) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to any Program Assets owned or controlled by Vividion at any time if such license or grant would fundamentally frustrate the purpose of this Agreement with respect to the Shared Program, or (c) disclose any Confidential Information relating to the Program Assets owned or controlled by Vividion at any time to any Third Party if such disclosure would fundamentally frustrate the purpose of this Agreement with respect to the Shared Program. Vividion or its Affiliates shall have the right to assign, transfer, convey or dispose of any assets specifically related to the Shared Program to any Affiliate of Vividion to the extent permitted under Section 15.4.

(b) Vividion hereby covenants and agrees, subject to Section 13.3, that it will defend and hold harmless Celgene and its Affiliates from any Damages resulting from any Claims that, as a result of any Development, Manufacturing or Commercialization, including any making, using, selling, offering for sale, or importing, of any Shared Product in the Territory in accordance with this Agreement, Celgene or any other Selling Party has infringed or misappropriated (i) any Patents or Know-How that (A) are owned jointly or solely by Scripps and/or its employees or consultants and (B) (I) arose from any Development by or on behalf of Vividion of any Shared Product and/or involved, to the extent provided by Vividion, the use of any Shared Product, Vividion Intellectual Property and/or other Vividion materials or resources and/or (II) were discovered, developed, generated or invented by any employee or consultant of Scripps in the conduct of activities under a sponsored research or other agreement or any other arrangement (whether formal or informal) with Vividion and (ii) any Patents or Know-How licensed to Vividion under the Scripps License (any such claims under clauses (i) or (ii) above, the “Scripps Claims”). Notwithstanding anything to the contrary in this Agreement, in the event of any Scripps Claim, Vividion hereby covenants and agrees to sublicense to Celgene (with the right to sublicense in accordance with Section 8.2 and Section 8.3) any Patents or Know-How that are the subject of such Scripps Claim, all as reasonably necessary or desirable in order to enable Celgene and its Selling Parties to Develop, Manufacture, Commercialize, make, use, sell, offer for sale, or import the Shared Product throughout the Territory in accordance with this Agreement without any royalty or other financial obligation on account of such sublicense.

Section 12.5 Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement; (b) the safety or usefulness for any purpose of the technology or materials, including any Shared Product or Companion Diagnostic; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

Section 12.6 Additional Celgene Representations. Celgene represents and warrants to Vividion, as of the Execution Date that Celgene possesses sufficient rights to enable Celgene to grant all rights and licenses it purports to grant to Vividion under this Agreement as of the Execution Date.

Section 12.7 Covenant Not to Sue. Celgene (on behalf of itself and its Affiliates and its and their respective successors, assigns and transfers) covenants not to, directly or indirectly, sue, assert any claim or counterclaim against, or otherwise participate in any action or proceeding against Vividion or its Affiliates or their respective (sub)licensees in any case claiming or otherwise asserting that Vividion or its Affiliates or their respective (sub)licensees is or are liable for infringing or misappropriating any Celgene Intellectual Property, but only to the extent such infringement or misappropriation involves Vividion or its Affiliates or their respective (sub)licensees (a) Developing, using, Manufacturing, or having Manufactured the Shared Products and Companion Diagnostics (solely for use in connection with the Shared Products) in the Territory at the request of Celgene or, if Vividion is the Lead US Party, as otherwise contemplated by this Agreement or (b) offering for sale, selling, importing and otherwise Commercializing the Shared Products and Companion Diagnostics (solely for use in connection with the Shared Products) in the US Territory as contemplated by this Agreement.

Article XIII

Indemnification; Product Liabilities

Section 13.1 Indemnification by Celgene.

Celgene agrees, at Celgene’s cost and expense, to defend, indemnify and hold harmless Vividion and its Affiliates and their respective directors, officers, employees and agents (the “Vividion Indemnified Parties”) from and against any Damages arising out of any Claim relating to:

(a) any breach by Celgene of any of its representations, warranties or obligations under this Agreement;

(b) the gross negligence, or willful misconduct or violation of Law of Celgene or its Affiliates, Licensee Partners or Third Party Contractors in connection with Celgene’s performance of its obligations or exercise of its rights under this Agreement; or

(c) any Development, use, Manufacture or Commercialization of Shared Products by or on behalf of Celgene or any of its Affiliates following any Vividion Opt-Out Date, including any Product Liability Claims incurred following any Vividion Opt-Out Date (except as contemplated by Section 2.3(c)) or any personal injury, property damage or other damage, in each case, resulting from any of the foregoing activities described in this Section 13.1(c); provided, however, that Celgene shall have no obligation to indemnify, defend and hold harmless the Vividion Indemnified Parties under this Section 13.1(c) from or against any Third Party Damages arising out of or relating to, directly or indirectly, any Claim brought against Vividion Indemnified Parties by any director, officer, shareholder or employee of Vividion acting in his/her capacity as a director, officer, shareholder or employee of Vividion, as applicable; it being understood and agreed that this Section 13.1(c) shall not require Celgene to pay to Vividion any amounts that [***] or [***]; in each case, provided, however, that such indemnity shall not apply to the extent (i) Vividion has an indemnification obligation pursuant to Section 13.2 for such Damages or (ii) such Damages are reflected in any applicable Operating Profits or Losses calculation.

Section 13.2 Indemnification by Vividion. Vividion agrees, at Vividion’s cost and expense, to defend, indemnify and hold harmless Celgene and its Affiliates and their respective directors, officers, employees and agents (the “Celgene Indemnified Parties”) from and against any Damages arising out of any Claim relating to:

(a) any breach by Vividion of any of its representations, warranties or obligations under this Agreement (including without limitation pursuant to Section 12.4(b));

(b) the gross negligence, willful misconduct or violation of Law of Vividion or its Affiliates, Licensee Partners or Third Party Contractors in connection with Vividion’s performance of its obligations or exercise of its rights under this Agreement;

(c) any of the matters disclosed by Vividion in a disclosure schedule pursuant to Section 12.2, where the cause of action underlying such Damages accrued prior to the Execution Date. For the avoidance of doubt, amounts payable under Subsequent Third Party Agreements entered into under Section 9.5 shall be borne by Celgene as set forth in Section 9.5, and shall not be subject to indemnification under this Section 13.2; or

(d) any Development, use, Manufacture or Commercialization of Shared Products by or on behalf of Vividion or any of its Affiliates following the reversion thereof to Vividion pursuant to Section 14.4(a), including any Product Liability Claims or any personal injury, property damage or other damage, in each case, resulting from any of the foregoing activities described in this Section 13.2(d); provided, however, that Vividion shall have no obligation to indemnify, defend and hold harmless the Celgene Indemnified Parties under this Section 13.2(d) from or against any Third Party Damages arising out of or relating to, directly or indirectly, any Claim brought against Celgene Indemnified Parties by any director, officer, shareholder or employee of Celgene acting in his/her capacity as a director, officer, shareholder or employee of Celgene, as applicable; it being understood and agreed that this Section 13.2(d) shall not require Vividion to pay Celgene any amounts that Vividion includes as an expense in, or has previously paid pursuant to, Section 9.1 or Section 9.3, as applicable;

in each case, provided, however, that such indemnity shall not apply to the extent (i) Celgene has an indemnification obligation pursuant to Section 13.1 for such Damages or (ii) such Damages are reflected in any applicable Operating Profits or Losses calculation.

Section 13.3 Indemnification Procedures. In the event of any such Claim against any of the Celgene Indemnified Parties or Vividion Indemnified Parties (each, an “Indemnified Party”), as applicable, by any Third Party, such Indemnified Party shall promptly, and in any event within [***] Business Days, notify the applicable indemnifying Party (the “Indemnitor”) in writing of the Claim. The Indemnitor shall have the right, exercisable by notice to the Indemnified Party within [***] Business Days after receipt of notice from the Indemnified Party of the Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (provided that such Claim is solely for monetary damages and the Indemnitor agrees to pay all Damages relating to such matter, as evidenced in a written confirmation delivered by the Indemnitor to the Indemnified Party) with counsel selected by the Indemnitor and reasonably acceptable to the Indemnified Party; provided that the failure to provide timely notice of a Claim by a Third Party shall not limit an Indemnified Party’s right for indemnification hereunder except to the extent such failure results in actual prejudice to the Indemnitor. The Indemnified Parties shall cooperate with the Indemnitor and may, at their option and expense, be separately represented in any such action or proceeding. The Indemnitor shall not be liable for any litigation costs or expenses incurred by the Indemnified Parties without the Indemnitor’s prior written authorization for so long as the Indemnitor controls such litigation. In addition, the Indemnitor shall not be responsible for the indemnification or defense of any Indemnified Party to the extent arising from any negligent or intentional acts by any Indemnified Party or the breach by such Indemnified Party of any representation, obligation or warranty under this Agreement, or any Claims compromised or settled without its prior written consent. Each Party shall use reasonable efforts to mitigate Damages indemnified under this Article XIII.

Section 13.4 Product Liability Costs. Except with respect to such portion (if any) of Product Liabilities that are Claims entitled to indemnification under Section 13.1 or Section 13.2, the Parties jointly shall be responsible for all Product Liabilities, all Out-of-Pocket Costs and FTE costs incurred by the controlling Party under Section 13.5 in connection with any litigation or proceeding related to any applicable Third Party Products Liability Action and all Out-of-Pocket Costs and FTE costs incurred by the non-controlling Party under Section 13.5 at the request of the controlling Party under Section 13.5, all of which such costs and expenses shall (a) if relating to Shared Products distributed prior to the Vividion Opt-Out Date, be taken into account in determining the Profit & Loss Share as, and to the extent, provided in Exhibit D or (b) be borne solely by [***] if and only to the extent such Product Liabilities arose from Shared Products distributed after the Vividion Opt-Out Date.

Section 13.5 Conduct of Product Liability Claims.

(a) Each Party shall promptly notify the other in the event that any Third Party asserts or files any products liability claim or other action relating to alleged defects in any Shared Product (whether design defects, manufacturing defects or defects in sales or marketing) (“Third Party Products Liability Action”) against such Party. In the event of a Third Party Products Liability Action against such a single Party, the unnamed Party shall have the right, in the unnamed Party’s sole discretion, to join or otherwise participate in such legal action with legal counsel selected by the unnamed Party and reasonably acceptable to the named Party. The Party named in such Third Party Products Liability Action shall have the right to control the defense of the action, but shall notify and keep the unnamed Party apprised in writing of such action and shall consider and take into account the unnamed Party’s reasonable interests and requests and suggestions regarding the defense of such action; provided, however, that, in the event of a Vividion Opt-Out Notice, Celgene shall have the right to control the defense of all Third Party Product Liability Actions after the Vividion Opt-Out Date. In the event of a Third Party Products Liability Action against both Parties, unless otherwise agreed by the Parties in writing, Celgene shall control the response to such Third Party Products Liability Action.

(b) The non-controlling Party of a Third Party Products Liability Action shall reasonably cooperate with the controlling Party in the preparation and formulation of a defense to such Third Party Products Liability Action, and in taking other steps reasonably necessary to respond to such Third Party Products Liability Action. The controlling Party shall have the right to select its counsel for the defense to such Third Party Products Liability Action, which counsel must be reasonably acceptable to the non-controlling Party. If required under applicable Law in order for the controlling Party to maintain a suit in response to such Third Party Products Liability Action, the non-controlling Party shall join as a party to the suit. The non-controlling Party shall also have the right to participate and be represented in any such suit on a voluntary basis by its own counsel at [***] expense. The controlling Party shall not settle or compromise any Third Party Products Liability Action without the consent of the other Party, which consent shall not be unreasonably withheld.

Section 13.6 Limitation of Liability. EXCEPT WITH RESPECT TO A BREACH OF SECTION 8.6 OR ARTICLE XI, OR A PARTY’S LIABILITY PURSUANT TO SECTION 13.1 OR SECTION 13.2, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT OR REMOTE DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

Section 13.7 Insurance. Beginning on the commencement of the first Clinical Trial of a Shared Product and thereafter during the Term, each Party shall maintain commercial general liability insurance (including product liability insurance) from a recognized, creditworthy insurance company, with coverage limits of at least [***] US Dollars ($[***]) per claim and annual aggregate. Celgene may elect to self-insure all or parts of the limits described above. Within [***] days following written request from the other Party, each Party shall furnish to the other Party a certificate of insurance evidencing such coverage. If such coverage is modified or cancelled, the insured Party shall notify the other Party and promptly provide such other Party with a new certificate of insurance evidencing that such insured Party’s coverage meets the requirements of this Section 13.7.

Article XIV

Term and Termination

Section 14.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue, unless earlier terminated pursuant to Section 14.3 on a Shared Product-by-Shared Product and country-by-country basis, in full force and effect:

(a) as long as the Parties continue to Develop or Commercialize Shared Products in accordance with the terms and conditions of this Agreement; or

(b) in the event of a Vividion Opt-Out Date, this Agreement shall expire:

(i) on a Shared Product-by-Shared Product and country-by-country basis, upon the expiration of the applicable Royalty Term with respect to such Shared Product in such country; and

(ii) in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Shared Products in all countries worldwide.

For the avoidance of doubt, this Agreement shall not be effective until the Effective Date, and this Agreement may be subject to termination prior to the Effective Date as set forth in Section 3.2 of the Master Agreement, in which case all rights to the Program (as defined in the Master Agreement) that is the subject of this Agreement shall revert to Vividion in accordance with Section 3.2 of the Master Agreement.

Section 14.2 Effect of Expiration. Following any Vividion Opt-Out Date, after the expiration of the Term pursuant to Section 14.1(b) above, the following terms shall apply:

(a) Licenses after Shared Product Expiration. After expiration of the Term (but not after early termination) with respect to any Shared Product in a country in the world pursuant to Section 14.1(b)(i), Celgene’s rights and licenses hereunder under the Vividion Intellectual Property, Vividion Co-Co Collaboration Intellectual Property and Vividion’s rights in the Joint Co-Co IP to develop, manufacture, have manufactured, use, offer for sale, sell, import and otherwise commercialize such Shared Product and related Companion Diagnostics in the Field in such country shall convert to exclusive, irrevocable, non-terminable rights and licenses, with the right to grant sublicenses through multiple tiers; provided, however, that, following such expiration and notwithstanding Section 8.5 or Section 9.5, (i) Celgene shall be solely responsible for all payments owed to any Third Party licensors and (ii) Celgene shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in each case ((i) and (ii)), solely with respect to Celgene’s exercise of such rights.

(b) Licenses after Expiration of Agreement. After expiration of the Term (but not after early termination) with respect to this Agreement in its entirety pursuant to Section 14.1(b)(ii), Celgene’s rights and licenses hereunder under the Vividion Intellectual Property, Vividion Co-Co Collaboration Intellectual Property and Vividion’ rights in the Joint Co-Co IP to develop, manufacture, have manufactured, use, offer for sale, sell, import and otherwise commercialize Shared Products and Companion Diagnostics in the Field worldwide shall convert to exclusive, irrevocable, non-terminable rights and licenses, with the right to grant sublicenses through multiple tiers; provided, however, that, following such expiration and notwithstanding Section 8.5 or Section 9.5, (i) Celgene shall be solely responsible for all payments owed to any Third Party licensors and (ii) Celgene shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in each case, ((i) and (ii)), solely with respect to Celgene’s exercise of such rights.

Section 14.3 Termination.

(a) Termination for Convenience. Celgene shall have the right to terminate this Agreement in its entirety for convenience upon ninety (90) days’ prior written notice to Vividion; provided that Celgene shall not have the right to terminate this Agreement until twelve (12) months following the Effective Date (it being understood and agreed that Celgene shall be entitled to terminate upon ninety (90) days’ written notice at any time it reasonably determines that such termination is necessary to comply with any Antitrust Law).

(b) Termination for Material Breach.

(i) Termination by Either Party for Breach. Subject to Section 14.3(b)(ii) (with respect to a Material Breach by either Party of its obligations to use Commercially Reasonable Efforts), this Agreement and the rights granted herein may be terminated by either Party for the material breach of this Agreement in a manner that fundamentally frustrates the transactions contemplated by this Agreement taken as a whole by the other Party to this Agreement (each, a “Material Breach”), provided that, if the breaching Party has not cured such Material Breach within ninety (90) days after the date of written notice to the breaching Party of such breach (or thirty (30) days, in the case of Celgene’s payment obligations under this Agreement or the specified time period provided in Section 14.3(b)(ii) with respect to a Material Breach by either Party of its obligation to use Commercially Reasonable Efforts, each as applicable) (the “Cure Period”), which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section 14.3(b)(i). Notwithstanding the preceding sentence, the Cure Period for any allegation made in good faith as to a Material Breach under this Agreement will run from the date that written notice was first provided to the breaching Party by the non-breaching Party. Any such termination of this Agreement under this Section 14.3(b)(i) shall become effective at the end of the Cure Period, unless the breaching Party has cured any such Material Breach prior to the expiration of such Cure Period, or, if such Material Breach is not susceptible to cure within the Cure Period, then, the non-breaching Party’s right of termination shall be suspended only if and for so long as the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan is acceptable to the non-breaching Party, and the breaching Party commits to and carries out such plan as provided to the non-breaching Party within two hundred twenty-five (225) days after the date that written notice was first provided to the breaching Party by the non-breaching Party. The Parties understand and agree that the totality of this Agreement and the totality of the circumstances with respect to this Agreement will be taken into account and assessed as a whole for purposes of determining whether a breach is a Material Breach under this Agreement.

(ii) Additional Procedures for Termination by either Party for Failure of the Other Party to Use Commercially Reasonable Efforts. If either Party wishes to exercise its right to terminate this Agreement pursuant to Section 14.3(b)(i) for the other Party’s Material Breach of its obligations to use Commercially Reasonable Efforts, it shall provide to such other Party a written notice of its intent to exercise such right, which notice shall be labeled as a “notice of Material Breach for failure to use Commercially Reasonable Efforts,” and shall state the reasons and justification for such termination and recommending steps which such Party believes the other Party should take to cure such alleged breach. For any such notice of breach by a Party, the Cure Period shall, subject to Section 14.3(b)(iii), be one hundred and eighty (180) days, and shall become effective in accordance with Section 14.3(b)(i).

(iii) Disagreement as to Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a Material Breach, then, subject to Section 15.1: (A) the Party that disputes that there has been a Material Breach may contest the allegation by referring such matter, within thirty (30) days following such notice of alleged Material Breach for resolution to the Executive Officers, who shall meet promptly to discuss the matter, and determine, within ten (10) Business Days following referral of such matter, whether or not a Material Breach has occurred pursuant to this Section 14.3(b); (B) the relevant Cure Period with respect thereto will be tolled from the date the breaching Party notifies the non-breaching Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement (provided, that if such dispute relates to payment, the Cure Period will only be tolled with respect to payment of disputed amounts, and not with respect to undisputed amounts), (C) it is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder and (D) if it is finally and conclusively determined in accordance with Section 15.2 that the breaching Party committed such Material Breach, then the breaching Party shall have the right to cure such Material Breach after such determination within the Cure Period (provided, that if such dispute relates to a failure to use Commercially Reasonable Efforts, such post-determination Cure Period shall be strictly limited to thirty (30) days and any cure within such thirty (30) day period must fully cure such breach prior to the end of such thirty (30) day period).

(iv) If the Executive Officers are unable to resolve a dispute within such ten (10) Business Day period after it is referred to them, the matter will be resolved as provided in Section 15.2.

(v) Payments. No milestone payments by Celgene will be due on milestones achieved during the period between the notice of termination under Section 14.3(b) and the effective date of termination; provided, however, that, if either Party provides notice of a dispute pursuant to Section 14.3(b) or otherwise and such dispute is resolved in a manner in which no termination of this Agreement occurs with respect to such breach or the breaching Party cures the applicable breach during the Cure Period, then upon such resolution or cure Celgene will within five (5) Business Days pay to Vividion the applicable milestone payment for each milestone achieved during the period between the notice of termination under Section 14.3(b) and the resolution of such dispute or cure of such breach, and if it was determined that Celgene wrongly asserted breach by Vividion under Section 14.3(b), then Celgene shall also pay interest on such amount as provided in Section 9.10.

(c) Termination for Insolvency. To the extent permitted by Law, this Agreement may be terminated by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings with respect to, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that, in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the non-terminating Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(d) Termination for Patent Challenge. Either Party shall have the right to terminate this Agreement solely on a Shared Product-by-Shared Product basis upon written notice if the other Party or any of its Affiliates challenges the validity, scope or enforceability of or otherwise opposes any Patent (i) included in the Vividion Intellectual Property or Vividion Co-Co Collaboration Intellectual Property and that is licensed to Celgene under this Agreement in any action or proceeding, or (ii) included in the Celgene Intellectual Property or Celgene Co-Co Collaboration Intellectual Property that is licensed to Vividion under this Agreement in any action or proceeding (subject to the exceptions described in this Section 14.3(d), a “Challenge”) (other than as may be necessary or reasonably required to assert a defense, cross-claim or a counter-claim in an action or proceeding asserted by either Party or any of its Affiliates or Licensee Partners against the other Party or any of its Affiliates or to respond to a court request or order or administrative law, request or order) it being understood and agreed that either Party’s right to terminate this Agreement under this Section 14.3(d) shall not apply to any actions undertaken by an Affiliate of the other Party (the “Challenging Party”) that first becomes such an Affiliate as a result of a Change of Control involving the Challenging Party, where such new Affiliate was undertaking any of the activities described in the foregoing clause prior to such Change of Control; provided that a Party’s right to terminate this Agreement under this Section 14.3(d) shall apply to actions undertaken by such new Affiliate if the Challenging Party is the acquiror in such Change of Control and such new Affiliate does not terminate or otherwise cease participating in such action, proceeding, challenge or opposition within thirty (30) days after the effective date of such Change of Control. If a Licensee Partner of either Party challenges the validity, scope or enforceability of or otherwise opposes any Patent included in any of the intellectual property described in this Section 14.3(d) under which such Licensee Partner is sublicensed in any action or proceeding, then the Party that granted such sublicense shall, upon written notice from the other Party, terminate such sublicense. For the avoidance of doubt, an action by a Party or any of its Affiliates (collectively the “Pursuing Party”) in accordance with this Agreement and the Master Agreement to amend claims within a pending patent application of the other Party during the course of the Pursuing Party’s Prosecution of such pending patent application or in defense of a Third Party proceeding, or to make a negative determination of patentability of claims of a patent application of the other Party or to abandon a patent application of the other Party during the course of the Pursuing Party’s Prosecution of such pending patent application, shall not constitute a challenge under this Section 14.3(d). Neither Party shall, and each Party shall ensure that its Affiliates and Licensee Partners do not, use or disclose any Confidential Information of the other Party or any nonpublic information regarding the Prosecution or enforcement of any Vividion Patent, Celgene Co-Co Collaboration Patent or Vividion Co-Co Collaboration Patent (including Joint Co-Co Patents and Joint Patents) to which a Party or any of its Affiliates or (sub)licensees are or become privy as a consequence of the rights granted to such Party pursuant to Article X, in initiating, requesting, making, filing or maintaining, or in funding or otherwise assisting any other Person with respect to, any Challenge.

Section 14.4 Effects Of Termination.

(a) Effects of Celgene Termination for Convenience or Vividion Termination for Celgene Breach, Insolvency or Patent Challenge. Upon termination of this Agreement by Celgene under Section 14.3(a) or by Vividion under Section 14.3(b), 14.3(c) or 14.3(d), the following shall apply:

(i) (A) all licenses granted by Vividion to Celgene under Section 8.1(a) shall terminate in their entirety if pursuant to Section 14.3(a), Section 14.3(b) or Section 14.3(c), and (B) with respect to the corresponding Shared Product if pursuant to Section 14.3(d), and Celgene shall (x) grant to Vividion an exclusive (even as to Celgene and its Affiliates), worldwide, freely sublicensable (in accordance with Section 8.3, mutatis mutandis) license under and to the Celgene Co-Co Collaboration Intellectual Property and Celgene’s interest in the Joint Co-Co IP, Joint Patents, Joint Inventions and Manufacturing Technology to Develop, use, Manufacture, have

Manufactured, offer for sale, sell, import and otherwise Commercialize the Shared Products and Companion Diagnostics solely for use in connection with the Shared Products and (y) covenants (on behalf of itself and its Affiliates and its and their respective successors, assigns and transfers) not to, directly or indirectly, sue, assert any claim or counterclaim against, or otherwise participate in any action or proceeding against Vividion or its Affiliates or their respective (sub)licensees in any case claiming or otherwise asserting that Vividion or its Affiliates or their respective (sub)licensees is or are liable for infringing or misappropriating any Celgene Intellectual Property, but only to the extent such infringement or misappropriation involves Vividion or its Affiliates or their respective (sub)licensees Developing, using, Manufacturing, having Manufactured, offering for sale, selling, importing and otherwise Commercializing the Shared Products and Companion Diagnostics solely for use in connection with the Shared Products;

(ii) each Party shall be released from its Development, Manufacture and Commercialization obligations (except as set forth in Section 14.4(a)(vii) and (viii) below with respect to Celgene’s transfer of Manufacturing to Vividion hereunder);

(iii) within [***] days after such termination, unless there has been a Vividion Opt-Out Date, each Party shall provide the other with a report of Net Sales, COGS and Allowable Expenses and other amounts incurred by such Party that are subject to the Parties’ cost-sharing obligations through the effective date of termination for the purpose of calculating a final reconciliation of shared costs and payments in accordance with Section 9.1 and Section 9.3, as applicable. Each Party shall submit any supporting information reasonably requested by the other Party related to such Net Sales, COGS and Allowable Expenses and such other amounts included in such Party’s reconciliation report within [***] days after the other Party’s receipt of such request. The Parties, with the assistance of the JCC, shall conduct a final reconciliation of such costs and payments within [***] days after receipt of all such supporting information, and an invoice shall be issued to the Party (if any) that owes the other Party a payment to accomplish the cost sharing or payment envisioned under this Agreement pursuant to Section 9.1 and Section 9.3, as applicable. The paying Party shall pay all amounts payable under any such invoice within [***] days after its receipt of such invoice; provided, however, that, Celgene shall remain responsible for its applicable share of all COGS and Allowable Expenses committed prior to the effective date of termination and not cancelable by Vividion, which Vividion shall reasonably seek to minimize, with respect to the Shared Products to the extent such COGS and Allowable Expenses (A) are within an approved Development Budget under an approved Development Plan or Commercialization Budget under an approved Commercialization Plan, respectively, in place prior to termination and (B) are solely incurred by Vividion during the period ending [***] days after the effective date of termination of this Agreement;

(iv) within [***] days after such termination, Celgene shall provide to Vividion a fair and accurate summary report of the status of Development and Commercialization activities conducted by Celgene with respect to the Shared Products;

(v) Celgene shall promptly transfer and assign to Vividion all of Celgene’s and its Affiliates’ rights, title and interests in and to the product trademark(s) (but not any Celgene house marks or composite marks including a house mark) owned by Celgene and solely used for Shared Products;

(vi) Celgene shall as soon as reasonably practicable transfer and assign to Vividion all Regulatory Approvals and Regulatory Documentation with respect to the Shared Products and a copy of all of the data comprising the Global Safety Database; provided that Celgene may retain such data and a single copy of such Regulatory Approvals and Regulatory Documentation for its records. Notwithstanding the foregoing, if such Regulatory Approvals or Regulatory Documentation are necessary or useful for the Development, Manufacture or Commercialization of any product other than the Shared Products, in place of transferring or assigning the foregoing, Celgene shall instead grant Vividion a Right of Reference or Use with respect to such approvals or documentation with respect to the Shared Products;

(vii) Vividion shall have the option, exercisable within [***] days following the effective date of such termination of this Agreement, to obtain Celgene’s inventory of the Shared Products at a price equal to [***] percent ([***]%) of Celgene’s Manufacturing Costs for such inventory of the Shared Products; provided that, if Celgene, its Affiliates or (sub)licensees have outstanding orders, at Vividion’s election, either Vividion shall fulfill such orders or, notwithstanding Vividion’s option to purchase inventory, Celgene may retain sufficient inventory to fulfill such orders. Vividion may exercise such option by written notice to Celgene during such [***] day period; provided that, in the event Vividion exercises such right to purchase such inventory, Celgene shall grant, and hereby does grant, a royalty-free right and license to any trademarks, names and logos of Celgene contained therein for a period of [***] months solely to permit the orderly sale of such inventory, subject to Vividion meeting reasonable quality control standards imposed by Celgene on the use of such trademarks, names and logos, which shall be consistent with the standards used by Celgene prior to such termination;

(viii) to the extent that Celgene is responsible for Manufacturing the Shared Products immediately prior to such termination, at Vividion’s written request:

(A) in exchange for a payment equal to [***] percent ([***]%) of Celgene’s Manufacturing Costs and upon other commercially reasonable terms as may be mutually agreed between the Parties or their respective Affiliates in a supply agreement, Celgene shall use Commercially Reasonable Efforts to supply Vividion and its Affiliates with comparable quantities of the Shared Products in the form, formulation and presentation as were being Developed or Commercialized immediately prior to termination until the earlier of [***] months after the effective date of the termination and establishment by Vividion of an alternative supply for such product(s);

(B) in the event Celgene was utilizing a Third Party manufacturer to Manufacture the Shared Products, to the extent permitted by the terms of any applicable contract, Celgene shall promptly assign to Vividion the manufacturing agreements with such Third Party with respect to such product(s); and

(C) Celgene shall transfer, or have transferred, to Vividion or its designee, pursuant to a technology transfer plan to be mutually agreed by the Parties, all Manufacturing Technology Controlled by Celgene within Celgene Co-Co Collaboration Intellectual Property that is both necessary to Manufacture the Shared Products as Manufactured by or on behalf of Celgene and its Affiliates prior to termination and has been incorporated in regulatory documentation submitted to a Regulatory Authority in support of Development or Commercialization of the Shared Products (or is in the process of being incorporated), and Celgene shall provide reasonable assistance in connection with the transfer of such Manufacturing Technology to Vividion or its designee, all of which shall be transferred or provided at Celgene’s Out-of-Pocket Costs;

(ix) separate transitional activities shall be undertaken with respect to any Companion Diagnostic(s) to ensure that the appropriate Regulatory Approvals, Regulatory Documentation Manufacturing Technology or other Know-How or Patents necessary for the Development, Manufacture or Commercialization of such Companion Diagnostic(s) shall be transferred to Vividion to the same extent as Regulatory Approvals, Regulatory Documentation, Manufacturing Technology or other Know-How or Patents otherwise associated with such Shared Products are transferred;

(x) notwithstanding anything to the contrary in Section 8.6, Vividion shall have the right to pursue the Development, Manufacture and Commercialization of the Shared Products; and

(xi) the provisions of Article X (other than Section 10.1) shall terminate, and Celgene shall, if applicable, provide reasonable assistance to Vividion and cooperation in connection with the transition of Prosecution and enforcement responsibilities to Vividion with respect to Celgene Co-Co Collaboration Patents, Vividion Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents then being Prosecuted or enforced by Celgene, including execution of such documents as may be necessary to effect such transition.

(b) Effects of Celgene Termination for Vividion Breach, Insolvency or Patent Challenge. Upon any termination of this Agreement by Celgene under Section 14.3(b), 14.3(c) or 14.3(d):

(i) if Celgene has the right to terminate this Agreement pursuant to Section 14.3(b), Section 14.3(c) or Section 14.3(d), Celgene may elect, upon written notice to Vividion, to either:

(A) terminate this Agreement in its entirety, if pursuant to Section 14.3(b) or 14.3(c), or with respect to the corresponding Shared Product, if pursuant to Section 14.3(d), in which case (1) all rights and obligations of the Parties under this Agreement or the corresponding Shared Product, respectively, shall terminate, except (I) Celgene’s payment obligations (accrued as of the effective date of such termination) and the audit rights set forth in Article IX, and (II) Section 14.4(d) shall, in each case (I) and (II), survive such termination, (2) Vividion shall return any Confidential Information of Celgene pursuant to Article VIII of the Master Agreement that is not necessary to practice any licenses retained by Vividion following such termination under this Agreement, another Development & Commercialization Agreement (as defined in the Master Agreement) or the Master Agreement, (3) Sections 14.4(a)(v), (vi) and (vii) shall apply and Celgene (x) shall grant to Vividion an exclusive (even as to Celgene and its Affiliates), worldwide, freely sublicensable (in accordance with Section 8.3, mutatis mutandis) license under and to the Celgene Co-Co Collaboration Intellectual Property and Celgene’s interest in the Joint Co-Co IP, Joint Patents, Joint Inventions and Manufacturing Technology to Develop,

use, Manufacture, have Manufactured, offer for sale, sell, import and otherwise Commercialize the Shared Products and Companion Diagnostics solely for use in connection with the Shared Products and (y) covenants (on behalf of itself and its Affiliates and its and their respective successors, assigns and transfers) not to, directly or indirectly, sue, assert any claim or counterclaim against, or otherwise participate in any action or proceeding against Vividion or its Affiliates or their respective (sub)licensees in any case claiming or otherwise asserting that Vividion or its Affiliates or their respective (sub)licensees is or are liable for infringing or misappropriating any Celgene Intellectual Property, but only to the extent such infringement or misappropriation involves Vividion or its Affiliates or their respective (sub)licensees Developing, using, Manufacturing, having Manufactured, offering for sale, selling, importing and otherwise Commercializing the Shared Products and Companion Diagnostics solely for use in connection with the Shared Products; or

(B) maintain this Agreement in full force and effect (foregoing, for the avoidance of doubt, the right to terminate this Agreement for such occurrence of such breach) and, with respect to the Shared Product(s) that are the subject of the applicable breach by Vividion: (1) all future milestones and royalty obligations in respect of such Shared Products payable by Celgene under this Agreement following such election shall be subject to a reduction of [***] percent ([***]%) and (2) the Profit & Loss Share shall be terminated (and the Parties shall treat this Agreement as though a Vividion Opt-Out had occurred pursuant to Section 2.3).

(ii) if Celgene has made the election set forth in Section 14.4(b)(i)(B), from and after such election:

(A) if the Vividion Opt-Out Date has not occurred before the effective date of termination, then Celgene shall pay Vividion milestones and royalties on Annual Net Sales of Shared Products following such termination pursuant to Article IX (subject to the [***] percent ([***]%) reduction described in Section 14.4(b)(i) above), with the Vividion Opt-Out Date, as used therein, deemed to be the effective date of termination, or

(B) if the Vividion Opt-Out Date has occurred before the effective date of termination, then Celgene shall continue to pay to Vividion milestones and royalties on Annual Net Sales of Shared Products following such termination pursuant to Article IX (subject to the [***] percent ([***]%) reduction described in Section 14.4(b)(i) above).

(iii) all licenses granted by Celgene to Vividion under Section 8.1(b) with respect to the Shared Products shall terminate if Celgene has made the election set forth in Section 14.4(b)(i)(B) and all licenses granted by Vividion to Celgene under Section 8.1(a) with respect to the Shared Product(s) that are the subject of the applicable breach by Vividion shall convert to worldwide licenses and otherwise remain in effect;

(iv) Vividion shall be released from its Development, Manufacture and Commercialization obligations;

(v) each Party shall provide the other with a report of the COGS and Allowable Expenses incurred by such Party that are subject to the Parties’ cost-sharing obligations through the effective date of termination for the purpose of calculating a final reconciliation of shared costs in accordance with Section 9.1 and Section 9.3;

(vi) if Celgene has made the election set forth in Section 14.4(b)(i)(B) within [***] days after such termination, Vividion shall provide to Celgene a fair and accurate summary report of the status of Development and Commercialization activities conducted by Vividion with respect to the Shared Products;

(vii) if Vividion is the Lead US Party and Celgene has made the election set forth in Section 14.4(b)(i)(B) above:

(A) Vividion shall promptly transfer and assign to Celgene all of Vividion’s and its Affiliates’ rights, title and interests in and to the Product Trademark(s) (but not any Vividion house marks or composite marks including a house mark) owned by Vividion and solely used for Shared Products in the US Territory;

(B) Vividion shall as soon as reasonably practicable transfer and assign to Celgene all Regulatory Approvals and Regulatory Documentation with respect to the Shared Products for the US Territory and a copy of all of the data comprising the Global Safety Database for the US Territory; provided that Vividion may retain such data and a single copy of such Regulatory Approvals and Regulatory Documentation for its records; and provided further that, if such Regulatory Approvals or Regulatory Documentation are necessary or useful for the Development, Manufacture or Commercialization of any product other than the Shared Products, in place of transferring or assigning the foregoing, Vividion shall grant Celgene a Right of Reference or Use with respect to such approvals or documentation with respect to the Shared Products; and

(C) Celgene shall have the option, exercisable within [***] days following the effective date of such termination of this Agreement, to obtain Vividion’s inventory of the Shared Products at a price equal to [***] percent ([***]%) of the Manufacturing Costs for such inventory of the Shared Products; provided that, if Vividion, its Affiliates or (sub)licensees have outstanding orders, at Celgene’s election, either Celgene shall fulfill such orders or, notwithstanding Celgene’s option to purchase inventory, Vividion may retain sufficient inventory to fulfill such orders. Celgene may exercise such option by written notice to Vividion during such [***] day period; provided that, in the event Celgene exercises such right to purchase such inventory, Vividion shall grant, and hereby does grant, a royalty-free right and license to any trademarks, names and logos of Vividion contained therein for a period of [***] months solely to permit the orderly sale of such inventory, subject to Celgene meeting reasonable quality control standards imposed by Vividion on the use of such trademarks, names and logos, which shall be consistent with the standards used by Vividion prior to such termination. Unless Celgene exercises its option under the first sentence of this Section 14.4(b)(vii)(C) and Vividion, its Affiliates or (sub)licensees at termination of this Agreement possess Shared Product, have started the manufacture thereof or have accepted orders therefor, Vividion, its Affiliates or (sub)licensees shall have the right, for up to [***] year following the date of termination, to sell their inventories thereof, complete the manufacture thereof and Commercialize such fully-manufactured Shared Product, in order to fulfill such accepted orders or distribute such fully-manufactured Shared Product in the US Territory, subject to the obligation of Vividion to pay Celgene any and all payments as provided in this Agreement.

(viii) if Celgene has made the election set forth in Section 14.4(b)(i)(B), notwithstanding Section 8.5 or Section 9.5, Celgene shall be solely responsible for any payments owed to any Third Party licensors of Vividion Intellectual Property, Vividion Co-Co Collaboration Intellectual Property or Celgene Co-Co Collaboration Intellectual Property (without deduction under Section 9.4(d)) and shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in either case, directly related to Celgene’s exercise of such license; and

(ix) if Celgene has made the election set forth in Section 14.4(b)(i)(B), the rights of Vividion in Article X (other than Section 10.1) shall be terminated and Vividion shall, if applicable, provide reasonable assistance to Celgene and cooperation in connection with the transition of Prosecution and enforcement responsibilities to Celgene with respect to Celgene Co-Co Collaboration Patents, Vividion Co-Co Collaboration Patents, Joint Co-Co Patents and Joint Patents then being Prosecuted or enforced by Vividion, including execution of such documents as may be necessary to effect such transition; and

(x) if Celgene has made the election set forth in Section 14.4(b)(i)(A), separate transitional activities shall be undertaken with respect to any Companion Diagnostic(s) to ensure that the appropriate Regulatory Approvals, Regulatory Documentation, Manufacturing Technology or other Know-How or Patents necessary for the Development, Manufacture or Commercialization of such Companion Diagnostic(s) shall be transferred to Vividion to the same extent as Regulatory Approvals, Regulatory Documentation Manufacturing Technology or other Know-How or Patents otherwise associated with such Shared Products are transferred.

(c) In the case of any termination of this Agreement, if any Clinical Trials (including any Additional Studies) are then being conducted at the time of such termination with respect to any Shared Product, the Parties hereby agree (i) to reasonably cooperate in the completion of any such Clinical Trials (including any Additional Studies), and (ii) notwithstanding anything to the contrary contained herein, to grant to the Party that retains global Commercialization rights to such Shared Product following such termination (A) free of charge, copies of and rights of reference to and use of all Shared Product Data that is Controlled by such Party and generated pursuant to such Clinical Trials (including any Additional Studies) that are relevant to or necessary to address issues relating to: (1) the safety of such Shared Product in the Territory, including data that is related to adverse effects experienced with such Shared Product or (2) all activities relating to CMC regarding such Shared Product and in each of (1) and (2), that are required to be reported or made available to Regulatory Authorities in the Territory, when and as such data become available, and (B) copies of and rights of reference to and use of all Shared Product Data (other than the Shared Product Data referred to in subclause (A) above) that is Controlled by such Party and generated pursuant to such Clinical Trials (including any Additional Studies) that are relevant to or necessary to address the Development and Commercialization of such Shared Product promptly following the generation of such Shared Product Data if, but only if, as to such Shared Product Data described in this subclause (B), such Party that retains global Commercialization rights to such Shared Product following such termination promptly pays for all COGS and Allowable Expenses incurred following any such termination of this Agreement with respect to such Clinical Trials (including any Additional Studies).

(d) Survival. Upon any termination or expiration of this Agreement, unless otherwise specified in this Agreement and except for any rights or obligations that have accrued prior to the effective date of termination or expiration, all rights and obligations of each Party under this Agreement shall terminate in whole or with respect to the Shared Products, as the case may be; provided, however, that Section 2.1, Section 3.6(b), Section 8.7, Section 8.8, Section 9.6, Section 9.7, Section 9.8, Section 9.9, Section 9.10, Section 10.1, Section 11.5, Section 11.6, Section 12.5, Section 13.1, Section 13.2, Section 13.3, Section 13.4, Section 13.5, Section 13.6, Section 14.4 and Sections 15.2-15.20, as well as any other provision which by its terms or by the context thereof is intended to survive, shall survive any such termination or expiration of this Agreement.

(e) Equitable Relief. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

(f) Accrued Liabilities. Except as otherwise specifically provided herein, termination of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. In addition, termination of this Agreement shall not terminate provisions which provide by their respective terms for obligations or undertakings following the expiration of the term of this Agreement.

Article XV

Miscellaneous

Section 15.1 Dispute Resolution. Except for any disagreements that are within the authority of any Committee as provided in Article II (which disagreements shall be resolved in accordance with Section 2.2), the Parties agree that any disputes arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement (each, a “Dispute”) shall first be presented to the Parties’ respective Executive Officers for resolution. If the Parties are unable to resolve a given dispute pursuant to this Section 15.1 after in-person discussions between the Executive Officers within [***] Business Days after referring such dispute to the Executive Officers, either Party may, at its sole discretion, seek resolution of such matter in accordance with Section 15.2.

Section 15.2 Submission to Court for Resolution. Subject to Section 15.1, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts located in the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.8 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court. Notwithstanding anything to the contrary in this Section 15.2, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in any court of competent jurisdiction, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

Section 15.3 Governing Law. This Agreement and all questions regarding its validity or interpretation, or the performance or breach of this Agreement, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of laws principles.

Section 15.4 Assignment.

(a) Generally. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (i) an Affiliate of such Party or (ii) a Third Party that acquires, by or otherwise in connection with, merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates; provided that the assignee agrees in writing to assume all of the assigning Party’s obligations under this Agreement. The assigning Party will remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned.

(b) In the event the Implementation Date for this Agreement has not occurred within [***] days following the Execution Date, Celgene shall be entitled to assign this Agreement to any pharmaceutical company or any Affiliate thereof if required to comply with any Antitrust Law; provided that the right to assign set forth in this Section 15.4(b) shall not apply if a breach by Celgene of its obligations under Section 8.6(a) is a material cause of the failure to obtain clearance under Antitrust Laws.

Section 15.5 All Other Assignments Null and Void. The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of Section 15.4 will be null and void ab initio.

Section 15.6 Change of Control. Notwithstanding anything to the contrary in this Agreement, with respect to any intellectual property rights controlled by the acquiring party or its Affiliates (if other than one of the Parties to this Agreement or any Affiliate of a Party immediately before such Change of Control) involved in any Change of Control of either Party, such intellectual property rights shall not be included in the technology and intellectual property rights licensed to the other Party hereunder to the extent held by such acquirer or its Affiliates (other than the relevant Party to this Agreement or any Affiliate of a Party immediately before such Change of Control) prior to such transaction, or to the extent such technology is developed outside the scope of activities conducted with respect to the Collaboration, Shared Products, or related Companion Diagnostics. The Vividion Intellectual Property and the Celgene Intellectual Property shall exclude any intellectual property owned or controlled by a permitted assignee or successor and not developed in connection with the Collaboration, Shared Products, or related Companion Diagnostics, Developed, Manufactured or Commercialized pursuant to this Agreement or the Master Agreement.

Section 15.7 Force Majeure. If the performance of any part of this Agreement by a Party is prevented, restricted, interfered with or delayed by an occurrence beyond the control of such Party (and which did not occur as a result of such Party’s financial condition, negligence or fault), including fire, earthquake, flood, embargo, power shortage or failure, acts of war or terrorism, insurrection, riot, lockout or other labor disturbance, governmental acts or orders or restrictions, acts of God (for the purposes of this Agreement, a “force majeure event”), such Party shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

Section 15.8 Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and shall be sufficient if: (a) personally delivered; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by express courier service providing evidence of receipt and postage prepaid where applicable; or (d) sent by facsimile transmission (receipt verified and a copy promptly sent by another permissible method of providing notice described in clauses (a), (b) or (c) above), to the address for a Party set forth below, or such other address for a Party as may be specified in writing by like notice:

To Vividion Vividion Therapeutics, Inc. 3565 General Atomics Ct., Suite 100 San Diego, CA 92121 Attention: Chief Executive Officer Telephone:	To Celgene: Celgene Corporation 86 Morris Avenue Summit, NJ 07901 Attention: Senior Vice President Business Development Telephone: Facsimile:

With a copy to: Vividion Therapeutics, Inc. 3565 General Atomics Ct., Suite 100 San Diego, CA 92121 Attention: Legal Department Telephone:	With a copy to: Celgene Corporation 86 Morris Avenue Summit, NJ 07901 Attention: Legal Department Telephone: Facsimile:

and	and

WilmerHale 60 State Street Boston, MA 02109 Attention:Steven D. Singer Steven D. Barrett Telephone: Facsimile:	Dechert LLP 1900 K St. NW Washington, DC 20006 Attention: David E. Schulman Telephone: Facsimile:

Any such notices shall be effective upon receipt by the Party to whom it is addressed.

Section 15.9 Waiver. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of either Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to thereafter enforce such provision. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

Section 15.10 Severability. If any provision of this Agreement should be invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. If the Parties cannot agree upon a substitute provision, the invalid, illegal or unenforceable provision of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provision.

Section 15.11 Entire Agreement. This Agreement (including the Exhibits attached hereto), together with the Master Agreement, constitutes the entire agreement between the Parties relating to its subject matter, and supersedes all prior and contemporaneous agreements, representations or understandings, either written or oral, between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein.

Section 15.12 Modification. No modification, amendment or addition to this Agreement, or any provision hereof, shall be effective unless reduced to writing and signed by a duly authorized representative of each Party. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each Party.

Section 15.13 Independent Contractors; No Intended Third Party Beneficiaries. This Agreement is not intended nor shall be deemed or construed to create any relationship of employer and employee, agent and principal, partnership, or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, nor to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder, (a) except for the indemnitees identified in Section 13.1 and Section 13.2 and (b) except for any licensor under any Existing Third Party Agreement, to the extent described in Exhibit C. Notwithstanding the provisions of this Section 15.13, the provisions of Section 15.17 shall control for US federal income tax purposes, as applicable.

Section 15.14 Interpretation; Construction. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement, unless the context requires otherwise, (a) the words “including,” “include,” “includes,” “such as” and “e.g.” shall be deemed to be followed by the phrase “without limitation” or like expression, whether or not followed by the same; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) the word “or” is used in the inclusive sense that is typically associated with the phrase “and/or”; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (g) all references to “dollars” or “$” herein shall mean US Dollars and (h) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

Section 15.15 Performance by Affiliates. A Party may perform any obligation this Agreement imposes on such Party through any of such Party’s Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

Section 15.16 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a claim or defense with respect to the formation of a contract, and each Party forever waives any such claim or defense, except to the extent that such claim or defense relates to lack of authenticity.

Section 15.17 Certain US Federal Income Tax Treatment. Pursuant to Section 15.13, this Agreement is not intended nor shall be deemed or construed to create any relationship of employer and employee, agent and principal, legal partnership, or joint venture between the Parties; provided, however, that the Parties hereby acknowledge and agree that this Agreement shall be treated as a partnership with respect to the Territory for US federal and state income tax purposes only pursuant to Section 7701(a)(2) of the Code and the Treasury Regulations thereunder, and each of Vividion and Celgene shall be treated as partners in such partnership for all taxable periods during which this Agreement is effective and no Vividion Opt-Out Date has occurred. Vividion and Celgene agree that each will take no position inconsistent with partnership tax treatment for US federal and state income tax purposes for such time. Exhibit E of this Agreement sets forth the Parties’ intentions regarding allocations and other tax matters related to the tax partnership. Exhibit E shall be interpreted in a manner consistent with this Section 15.17. For the avoidance of doubt, the tax partnership referred to in this Section 15.17 shall be treated as separate from any other partnership entered into by, or deemed to exist between, the Parties.

Section 15.18 HSR Clearance; Cooperation. For the avoidance of doubt, the Parties shall continue to comply with Section 3.2 of the Master Agreement.

Section 15.19 Equitable Relief. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

Section 15.20 Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Global Co-Development and Co-Commercialization Agreement as of the Execution Date.

VIVIDION THERAPEUTICS, INC.

By:
Name:
Title:

CELGENE CORPORATION

By:
Name:
Title:

Exhibit A

Co-Co Target, Co-Co Candidate(s) and Lead US Party

A - 1

Exhibit B

Vividion Patents, Celgene Patents and Celgene Co-Co Collaboration Patents

(as of the Execution Date)

B-1

Exhibit C

Existing Third Party Agreements

C-1

Exhibit D

Profit & Loss Share

This Exhibit D to this Agreement covers financial planning, accounting policies and procedures to be followed in determining the Profit & Loss Share for the Territory. The Profit & Loss Share is not a legal entity and has been defined for identification purposes only.

1. Principles of Reporting.

(a) The presentation of results of operation of the Parties with respect to Shared Products and Companion Diagnostics will be based on each Party’s respective financial information presented separately and on a consolidated basis in the reporting format depicted as follows:

	Celgene	Vividion

Total

[***]

[***]

[***]

[***]

[***]

[***]

(b) It is the intention of the Parties to interpret definitions to be consistent with this Exhibit D and Accounting Standards, it being understood and agreed that “Operating Profits or Losses” shall be calculated in accordance with Celgene’s or Vividion’s, as applicable, then current Accounting Standards practices (and the Parties hereby agree that Celgene, in its sole discretion, may adopt the same cost methodology as adopted by Vividion in accordance with its then current Accounting Standards practices solely for purposes of recording costs incurred by Celgene under this Exhibit D). Where such costs will be determined based on either Party’s system of cost or project accounting, each Party agrees to provide reasonable supporting documentation, as may be requested by the other Party, to ensure that each Party’s methodologies are reasonable and consistently applied. To the extent that such costs are not readily determinable based on the respective Party’s system of cost or project accounting, the JSC (or such other Committee designated by the JSC) will develop a reasonable methodology for determining such costs. Reasonable methodologies may include a standard rate or some other appropriate basis for allocating costs. For billing and reporting, the statement of operations will be translated into U.S. Dollars in accordance with this Agreement.

D-1

(c) If necessary, a Party will make the appropriate adjustments to the financial information it supplies under this Exhibit D to conform to the above format of reporting results of operation.

(d) The Parties agree that all Annual Net Sales of Shared Products and, as applicable, Companion Diagnostics in the Territory will be booked by the applicable Lead Party in the relevant portion of the Territory.

(e) There shall be no double counting of any expenses or income in determining the Operating Profits or Losses under this Exhibit D.

(f) All employee expenses shall be calculated in accordance with the applicable FTE Rate.

2. Frequency of Reporting.

(a) The fiscal year for the purposes of reporting and other activities undertaken by the Parties pursuant to this Exhibit D will be a Calendar Year. Unless the schedule of such reporting is altered by the JSC, reporting by each Party for revenues and expenses will be as set forth in this Paragraph 2 of this Exhibit D.

(b) Unless otherwise directed by the JCC or JDC, as applicable, the Finance Working Group will prepare, for sales or Development of Shared Products and Companion Diagnostics, a consolidated reporting of the activities undertaken by the Parties hereunder (including Operating Profits or Losses), the calculation of the Profit & Loss Share, and determination of the cash settlement as between the Parties. Unless otherwise directed by the JCC or JDC, as applicable, the Finance Working Group will provide the Parties within [***] days after the end of each Calendar Quarter, a detailed statement showing the consolidated results and calculations of the Profit & Loss Share and cash settlement required in a format agreed to by the Parties (each, a “Report”). Each Party will cooperate as appropriate and provide the other Party with financial statements, within [***] days after the end of each Calendar Quarter, with respect to Shared Products and Companion Diagnostics (if any), prepared in accordance with the terms contained in the financial planning, accounting and reporting procedures set forth in this Exhibit D in order for each Party to prepare the consolidated reports, including in reasonable detail the following costs and expenses incurred by each Party (if any) in such Calendar Quarter: (i) Cost of Goods Sold, (ii) Marketing Costs, (iii) Sales Costs, (iv) Distribution Costs, (v) Development Costs, (vi) Manufacturing Costs and (vii) Other Operating Income/Expense.

(c) On a quarterly basis, each applicable Lead Party will supply the JCC or JDC, as applicable, and the other Party with an estimate of Annual Net Sales (for the applicable portion of the Territory for which such Party is the Lead Party) for such Calendar Quarter of Shared Products and, as applicable, Companion Diagnostics, in units, local currency and U.S. dollars (using the conversion method set forth in this Agreement) according to such Lead Party’s sales reporting system, which will be consistent with the financial planning, accounting and reporting procedures set forth in this Exhibit D. Each Party shall also provide to the other Party (and the JCC or JDC, as applicable, if then in existence) information regarding the gross sales and gross-to-net sales for all Shared Products and Companion Diagnostics for such Calendar Quarter. Each

D-2

such report will be provided as early as possible, but no later than [***] days after the last day of the Calendar Quarter in question, and will separately provide quarterly and year-to-date cumulative figures. Each applicable Lead Party will provide to the other Party (and the JCC or JDC, as applicable, if then in existence), together with the next Calendar Quarter estimate under this Section 2(c), an updated report for the immediately preceding Calendar Quarter providing a reconciliation of the estimated amounts for such preceding Calendar Quarter against the actual Annual Net Sales during such Calendar Quarter of all such Shared Products and Companion Diagnostics within [***] days after the last day of such Calendar Quarter.

Summary of Reporting Obligations

Financial statements provided by each Party	Quarterly	[***] days after each Calendar Quarter

Gross sales & gross-to-net sales report	Quarterly	[***] days after each Calendar Quarter

The Report	Quarterly	[***] days after each Calendar Quarter

Quarterly estimate of Annual Net Sales and reconciliation	Quarterly	[***] days after each Calendar Quarter

3. Financial Records. With respect to all financial records and reports required by this Exhibit D, each Party to the extent applicable hereunder will keep financial records in accordance with its Accounting Standards. All cost reporting will be based on the appropriate costs definitions stated in Paragraph 7 of this Exhibit D or elsewhere in this Agreement, and each Party will report costs in a manner consistent with a mutually agreed standard.

4. Operating Profits and Loss Sharing.

(a) The Parties agree that Celgene will bear (and be entitled to) [***] percent ([***]%), and Vividion will bear (and be entitled to) [***] percent ([***]%) of Operating Profits or Losses with respect to Development and Commercialization of Shared Products and Companion Diagnostics in the Territory.

(b) Celgene shall either invoice Vividion, or pay to Vividion, at the time each Report is delivered to Vividion, an amount such that Vividion will be bearing its Profit & Loss Share (as defined in Section 9.3 of this Agreement) for the relevant sales of Shared Products and Companion Diagnostics. Either (i) Vividion shall make payment in full to Celgene of the amount of any such invoice, within [***] days after the date of such invoice, or (ii) Celgene shall pay Vividion [***] the delivery of the applicable Report to Vividion, an amount such that Vividion will bear or receive its Profit & Loss Share. Such amounts will be invoiced and paid (whether before or after Regulatory Approval is received) pursuant to this Paragraph 4(b) of this Exhibit D. All payments to be made by either Party hereunder will be made in U.S. Dollars by wire transfer to such bank account as such Party may designate.

D-3

(c) In the event any payment is made after the date specified in Paragraph 4(b) of this Exhibit D, the paying Party will pay the past-due amounts with interest from the date originally due as provided in Section 9.10 of this Agreement (subject to the proviso therein regarding disputed payments). In the event any overpayment of any amounts specified in Paragraph 4(b) of this Exhibit D is made, the Party receiving such overpayment will refund such overpayment amounts to the paying Party.

5. Start of Operations and Effective Accounting Date Termination.

(a) Operation of the Profit & Loss Share will be deemed to have commenced as of the Effective Date. Except as otherwise provided herein, costs and expenses incurred prior to such date are not chargeable to the Profit & Loss Share.

(b) Unless otherwise set forth in this Agreement, for reporting and accounting purposes with respect to the Profit & Loss Share, the effective termination date of the Agreement with regard to the last detailing year for all Shared Products and Companion Diagnostics will be the end of the month in which such termination takes place.

6. Audits. Each Party will keep, and will cause its Affiliates and (sub)licensees, as applicable, to keep, accurate books and records of accounting as required under its Accounting Standards for the purpose of calculating all amounts payable by either Party to the other Party under the Profit & Loss Share, including with respect to the calculation of Allowable Expenses, Gross Profit and Annual Net Sales of Shared Products and, as applicable, Companion Diagnostics, which books and records may be audited in accordance with the audit rights and obligations granted to each Party in Section 9.7 of this Agreement. In the event of a dispute regarding any applicable books and records, including the amounts owed to a Party under Section 9.3 of this Agreement or the calculation of the Profit & Loss Share, Allowable Expenses, Annual Net Sales of Shared Products and, as applicable, Companion Diagnostics, or Gross Profit or Operating Profits or Losses, the Parties will work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, such dispute will be resolved in accordance with Section 12.1 of the Master Agreement.

7. Definitions.

(a) “Allocable Overhead” means the following costs, attributable to the Profit & Loss Share, all of which will be consistent with Accounting Standards in accordance with each Party’s then-current practices and reported in a manner consistent with a standard mutually agreed upon by the Parties:

(i) indirect supplies and department overhead, such as indirect labor and other department expenses; and

(ii) facility overhead, such as rent, depreciation, utilities and facility support.

(b) “Allowable Expenses” means the sum of the following costs and expenses incurred during the term the Profit & Loss Share is applicable, as set forth in Paragraph 5 of this Exhibit D, which will coincide with the Term, except as otherwise set forth in this Agreement, by the Parties, their Affiliates or Licensee Partners, pursuant to the Development and

D-4

D-4 Commercialization, including Manufacturing, of Shared Products and Companion Diagnostics in accordance with this Agreement, during the applicable Calendar Quarter or the applicable Calendar Year: (i) Development Costs, (ii) Marketing Costs, (iii) Sales Costs, (iv) Distribution Costs, and (v) Other Operating Income/Expense, in each case that are incurred in accordance with the Development Budget or Commercialization Budget, as applicable, and the terms and conditions of this Agreement.

(c) “Costs of Goods Sold” or “COGS” means the sum of [***]. For clarity, these would exclude [***].

(d) “Distribution Costs” means the costs, including [***], in each case for the end use by a Party, including [***].

(e) “Development Costs” means, on a Shared Product-by-Shared Product basis, the costs actually incurred by the Parties or their Affiliates, in accordance with the Development Budget with respect to those Development activities performed pursuant to the Development Plan, from and after the Effective Date; it being understood that “Development Costs” chargeable under this Agreement will, as applicable, be calculated using the FTE Rate.

(f) “Gross Profit” means Annual Net Sales of Shared Products and Companion Diagnostics less Cost of Goods Sold for sales of such Shared Products and Companion Diagnostics.

(g) “Manufacturing Costs” means costs to supply applicable therapeutic ingredients, finished Shared Products and Companion Diagnostics, or related components or inputs and services for the Development and Commercialization of Shared Products and Companion Diagnostics (i) [***], or (ii) [***]. Overhead included in Manufacturing Costs incurred with respect to [***], will each be allocated on a reasonable basis that is mutually agreed upon by the Parties. As applicable, “Manufacturing Costs” shall include Manufacturing Transition Costs.

(h) “Marketing Costs” means Direct Costs incurred by the Parties or their Affiliates or Licensee Partners, arising from [***]. Marketing Costs will also include activities related to [***]. Marketing Costs will specifically exclude [***].

(i) “Operating Profits or Losses” means Gross Profit for Shared Products and Companion Diagnostics less the Allowable Expenses for such Shared Products and Companion Diagnostics. The Parties agree that Operating Profits or Losses will not include costs or expenses of a Party or its Affiliates or Licensee Partners that are: (i) [***], or (ii) [***].

D-5

(j) “Other Operating Income/Expense” means the following items, to the extent incurred with respect to and reasonably related to the Development or Commercialization of Shared Products:

(i) [***]

(ii) [***]

(iii) [***]

(iv) [***]

(v) [***]

(vi) [***]

(k) “Pharmacovigilance Expenses” means those expenses incurred by either Party or its Affiliates in performing pharmacovigilance activities related to each Shared Product or Companion Diagnostic.

(l) “Product Recall Expenses” means all costs associated with the recall of each Shared Product and Companion Diagnostic.

(m) “Regulatory Expenses” means all costs incurred, with respect to Shared Products and Companion Diagnostics in any relevant country to obtain or comply with all Regulatory Approvals and requirements of all regulatory agencies, including FDA user and other fees, reporting, and other regulatory affairs activities recorded as an expense in accordance with GAAP, by or on behalf of a Party or any of its Affiliates during the Term and pursuant to this Agreement, that are specifically identifiable or reasonably allocable to the preparation of Regulatory Filings for, and the obtaining and maintenance of reimbursement for, and Regulatory Approval of, Shared Products, including without limitation compliance with requirements of such Regulatory Authorities, adverse event recordation and reporting, regulatory affairs activities, and all Product Recall Expenses.

(n) “Sales Costs” means costs, arising from activities expressly set forth in the Commercialization Plan which are specifically and directly identifiable, attributable and allocable to the sales efforts for Shared Products (including the managed care market), including costs arising from applicable medical affairs activities. “Sales Costs” will include [***].

(o) “Sublicense Revenues” means all revenues or other consideration (including milestones and royalties) received by either Party or its Affiliates from a Licensee Partner as consideration for the grant of a sublicense under the licenses granted with respect to any Shared Products.

D-6

Exhibit E

PARTNERSHIP TAX MATTERS

Section 1.1 Constructive Partnership. Celgene and Vividion (the “Partners,” and each a “Partner”) acknowledge that the rights and obligations imposed on each of them pursuant to this Co-Development and Co-Commercialization Agreement (the “Co-Co Agreement”) that relate to the sharing of profits and losses from the development and commercialization of the Rights (as defined below), and the collaborative relationship formed between them in connection therewith, give rise to a partnership for U.S. federal (and, to the extent applicable, state) income tax purposes (the “Partnership”), which will commence upon the Effective Date. The activities of the Partners in respect of the development and commercialization of a Shared Product in the Territory, and the rights related thereto (the “Rights”), shall be deemed to be conducted in and held by the Partnership. The Partnership, and the rights and obligations set forth in this Exhibit E, shall remain in existence for so long as this Co-Co Agreement remains in full force and effect and no Vividion Opt-Out Date has occurred. The parties further acknowledge that the arrangement described in this Co-Co Agreement (including this Exhibit E) shall be treated by the parties as a partnership solely for U.S. federal (and applicable state) income tax purposes and is not intended to constitute a partnership for any non-tax or non-U.S. purpose.

Section 1.2 Definitions. Capitalized terms used, but not defined, herein will have the meanings ascribed to them in the body of this Co-Co Agreement. For purposes of this Exhibit E:

“Book” means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations, as distinguished from any accounting method which the Company may adopt for other purposes such as financial reporting.

“Capital Account” has the meaning set forth in Section 1.4 of this Exhibit E.

“Capital Contribution” means, for each Partner, such Partner’s cash or property contributed (or deemed contributed) to the Partnership.

“Fiscal Year” means the calendar year.

“Gross Asset Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for federal income tax purposes, adjusted to reflect any adjustments required or permitted by Sections 1.704-1(b)(2)(iv)(d) through (g), (m) and (s) of the Treasury Regulations, as determined by the Tax Matters Partner in its reasonable discretion; provided that, in the case of any asset contributed to the Partnership, the initial Gross Asset Value of such property shall be equal to the fair market value of such asset as of the date of contribution, as determined by the Tax Matters Partner in its reasonable discretion.

“Net Income” and “Net Losses” mean the Book income, gain, loss, deductions and credits of the Partnership in the aggregate or separately stated, as appropriate, as of the close of each Taxable Year on the Partnership’s tax return filed for federal income tax purposes (or other allocation period).

“Tax Matters Partner” has the meaning set forth in Section 1.7(a) of this Exhibit E.

“Taxable Year” means the Partnership’s Fiscal Year or such other year as may be required by Section 706 of the Code.

“Treasury Regulations” means regulations (whether in final, proposed or temporary form) promulgated by the U.S. Department of the Treasury under the Code, as amended.

“Asset Allocation” shall mean 1.0.

“Profit Share” means, with respect to a Partner, the Profit & Loss Share (as defined in Section 9.3(a) of the body of this Co-Co Agreement) applicable to such Partner.

“Rights” has the meaning set forth in Section 1.1 of this Exhibit E.

Section 1.3 Capital Contributions.

(a) The amount of any Capital Contributions contributed (or deemed contributed) by each Partner to the Partnership shall be determined by the Tax Matters Partner in its reasonable discretion unless specifically addressed in Sections 1.3(b) – (d) of this Exhibit E below.

(b) Upon the Effective Date, the Partners shall be deemed to have completed the following steps:

(i) Celgene shall be deemed to have acquired from Vividion, pursuant to the exercise of an Opt-In Right (as defined in the Master Agreement), an interest in the Rights equal to Celgene’s Profit Share, with Vividion retaining an interest in the Rights equal to Vividion’s Profit Share. The parties agree that, for U.S. federal income tax purposes, Celgene’s purchase price for its interest in the Rights with respect to a Program equals the product of the Opt-In Right exercise payment set forth in Section 6.5 of the Master Agreement with respect to such Program multiplied by the Asset Allocation.

(ii) Immediately following the deemed acquisition by Celgene of its interest in the Rights, as described in Section 1.3(b)(i) of this Exhibit E, the Partners shall each own an interest in the Rights, and each Partner shall be deemed to immediately contribute its interests in the Rights to the Partnership in a tax-free transaction described in Section 721 of the Code. The Capital Accounts of Celgene and Vividion shall each be increased following such contributions by an amount equal to the fair market values of such contributed interests.

(c) Upon the payment of any milestone payment to Vividion pursuant to 9.2 of the body of this Co-Co Agreement (each a “Milestone Payment”), the following steps shall be deemed to have occurred:

(i) The Milestone Payment shall be deemed to reflect an increase in the fair market value of the Rights as of the Effective Date.

(ii) As a result of the Milestone Payment, Celgene shall be deemed, as of the Effective Date, to have paid additional consideration to Vividion for the acquisition of its interests in the Rights (the “Added Consideration”), which shall be treated by the Partners as an adjustment to purchase price of the purchase described in Section 1.3(b)(i) of this Exhibit E. The portion of the Milestone Payment treated as Added Consideration shall be determined by the Tax Matters Partner in its reasonable discretion.

(iii) Celgene shall be deemed to have made an additional contribution to the Partnership equal to the Added Consideration in a transaction qualifying under Section 721 of the Code, and Vividion’s Capital Account shall be booked up to reflect the increased value of the Rights.

(d) The payment by each Partner of its respective share of any costs or expenses on behalf of the Partnership (including Development Costs and any other costs and expenses included in the Profit & Loss Share) shall, to the extent determined by the Tax Matters Partner in its reasonable discretion, be deemed to be Capital Contributions made by each such Partner to the Partnership.

Section 1.4 Capital Accounts.

(a) The Partnership shall maintain a separate capital account for each Partner according to the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations (a “Capital Account”).

(b) Each Partner’s Capital Account:

(i) shall be increased by (A) the Capital Contributions by such Partner to the Partnership after the date hereof, as determined by the Tax Matters Partner and mutually agreed upon by the Partners (net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (B) such Partner’s distributive share of Net Income and other items of income and gain allocated to such Partner after the date hereof, and

(ii) shall be decreased by (A) the amount of money distributed (or deemed distributed) to such Partner by the Partnership after the date hereof, (B) the fair market value of property (as determined by the Tax Matters Partner and mutually agreed upon by the Partners) distributed (or deemed distributed) to such Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume or take subject to under Section 752 of the Code) after the date hereof and (C) such Partner’s distributive share of Net Losses and other items of loss and deduction allocated to such Partner after the date hereof.

(iii) Other adjustments shall be made to the Capital Accounts of the Partners to accord with the regulations promulgated under Section 704(b) of the Code as determined by the Tax Matters Partner in its reasonable discretion.

(c) As of the Effective Date, the initial Capital Account of each Partner shall be equal to the initial Capital Contribution of each such Partner.

Section 1.5 Distributions.

(a) Non-Liquidating Distributions. In the event that assets of the Partnership are deemed to be distributed other than in liquidation of the Partnership, such assets shall be deemed to be distributed in accordance with the Profit Shares (unless otherwise determined by the Tax Matters Partner in its reasonable discretion).

(b) Liquidating Distribution. In the event that the Partnership is terminated pursuant to Section 708(b)(1)(A) of the Code (or otherwise) and the assets of the Partnership are required to be distributed (or are deemed to be distributed) in liquidation of the Partnership, then such assets shall be distributed (or deemed to be distributed) in accordance with the Profit Shares (unless otherwise determined by the Tax Matters Partner in its reasonable discretion).

(c) Withholding for Taxes. Subject to the provisions of Section 9.8(b) of the body of this Co-Co Agreement, any Partner is authorized to withhold from distributions described in Section 1.5(a) or (b) of this Exhibit E to the Partners, and with respect to allocations pursuant to Section 1.6 of this Exhibit E to the Partners, and to pay over to any federal, state, local or foreign government, any such taxes as are required to be deducted or withheld under any provision of applicable Law. Any amounts so withheld shall be treated as distributed pursuant to Section 1.5(a) or (b) of this Exhibit E, to the extent applicable.

Section 1.6 Allocations; Section 704(c).

(a) Except as required by Section 1.6(c) of this Exhibit E, the Net Income or Net Loss for any Taxable Year shall be allocated to the Partners in such a manner so that the Capital Account of each Partner equals (as of the end of such allocation period and to the fullest extent possible) the amount that would be distributed to such Partner if all properties of the Partnership, including cash, were sold for cash equal to their respective Gross Asset Values, all liabilities allocable to such properties were then due and were satisfied according to their terms, all minimum gain chargebacks required by this Co-Co Agreement and the Treasury Regulations were made, and all obligations of Partners to contribute additional capital to the Partnership were satisfied and all remaining proceeds from such sale were distributed pursuant to the order and priority of Section 1.5(b) of this Exhibit E.

(b) Regulatory Allocations. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Capital Account (in excess of (i) the amount such Partner is obligated to restore upon liquidation of the Partnership or upon liquidation of such Partner’s interest in the Partnership and (ii) such Partner’s share of the Minimum Gain (as defined in Section 1.704-2 of the Treasury Regulations)) created by such adjustments, allocations or distributions as quickly as possible. Additionally, there are hereby incorporated herein such special allocation provisions governing the allocation of income, deduction, gain, and loss for U.S. federal income tax purposes as may be necessary under, and in the manner required by, the Treasury Regulations to ensure that this Exhibit E complies with all requirements of Section 1.704-2 of the Treasury Regulations relating to “minimum gain” and “partner nonrecourse debt minimum gain” and the allocation and chargeback of so-called “nonrecourse deductions” and “partner nonrecourse deductions”, including a “qualified income offset”.

(c) Except as otherwise provided in this Section 1.6(c) and in Section 1.6(d) of this Exhibit E, for U.S. federal income tax purposes, all items of income gain, loss deduction and credit shall be allocated among the Partners in the same manner the corresponding Book item was allocated pursuant to Section 1.6(a) of this Exhibit E. In the case of contributed property, items of income, gain, loss, deduction and credit, as determined for federal income tax purposes, shall be allocated first in a manner consistent with the requirements of Section 704(c) of the Code to take into account the difference between the Gross Asset Value of such property and its adjusted tax basis at the time of contribution. If the Gross Asset Value of any asset of the Partnership is adjusted pursuant to the terms of this Exhibit E, then subsequent allocations of income, gain, loss, deduction and credit, as determined for federal income tax purposes, shall be allocated with respect to such assets so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

(d) The method under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder shall be the “traditional method with curative allocations” (as described in Section 1.704-3 of the Treasury Regulations), unless otherwise determined by the Tax Matters Partner. For the sake of clarity, the allocations required by Section 1.6(c) and this Section 1.6(d) of this Exhibit E are solely for purposes of federal, state and local income taxes and will not affect the allocation of Net Income or Net Losses as between the Partners or any Partner’s Capital Account.

Section 1.7 Tax Reports, Tax Elections and Tax Matters Partner.

(a) The Partnership hereby designates Celgene to act as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and the “partnership representative” of the Partnership for any tax period subject to the provisions of Section 6223 of the Code, as amended by the Bipartisan Budget Act of 2015, and any corresponding designation (the “Tax Matters Partner”) in accordance with Sections 6221 through 6233 of the Code. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by U.S. federal (and any applicable state) income tax authorities, including resulting administrative and judicial proceedings, to make any elections in connection therewith, and to expend Partnership funds for professional services and costs associated therewith; provided, that the Tax Matters Partner shall notify the Vividion of any such administrative and judicial proceedings involving the Partnership and upon request shall provide Vividion the opportunity to participate in any such matters. Vividion agrees to cooperate with the Tax Matters Partner as reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings. The Tax Matters Partner will, in its reasonable discretion, determine whether the Partnership (either on its own behalf or on behalf of the Partners) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority provided, however, that the Tax Matters Partner shall not agree or consent to compromise or settle such matters without the prior written consent of Vividion, which consent shall not be unreasonably delayed, conditioned or withheld. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Partner, and if paid by another Partner, will be recoverable from the Partner on which such deficiency was imposed (including by offset against distributions otherwise payable to such Partner). The Partners agree to cooperate in good faith to notify each other regarding any tax notices or audits relating to the Partnership.

(b) The Tax Matters Partner shall prepare and file, or cause to be prepared and filed, all necessary U.S. federal, state or local income tax returns for the Partnership. At least [***] days before the due date of such tax return, the Tax Matters Partner shall submit a copy of such tax return to Vividion for its review and comment. The Tax Matters Partner shall consider in good faith any comments and incorporate any reasonable comments submitted by Vividion no fewer than [***] days prior to the due date of such tax return. Within [***] days after the end of each Taxable Year, the Tax Matters Partner shall cause the Partnership to furnish Vividion with an IRS Form K-1 a (“K-1”) for such Taxable Year. In addition, the Partnership shall deliver or cause to be delivered not later than the [***] day after the end of each Taxable Year to Vividion all information necessary for the preparation of Vividion’s federal income tax returns and any state, local and foreign income tax returns that such Partner is required to file. Furthermore, the Tax Matters Partner shall consider in good faith any comments from Vividion regarding any matter for which the Tax Matters Partner is responsible or over which the Tax Matters Partner has discretion under this Exhibit E, including without limitation the preparation of any tax return or the making of any election hereunder.

(p) The Tax Matters Partner will determine whether to make or revoke any available election pursuant to the Code, provided, however, that any action (or the failure to take any action known to the Tax Matters Partner to be reasonably necessary) on the part of the Tax Matters Partner with respect to such election in its capacity as Tax Matters Partner shall require the prior written consent of Vividion if such action or failure, as applicable, would reasonably be expected to have a material adverse impact on Vividion. Each Partner will, upon request, use reasonable efforts to supply the information necessary to give proper effect to any such election. The Partners hereby agree to cooperate in good faith regarding any matters related to any tax elections or tax reporting positions of the Partnership.

Section 1.8 Tax Position. Unless otherwise required by applicable Law, no Partner will take a position on such Partner’s federal income tax return, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Co-Co Agreement (including this Exhibit E) or with any information return filed by the Partnership. If any Partner believes that such a position is required by applicable Law, such Partner must immediately notify the other Partner in writing, citing such applicable Law or any interpretation thereof.

Section 1.9 Termination of Partnership. The Partnership shall terminate upon the earlier of (a) the termination of this Co-Co Agreement, as determined in accordance with Article XIV of the body of this Co-Co Agreement or (b) the Vividion Opt-Out Date.

Schedule 6.5

Minimum Vividion and Celgene Sales Representative Qualifications

Schedule 12.2(i)

Patents

Schedule 12.2(j)

Existing Third Party Agreements

APPENDIX B-1

FORM OF LICENSE AGREEMENT

[Appendix B-1]-1

EXECUTION VERSION

EXHIBIT B-1

FORM OF LICENSE AGREEMENT

LICENSE AGREEMENT

by and between

VIVIDION THERAPEUTICS, INC.

and

CELGENE CORPORATION

- i -

Exhibits and Schedules

Exhibit A	Licensed Target, Licensed Compound(s) and Licensed Program

Exhibit B	Vividion Patents and Celgene License Collaboration Patents

Exhibit C	Existing Third Party Agreements

Schedules

Schedule 12.2(i)	Patents

- ii -

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of [●] (the “Execution Date”), by and between Vividion Therapeutics, Inc., a Delaware corporation (“Vividion”) and Celgene Corporation, a Delaware corporation (“Celgene”). Celgene and Vividion are each referred to herein by name or as a “Party”, or, collectively, as the “Parties”.

INTRODUCTION

1.	Vividion and Celgene are parties to the Master Research and Collaboration Agreement, dated as of March 1, 2018 (the “Master Agreement”).

2.

Pursuant to the Master Agreement, Vividion has discovered and has been developing the Licensed Compound(s) in the Field identified on Exhibit A, which the Parties believe to be Directed against the Licensed Target identified on Exhibit A.

3.

Pursuant to the terms of the Master Agreement, upon exercise by Celgene of its Opt-In Right with respect to the First Program, any CCB Program, any Vividion Cereblon Program or any Program for which Vividion delivered a Vividion Opt-Out Notice under the Master Agreement (each as defined in the Master Agreement) identified on Exhibit A, the Parties shall enter into this Agreement with respect to such Program (the “Licensed Program”).

4.

Except as provided herein, the Parties have agreed that the further Development, Manufacturing and Commercialization of the Licensed Compound(s) included in such Program should be conducted pursuant to the terms of this Agreement and that all further such activities related to the Licensed Compound(s) should cease under the Master Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Vividion and Celgene hereby agree as follows:

Article I.

Definitions

Terms used but not defined herein shall have the meaning set forth in the Master Agreement. When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1 “Annual Net Sales” means, on a Licensed Product-by-Licensed Product basis, the total Net Sales of such Licensed Product by Celgene or its Affiliates or Licensee Partners in a particular Calendar Year in the Territory. For clarity, “Annual Net Sales” does not include [***].

Section 1.2 “Calendar Quarter” means a calendar quarter ending on the last day of March, June, September or December; provided, however, that the first Calendar Quarter shall begin on the Effective Date and end on the last day of the calendar quarter during which the Effective Date occurs.

Section 1.3 “Calendar Year” means a period of time commencing on January 1 and ending on the following December 31; provided, however, that the first Calendar Year shall begin on the Effective Date and end on December 31 of the calendar year during which the Effective Date occurs.

Section 1.4 “Celgene Intellectual Property” means Celgene Know-How and Celgene Patents, collectively.

Section 1.5 “Celgene Know-How” means any Know-How that is (a) Controlled by Celgene as of the Execution Date or during the Term; (b) necessary or useful for the Development, Manufacture or Commercialization of the Licensed Products; and (c) contributed by Celgene, in Celgene’s sole discretion, for use in the Collaboration, as evidenced by written notice from Celgene to Vividion; for clarity excluding Celgene License Collaboration Know-How.

Section 1.6 “Celgene License Collaboration Intellectual Property” means Celgene License Collaboration Know-How and Celgene License Collaboration Patents, collectively.

Section 1.7 “Celgene License Collaboration Know-How” means, collectively, (a) Know-How within Celgene Collaboration Intellectual Property (as defined in the Master Agreement), (b) Celgene’s interest in the Joint Collaboration Know-How (as defined in the Master Agreement) and (c) Know-How that is discovered, developed, generated or invented on or after the Execution Date by or on behalf of Celgene or its Affiliates in the conduct of the Collaboration activities pursuant to this Agreement (including Celgene’s interest in the Joint Inventions), in each case that is necessary or useful for the Development, Manufacture or Commercialization of any Licensed Products.

Section 1.8 “Celgene License Collaboration Patents” means, collectively, (a) Patents within Celgene Collaboration Intellectual Property (as defined in the Master Agreement), (b) Celgene’s interest in the Joint Collaboration Patents (as defined in the Master Agreement) and (c) Patents that are, on or after the Execution Date, Controlled by Celgene and that Cover any of the Celgene License Collaboration Know-How described in Section 1.7(c) (including Celgene’s interest in the Joint Patents), in each case that are necessary or useful for the Development, Manufacture or Commercialization of any Licensed Products. Celgene License Collaboration Patents as of the Execution Date are as set forth on Exhibit B to this Agreement.

Section 1.9 “Celgene Patents” means any Patents that (a) are Controlled by Celgene as of the Execution Date or during the Term; (b) Cover the Licensed Products; and (c) are contributed by Celgene, in Celgene’s sole discretion, for use in the Collaboration, as evidenced by written notice from Celgene to Vividion; for clarity excluding Celgene License Collaboration Patents.

Section 1.10 “Clinical Trial” means a Phase I Study, a Phase II Study, a Phase III Study, a Phase IV Study or a combination of any of the foregoing studies.

Section 1.11 “Code” means the United States Internal Revenue Code of 1986, as amended.

Section 1.12 “Collaboration” means the activities performed or to be performed by a Party or Parties, as the case may be, relating to the Development, Manufacture or Commercialization of the Licensed Products under this Agreement or the Master Agreement, including in the exercise of any license granted under this Agreement or the Master Agreement for the Licensed Products.

Section 1.13 “Companion Diagnostic” means a biomarker or diagnostic test that is developed by or on behalf of a Party or jointly by the Parties in the course of the Collaboration as a companion diagnostic for use with a Licensed Product in accordance with the Regulatory Approval(s) therefor to generate a result for the purpose of diagnosing a disease or condition, or to facilitate the application of any Licensed Product in the cure, mitigation, treatment, or prevention of disease, including a biomarker or diagnostic test used to diagnose the likelihood that a specific patient will contract a certain disease or condition or to predict which patients are suitable candidates for a specific form of therapy using a Licensed Product.

Section 1.14 “Confidential Information” means, subject to Sections 11.1(a), 11.1(b), 11.1(c) and 11.1(d), (a) all confidential or proprietary information relating to the Collaboration, and (b) all other confidential or proprietary documents, technology, Know-How or other information (whether or not patentable) actually disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to this Agreement[, the Licensed Product MTA]1 or the Master Agreement relating to the Licensed Products or any proprietary biological materials of a Party.

Section 1.15 “Data” means any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, market research, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by applicable Laws) and the like, in each case directed to, or used in, the Development, Manufacture or Commercialization of the Licensed Products.

Section 1.16 “Early Opt-Out Program” means any Deal Target Program or E3 Ligase Program, as applicable, for which Vividion delivers a Vividion Opt-Out Notice to Celgene pursuant to Section 3.1.1(d) of the Master Agreement.

Section 1.17 “Effective Date” means the date on or after the Execution Date that is the Implementation Date (as defined in the Master Agreement) with respect to this Agreement.

Section 1.18 “Executive Officers” means Celgene’s Chief Executive Officer (or the officer or employee of Celgene then serving in a substantially equivalent capacity) or his designee and Vividion’s Chief Executive Officer (or the officer or employee of Vividion then serving in a substantially equivalent capacity) or his designee; provided that any such designee must have decision-making authority on behalf of the applicable Party.

[1]	Insert only for CCB Programs.

Section 1.19 “Existing Third Party Agreement” means any agreement listed on Exhibit C to this Agreement.

Section 1.20 “Field” means the diagnosis, prevention, palliation or treatment of diseases in humans or animals.

Section 1.21 “First Commercial Sale” means the first commercial sale of a Licensed Product by Celgene, its Affiliates or Licensee Partners in a country in an arms’ length transaction to a Third Party following receipt of applicable Regulatory Approval of such product in such country. Sales for test marketing or Clinical Trial purposes shall not constitute a First Commercial Sale.

Section 1.22 “Generic Competition” means, with respect to a Licensed Product in a given country in a given Calendar Year, that, during such Calendar Year one or more Generic Products shall be commercially available in such country.

Section 1.23 “Generic Product” means, as to a Licensed Product, in any country, any pharmaceutical product sold by a Third Party not authorized by or on behalf of Celgene, its Affiliates or Licensee Partners, that (a) contains, as an active pharmaceutical ingredient, the same Licensed Compound contained in the applicable Licensed Product, (b) is approved by the applicable Regulatory Authority in such country for one or more of the same Indications as the applicable Licensed Product; and (c) is AB rated in the United States or is comparably rated in any jurisdiction outside the United States (including pursuant to Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001) with respect to the applicable Licensed Product.

Section 1.24 “IIT” means any investigator initiated Clinical Trial sponsored and conducted by an investigator at a research institution for which a Party or its Affiliate provides drug supplies.

Section 1.25 “Licensed Compound” means (a) any Program Compound listed on Exhibit A, and (b) to the extent Directed against the Licensed Target, any salt, fluorinated derivative, free acid, free base, clathrate, solvate, hydrate, hemihydrates, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, isomer, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex or mixture, of any such Program Compound identified in the foregoing clause (a) or in this clause (b).

Section 1.26 “Licensed Product” means (a) a Licensed Compound, or (b) any product that contains a Licensed Compound as an active ingredient.

Section 1.27 [“Licensed Product MTA” means the Material Transfer Agreement entered into by and between Vividion and Celgene, dated as of [ ].]2

Section 1.28 “Licensed Target” means the Program Target set forth as the “Licensed Target” on Exhibit A; it being understood and agreed that (i) in the case of Licensed Compounds in a Deal Target Program described in clause (b) of Section 1.1.36 of the Master Agreement, the “Licensed Target” shall be the Selected Target and (ii) in the case of Licensed Compounds in a E3 Ligase Program described in clause (b) of Section 1.1.46 of the Master Agreement, the “Licensed Target” shall be the Selected Target.

[2]	Insert only for CCB Programs.

Section 1.29 “Licensee Partner” means any Third Party to whom Celgene or any of its Affiliates or any other Licensee Partner grants a sublicense or license with respect to the Development, Manufacture or Commercialization of Licensed Products in the Field under the rights to Vividion Intellectual Property granted to Celgene or its Affiliate hereunder, in each case excluding (a) Third Party Contractors and (b) wholesale distributors or any other Third Party that purchases any Licensed Product in an arm’s-length transaction, where such Third Party does not have a sublicense to Develop, Manufacture or Commercialize any Licensed Product except for a limited sublicense to the extent required to enable such Third Party to perform final packaging for such Licensed Product for local distribution.

Section 1.30 “Major European Country” means each of France, Germany, Italy, Spain and the United Kingdom.

Section 1.31 “Major Market” means each of the United States, each of the Major European Countries, and Japan.

Section 1.32 “Manufacturing Technology” means copies of all Vividion Know-How, Celgene License Collaboration Know-How or Celgene Know-How, as applicable, which are necessary or useful for Manufacturing preclinical, clinical or commercial supply, as applicable, of the Licensed Products, including specifications, assays, batch records, quality control data, and transportation and storage requirements.

Section 1.33 “NDA” means an application submitted to a Regulatory Authority for the marketing approval of a Licensed Product, including (a) a New Drug Application (as such capitalized term is used in C.F.R Title 21) filed with FDA or any successor applications or procedures, (b) a foreign equivalent of a U.S. New Drug Application or any successor applications or procedures, including a Marketing Authorization Application in the European Union, and (c) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.34 “Net Sales” means, with respect to any Licensed Product, the [***], less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements and calculated in accordance with the Accounting Standards as consistently applied, for:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***]; and

(f) [***].

There should be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate “Net Sales” hereunder. The calculations set forth in this definition shall be determined in accordance with Accounting Standards consistently applied.

If non-monetary consideration is received by a Selling Party for any Licensed Product in the relevant country, Net Sales will be [***]. Notwithstanding the foregoing, Net Sales shall [***].

Net Sales shall be determined on, and only on, the first sale by a Selling Party or any of its Affiliates or (sub)licensees to a non-(sub)licensee Third Party.

If a Licensed Product is sold as part of a Combination Product (as defined below), Net Sales will be the product of (i) [***] and (ii) the fraction (A/(A+B)), where:

“A” is [***]; and

“B” is [***].

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, [***].

As used in this definition of “Net Sales,” “Combination Product” means a Licensed Product that contains one or more additional active ingredients (whether co-formulated or co-packaged) that are neither Licensed Compounds nor generic or other non-proprietary compositions of matter. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients.”

Section 1.35 “Out-of-Pocket Costs” means, with respect to certain activities hereunder, [***].

Section 1.36 “Partnership Agreement” means an agreement pursuant to which a Party or its Affiliate provides funding to a Third Party to research and develop pharmaceutical compounds or products and which may include the grant of an option for such Party or Affiliate to obtain rights to, but not (in the absence of the exercise of such option) a license to Commercialize or other rights to Commercialize, such pharmaceutical compounds or products.

Section 1.37 “Phase IV Study” means a human clinical trial of a product which is (a) conducted to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval or (b) conducted voluntarily after Regulatory Approval of the product has been obtained from an appropriate Regulatory Authority for enhancing marketing or scientific knowledge of an approved Indication.

Section 1.38 “Product Liabilities” means all losses, damages, fees, costs and other liabilities incurred by a Party, its Affiliate(s) or its Licensee Partner(s) and resulting from or relating to the use of a Licensed Product in a human (including clinical trials or Commercialization) in the Territory incurred after the Execution Date. For the avoidance of doubt, Product Liabilities include reasonable attorneys’ and experts’ fees and costs relating to any claim or potential claim against a Party, its Affiliate(s), or its Licensee Partner(s) and all losses, damages, fees and costs associated therewith. Product Liabilities shall not include liabilities associated with recalls or the voluntary or involuntary withdrawal of any Licensed Product.

Section 1.39 “Regulatory Documentation” means, with respect to the Licensed Products, all INDs, NDAs and other regulatory applications submitted to any Regulatory Authority, Regulatory Approvals, pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. 314.420 and any non-United States equivalents), and any other data, reports, records, regulatory correspondence and other materials relating to Development or Regulatory Approval of the Licensed Products, or required to Manufacture, distribute or sell the Licensed Products, including any information that relates to pharmacology, toxicology, chemistry, Manufacturing and controls data, batch records, safety and efficacy, and any safety database.

Section 1.40 “Regulatory Exclusivity” means, with respect to a Licensed Product in a country, that the Licensed Product has been granted (a) data exclusivity afforded approved drug products pursuant to Section 505(c), 505(j), or 505A of the FDCA, and the regulations promulgated thereunder, as amended from time to time, or their equivalent in a country other than the United States, (b) market exclusivity pursuant to the orphan drug provisions governing approved drugs designated for rare diseases or conditions under Sections 526 and 527 of the FDCA, and the regulations promulgated thereunder, as amended from time to time, or its equivalent in a country other than the United States, or (c) any other type of non-patent exclusivity adopted as an amendment to the FDCA, or its equivalent in a country other than the United States, or (c) any other data exclusivity or market exclusivity pursuant to any future Law.

Section 1.41 “Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

Section 1.42 “Territory” means worldwide.

Section 1.43 “Third Party Agreement” means (a) each Existing Third Party Agreement and (b) any other Third Party agreement that Celgene or any Selling Party may enter into, during the Term in accordance with the terms of this Agreement, to acquire or license Third Party Patents or Know-How that are necessary or useful for the Development, Manufacture or Commercialization of the Licensed Products.

Section 1.44 “Third Party Rights” means, with respect to a Party, any rights of, and any limitations, restrictions or obligations imposed by, Third Parties pursuant to any Third Party Agreements.

Section 1.45 “Valid Claim” means (a) a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a patent application or subject matter of a claim thereof filed by a Person in good faith that has not been cancelled, withdrawn or abandoned, nor been pending for more than six (6) years from the earliest filing date to which such patent application or claim is entitled.

Section 1.46 “Vividion Intellectual Property” means Vividion Know-How and Vividion Patents, collectively; but excluding any Know-How or Patents licensed to Vividion under the License Agreement by and between Vividion and The Scripps Research Institute, dated as of January 6, 2016.

Section 1.47 “Vividion Know-How” means any Know-How that is (a) Controlled by Vividion as of the Execution Date (including its interest in any Joint Collaboration Know-How, as defined under the Master Agreement) or during the Term, and (b) necessary or useful for the Development, Manufacture or Commercialization of the Licensed Products; but excluding any Know-How licensed to Vividion under the License Agreement by and between Vividion and The Scripps Research Institute, dated as of January 6, 2016.

Section 1.48 “Vividion Patents” means any Patents that (a) are Controlled by Vividion as of the Execution Date (including its interest in any Joint Collaboration Patents, as defined under the Master Agreement) or during the Term, and (b) Cover, or are useful for, the Development, Manufacture or Commercialization of the Licensed Products (including the composition of matter, manufacture or any use thereof); but excluding any Patents licensed to Vividion under the License Agreement by and between Vividion and The Scripps Research Institute, dated as of January 6, 2016. Vividion Patents as of the Execution Date are as set forth on Exhibit B to this Agreement.

Section 1.49 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

DEFINITION	SECTION
35 U.S.C. § 102(c) Patent	Section 10.8
Academic Essential Provisions	Section 8.6(b)(iii)
Accounting Standards	Master Agreement
Acquirer Program	Section 8.6(b)(v)(4)
Affiliate	Master Agreement
Agreement	Preamble
Allowed Indication	Section 8.6(b)(viii)
Antitrust Law	Master Agreement
Audit Team	Section 9.5(a)
Bankruptcy Code	Section 8.8
Business Day	Master Agreement
CCB Program	Master Agreement
Celgene	Preamble
Celgene Independent Product	Master Agreement
Celgene Indemnified Parties	Section 13.2(a)
Celgene Manufacturing Responsibilities	Section 4.1(a)
Challenge	Section 14.3(d)
Challenging Party	Section 14.3(d)
Clinically Develop	Section 8.6(a)
Combination Product	Section 1.34
Commercialization/Commercialize	Master Agreement
Commercially Reasonable Efforts	Master Agreement
Competitive Infringement	Section 10.3(b)

DEFINITION	SECTION
Competitive Program	Section 8.6(b)(iv)
Competitive Program Party	Section 8.6(b)(iv)
Compound	Master Agreement
Control/Controlled	Master Agreement
Cooperating Party	Section 11.3(b)(iii)
Cover/Covering/Covered	Master Agreement
Cure Period	Section 14.3(b)(i)
Deal Target	Master Agreement
Deal Target Program	Master Agreement
Develop/Development	Master Agreement
Directed	Master Agreement
Disclosing Party	Section 11.1
Dispute	Section 15.1
Distinct Product	Master Agreement
Distinct Product Catch-Up Payments	Section 9.1(a)(iv)
Earlier Patent	Section 10.8
Electronic Delivery	Section 15.14
Enabling Manufacturing	Section 8.6(a)
Execution Date	Preamble
E3 Ligase Program	Master Agreement
FDA	Master Agreement
First Program	Master Agreement
force majeure event	Section 15.5
Functional Phenotypic Assay Similarity Criteria	Master Agreement
Implementation Date	Master Agreement
IND	Master Agreement
Indication	Master Agreement
Indirect Taxes	Section 9.6(a)
Invalidity Claim	Section 10.4(b)
Joint Inventions	Section 10.1(c)
Joint Patents	Section 10.1(c)
Know-How	Master Agreement
Law	Master Agreement
Licensed Branding	Section 6.2(c)
Licensed Product Data	Section 14.4(c)
Licensed Program	Introduction
Manufacture/Manufacturing	Master Agreement
Master Agreement	Introduction
Material Breach	Section 14.3(b)(i)
Opt-In Right	Master Agreement
Party/Parties	Preamble
Patent	Master Agreement
Payee Party	Section 9.6(a)
Paying Party	Section 9.6(a)
Person	Master Agreement

DEFINITION	SECTION
Permitted Indication	Section 8.6(b)(vii)
Phase I Study	Master Agreement
Phase II Study	Master Agreement
Phase III Study	Master Agreement
Product Trademarks	Section 6.2(a)
Program Assets	Section 12.4
Program Compound	Master Agreement
Prosecution/Prosecute	Master Agreement
Publication	Master Agreement
Publication Purpose	Section 11.4(a)
Pursuing Party	Section 14.3(d)
Receiving Party	Section 11.1
Redacted Version	Section 11.3(b)(i)
Regulatory Approval	Master Agreement
Regulatory Authority	Master Agreement
Regulatory Interactions	Section 5.2
Requesting Party	Section 11.3(b)(iii)
Royalty Term	Section 9.2(b)
SEC	Section 11.3(b)(i)
Separate Program	Master Agreement
Separate Program Product	Section 8.6(b)(vii)
Selling Party	Section 1.34
Target	Master Agreement
Term	Section 14.1
Third Party	Master Agreement
Third Party Contractors	Section 8.2(b)
Third Party Infringement	Section 10.3(a)
Third Party Infringement Action	Section 10.4(a)
Vividion	Preamble
Vividion Cereblon Program	Master Agreement
Vividion Indemnified Parties	Section 13.1(a)
Vividion Opt-Out Notice	Master Agreement

Article II.

Governance

Section 2.1 Meetings and Reports. During the Term:

(a) Committees. The Committees shall not oversee or review any of the matters under this Agreement.

(b) Status Reports. Celgene shall provide to Vividion a progress report in the form it prepares in the ordinary course of business (including in the form of slides) every [***] months during the Term on the status of its material Development, Commercialization and Prosecution activities with respect to the Licensed Products.

(c) Meetings. At Vividion’s request, the Parties shall meet (whether in person or by teleconference) not more than once every [***] months during the Term to discuss Celgene’s Development, Commercialization and Prosecution activities with respect to the Licensed Program under this Agreement; it being understood and agreed that the Parties shall not be required to meet in person more than once per Calendar Year.

Section 2.2 Certain Interactions with and Effects on the Master Agreement. Upon and after the Effective Date, notwithstanding anything to the contrary in the Master Agreement (with each quoted term below having the meaning given in the Master Agreement):

(a) Except as provided herein, all activities regarding Development, Manufacturing and Commercialization of a Licensed Product or Companion Diagnostic shall cease under the Master Agreement and all future such activities shall be conducted solely under this Agreement.

(b) None of the Parties’ activities performed in accordance with this Agreement (including those activities specifically permitted upon and after termination) shall be deemed a violation of Section 5.2 of the Master Agreement.

(c) No decision of any “Committee” or working group under the Master Agreement shall have any binding effect with respect to Development, Manufacture or Commercialization of a Licensed Product under this Agreement.

(d) All “Confidential Information” disclosed under the Master Agreement that solely relates to any Licensed Product shall, subject to Sections 11.1(a), 11.1(b), 11.1(c) and 11.1(d), be deemed to be Confidential Information disclosed under this Agreement and not the Master Agreement. All “Confidential Information” disclosed under the Master Agreement that relates to, but does not solely relate to, any Licensed Product shall be deemed “Confidential Information” disclosed under the Master Agreement and also, subject to Sections 11.1(a), 11.1(b), 11.1(c) and 11.1(d), Confidential Information disclosed under this Agreement; provided, however, that any disclosure of such information that is permitted under the Master Agreement shall not be deemed a breach of this Agreement and any disclosure of such information that is permitted under this Agreement shall not be deemed a breach of the Master Agreement.

Article III.

Development

Section 3.1 Development of Licensed Products. As of and after the Effective Date Celgene will assume sole responsibility for, and control of, Developing, Manufacturing and Commercializing Licensed Products and Companion Diagnostics in the Field in the Territory, and, except as otherwise set forth in this Agreement, will have sole responsibility to pay for all costs and expenses arising from the Development, Manufacture and Commercialization of Licensed Products and Companion Diagnostics in the Field in the Territory.

Section 3.2 Companion Diagnostics. Celgene may, in its sole discretion, Develop, Manufacture or Commercialize a Companion Diagnostic for use with the Licensed Products and may, in its sole discretion, use a Third Party Contractor to perform all Development, Manufacturing and Commercialization for the Companion Diagnostic, which activities may include continued Development of a Companion Diagnostic for which Development was commenced under the Master Agreement. In no event shall any payments be owed by Celgene to Vividion (including pursuant to Article IX) with respect to a Companion Diagnostic; provided, however, that [***] shall be solely responsible for all costs associated with the Development, Manufacture or Commercialization of any Companion Diagnostics and shall reimburse [***] for any such costs incurred by [***] within [***] days after receipt of any invoice therefor.

Section 3.3 Records; Tech Transfer.

(a) Maintenance of Records. Celgene shall maintain in all material respects, and shall require its Licensee Partners and Third Party Contractors to maintain in all material respects, complete and accurate records in segregated books of all Development work conducted under this Agreement and all results, data and developments made in conducting such activities. Such records shall be complete and accurate and shall fully and properly reflect all such work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Celgene shall require the applicable study sites to maintain original source documents from Clinical Trials of the Licensed Products for at least [***] years (or such longer period as is commercially reasonable under the circumstances, taking into account maintenance requirements under applicable Law) following completion of the Development activities undertaken by Celgene or its Licensee Partners or Third Party Contractors; provided that Celgene or Vividion shall be entitled to obtain copies of such source documents at the end of such [***] period, but solely to the extent access to such records are necessary for Vividion to exercise its rights under this Agreement.

(b) Inspection. Vividion shall have the right (no more than once each Calendar Year), during normal business hours and upon reasonable notice, to inspect and copy (or request Celgene to copy) all records of Celgene or its Licensee Partners or Third Party Contractors, as applicable, maintained in connection with the work done and results achieved in the performance of Development activities under this Agreement, but solely to the extent access to such records is necessary for Vividion to exercise its rights under this Agreement; it being understood and agreed that, in the case of a CCB Program, the right of access in this Section 3.3(b) with respect to the CCB Program shall only commence following commencement the first Clinical Trial for the Licensed Product under the CCB Program.

(c) Tech Transfer. As soon as reasonably practical after the Effective Date and thereafter upon Celgene’s reasonable request during the Term, Vividion shall transfer to Celgene, at no cost to Celgene, copies of all Vividion Know-How (including for the avoidance of doubt any Manufacturing Technology Controlled by Vividion) and any on-hand biological or chemical materials Controlled by Vividion that are related to the Licensed Program, to the extent not previously transferred to Celgene. In addition, Vividion shall provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to Celgene with respect to regulatory and Manufacturing transition matters and the use of such transferred Know-How in the Development, Manufacture and Commercialization of Licensed Products. The Out-of-Pocket Costs, as indicated with reasonable supporting evidence of such incurred Out-of-Pocket Costs, incurred by Vividion in connection with such assistance shall be reimbursed by Celgene within [***] days after receipt by Celgene of an invoice for such costs.

Article IV.

Manufacture and Supply

Section 4.1 Pre-Clinical, Clinical and Commercial Supply.

(a) Celgene Responsibilities. Subject to the terms and conditions of this Agreement, Celgene will assume sole responsibility for Manufacture of the Licensed Products and Companion Diagnostics for Development and Commercialization in the Territory (collectively, the “Celgene Manufacturing Responsibilities”).

(b) Manufacturing Costs. Except as otherwise set forth herein, Manufacturing Costs associated with clinical and commercial supply of the Licensed Products shall be borne by Celgene.

Section 4.2 Transfer of Manufacturing Responsibility. In order to assist Celgene to perform the Celgene Manufacturing Responsibilities, Vividion shall (a) transfer, or have transferred, to Celgene or its designee all Manufacturing Technology Controlled by Vividion and used in Manufacturing Licensed Products at the time of such transfer to the extent relevant to the Celgene Manufacturing Responsibilities and use Commercially Reasonable Efforts to complete such transfer within [***] days after the Effective Date, and (b) provide reasonable assistance in connection with the transfer of such Manufacturing responsibility to Celgene or its designee. The Out-of-Pocket Costs incurred by Vividion in connection with such transfer shall be reimbursed by Celgene within [***] days after receipt by Celgene of an invoice for such costs.

Section 4.3 Manufacturing Efforts. Celgene shall use Commercially Reasonable Efforts to ensure adequate manufacturing capacity to meet forecast demand for each applicable Licensed Product, including the establishment of an alternative supply source. Celgene shall also use Commercially Reasonable Efforts to ensure adequate pre-clinical, clinical and commercial supply of each applicable Licensed Product to Develop or Commercialize, as applicable, such Licensed Products.

Article V.

Regulatory Matters

Section 5.1 Transfer of Regulatory Documentation. Vividion shall transfer, as soon as practicable (but in the case of any IND(s) in no event later than [***] days after the Effective Date unless otherwise agreed by the Parties), to Celgene any and all Regulatory Approvals and Regulatory Documentation (including the IND and any foreign counterparts thereof) for all Licensed Products and Companion Diagnostics in the Territory, and thereafter Celgene (or its designee) shall file and hold title to all Regulatory Documentation and Regulatory Approvals and supplements thereto relating to Licensed Products and Companion Diagnostics in the Territory.

Section 5.2 Responsibility for Regulatory Interactions. As of and after the date upon which the transfer described in Section 5.1 is effected, Celgene shall have sole responsibility for all Regulatory Interactions with Regulatory Authorities with respect to each Licensed Product. As used herein, the term “Regulatory Interactions” means (a) monitoring and coordinating all regulatory actions, preparing, submitting and coordinating all communications and filings with, and submissions to, all Regulatory Authorities with respect to the Development, Manufacture and Commercialization of Licensed Products and Companion Diagnostics and (b) interfacing, corresponding and meeting with the Regulatory Authorities with respect to the Licensed Products and Companion Diagnostics.

Section 5.3 Review of Regulatory Documentation. During the Term, Celgene shall keep Vividion reasonably informed of all Regulatory Interactions, preparation of all Regulatory Documentation, Regulatory Authority review of Regulatory Documentation, Regulatory Approvals, annual reports, including annual safety reports to the respective health authorities, annual re-assessments, and any subsequent variations or changes to labeling, in each case with respect to the Licensed Products and Companion Diagnostics. Celgene shall respond within a reasonable timeframe to all reasonable inquiries by Vividion with respect to any information provided pursuant to this Section 5.3 (and sufficiently promptly for Vividion to provide meaningful input with respect to responses to Regulatory Authorities).

Section 5.4 Right of Reference or Use. In the event of failure to assign any applicable Regulatory Documentation or Regulatory Approval to Celgene as required by Section 5.1, Vividion hereby consents and grants to Celgene a Right of Reference or Use (without any further action required on the part of Vividion, whose authorization to file this consent with any Regulatory Authority is hereby granted) to any such Regulatory Documentation or Regulatory Approval (including all data contained or referenced therein) that are necessary for the Development, Manufacture or Commercialization (as set forth in this Agreement) of the Licensed Products and Companion Diagnostics.

Section 5.5 Pharmacovigilance. Celgene will deploy and administer any safety monitoring activity implemented for the Licensed Products in the Territory, and be responsible for all pharmacovigilance activities for the Licensed Products in the Territory. Further, Vividion will follow the adverse event reporting requirements and processes set forth in the pharmacovigilance agreement described in this Section 5.5. In addition:

(a) In accordance with the procedures established by the Parties under this Section 5.5, each Party shall cooperate with the other Party and share information concerning the pharmaceutical safety of each Licensed Product. Each Party shall promptly advise the other Party of any information that comes to its knowledge that may affect the safety, effectiveness or labelling of such Licensed Product and any actions taken in response to such information. Treatment of safety information, standard operating procedures and training, as well as a statement of respective regulatory obligations shall be agreed in a separate pharmacovigilance agreement between Vividion and Celgene (or an Affiliate of Celgene, as designated by Celgene).

(b) Following the date on which the transfer described in Section 5.1 is effected, Celgene shall be solely responsible for reporting all adverse drug experiences associated with the Licensed Products and Companion Diagnostics in the Territory, and for establishing, holding and maintaining the global safety database for the Licensed Products and Companion Diagnostics. Each Party shall provide the other Party with all Licensed Product and Companion Diagnostic complaints, adverse event information and safety data from clinical studies that are in its possession and control and that are necessary or desirable for the other Party to comply with all applicable Laws with respect to Licensed Products and Companion Diagnostics.

Article VI.

Commercialization

Section 6.1 Commercialization Responsibilities for Licensed Products.

(a) Responsibility. Celgene shall have the sole responsibility for, and right to carry out, Commercialization of Licensed Products in the Territory.

(b) Sales. Celgene will book all sales of the Licensed Products in the Territory and will have the sole responsibility for the processing of orders, invoicing, terms of sale, and distribution of the Licensed Products throughout the Territory associated therewith.

Section 6.2 Trademarks.

(a) Selection of Trademarks. Celgene shall select the trademark(s) to be used in connection with the marketing and sale of the Licensed Products in the Territory (such marks, together with registrations, applications for registration and common law rights therein, collectively, “Product Trademarks”).

(b) Ownership. Celgene shall own all Product Trademarks for any Licensed Product in the Territory.

(c) Branding. Nothing in this Agreement shall be construed to grant either Party any rights in or to any of the other Party’s trademarks, tradenames, logos, or other marks, including use thereof, absent a separate trademark licensing agreement entered into between the Parties. Notwithstanding the foregoing, subject to any restrictions on the form or content of the branding or co-branding of the Licensed Products (the “Licensed Branding”) imposed by any Regulatory Authority, unless the Parties mutually agree otherwise in writing, the Licensed Branding used with respect to Licensed Products shall feature the logos of Vividion and Celgene with approximately equal sizing and similar prominence, with Celgene’s name first, on all packaging and materials used for Commercialization of such Licensed Products, to the extent permitted by applicable Law.

Article VII.

Diligence

Section 7.1 Compliance with Laws. Celgene shall:

(a) perform its obligations under this Agreement in a scientifically sound and workmanlike manner; and

(b) carry out all work done in the course of the Development, Manufacturing and Commercialization of Licensed Products in compliance with all applicable Laws governing the conduct of such work.

Section 7.2 Diligence Obligations. Celgene, directly or through one or more of its Affiliates or Licensee Partners, shall use Commercially Reasonable Efforts to Develop and achieve Regulatory Approval for the Licensed Products in each of the Major Markets, and, following such Regulatory Approval, to Commercialize such Licensed Products in each of the Major Markets.

Section 7.3 No Representation. Subject to the foregoing obligation to use Commercially Reasonable Efforts, neither Party makes any representation, warranty or guarantee that the Licensed Program will be successful, or that any other particular results will be achieved with respect to the Licensed Program, or any Licensed Product or Companion Diagnostic hereunder.

Article VIII.

Grant of Rights; Exclusivity

Section 8.1 License Grants. Subject to the terms and conditions of this Agreement, Vividion hereby grants to Celgene an exclusive (even as to Vividion and its Affiliates), worldwide right and license in the Field in the Territory, with the right to grant sublicenses as set forth in Section 8.2, under Vividion’s rights in Vividion Intellectual Property, Joint Inventions, Joint Patents and Manufacturing Technology, to Develop, use, Manufacture, have Manufactured, offer for sale, sell, import and otherwise Commercialize the Licensed Products and Companion Diagnostics; provided, however, that, as to Companion Diagnostics, such license grant shall be limited to Developing, using, Manufacturing, having Manufactured, offering for sale, selling, importing and otherwise Commercializing Companion Diagnostics for use as companion diagnostics with Licensed Products under this Agreement.

Section 8.2 Sublicense Rights. Subject to Section 8.3, Celgene shall have the right to grant sublicenses within the scope of the licenses under Section 8.1:

(a) to its Affiliates; and

(b) to Third Parties for the purpose of (a) Commercializing any Licensed Product or related Companion Diagnostic or (b) engaging Third Parties as contract research organizations, contract manufacturers, contract sales forces, consultants, academic researchers and the like (“Third Party Contractors”) in connection with Development, Manufacture or Commercialization activities on behalf of Celgene or its Affiliates under this Agreement, subject to the following:

(i) unless otherwise agreed by mutual agreement of the Parties, Celgene shall require any such Third Party to whom Celgene discloses Confidential Information to enter into an appropriate written agreement obligating such Third Party to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations set forth in Article XI, including requiring such Third Party to agree in writing not to issue any Publications except in compliance with the terms of this Agreement (except that Publications by academic collaborators shall be permitted if (A) the academic collaborator provides an advance copy of the proposed Publication under the time periods as described in Section 11.4(a)), which may be shared with Vividion, (B) agrees to delay such Publication sufficiently long enough to permit the timely preparation and filing of a patent application, and (C) upon the request of either Party, removes from such Publication any Confidential Information of such Party);

(ii) unless otherwise agreed by mutual agreement of the Parties, Celgene will obligate such Third Party to agree in writing to assign ownership of, or grant an exclusive, royalty-free, worldwide, perpetual and irrevocable license (with the right to grant sublicenses) to, any inventions arising under its agreement with such Third Party to the extent related to Development, Manufacture or Commercialization with respect to the Licensed Products in the Field in the Territory; and Celgene shall structure such assignment or exclusive license so as to enable it to sublicense such Third Party inventions to Vividion pursuant to Section 14.4(a)(ii) or Section 14.4(b)(i)(A), as applicable, (including permitting Vividion to grant further sublicenses); provided that, in connection with any academic collaborator performing research work with respect to the Licensed Target or Licensed Products that is not reasonably expected by Celgene to result in inventions related to composition of matter or methods of use, it shall be sufficient for Celgene to obtain a non-exclusive, worldwide, royalty-free, perpetual license (with the right to grant sublicenses) to, and a right to negotiate for an exclusive license, with the right to grant sublicenses, to, any inventions resulting from such research work, which sublicensing rights must permit sublicensing to Vividion pursuant to Section 14.4(a)(ii) or Section 14.4(b)(i)(A), as applicable, (including permitting Vividion to grant further sublicenses); and

(c) to any other sublicensee with the prior written approval of Vividion, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 8.3 Sublicense Requirements. Any sublicense granted by Celgene pursuant to this Agreement shall be subject to the following:

(a) each sublicense granted hereunder by Celgene or its Affiliates shall be consistent with the requirements of this Agreement;

(b) any transfer of rights between Celgene and its Affiliates shall not be deemed a sublicense by Celgene but shall be deemed a direct license by Vividion to Celgene’s Affiliate; it being understood and agreed that Celgene shall remain responsible for the activities of its Affiliate;

(c) Celgene’s or its Affiliates’ Third Party Licensee Partners shall have no right to grant further sublicenses without Vividion’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;

(d) Celgene shall be primarily liable for any failure by its Affiliates and Licensee Partners and Third Party Contractors to comply with all relevant restrictions, limitations and obligations in this Agreement; and

(e) such sublicense must be granted pursuant to a written sublicense agreement and Celgene shall provide Vividion with a copy of any sublicense agreement entered into under Section 8.2 above within [***] days after the execution of such sublicense agreement; provided that, any such copy may be reasonably redacted to remove any confidential, proprietary or competitive information, but such copy shall not be redacted to the extent that it impairs Vividion’s ability to ensure compliance with this Agreement. Such sublicense agreement shall be treated as Confidential Information of Celgene and no copies are required with respect to sublicense agreements with Third Party Contractors.

Section 8.4 Affiliates, Licensee Partners and Third Party Contractors. Celgene may exercise its rights and perform its obligations hereunder itself or through its Affiliates, Licensee Partners and Third Party Contractors. Celgene shall be primarily liable for any failure by its Affiliates, Licensee Partners and Third Party Contractors to comply with all relevant restrictions, limitations and obligations in this Agreement. If Celgene desires to use any Person to conduct any of its Development, Manufacturing, Commercialization or other activities hereunder, Celgene must comply with the obligations of Section 8.2(b)(i) and Section 8.2(b)(ii) even to the extent no sublicense of rights is granted to such Third Party.

Section 8.5 Existing Third Party Agreements.

(a) Acknowledgement. Except as otherwise expressly provided in this Agreement, including in Section 8.5(b) and Section 9.3, Vividion acknowledges that it is responsible for the fulfillment of its obligations under each Existing Third Party Agreement and agrees to fulfill the same, including any provisions necessary to maintain in effect any rights sublicensed to Celgene hereunder and the exclusive or non-exclusive nature of such rights, as applicable, subject to Celgene’s compliance with its obligations hereunder.

(b) Incorporation of Certain Provisions. Celgene agrees and acknowledges that Vividion is required to provide to licensors under the Existing Third Party Agreements periodic reports relating to the gross sales and Net Sales of Licensed Products. Celgene shall keep true and accurate records and books of account, and open such books and records for inspection by such licensors, for a duration of [***] years from the date of origination of such books or records. Furthermore, Celgene acknowledges that Vividion may be required to share certain reports and copies of sublicense agreements provided by Celgene to Vividion hereunder with any licensor under an Existing Third Party Agreement, and Celgene consents to the sharing of such reports and such copies of such sublicense agreements to the extent required under such Existing Third Party Agreement to the same extent as disclosures are permitted under Section 11.3(b) hereunder; provided that any such copies of sublicense agreements must be redacted to the extent permitted under such Existing Third Party Agreement. In addition, Celgene acknowledges that the Prosecution, enforcement and other intellectual property management rights under this Agreement with respect to Patents and other intellectual property licensed under Existing Third Party Agreements shall be subject to the terms and conditions of the applicable Existing Third Party Agreements and, in the case of Existing Third Party Agreements in which the licensor is an academic institution, other provisions of such Existing Third Party Agreements that are customarily required to be imposed on sublicensees in academic licenses (in no event to include any exclusivity covenant).

(c) Covenants Regarding Existing Third Party Agreements. Vividion agrees that during the Term:

(i) Vividion shall not modify or amend any Existing Third Party Agreement in any way that adversely affects Celgene’s rights hereunder without Celgene’s prior written consent;

(ii) Vividion shall not terminate any Existing Third Party Agreement, in whole or in part, without Celgene’s prior written consent;

(iii) Vividion shall not exercise or fail to exercise any of Vividion’s rights, or fail to perform any of Vividion’s obligations, under any Existing Third Party Agreement, where such exercise or failure to exercise or perform would adversely affect Celgene’s rights hereunder, without the prior written consent of Celgene, including rights with respect to including applicable improvements within the licenses granted under such Existing Third Party Agreement; and, at the reasonable request of Celgene, Vividion shall exercise such rights and make such requests described above as are permitted under such Existing Third Party Agreement;

(iv) Vividion shall promptly furnish Celgene with copies of all reports and other communications that Vividion furnishes to any licensor under any Existing Third Party Agreement to the extent that such reports relate to this Agreement;

(v) Vividion shall promptly furnish Celgene with copies of all reports and other communications that Vividion receives from any licensor under any Existing Third Party Agreement that relate to the subject of this Agreement (including notices relating to applicable improvements under such Existing Third Party Agreement);

(vi) Vividion shall furnish Celgene with copies of all notices received by Vividion relating to any alleged breach or default by Vividion under any Existing Third Party Agreement within [***] Business Days after Vividion’s receipt thereof; in addition, if Vividion should at any time breach an Existing Third Party Agreement or become unable to timely perform its obligations thereunder, Vividion shall immediately notify Celgene;

(vii) If Vividion cannot or chooses not to cure or otherwise resolve any alleged breach or default under any Existing Third Party Agreement, (A) Vividion shall so notify Celgene within [***] Business Days of such decision, which shall not be less than [***] Business Days prior to the expiration of the cure period under such Existing Third Party Agreement; provided that Vividion shall use Commercially Reasonable Efforts to cure any such breach or default; and (B) Celgene, in its sole discretion, shall be permitted (but shall not be obligated), on behalf of Vividion, to cure any breach or default under such Existing Third Party Agreement in accordance with the terms and conditions of such Existing Third Party Agreement or otherwise resolve such breach directly with the applicable licensor(s) under such Existing Third Party Agreement; and (C) if Celgene pays any such licensor any amounts owed by Vividion under such Existing Third Party Agreement, then, provided that such amounts have not arisen as a result of Celgene’s failure to comply with the terms and conditions of such Existing Third Party Agreement applicable to Celgene as a sublicensee and Celgene may deduct Vividion’s share of such amounts from payments Celgene is required to make thereafter to Vividion hereunder or, at Celgene’s election, may otherwise seek reimbursement of such amounts from Vividion; and

(viii) Vividion shall not provide any Licensed Products to any licensor under any Existing Third Party Agreement without Celgene’s prior written consent.

(d) Survival of Celgene’s Rights Following Termination of Existing Third Party Agreement. The Parties agree that in the event of any termination of any Existing Third Party Agreement with respect to any intellectual property rights licensed to Celgene hereunder, Celgene shall have any rights available with respect to the rights under such Existing Third Party Agreement to become a direct licensee of the Third Party licensor(s) with respect to the rights under such Existing Third Party Agreement and Vividion shall use Commercially Reasonable Efforts to assist Celgene in exercising such rights; provided that Celgene has not breached this Agreement, or breached the applicable Third Party Rights under such Existing Third Party Agreement. In addition, notwithstanding the foregoing, in the event of such termination, Celgene may in any event approach any licensor under any Existing Third Party Agreement for a direct license. In the event of any such direct license following any termination of an Existing Third Party Agreement without Celgene’s consent, Celgene shall be entitled to deduct from any payments owed to Vividion hereunder the amounts paid by Celgene to such licensor under such direct license with respect to licenses within the scope of the licenses previously granted to Vividion under such Existing Third Party Agreement to the extent permitted under Section 9.2(e); provided that such termination was not the result of Celgene breaching the applicable Existing Third Party Agreement.

(e) Termination of Existing Third Party Agreements. The Parties agree that termination, without Celgene’s prior written consent, of any Existing Third Party Agreement with respect to any Patent or Know-How that is necessary to Develop, Manufacture or Commercialize the Licensed Products shall be deemed a material breach of this Agreement by Vividion; provided, however, that (i) if Celgene’s breach of this Agreement results in a breach of any Existing Third Party Agreement, Celgene agrees to use Commercially Reasonable Efforts to assist Vividion in curing such breach of such Existing Third Party Agreement, and (ii) if Celgene’s breach of this Agreement results in a termination of any Existing Third Party Agreement, such termination of such Existing Third Party Agreement shall not be deemed a material breach by Vividion of this Agreement.

Section 8.6 Exclusivity. Subject to the terms and conditions of this Agreement, each of the Parties hereby agrees as follows:

(a) Exclusivity Obligations.

[[Parties to include in execution version solely where the Licensed Target under this Agreement is not Cereblon]

Solely in the case where the Licensed Target for the Licensed Products is not Cereblon, from the Effective Date until the end of the Term, each of the Parties covenants and agrees, solely on behalf of itself and its respective Affiliates, that it shall not (except as otherwise expressly permitted in this Section 8.6 or in performance of activities under the Master Agreement, any CCB Program MTA or any other Development & Commercialization Agreement): (i) alone or with or for any Third Party, Develop as part of any Clinical Trial (such activity, “Clinically Develop”), Manufacture for Clinical Development or Commercialization (“Enabling Manufacturing”) or Commercialize (A) the Licensed Compound, (B) any molecule in the Field that is Directed against the Licensed Target or (C) any pharmaceutical product (including any diagnostic product) in the Field that constitutes, incorporates, comprises or contains any molecule that is Directed against the Licensed Target or (ii) license, authorize, appoint or otherwise willfully or intentionally enable, whether directly or indirectly, a Third Party to conduct any of the activities described in clause (i).

[Parties to include in execution version solely where the Licensed Target under this Agreement is Cereblon]

Solely in the case where the Licensed Target for the Licensed Products is Cereblon, from the Effective Date until the end of the Term, Vividion covenants and agrees, solely on behalf of itself and its respective Affiliates, that it shall not (except as otherwise expressly permitted in this Section 8.6 or in performance of activities under the Master Agreement, any CCB Program MTA or any other Development & Commercialization Agreement): (i) alone or with or for any Third Party, Develop as part of any Clinical Trial (such activity, “Clinically Develop”), Manufacture for Clinical Development or Commercialization (“Enabling Manufacturing”) or Commercialize (A) the Licensed Compound, (B) any molecule in the Field that is Directed against the Licensed Target or (C) any pharmaceutical product (including any diagnostic product) in the Field that constitutes, incorporates, comprises or contains any molecule that is Directed against the Licensed Target or (ii) license, authorize, appoint or otherwise willfully or intentionally enable, whether directly or indirectly, a Third Party to conduct any of the activities described in clause (i).]

(b) Exceptions.

(i) Incidental Discoveries. A Party shall be deemed not to be, directly or indirectly (whether such activities are conducted internally or with or through a Third Party), Developing, Manufacturing or Commercializing in violation of the provisions of Section 8.6(a) as a result of conducting a research program or discovery effort (or Developing, Manufacturing or Commercializing a molecule resulting from such research program or discovery effort) that has as its specified and primary goal, as evidenced by items such as laboratory notebooks or other relevant documents contemporaneously kept, taken as a whole, to discover or Develop any compound that is Directed against a target other than the Licensed Target.

(ii) Celgene Exception. It is agreed and understood by the Parties that: (A) solely prior to the enrollment of the first patient in the first Phase II Study of the first Licensed Product under this Agreement: (x) any Celgene research, Development, discovery, manufacturing and commercialization activities existing as of the Effective Date or (y) any commercialization activities commenced following the Effective Date, where the applicable compound or product was the subject of ongoing research, Development, discovery, or manufacturing or commercialization activities as of the Effective Date, whether in either case such activities are undertaken by Celgene alone or in conjunction with one or more partners, licensors, licensees, and/or collaborators, are expressly excluded from the provisions of this Section 8.6, and (B) at any time during the Term, Celgene research, discovery, and commercialization activities related to (i) the glutarimide class of drugs, including but not limited to lenalidomide, pomalidomide, and thalidomide; (ii) the activation or inhibition through direct binding to PDE4 (apremilast); (iii) romidepsin drugs; (iv) Celgene’s cell-based therapies; or (v) any drug or program owned or controlled by Celgene on or before the Effective Date that has commenced a Phase III Study or has been Commercialized on or before the Effective Date are expressly excluded from the provisions of this Section 8.6.

(iii) Academic Collaborations. Notwithstanding the provisions of Section 8.6(a), and without limiting Section 8.2(b), each Party shall be permitted to perform any of the activities that would otherwise be prohibited under Section 8.6(a) in relation to the Licensed Target, if such activities are (A) the subject of an existing agreement between such Party and an academic institution or academic collaborator entered into prior to the effective date of the Master Agreement, provided that such Party shall not be permitted to amend any such agreement unless such amendment contains provisions consistent with the terms and conditions of such agreement in effect as of the effective date of the Master Agreement with respect to (1) ownership and licenses of pre-existing intellectual property rights, as well as intellectual property rights and inventions arising pursuant to the conduct of activities under such agreement, (2) rights regarding publication of the results arising pursuant to the conduct of activities under such agreement, and (3) confidentiality obligations (collectively, (1) through (3), the “Academic Essential Provisions”), or (B) the subject of a new agreement entered into between such Party and an academic institution or academic collaborator that contains terms and conditions with respect to the Academic Essential Provisions consistent with the terms and conditions of the agreements between such Party and an academic institution or academic collaborator entered into prior to the effective date of the Master Agreement; provided that, if any Academic Essential Provisions of an amendment described in (A) or an agreement described in (B) would not be consistent with the Academic Essential Provisions of the agreements between such Party and an academic institution or academic collaborator entered into prior to the effective date of the Master Agreement, such Party shall not enter into such amendment or agreement on such inconsistent terms and conditions without the prior written consent of the other Party.

(iv) Competitive Programs. Section 8.6(a) shall not apply to the applicable Party if, during the Term, such Party or any of its Affiliates (other than in a Change of Control transaction with respect to such Party) merges or consolidates with, or otherwise acquires, a Third Party that is then engaged in activities that would otherwise constitute a breach of this Section 8.6 by such Party or its Affiliates (a “Competitive Program”); it being understood and agreed that, unless the Parties agree otherwise in writing, such Party that is engaged in a Competitive Program (the “Competitive Program Party”) shall, within [***] days after the date of such merger, consolidation or acquisition, notify the other Party that it intends to either: (A) terminate, or cause its relevant Affiliate to terminate, the Competitive Program or (B) divest, or cause its relevant Affiliate to divest, whether by license or otherwise, the Competitive Program. If the Competitive Program Party notifies the other Party within such [***] day period that it intends to terminate, or cause its relevant Affiliate to terminate, such Competitive Program, the Competitive Program Party or its relevant Affiliate, shall (X) terminate such Competitive Program as quickly as possible, and in any event within [***] days (unless applicable Law requires a longer termination period) after the Competitive Program Party delivers such notice to the other Party; and (Y) confirm to the other Party when such termination has been completed, and the Competitive Program Party’s continuation of the Competitive Program during such [***] day (or, as required by applicable Law, longer) period shall not constitute a breach of the Competitive Program Party’s exclusivity obligations under Section 8.6(a). If the Competitive Program Party notifies the other Party within such [***] day period that it intends to divest such Competitive Program, the Competitive Program Party or its relevant Affiliate shall use all reasonable efforts to effect such divestiture as quickly as possible, and in any event within [***] days after the Competitive Program Party delivers such notice to the other Party, and shall confirm to the other Party when such divestiture has been completed. If the Competitive Program Party or its relevant Affiliate fails to complete such divestiture within such [***] day period, but has used reasonable efforts to effect such divestiture within such [***] day period, then, unless otherwise required by applicable Law, such [***] day period shall be extended for such additional reasonable period thereafter as is necessary to enable such Competitive Program to be in fact divested, not to exceed an additional [***] days; provided, however, that, such additional [***] day period shall be extended for such period as is necessary to obtain any governmental or regulatory approvals required to complete such divestiture if the Competitive Program Party or its relevant Affiliate is using good faith efforts to obtain such approvals. The Competitive Program Party’s continuation of the Competitive Program during such divestiture period shall not constitute a breach of the Competitive Program Party’s exclusivity obligations under Section 8.6(a).

(v) Certain Permitted Activities.

(1) The supply by either Party or its Affiliates of drug for use in any IIT shall not constitute a breach of Section 8.6(a) by such Party. Each Party shall report to the other Party on a Calendar Quarterly basis all IITs for which it or its Affiliates supplies drug and that would otherwise breach Section 8.6(a). For clarity, providing at market price any supply of any biological or pharmaceutical product owned or controlled by a Party or any of its Affiliates that is then being commercialized without violation of Section 8.6(a) to a Third Party conducting a human Clinical Trial with respect to a compound that is Directed against the Licensed Target in the Field for the Territory shall not constitute Development in violation of such Party’s exclusivity obligations under this Section 8.6 as long as neither such Party nor any of its Affiliates receives any other monetary consideration with respect to any product other than such product that is the subject of such Clinical Trial.

(2) The entry into any Partnership Agreement by Celgene or its Affiliates, either before or after the Effective Date, and the performance by Celgene or its Affiliates of any obligations thereunder shall not constitute a breach of Section 8.6(a); provided that any exercise of any options by Celgene or its Affiliates thereunder shall be subject to Section 8.6(a) and such exercise, in and of itself, shall not be permitted under this Section 8.6(b)(v).

(3) The restrictions set forth in Section 8.6(a) shall not be deemed to prevent either Party or its respective Affiliates from (A) fulfilling its obligations under this Agreement, or (B) engaging any subcontractors in accordance with Section 8.2 of this Agreement.

(4) If a Change of Control occurs with respect to either Party with a Third Party and the Third Party already is conducting or is planning to conduct activities that would cause a Party or an Affiliate to violate Section 8.6(a) (an “Acquirer Program”), then such Third Party will be permitted to initiate or continue such Acquirer Program and such initiation or continuation will not constitute a violation of Section 8.6(a); provided that, (A) none of the Vividion Intellectual Property, Celgene License Collaboration Intellectual Property, Joint Inventions or Joint Patents will be used in any Acquirer Program, (B) none of the other Patents or Know-How licensed by either Party to the other Party pursuant to this Agreement will be used in any such Acquirer Program, (C) no Confidential Information of the other Party will be used in such Acquirer Program, and (D) the Development activities required under this Agreement will be conducted separately from any Development activities directed to such Acquirer Program, including by the maintenance of separate lab notebooks and records (password-protected to the extent kept on a computer network) and the use of separate personnel working on each of the activities under this Agreement, and the activities covered under any Acquirer Program (except that this requirement shall not apply to personnel who have senior research management roles and not project level research roles, provided such personnel in senior research management roles are not directly involved in the day-to-day activities under such Acquirer Program).

(vi) Clinical Combinations. Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 8.6, either Party shall, at all times, have the right to conduct clinical Development of Licensed Products, alone or with Third Parties, in which the Licensed Products are used in combination with other therapeutic products, and to grant to any such Third Parties the right to use and reference either Party’s regulatory filings for purposes of enabling such Party and such Third Party to include the relevant use of Licensed Products in combination with such other therapeutic product in the approved label for such Licensed Products or such other therapeutic product, respectively, provided that neither Party may grant to any such Third Party the right to sell, offer for sale or otherwise commercially exploit such Licensed Products.

(vii) [Separate Programs under the Collaboration.3 Notwithstanding the provisions of Section 8.6(a), the Clinical Development, Enabling Manufacture or Commercialization of any Program Product Directed against the Licensed Target in a Separate Program by or on behalf of Vividion (a “Separate Program Product”) that satisfies the following conditions shall not be prohibited by Section 8.6(a) of this Agreement: (x) such Separate Program Product is no longer subject to Celgene’s Opt-In Right under the Master Agreement and is not the subject of any Development & Commercialization Agreement as a Licensed Product or Shared Product; and (y) such proposed Separate Program Product demonstrates utility in distinct Indications where such Separate Program Product could not be substituted by any Licensed Product for such distinct Indication(s), based upon distinct substantiating evidence obtained from Functional Phenotypic Assay Similarity Criteria results (i) as mutually determined by the Parties or (ii) if the Parties are unable to mutually agree within thirty (30) days, as determined by a Scientific Panel appointed and conducted in accordance with Section 2.3.3 of the Master Agreement (any such one or more distinct Indications for which the Separate Program Product demonstrates utility, a “Permitted Indication”); and (z) such Separate Program Product is only Clinically Developed, Manufactured for Clinical Development or Commercialization, or Commercialized by or on behalf of Vividion or its Affiliates for one or more Permitted Indications. The Parties understand and agree that any Scientific Panel appointed under this Section 8.6(b)(vii) may be convened at any time during the Term (notwithstanding anything to the contrary contained in the Master Agreement but subject to Section 2.3.4(d) of the Master Agreement). Vividion covenants and agrees, on behalf of itself and its Affiliates, as a condition to granting a license or sublicense to Develop, Manufacture or Commercialize such Separate Program Product, or otherwise transferring, assigning, conveying or otherwise granting rights to such Separate Program Product, Vividion shall cause such Third Party licensee, sublicensee, assignee or acquirer to agree in a writing (addressed to Vividion and Celgene) to only Clinically Develop, Manufacture for Clinical Development or Commercialization, or Commercialize such Separate Program Product in one or more Permitted Indications.]

[3]	Only insert for E3 Ligase Programs and Vividion Cereblon Programs.

(viii) Non-Collaboration Separate Programs.4 [Notwithstanding the provisions of Section 8.6(a), the Clinical Development, Enabling Manufacture or Commercialization of any molecule outside of the Collaboration by or on behalf of either Party or its Affiliates (a “Non-Collaboration Separate Program Product”) that satisfies the following conditions shall not be prohibited by Section 8.6(a) of this Agreement with respect to such Party or its Affiliates: (x) such Non-Collaboration Separate Program Product is Directed to the Licensed Target; (y) such Non-Collaboration Separate Program Product demonstrates utility in distinct Indications where such Non-Collaboration Separate Program Product could not be substituted by any Licensed Product for such distinct Indication(s), based upon distinct substantiating evidence obtained from Functional Phenotypic Assay Similarity Criteria results (i) as mutually determined by the Parties or, (ii) if the Parties are unable to mutually agree within thirty (30) days, as determined by a Scientific Panel appointed and conducted in accordance with Section 2.3.3 of the Master Agreement (any such one or more distinct Indications for which the Non-Collaboration Separate Program Product demonstrates utility, an “Allowed Indication”), where such Non-Collaboration Separate Program Product could not be substituted for any Licensed Product for any Allowed Indication; and (z) such Non-Collaboration Separate Program Product is only Clinically Developed, Manufactured for Clinical Development or Commercialization, or Commercialized by or on behalf of such Party or its Affiliates for one or more Allowed Indications. The Parties understand and agree that any Scientific Panel appointed under this Section 8.6(b)(viii) may be convened at any time during the Term (notwithstanding anything to the contrary contained in the Master Agreement but subject to Section 2.3.4(d) of the Master Agreement). Each Party covenants and agrees, on behalf of itself and its Affiliates, as a condition to granting a license or sublicense to Clinically Develop, Enabling Manufacture or Commercialize such Non-Collaboration Separate Program Product, or otherwise transferring, assigning, conveying or otherwise granting rights to such Non-Collaboration Separate Program Product, such Party shall cause such Third Party licensee, sublicensee, assignee or acquirer to agree in a writing (addressed to Vividion and Celgene) to only Clinically Develop, Manufacture for Clinical Development, or Commercialize such Non-Collaboration Separate Program Product in one or more Allowed Indications.]

Section 8.7 Retained Rights.

(a) No Implied Licenses or Rights. Except as expressly provided in Section 8.1, and subject to Section 8.6, all rights in and to the Vividion Intellectual Property and any other Patents or Know-How of Vividion and its Affiliates, are hereby retained by Vividion and its Affiliates. Except as expressly provided in Section 14.4, and subject to Section 8.6, all rights in and to the Celgene Intellectual Property and any other Patents or Know-How of Celgene and its Affiliates, are hereby retained by Celgene and its Affiliates.

(b) Other Retained Rights. The Parties acknowledge that the licenses granted hereunder are subject to any rights retained by any licensor under any Existing Third Party Agreement pursuant to any provision of such Existing Third Party Agreement, provided that, upon Celgene’s reasonable request, Vividion shall cooperate fully in requesting and obtaining any waiver with respect to the requirement, if applicable under such agreements, that the Licensed Products used or sold in the United States be manufactured substantially in the United States.

[4]	Only insert for E3 Ligase Programs and Vividion Cereblon Programs.

Section 8.8 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it upon the non-subject Party’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

Article IX.

Financial Provisions

Section 9.1 Milestone Payments.

(a) Development and Regulatory Milestones. Celgene shall pay Vividion the following one-time amounts after the first achievement by or on behalf of Celgene or its Affiliates or Licensee Partners of the corresponding development and regulatory milestone events set forth below with respect to the first Licensed Product to achieve such milestone events.

[Parties to include in execution version solely where the Licensed Program under this Agreement is a Vividion Cereblon Program, any Early Opt-Out Program or the First Program]

Milestones	Payment (in US Dollars)
(1) [***]	$	[	***]
(2) [***]	$	[	***]
(3) [***]	$	[	***]
(4) [***]	$	[	***]

[Parties to include in execution version solely where the Licensed Program under this Agreement is a CCB Program]

Milestones	Payment (in US Dollars)
(1) [***]	$	[	***]
(2) [***]	$	[	***]
(3) [***]	$	[	***]
(4) [***]	$	[	***]

(i) Each milestone payment under this Section 9.1(a) shall be made within [***] days after the achievement of the applicable milestone by Celgene or any of its Affiliates or Licensee Partners.

(ii) For clarity and subject to Section 9.1(a)(iii) [and Section 9.1(a)(iv)] [include as applicable] below, the milestone payments set forth in the table above in this Section 9.1(a) (to the extent payable) shall be paid only once, regardless of the number of Licensed Products to achieve the applicable milestone event and regardless of the number of Indications for which the milestone event may be achieved.

(iii) Solely with respect to Milestones 3 and 4 in the table above, [***] percent ([***]%) of the corresponding milestone payment amount shall be paid upon the achievement of the applicable milestone event by a Licensed Product for a different Indication than the Indication for which a Licensed Product first achieved such milestone event. For the avoidance of doubt, each distinct histology shall qualify as a distinct Indication for purposes of this Section 9.1(a)(iii). For the further avoidance of doubt, if a Licensed Product achieves a milestone for an Indication and subsequently achieves the same milestone for an earlier or different line setting in the same Indication, no milestone payment shall be due for such earlier or different line setting (e.g., if a Licensed Product received Regulatory Approval in the European Union as a third line therapy for an Indication, no milestone payment would be due if such Licensed Product later received Regulatory Approval in the European Union as a second line therapy for such Indication). For the further avoidance of doubt, for purposes of this Section 9.1(a)(iii), if a Licensed Product achieves a milestone for an Indication as part of a monotherapy or combination therapy and subsequently achieves the same milestone in the same Indication as part of a combination therapy or monotherapy, respectively, no milestone payment shall be due for such subsequent milestone.

(iv) [Parties to include in execution version solely where the Licensed Program under this Agreement is an E3 Ligase Program or a Vividion Cereblon Program] [Solely for purposes of this Section 9.1(a), in the event that the Licensed Program produces two (2) or more Distinct Products (as determined pursuant to Section 2.3.4 of the Master Agreement), the Parties understand and agree, following Regulatory Approval of the first Licensed Product in the United States under this Agreement, each subsequent Distinct Product to receive Regulatory Approval in the United States shall be eligible to receive the Milestone Payments set forth in the table above and Section 9.1(a)(iii) (the “Distinct Product Catch-Up Payments”). Celgene will make any Distinct Product Catch-Up Payments within [***] days after such Distinct Product receives Regulatory Approval in the United States; provided, however, that, Milestone 4 above shall instead only be payable [***] days after such Distinct Product receives Regulatory Approval in the European Union. For clarity, in the event that Celgene makes any Distinct Product Catch-Up Payment for a Distinct Product pursuant to this Section 9.1(a)(iv), Vividion shall be entitled to additionally receive the milestone amounts under Section 9.1(a)(iii) for such Distinct Product if, but only if, such Distinct Product receives Regulatory Approval in the United States for an additional Indication which is distinct from any of the Indications for which any of the Licensed Products have received Regulatory Approval.]

(b) Sales Milestones. Celgene shall make a non-refundable, non-creditable, one-time payment of [***] US Dollars ($[***]) to Vividion [***] days following the first time aggregate Annual Net Sales of Licensed Products in a given Calendar Year in the Territory exceed [***] U.S. Dollars ($[***]). For clarity, the milestone payment set forth in this Section 9.1(b) shall be paid only once.

Section 9.2 Royalty Payments.

(a) Royalty Rate. Celgene shall pay to Vividion royalties on worldwide Annual Net Sales of Licensed Products, on a Licensed Product-by-Licensed Product basis (in no event to include Companion Diagnostics), as set forth below:

[Parties to include in execution version solely where the Licensed Program under this Agreement is a Vividion Cereblon Program, an Early Opt-Out Program or the First Program, unless the First Program is a Deal Target Program or an E3 Ligase Program, the second Program for which Celgene exercises its Opt-In Right under the Master Agreement is a Vividion Cereblon Program, and such second Program that is a Vividion Cereblon Program is the Licensed Program hereunder]

Per Licensed Product Worldwide Annual Net Sales	Royalty Rate
Portion of Annual Net Sales of such Licensed Product in the Territory by all Selling Parties, in the aggregate, up to and including [***] U.S. Dollars ($[***]).	[***]%

Per Licensed Product Worldwide Annual Net Sales	Royalty Rate
Portion of Annual Net Sales of such Licensed Product in the Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]) up to and including [***] U.S. Dollars ($[***]).	[***]%
Portion of Annual Net Sales of such Licensed Product in the Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]).	[***]%

[Parties to include in execution version solely where the First Program is a Deal Target Program or an E3 Ligase Program, the second Program for which Celgene exercises its Opt-In Right under the Master Agreement is a Vividion Cereblon Program, and such second Program that is a Vividion Cereblon Program is the Licensed Program hereunder]

Per Licensed Product Worldwide Annual Net Sales	Royalty Rate
Portion of Annual Net Sales of such Licensed Product in the Territory by all Selling Parties, in the aggregate, up to and including [***] U.S. Dollars ($[***]).	[***]%
Portion of Annual Net Sales of such Licensed Product in the Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]) up to and including[ *** ] U.S. Dollars ($[***]).	[***]%
Portion of Annual Net Sales of such Licensed Product in the Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]).	[***]%

[Parties to include in execution version solely where the Licensed Program under this Agreement is a CCB Program]

Per Licensed Product Worldwide Annual Net Sales	Royalty Rate
Portion of Annual Net Sales of such Licensed Product in the Territory by all Selling Parties, in the aggregate, up to and including [***] U.S. Dollars ($[***]).	[***]%
Portion of Annual Net Sales of such Licensed Product in the Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]) up to and including [***] U.S. Dollars ($[***]).	[***]%
Portion of Annual Net Sales of such Licensed Product in the Territory by all Selling Parties, in the aggregate, greater than [***] U.S. Dollars ($[***]).	[***]%

Each royalty rate set forth in the table above will apply only to that portion of the worldwide Annual Net Sales of a given Licensed Product in the Territory during a given Calendar Year that falls within the indicated portion.

[[Parties to fill in applicable numbers based on the applicable Program] For example, if worldwide Annual Net Sales of a given Licensed Product by Celgene and its Affiliates and Licensee Partners was $900,000,000, then the royalties payable with respect to such worldwide Annual Net Sales would be:

[***]

(b) Royalty Term. Royalties payable under this Section 9.2 shall be paid by Celgene on a Licensed Product-by-Licensed Product and country-by-country basis from the date of First Commercial Sale of each Licensed Product in a country with respect to which royalty payments are due, until the latest of:

(i) the last to expire of any Valid Claim of Vividion Patents, Celgene License Collaboration Patents or Joint Patents Covering such Licensed Product in such country;

(ii) [***] years following the date of First Commercial Sale of such Licensed Product in such country; and

(ii) the expiration of Regulatory Exclusivity for such Licensed Product in such country;

(each such term with respect to a Licensed Product and a country, a “Royalty Term”).

Notwithstanding the foregoing, in the event that the Royalty Term for a Licensed Product in a country continues solely due to Section 9.2(b)(ii) above (i.e., the Licensed Product is not Covered by a Valid Claim of Vividion Patents, Celgene License Collaboration Patents or Joint Patents in the applicable country, and such Licensed Product is not subject to Regulatory Exclusivity in such country), then, subject to Section 9.2(g), in such event, the royalty rate in such country will be reduced to [***] percent ([***]%) of the applicable rate in Section 9.2(a)in such country.

(c) Expiration of Royalty Term. Upon the expiration of the Royalty Term with respect to a Licensed Product in a country, the license granted by Vividion to Celgene pursuant to Section 8.1 shall be deemed to be fully paid-up, irrevocable and perpetual with respect to such Licensed Product in such country; provided that, notwithstanding Section 9.3, Celgene shall assume and be solely responsible (without deduction under Section 9.2(e)) for any amounts payable to Third Party licensors and Celgene shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in each case, with respect to Celgene’s exercise of such rights as to such Licensed Product in such country following the expiration of such Royalty Term.

(d) Royalty Reduction for Generic Competition. If, on a Licensed Product-by-Licensed Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis,

(i) a Generic Product(s) has a market share of greater than [***] percent ([***]%) but less than or equal to [***] percent ([***]%); or

(ii) a Generic Product(s) has a market share of more than [***] percent ([***]%);

then, subject to Section 9.2(g), the royalties payable with respect to Annual Net Sales of such Licensed Product pursuant to Section 9.2(a) in such country during such Calendar Quarter shall be reduced by [***] percent ([***]%) if subsection (i) applies and [***] percent ([***]%) if subsection (ii) applies, respectively, of the royalties otherwise payable pursuant to Section 9.2(a). Market share shall be based on the aggregate market in such country of such Licensed Product and all applicable Generic Products (based on sales of units of such Licensed Product and such Generic Product(s) in the aggregate, as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties).

(e) Deduction for Third Party Payments. In the event that royalties are payable by Celgene to Vividion with respect to any Licensed Product in any country under this Section 9.2, then, subject to Section 9.2(g), Celgene shall have the right to deduct a maximum of [***] percent ([***]%) of any royalties or other amounts actually paid by Celgene to a Third Party with respect to any license obtained pursuant to Section 9.3(b) with respect to such Licensed Product in such country, but only to the extent that the Patents or Know-How licensed under such other license are necessary for the Development, Manufacture or Commercialization of such Licensed Product in such country, from royalty payments otherwise due and payable by Celgene to Vividion under this Section 9.2 with respect to such Licensed Product in such country, on a Licensed Product-by-Licensed Product and country-by-country basis.

(f) Royalty Reports; Payments. Celgene shall: (i) within [***] days following the end of each Calendar Quarter in which a royalty payment accrues, provide to Vividion a report for each country in the Territory in which sales of any Licensed Product occurred in the Calendar Quarter covered by such statement, specifying for such Calendar Quarter: the number of Licensed Products sold; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Annual Net Sales in accordance with Celgene’s Accounting Standards; the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 9.7; and the royalty calculation and royalties payable in U.S. Dollars, and (ii) make the royalty payments owed to Vividion hereunder in accordance with such royalty report in arrears, within [***] days from the end of each Calendar Quarter in which such payment accrues.

(g) Cumulative Effect of Royalty Reductions. In no event shall the royalty reductions described in this Section 9.2, alone or together, reduce the royalties payable by Celgene for a Licensed Product in a country in any given Calendar Quarter to less than [***] percent ([***]%) of the amounts otherwise payable by Celgene for such Licensed Product in such country in such Calendar Quarter. Celgene may carry over and apply any such royalty reductions, which are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter due to the limitation set forth above in this Section 9.2(g), to any subsequent Calendar Quarter(s) and shall begin applying such reduction to such royalties as soon as practicable and continue applying such reduction on a Calendar Quarterly basis thereafter until fully deducted, in all cases subject to the limitation set forth above in this Section 9.2(g).

Section 9.3 Third Party Payments.

(a) Existing Third Party Agreements. Each Party acknowledges that Vividion is responsible for all amounts payable under the Existing Third Party Agreements.

(b) Additional Agreements. After the Effective Date, if Celgene at any time believes that a license under Third Party Patents or Third Party Know-How, other than an Existing Third Party Agreement, is necessary or useful to Develop, Manufacture or Commercialize the Licensed Products, then Celgene shall have the sole right make such determination, without escalation to the Executive Officers. The costs of each such license to the extent the costs directly relate to the Licensed Products shall be paid by Celgene, subject to deduction from royalties to the extent set forth in Section 9.2(e).

Section 9.4 Financial Records. Celgene shall keep, and shall require its Affiliates and Licensee Partners to keep, complete and accurate books and records in accordance with the applicable Accounting Standards. Celgene shall keep, and shall require its Affiliates and Licensee Partners to keep, such books and records for at least [***] years following the end of the Calendar Year to which they pertain. Such books of accounts shall be kept at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records. With respect to royalties, such records shall be in sufficient detail to support calculations of royalties due to Vividion.

Section 9.5 Audits.

(a) Audit Team. Vividion may, upon request and at [***] expense (except as provided for herein), cause an internationally recognized independent accounting firm selected by it (except one to whom Celgene has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of Celgene and the correctness of any payment made or required to be made, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with Celgene obligating the Audit Team to be bound by obligations of confidentiality and restrictions on use of Celgene’s Confidential Information that are no less restrictive than the obligations set forth in Article XI.

(b) Limitations. In respect of each audit of Celgene’s books and records: (i) Celgene may be audited only once per year, (ii) no records for any given year for Celgene may be audited more than once; provided that Celgene’s records shall still be made available if such records impact another financial year which is being audited, and (iii) Vividion shall only be entitled to audit books and records of Celgene from the [***] Calendar Years prior to the Calendar Year in which the audit request is made.

(c) Audit Notice. In order to initiate an audit for a particular Calendar Year, Vividion must provide written notice to Celgene. Vividion shall provide Celgene with notice of one or more proposed dates of the audit not less than [***] days prior to the first proposed date. Celgene will reasonably accommodate the scheduling of such audit. Celgene shall provide such Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

(d) Payments. If the audit shows any under-reporting or underpayment, or overpayment by Celgene, that under-reporting, underpayment or overpayment shall be reported to Vividion and (x) Celgene shall remit such underpayment (together with interest at the rate set forth in Section 9.8) to Vividion and (y) Vividion shall reimburse such overcompensation to Celgene, each within [***] days after receiving the audit report. Further, if the audit for an annual period shows an under-reporting or underpayment or an overpayment by Celgene for that period in excess of [***] percent ([***]%) of the amounts properly determined, Celgene shall reimburse Vividion for its respective audit fees and reasonable Out-of-Pocket Costs in connection with said audit, which reimbursement shall be made within [***] days after receiving appropriate invoices and other support for such audit-related costs.

Section 9.6 Tax Matters.

(a) Withholding Taxes. Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of applicable Law. The Party that is required to make such withholding (the “Paying Party”) will: (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to the recipient Party (the “Payee Party”) on a timely basis following that tax payment; provided, however, that before making any such deduction or withholding, the Paying Party shall give the Payee Party notice of the intention to make such deduction or withholding (and such notice, which shall set forth in reasonable detail the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for such Payee Party to obtain reduction of or relief from such deduction or withholding). Each Party agrees to cooperate with the other Parties in claiming refunds or exemptions from, or reductions in, such deductions or withholdings under any applicable Law or treaty to ensure that any amounts required to be withheld pursuant to this Section 9.6(a) are reduced to the fullest extent permitted by applicable Law. In addition, the Parties shall cooperate to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes (“Indirect Taxes”)) in connection with this Agreement, as applicable.

(b) Tax Documentation. Each Party has provided a properly completed and duly executed IRS Form W-9 or applicable Form W-8 to the other Parties. Each Party and any other recipient of payments under this Agreement shall provide to the other Party, at the time or times reasonably requested by such other Parties or as required by applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes, and the applicable payment shall be made without (or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by the Paying Party.

Section 9.7 Currency Exchange. Unless otherwise expressly stated in this Agreement, all amounts specified in, and all payments made under, this Agreement shall be in United States Dollars. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be performed in a manner consistent with Celgene’s normal practices used to prepare its audited financial statements for internal and external reporting purposes. For clarity, Celgene sets currency transaction rates for the month on the last business day of the month prior. Vividion has the right to verify that the exchange rates used by Celgene for a given month are within the trading range of the last business day of the month prior.

Section 9.8 Late Payments. Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of (x) [***], or (y) [***]; provided that, [***].

Section 9.9 Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for Celgene (or any of its Affiliates or Licensee Partners) to transfer, or have transferred on its behalf, payments owed Vividion hereunder, Celgene will promptly notify Vividion of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Vividion in a recognized banking institution designated by Vividion or, if none is designated by Vividion within a period of [***] days, in a recognized banking institution selected by Celgene or any of its Affiliates or its Licensee Partners, as the case may be, and identified in a written notice given to Vividion.

Section 9.10 Prohibitions on Payments. When in any country in the Territory applicable Law prohibits both the transmittal and the deposit of royalties on sales in such country, royalty payments due on Net Sales shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Celgene would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable. The Parties shall cooperate in good faith to overcome, to the extent reasonably possible, any prohibition described in this Section 9.10 within a reasonable period of time.

Article X.

Intellectual Property Ownership, Protection and Related Matters

Section 10.1 Ownership of Inventions.

(a) Non-Collaboration Know-How. Any Know-How discovered, developed, generated or invented by Celgene or its Affiliates or Vividion or its Affiliates prior to or outside the Collaboration shall remain the sole property of such Party or its applicable Affiliate(s), except as otherwise agreed by the Parties.

(b) Sole Inventions. All Know-How discovered, developed, generated or invented solely by employees, agents and consultants of a Party or its Affiliates shall be owned exclusively by such Party or its applicable Affiliate(s).

(c) Joint Inventions. All Know-How discovered, developed, generated or invented jointly by employees, agents and consultants of Celgene or its Affiliates, on the one hand, and employees, agents and consultants of Vividion or its Affiliates, on the other hand, in the conduct of activities under this Agreement (“Joint Inventions” and, any Patents Covering such Joint Inventions, “Joint Patents”) shall be owned jointly on the basis of each Party (or its applicable Affiliate(s)) having an undivided interest without a duty to account to the other Party (other than as set forth in this Agreement) and shall be deemed to be Controlled by each Party. Each Party shall have the right to use such Joint Inventions, or license such Joint Inventions to its Affiliates or any Third Party, or sell or otherwise transfer its interest in such Joint Inventions to its Affiliates or a Third Party, in each case without the consent of the other Party or its applicable Affiliate(s) (and, to the extent that applicable Law requires the consent of the other Party or its applicable Affiliate(s), this Section 10.1(c) shall constitute such consent), so long as such use, sale, license or transfer is subject to Section 8.6 and the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement.

(d) Inventorship. For purposes of determining ownership hereunder, the determination of inventorship shall be made in accordance with United States patent laws. In the event of a dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent patent counsel not regularly employed by either Party to resolve such dispute. The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship.

(e) Further Actions and Assignments. Each Party shall take all further actions and execute all assignments requested by the other Party and reasonably necessary or desirable to vest in the other Party the ownership rights set forth in this Article X.

Section 10.2 Prosecution of Patents. Subject to the terms and conditions of any Existing Third Party Agreement to the extent such agreement applies to the Vividion Patents, the following provisions shall apply with respect to the Vividion Patents, Celgene Patents, Celgene License Collaboration Patents and Joint Patents:

(a) Vividion Patents, Celgene License Collaboration Patents and Joint Patents. Subject to the provisions of Section 10.2(f) and coordination with Vividion, Celgene shall have the initial right and option to Prosecute the Vividion Patents, Celgene License Collaboration Patents and Joint Patents. In the event that Celgene declines to Prosecute any such Patent(s), it shall give Vividion reasonable notice to this effect, sufficiently in advance to permit Vividion to undertake Prosecution of such Patent(s) so declined in any applicable country without a loss of rights, and thereafter Vividion may, upon written notice to Celgene and receipt of Celgene’s prior written consent (not to be unreasonably withheld), Prosecute such Patents in the owning Party(ies)’s name(s) subject to coordination with Celgene.

(b) Celgene Patents. Celgene shall have the sole right and option, in its sole discretion and at [***] expense, to Prosecute the Celgene Patents.

(c) Costs and Expenses. Each Prosecuting Party shall bear [***] costs and expenses in Prosecuting Vividion Patents, Celgene License Collaboration Patents and Joint Patents.

(d) Strategy; Diligence and Cooperation.

(i) The Party authorized to conduct Prosecution pursuant to Section 10.2(a) at the relevant time (as applicable, the “Prosecuting Party”) with respect to a Vividion Patent, Celgene License Collaboration Patent or Joint Patent shall be entitled to use patent counsel selected by it and reasonably acceptable to the non-Prosecuting Party (including in-house patent counsel as well as outside patent counsel) for the Prosecution of the Patents subject to Section 10.2(a). Each Party agrees to cooperate with the other with respect to the Prosecution of such Patents pursuant to this Section 10.2, including by (X) executing all such documents and instruments and performing such acts as may be reasonably necessary in order to permit the other Party to undertake any Prosecution of Patents that such other Party is entitled, and has elected, to Prosecute, as provided for in Section 10.2(a), (Y) giving consideration to the proper scope of Patents and (Z) discussing with the other Party and considering in good faith filing separate Patents that include, respectively, claims that Cover Licensed Products specifically or generically and claims that Cover only other compounds. The Prosecuting Party shall:

(1) use Commercially Reasonable Efforts to regularly provide the non-Prosecuting Party in advance with reasonable information relating to the Prosecuting Party’s Prosecution of Patents hereunder, including by providing copies of substantive communications, notices and actions submitted to or received from the relevant patent authorities and copies of drafts of filings and correspondence that the Prosecuting Party proposes to submit to such patent authorities, each of which shall be provided as far in advance as is practicable but with sufficient time for the non-Prosecuting party to provide meaningful input;

(2) use Commercially Reasonable Efforts to consider in good faith and consult with the non-Prosecuting Party regarding its timely comments with respect to the same;

(3) use Commercially Reasonable Efforts to Prosecute additional claims substantially similar to those suggested by the non-Prosecuting Party, if any, in such jurisdictions of the Territory reasonably requested by the non-Prosecuting Party; and

(4) consult with the non-Prosecuting Party before taking any action that would have a material adverse impact on the scope of claims within the Vividion Patents, Celgene License Collaboration Patents or Joint Patents, as applicable.

(ii) The Prosecuting Party shall determine the countries in which Vividion Patents, Celgene License Collaboration Patents and Joint Patents shall be Prosecuted.

(iii) The Prosecuting Party agrees not to abandon any Vividion Patent, Celgene License Collaboration Patent or Joint Patent without filing a divisional or continuation application in respect thereof unless it provides the non-Prosecuting Party with reasonable notice to this effect, sufficiently in advance to permit the non-Prosecuting Party to undertake such Prosecution of such Vividion Patent, Celgene License Collaboration Patent or Joint Patent, and thereafter such non-Prosecuting Party may, upon written notice to the Prosecuting Party and, in the case of Vividion, receipt of Celgene’s prior written consent (not to be unreasonably withheld), Prosecute such Vividion Patent, Celgene License Collaboration Patent or Joint Patent at [***] expense with counsel of its choice.

(e) Third Party Rights. Vividion covenants and agrees that it shall not grant any Third Party any right to control the Prosecution of the Vividion Patents or to approve or consult with respect to any Patents licensed to Celgene hereunder, in any case, that is more favorable to the Third Party than the rights granted to Celgene hereunder or that otherwise conflicts with Celgene’s rights hereunder.

(f) Existing Third Party Agreements. Each Party acknowledges that, pursuant to an Existing Third Party Agreement, the applicable licensor(s) thereunder may retain the right to Prosecute the Vividion Patents covered by such agreement, and that Vividion may have certain rights to assume Prosecution under such agreement. Vividion agrees to keep Celgene fully informed of these rights, as well as provide to Celgene all information and copies of documents received from the licensor(s) under any such Existing Third Party Agreement or their patent counsel relating to the Vividion Patents covered by such agreements. To the extent that Vividion is permitted to proceed with Prosecution or provide comments or suggestions to patent documents under an Existing Third Party Agreement, then the Vividion Patents under such Existing Third Party Agreement shall be treated, to the extent possible, in the same manner as other Vividion Patents under this Section 10.2, and Vividion shall exercise all such rights with respect to such Vividion Patents pursuant to the instructions of Celgene, if Celgene is given the right to act under this Section 10.2.

Section 10.3 Third Party Infringement of Vividion Patents, Celgene License Collaboration Patents and Joint Patents. Subject to the terms and conditions of the Existing Third Party Agreements to the extent such agreements apply to the Vividion Intellectual Property, the following provisions shall apply with respect to the Vividion Intellectual Property, Celgene License Collaboration Intellectual Property, Joint Patents and Joint Inventions:

(a) Notice. Each Party shall immediately provide the other Party with written notice reasonably detailing any (i) known or alleged infringement of any Vividion Patents, Celgene License Collaboration Patents or Joint Patents, or known or alleged misappropriation of any Vividion Know-How, Celgene License Collaboration Know-How or Joint Inventions, by a Third Party, (ii) “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions, or (iii) declaratory judgment, opposition or similar action alleging the invalidity, unenforceability or non-infringement of any such intellectual property rights (collectively “Third Party Infringement”).

(b) First Right to Initiate Infringement Actions. Celgene shall have the initial right, but not the obligation, to initiate a suit or take other appropriate action that Celgene believes is reasonably required to protect the Vividion Intellectual Property, Celgene License Collaboration Intellectual Property, Joint Inventions and Joint Patents against infringement in the Territory, including Third Party Infringement, unauthorized use or misappropriation by a Third Party that relates to a Licensed Product (“Competitive Infringement”). Celgene shall give Vividion advance notice of Celgene’s intent to file any such suit or take any such action and the reasons therefor, and shall provide Vividion with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, Celgene shall keep Vividion promptly informed, and shall from time to time consult with Vividion regarding the status of any such suit or action and shall provide Vividion with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. Without limiting the generality of the foregoing, the Parties shall discuss in good faith Celgene’s intended response to a Competitive Infringement. For clarity, Celgene shall have final decision-making authority as to representations made in any proceedings under this Section 10.3 with respect to any Celgene Independent Products.

(c) Step-in Rights. If Celgene fails to initiate a suit or take such other appropriate action under Section 10.3(b) above within [***] days after becoming aware of the Competitive Infringement, then Vividion may, in its discretion, provide Celgene with written notice of its intent to initiate a suit or take other appropriate action to combat such Competitive Infringement; provided, however, that (i) such period will be more than [***] days to the extent applicable Law prevents earlier enforcement of the applicable Patent(s) and provided further that if such period is extended because applicable Law prevents earlier enforcement, then Celgene shall have until the date that is [***] days following the date upon which applicable Law first permits such enforcement proceeding to elect to so enforce the applicable Patent(s), and (ii) Celgene shall have less than [***] days (or, as applicable, less than the [***] day period described in clause (i)) to elect to so enforce the applicable Patent(s) to the extent that a delay in bringing such enforcement proceeding against such alleged Third Party infringer would limit or compromise the remedies (including monetary relief and stay of regulatory approval) available against such alleged Third Party infringer. If Vividion provides such notice and Celgene fails to initiate a suit or take such other appropriate action within [***] days after receipt of such notice from Vividion (or such earlier time as is required to avoid limiting or compromising the remedies (including monetary relief and stay of regulatory approval) available against such alleged Third Party infringer), then Vividion shall have the right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect the applicable

Vividion Intellectual Property, Celgene License Collaboration Intellectual Property, Joint Inventions or Joint Patents from Competitive Infringement. Vividion shall give Celgene advance notice of its intent to file any such suit or take any such action and the reasons therefor and shall provide Celgene with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, Vividion shall keep Celgene promptly informed and shall from time to time consult with Celgene regarding the status of any such suit or action and shall provide Celgene with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. Notwithstanding anything in this Section 10.3 to the contrary, (i) Celgene shall have final decision-making authority as to representations made in any proceedings under this Section 10.3 with respect to any Celgene Independent Products and (ii) if Celgene has a reasonable, good faith concern that Vividion’s exercise of its backup enforcement or defense rights with respect to any Patent would be detrimental to the overall patent protection of the Licensed Products or related Companion Diagnostics, then Vividion shall not be permitted to enforce or defend such Patent without the prior consent of Celgene.

(d) Conduct of Action; Costs. The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 10.3, which counsel must be reasonably acceptable to the other Party. If required under applicable Law in order for such Party to initiate or maintain such suit, the other Party shall join as a party to the suit. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such Party except that the initiating Party shall reimburse the other Party for Out-of-Pocket Costs, other than outside counsel expenses, incurred in rendering such assistance. The Party initiating suit shall assume and pay [***] Out-of-Pocket Costs incurred in connection with any litigation or proceedings described in this Section 10.3, including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at [***] expense.

(e) Recoveries. Any recovery obtained as a result of any proceeding described in this Section 10.3 or from any counterclaim or similar claim asserted in a proceeding described in Section 10.4, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, the Parties shall be reimbursed for all previously unreimbursed Out-of-Pocket Costs in connection with such proceeding; and

(ii) second, any remainder shall be paid [***] percent ([***]%) to the Party initiating the suit or action, and [***] percent ([***]%) to the other Party.

(f) Existing Third Party Agreements. In the event that (i) a Patent covered by an Existing Third Party Agreement is at issue in an action under this Section 10.3 or Section 10.4, (ii) Vividion has a right to enforce the Vividion Patents under such Existing Third Party Agreement, and (iii) Celgene desires to enforce such Patent in accordance with the procedures under this Section 10.3 or Section 10.4, as applicable, then Vividion shall either obtain the licensor(s)’ consent under such Existing Third Party Agreement so that Celgene may file such an action in its own name or shall undertake such an action on Celgene’s behalf and at [***] expense.

Section 10.4 Claimed Infringement; Claimed Invalidity.

(a) Infringement of Third Party Rights. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the activity of either Party or their Affiliates or Licensee Partners under this Agreement infringes or misappropriates, or may infringe or misappropriate, the intellectual property rights of such Third Party. If a Third Party asserts or files against a Party or its Affiliates any claim of infringement or misappropriation of the intellectual property rights of such Third Party or other action relating to alleged infringement or misappropriation of such intellectual property rights (“Third Party Infringement Action”), then, unless otherwise agreed by the Parties:

(i) In the event of a Third Party Infringement Action against a single Party, the unnamed Party shall have the right, in the unnamed Party’s sole discretion, to participate in the defense of such legal action with legal counsel selected by the unnamed Party and reasonably acceptable to the named Party. The Party named in such Third Party Infringement Action shall have the right to control the defense of the action, but shall notify and keep the unnamed Party apprised in writing of such action and shall consider and take into account the unnamed Party’s reasonable interests and requests and suggestions regarding the defense of such action. In the event of a Third Party Infringement Action against both Parties, Celgene shall have the right to control the defense of such Third Party Infringement Action.

(ii) The non-controlling Party of a Third Party Infringement Action shall reasonably cooperate with the controlling Party in the preparation and formulation of a defense to such Third Party Infringement Action, and in taking other steps reasonably necessary to respond to such Third Party Infringement Action. The controlling Party shall have the right to select its counsel for the defense to such Third Party Infringement Action, which counsel must be reasonably acceptable to the non-controlling Party if both Parties have been named as defendants in the action. The non-controlling Party shall also have the right to participate and be represented in any such suit by its own counsel at [***] expense. The controlling Party shall not (and shall cause its Affiliates and Licensee Partners not to) either (A) admit infringement, validity or enforceability of the asserted intellectual property rights, (B) pay any amount of money in settlement thereof, or (C) enter into a license for the asserted intellectual property rights upon terms that would restrict either Party from fully exploiting such rights consistently with the scope of the rights and obligations of both Parties under this Agreement, in each case (A) through (C), without the written consent of the non-controlling Party, which will not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, except as provided in the foregoing clause (B), the costs of such defense and settlement shall be borne by the controlling Party.

(iii) If the Party entitled to control the defense under Section 10.4(a)(i) fails to proceed in a timely manner with respect to such defense, the other Party shall have the right to control the defense of such claim upon the same conditions set forth therein.

(iv) If requested by the Party controlling the defense, the Parties shall enter into a joint defense agreement that further outlines their rights and responsibilities consistent with the terms of this Section 10.4(a) or as otherwise mutually agreed.

(b) Patent Invalidity Claim. If a Third Party at any time asserts a claim that any issued Vividion Patent, Celgene License Collaboration Patent or Joint Patent is invalid or otherwise unenforceable, or if any such Patent is the subject of a post-grant proceeding or any European opposition proceeding whether as a pre-grant or post-grant proceeding (each, an “Invalidity Claim”), whether as a defense in an infringement action brought by Vividion or Celgene pursuant to Section 10.3(b) or Section 10.3(c), in a declaratory judgment action or in a Third Party Infringement claim brought against Vividion or Celgene, or otherwise, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim; provided that, subject to the terms and conditions of any Existing Third Party Agreement to the extent such agreement applies to such Vividion Patent, the Party who has (or would have) control over litigation pursuant to Section 10.3(b) or Section 10.3(c) shall have the sole right to control the defense and settlement of any such Invalidity Claim as if it were litigation initiated therein. For the avoidance of doubt, any claim asserted against any Vividion Patent before any such Patent is issued (other than any European opposition proceeding) is deemed a Prosecution matter that is the subject of Section 10.2.

Section 10.5 Patent Term Extensions. The Parties shall, as necessary and appropriate, use reasonable efforts to agree upon a joint strategy for obtaining, and cooperate with each other in obtaining, patent term extensions for Vividion Patents, Celgene License Collaboration Patents and Joint Patents that Cover Licensed Products. If the Parties are unable to agree upon which of such Patents should be extended, and the matter remains unresolved after the procedure described in the Master Agreement, then Celgene shall have the right to resolve the dispute, subject in each case to the terms and conditions of any Existing Third Party Agreement to the extent such agreement applies to an applicable Vividion Patent.

Section 10.6 Patent Marking. Celgene shall comply with the patent marking statutes in each country in which any Licensed Product is Manufactured or Commercialized by or on behalf of Celgene or its Affiliates or Licensee Partners, as applicable, hereunder.

Section 10.7 Celgene Intellectual Property. Celgene shall have the sole right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Celgene Intellectual Property without any obligation to consult with Vividion. Notwithstanding anything to the contrary in Section 10.3 or Section 10.4, all recoveries with respect to any such action, by settlement or otherwise, shall be retained [***] percent ([***]%) by [***].

Section 10.8 Application of 35 U.S.C. § 102(c). It is agreed and acknowledged that this Agreement establishes a qualifying collaboration within the scope of 35 U.S.C. § 102(c) and, accordingly, shall be deemed to constitute a “Joint Research Agreement” for all purposes under 35 U.S.C. § 102(c). Neither Party shall invoke the provisions of 35 U.S.C. § 102(c), or file this Agreement, in connection with the Prosecution of any patent application claiming, in whole or in part, any 35 U.S.C. § 102(c) invention without the prior written consent of the other Party. In the event that a Party, during the course of Prosecuting a patent application claiming a 35 U.S.C. §

102(c) invention (a “35 U.S.C. § 102(c) Patent”), deems it necessary to file a terminal disclaimer to overcome an obviousness type double patenting rejection in view of an earlier filed patent held by the other Party (the “Earlier Patent”), then, if the Parties agree, the Parties shall coordinate the filing of such terminal disclaimer in good faith, and, to the extent required under 35 U.S.C. § 102(c), both Parties shall agree, in such terminal disclaimer, that they shall not separately enforce the 35 U.S.C. § 102(c) Patent independently from the Earlier Patent. To this end, to the extent required under 35 U.S.C. § 102(c), following the filing of such terminal disclaimer, the Parties shall, in good faith, coordinate all enforcement actions with respect to such 35 U.S.C. § 102(c) Patent.

Article XI.

Confidentiality

Section 11.1 Confidential Information. Each Party agrees that a Party (the “Receiving Party”) or any of its Affiliates receiving Confidential Information of any other Party (the “Disclosing Party”) or any of its Affiliates shall (x) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of effort, (y) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (z) not use such Confidential Information for any purpose except those permitted by this Agreement, the Master Agreement or any other Development & Commercialization Agreement (it being understood that this clause (z) shall not create or imply any rights or licenses not expressly granted under this Agreement). No Confidential Information of the Disclosing Party or any of its Affiliates shall be used by the Receiving Party or any of its Affiliates except in performing the Receiving Party’s obligations or exercising rights explicitly granted to the Receiving Party under this Agreement. “Confidential Information” shall exclude any information that:

(a) was known by the Receiving Party or any of its Affiliates prior to its date of disclosure to the Receiving Party or any of its Affiliates by or on behalf of the Disclosing Party or any of its Affiliates, as established by written evidence; or

(b) is lawfully disclosed to the Receiving Party or any of its Affiliates by sources other than the Disclosing Party or any of its Affiliates rightfully in possession of the Confidential Information; or

(c) is or becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or any of its Affiliates or (sub)licensees; or

(d) is independently developed by or for the Receiving Party or any of its Affiliates without reference to or reliance upon such Confidential Information, as established by written records.

Section 11.2 Permitted Disclosure. The Receiving Party may provide the Disclosing Party’s or any of the Disclosing Party’s Affiliates’ Confidential Information:

(a) to the Receiving Party’s employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a need to know such information and materials for performing obligations or exercising rights expressly granted under this Agreement and have an obligation to treat such information and materials as confidential under obligations of confidentiality and non-use no less stringent than those set forth in this Article XI (provided that legal counsel shall not be required to execute any written confidentiality agreements);

(b) to patent offices in order to seek or obtain Patents or to Regulatory Authorities in order to seek or obtain approval to conduct Clinical Trials or to gain Regulatory Approval with respect to the Licensed Products as contemplated by this Agreement; provided that such disclosure may be made only following reasonable notice to the Disclosing Party and to the extent reasonably necessary to seek or obtain such Patents or Regulatory Approvals; or

(c) if such disclosure is required by judicial order or applicable Law or to defend or prosecute litigation or arbitration; provided that, prior to such disclosure, to the extent permitted by Law, the Receiving Party promptly notifies the Disclosing Party of such requirement, cooperates with the Disclosing Party to take whatever action it may deem appropriate to protect the confidentiality of the information and furnishes only that portion of the Disclosing Party’s (or its applicable Affiliates’) Confidential Information that the Receiving Party is legally required to furnish.

Section 11.3 Publicity; Terms of this Agreement; Non-Use of Names.

(a) Public Announcements. Except as required by judicial order or applicable Law (in which case, Section 11.3(b) must be complied with) or as explicitly permitted by this Article XI, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. The Party preparing any such public announcement shall provide the other Party with a draft thereof at least [***] Business Days prior to the date on which such Party would like to make the public announcement (or, in extraordinary circumstances, such shorter period as required to comply with applicable Law). Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party. For purposes of clarity, either Party may issue a press release or public announcement or make such other disclosure relating to this Agreement if the contents of such press release, public announcement or disclosure (i) (A) does not consist of financial information and has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates, (B) is contained in the issuing Party’s financial statements prepared in accordance with Accounting Standards, or (C) is contained in the a redacted version of this Agreement, and (ii) is material to the event or purpose for which the new press release or public announcement is made.

(b) Notwithstanding the terms of this Article XI:

(i) Either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Laws, including the rules and regulations promulgated by the SEC or any other Governmental Authority. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.3(b)(i), the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement (together with all exhibits and schedules) with respect to any filings with the US Securities and Exchange Commission (“SEC”), London Stock Exchange, the UK Listing Authority, NYSE, the NASDAQ Stock Market or any other stock exchange on which securities issued by a Party or a Party’s Affiliate are traded (the “Redacted Version”), and each Party will use commercially reasonable efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party, and the Parties will use commercially reasonable efforts to file redacted versions with any governing bodies which are consistent with the Redacted Version.

(ii) Notwithstanding Section 11.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party (or any of its Affiliates), and Confidential Information deemed to belong to both the Disclosing Party (or any of its Affiliates) and the Receiving Party (or any of its Affiliates), to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(1) complying with applicable Laws (including the rules and regulations of the SEC or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(2) disclosure, solely on a “need to know basis,” to (A) Affiliates, subcontractors, advisors (including attorneys and accountants), (B) subject to Section 11.3(b)(ii)(3), investment bankers, and (C) in each case of (A) and (B), such Affiliates’, subcontractors’ advisors’ and investment bankers’, and each of the Parties’, respective directors, employees, contractors and agents; provided that, in all cases of (A), (B) and (C), prior to any such disclosure, each disclosee must be bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this Article XI (provided, however, that in the case of prospective investment bankers, the term of confidentiality may be shortened to three (3) years from the date of disclosure and in the case of legal advisors, no written agreement shall be required), which for the avoidance of doubt, will not permit use of such Confidential Information for any purpose except those permitted by this Agreement; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 11.3(b)(ii)(2) or Section 11.3(b)(ii)(3) to treat such Confidential Information as required under this Article XI; and

(3) in the case of any disclosure of this Agreement to any actual or potential acquirer, assignee, licensee, licensor, investment banker, institutional investor, lender or other financial partners, such disclosure shall solely be of the Redacted Version, in each case, which version shall be agreed upon by the Parties in good faith; it being understood and agreed that, in connection with a proposed Change of Control with respect to such Party, only after negotiations with a proposed Third Party acquirer have progressed so that such Party reasonably and in good faith believes it is in the final round of negotiations with such Third Party regarding execution of a definitive agreement with such Third Party with respect to the proposed transaction, only then may such Party provide an unredacted version of this Agreement as applicable, to such Third Party; provided that, a Party may also disclose an unredacted version of this Agreement to Third Party attorneys, professional accountants and auditors who are engaged by licensors and lenders and who are under obligations of confidentiality not to disclose the unredacted terms of this Agreement to such licensors or lenders for the purpose of confirming such Party’s compliance with the terms of its applicable license and loan agreements with such licensors and lenders.

(iii) The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Licensed Program and other activities in connection with this Agreement, the Master Agreement and each Development & Commercialization Agreement that may include information that is not otherwise permitted to be disclosed under this Article XI, and that may be beyond what is required by applicable Law. Such disclosures may include achievement of milestones, significant events in the development and regulatory process, commercialization activities and the like. A Party (the “Requesting Party”) may elect to make any such public disclosure of such achievement of milestones, significant events in the development and regulatory process and commercialization activities, and in such event it shall first notify the other Party (the “Cooperating Party”) of such planned press release or public announcement and provide a draft for review at least [***] Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Law, or by regulation or rule of any public stock exchange (including NASDAQ), with as much advance notice as possible under the circumstances if it is not possible to provide notice at least [***] Business Days in advance); provided, however, that a Party may issue such press release or public announcement without such prior review by the other Party if (A) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party and (B) such press release or public announcement does not materially differ from the previously issued press release or other publicly available information. The Cooperating Party may notify the Requesting Party of any reasonable objections or suggestions that the Cooperating Party may have regarding the proposed press release or public announcement, and the Requesting Party shall reasonably consider any such objections or suggestions that are provided in a timely manner. The principles to be observed in such disclosures shall include accuracy, compliance with applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts) and the need to keep investors informed regarding the Requesting Party’s business.

Section 11.4 Publications. The Parties agree that neither Party nor its Affiliates shall have the right to make Publications pertaining to the Licensed Products except as provided herein. If a Party or its Affiliates desire to make a Publication, such Party or its Affiliates must comply with the following procedure:

(a) Review by the Non-Publishing Party. The publishing Party shall provide the non-publishing Party with an advance copy of the proposed Publication, and the non-publishing Party shall then have [***] days prior to submission for any Publication [***] days in the case of an abstract or oral presentation) in which to review and provide comments on such Publication, including (i) delaying sufficiently long to permit the timely preparation and filing of a patent application or (ii) specifying changes the non-publishing Party reasonably believes are necessary to preserve any Patents or Know-How belonging (whether through ownership or license, including under this Agreement) in whole or in part to the non-publishing Party (the “Publication Purpose”), and the publishing Party shall implement all reasonable and timely comments provided by the non-publishing Party with respect to the Publication Purpose; it being understood and agreed that Celgene shall always have final decision-making authority over any Publication.

(b) Removal of Confidential Information. In addition, if the non-publishing Party informs the publishing Party that such Publication, in the non-publishing Party’s reasonable judgment, discloses any Confidential Information of the non-publishing Party or could be expected to have a material adverse effect on any Know-How which is Confidential Information of the non-publishing Party, such Confidential Information or Know-How shall be deleted from the Publication.

(c) Scientific Conferences. Each Party shall have the right to present its Publications approved pursuant to this Section 11.4 at scientific conferences, including at any conferences in any country in the world, subject to any reasonable conditions imposed by the non-publishing Party in its comments.

(d) Academic Publications. Notwithstanding the foregoing, the Parties acknowledge that, to the extent that any Publication relates to Vividion Intellectual Property that is subject to an Existing Third Party Agreement, the parties to such Existing Third Party Agreement may have retained the right to publish certain information, and nothing in this Section 11.4 is intended to restrict the exercise of such rights; provided that, to the extent that Vividion has the right to review and comment on any such publications, Vividion shall, to the extent permissible under such Existing Third Party Agreement, exercise such rights after consultation with Celgene.

Section 11.5 Term. All obligations under Sections 11.1, 11.2, 11.3 and 11.6 shall survive termination or expiration of this Agreement and shall expire five (5) years following termination or expiration of this Agreement.

Section 11.6 Return of Confidential Information.

(a) Obligations to Return or Destroy. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof). In addition, the Receiving Party shall destroy:

(i) any notes, reports or other documents prepared by the Receiving Party or any of its Affiliates which contain Confidential Information of the Disclosing Party or any of its Affiliates; and

(ii) any Confidential Information of the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party.

(b) Destruction. Alternatively, upon written request of the Disclosing Party, the Receiving Party shall destroy all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof) and any notes, reports or other documents prepared by the Receiving Party or any of its Affiliates which contain Confidential Information of the Disclosing Party or any of its Affiliates. Any requested destruction of Confidential Information shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party supervising such destruction.

(c) Limitation. Nothing in this Section 11.6 shall require the alteration, modification, deletion or destruction of archival tapes or other electronic back-up media made in the ordinary course of business; provided that the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI with respect to any Confidential Information contained in such archival tapes or other electronic back-up media.

(d) Exceptions. Notwithstanding the foregoing,

(i) the Receiving Party’s legal counsel may retain one copy of the Disclosing Party’s (and its Affiliates’) Confidential Information solely for the purpose of determining the Receiving Party’s continuing obligations under this Article XI; and

(ii) the Receiving Party may retain the Disclosing Party’s (and its Affiliates’) Confidential Information and its own notes, reports and other documents:

(A) to the extent reasonably required (1) to exercise the rights and licenses of the Receiving Party expressly surviving expiration or termination of this Agreement; or (2) to perform the obligations of the Receiving Party expressly surviving expiration or termination of this Agreement; or

(B) to the extent it is impracticable to return or destroy such Confidential Information without incurring disproportionate cost.

Notwithstanding the return or destruction of the Disclosing Party’s (and its Affiliates’) Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI.

Article XII.

Representations and Warranties

Section 12.1 Mutual Representations. Vividion and Celgene each represents, warrants and covenants to the other Party, as of the Execution Date, that:

(a) Authority. Each Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement, and to carry out the provisions hereof or thereof, as applicable.

(b) Consents. All necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Execution Date in connection with the execution, delivery and performance of this Agreement, and the performance of its obligations hereunder have been obtained, except for authorizations and consents that may be necessary under Antitrust Law.

(c) No Conflict. Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Collaboration and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Laws existing as of the Execution Date and (ii) do not and will not conflict with, violate, breach or constitute a default under any agreement or any provision thereof, or any contract, oral or written, to which it is a party or by which it or any of its Affiliates is bound, existing as of the Execution Date.

(d) Enforceability. This Agreement has been duly executed and delivered on behalf of such Party and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

(e) Employee Obligations. To its knowledge, none of its or its Affiliates’ employees who have been, are or will be involved in the Collaboration are, as a result of the nature of such Collaboration to be conducted by the Parties, in violation of any covenant in any contract with a Third Party relating to non-disclosure of proprietary information, noncompetition or non-solicitation.

Section 12.2 Additional Vividion Representations. Vividion represents, warrants and covenants to Celgene, as of the Execution Date, as follows: [Note: The representations and warranties marked by an asterisk (*) below may be qualified by Vividion with a schedule of exceptions prior to the Execution Date]

(a) Vividion has all rights, authorizations and consents necessary to grant all rights and licenses it purports to grant to Celgene under this Agreement, except for authorizations and consents that may be necessary under Antitrust Law.

(b) Vividion has not used, and during the Term will not knowingly use, any Know-How in the Licensed Program that is encumbered by any contractual right of or obligation to a Third Party that conflicts or interferes with any of the rights or licenses granted or to be granted to Celgene hereunder; it being understood and agreed that, notwithstanding anything to the contrary in this Agreement or under law or at equity, Celgene’s only remedy solely for any breach of this Section 12.2(b) with respect to any Patents or Know-How licensed to Vividion under the Scripps License is as set forth in Section 12.4(b).

(c) Vividion has not granted, and during the Term Vividion will not grant, any right or license, to any Third Party relating to any of the intellectual property rights it Controls, that conflicts with or limits the scope of the rights or licenses granted or to be granted to Celgene hereunder.

(d) There are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative or other proceedings or governmental investigations pending or, to Vividion’s knowledge, threatened against Vividion, nor is Vividion a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of Vividion to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement, or which would affect the Vividion Intellectual Property, or Vividion’s Control thereof, or the Licensed Target or Licensed Compound.*

(e) To Vividion’s knowledge, the practice of the Vividion Intellectual Property as contemplated under this Agreement does not (i) infringe any claims of any Patents of any Third Party (without regard to actual or alleged infringement under 35 USC §271(e)(1) and comparable provisions under applicable Law outside the United States, including any safe harbor, research exemption, government or executive declaration of urgent public health need, or any similar right available in law or in equity which otherwise exempts actual or alleged infringing activity), or (ii) misappropriate any Know-How of any Third Party, and, in particular, the practice of the Vividion Intellectual Property by or on behalf of Celgene or any of its Affiliates or Licensee Partners as contemplated under this Agreement does and will not (A) infringe any claims of any Patents licensed to Vividion pursuant to the License Agreement (the “Scripps License”) dated as of January 6, 2016 by and between by The Scripps Research Institute (“Scripps”) and Vividion (without regard to actual or alleged infringement under 35 USC §271(e)(1) and comparable provisions under applicable Law outside the United States, including any safe harbor, research exemption, government or executive declaration of urgent public health need, or any similar right available in law or in equity which otherwise exempts actual or alleged infringing activity), or (B) misappropriate any Know-How licensed to Vividion pursuant to the Scripps License; it being understood and agreed that, notwithstanding anything to the contrary in this Agreement or under law or at equity, Celgene’s only remedy for any breach of this Section 12.2(e) solely with respect to the Scripps License is as set forth in Section 12.4(b).*

(f) None of (i) the Vividion Patents owned by Vividion or both Controlled by and Prosecuted by Vividion and (ii) to Vividion’s knowledge, the Vividion Patents Controlled but not Prosecuted by Vividion are subject to any pending re-examination, opposition, interference or litigation proceedings or inter partes reviews, post grant reviews or covered business methods reviews.*

(g) To the knowledge of Vividion, the Vividion Patents Controlled by Vividion or any of its Affiliates pursuant to any Existing Third Party Agreement were not and are not subject to any restrictions or limitations except as set forth in the Existing Third Party Agreements.

(h) Vividion has and, to Vividion’s knowledge, the applicable licensor under each Existing Third Party Agreement has, if applicable, complied with any and all obligations under the Bayh-Dole Act to perfect rights to the applicable Patents or Know-How licensed thereunder. Neither Vividion nor any of its Affiliates has granted any liens or security interests on the Vividion Intellectual Property and the Vividion Intellectual Property is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind, except in each case with respect to licenses, covenants not to sue, immunities from suit, standstills, releases and options which would not, in the aggregate, fundamentally frustrate the purposes of the Collaboration.

(i) Schedule 12.2(i) contains a complete and accurate list of all Patents owned or licensed by Vividion or its Affiliates as of the Execution Date that are included in the Patents licensed hereunder, indicating any co-owner(s), if applicable. Except as set forth on Schedule 12.2(i), Vividion and its Affiliates do not own and have not licensed any Patent that is necessary or, to Vividion’s reasonable belief as of the Execution Date, reasonably useful to Develop, Manufacture or Commercialize any Licensed Products; it being understood and agreed that, notwithstanding anything to the contrary in this Agreement or under law or at equity, Celgene’s only remedy solely for any breach of this Section 12.2(i) with respect to any Patents or Know-How licensed to Vividion under the Scripps License is as set forth in Section 12.4(b).

(j) Exhibit C sets forth a complete and accurate list of all Existing Third Party Agreements, true and correct copies of which have been provided to Celgene, and such agreements are in full force and effect and have not been modified or amended. Neither Vividion nor, to the knowledge of Vividion, any licensor under the Existing Third Party Agreements is in default with respect to a material obligation under, and none of such parties has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under, the Existing Third Party Agreements.

(k) Except under the Scripps License (solely with respect to royalties for which Vividion shall be solely responsible) and Existing Third Party Agreements in effect as of the Execution Date, Vividion and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement.

Section 12.3 Covenants.

(a) Mutual Covenants. Each Party hereby covenants to the other Party that:

(i) all employees of such Party or its Affiliates, Licensee Partners or Third Party subcontractors working under this Agreement will be under appropriate confidentiality obligations at least as protective as those contained in this Agreement and, to the extent permitted under applicable Law, the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

(ii) to its knowledge, such Party will not (A) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or (B) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each of subclauses (A) and (B) in the conduct of its activities under this Agreement;

(iii) neither such Party nor any of its Affiliates shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted to the other Party hereunder; and

(iv) such Party and its Affiliates shall perform their activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) in all material respects with all applicable Laws, including GCP, GLP and GMP, as applicable.

(b) Existing Third Party Agreement Covenants. Vividion hereby covenants to Celgene that Vividion shall maintain the Existing Third Party Agreements, and shall not amend or terminate such agreements, and will not breach such agreements, if such amendment, modification, termination or breach would adversely affect Celgene’s rights under this Agreement.

Section 12.4 Vividion Covenants During the Term.

(a) Except to the extent expressly permitted under Section 15.4, during the Term, neither Vividion nor its Affiliates will, other than to an Affiliate of Vividion who agrees in writing to be bound by the terms and conditions of this Agreement (a) assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, any assets specifically related to this Agreement, including with respect to the Licensed Product(s) and any then-identified Companion Diagnostic(s) developed therefor, or pre-clinical study or Clinical Trial results or other data specifically related to the Licensed Program, or any intellectual property specifically related to any of the foregoing (with respect to the Licensed Program, the “Program Assets”) owned or controlled by Vividion at any time, except to the extent such assignment, transfer, conveyance, encumbrance or disposition would not fundamentally frustrate the purpose of this Agreement with respect to the Licensed Program, (b) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to any Program Assets owned or controlled by Vividion at any time if such license or grant would fundamentally frustrate the purpose of this Agreement with respect to the Licensed Program, or (c) disclose any Confidential Information relating to the Program Assets owned or controlled by Vividion at any time to any Third Party if such disclosure would fundamentally frustrate the purpose of this Agreement with respect to the Licensed Program. Vividion or its Affiliates shall have the right to assign, transfer, convey or dispose of any assets specifically related to the Licensed Program to any Affiliate of Vividion to the extent permitted under Section 15.4.

(b) Vividion hereby covenants and agrees, subject to Section 13.2(b), that it will defend and hold harmless Celgene and its Affiliates in the Territory from any Damages resulting from any Claims that, as a result of any Development, Manufacturing or Commercialization, including any making, using, selling, offering for sale, or importing, of any Licensed Product, Celgene or any other Selling Party has infringed or misappropriated (i) any Patents or Know-How that (A) are owned jointly or solely by Scripps and/or its employees or consultants and (B) (I) arose from any Development by or on behalf of Vividion of any Licensed Product and/or involved, to the extent provided by Vividion, the use of any Licensed Product, Vividion Intellectual Property and/or other Vividion materials or resources and/or (II) were discovered, developed, generated or invented by any employee or consultant of Scripps in the conduct of activities under a sponsored research or other agreement or any other arrangement (whether formal or informal) with Vividion and (ii) any Patents or Know-How licensed to Vividion under the Scripps License (any such claims under clauses (i) or (ii) above, the “Scripps Claims”). Notwithstanding anything to the contrary in this Agreement, in the event of any Scripps Claim, Vividion hereby covenants and agrees to sublicense to Celgene (with the right to sublicense in accordance with Section 8.2 and Section 8.3) any Patents or Know-How that are the subject of such Scripps Claim, all as reasonably necessary or desirable in order to enable Celgene and its Selling Parties to Develop, Manufacture, Commercialize, make, use, sell, offer for sale, or import the Shared Product throughout the Territory in accordance with this Agreement without any royalty or other financial obligation on account of such sublicense.

Section 12.5 Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement; (b) the safety or usefulness for any purpose of the technology or materials, including any Licensed Product or Companion Diagnostic; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

Article XIII.

Indemnification; Product Liabilities

Section 13.1 By Celgene.

(a) Celgene Indemnification Obligation. Celgene agrees, at Celgene’s cost and expense, to defend, indemnify and hold harmless Vividion and its Affiliates and their respective directors, officers, employees and agents (the “Vividion Indemnified Parties”) from and against any Damages arising out of any Claim relating to:

(i) any breach by Celgene of any of its representations, warranties or obligations under this Agreement;

(ii) the gross negligence, or willful misconduct or violation of Law of Celgene or its Affiliates, Licensee Partners or Third Party Contractors in connection with Celgene’s performance of its obligations or exercise of its rights under this Agreement; or

(iii) any Development, use, Manufacture or Commercialization of Licensed Products by or on behalf of Celgene or any of its Affiliates or Licensee Partners, including all Product Liabilities Claims arising from Licensed Products distributed by or on behalf of Celgene or any of its Affiliates or Licensee Partners or Third Party Contractors; provided, however, that Celgene shall have no obligation to indemnify, defend and hold harmless the Vividion Indemnified Parties under this Section 13.1(a)(iii) from or against any Third Party Damages arising out of or relating to, directly or indirectly, any Claim brought against Vividion Indemnified Parties by any director, officer, shareholder or employee of Vividion acting in his/her capacity as a director, officer, shareholder or employee of Vividion, as applicable;

in each case, provided, however, that such indemnity shall not apply to the extent Vividion has an indemnification obligation pursuant to Section 13.2 for such Damages.

(b) Indemnification Procedures. In the event of any such Claim against any of the Vividion Indemnified Parties by any Third Party, Vividion shall promptly, and in any event within [***] Business Days, notify Celgene in writing of the Claim. Celgene shall have the right, exercisable by notice to Vividion within [***] Business Days after receipt of notice from Vividion of the Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (provided that such Claim is solely for monetary damages and Celgene agrees to pay all Damages relating to such matter, as evidenced in a written confirmation delivered by Celgene to Vividion) with counsel selected by Celgene and reasonably acceptable to Vividion; provided, however, that the failure to provide timely notice of a Claim by a Third Party shall not limit a Vividion Indemnified Party’s right for indemnification hereunder except to the extent such failure results in actual prejudice to Celgene. The Vividion Indemnified Parties shall cooperate with Celgene and may, at their option and expense, be separately represented in any such action or proceeding. Celgene shall not be liable for any litigation costs or expenses incurred by the Vividion Indemnified Parties without Celgene’s prior written authorization for so long as Celgene controls such litigation. In addition, Celgene shall not be responsible for the indemnification or defense of any Vividion Indemnified Party to the extent arising from any negligent or intentional acts by any Vividion Indemnified Party or the breach by Vividion of any representation, obligation or warranty under this Agreement, or any Claims compromised or settled without its prior written consent. Each Party shall use reasonable efforts to mitigate Damages indemnified under this Section 13.1.

Section 13.2 By Vividion.

(a) Vividion Indemnification Obligation. Vividion agrees, at Vividion’s cost and expense, to defend, indemnify and hold harmless Celgene and its Affiliates and their respective directors, officers, employees and agents (the “Celgene Indemnified Parties”) from and against any Damages arising out of any Claim relating to:

(i) any breach by Vividion of any of its representations, warranties or obligations under this Agreement (including without limitation pursuant to Section 12.4(b));

(ii) the gross negligence, willful misconduct or violation of Law of Vividion or its Affiliates, or following termination of this Agreement where Section 14.4(a) is applicable, its Licensee Partners, in connection with Vividion’s performance of its obligations or exercise of its rights under this Agreement;

(iii) any Development, use, Manufacture or Commercialization of Licensed Products by or on behalf of Vividion or any of its Affiliates or (sub)licensees following any reversion of rights to Vividion pursuant to Section 14.4, including all Product Liabilities Claims arising from Licensed Products distributed by or on behalf of Vividion or any of its Affiliates or (sub)licensees following any reversion of rights to Vividion pursuant to Section 14.4; provided, however, that Vividion shall have no obligation to indemnify, defend and hold harmless the Celgene Indemnified Parties under this Section 13.2(a)(iii) from or against any Third Party Damages arising out of or relating to, directly or indirectly, any Claim brought against Celgene Indemnified Parties by any director, officer, shareholder or employee of Celgene acting in his/her capacity as a director, officer, shareholder or employee of Celgene, as applicable; or

(iv) any of the matters disclosed by Vividion in a disclosure schedule pursuant to Section 12.2, where the cause of action underlying such Damages accrued prior to the Execution Date. For the avoidance of doubt, amounts payable under Third Party licenses entered into under Section 9.3(b) shall be borne by Celgene as set forth in Section 9.3(b), and shall not be subject to indemnification under this Section 13.2;

in each case, provided, however, that such indemnity shall not apply to the extent Celgene has an indemnification obligation pursuant to Section 13.1 for such Damages.

(b) Indemnification Procedures. In the event of any such Claim against any of the Celgene Indemnified Parties by any Third Party, Celgene shall promptly, and in any event within [***] Business Days, notify Vividion in writing of the Claim. Vividion shall have the right, exercisable by notice to Celgene within [***] Business Days after receipt of notice from Celgene of the Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (provided that such Claim is solely for monetary damages and Vividion agrees to pay all Damages relating to such matter, as evidenced in a written confirmation delivered by Vividion to Celgene) with counsel selected by Vividion and reasonably acceptable to Celgene; provided, however, that the failure to provide timely notice of a Claim by a Third Party shall not limit a Celgene Indemnified Party’s right for indemnification hereunder except to the extent such failure results in actual prejudice to Vividion. The Celgene Indemnified Parties shall cooperate with Vividion and may, at their option and expense, be separately represented in any such action or proceeding. Vividion shall not be liable for any litigation costs or expenses incurred by the Celgene Indemnified Parties without Vividion’s prior written authorization for so long as Vividion controls such litigation. In addition, Vividion shall not be responsible for the indemnification or defense of any Celgene Indemnified Party to the extent arising from any negligent or intentional acts by any Celgene Indemnified Party or the breach by Celgene of any representation, obligation or warranty under this Agreement, or any Claims compromised or settled without its prior written consent. Each Party shall use reasonable efforts to mitigate Damages indemnified under this Section 13.2.

Section 13.3 Product Liability Costs. Except with respect to such portion (if any) of Product Liabilities that are Claims entitled to indemnification under Section 13.1 or Section 13.2, all Damages (including all Product Liabilities) incurred in connection with any litigation or proceeding relating to any Third Party products liability claim or other action relating to alleged defects in any Licensed Product (whether design defects, manufacturing defects or defects in sales or marketing) shall be borne solely by [***].

Section 13.4 Limitation of Liability. EXCEPT WITH RESPECT TO A BREACH OF SECTION 8.6 OR ARTICLE XI, OR A PARTY’S LIABILITY PURSUANT TO SECTION 13.1 OR SECTION 13.2, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT OR REMOTE DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

Section 13.5 Insurance. Beginning on the commencement of the first Clinical Trial of a Licensed Product and thereafter during the Term, Celgene shall maintain, at [***] cost, a program of insurance and/or self-insurance against liability and other risks associated with its activities and obligations under this Agreement, including as applicable Celgene’s Clinical Trials, the Commercialization of any Licensed Product, and Celgene’s indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for Celgene for the activities to be conducted by it under this Agreement.

Article XIV.

Term and Termination

Section 14.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 14.3, shall remain in effect until it expires (the “Term”) as follows:

(a) on a Licensed Product-by-Licensed Product and country-by-country basis, this Agreement shall expire on the date of the expiration of the Royalty Term with respect to such Licensed Product in such country; and

(b) this Agreement shall expire in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Licensed Products in all countries in the Territory.

For the avoidance of doubt, this Agreement shall not be effective until the Effective Date, and this Agreement may be subject to termination prior to the Effective Date as set forth in Section 3.2 of the Master Agreement, in which case all rights to the Licensed Program shall revert to Vividion in accordance with Section 3.2 of the Master Agreement.

Section 14.2 Effect of Expiration. After the expiration of the Term pursuant to Section 14.1 above, the following terms shall apply:

(a) Licenses after Licensed Product Expiration. After expiration of the Term (but not after early termination) with respect to any Licensed Product in a country in the Territory pursuant to Section 14.1(a), the rights and licenses granted to Celgene hereunder to the Vividion Intellectual Property, Joint Inventions, Joint Patents and Manufacturing Technology to Develop, use, Manufacture, have Manufactured, offer for sale, sell, import and otherwise Commercialize such Licensed Product and related Companion Diagnostics in the Field in such country shall convert to irrevocable, non-terminable rights and licenses, with the right to grant sublicenses through multiple tiers, in such country; provided, however, that, following such expiration and notwithstanding Section 9.3, (i) Celgene shall be solely responsible for all payments owed to any Third Party licensors and (ii) Celgene shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in each case ((i) and (ii)), solely with respect to Celgene’s exercise of such rights.

(b) Licenses after Expiration of Agreement. After expiration of the Term (but not after early termination) with respect to this Agreement in its entirety pursuant to Section 14.1(b), the rights and licenses granted to Celgene hereunder to the Vividion Intellectual Property, Joint Inventions, Joint Patents and Manufacturing Technology to Develop, use, Manufacture, have

Manufactured, offer for sale, sell, import and otherwise Commercialize Licensed Products and Companion Diagnostics in the Field worldwide shall convert to irrevocable, non-terminable rights and licenses, with the right to grant sublicenses through multiple tiers; provided, however, that, following such expiration and notwithstanding Section 9.3, (i) Celgene shall be solely responsible for all payments owed to any Third Party licensors and (ii) Celgene shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in each case ((i) and (ii)), solely with respect to Celgene’s exercise of such rights.

Section 14.3 Termination.

(a) Termination for Convenience. Celgene shall have the right to terminate this Agreement in its entirety for convenience upon ninety (90) days’ prior written notice to Vividion; provided that Celgene shall not have the right to terminate this Agreement until twelve (12) months following the Effective Date (it being understood and agreed that Celgene shall be entitled to terminate upon ninety (90) days’ written notice at any time it reasonably determines that such termination is necessary to comply with any Antitrust Law).

(b) Termination for Material Breach.

(i) Termination by Either Party for Breach. Subject to Section 14.3(b)(ii) (with respect to a Material Breach by either Party of its obligations to use Commercially Reasonable Efforts), this Agreement and the rights granted herein may be terminated by either Party for the material breach of this Agreement in a manner that fundamentally frustrates the transactions contemplated by this Agreement taken as a whole by the other Party to this Agreement (each, a “Material Breach”), provided that, if the breaching Party has not cured such Material Breach within ninety (90) days after the date of written notice to the breaching Party of such breach (or thirty (30) days, in the case of Celgene’s payment obligations under this Agreement or the specified time period provided in Section 14.3(b)(ii) with respect to a Material Breach by either Party of its obligation to use Commercially Reasonable Efforts, each as applicable) (the “Cure Period”), which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section 14.3(b)(i). Notwithstanding the preceding sentence, the Cure Period for any allegation made in good faith as to a Material Breach under this Agreement will run from the date that written notice was first provided to the breaching Party by the non-breaching Party. Any such termination of this Agreement under this Section 14.3(b)(i) shall become effective at the end of the Cure Period, unless the breaching Party has cured any such Material Breach prior to the expiration of such Cure Period, or, if such Material Breach is not susceptible to cure within the Cure Period, then, the non-breaching Party’s right of termination shall be suspended only if and for so long as the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan is acceptable to the non-breaching Party, and the breaching Party commits to and carries out such plan as provided to the non-breaching Party within two hundred twenty-five (225) days after the date that written notice was first provided to the breaching Party by the non-breaching Party. The Parties understand and agree that the totality of this Agreement and the totality of the circumstances with respect to this Agreement will be taken into account and assessed as a whole for purposes of determining whether a breach is a Material Breach under this Agreement.

(ii) Additional Procedures for Termination by either Party for Failure of the Other Party to Use Commercially Reasonable Efforts. If either Party wishes to exercise its right to terminate this Agreement pursuant to Section 14.3(b)(i) for the other Party’s Material Breach of its obligations to use Commercially Reasonable Efforts, it shall provide to such other Party a written notice of its intent to exercise such right, which notice shall be labeled as a “notice of Material Breach for failure to use Commercially Reasonable Efforts,” and shall state the reasons and justification for such termination and recommending steps which such Party believes the other Party should take to cure such alleged breach. For any such notice of breach by a Party, the Cure Period shall, subject to Section 14.3(b)(iii), be one hundred and eighty (180) days, and shall become effective in accordance with Section 14.3(b)(i).

(iii) Disagreement as to Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a Material Breach, then, subject to Section 15.1: (A) the Party that disputes that there has been a Material Breach may contest the allegation by referring such matter, within thirty (30) days following such notice of alleged Material Breach for resolution to the Executive Officers, who shall meet promptly to discuss the matter, and determine, within ten (10) Business Days following referral of such matter, whether or not a Material Breach has occurred pursuant to this Section 14.3(b); (B) the relevant Cure Period with respect thereto will be tolled from the date the breaching Party notifies the non-breaching Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement (provided that, if such dispute relates to payment, the Cure Period will only be tolled with respect to payment of disputed amounts, and not with respect to undisputed amounts), (C) it is understood and agreed that, during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder and (D) if it is finally and conclusively determined in accordance with Section 15.2 that the breaching Party committed such Material Breach, then the breaching Party shall have the right to cure such Material Breach after such determination within the Cure Period (provided, that if such dispute relates to a failure to use Commercially Reasonable Efforts, such post-determination Cure Period shall be strictly limited to thirty (30) days and any cure within such thirty (30) day period must fully cure such breach prior to the end of such thirty (30) day period).

(iv) If the Executive Officers are unable to resolve a dispute within such ten (10) Business Day period after it is referred to them, the matter will be resolved as provided in Section 15.2.

(v) Payments. No milestone payments by Celgene will be due on milestones achieved during the period between the notice of termination under this Section 14.3(b) and the effective date of termination; provided, however, that (A) if either Party provides notice of a dispute pursuant to Section 14.3(b)(iii) or otherwise and such dispute is resolved in a manner in which no termination of this Agreement occurs with respect to such breach or (B) the breaching Party cures the applicable breach during the Cure Period, then upon such resolution or cure Celgene will within five (5) Business Days pay to Vividion the applicable milestone payment for each milestone achieved during the period between the notice of termination under Section 14.3(b) and the resolution of such dispute or cure of such breach, and if it was determined that Celgene wrongly asserted breach by Vividion under Section 14.3(b)(iii), then Celgene shall also pay interest on such amount as provided in Section 9.8.

(c) Termination for Insolvency. To the extent permitted by Law, this Agreement may be terminated by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings with respect to, or upon an assignment of a substantial portion of the assets for the benefit of creditors by, the other Party; provided, however, that, in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the non-terminating Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(d) Termination for Patent Challenge. Either Party shall have the right to terminate this Agreement solely on a Licensed Product-by-Licensed Product basis upon written notice if the other Party or any of its Affiliates challenges the validity, scope or enforceability of or otherwise opposes any Patent (i) included in the Vividion Intellectual Property and that is licensed to Celgene under this Agreement in any action or proceeding, or (ii) included in the Celgene Patents or Celgene License Collaboration Patents under this Agreement in any action or proceeding (subject to the exceptions described in this Section 14.3(d), a “Challenge”) (other than as may be necessary or reasonably required to assert a defense, cross-claim or a counter-claim in an action or proceeding asserted by either Party or any of its Affiliates or Licensee Partners against the other Party or any of its Affiliates or to respond to a court request or order or administrative law, request or order), it being understood and agreed that either Party’s right to terminate this Agreement under this Section 14.3(d) shall not apply to any actions undertaken by an Affiliate of the other Party (the “Challenging Party”) that first becomes such an Affiliate as a result of a Change of Control involving the Challenging Party, where such new Affiliate was undertaking any of the activities described in the foregoing clause prior to such Change of Control; provided that, a Party’s right to terminate this Agreement under this Section 14.3(d) shall apply to actions undertaken by such new Affiliate if the Challenging Party is the acquiror in such Change of Control and such new Affiliate does not terminate or otherwise cease participating in such action, proceeding, challenge or opposition within thirty (30) days after the effective date of such Change of Control. If a Licensee Partner of Celgene challenges the validity, scope or enforceability of or otherwise opposes any Patent included in any of the intellectual property described in this Section 14.3(d) under which such Licensee Partner is sublicensed in any action or proceeding, then Celgene shall, upon written notice from Vividion, terminate such sublicense. For the avoidance of doubt, an action by a Party or any of its Affiliates (collectively the “Pursuing Party”) in accordance with this Agreement or the Master Agreement to amend claims within a pending patent application of the other Party during the course of the Pursuing Party’s Prosecution of such pending patent application or in defense of a Third Party proceeding, or to make a negative determination of patentability of claims of a patent application of the other Party or to abandon a patent application of the other Party during the course of the Pursuing Party’s Prosecution of such pending patent application, shall not constitute a challenge under this Section 14.3(d). Neither Party shall, and each Party shall ensure that its Affiliates and Licensee Partners do not, use or disclose any Confidential Information of the other Party or any nonpublic information regarding the Prosecution or enforcement of any Vividion Patents, Celgene License Collaboration Patents or Joint Patents to which a Party or any of its Affiliates or Licensee Partners are or become privy as a consequence of the rights granted to Celgene pursuant to Article X, in initiating, requesting, making, filing or maintaining, or in funding or otherwise assisting any other Person with respect to, any Challenge.

Section 14.4 Effects of Termination.

(a) Effects of Celgene Termination for Convenience or Vividion Termination for Celgene Breach, Insolvency or Patent Challenge. Upon termination of this Agreement by Celgene under Section 14.3(a) or by Vividion under Section 14.3(b), 14.3(c) or 14.3(d), the following shall apply:

(i) all licenses granted by Vividion to Celgene under Section 8.1 shall terminate (A) in their entirety if pursuant to Section 14.3(a), (b) or (c), and (B) with respect to the corresponding Licensed Product if pursuant to Section 14.3(d);

(ii) Celgene shall (x) grant to Vividion an exclusive (even as to Celgene and its Affiliates), worldwide right and license in the Field, with the right to grant sublicenses (in accordance with Section 8.3, mutatis mutandis), under Celgene’s rights in the Celgene License Collaboration Intellectual Property, Joint Inventions, Joint Patents and Manufacturing Technology to Develop, use, Manufacture, have Manufactured, offer for sale, sell, import and otherwise Commercialize the terminated Licensed Products and Companion Diagnostics solely for use in connection with the Licensed Products, and (y) covenants (on behalf of itself and its Affiliates and its and their respective successors, assigns and transfers) not to, directly or indirectly, sue, assert any claim or counterclaim against, or otherwise participate in any action or proceeding against Vividion or its Affiliates or their respective (sub)licensees, in any case claiming or otherwise asserting that Vividion or its Affiliates or their respective (sub)licensees is or are liable for infringing or misappropriating Celgene Intellectual Property, but only to the extent such infringement or misappropriation involves Vividion or its Affiliates or their respective (sub)licensees Developing, using, Manufacturing, having Manufactured, offering for sale, selling, importing and otherwise Commercializing the Licensed Products and Companion Diagnostics solely for use in connection with the Licensed Products;

(iii) Celgene shall be released from its Development, Manufacture and Commercialization obligations (except as set forth in Section 14.4(a)(vii) and Section 14.4(a)(viii) below with respect to Celgene’s transfer of Manufacturing to Vividion hereunder);

(iv) within [***] days after such termination, Celgene shall provide to Vividion a fair and accurate summary report of the status of Development and Commercialization activities conducted by Celgene with respect to the Licensed Products;

(v) Celgene shall promptly transfer and assign to Vividion all of Celgene’s and its Affiliates’ rights, title and interests in and to the Product Trademark(s) (but not any Celgene house marks or composite marks including a house mark) owned by Celgene and solely used for Licensed Products in the Territory;

(vi) Celgene shall as soon as reasonably practicable transfer and assign to Vividion all Regulatory Approvals and Regulatory Documentation with respect to the Licensed Products in the Territory and a copy of all of the data comprising the global safety database for the Licensed Products and any related Companion Diagnostics; provided that Celgene may retain such data and a single copy of such Regulatory Approvals and Regulatory Documentation for its records; and provided further that, if such Regulatory Approvals or Regulatory Documentation are necessary or useful for the Development, Manufacture or Commercialization of any product other than the Licensed Products, in place of transferring or assigning the foregoing, Celgene shall instead grant Vividion a Right of Reference or Use with respect to such approvals or documentation with respect to the Licensed Products in the Territory;

(vii) Vividion shall have the option, exercisable within [***] days following the effective date of such termination of this Agreement, to obtain Celgene’s inventory of the Licensed Products at a price equal to [***] percent ([***]%) of Celgene’s Manufacturing costs for such inventory of the Licensed Products; provided that, if Celgene, its Affiliates or Licensee Partners have outstanding orders, at Vividion’s election, either Vividion shall fulfill such orders or, notwithstanding Vividion’s option to purchase inventory, Celgene may retain sufficient inventory to fulfill such orders. Vividion may exercise such option by written notice to Celgene during such [***]-day period; provided that, in the event Vividion exercises such right to purchase such inventory, Celgene shall grant, and hereby does grant, a royalty-free right and license to any trademarks, names and logos of Celgene contained therein for a period of [***] months solely to permit the orderly sale of such inventory, subject to Vividion meeting reasonable quality control standards imposed by Celgene on the use of such trademarks, names and logos, which shall be consistent with the standards used by Celgene prior to such termination;

(viii) at Vividion’s written request:

(1) in exchange for a payment equal to [***] percent ([***]%) of Celgene’s Manufacturing costs and upon other commercially reasonable terms as may be mutually agreed between the Parties or their respective Affiliates in a supply agreement, Celgene shall use Commercially Reasonable Efforts to supply Vividion and its Affiliates with comparable quantities of the Licensed Products in the form, formulation and presentation as were being Developed or Commercialized immediately prior to termination until the earlier of [***] months after the effective date of the termination and establishment by Vividion of an alternative supply for such product(s);

(2) in the event Celgene was utilizing a Third Party manufacturer to Manufacture the Licensed Products, to the extent permitted by the terms of such contract, Celgene shall promptly assign to Vividion the manufacturing agreements with such Third Party with respect to such product(s); and

(3) Celgene shall transfer, or have transferred, to Vividion or its designee, pursuant to a technology transfer plan to be mutually agreed by the Parties, all Manufacturing Technology Controlled by Celgene that is both necessary to Manufacture the Licensed Products as Manufactured by or on behalf of Celgene and its Affiliates prior to termination and has been incorporated in regulatory documentation submitted to a Regulatory Authority in support of Development or Commercialization of the Licensed Products (or is in the process of being incorporated), and Celgene shall provide reasonable assistance in connection with the transfer of such Manufacturing Technology to Vividion or its designee, all of which shall be transferred or provided at [***] cost;

(ix) separate transitional activities shall be undertaken with respect to any Companion Diagnostic(s) to ensure that the appropriate Regulatory Approvals, Regulatory Documentation, Manufacturing Technology or other Know-How or Patents necessary for the Development, Manufacture or Commercialization of such Companion Diagnostic(s) shall be transferred to Vividion to the same extent as Regulatory Approvals, Regulatory Documentation, Manufacturing Technology or other Know-How or Patents otherwise associated with such Licensed Products are transferred;

(x) notwithstanding anything to the contrary in Section 8.6, Vividion shall have the right to pursue the Development, Manufacture and Commercialization of the Licensed Products; and

(xi) the provisions of Article X (other than Section 10.1) shall terminate, and Celgene shall, if applicable, provide reasonable assistance to Vividion and cooperation in connection with the transition of Prosecution and enforcement responsibilities to Vividion with respect to Vividion Patents, Celgene License Collaboration Patents and Joint Patents then being Prosecuted or enforced by Celgene, including execution of such documents as may be necessary to effect such transition.

(xii) Sell-Down. Unless Vividion exercises its option under Section 14.4(a)(vii), if Celgene, its Affiliates or Licensee Partners at termination of this Agreement possess Licensed Products, have started the Manufacture thereof or have accepted orders therefor, Celgene, its Affiliates or Licensee Partners shall have the right, for up to [***] year following the date of termination, to sell their inventories thereof, complete the Manufacture thereof and Commercialize such fully-Manufactured Licensed Product, in order to fulfill such accepted orders or distribute such fully-Manufactured Licensed Product, subject to the obligation of Celgene to pay Vividion any and all related milestone and royalty payments as provided in this Agreement.

(b) Effects of Celgene Termination for Vividion Breach, Insolvency or Patent Challenge. Upon any termination of this Agreement by Celgene under Section 14.3(b), 14.3(c) or 14.3(d):

(i) if Celgene has the right to terminate this Agreement pursuant to Section 14.3(b), Section 14.3(c) or Section 14.3(d), Celgene may elect upon written notice to Vividion, to either:

(A) terminate this Agreement in its entirety, if pursuant to Section 14.3(b) or Section 14.3(c), or with respect to the corresponding Licensed Product, if pursuant to Section 14.3(d), in which case (1) all rights and obligations of the Parties under this Agreement or the corresponding Licensed Product, respectively, shall terminate, except (I) Celgene’s payment obligations (accrued as of the effective date of such termination) and the audit rights set forth in Article IX, and (II) Section 14.4(d), shall survive such termination, (2) Vividion shall return any Confidential Information of Celgene pursuant to Section 11.6 that is not necessary to practice any licenses retained by Vividion following such termination under this Agreement, another Development & Commercialization Agreement (as defined in the Master Agreement) or the Master Agreement, (3) Sections 14.4(a)(v), (vi) and (vii) shall apply and Celgene (x) shall grant to Vividion an exclusive (even as to Celgene and its Affiliates), worldwide right and license in the Field, with the right to grant sublicenses (in accordance with Section 8.3, mutatis mutandis), under Celgene’s rights in Celgene License Collaboration Intellectual Property, Joint Inventions, Joint Patents and Manufacturing Technology to Develop, use, Manufacture, have Manufactured, offer for sale, sell, import and otherwise Commercialize the terminated Licensed Products and Companion Diagnostics solely for use in connection with the Licensed Products, and (y) covenants (on behalf of itself and its Affiliates and its and their respective successors, assigns and transfers) not to, directly or indirectly, sue, assert any claim or counterclaim against, or otherwise participate in any action or proceeding against Vividion or its Affiliates or their respective (sub)licensees, in any case claiming or otherwise asserting that Vividion or its Affiliates or their respective (sub)licensees is or are liable for infringing or misappropriating Celgene Intellectual Property, but only to the extent such infringement or misappropriation involves Vividion or its Affiliates or their respective (sub)licensees Developing, using, Manufacturing, having Manufactured, offering for sale, selling, importing and otherwise Commercializing the Licensed Products and Companion Diagnostics solely for use in connection with the Licensed Products; or

(B) maintain this Agreement in full force and effect (foregoing, for the avoidance of doubt, the right to terminate this Agreement for such occurrence of such breach) and, with respect to the Licensed Product(s) that are the subject of the applicable breach by Vividion, all future milestones and royalty obligations in respect of such Licensed Products payable by Celgene under this Agreement following such election shall be subject to a reduction of [***] percent ([***]%).

(ii) If Celgene has made the election set forth in Section 14.4(b)(i)(B), each Party shall be released from its Development, Manufacture and Commercialization obligations;

(iii) If Celgene has made the election set forth in Section 14.4(b)(i)(B), the license granted by Vividion to Celgene in Section 8.1 shall convert to an exclusive, irrevocable, non-terminable license, with the right to grant sublicenses; provided that, notwithstanding Section 9.3, (A) Celgene shall be solely responsible for all payments owed to any Third Party licensors (without any right to offset any such amounts against royalties payable to Vividion hereunder) and (B) Celgene shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in each case ((A) and (B)), solely with respect to Celgene’s exercise of such rights.

(iv) If Celgene has made the election set forth in Section 14.4(b)(i)(B), the rights of Vividion in Article X (other than Section 10.1) shall be terminated and Vividion shall, if applicable, provide reasonable assistance to Celgene and cooperation in connection with the transition of Prosecution and enforcement responsibilities to Celgene with respect to Vividion Patents, including execution of such documents as may be necessary to effect such transition.

(v) If Celgene has made the election set forth in Section 14.4(b)(i)(A), separate transitional activities shall be undertaken with respect to any Companion Diagnostic(s) to ensure that the appropriate Regulatory Approvals, Regulatory Documentation, Manufacturing Technology or other Know-How or Patents necessary for the Development, Manufacture or Commercialization of such Companion Diagnostic(s) shall be transferred to Vividion to the same extent as Regulatory Approvals, Regulatory Documentation, Manufacturing Technology or other Know-How or Patents otherwise associated with such Licensed Products are transferred.

(c) In the case of any termination of this Agreement, if any Clinical Trials are then being conducted at the time of such termination with respect to any Licensed Product, the Parties hereby agree (i) to reasonably cooperate in the completion of any such Clinical Trials, and (ii) notwithstanding anything to the contrary contained herein, to grant to the Party that retains global Commercialization rights to such Licensed Product following such termination (A) free of charge, copies of and a Right of Reference or Use to all Licensed Product Data that is Controlled by such Party and generated pursuant to such Clinical Trials that are relevant to or necessary to address issues relating to: (1) the safety of such Licensed Product in the Territory, including data that is related to adverse effects experienced with such Licensed Product or (2) all activities relating to CMC regarding such Licensed Product and in each of (1) and (2), that are required to be reported or made available to Regulatory Authorities in the Territory, when and as such data become available, and (B) copies of and a Right of Reference or Use to all Licensed Product Data (other than the Licensed Product Data referred to in subclause (A) above) that is Controlled by such Party and generated pursuant to such Clinical Trials that are relevant to or necessary to address the Development and Commercialization of such Licensed Product promptly following the generation of such Licensed Product Data if, but only if, as to such Licensed Product Data described in this subclause (B), such Party that retains global Commercialization rights to such Licensed Product following such termination promptly pays for all Development costs incurred following any such termination of this Agreement with respect to such Clinical Trials. For purposes of this Section 14.4(c), “Licensed Product Data” means all relevant Data included in the Know-How Controlled by either Party in relation to Licensed Products for use in the Field either: (x) as of the Execution Date; or (y) generated from the applicable Clinical Trials.

(d) Survival. Upon any termination or expiration of this Agreement, unless otherwise specified in this Agreement and except for any rights or obligations that have accrued prior to the effective date of termination or expiration, all rights and obligations of each Party under this Agreement shall terminate in whole or with respect to the terminated Licensed Product(s), as the case may be; provided, however, that Section 2.2, Section 8.7, Section 8.8, Section 9.2(c), Section 9.4, Section 9.5, Section 9.6, Section 9.7, Section 9.8, Section 9.9, Section 9.10, Section 10.1, Section 11.5, Section 11.6, Section 12.5, Section 13.1, Section 13.2, Section 13.3, Section 13.4, Section 14.4, and Sections 15.2-15.17, as well as any other provision which by its terms or by the context thereof is intended to survive, shall survive any such termination or expiration of this Agreement.

(e) Equitable Relief. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

(f) Accrued Liabilities. Except as otherwise specifically provided herein, termination of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. In addition, termination of this Agreement shall not terminate provisions which provide by their respective terms for obligations or undertakings following the expiration of the term of this Agreement.

(g) Relationship to Other Agreements. Termination or expiration of this Agreement shall not affect in any way the terms or provisions of the Master Agreement or any other then-existing executed Development & Commercialization Agreement.

Article XV.

Miscellaneous

Section 15.1 Dispute Resolution. The Parties agree that any disputes arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement (each, a “Dispute”) shall first be presented to the Parties’ respective Executive Officers for resolution. If the Parties are unable to resolve a given dispute pursuant to this Section 15.1 after discussions between the Executive Officers within ten (10) Business Days after referring such dispute to the Executive Officers, either Party may, at its sole discretion, seek resolution of such matter in accordance with Section 15.2.

Section 15.2 Submission to Court for Resolution. Subject to Section 15.1, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts located in the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.6 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court. Notwithstanding anything to the contrary in this Section 15.2, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in any court of competent jurisdiction, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

Section 15.3 Governing Law. This Agreement and all questions regarding its validity or interpretation, or the performance or breach of this Agreement, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of laws principles.

Section 15.4 Assignment.

(a) Generally. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (i) an Affiliate of such Party or (ii) a Third Party that acquires, by or otherwise in connection with, merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates; provided that the assignee agrees in writing to assume all of the assigning Party’s obligations under this Agreement. The assigning Party will remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned.

(b) In the event the Implementation Date for this Agreement has not occurred within [***] days following the Execution Date, Celgene shall be entitled to assign this Agreement to any pharmaceutical company or any Affiliate thereof if required by any Antitrust Law; provided that, the right to assign set forth in this Section 15.4(b) shall not apply if a breach by Celgene of its obligations under Section 8.6(a) is a material cause of the failure to obtain clearance under Antitrust Laws.

(c) All Other Assignments Null and Void. The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 15.4 will be null and void ab initio.

(d) Change of Control. Notwithstanding anything to the contrary in this Agreement, with respect to any intellectual property rights controlled by the acquiring party or its Affiliates (if other than one of the Parties to this Agreement or any Affiliate of a Party immediately before such Change of Control) involved in any Change of Control of either Party, such intellectual property rights shall not be included in the technology and intellectual property rights licensed to the other Party hereunder to the extent held by such acquirer or its Affiliates (other than the relevant Party to this Agreement or any Affiliate of a Party immediately before such Change of Control) prior to such transaction, or to the extent such technology is developed outside the scope of activities conducted with respect to the Collaboration, Licensed Products, or related Companion Diagnostics. The Vividion Intellectual Property and the Celgene Intellectual Property shall exclude any intellectual property owned or controlled by a permitted assignee or successor and not developed in connection with the Collaboration, Licensed Products, or related Companion Diagnostics, Developed, Manufactured or Commercialized pursuant to this Agreement or the Master Agreement.

Section 15.5 Force Majeure. If the performance of any part of this Agreement by a Party is prevented, restricted, interfered with or delayed by an occurrence beyond the control of such Party (and which did not occur as a result of such Party’s financial condition, negligence or fault), including fire, earthquake, flood, embargo, power shortage or failure, acts of war or terrorism, insurrection, riot, lockout or other labor disturbance, governmental acts or orders or restrictions, acts of God (for the purposes of this Agreement, a “force majeure event”), such Party shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

Section 15.6 Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and shall be sufficient if: (a) personally delivered; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by express courier service providing evidence of receipt and postage prepaid where applicable; or (d) sent by facsimile transmission (receipt verified and a copy promptly sent by another permissible method of providing notice described in clauses (a), (b) or (c) above), to the address for a Party set forth below, or such other address for a Party as may be specified in writing by like notice:

To Vividion: Vividion Therapeutics, Inc. 3565 General Atomics Ct., Suite 100 San Diego, CA 92121 Attention: Chief Executive Officer Telephone:	To Celgene: Celgene Corporation 86 Morris Avenue Summit, NJ 07901 Attention: Senior Vice President Business Development Telephone: Facsimile:
With a copy to: Vividion Therapeutics, Inc. 3565 General Atomics Ct., Suite 100 San Diego, CA 92121 Attention: Legal Department Telephone:	With a copy to: Celgene Corporation 86 Morris Avenue Summit, NJ 07901 Attention: Legal Department Telephone: Facsimile:
and WilmerHale 60 State Street Boston, MA 02109 Attention: Steven D. Singer Steven D. Barrett Telephone: Facsimile:	and Dechert LLP 1900 K St. NW Washington, DC 20006 Attention: David E. Schulman Telephone: Facsimile:

Any such notices shall be effective upon receipt by the Party to whom it is addressed.

Section 15.7 Waiver. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of either Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to thereafter enforce such provision. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

Section 15.8 Severability. If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. If the Parties cannot agree upon a substitute provision, the invalid, illegal or unenforceable provision of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provision.

Section 15.9 Entire Agreement. This Agreement (including the Exhibits attached hereto), together with the Master Agreement and the CCB Program MTA, constitutes the entire agreement between the Parties relating to its subject matter, and supersedes all prior and contemporaneous agreements, representations or understandings, either written or oral, between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein.

Section 15.10 Modification. No modification, amendment or addition to this Agreement, or any provision hereof, shall be effective unless reduced to writing and signed by a duly authorized representative of each Party. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each Party.

Section 15.11 Independent Contractors; No Intended Third Party Beneficiaries. This Agreement is not intended nor shall be deemed or construed to create any relationship of employer and employee, agent and principal, partnership, or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, nor to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder, (a) except for the indemnitees identified in Section 13.1 and Section 13.2, and (b) except for any licensor under any Existing Third Party Agreement.

Section 15.12 Interpretation; Construction. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement, unless the context requires otherwise, (a) the words “including,” “include,” “includes,” “such as” and “e.g.” shall be deemed to be followed by the phrase “without limitation” or like expression, whether or not followed by the same; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) the word “or” is used in the inclusive sense that is typically associated with the phrase “and/or”; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (g) all references to “dollars” or “$” herein shall mean U.S. Dollars and (h) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

Section 15.13 Performance by Affiliates. A Party may perform any obligation this Agreement imposes on such Party through any of such Party’s Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

Section 15.14 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a claim or defense with respect to the formation of a contract, and each Party forever waives any such claim or defense, except to the extent that such claim or defense relates to lack of authenticity.

Section 15.15 HSR Clearance; Cooperation. For the avoidance of doubt, the Parties shall continue to comply with Section 3.2 of the Master Agreement.

Section 15.16 Equitable Relief. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

Section 15.17 Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

VIVIDION THERAPEUTICS, INC.

By:

Name:

Title:

CELGENE CORPORATION

By:

Name:

Title:

Exhibit A

Licensed Target, Licensed Compound(s) and Licensed Program

A-1

Exhibit B

Vividion Patents and Celgene License Collaboration Patents

Vividion Patents

(as of the Execution Date)

Celgene License Collaboration Patents

(as of the Execution Date)

B-1

Exhibit C

Existing Third Party Agreements

[Parties to identify each applicable Existing Third Party Agreement referenced in the Opt-In Data Package and each provision thereof that must be included in this Agreement, including for Third Party Programs and Third Party Licenses]

C-1

Schedule 12.2(i)

Patents

APPENDIX B-2

FORM OF E3 LIGASE BINDER PROGRAM LICENSE AGREEMENT

[Appendix B-2]-1

APPENDIX C

FORM OF CCB PROGRAM MTA

Appendix C-1

APPENDIX D

FORM OF COMMON INTEREST AGREEMENT

Appendix D-1

APPENDIX E

FORM OF PRESS RELEASE

Appendix E-1

APPENDIX F

FORM OF E3 LIGASE BINDER PROGRAM MTA

Appendix F-1

SCHEDULE 1.1.32

DATA

1.1.32-1

SCHEDULE 1.1.34

DEAL E3 LIGASES

1.1.34-1

SCHEDULE 1.1.35

DEAL TARGETS

1.1.35-1

SCHEDULE 1.1.56

FUNCTIONAL PHENOTYPIC ASSAY SIMILARITY CRITERIA

1.1.56-1

SCHEDULE 1.1.91

PUBLICATION GUIDELINES

1.1.91-1

SCHEDULE 9.2.9

VIVIDION PATENTS

9.2.9-1